Exhibit 99.1
The Annual Report on Form 10-K for the year ended December 31, 2016 (the “2016 Annual Report”) is being revised as follows to reflect the impact of the separation of Brighthouse Financial, Inc. and its subsidiaries ("Brighthouse") through a distribution of 96,776,670 shares of Brighthouse Financial, Inc. common stock to the MetLife, Inc. common shareholders on August 4, 2017 (the “Separation”) as described in Item 8.01 of this Current Report on Form 8-K:

•
the information set forth under the heading “Part II, Item 6. Selected Financial Data” in the 2016 Annual Report is replaced in its entirety by the information set forth below in this Exhibit 99.1 under the heading of “Part II, Item 6. Selected Financial Data.”

•
the information set forth under the heading “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2016 Annual Report is replaced in its entirety by the information set forth below in this Exhibit 99.1 under the heading of “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•
the information set forth under the heading “Part II, Item 7A. Quantitative and Qualitative Disclosures About Market Risk” in the 2016 Annual Report is replaced in its entirety by the information set forth below in this Exhibit 99.1 under the heading “Part II, Item 7A. Quantitative and Qualitative Disclosures About Market Risk.”

•
the information set forth under the heading “Part II, Item 8. Financial Statements and Supplementary Data” in the 2016 Annual Report is replaced in its entirety by the information set forth below in this Exhibit 99.1 under the heading “Part II, Item 8. Financial Statements and Supplementary Data.”

Other than as set forth herein, the 2016 Annual Report remains unchanged. Those sections of the 2016 Annual Report which have not been revised as set forth herein are not materially impacted by the actions taken by MetLife, Inc. described in this Current Report on Form 8-K. Information in the 2016 Annual Report is generally stated as of December 31, 2016 and this filing does not reflect any subsequent information or events other than the changes described above. Without limitation of the foregoing, this filing does not purport to update the Management’s Discussion and Analysis of Financial Condition and Results of Operations, including the Consolidated Company Outlook, contained in the 2016 Annual Report for any information, uncertainties, transactions, risks, events or trends occurring, or known to management, other than the events described above. More recent information, including Risk Factors and the Note Regarding Forward-Looking Statements, is contained in MetLife, Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 (the “Quarterly Report on Form 10-Q”) and other filings made by MetLife, Inc. with the SEC. Accordingly, this Current Report on Form 8-K should be read in conjunction with the 2016 Annual Report, the Quarterly Report on Form 10-Q and other filings made by MetLife, Inc. with the SEC.

Part II
Item 6. Selected Financial Data
The following selected financial data has been derived from the Company’s audited consolidated financial statements which have been updated as described in Item 8.01 of this Current Report on Form 8-K as well as from the Consolidated Financial Statements and Financial Statement Schedules included within Item 8 of Part II of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (the “2016 Annual Report”), as updated by Exhibit 99.1 to this Current Report on Form 8-K. The statement of operations data for the years ended December 31, 2016, 2015 and 2014, and the balance sheet data at December 31, 2016 and 2015 have been derived from the Company’s audited consolidated financial statements included as Exhibit 99.1 to this Current Report on Form 8-K. The statement of operations data for the years ended December 31, 2013 and 2012, and the balance sheet data at December 31, 2014, 2013 and 2012 have been derived from the Company’s consolidated financial statements not included herein. The selected financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as included in the 2016 Annual Report, which has been updated by Item 7 of Part II of this Current Report on Form 8-K.

	Years Ended December 31,
	2016	2015	2014	2013	2012
	(In millions)
Statement of Operations Data
Revenues
Premiums	$37,202	$36,403	$36,970	$36,222	$36,174
Universal life and investment-type product policy fees	5,482	5,570	5,824	5,381	4,789
Net investment income	16,790	16,243	18,158	18,956	18,709
Other revenues	1,685	1,927	1,962	1,834	1,832
Net investment gains (losses)	305	646	338	198	(543)
Net derivative gains (losses)	(874)	545	722	(1,475)	163
Total revenues	60,590	61,334	63,974	61,116	61,124

Expenses
Policyholder benefits and claims	36,316	35,102	35,393	34,239	33,952
Interest credited to policyholder account balances	5,176	4,415	5,726	6,881	6,392
Policyholder dividends	1,223	1,356	1,353	1,236	1,346
Goodwill impairment	—	—	—	—	1,473
Other expenses	13,735	14,753	14,619	15,074	15,793
Total expenses	56,450	55,626	57,091	57,430	58,956
Income (loss) from continuing operations before provision for income tax	4,140	5,708	6,883	3,686	2,168
Provision for income tax expense (benefit)	666	1,700	1,936	687	546
Income (loss) from continuing operations, net of income tax	3,474	4,008	4,947	2,999	1,622
Income (loss) from discontinued operations, net of income tax	(2,670)	1,314	1,389	394	(260)
Net income (loss)	804	5,322	6,336	3,393	1,362
Less: Net income (loss) attributable to noncontrolling interests	4	12	27	25	38
Net income (loss) attributable to MetLife, Inc.	800	5,310	6,309	3,368	1,324
Less: Preferred stock dividends	103	116	122	122	122
Preferred stock repurchase premium	—	42	—	—	—
Net income (loss) available to MetLife, Inc.’s common shareholders	$697	$5,152	$6,187	$3,246	$1,202

	Years Ended December 31,
	2016	2015	2014	2013	2012
EPS Data (1)
Income (loss) from continuing operations, net of income tax, available to MetLife, Inc.’s common shareholders per common share:
Basic	$3.06	$3.43	$4.25	$2.58	$1.37
Diluted	$3.04	$3.40	$4.20	$2.55	$1.36
Income (loss) from discontinued operations, net of income tax, per common share:
Basic	$(2.43)	$1.18	$1.23	$0.36	$(0.25)
Diluted	$(2.41)	$1.17	$1.22	$0.36	$(0.24)
Net income (loss) available to MetLife, Inc.’s common shareholders per common share:
Basic	$0.63	$4.61	$5.48	$2.94	$1.12
Diluted	$0.63	$4.57	$5.42	$2.91	$1.12
Cash dividends declared per common share	$1.575	$1.475	$1.325	$1.010	$0.740

	December 31,
	2016	2015	2014	2013	2012
	(In millions)
Balance Sheet Data
Assets of disposed subsidiary	$216,983	$216,437	$219,951	$225,226	$223,464
Separate account assets	$195,578	$187,152	$194,072	$192,763	$125,148
Total assets	$898,764	$877,933	$902,337	$886,825	$839,048
Policyholder liabilities and other policy-related balances (2)	$355,526	$342,279	$349,845	$347,281	$362,091
Short-term debt	$242	$100	$100	$175	$100
Long-term debt	$16,441	$17,936	$16,108	$17,153	$16,462
Collateral financing arrangements	$1,274	$1,342	$1,399	$1,399	$1,399
Junior subordinated debt securities	$3,169	$3,194	$3,193	$3,193	$3,192
Liabilities of disposed subsidiary	$202,707	$204,374	$208,406	$215,702	$210,778
Separate account liabilities	$195,578	$187,152	$194,072	$192,763	$125,148
Accumulated other comprehensive income (loss)	$5,347	$4,771	$10,649	$5,104	$11,397
Total MetLife, Inc.’s stockholders’ equity	$67,309	$67,949	$72,053	$61,553	$64,453
Noncontrolling interests	$171	$470	$507	$543	$384

	Years Ended December 31,
	2016	2015	2014	2013	2012
Other Data (3)
Return on MetLife, Inc.’s common stockholders’ equity	1.0%	7.5%	9.4%	5.4%	2.0%
__________________

(1)
For the year ended December 31, 2012, all shares related to the assumed issuance of shares in settlement of the applicable stock purchase contracts relating to previously issued common equity units have been excluded from the calculation of diluted earnings per common share, as these assumed shares are anti-dilutive.

(2)
Policyholder liabilities and other policy-related balances include future policy benefits, policyholder account balances, other policy-related balances, policyholder dividends payable and the policyholder dividend obligation.

(3)	Return on MetLife, Inc.’s common stockholders’ equity is defined as net income (loss) available to MetLife, Inc.’s common shareholders divided by MetLife, Inc.’s average common stockholders’ equity.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Index to Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements and Other Financial Information
For purposes of this discussion, “MetLife,” the “Company,” “we,” “our” and “us” refer to MetLife, Inc., a Delaware corporation incorporated in 1999, its subsidiaries and affiliates. Following this summary is a discussion addressing the consolidated results of operations and financial condition of the Company for the periods indicated. This discussion should be read in conjunction with “Note Regarding Forward-Looking Statements,” “Risk Factors,” “Selected Financial Data,” “Quantitative and Qualitative Disclosures About Market Risk” and the Company’s consolidated financial statements included elsewhere herein.
This Management’s Discussion and Analysis of Financial Condition and Results of Operations may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning, or are tied to future periods, in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results. Any or all forward-looking statements may turn out to be wrong. Actual results could differ materially from those expressed or implied in the forward-looking statements. See “Note Regarding Forward-Looking Statements.”
This Management’s Discussion and Analysis of Financial Condition and Results of Operations includes references to our performance measures, operating earnings and operating earnings available to common shareholders, that are not based on GAAP. These measures are used by management to evaluate performance and allocate resources. Consistent with GAAP guidance for segment reporting, operating earnings is also our GAAP measure of segment performance. Operating earnings and other financial measures based on operating earnings are also the measures by which senior management’s and many other employees’ performance is evaluated for the purposes of determining their compensation under applicable compensation plans. Operating earnings and other financial measures based on operating earnings allow analysis of our performance relative to our business plan and facilitate comparisons to industry results. Forward-looking guidance provided on a non-GAAP basis cannot be reconciled to the most directly comparable GAAP measures on a forward-looking basis because net income may fluctuate significantly if net investment gains and losses and net derivative gains and losses move outside of estimated ranges. See “— Non-GAAP and Other Financial Disclosures” for definitions and a discussion of these measures, and “— Results of Operations” for reconciliations of historical non-GAAP financial measures to the most directly comparable GAAP measures.

Executive Summary
Overview
MetLife is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management. MetLife is organized into five segments: U.S.; Asia; Latin America; EMEA; and MetLife Holdings. In addition, the Company reports certain of its results of operations in Corporate & Other. See “Business — Segments and Corporate & Other” and Note 2 of the Notes to the Consolidated Financial Statements for further information on the Company’s segments and Corporate & Other. Management continues to evaluate the Company’s segment performance and allocated resources and may adjust related measurements in the future to better reflect segment profitability.
On August 4, 2017, MetLife, Inc. completed the separation of Brighthouse Financial, Inc. and its subsidiaries (“Brighthouse”) through a distribution of 96,776,670 shares of Brighthouse Financial, Inc. common stock to the MetLife, Inc. common shareholders (the “Separation”). MetLife, Inc. retained the remaining ownership interest of 22,996,436 shares, or 19.2%, of Brighthouse Financial, Inc. common stock outstanding. The Separation resulted in the elimination of the Brighthouse Financial segment. The results of Brighthouse are reflected in the Company’s consolidated financial statements as discontinued operations and, therefore, are presented as assets and liabilities of disposed subsidiary on the consolidated balance sheets and income (loss) from discontinued operations on the consolidated statements of operations. Prior period results have been revised to reflect discontinued operations, which are reported in Corporate & Other. The reporting of discontinued operations had no impact on total consolidated assets or liabilities or on total consolidated net income (loss) for any of the periods presented. See “— Acquisitions and Dispositions — 2017 Disposition — Separation of Brighthouse” and Note 3 of the Notes to the Consolidated Financial Statements for further information.
Current Year Highlights
During the year ended December 31, 2016, overall sales increased compared to the year ended December 31, 2015, reflecting an increase in sales of our Retirement and Income Solutions business, partially offset by declines in our life and annuity products due to the discontinued marketing of these products in connection with the Separation. In addition, while positive net flows drove an increase in our investment portfolio, yields declined as a result of low interest rates, volatile equity markets, and foreign currency fluctuations.
The significant decline in net income for the year ended December 31, 2016 compared to 2015 was primarily attributable to an unfavorable change in income (loss) from discontinued operations, net of income tax. The majority of the loss from discontinued operations in 2016 was due to a significant amount of derivative losses, primarily as a result of the impact of Brighthouse’s annual actuarial assumption review. Also, asymmetrical and non-economic accounting resulted from derivative losses on non-qualifying hedges, driven by changes in interest rates, foreign currencies and equity markets. In addition, our results for 2016 reflected unfavorable reserve adjustments resulting from modeling improvements in the reserving process.

The following represents segment level results and percentage contributions to total segment level operating earnings available to common shareholders for the year ended December 31, 2016:
_______________
(1) Excludes Corporate & Other operating loss available to common shareholders of $608 million.
(2) Consistent with GAAP guidance for segment reporting, operating earnings is our GAAP measure of segment performance. See “— Non-GAAP and Other Financial Disclosures.”

Year Ended December 31, 2016 Compared with the Year Ended December 31, 2015

Consolidated Results – Highlights
Net income (loss) available to MetLife, Inc.’s common shareholders down $4.5 billion:

		•	Income (loss) from discontinued operations, net of income tax, down $4.0 billion

		•	Unfavorable change in net derivative gains (losses) of $1.4 billion ($922 million, net of income tax) primarily driven by the impact of our variable annuity hedging program

		•	Unfavorable change in net investment gains (losses) of $341 million ($222 million, net of income tax)

		•	Operating earnings available to common shareholders up $97 million

		•	Results for 2016 include the financial impact of converting the Company’s Japan operations to calendar year-end reporting without retrospective application of this change to prior years

(1) See “— Results of Operations — Consolidated Results” and “— Non-GAAP and Other Financial Disclosures” for reconciliations and definitions of non-GAAP financial measures.
Consolidated Results - Operating Highlights
Operating earnings available to common shareholders up $97 million:
•
Results of operations impacted by: (i) higher net investment income from portfolio growth; (ii) lower tax and related interest expense; (iii) lower investment yields; (iv) refinements made to DAC and certain insurance-related liabilities; (v) unfavorable underwriting; (vi) the impact of affiliated reinsurance activity; and (vii) the impact of our annual actuarial assumption review.

•	Our 2016 results included the following:
	•	unfavorable reserve adjustments of $65 million, net of income tax, resulting from modeling improvements in the reserving process
	•	a $44 million, net of income tax, charge related to an adjustment to reinsurance receivables in Australia
	•	tax benefit of $25 million related to a change in tax rate in Japan, which includes a benefit of $20 million that pertains to prior periods
	•	tax charge in Chile of $12 million as a result of tax reform legislation, which includes a charge of $10 million that pertains to prior periods
•	Our 2015 results included the following:
•
a $557 million tax charge and a $362 million ($235 million, net of income tax) charge for interest on uncertain tax positions that were recorded under accounting guidance for the recognition of tax uncertainties related to the U.S. tax treatment of taxes paid by a wholly-owned U.K. investment subsidiary of MLIC

	•	$183 million of tax benefits related to (i) restructuring in Chile; (ii) a change in tax rate in Japan; (iii) the repatriation of earnings from Japan; and (iv) the devaluation of the peso in Argentina
For a more in-depth discussion of our consolidated results, see “— Results of Operations — Consolidated Results” and “— Results of Operations — Consolidated Results — Operating.”

Year Ended December 31, 2015 Compared with the Year Ended December 31, 2014

Consolidated Results - Highlights
Net income (loss) available to MetLife, Inc.’s common shareholders down $1.0 billion:

• Operating earnings available to common shareholders down $1.0 billion

•
Unfavorable change in net derivative gains (losses) of $177 million ($115 million, net of income tax) driven by an unfavorable change in interest rates, partially offset by a favorable change in foreign currencies

• Favorable change in net investment gains (losses) of $308 million ($200 million, net of income tax)

• Includes a tax benefit in Japan of $174 million in 2015

(1) See “— Results of Operations — Consolidated Results” and “— Non-GAAP and Other Financial Disclosures” for reconciliations and definitions of non-GAAP financial measures.
Consolidated Results - Operating Highlights
Operating earnings available to common shareholders down $1.0 billion:
•
Results of operations impacted by: (i) lower investment yields; (ii) less favorable underwriting; (iii) unfavorable impact from our annual actuarial assumption review; (iv) higher net investment income from portfolio growth; and (v) additional items described below.

•	Our 2015 results also included the following:
•
$557 million tax charge and a $362 million ($235 million, net of income tax) charge for interest on uncertain tax positions recorded under accounting guidance for the recognition of tax uncertainties related to the U.S. tax treatment of taxes paid by a wholly-owned U.K. investment subsidiary of MLIC

	•	$183 million of tax benefits related to (i) restructuring in Chile; (ii) a change in tax rate in Japan; (iii) the repatriation of earnings from Japan; and (iv) the devaluation of the peso in Argentina
•	Our 2014 results also included the following:
	•	$42 million, net of income tax, of favorable reserve adjustments related to disability premium waivers in the life businesses in our MetLife Holdings segment
	•	$117 million, net of income tax, increase in the litigation reserve related to asbestos
	•	Charge of $57 million, net of income tax, related to delayed settlement interest on unclaimed funds held by state governments in the life business
	•	Charges totaling $57 million, net of income tax, related to a settlement of a licensing matter with the NYDFS and the District Attorney, New York County
	•	Net tax charge of $9 million related to: (i) charge related to a tax reform bill in Chile; and (ii) benefit related to the filing of the Company’s U.S. federal tax return
For a more in-depth discussion of our consolidated results, see “— Results of Operations — Consolidated Results” and “— Results of Operations — Consolidated Results — Operating.”

Consolidated Company Outlook
As evidenced by the completion of the Separation, we remain committed to Accelerating Value and our refreshed enterprise strategy, the center of which is One MetLife. Digital and simplified are the key enablers of our strategic initiatives which include (i) optimizing value and risk by prioritizing businesses with high internal rates of return, lower capital intensity, and maximum cash generation, (ii) driving operational excellence, by becoming a high-performance operating company with a competitive cost structure, (iii) transforming our distribution channels to drive efficiency and productivity through digital enablement and improved customer persistency, and (iv) undertaking a targeted approach to find the right solutions for the right customers through the commitment to creating differentiated customer value propositions. This new enterprise strategy will enhance our ability to focus on the right markets, build clear differentiators, and continue to make the right investments to deliver shareholder value.
We expect post-Separation MetLife operating earnings to grow in 2018 driven by both business growth and expense discipline, and to be significantly less sensitive to interest rates. Notably, the Separation has made MetLife a more globally diversified company; we expect MetLife will generate over 40% of its operating earnings from outside the United States in 2018 and that percentage should continue to grow over time.
We expect to have cash commitments of between $1.0 billion and $2.0 billion over the two-year period of 2017 and 2018 relating to liability management transactions, including the repayment of certain debt maturities. In addition, we plan to maintain a liquidity buffer of $3.0 to $4.0 billion of liquid assets at the holding companies.
Assuming interest rates follow the observable forward yield curves as of December 31, 2016, we expect the average ratio of free cash flow to operating earnings over the two-year period of 2017 and 2018, excluding the impact of the Separation, to be 65% to 75%. This expectation reflects our unit cost improvement program and the related initiative to invest $1.0 billion by 2020 to generate $800 million pre-tax run rate annual savings, net of stranded overhead. We believe that free cash flow is a key determinant of dividends and share repurchases.
When making these and other projections, we must rely on the accuracy of our assumptions about future economic and business conditions, which can be affected by known and unknown risks and other uncertainties. Our assumptions have been and will continue to be impacted by (i) regulatory uncertainty regarding capital requirements that would have been applicable to MetLife, Inc. as a result of the FSOC’s former designation of MetLife, Inc. as a non-bank systemically important financial institution (“non-bank SIFI”), which, among other things, impacted the level of our share repurchases, (ii) lower investment margins (primarily in the United States) as a result of the sustained low interest rate environment, (iii) lower than anticipated merger and acquisition activity, and (iv) the effect on our foreign operations of the strengthening of the U.S. dollar. See “— Acquisitions and Dispositions — 2017 Disposition — Separation of Brighthouse” for information regarding the Separation and “— Acquisitions and Dispositions — 2016 Disposition” for information on the U.S. Retail Advisor Force Divestiture. See “— Other Key Information — Non-Bank SIFI” for the status of court proceedings relating to MetLife, Inc.’s challenge to the FSOC’s former designation of it as a non-bank SIFI.

Other Key Information
Basis of Presentation
Consolidation
Prior to January 1, 2016, certain international subsidiaries had a fiscal year cutoff of November 30th. Accordingly, the Company’s consolidated financial statements reflect the assets and liabilities of such subsidiaries as of November 30, 2015 and the operating results of such subsidiaries for the years ended November 30, 2015 and 2014. Effective January 1, 2016, the Company converted its Japan operations to calendar year-end reporting. The elimination of a one-month reporting lag of a subsidiary is considered a change in accounting principle and requires retrospective application. While the Company believes that eliminating the lag in the reporting of its Japan operations was preferable in order to consistently reflect events, economic conditions and global trends on the financial statements, the Company determined that it was impracticable to apply the effects of the lag elimination to financial reporting periods prior to January 1, 2015. The effect of not retroactively applying this change in accounting, however, was not material to the 2015 or 2016 consolidated financial statements. Therefore, the Company reported the cumulative effect of the change in accounting principle in net income for the year ended December 31, 2016 and did not retrospectively apply the effects of this change to prior periods. See Note 2 of the Notes to the Consolidated Financial Statements.
Discontinued Operations
As previously discussed, the results of Brighthouse are reflected in the Company’s consolidated financial statements as discontinued operations. Prior period results have been revised to reflect discontinued operations, which are reported in Corporate & Other. See “— Overview” and Note 3 of the Notes to the Consolidated Financial Statements for information on discontinued operations and transactions with Brighthouse.
Non-Bank SIFI
On December 18, 2014, the FSOC designated MetLife, Inc. as a non-bank SIFI subject to regulation by the Federal Reserve and the FDIC, as well as to enhanced supervision and prudential standards. On March 30, 2016, the D.C. District Court ordered that the designation of MetLife, Inc. as a non-bank SIFI by the FSOC be rescinded. On April 8, 2016, the FSOC appealed the D.C. District Court’s order to the United States Court of Appeals for the District of Columbia, and oral argument was heard on October 24, 2016. If the FSOC prevails on appeal or designates MetLife, Inc. as systemically important as part of its ongoing review of non-bank financial companies, MetLife, Inc. could once again be subject to regulation as a non-bank SIFI. See “Business — Regulation — U.S. Regulation — Potential Regulation as a Non-Bank SIFI.”
Industry Trends
We continue to be impacted by the unstable global financial and economic environment that has been affecting the industry.
Financial and Economic Environment
Our business and results of operations are materially affected by conditions in the global capital markets and the economy generally. Stressed conditions, volatility and disruptions in global capital markets, particular markets, or financial asset classes can have an adverse effect on us, in part because we have a large investment portfolio and our insurance liabilities and derivatives are sensitive to changing market factors. See “Risk Factors — Economic Environment and Capital Markets-Related Risks — We Are Exposed to Significant Global Financial and Capital Markets Risks Which May Adversely Affect Our Results of Operations, Financial Condition and Liquidity, and May Cause Our Net Investment Income to Vary from Period to Period.” The impact on global capital markets and the economy generally of the transition occurring in the United States government and the priorities of the Trump Administration is uncertain. See “Risk Factors — Economic Environment and Capital Markets-Related Risks — If Difficult Conditions in the Global Capital Markets and the Economy Generally Persist, They May Materially Adversely Affect Our Business and Results of Operations.”
We have market presence in numerous countries and increased exposure to risks posed by local and regional economic conditions. See “Risk Factors — Risks Related to Our Business — Our International Operations Face Political, Legal, Operational and Other Risks, Including Exposure to Local and Regional Economic Conditions, That Could Negatively Affect Those Operations or Our Profitability.” Concerns about the political and/or economic stability in the U.K., Italy, Mexico, Turkey and Puerto Rico have recently contributed to global market volatility. See “— Investments — Current Environment — Selected Country Investments.” Events following the U.K.’s referendum on June 23, 2016 and the uncertainties, including foreign currency exchange risks, associated with its pending withdrawal from the EU, have also contributed to market volatility, both in the U.S. and beyond. These factors could contribute to weakening GDP growth, primarily in the U.K. and Europe. The magnitude and longevity of the potential negative economic impacts would depend on the detailed agreements reached by the U.K. and the EU as a result of the exit negotiations and negotiations regarding trade and other arrangements.

Central banks around the world have used monetary policy to combat global market volatility. For example, the European Central Bank continues to institute support measures, including quantitative easing, to lessen the risk of deflation, lower borrowing costs in the Euro zone and encourage corporations to issue more asset-backed securities. These measures, however, could affect the Euro exchange rate and have uncertain impacts on interest rates and risk markets. In Japan, the Japanese government and the Bank of Japan have implemented a coordinated strategy which includes the imposition of a negative rate on commercial bank deposits, continued government bond purchases and tax reform, including the lowering of the Japanese corporate tax rate and the delay until 2019 of an increase in the consumption tax to 10%. Going forward, Japan’s structural and demographic challenges may continue to limit its potential growth unless reforms that boost productivity are put into place. Japan’s high public sector debt levels are mitigated by low refinancing risks and its nominal yields on government debt have remained at a lower level than that of any other developed country. However, frequent changes in government have prevented policy makers from implementing fiscal reform measures to put public finances on a sustainable path. For information regarding actions taken by the Federal Reserve Board’s Federal Open Market Committee (“FOMC”) in the United States, see “ — Impact of a Sustained Low Interest Rate Environment.”
Impact of a Sustained Low Interest Rate Environment
As a global insurance company, we are affected by the monetary policy of central banks around the world, as well as the monetary policy of the Federal Reserve Board in the United States. The Federal Reserve Board has taken a number of actions in recent years to spur economic activity, including asset purchases and keeping interest rates low. However, in December 2015, the FOMC increased the federal funds rate for the first time in 10 years and raised it again at the December 2016 meeting. Further increases in the federal funds rate in the future may affect interest rates and risk markets in the U.S. and other developed and emerging economies. However, we cannot predict with certainty the effect of these programs and policies on interest rates or the impact on the pricing levels of risk-bearing investments at this time. See “— Investments — Current Environment.”
During periods of declining interest rates, we may have to invest insurance cash flows and reinvest the cash flows we received as interest or return of principal on our investments in lower yielding instruments. Moreover, borrowers may prepay or redeem the fixed income securities, mortgage loans and mortgage-backed securities in our investment portfolio with greater frequency in order to borrow at lower market rates. Therefore, some of our products expose us to the risk that a reduction in interest rates will reduce the difference between the amounts that we are required to credit on contracts in our general account and the rate of return we are able to earn on investments intended to support obligations under these contracts. This difference between interest earned and interest credited, or margin, is a key metric for the management of, and reporting for, many of our businesses.
Our expectations regarding future margins are an important component impacting the amortization of certain intangible assets such as DAC and VOBA. Significantly lower margins may cause us to accelerate the amortization, thereby reducing net income in the affected reporting period. Additionally, lower margins may also impact the recoverability of intangible assets such as goodwill, require the establishment of additional liabilities or trigger loss recognition events on certain policyholder liabilities. We review this long-term margin assumption, along with other assumptions, as part of our annual actuarial assumption review.
Mitigating Actions
The Company continues to be proactive in its investment and interest crediting rate strategies, as well as its product design and product mix. To mitigate the risk of unfavorable consequences from the low interest rate environment in the U.S., the Company applies disciplined asset/liability management (“ALM”) strategies, including the use of interest rate derivatives. In some cases, the Company has entered into offsetting positions as part of its overall ALM strategy and to reduce volatility in net income. Lowering interest crediting rates on some products, or adjusting the dividend scale on traditional products, can help offset decreases in investment margins on some products. Our ability to lower interest crediting rates could be limited by competition, requirements to obtain regulatory approval, or contractual guarantees of minimum rates and may not match the timing or magnitude of changes in asset yields. As a result, our margins could decrease or potentially become negative. We are able to limit or close certain products to new sales in order to manage exposures. Business actions, such as shifting the sales focus to less interest rate sensitive products, can also mitigate this risk. In addition, the Company is well diversified across product, distribution, and geography. Certain of our non-U.S. businesses, reported within our Latin America, EMEA, and Asia (exclusive of our Japan business) segments, which accounted for approximately 23% of our operating earnings in 2016, are not significantly interest rate or market sensitive; in particular, they do not have any direct sensitivity to U.S. interest rates. The Company’s primary exposure within these segments is insurance risk. We expect our non-U.S. businesses to grow faster than our U.S. businesses and, over time, to become a larger percentage of our total business. As a result of the foregoing, the Company expects to be able to substantially mitigate the negative impact of a sustained low interest rate environment in the U.S. on the Company’s profitability. Based on a near to intermediate term analysis of a sustained lower interest rate environment in the U.S., the Company anticipates operating earnings will continue to increase, although at a slower growth rate.

Low Interest Rate Scenario
In formulating economic assumptions for its insurance contract assumptions, the Company uses projections that it makes regarding interest rates. Included in these assumptions is the projection that the 10-year Treasury rate will rise from 2.45% at December 31, 2016 to 4.25% in 10 years, by 2026 and that 10-year yields will reach 2.73%, 2.93% and 3.08% by December 31, 2017, 2018 and 2019, respectively. Also included is the projection that the three-month LIBOR rate will move from 1.00% at December 31, 2016 to 1.55%, 1.95% and 2.22% by December 31, 2017, 2018 and 2019, respectively. The low interest rate scenario reflects an assumed constant 10-year Treasury rate of 1.50% and a constant three-month LIBOR rate of 0.65%, with the corresponding consensus of interest rate views and credit spreads (the “Low Interest Rate Scenario”).
The following summarizes the impact of the Low Interest Rate Scenario on our U.S. dollar and non-U.S. dollar denominated positions. In addition, we have included disclosure on the potential impact on 2017, 2018 and 2019 net income using the same Low Interest Rate Scenario on the mark-to-market of derivative positions that do not qualify as accounting hedges.
Below is a summary of the rates we used for the Low Interest Rate Scenario versus our business plan through 2019. These rates represent the most relevant short-term and long-term rates for our business plan.

	Years Ended December 31,
	2016		2017		2018		2019
	Low Interest Rate Scenario	Business Plan	Low Interest Rate Scenario	Business Plan	Low Interest Rate Scenario	Business Plan	Low Interest Rate Scenario	Business Plan
Three-month LIBOR	0.65%	1.00%	0.65%	1.55%	0.65%	1.95%	0.65%	2.22%
10-year U.S. Treasury	1.50%	2.45%	1.50%	2.73%	1.50%	2.93%	1.50%	3.08%
The Low Interest Rate Scenario assumes three-month LIBOR to be 0.65% and the 10-year U.S. Treasury rate to be 1.50% at December 31, 2016 and remain constant at those levels until December 31, 2019. We make similar assumptions for interest rates at other maturities, and hold this interest rate curve constant through December 31, 2019. In addition, in the Low Interest Rate Scenario, we assume credit spreads remain constant from December 2016 through the end of 2019 as compared to our business plan which assumes rising credit spreads through 2017 and thereafter remaining constant through the end of 2019. Further, we also include the impact of low interest rates on our pension and postretirement plan expenses. We allocate this impact across our segments and it is included in the segment discussion below. The discount rate used to value these plans is tied to high quality corporate bond yields. Accordingly, an extended low interest rate environment will result in increased pension and other postretirement benefit liabilities. However, these liabilities are offset by corresponding returns on the fixed income portfolio of pension and other postretirement benefit plan assets resulting in an overall decrease in expense.
Hypothetical Impact to Operating Earnings
Based on the above assumptions, we estimate an unfavorable combined long-term and short-term interest rate impact on our consolidated operating earnings from the Low Interest Rate Scenario of approximately $95 million in 2017, $125 million in 2018 and $165 million in 2019. Under the Low Interest Rate Scenario, our long-term businesses are negatively impacted by the larger gap between new money yields and the yield on assets rolling off the portfolio. However, there are positive offsets under the Low Interest Rate Scenario as short-term rates are much lower than the business plan rates and the yield curve is steeper than that of the business plan. For example, our securities lending business performs better than our business plan because it is driven by the slope of the yield curve rather than by the level of interest rates. In addition, derivative income is higher primarily due to our receiver swaps where we receive a fixed rate and pay a floating rate.
Hypothetical Impact to Our Mark-to-Market Derivative Positions
In addition to its impact on operating earnings, we estimated the effect of the Low Interest Rate Scenario on the mark-to-market of our derivative positions that do not qualify as accounting hedges. We applied the Low Interest Rate Scenario to these derivatives and compared the impact to that from interest rates in our business plan. We hold a significant position in long-duration receive-fixed interest rate swaps to hedge reinvestment risk. These swaps are most sensitive to the 30-year and 10-year swap rates and we recognize gains as rates drop and recognize losses as rates rise. This estimated impact on the derivative mark-to-market does not include that of our VA program derivatives as the impact of low interest rates in the freestanding derivatives would be largely offset by the mark-to-market in net derivative gains (losses) for the related embedded derivative.

Based on these additional assumptions, we estimate the combined long-term and short-term interest rate impact of the Low Interest Rate Scenario on the mark-to-market of our derivative positions that do not qualify as accounting hedges to be an increase in net income of $80 million in 2017, $65 million in 2018 and $35 million in 2019. See “— Results of Operations — Consolidated Results” for information regarding our actual gains and losses on the Company’s non-VA program derivatives due to interest rate changes which are included in net income.
Segments and Corporate & Other
The following discussion summarizes the impact of the above Low Interest Rate Scenario on the operating earnings of our segments, as well as Corporate & Other. See also “— Policyholder Liabilities — Policyholder Account Balances” for information regarding the account values subject to minimum guaranteed crediting rates.
U.S.
Group Benefits
In general, most of our group life insurance products in the U.S. segment are renewable term insurance and, therefore, have significant repricing flexibility. Interest rate risk arises mainly from minimum interest rate guarantees on retained asset accounts. These accounts have minimum interest crediting rate guarantees which range from 0.5% to 3.0%. All of these account balances are currently at their respective minimum interest crediting rates and we would expect to experience margin compression as we reinvest at lower interest rates. We have used interest rate derivatives to partially mitigate the risks of a sustained U.S. low interest rate environment. We also have exposure to interest rate risk in this business arising from our disability policy claim reserves. For these products, lower reinvestment rates cannot be offset by a reduction in liability crediting rates for established claim reserves. Group disability policies are generally renewable term policies. Rates may be adjusted on in-force policies at renewal based on the retrospective experience rating and current interest rate assumptions.
We estimate a favorable combined long-term and short-term interest rate impact on the operating earnings of our Group Benefits business from the Low Interest Rate Scenario of $5 million, $15 million and $20 million in 2017, 2018 and 2019, respectively.
Retirement and Income Solutions
Retirement and Income Solutions contains both short and long-duration products consisting of capital market products, pension risk transfers, structured settlements, and other benefit funding products. The majority of short- duration products are managed on a floating rate basis, which mitigates the impact of the low interest rate environment in the U.S. The long-duration products have very predictable cash flows and we have matched these cash flows through our ALM strategies. We also use interest rate swaps to help protect income in this segment against a low interest rate environment in the U.S. Based on the cash flow estimates, only a small component is subject to reinvestment risk. Reinvestment risk is defined for this purpose as the amount of reinvestment in 2017, 2018 and 2019 that would impact operating earnings due to reinvesting cash flows in the Low Interest Rate Scenario. For the long-duration business, $0.1 billion of the asset base in 2017 will be subject to reinvestment risk on an average asset base of $52.4 billion. In 2018 and 2019, none of the asset base will be subject to reinvestment risk on an average asset base of $54.0 billion and $54.7 billion, respectively.
We estimate an unfavorable combined long-term and short-term interest rate impact on operating earnings on our Retirement and Income Solutions business from the Low Interest Rate Scenario of $35 million, $65 million and $35 million in 2017, 2018 and 2019, respectively.
Property & Casualty
The product portfolio within Property & Casualty is primarily made up of six-month and annual term renewable policies, which allow for significant re-pricing flexibility with no policyholder benefits tied to interest rates. As a result, the interest rate risk for the Property & Casualty business is minimal, tied only to our portfolio reinvestment rates and our ability to offset the change of those rates through re-pricing efforts.
We estimate a combined long-term and short-term interest rate impact on operating earnings on our Property and Casualty business from the Low Interest Rate Scenario not to be material in 2017, and an unfavorable impact of $5 million and $10 million in 2018 and 2019, respectively.

Asia
Our Japan business offers traditional life insurance and accident & health products. To the extent the Japan life insurance portfolio is U.S. interest rate and LIBOR sensitive and we are unable to lower crediting rates to the customer, operating earnings will decline. We manage interest rate risk on our life products through a combination of product design features and ALM strategies.
We sell annuities in Japan which are predominantly single premium products with crediting rates set at the time of issue. This allows us to tightly manage product ALM, cash flows and net spreads, thus maintaining profitability.
We estimate an unfavorable combined long-term and short-term interest rate impact on the operating earnings of our Asia segment from the Low Interest Rate Scenario of $25 million, $65 million and $120 million in 2017, 2018 and 2019, respectively.
MetLife Holdings
Our interest rate sensitive life products include traditional and universal life products. Because the majority of our traditional life insurance business is participating, we can largely offset lower investment returns on assets backing our traditional life products through adjustments to the applicable dividend scale. In our universal life products, we manage interest rate risk through a combination of product design features and ALM strategies, including the use of interest rate derivative hedges. While we have the ability to lower crediting rates on certain in-force universal life policies to mitigate margin compression, such actions would be partially offset by increases in our liabilities related to policies with secondary guarantees.
In annuities, the impact on operating earnings from margin compression is concentrated in our deferred annuities where there are minimum interest rate guarantees. Under the Low Interest Rate Scenario, we assume that a larger percentage of customers will maintain their funds with us to take advantage of the attractive minimum guaranteed crediting rates and we expect to experience margin compression as we reinvest cash flows at lower interest rates. Partially offsetting this margin compression, we assume we will lower crediting rates on contractual reset dates for the portion of business that is not currently at minimum crediting rates. Additionally, we have various interest rate derivative positions to partially mitigate this risk.
Long-term care and retained assets accounts are interest rate sensitive. Long-term care reserves have exposure to lower reinvestment rates that cannot be offset by a reduction in liability crediting rates for established claim reserves. Long-term care policies are guaranteed renewable, and rates may be adjusted on a class basis with regulatory approval to reflect emerging experience. Our long-term care block is closed to new business. We review the discount rate assumptions and other assumptions associated with our long-term disability claim reserves no less frequently than annually and, with respect to interest rates, we set the discount rate on these reserves based on the prevailing interest rate environment at the time. Our retained asset accounts have minimum interest crediting rate guarantees which range from 0.5% to 4.0%, all of which are currently at their respective minimum interest crediting rates. While we expect to experience margin compression as we reinvest at lower rates, the interest rate derivatives held in this portfolio should partially mitigate this risk.
Reinvestment risk is defined for this purpose as the amount of reinvestment in 2017, 2018 and 2019 that would impact operating earnings due to reinvesting cash flows in the Low Interest Rate Scenario. For the life business, $3.3 billion, $2.7 billion and $2.5 billion in 2017, 2018 and 2019, respectively, of the asset base will be subject to reinvestment risk on an average asset base of $61.1 billion, $60.9 billion and $60.6 billion in 2017, 2018 and 2019, respectively. For our deferred annuities business, $1.3 billion, $0.8 billion, and $1.0 billion in 2017, 2018, and 2019, respectively, of the asset base will be subject to reinvestment risk on an average asset base of $18.1 billion, $17.8 billion and $17.4 billion in 2017, 2018 and 2019, respectively. For our long-term care portfolio, $0.7 billion, $0.5 billion and $0.5 billion of the asset base in 2017, 2018 and 2019, respectively, will be subject to reinvestment risk on an average asset base of $11.3 billion, $12.1 billion and $12.7 billion in 2017, 2018 and 2019, respectively.
We estimate an unfavorable combined long-term and short-term interest rate impact on the operating earnings of our MetLife Holdings segment from the Low Interest Rate Scenario of $10 million, $25 million and $50 million in 2017, 2018 and 2019, respectively.

Corporate & Other
Corporate & Other contains the surplus portfolios for the enterprise, the portfolios used to fund the capital needs of the Company and various reinsurance agreements. The surplus portfolios are subject to reinvestment risk; however, lower net investment income is significantly offset by lower interest expense on both fixed and variable rate debt. Under a lower interest rate environment, fixed rate debt is assumed to be either paid off when it matures or refinanced at a lower interest rate resulting in lower overall interest expense. Variable rate debt is indexed to the three-month LIBOR, which results in lower interest expense incurred.
We estimate an unfavorable combined long-term and short-term interest rate impact on the operating earnings of Corporate & Other from the Low Interest Rate Scenario of $30 million in 2017 and a favorable impact of $20 million and $30 million in 2018 and 2019, respectively.
Competitive Pressures
The life insurance industry remains highly competitive. The product development and product life cycles have shortened in many product segments, leading to more intense competition with respect to product features. Larger companies have the ability to invest in brand equity, product development, technology and risk management, which are among the fundamentals for sustained profitable growth in the life insurance industry. In addition, several of the industry’s products can be quite homogeneous and subject to intense price competition. Sufficient scale, financial strength and financial flexibility are becoming prerequisites for sustainable growth in the life insurance industry. Larger market participants tend to have the capacity to invest in additional distribution capability and the information technology needed to offer the superior customer service demanded by an increasingly sophisticated industry client base. We believe that the continued volatility of the financial markets, its impact on the capital position of many competitors, and subsequent actions by regulators and rating agencies have altered the competitive environment. In particular, we believe that these factors have highlighted financial strength as the most significant differentiator and, as a result, we believe the Company is well positioned to compete in this environment.
Regulatory Developments
In the United States, our life insurance companies are regulated primarily at the state level, with some products and services also subject to federal regulation. As life insurers introduce new and often more complex products, regulators refine capital requirements and introduce new reserving standards for the life insurance industry. Regulations recently adopted or currently under review can potentially impact the statutory reserve and capital requirements of the industry. In addition, regulators have undertaken market and sales practices reviews of several markets or products, including equity-indexed annuities, variable annuities and group products, as well as reviews of the utilization of affiliated captive reinsurers and offshore entities to reinsure insurance risks.
The regulation of the global financial services industry has received renewed scrutiny as a result of the disruptions in the financial markets. Significant regulatory reforms have been adopted and additional reforms proposed, and these or other reforms could be implemented. See “Business — Regulation,” “Risk Factors — Regulatory and Legal Risks — Our Insurance and Brokerage Businesses Are Highly Regulated, and Changes in Regulation and in Supervisory and Enforcement Policies May Reduce Our Profitability and Limit Our Growth,” “Risk Factors — Risks Related to Our Business — Our Statutory Life Insurance Reserve Financings May Be Subject to Cost Increases and New Financings May Be Subject to Limited Market Capacity,” and “Risk Factors — Regulatory and Legal Risks — Changes in U.S. Federal, State Securities and State Insurance Laws and Regulations May Affect Our Operations and Our Profitability.” For example, Dodd-Frank effected the most far-reaching overhaul of financial regulation in the United States in decades. The full impact of Dodd-Frank on us will depend on whether MetLife, Inc. again becomes subject to supervision and regulation as a non-bank SIFI, as well as the adoption and implementation of final rules for insurance non-bank SIFIs required or permitted by Dodd-Frank, a number of which remain to be completed. See “Risk Factors — Regulatory and Legal Risks — Our Insurance and Brokerage Businesses Are Highly Regulated, and Changes in Regulation and In Supervisory and Enforcement Policies May Reduce Our Profitability and Limit Our Growth” for information regarding the proposal by President Trump and the majority party to dismantle or roll back Dodd-Frank and the related Executive Order calling for a comprehensive review of Dodd-Frank.
Mortgage and Foreclosure-Related Exposures
MetLife no longer engages in the origination, sale and servicing of forward and reverse residential mortgage loans. See Note 21 of the Notes to the Consolidated Financial Statements for further information regarding our mortgage and foreclosure-related exposures.

Notwithstanding MetLife Bank’s exit from the origination and servicing businesses, MLHL remains obligated to repurchase loans or compensate for losses upon demand due to alleged defects by MetLife Bank or its predecessor servicers in past servicing of the loans and material representations made in connection with MetLife Bank’s sale of the loans. Reserves for representation and warranty repurchases and indemnifications were $34 million and $72 million at December 31, 2016 and 2015, respectively. Reserves for estimated future losses due to alleged deficiencies on loans originated and sold, as well as servicing of the loans including servicing acquired, are estimated based on unresolved claims and projected losses under investor servicing contracts where MetLife Bank’s past actions or inactions are likely to result in missing certain stipulated investor timelines. Reserves for servicing defects were $11 million and $31 million at December 31, 2016 and 2015, respectively. Management is satisfied that adequate provision has been made in the Company’s consolidated financial statements for those representation and warranty obligations that are currently probable and reasonably estimable.
Summary of Critical Accounting Estimates
The preparation of financial statements in conformity with GAAP requires management to adopt accounting policies and make estimates and assumptions that affect amounts reported on the Consolidated Financial Statements. For a discussion of our significant accounting policies, see Note 1 of the Notes to the Consolidated Financial Statements. The most critical estimates include those used in determining:

(i)	liabilities for future policy benefits and the accounting for reinsurance;
(ii)	capitalization and amortization of DAC and the establishment and amortization of VOBA;
(iii)	estimated fair values of investments in the absence of quoted market values;
(iv)	investment impairments;
(v)	estimated fair values of freestanding derivatives and the recognition and estimated fair value of embedded derivatives requiring bifurcation;
(vi)	measurement of goodwill and related impairment;
(vii)	measurement of employee benefit plan liabilities;
(viii)	measurement of income taxes and the valuation of deferred tax assets; and
(ix)	liabilities for litigation and regulatory matters.
In addition, the application of acquisition accounting requires the use of estimation techniques in determining the estimated fair values of assets acquired and liabilities assumed — the most significant of which relate to aforementioned critical accounting estimates. In applying these policies and estimates, management makes subjective and complex judgments that frequently require assumptions about matters that are inherently uncertain. Many of these policies, estimates and related judgments are common in the insurance and financial services industries; others are specific to our business and operations. Actual results could differ from these estimates.
Liability for Future Policy Benefits
Generally, future policy benefits are payable over an extended period of time and related liabilities are calculated as the present value of future expected benefits to be paid, reduced by the present value of future expected premiums. Such liabilities are established based on methods and underlying assumptions in accordance with GAAP and applicable actuarial standards. Principal assumptions used in the establishment of liabilities for future policy benefits are mortality, morbidity, policy lapse, renewal, retirement, disability incidence, disability terminations, investment returns, inflation, expenses and other contingent events as appropriate to the respective product type and geographical area. These assumptions are established at the time the policy is issued and are intended to estimate the experience for the period the policy benefits are payable. Utilizing these assumptions, liabilities are established on a block of business basis. If experience is less favorable than assumed, additional liabilities may be established, resulting in a charge to policyholder benefits and claims.
Future policy benefit liabilities for disabled lives are estimated using the present value of benefits method and experience assumptions as to claim terminations, expenses and interest.
Liabilities for unpaid claims are estimated based upon our historical experience and other actuarial assumptions that consider the effects of current developments, anticipated trends and risk management programs, reduced for anticipated salvage and subrogation.

Future policy benefit liabilities for minimum death and income benefit guarantees relating to certain annuity contracts are based on estimates of the expected value of benefits in excess of the projected account balance, recognizing the excess ratably over the accumulation period based on total expected assessments. Liabilities for ULSG and paid-up guarantees are determined by estimating the expected value of death benefits payable when the account balance is projected to be zero and recognizing those benefits ratably over the accumulation period based on total expected assessments. The assumptions used in estimating the secondary and paid-up guarantee liabilities are consistent with those used for amortizing DAC, and are thus subject to the same variability and risk. The assumptions of investment performance and volatility for variable products are consistent with historical experience of the appropriate underlying equity index, such as the S&P 500 Index.
We regularly review our estimates of liabilities for future policy benefits and compare them with our actual experience. Differences between actual experience and the assumptions used in pricing these policies and guarantees, as well as in the establishment of the related liabilities, result in variances in profit and could result in losses.
See Note 4 of the Notes to the Consolidated Financial Statements for additional information on our liability for future policy benefits.
Reinsurance
Accounting for reinsurance requires extensive use of assumptions and estimates, particularly related to the future performance of the underlying business and the potential impact of counterparty credit risks. We periodically review actual and anticipated experience compared to the aforementioned assumptions used to establish assets and liabilities relating to ceded and assumed reinsurance and evaluate the financial strength of counterparties to our reinsurance agreements using criteria similar to that evaluated in our security impairment process. See “— Investment Impairments.” Additionally, for each of our reinsurance agreements, we determine whether the agreement provides indemnification against loss or liability relating to insurance risk, in accordance with applicable accounting standards. We review all contractual features, including those that may limit the amount of insurance risk to which the reinsurer is subject or features that delay the timely reimbursement of claims. If we determine that a reinsurance agreement does not expose the reinsurer to a reasonable possibility of a significant loss from insurance risk, we record the agreement using the deposit method of accounting.
See Note 6 of the Notes to the Consolidated Financial Statements for additional information on our reinsurance programs.
Deferred Policy Acquisition Costs and Value of Business Acquired
We incur significant costs in connection with acquiring new and renewal insurance business. Costs that relate directly to the successful acquisition or renewal of insurance contracts are capitalized as DAC. In addition to commissions, certain direct-response advertising expenses and other direct costs, deferrable costs include the portion of an employee’s total compensation and benefits related to time spent selling, underwriting or processing the issuance of new and renewal insurance business only with respect to actual policies acquired or renewed. We utilize various techniques to estimate the portion of an employee’s time spent on qualifying acquisition activities that result in actual sales, including surveys, interviews, representative time studies and other methods. These estimates include assumptions that are reviewed and updated on a periodic basis or more frequently to reflect significant changes in processes or distribution methods.
VOBA represents the excess of book value over the estimated fair value of acquired insurance, annuity, and investment-type contracts in force at the acquisition date. For certain acquired blocks of business, the estimated fair value of the in-force contract obligations exceeded the book value of assumed in-force insurance policy liabilities, resulting in negative VOBA, which is presented separately from VOBA as an additional insurance liability included in other policy-related balances. The estimated fair value of the acquired obligations is based on projections, by each block of business, of future policy and contract charges, premiums, mortality and morbidity, separate account performance, surrenders, operating expenses, investment returns, nonperformance risk adjustment and other factors. Actual experience on the purchased business may vary from these projections. The recovery of DAC and VOBA is dependent upon the future profitability of the related business.
Separate account rates of return on variable universal life contracts and variable deferred annuity contracts affect in-force account balances on such contracts each reporting period, which can result in significant fluctuations in amortization of DAC and VOBA. Our practice to determine the impact of gross profits resulting from returns on separate accounts assumes that long-term appreciation in equity markets is not changed by short-term market fluctuations, but is only changed when sustained interim deviations are expected. We monitor these events and only change the assumption when our long-term expectation changes. The effect of an increase (decrease) by 100 basis points in the assumed future rate of return is reasonably likely to result in a decrease (increase) in the DAC and VOBA amortization with an offset to our unearned revenue liability which nets to approximately $39 million. We use a mean reversion approach to separate account returns where the mean reversion period is five years with a long-term separate account return after the five-year reversion period is over. The current long-term rate of return assumption for the variable universal life contracts and variable deferred annuity contracts is 7.0%.

We periodically review long-term assumptions underlying the projections of estimated gross margins and profits. These assumptions primarily relate to investment returns, policyholder dividend scales, interest crediting rates, mortality, persistency, and expenses to administer business. Assumptions used in the calculation of estimated gross margins and profits which may have significantly changed are updated annually. If the update of assumptions causes expected future gross margins and profits to increase, DAC and VOBA amortization will decrease, resulting in a current period increase to earnings. The opposite result occurs when the assumption update causes expected future gross margins and profits to decrease.
Our most significant assumption updates resulting in a change to expected future gross margins and profits and the amortization of DAC and VOBA are due to revisions to expected future investment returns, expenses, in-force or persistency assumptions and policyholder dividends on participating traditional life contracts, variable and universal life contracts and annuity contracts. We expect these assumptions to be the ones most reasonably likely to cause significant changes in the future. Changes in these assumptions can be offsetting and we are unable to predict their movement or offsetting impact over time.
At December 31, 2016, 2015 and 2014, DAC and VOBA for the Company was $17.6 billion, $17.4 billion and $17.7 billion, respectively. Amortization of DAC and VOBA associated with the variable and universal life and annuity contracts was significantly impacted by movements in equity markets. The following illustrates the effect on DAC and VOBA of changing each of the respective assumptions, as well as updating estimated gross margins or profits with actual gross margins or profits during the years ended December 31, 2016, 2015 and 2014. Increases (decreases) in DAC and VOBA balances, as presented below, resulted in a corresponding decrease (increase) in amortization.

	Years Ended December 31,
	2016	2015	2014
	(In millions)
General account investment return	$5	$(3)	$(31)
Separate account investment return	(3)	(27)	14
Net investment gains (losses)/Net derivative gains (losses)	226	(139)	158
Guaranteed minimum income benefits	44	11	76
Expense	2	(96)	14
In-force/Persistency	(63)	106	(27)
Policyholder dividends and other	(189)	(73)	(48)
Total	$22	$(221)	$156

The following represent significant items contributing to the changes to DAC and VOBA amortization in 2016:

•	Changes in net investment and net derivative gains (losses) resulted in the following changes in DAC and VOBA amortization:

–
Actual gross profits increased as a result of a decrease in liabilities associated with guarantee obligations on variable annuities, resulting in an increase of DAC and VOBA amortization of approximately $60 million, excluding the impact from our nonperformance risk and risk margins, which are described below. Mark-to-market losses on the freestanding derivatives hedging such guarantee obligations resulted in a decrease in DAC and VOBA amortization of approximately $180 million.

–
The Company’s nonperformance risk adjustment decreased the valuation of guaranteed liabilities, increased actual gross profits and increased DAC and VOBA amortization by approximately $40 million. This is more than offset by higher risk margins, which increased the guarantee liability valuations, decreased actual gross profits and decreased DAC and VOBA amortization by approximately $120 million.

–	The remainder of the impact decreased DAC and VOBA amortization by approximately $30 million and was attributable to 2016 investment activities and assumption updates.

•	The change in policyholder dividends and other is primarily driven by:

–	An increase of approximately $110 million of DAC and VOBA amortization resulting from the annual actuarial assumption update of the closed block.

–	An increase of approximately $70 million of DAC and VOBA amortization resulting from the dividend scale update.
The following represent significant items contributing to the changes to DAC and VOBA amortization in 2015:

•	Changes in net investment and net derivative gains (losses) resulted in the following changes in DAC and VOBA amortization:

–
Actual gross profits decreased as a result of an increase in liabilities associated with guarantee obligations on variable annuities, resulting in a decrease of DAC and VOBA amortization of approximately $90 million. Mark-to-market changes on the freestanding derivatives hedging such guarantee obligations resulted in an increase in DAC and VOBA amortization of approximately $70 million.

–	The remainder of the impact increased DAC and VOBA amortization by approximately $160 million and was attributable to 2015 investment activities.

•
Better than expected persistency and updates in persistency assumptions caused an increase in actual and expected future gross profits resulting in a decrease in DAC and VOBA amortization of approximately $110 million.

•	The change in expense resulted in an increase to DAC and VOBA amortization of approximately $100 million primarily attributable to the annual actuarial assumption update.

•
The change in policyholder dividends and other is primarily driven by an increase of approximately $70 million of DAC and VOBA amortization resulting from the actuarial assumption update, primarily related to closed block, and other model refinements.

The following represent significant items contributing to the changes to DAC and VOBA amortization in 2014:

•	Changes in net investment and net derivative gains (losses) resulted in the following changes in DAC and VOBA amortization.

–
Actual gross profits increased as a result of a decrease in liabilities associated with guarantee obligations on variable annuities, resulting in an increase of DAC and VOBA amortization of approximately $220 million, excluding the impact from our nonperformance risk and risk margins, which are described below. This increase in actual gross profits was partially offset by net losses from freestanding derivatives hedging such guarantee obligations, resulting in a decrease in DAC and VOBA amortization of approximately $80 million.

–
The Company’s nonperformance risk adjustment increased the valuation of guaranteed liabilities, decreased actual gross profits and decreased DAC and VOBA amortization of approximately $10 million. The risk margins also increased, which increased the guarantee liability valuations, decreased actual gross profits and decreased DAC and VOBA amortization of approximately $50 million.

–	The remainder of the impact of net investment gains (losses), which decreased DAC and VOBA amortization of approximately $240 million, was primarily attributable to 2014 investment activities.
Our DAC and VOBA balance is also impacted by unrealized investment gains (losses) and the amount of amortization which would have been recognized if such gains and losses had been realized. The increase in unrealized investment gains (losses) decreased the DAC and VOBA balance by $163 million in 2016, while the change in unrealized investment gains increased the DAC and VOBA balance by $448 million and decreased by $606 million in 2015 and 2014, respectively. See Notes 5 and 8 of the Notes to the Consolidated Financial Statements for information regarding the DAC and VOBA offset to unrealized investment losses.
Estimated Fair Value of Investments
In determining the estimated fair value of our investments, fair values are based on unadjusted quoted prices for identical investments in active markets that are readily and regularly obtainable. When such quoted prices are not available, fair values are based on quoted prices in markets that are not active, quoted prices for similar but not identical investments, or other observable inputs. If these inputs are not available, or observable inputs are not determinable, unobservable inputs and/or adjustments to observable inputs requiring management judgment are used to determine the estimated fair value of investments.
The methodologies, assumptions and inputs utilized are described in Note 10 of the Notes to the Consolidated Financial Statements.
Financial markets are susceptible to severe events evidenced by rapid depreciation in asset values accompanied by a reduction in asset liquidity. Our ability to sell investments, or the price ultimately realized for investments, depends upon the demand and liquidity in the market and increases the use of judgment in determining the estimated fair value of certain investments.
Investment Impairments
One of the significant estimates related to AFS securities is our impairment evaluation. The assessment of whether an other-than-temporary impairment (“OTTI”) occurred is based on our case-by-case evaluation of the underlying reasons for the decline in estimated fair value on a security-by-security basis. Our review of each fixed maturity and equity security for OTTI includes an analysis of gross unrealized losses by three categories of severity and/or age of gross unrealized loss. An extended and severe unrealized loss position on a fixed maturity security may not have any impact on the ability of the issuer to service all scheduled interest and principal payments. Accordingly, such an unrealized loss position may not impact our evaluation of recoverability of all contractual cash flows or the ability to recover an amount at least equal to its amortized cost based on the present value of the expected future cash flows to be collected. In contrast, for certain equity securities, greater weight and consideration are given to a decline in estimated fair value and the likelihood such estimated fair value decline will recover.
Additionally, we consider a wide range of factors about the security issuer and use our best judgment in evaluating the cause of the decline in the estimated fair value of the security and in assessing the prospects for near-term recovery. Inherent in our evaluation of the security are assumptions and estimates about the operations of the issuer and its future earnings potential. Factors we consider in the OTTI evaluation process are described in Note 8 of the Notes to the Consolidated Financial Statements.
The determination of the amount of allowances and impairments on the remaining invested asset classes is highly subjective and is based upon our periodic evaluation and assessment of known and inherent risks associated with the respective asset class. Such evaluations and assessments are revised as conditions change and new information becomes available.
See Notes 1 and 8 of the Notes to the Consolidated Financial Statements for additional information relating to our determination of the amount of allowances and impairments.

Derivatives
The determination of the estimated fair value of freestanding derivatives, when quoted market values are not available, is based on market standard valuation methodologies and inputs that management believes are consistent with what other market participants would use when pricing the instruments. Derivative valuations can be affected by changes in interest rates, foreign currency exchange rates, financial indices, credit spreads, default risk, nonperformance risk, volatility, liquidity and changes in estimates and assumptions used in the pricing models. See Note 10 of the Notes to the Consolidated Financial Statements for additional details on significant inputs into the OTC derivative pricing models and credit risk adjustment.
We issue variable annuity products with guaranteed minimum benefits, some of which are embedded derivatives measured at estimated fair value separately from the host variable annuity product, with changes in estimated fair value reported in net derivative gains (losses). The estimated fair values of these embedded derivatives are determined based on the present value of projected future benefits minus the present value of projected future fees. The projections of future benefits and future fees require capital market and actuarial assumptions, including expectations concerning policyholder behavior. A risk neutral valuation methodology is used under which the cash flows from the guarantees are projected under multiple capital market scenarios using observable risk-free rates. The valuation of these embedded derivatives also includes an adjustment for our nonperformance risk and risk margins for non-capital market inputs. The nonperformance risk adjustment, which is captured as a spread over the risk-free rate in determining the discount rate to discount the cash flows of the liability, is determined by taking into consideration publicly available information relating to spreads in the secondary market for MetLife, Inc.’s debt, including related credit default swaps. These observable spreads are then adjusted, as necessary, to reflect the priority of these liabilities and the claims paying ability of the issuing insurance subsidiaries compared to MetLife, Inc. Risk margins are established to capture the non-capital market risks of the instrument which represent the additional compensation a market participant would require to assume the risks related to the uncertainties in certain actuarial assumptions. The establishment of risk margins requires the use of significant management judgment, including assumptions of the amount and cost of capital needed to cover the guarantees.
The table below illustrates the impact that a range of reasonably likely variances in credit spreads would have on our consolidated balance sheet, excluding the effect of income tax, related to the embedded derivative valuation on certain variable annuity products measured at estimated fair value. In determining the ranges, we have considered current market conditions, as well as the market level of spreads that can reasonably be anticipated over the near term. The ranges do not reflect extreme market conditions such as those experienced during the 2008-2009 financial crisis, as we do not consider those to be reasonably likely events in the near future.
The impact of the range of reasonably likely variances in credit spreads increased significantly as compared to prior periods. However, these estimated effects do not take into account potential changes in other variables, such as equity price levels and market volatility, which can also contribute significantly to changes in carrying values. Therefore, the table does not necessarily reflect the ultimate impact on the consolidated financial statements under the credit spread variance scenarios presented below.

	Changes in Balance Sheet Carrying Value At December 31, 2016
	Policyholder Account Balances	DAC and VOBA
	(In millions)
100% increase in our credit spread	$1,078	$36
As reported	$1,566	$69
50% decrease in our credit spread	$1,876	$93
The accounting for derivatives is complex and interpretations of accounting standards continue to evolve in practice. If it is determined that hedge accounting designations were not appropriately applied, reported net income could be materially affected. Assessments of hedge effectiveness and measurements of ineffectiveness of hedging relationships are also subject to interpretations and estimations and different interpretations or estimates may have a material effect on the amount reported in net income.

Variable annuities with guaranteed minimum benefits may be more costly than expected in volatile or declining equity markets. Market conditions including, but not limited to, changes in interest rates, equity indices, market volatility and foreign currency exchange rates, changes in our nonperformance risk, variations in actuarial assumptions regarding policyholder behavior, mortality and risk margins related to non-capital market inputs, may result in significant fluctuations in the estimated fair value of the guarantees that could materially affect net income. If interpretations change, there is a risk that features previously not bifurcated may require bifurcation and reporting at estimated fair value on the consolidated financial statements and respective changes in estimated fair value could materially affect net income.
Additionally, we ceded the risk associated with certain of the variable annuities with guaranteed minimum benefits described in the preceding paragraphs. The value of the embedded derivatives on the ceded risk is determined using a methodology consistent with that described previously for the guarantees directly written by us with the exception of the input for nonperformance risk that reflects the credit of the reinsurer. Because certain of the direct guarantees do not meet the definition of an embedded derivative and, thus are not accounted for at fair value, significant fluctuations in net income may occur since the change in fair value of the embedded derivative on the ceded risk is being recorded in net income without a corresponding and offsetting change in fair value of the direct guarantee.
See Note 9 of the Notes to the Consolidated Financial Statements for additional information on our derivatives and hedging programs.
Goodwill
Goodwill is tested for impairment at least annually or more frequently if events or circumstances, such as adverse changes in the business climate, indicate that there may be justification for conducting an interim test.
For purposes of goodwill impairment testing, if the carrying value of a reporting unit exceeds its estimated fair value, the implied fair value of the reporting unit goodwill is compared to the carrying value of that goodwill to measure the amount of impairment loss, if any. In such instances, the implied fair value of the goodwill is determined in the same manner as the amount of goodwill that would be determined in a business acquisition. The key inputs, judgments and assumptions necessary in determining estimated fair value of the reporting units include projected operating earnings, current book value, the level of economic capital required to support the mix of business, long-term growth rates, comparative market multiples, the account value of in-force business, projections of new and renewed business, as well as margins on such business, the level of interest rates, credit spreads, equity market levels, and the discount rate that we believe is appropriate for the respective reporting unit.
We apply significant judgment when determining the estimated fair value of our reporting units and when assessing the relationship of market capitalization to the aggregate estimated fair value of our reporting units. The valuation methodologies utilized are subject to key judgments and assumptions that are sensitive to change. Estimates of fair value are inherently uncertain and represent only management’s reasonable expectation regarding future developments. These estimates and the judgments and assumptions upon which the estimates are based will, in all likelihood, differ in some respects from actual future results. Declines in the estimated fair value of our reporting units could result in goodwill impairments in future periods which could materially adversely affect our results of operations or financial position.
In connection with the reorganization, the Company realigned certain businesses among its existing and new segments. As a result, the Company reallocated goodwill according to the relative fair values of the realigned businesses and reporting units. The Company performed an analysis to identify all reporting units under this revised structure.
In the third quarter of 2016, the Company performed the annual goodwill impairment test on the life reporting unit of its MetLife Holdings segment using the actuarial based embedded value fair valuation approach. The estimated fair value of the reporting unit exceeded its carrying value by approximately 13% and, therefore, the reporting unit was not impaired. If we had assumed that the discount rate was 100 basis points higher than the discount rate used, the estimated fair value of the MetLife Holdings life reporting unit would have been less than the carrying value by approximately 7%. The MetLife Holdings Life reporting unit consists of operations relating to products and businesses no longer actively marketed by the Company. As of December 31, 2016, the life reporting unit of the MetLife Holdings segment had a $887 million goodwill balance.
The Company also performed its annual goodwill impairment tests of all other reporting units during the third quarter of 2016 using a qualitative assessment and/or quantitative assessments under the market multiple, discounted cash flow and/or actuarial-based valuation approaches based on best available data as of June 30, 2016 and concluded that the estimated fair values of all such reporting units were in excess of their carrying values and, therefore, goodwill was not impaired.
See Note 11 of the Notes to the Consolidated Financial Statements for additional information on our goodwill.

Employee Benefit Plans
Certain subsidiaries of MetLife, Inc. sponsor and/or administer various plans that provide defined benefit pension and other postretirement benefits covering eligible employees and sales representatives. The calculation of the obligations and expenses associated with these plans requires an extensive use of assumptions such as the discount rate, expected rate of return on plan assets, rate of future compensation increases and healthcare cost trend rates, as well as assumptions regarding participant demographics such as rate and age of retirement, withdrawal rates and mortality. In consultation with external actuarial firms, we determine these assumptions based upon a variety of factors such as historical experience of the plan and its assets, currently available market and industry data, and expected benefit payout streams.
We determine the expected rate of return on plan assets based upon an approach that considers inflation, real return, term premium, credit spreads, equity risk premium and capital appreciation, as well as expenses, expected asset manager performance, asset weights and the effect of rebalancing. Given the amount of plan assets as of December 31, 2015, the beginning of the measurement year, if we had assumed an expected rate of return for both our pension and other postretirement benefit plans that was 100 basis points higher or 100 basis points lower than the rates we assumed, the change in our net periodic benefit costs would have been a decrease of $98 million and an increase of $98 million, respectively, in 2016. This considers only changes in our assumed long-term rate of return given the level and mix of invested assets at the beginning of the year, without consideration of possible changes in any of the other assumptions described above that could ultimately accompany any changes in our assumed long-term rate of return.
We determine the discount rates used to value the Company’s pension and postretirement obligations, based upon rates commensurate with current yields on high quality corporate bonds. Given our pension and postretirement obligations as of December 31, 2015, the beginning of the measurement year, if we had assumed a discount rate for both our pension and postretirement benefit plans that was 100 basis points higher or 100 basis points lower than the rates we assumed, the change in our net periodic benefit costs would have been a decrease of $109 million and an increase of $121 million, respectively, in 2016. This considers only changes in our assumed discount rates without consideration of possible changes in any of the other assumptions described above that could ultimately accompany any changes in our assumed discount rate. The assumptions used may differ materially from actual results due to, among other factors, changing market and economic conditions and changes in participant demographics. These differences may have a significant effect on the Company’s consolidated financial statements and liquidity.
See Note 18 of the Notes to the Consolidated Financial Statements for additional discussion of assumptions used in measuring liabilities relating to our employee benefit plans.
Income Taxes
We provide for federal, state and foreign income taxes currently payable, as well as those deferred due to temporary differences between the financial reporting and tax bases of assets and liabilities. Our accounting for income taxes represents our best estimate of various events and transactions. Tax laws are often complex and may be subject to differing interpretations by the taxpayer and the relevant governmental taxing authorities. In establishing a provision for income tax expense, we must make judgments and interpretations about the application of inherently complex tax laws. We must also make estimates about when in the future certain items will affect taxable income in the various tax jurisdictions, both domestic and foreign.
In establishing a liability for unrecognized tax benefits, assumptions may be made in determining whether, and to what extent, a tax position may be sustained. Once established, unrecognized tax benefits are adjusted when there is more information available or when events occur requiring a change.
Valuation allowances are established against deferred tax assets when management determines, based on available information, that it is more likely than not that deferred income tax assets will not be realized. Significant judgment is required in determining whether valuation allowances should be established, as well as the amount of such allowances. See Note 1 of the Notes to the Consolidated Financial Statements for additional information relating to our determination of such valuation allowances.
We may be required to change our provision for income taxes when estimates used in determining valuation allowances on deferred tax assets significantly change, or when receipt of new information indicates the need for adjustment in valuation allowances. Additionally, future events, such as changes in tax laws, tax regulations, or interpretations of such laws or regulations, could have an impact on the provision for income tax and the effective tax rate. Any such changes could significantly affect the amounts reported on the financial statements in the year these changes occur.
See Notes 1 and 19 of the Notes to the Consolidated Financial Statements for additional information on our income taxes.

Litigation Contingencies
We are a party to a number of legal actions and are involved in a number of regulatory investigations. Given the inherent unpredictability of these matters, it is difficult to estimate the impact on our financial position. Liabilities are established when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. Liabilities related to certain lawsuits, including our asbestos-related liability, are especially difficult to estimate due to the limitation of available data and uncertainty regarding numerous variables that can affect liability estimates. The data and variables that impact the assumptions used to estimate our asbestos-related liability include the number of future claims, the cost to resolve claims, the disease mix and severity of disease in pending and future claims, the impact of the number of new claims filed in a particular jurisdiction and variations in the law in the jurisdictions in which claims are filed, the possible impact of tort reform efforts, the willingness of courts to allow plaintiffs to pursue claims against us when exposure to asbestos took place after the dangers of asbestos exposure were well known, and the impact of any possible future adverse verdicts and their amounts. On a quarterly and annual basis, we review relevant information with respect to liabilities for litigation, regulatory investigations and litigation-related contingencies to be reflected in our consolidated financial statements. It is possible that an adverse outcome in certain of our litigation and regulatory investigations, including asbestos-related cases, or the use of different assumptions in the determination of amounts recorded could have a material effect upon our consolidated net income or cash flows in particular quarterly or annual periods.
See Note 21 of the Notes to the Consolidated Financial Statements for additional information regarding our assessment of litigation contingencies.
Economic Capital
Economic capital is an internally developed risk capital model, the purpose of which is to measure the risk in the business and to provide a basis upon which capital is deployed. The economic capital model accounts for the unique and specific nature of the risks inherent in our business.
Our economic capital model, coupled with considerations of local capital requirements, aligns segment allocated equity with emerging standards and consistent risk principles. The model applies statistics-based risk evaluation principles to the material risks to which the Company is exposed. These consistent risk principles include calibrating required economic capital shock factors to a specific confidence level and time horizon while applying an industry standard method for the inclusion of diversification benefits among risk types. Economic capital-based risk estimation is an evolving science and industry best practices have emerged and continue to evolve. Areas of evolving industry best practices include stochastic liability valuation techniques, alternative methodologies for the calculation of diversification benefits, and the quantification of appropriate shock levels. MetLife’s management is responsible for the ongoing production and enhancement of the economic capital model and reviews its approach periodically to ensure that it remains consistent with emerging industry practice standards.
Segment net investment income is credited or charged based on the level of allocated equity; however, changes in allocated equity do not impact our consolidated net investment income, income (loss) from continuing operations, net of income tax, or operating earnings.
Net investment income is based upon the actual results of each segment’s specifically identifiable investment portfolios adjusted for allocated equity. Other costs are allocated to each of the segments based upon: (i) a review of the nature of such costs; (ii) time studies analyzing the amount of employee compensation costs incurred by each segment; and (iii) cost estimates included in the Company’s product pricing.
Acquisitions and Dispositions
2017 Disposition
Separation of Brighthouse
On August 4, 2017, MetLife, Inc. completed the separation of Brighthouse. MetLife, Inc. common shareholders received a distribution of one share of Brighthouse Financial, Inc. common stock for every 11 shares of MetLife, Inc. common stock they owned as of 5:00 p.m., New York City time, on the July 19, 2017 record date. Shareholders of MetLife, Inc. who owned less than 11 shares of common stock, or others who would have otherwise received fractional shares, received cash. MetLife, Inc. distributed 96,776,670 of the 119,773,106 shares of Brighthouse Financial, Inc. common stock outstanding, representing approximately 80.8% of those shares. Certain MetLife affiliates hold MetLife, Inc. common stock and, as a result, participated in the distribution.

MetLife, Inc. retained the remaining ownership interest of 22,996,436 shares, or 19.2%, of Brighthouse Financial, Inc. common stock and recognized its investment in Brighthouse Financial, Inc. common stock based on the NASDAQ reported market price. The Company elected to record the investment under the FVO as an observable measure of estimated fair value that is aligned with the Company’s intent to divest of the retained shares as soon as practicable.
The Company incurred pre-tax Separation-related transaction costs of $212 million for the year ended December 31, 2016, primarily related to professional services and reported in continuing operations.
See Note 3 of the Notes to the Consolidated Financial Statements for additional information on the Separation.
2016 Disposition
In July 2016, MetLife, Inc. completed the U.S. Retail Advisor Force Divestiture for $291 million. MassMutual assumed all of the liabilities related to such assets that arise or occur at or after the closing of the sale. As part of the transactions, MetLife, Inc. and MassMutual entered into a product development agreement under which the part of MetLife’s former U.S. retail business now in Brighthouse will be the exclusive developer of certain annuity products to be issued by MassMutual. In the MassMutual purchase agreement, MetLife, Inc. agreed to indemnify MassMutual for certain claims, liabilities and breaches of representations and warranties up to limits described in the purchase agreement. See Note 3 of the Notes to the Consolidated Financial Statements for further information.
2014 Acquisitions
In 2014, the life insurance joint venture in Vietnam among MetLife, Inc. (through MetLife Limited), Joint Stock Commercial Bank for Investment & Development of Vietnam and Bank for Investment & Development of Vietnam Insurance Joint Stock Corporation was established. Operations of the joint venture (BIDV MetLife Life Insurance Limited Liability Company) commenced in 2014.
In 2014, MetLife, Inc. and Malaysia’s AMMB Holdings Bhd (“AMMB”) completed the formation of their strategic partnership, in which each holds approximately 50% of both AmMetLife Insurance Berhad and AmMetTakaful Berhad, each of which became parties to exclusive 20-year distribution agreements with AMMB bank affiliates.

Results of Operations
Consolidated Results
Business Overview. Overall sales for the year ended December 31, 2016 increased over 2015 levels reflecting an increase in sales of certain products. An overall increase in sales from our U.S. segment was primarily driven by sales of stable value products, as well as, funding agreement issuances. Sales of pension risk transfers and structured settlements improved slightly while sales in the income annuities and pension businesses were slightly lower. In our Latin America segment, improved sales of medical, accident & health and property & casualty products were partially offset by lower sales of pension and life products. For our EMEA segment, improved 2016 sales in the Middle East and the U.K. were partially offset by strong sales in Poland in 2015. In our MetLife Holdings segment, sales declined, as we have discontinued the marketing of life and annuity products in connection with the U.S. Retail Advisor Force Divestiture and the Separation. Sales in our Asia segment declined primarily due to management actions taken to improve product value.

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Revenues
Premiums	$37,202	$36,403	$36,970
Universal life and investment-type product policy fees	5,482	5,570	5,824
Net investment income	16,790	16,243	18,158
Other revenues	1,685	1,927	1,962
Net investment gains (losses)	305	646	338
Net derivative gains (losses)	(874)	545	722
Total revenues	60,590	61,334	63,974
Expenses
Policyholder benefits and claims and policyholder dividends	37,539	36,458	36,746
Interest credited to policyholder account balances	5,176	4,415	5,726
Capitalization of DAC	(3,152)	(3,319)	(3,672)
Amortization of DAC and VOBA	2,706	3,166	3,029
Amortization of negative VOBA	(269)	(361)	(442)
Interest expense on debt	1,157	1,168	1,150
Other expenses	13,293	14,099	14,554
Total expenses	56,450	55,626	57,091
Income (loss) from continuing operations before provision for income tax	4,140	5,708	6,883
Provision for income tax expense (benefit)	666	1,700	1,936
Income (loss) from continuing operations, net of income tax	3,474	4,008	4,947
Income (loss) from discontinued operations, net of income tax	(2,670)	1,314	1,389
Net income (loss)	804	5,322	6,336
Less: Net income (loss) attributable to noncontrolling interests	4	12	27
Net income (loss) attributable to MetLife, Inc.	800	5,310	6,309
Less: Preferred stock dividends	103	116	122
Preferred stock repurchase premium	—	42	—
Net income (loss) available to MetLife, Inc.’s common shareholders	$697	$5,152	$6,187
Year Ended December 31, 2016 Compared with the Year Ended December 31, 2015
During the year ended December 31, 2016, net income (loss) decreased $4.5 billion from 2015 primarily driven by unfavorable changes in income (loss) from discontinued operations and net derivative gains (losses). In addition, in 2016, net income (loss) includes the financial impact of converting the Company’s Japan operations to calendar year-end reporting without retrospective application of this change to prior years.

Management of Investment Portfolio and Hedging Market Risks with Derivatives. We manage our investment portfolio using disciplined ALM principles, focusing on cash flow and duration to support our current and future liabilities. Our intent is to match the timing and amount of liability cash outflows with invested assets that have cash inflows of comparable timing and amount, while optimizing risk-adjusted net investment income and risk-adjusted total return. Our investment portfolio is heavily weighted toward fixed income investments, with over 80% of our portfolio invested in fixed maturity securities and mortgage loans. These securities and loans have varying maturities and other characteristics which cause them to be generally well suited for matching the cash flow and duration of insurance liabilities. In addition, our general account investment portfolio includes, within FVO and trading securities, contractholder-directed unit-linked investments supporting unit-linked variable annuity type liabilities, which do not qualify as separate account assets. The returns on these contractholder-directed unit-linked investments, which can vary significantly from period to period, include changes in estimated fair value subsequent to purchase, inure to contractholders and are offset in earnings by a corresponding change in policyholder account balances through interest credited to policyholder account balances.
We purchase investments to support our insurance liabilities and not to generate net investment gains and losses. However, net investment gains and losses are incurred and can change significantly from period to period due to changes in external influences, including changes in market factors such as interest rates, foreign currency exchange rates, credit spreads and equity markets; counterparty specific factors such as financial performance, credit rating and collateral valuation; and internal factors such as portfolio rebalancing. Changes in these factors from period to period can significantly impact the levels of both impairments and realized gains and losses on investments sold.
We also use derivatives as an integral part of our management of the investment portfolio and insurance liabilities to hedge certain risks, including changes in interest rates, foreign currency exchange rates, credit spreads and equity market levels. We continually reexamine our strategy for managing such risks.
We use freestanding interest rate, equity, credit and currency derivatives to hedge certain invested assets and insurance liabilities. A small portion of these hedges are designated and qualify as accounting hedges, which reduce volatility in earnings. For those hedges not designated as accounting hedges, changes in market factors lead to the recognition of fair value changes in net derivative gains (losses) generally without an offsetting gain or loss recognized in earnings for the item being hedged, which creates volatility in earnings.
Certain variable annuity products with guaranteed minimum benefits contain embedded derivatives that are measured at estimated fair value separately from the host variable annuity contract, with changes in estimated fair value recorded in net derivative gains (losses). We use freestanding derivatives to hedge the market risks inherent in these variable annuity guarantees. The valuation of these embedded derivatives includes a nonperformance risk adjustment, which is unhedged, and can be a significant driver of net derivative gains (losses) and volatility in earnings, but does not have an economic impact on us.

Net Derivative Gains (Losses). The variable annuity embedded derivatives and associated freestanding derivative hedges are collectively referred to as “VA program derivatives” in the following table. All other derivatives that are economic hedges of certain invested assets and insurance liabilities are referred to as “non-VA program derivatives” in the following table. The table below presents the impact on net derivative gains (losses) from non-VA program derivatives and VA program derivatives:

	Years Ended December 31,
	2016	2015
	(In millions)
Non-VA program derivatives
Interest rate	$(449)	$61
Foreign currency exchange rate	352	393
Credit	108	7
Equity	12	(1)
Non-VA embedded derivatives	26	66
Total non-VA program derivatives	49	526
VA program derivatives
Market risks in embedded derivatives	80	215
Nonperformance risk adjustment on embedded derivatives	293	139
Other risks in embedded derivatives	(764)	(304)
Total embedded derivatives	(391)	50
Freestanding derivatives hedging embedded derivatives	(532)	(31)
Total VA program derivatives	(923)	19
Net derivative gains (losses)	$(874)	$545
The unfavorable change in net derivative gains (losses) on non-VA program derivatives was $477 million ($310 million, net of income tax). This was primarily due to long-term interest rates increasing during 2016 and decreasing during 2015, unfavorably impacting receive-fixed interest rate swaps and total rate of return swaps primarily hedging long-duration liability portfolios. Because certain of these hedging strategies are not designated or do not qualify as accounting hedges, the changes in the estimated fair value of these freestanding derivatives are recognized in net derivative gains (losses) without an offsetting gain or loss recognized in earnings for the item being hedged.
The unfavorable change in net derivative gains (losses) on VA program derivatives was $942 million ($612 million, net of income tax). This was due to an unfavorable change of $636 million ($413 million, net of income tax) in market risks in embedded derivatives, net of the impact of freestanding derivatives hedging those risks and an unfavorable change of $460 million ($299 million, net of income tax) in other risks in embedded derivatives, partially offset by a favorable change of $154 million ($100 million, net of income tax) related to the change in the nonperformance risk adjustment on embedded derivatives. Other risks relate primarily to the impact of policyholder behavior and other non-market risks that generally cannot be hedged.
The foregoing $636 million ($413 million, net of income tax) unfavorable change reflects a $501 million ($326 million, net of income tax) unfavorable change in freestanding derivatives hedging market risks in embedded derivatives, and a $135 million ($88 million, net of income tax) unfavorable change in market risks in embedded derivatives.
The primary changes in market factors are summarized as follows:

•
Long-term interest rates increased in 2016 and decreased in 2015, contributing to an unfavorable change in our freestanding derivatives and an unfavorable change in our embedded derivatives. For example, the 10-year U.S. swap rate increased 15 basis points in 2016 and decreased 10 basis points in 2015.

•
Key equity index levels mostly increased in 2016 and decreased in 2015, contributing to an unfavorable change in our freestanding derivatives and a favorable change in our embedded derivatives. For example, the S&P 500 Index increased 10% in 2016 and decreased 1% in 2015.

The aforementioned $154 million ($100 million, net of income tax) favorable change in the nonperformance risk adjustment on embedded derivatives resulted from a favorable change of $303 million, before income tax, as a result of model changes and changes in capital market inputs, such as long-term interest rates and key equity index levels, on variable annuity guarantees, partially offset by an unfavorable change of $149 million, before income tax, related to changes in our own credit spread.
The foregoing $460 million ($299 million, net of income tax) unfavorable change in other risks in embedded derivatives reflected:

•	Updates to actuarial policyholder behavior assumptions within the valuation model; and

•	An increase in the risk margin adjustment, measuring policyholder behavior risks along with market and interest rate changes; partially offset by

•	The cross effect of capital market changes and the mismatch of fund performance between actual and modeled funds; and

•	A combination of other factors, including reserve changes influenced by benefit features and actual policyholder behavior, as well as FCTA.
When equity index levels decrease in isolation, the variable annuity guarantees become more valuable to policyholders, which results in an increase in the undiscounted embedded derivative liability. Discounting this unfavorable change by the risk adjusted rate yields a smaller loss than by discounting at the risk-free rate, thus creating a gain from including an adjustment for nonperformance risk.
When the risk-free interest rate decreases in isolation, discounting the embedded derivative liability produces a higher valuation of the liability than if the risk-free interest rate had remained constant. Discounting this unfavorable change by the risk adjusted rate yields a smaller loss than by discounting at the risk-free interest rate, thus creating a gain from including an adjustment for nonperformance risk.
When our own credit spread increases in isolation, discounting the embedded derivative liability produces a lower valuation of the liability than if our own credit spread had remained constant. As a result, a gain is created from including an adjustment for nonperformance risk. For each of these primary market drivers, the opposite effect occurs when they move in the opposite direction.
Net Investment Gains (Losses). The unfavorable change in net investment gains (losses) of $341 million ($222 million, net of income tax) primarily reflects higher gains on sales of real estate, fixed maturity securities and equity securities in 2015 than in 2016 and an increase in the provision for mortgage loan losses in 2016. These unfavorable changes were partially offset by lower foreign currency transaction losses, as well as a gain in 2016 from the U.S. Retail Advisor Force Divestiture.
Actuarial Assumption Review. Results for 2016 include a $648 million ($421 million, net of income tax) loss associated with the annual review of assumptions related to reserves and DAC, of which a $709 million ($461 million, net of income tax) loss was recognized in net derivative gains (losses) and a loss of $103 million ($67 million, net of income tax) was recognized in updates to the closed block projection. Of the $648 million charge, $729 million ($474 million, net of income tax) was related to reserves and a benefit of $81 million ($53 million, net of income tax) was associated with DAC. The $709 million loss recognized in net derivative gains (losses) associated with this review of assumptions was included within the other risks in embedded derivatives caption in the table above.
As a result of our annual review of assumptions related to reserves and DAC, changes were made to economic, policyholder behavior, mortality and other assumptions. These are summarized as follows:

•
Changes in policyholder behavior and mortality assumptions resulted in reserve increases, partially offset by favorable DAC amortization, resulting in a loss of $356 million ($231 million, net of income tax).

•	Changes in economic assumptions resulted in reserve increases and unfavorable DAC amortization resulting in a loss of $125 million ($81 million, net of income tax).

•	The remaining updates resulted in reserve increases and unfavorable DAC amortization, resulting in a loss of $167 million ($109 million, net of income tax).
The most significant impacts of this review were in the MetLife Holdings life and annuity blocks of business.

Results for 2015 include a $142 million ($92 million, net of income tax) loss associated with our annual assumption review related to reserves and DAC, of which a $134 million ($87 million, net of income tax) loss was recognized in updates to the closed block projection. Of the $142 million loss, $94 million ($61 million, net of income tax) was related to DAC and $48 million ($31 million, net of income tax) was associated with reserves.
Divested Businesses and Lag Elimination. Income (loss) from continuing operations before provision for income tax related to the divested businesses and lag elimination, excluding net investment gains (losses) and net derivative gains (losses), increased $358 million ($228 million, net of income tax) to a loss of $197 million ($129 million, net of income tax) in 2016 from a loss of $555 million ($357 million, net of income tax) in 2015. Included in this decline was an increase in total revenues of $393 million, before income tax, and an increase in total expenses of $35 million, before income tax. Divested businesses include activity primarily related to the Separation. In addition, divested businesses for 2016 include the financial impact of converting the Company’s Japan operations to calendar year-end reporting without retrospective application of this change to prior years.
Discontinued Operations. Income (loss) from discontinued operations, net of income tax, decreased $4.0 billion for the year ended December 31, 2016 to a loss of $2.7 billion, net of income tax, from income of $1.3 billion, net of income tax, for the comparable 2015 period. Income (loss) from discontinued operations reflects the results of our former Brighthouse Financial segment, which were lower in 2016, primarily due to an unfavorable change in net derivative gains (losses) of $3.5 billion, net of income tax, primarily driven by the impact of the 2016 annual actuarial assumption review on certain variable annuity products that contain embedded derivatives. The most significant impact from the review was the result of changes in policyholder behavior assumptions, which resulted in reserve increases, partially offset by favorable DAC amortization. The policyholder behavior assumption changes included: (i) lower utilization of the elective annuitization option on the guarantee riders on the contracts; (ii) lower election of the guaranteed principal option in certain of our GMIBs, which, if exercised, returns to the policyholder the original purchase payment amounts; and (iii) adjusting the rate at which policyholders withdrew funds through systematic withdrawals.
The 2016 loss also included (i) a $340 million, net of income tax, charge for a write-off of DAC and increases to insurance related liabilities for its variable and universal life policies; (ii) a $223 million, net of income tax non-cash charge for goodwill impairment; (iii) unfavorable reserve adjustments of $192 million, net of income tax, resulting from modeling improvements in the reserving process; and (iv) unfavorable DAC unlockings of $161 million, net of income tax, related to the annual actuarial assumption review of the variable annuity business. For further information, see Note 3 of the Notes to the Consolidated Financial Statements.
Taxes. Income tax expense for the year ended December 31, 2016 was $666 million, or 16% of income (loss) from continuing operations before provision for income tax, compared with $1.7 billion, or 30% of income (loss) from continuing operations before provision for income tax, for the year ended December 31, 2015. The Company’s effective tax rates differ from the U.S. statutory rate of 35% typically due to non-taxable investment income, tax credits for low income housing, and foreign earnings taxed at lower rates than the U.S. statutory rate. Our 2016 results include the following tax items: (i) a $110 million benefit related to a change in tax rate in Japan, (ii) a $12 million expense due to a deferred tax adjustment related to goodwill, (iii) a $46 million benefit for tax audit settlements, and (iv) a $22 million benefit related to an investment tax credit, partially offset by (v) a $3 million charge related to the filing of the Company’s U.S. federal tax return, and (vi) a $19 million charge related to a change in tax rate in Chile. Our 2015 results include tax charges of $681 million, of which $557 million was recorded under accounting guidance for the recognition of tax uncertainties, $88 million was related to foreign exchange-related gains on investments in Argentina and $36 million was the result of a deferred tax liability true-up in Japan. These charges were partially offset by the following tax benefits: (i) $174 million related to a change in tax rate in Japan, (ii) $61 million related to the restructuring of our business in Chile, (iii) $57 million related to the repatriation of earnings from Japan, and (iv) $31 million related to the devaluation of the peso in Argentina.
Operating Earnings. As more fully described in “— Non-GAAP and Other Financial Disclosures,” we use operating earnings, which does not equate to income (loss) from continuing operations, net of income tax, as determined in accordance with GAAP, to analyze our performance, evaluate segment performance, and allocate resources. We believe that the presentation of operating earnings and operating earnings available to common shareholders, as we measure it for management purposes, enhances the understanding of our performance by highlighting the results of operations and the underlying profitability drivers of the business. Operating earnings and other financial measures based on operating earnings allow analysis of our performance relative to our business plan and facilitate comparisons to industry results. Operating earnings and operating earnings available to common shareholders should not be viewed as substitutes for income (loss) from continuing operations, net of income tax, and net income (loss) available to MetLife, Inc.’s common shareholders, respectively. Operating earnings available to common shareholders increased $97 million, net of income tax, to $4.1 billion, net of income tax, for the year ended December 31, 2016 from $4.0 billion, net of income tax, for the year ended December 31, 2015.

Year Ended December 31, 2015 Compared with the Year Ended December 31, 2014
During the year ended December 31, 2015, net income (loss) decreased $1.0 billion from 2014 primarily due to an unfavorable change in operating earnings, driven by the aforementioned tax charge and related charge for interest on uncertain tax positions, and an unfavorable change in net derivative gains (losses), partially offset by a favorable change in net investment gains (losses).
Net Derivative Gains (Losses). The variable annuity embedded derivatives and associated freestanding derivative hedges are collectively referred to as “VA program derivatives” in the following table. All other derivatives that are economic hedges of certain invested assets and insurance liabilities are referred to as “non-VA program derivatives” in the following table. The table below presents the impact on net derivative gains (losses) from non-VA program derivatives and VA program derivatives:

	Years Ended December 31,
	2015	2014
	(In millions)
Non-VA program derivatives
Interest rate	$61	$624
Foreign currency exchange rate	393	(61)
Credit	7	72
Equity	(1)	3
Non-VA embedded derivatives	66	(82)
Total non-VA program derivatives	526	556
VA program derivatives
Market risks in embedded derivatives	215	38
Nonperformance risk on embedded derivatives	139	(46)
Other risks in embedded derivatives	(304)	12
Total embedded derivatives	50	4
Freestanding derivatives hedging embedded derivatives	(31)	162
Total VA program derivatives	19	166
Net derivative gains (losses)	$545	$722
The unfavorable change in net derivative gains (losses) on non-VA program derivatives was $30 million ($20 million, net of income tax). This was primarily due to long-term interest rates decreasing less in 2015 than in 2014, unfavorably impacting receive-fixed interest rate swaptions and interest rate swaps primarily hedging long-duration liability portfolios. This unfavorable change was partially offset by the strengthening of the Japanese yen relative to other key currencies favorably impacting foreign currency forwards and futures that primarily hedge foreign denominated fixed maturity securities. In addition, a change in the value of the underlying assets favorably impacted non-VA embedded derivatives related to funds withheld on a certain reinsurance agreement. Because certain of these hedging strategies are not designated or do not qualify as accounting hedges, the changes in the estimated fair value of these freestanding derivatives are recognized in net derivative gains (losses) without an offsetting gain or loss recognized in earnings for the item being hedged.
The unfavorable change in net derivative gains (losses) on VA program derivatives was $147 million ($96 million, net of income tax). This was due to an unfavorable change of $316 million ($205 million, net of income tax) in other risks in embedded derivatives and an unfavorable change of $16 million ($10 million, net of income tax) in market risks in embedded derivatives, net of the impact of freestanding derivatives hedging those risks, partially offset by a favorable change of $185 million ($120 million, net of income tax) related to the change in the nonperformance risk adjustment on embedded derivatives. Other risks relate primarily to the impact of policyholder behavior and other non-market risks that generally cannot be hedged.

The foregoing $316 million ($205 million, net of income tax) unfavorable change in other risks in embedded derivatives reflected:

•	Refinements in the valuation model, which resulted in an unfavorable year over year change in the valuation of the embedded derivatives.

•	The cross effect of capital markets changes, which resulted in an unfavorable year over year change in the valuation of the embedded derivatives.

•
A combination of other factors, including reserve changes influenced by benefit features and policyholder behavior, as well as FCTA, which resulted in an unfavorable year over year change in the valuation of embedded derivatives.

The foregoing $16 million ($10 million, net of income tax) unfavorable change was comprised of a $193 million ($125 million, net of income tax) unfavorable change in freestanding derivatives hedging market risks in embedded derivatives, largely offset by a $177 million ($115 million, net of income tax) favorable change in market risks in embedded derivatives.
The primary changes in market factors are summarized as follows:

•
Long-term interest rates decreased less in 2015 than in 2014, contributing to an unfavorable change in our freestanding derivatives and a favorable change in our embedded derivatives. For example, the 30-year U.S. swap rate decreased by 8 basis points in 2015 and 123 basis points in 2014.

•
Key equity index levels increased more in 2015 versus 2014, contributing to an unfavorable change in our freestanding derivatives and a favorable change in our embedded derivatives. For example, the Nikkei 225 Index increased by 9% in 2015 and increased by 7% in 2014.

•
Changes in foreign currency exchange rates contributed to a favorable change in our freestanding derivatives and an unfavorable change in our embedded derivatives related to the assumed reinsurance of certain variable annuity products from the Company’s former operating joint venture in Japan. For example, the Japanese yen strengthened against the euro by 10% in 2015 as compared with a weakening of less than 1% against the euro in 2014.

The aforementioned $185 million ($120 million, net of income tax) favorable change in the nonperformance risk adjustment on embedded derivatives was due to a favorable change of $199 million, before income tax, related to changes in our own credit spread, partially offset by an unfavorable change of $14 million, before income tax, as a result of changes in capital market inputs, such as long-term interest rates and key equity index levels, on the variable annuity guarantees.
Net Investment Gains (Losses). The favorable change in net investment gains (losses) of $308 million ($200 million, net of income tax) primarily reflects higher net gains on foreign currency transactions related to unhedged funding agreements and sales of real estate in 2015, partially offset by lower net gains on sales and disposals of fixed maturity securities in 2015.
Actuarial Assumption Review. Results for 2015 include a $142 million ($92 million, net of income tax) loss associated with our annual assumption review related to reserves and DAC, of which a $134 million ($87 million, net of income tax) loss was recognized in updates to the closed block projection. Of the $142 million loss, $94 million ($61 million, net of income tax) was related to DAC and $48 million ($31 million, net of income tax) was associated with reserves.
As a result of our annual assumption review, changes were made to economic, policyholder behavior, mortality and other assumptions. These are summarized as follows:

•	Changes in economic assumptions resulted in an increase in reserves, coupled with unfavorable DAC amortization, resulting in a loss of $9 million ($6 million, net of income tax).

•	Changes in policyholder behavior and mortality assumptions resulted in reserve increases, offset by favorable DAC amortization, resulting in a loss of $13 million ($8 million, net of income tax).

•
The remaining updates resulted in an increase in reserves, coupled with unfavorable DAC amortization, resulting in a loss of $120 million ($78 million, net of income tax). The most notable update was related to our projection of closed block results.

The most significant impacts of this review were in the MetLife Holdings life and annuity blocks of business.
Results for 2014 include a $143 million ($93 million, net of income tax) benefit associated with our annual assumption review related to reserves and DAC, of which $63 million ($41 million, net of income tax) was recognized in net derivative gains (losses). Of the $143 million benefit, $129 million ($84 million, net of income tax) was related to DAC and $14 million ($9 million, net of income tax) was associated with reserves.

Divested Businesses. Income (loss) from continuing operations before provision for income tax related to the divested businesses, excluding net investment gains (losses) and net derivative gains (losses), decreased $69 million ($40 million, net of income tax) to a loss of $555 million ($357 million, net of income tax) in 2015 from a loss of $486 million ($317 million, net of income tax) in 2014. Included in this decline was an increase in total revenues of $41 million, before income tax, and an increase in total expenses of $110 million, before income tax. Divested businesses include activity primarily related to the Separation.
Discontinued Operations. Income (loss) from discontinued operations, net of income tax, decreased $75 million for the year ended December 31, 2015 to income of $1.3 billion, net of income tax, from income of $1.4 billion, net of income tax, for the comparable 2014 period. Income (loss) from discontinued operations reflects the results of our former Brighthouse Financial segment, which were lower in 2015, primarily due to an unfavorable change in net derivative gains (losses), the unfavorable impacts of certain 2014 reinsurance transactions, expenses associated with the Separation and a 2014 favorable reserve adjustment related to disability premium waivers, partially offset by a favorable change in net investment gains (losses). For further information, see Note 3 of the Notes to the Consolidated Financial Statements.
Taxes. Income tax expense for the year ended December 31, 2015 was $1.7 billion, or 30% of income (loss) from continuing operations before provision for income tax, compared with $1.9 billion, or 28% of income (loss) from continuing operations before provision for income tax, for the year ended December 31, 2014. The Company’s 2015 effective tax rate differs from the U.S. statutory rate of 35% primarily due to non-taxable investment income, tax credits for low income housing, and foreign earnings taxed at lower rates than the U.S. statutory rate. Our 2015 results include tax charges of $681 million, of which $557 million was recorded under accounting guidance for the recognition of tax uncertainties, $88 million was related to foreign exchange-related gains on investments in Argentina and $36 million was the result of a deferred tax liability true-up in Japan. These charges were partially offset by tax benefits of $174 million in Japan related to a change in tax rate, $61 million related to restructuring in Chile, $57 million related to the repatriation of earnings from Japan and $31 million related to the devaluation of the peso in Argentina. The Company’s 2014 effective tax rate was different from the U.S. statutory rate of 35% primarily due to non-taxable investment income, tax credits for low income housing and foreign earnings taxed at lower rates than the U.S. statutory rate. The 2014 period also includes a $54 million tax charge related to tax reform in Chile, a $45 million tax charge related to the repatriation of earnings from Japan and an $18 million tax charge related to a portion of the aforementioned settlement of a licensing matter which was not deductible for income tax purposes, partially offset by a $10 million tax benefit related to the filing of the Company’s U.S. federal tax return.
Operating Earnings. Operating earnings available to common shareholders decreased $1.0 billion, net of income tax, to $4.0 billion, net of income tax, for the year ended December 31, 2015 from $5.0 billion, net of income tax, for the year ended December 31, 2014.

Reconciliation of income (loss) from continuing operations, net of income tax, to operating earnings available to common shareholders
Year Ended December 31, 2016

	U.S.	Asia	Latin America	EMEA	MetLife Holdings	Corporate & Other	Total
	(In millions)
Net income (loss)	$1,782	$1,396	$629	$311	$187	$(3,501)	$804
Less: Income (loss) from discontinued operations, net of income tax	—	—	—	—	—	(2,670)	(2,670)
Income (loss) from continuing operations, net of income tax	$1,782	$1,396	$629	$311	$187	$(831)	$3,474
Less: Net investment gains (losses)	(6)	188	93	42	203	(215)	305
Less: Net derivative gains (losses)	53	(47)	3	24	(941)	34	(874)
Less: Other adjustments to continuing operations (1)	(263)	26	58	33	(50)	(285)	(481)
Less: Provision for income tax (expense) benefit	81	(13)	(68)	(61)	276	140	355
Operating earnings	$1,917	$1,242	$543	$273	$699	(505)	4,169
Less: Preferred stock dividends						103	103
Operating earnings available to common shareholders						$(608)	$4,066
Year Ended December 31, 2015

	U.S.	Asia	Latin America	EMEA	MetLife Holdings	Corporate & Other	Total
	(In millions)
Net income (loss)	$2,136	$1,807	$438	$288	$1,133	$(480)	$5,322
Less: Income (loss) from discontinued operations, net of income tax	—	—	—	—	—	1,314	1,314
Income (loss) from continuing operations, net of income tax	$2,136	$1,807	$438	$288	$1,133	$(1,794)	$4,008
Less: Net investment gains (losses)	255	501	82	27	(41)	(178)	646
Less: Net derivative gains (losses)	98	67	(135)	40	307	168	545
Less: Other adjustments to continuing operations (1)	(149)	(120)	(72)	3	(434)	(568)	(1,340)
Less: Provision for income tax (expense) benefit	(72)	(21)	(62)	(22)	59	190	72
Operating earnings	$2,004	$1,380	$625	$240	$1,242	(1,406)	4,085
Less: Preferred stock dividends						116	116
Operating earnings available to common shareholders						$(1,522)	$3,969
Year Ended December 31, 2014

	U.S.	Asia	Latin America	EMEA	MetLife Holdings	Corporate & Other	Total
	(In millions)
Net income (loss)	$2,429	$1,200	$401	$330	$1,937	$39	$6,336
Less: Income (loss) from discontinued operations, net of income tax	(1)	—	—	—	(2)	1,392	1,389
Income (loss) from continuing operations, net of income tax	$2,430	$1,200	$401	$330	$1,939	$(1,353)	$4,947
Less: Net investment gains (losses)	130	512	30	(17)	(61)	(256)	338
Less: Net derivative gains (losses)	485	(532)	(62)	114	825	(108)	722
Less: Other adjustments to continuing operations (1)	(128)	(122)	(242)	36	(114)	(545)	(1,115)
Less: Provision for income tax (expense) benefit	(158)	35	49	(88)	(226)	260	(128)
Operating earnings	$2,101	$1,307	$626	$285	$1,515	(704)	5,130
Less: Preferred stock dividends						122	122
Operating earnings available to common shareholders						$(826)	$5,008
__________________

(1)	See definitions of operating revenues and operating expenses under “— Non-GAAP and Other Financial Disclosures” for the components of such adjustments.

Reconciliation of revenues to operating revenues and expenses to operating expenses
Year Ended December 31, 2016

	U.S.	Asia	Latin America	EMEA	MetLife Holdings	Corporate & Other	Total
	(In millions)
Total revenues	$29,263	$11,930	$4,816	$3,810	$11,547	$(776)	$60,590
Less: Net investment gains (losses)	(6)	188	93	42	203	(215)	305
Less: Net derivative gains (losses)	53	(47)	3	24	(941)	34	(874)
Less: Adjustments related to net investment gains (losses) and net derivative gains (losses)	—	31	—	(1)	—	—	30
Less: Other adjustments to revenues (1)	(264)	601	48	936	(182)	(925)	214
Total operating revenues	$29,480	$11,157	$4,672	$2,809	$12,467	$330	$60,915
Total expenses	$26,574	$10,029	$3,961	$3,396	$11,348	$1,142	$56,450
Less: Adjustments related to net investment gains (losses) and net derivative gains (losses)	—	42	—	—	(268)	—	(226)
Less: Other adjustments to expenses (1)	(1)	564	(10)	902	136	(640)	951
Total operating expenses	$26,575	$9,423	$3,971	$2,494	$11,480	$1,782	$55,725
Year Ended December 31, 2015

	U.S.	Asia	Latin America	EMEA	MetLife Holdings	Corporate & Other	Total
	(In millions)
Total revenues	$28,954	$11,986	$4,736	$2,930	$13,179	$(451)	$61,334
Less: Net investment gains (losses)	255	501	82	27	(41)	(178)	646
Less: Net derivative gains (losses)	98	67	(135)	40	307	168	545
Less: Adjustments related to net investment gains (losses) and net derivative gains (losses)	—	12	—	(5)	—	—	7
Less: Other adjustments to revenues (1)	(163)	147	12	21	(245)	(674)	(902)
Total operating revenues	$28,764	$11,259	$4,777	$2,847	$13,158	$233	$61,038
Total expenses	$25,706	$9,701	$4,199	$2,599	$11,524	$1,897	$55,626
Less: Adjustments related to net investment gains (losses) and net derivative gains (losses)	—	9	—	(5)	141	(9)	136
Less: Other adjustments to expenses (1)	(14)	270	84	18	48	(97)	309
Total operating expenses	$25,720	$9,422	$4,115	$2,586	$11,335	$2,003	$55,181
Year Ended December 31, 2014

	U.S.	Asia	Latin America	EMEA	MetLife Holdings	Corporate & Other	Total
	(In millions)
Total revenues	$28,490	$12,613	$5,296	$4,227	$13,801	$(453)	$63,974
Less: Net investment gains (losses)	130	512	30	(17)	(61)	(256)	338
Less: Net derivative gains (losses)	485	(532)	(62)	114	825	(108)	722
Less: Adjustments related to net investment gains (losses) and net derivative gains (losses)	—	11	—	10	(15)	15	21
Less: Other adjustments to revenues (1)	(109)	371	41	857	(338)	(737)	85
Total operating revenues	$27,984	$12,251	$5,287	$3,263	$13,390	$633	$62,808
Total expenses	$24,829	$10,866	$4,815	$3,780	$10,922	$1,879	$57,091
Less: Adjustments related to net investment gains (losses) and net derivative gains (losses)	—	(3)	—	12	(175)	5	(161)
Less: Other adjustments to expenses (1)	19	507	283	819	(64)	(182)	1,382
Total operating expenses	$24,810	$10,362	$4,532	$2,949	$11,161	$2,056	$55,870
__________________

(1)	See definitions of operating revenues and operating expenses under “— Non-GAAP and Other Financial Disclosures” for the components of such adjustments.

Consolidated Results — Operating
Year Ended December 31, 2016 Compared with the Year Ended December 31, 2015
Unless otherwise stated, all amounts discussed below are net of income tax.
Overview. The primary drivers of the increase in operating earnings were higher net investment income from portfolio growth and 2015 charges for taxes and related interest expense, partially offset by lower investment yields, unfavorable underwriting, refinements made to DAC and certain insurance-related liabilities, the impact of affiliated reinsurance activity, and the impact of our annual actuarial assumption review.
Foreign Currency. Changes in foreign currency exchange rates had a $51 million negative impact on operating earnings compared to 2015. Unless otherwise stated, all amounts discussed below are net of foreign currency fluctuations. Foreign currency fluctuations can result in significant variances in the financial statement line items.
Business Growth. A $340 million increase in operating earnings was attributable to business growth. We benefited from positive net flows from many of our products. As a result, growth in the investment portfolios of our U.S., Asia and Latin America segments generated higher net investment income. However, this was partially offset by a corresponding increase in interest credited expense on certain insurance-related liabilities. In addition, improved results from our start-up operations also increased operating earnings.
Market Factors. Market factors, including low interest rates, volatile equity markets, and foreign currency exchange rate fluctuations, continued to impact our investment yields; however, certain impacts were mitigated by derivatives used to hedge these risks. Excluding the impact of changes in foreign currency exchange rates on reported net investment income in our non-U.S. segments and inflation-indexed investments, investment yields decreased. Investment yields were negatively affected by the adverse impact of the low interest rate environment on fixed maturity securities and mortgage loans, as proceeds from maturing investments and the growth in the investment portfolio were invested at lower yields than the portfolio average. In addition, we experienced a decrease in returns on real estate joint ventures and alternative investments. Lower investment earnings on our securities lending program resulted primarily from lower margins due to the impact of a flatter yield curve. These decreases in net investment income were partially offset by higher income on derivatives. In our MetLife Holdings segment, a decline in our average separate account balances resulted in a decrease in asset-based fee income. The changes in market factors discussed above resulted in a $471 million decrease in operating earnings.
Underwriting, Actuarial Assumption Review and Other Insurance Adjustments. Unfavorable underwriting resulted in a $180 million decrease in operating earnings primarily as a result of higher non-catastrophe claim costs, less favorable development of prior year non-catastrophe losses and a charge related to an adjustment to reinsurance receivables in our Asia segment. Favorable mortality and morbidity experience in our Latin America and U.S. segments was largely offset by unfavorable experience in our MetLife Holdings segment. The impact of our annual actuarial assumption review, which occurred in both 2016 and 2015, resulted in a $75 million decrease in operating earnings. Refinements to DAC and certain insurance-related liabilities, which were recorded in both 2016 and 2015, resulted in a $176 million decrease in operating earnings, primarily as a result of a 2016 reserve adjustment of $65 million resulting from modeling improvements in the reserving process in our universal life businesses.
Interest Expense on Debt. The maturity of $1.0 billion of senior notes in June 2015 and $1.3 billion of senior notes in June 2016 and the maturity of other long-term debt in 2015 and 2016, partially offset by the issuance of $1.5 billion of senior notes in March 2015 and $1.3 billion of senior notes in November 2015 and higher interest on floating rate debt resulted in a net decrease to interest expense on debt of $29 million.
Expenses and Taxes. Our results for 2015 include the aforementioned $235 million charge for interest on uncertain tax positions. In addition, other expenses declined by $83 million primarily due to expense savings related to the U.S. Retail Advisor Force Divestiture. The Company’s effective tax rates differ from the U.S. statutory rate of 35% typically due to non-taxable investment income, tax credits for low income housing, and foreign earnings taxed at lower rates than the U.S. statutory rate. Higher utilization of tax preferenced items and foreign rate differential improved 2016 operating earnings by $66 million over 2015. Our results for 2016 include the following tax items: (i) a $46 million benefit for tax audit settlements, (ii) a $25 million benefit related to a change in the tax rate in Japan, and (iii) a $22 million benefit related to an investment tax credit, partially offset by a $12 million charge related to a change in the tax rate in Chile. The $25 million benefit in Japan includes a benefit of $20 million that pertains to prior years; the $12 million tax charge in Chile includes a charge of $10 million that pertains to prior years. Our results for 2015 include the following tax items: (i) a charge of $557 million recorded under accounting guidance for the recognition of tax uncertainties, (ii) a benefit of $61 million related to a change in the tax rate in Japan, (iii) a benefit of $60 million related to the restructuring of our business in Chile, (iv) a benefit of $31 million related to the repatriation of earnings from Japan, and (v) a $31 million benefit related to devaluation of the peso in Argentina.

Other. Annuities reinsurance activity with Brighthouse decreased operating earnings by $160 million. This was primarily due to the recapture of certain single-premium deferred annuity reinsurance agreements that resulted in unfavorable recapture settlements and an increase in the related DAC amortization, partially offset by lower interest credited on the related reinsurance payables. The impact of the lower interest credited was largely offset by the lower net investment income earned on the assets transferred in connection with the recapture.
Year Ended December 31, 2015 Compared with the Year Ended December 31, 2014
Unless otherwise stated, all amounts discussed below are net of income tax.
Overview. The primary drivers of the decrease in operating earnings were lower investment yields, a tax charge and a related charge for interest on uncertain tax positions in 2015, less favorable underwriting results and an unfavorable impact from our annual review of actuarial assumptions, partially offset by higher net investment income from portfolio growth.
Foreign Currency. Changes in foreign currency exchange rates had a $303 million negative impact on operating earnings compared to 2014.
Business Growth. We benefited from higher sales and business growth across many of our products. Growth in the investment portfolios of our domestic and Latin America segments generated higher net investment income, which was partially offset by higher surrenders of foreign currency-denominated fixed annuity products in Japan. The changes in business growth discussed above resulted in a $378 million increase in operating earnings.
Market Factors. Market factors, including the sustained low interest rate environment, continued to impact our investment yields. Excluding the impact of inflation-indexed investments in the Latin America segment, investment yields decreased. Investment yields were negatively impacted by the adverse impact of the sustained low interest rate environment on fixed maturity securities and mortgage loans, as well as by lower returns on other limited partnership interests and our securities lending program. These decreases were partially offset by higher returns on real estate and higher income on derivatives. The changes in market factors discussed above resulted in a $456 million decrease in operating earnings.
Underwriting, Actuarial Assumption Review and Other Insurance Adjustments. A $126 million decrease in underwriting results was primarily due to higher non-catastrophe related claim costs, as well as higher catastrophe-related losses in our Property & Casualty businesses. In addition, less favorable mortality in our MetLife Holdings and Latin America segments was partially offset by favorable mortality in our U.S. segment. Also, less favorable morbidity in our U.S. segment was partially offset by favorable morbidity in our MetLife Holdings segment. On an annual basis, we review and update our long-term assumptions used in our calculations of certain insurance-related liabilities and DAC. These annual updates, which occurred in both 2015 and 2014, resulted in a net operating earnings decrease of $57 million and were primarily related to unfavorable DAC unlockings in our MetLife Holdings segment. Refinements to DAC and certain insurance-related liabilities that were recorded in both 2015 and 2014 resulted in a net decrease of $11 million in operating earnings. The 2014 refinements include favorable reserve adjustments related to disability premium waivers and a charge related to delayed settlement interest on unclaimed funds held by state governments, in our MetLife Holdings segment.
Expenses. In 2015, other expenses include the aforementioned $235 million charge for interest on uncertain tax positions. An additional $106 million increase in expenses was primarily the result of higher expenses associated with corporate initiatives and projects, primarily in Asia, real estate charges and higher employee-related costs. These increases were partially offset by a $117 million accrual in 2014 to increase the litigation reserve related to asbestos, as well as 2014 charges totaling $57 million related to the aforementioned settlement of a licensing matter.
Taxes. The Company’s 2015 and 2014 effective tax rates differed from the U.S. statutory rate of 35%, primarily due to non-taxable investment income, tax credits for low income housing, and foreign earnings taxed at lower rates than the U.S. statutory rate. Our results for 2015 include the aforementioned tax charge of $557 million recorded under accounting guidance for the recognition of tax uncertainties, partially offset by a $61 million benefit in Japan related to a tax rate change, a tax benefit of $60 million related to restructuring in Chile, a $31 million tax benefit related to the repatriation of earnings from Japan and a $31 million tax benefit related to the devaluation of the peso in Argentina. In 2014, the Company realized a $10 million tax benefit related to the filing of the Company’s U.S. federal tax return. However, this was more than offset by a $41 million tax charge related to tax reform in Chile and an $18 million tax charge related to the aforementioned settlement of a licensing matter which was not deductible for income tax purposes.

Segment Results and Corporate & Other
U.S.
Business Overview. An increase in sales was primarily driven by sales of stable value products, as well as funding agreement issuances in our Retirement and Income Solutions business. In addition, sales of pension risk transfers and structured settlements were slightly higher than in 2015. These increases were partially offset by slightly lower sales in the income annuities and pensions businesses. Changes in premiums for the Retirement and Income Solutions business were almost entirely offset by the related changes in policyholder benefits and claims. Sales increased 24% compared to 2015 in the Group Benefits business, with strong sales across our core and voluntary products. In our Property & Casualty business, sales of new policies were slightly lower for both the auto and homeowners lines of business. The number of policies that were not renewed exceeded new policy sales, resulting in a decrease in exposures.

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Operating revenues
Premiums	$21,501	$20,861	$20,243
Universal life and investment-type product policy fees	989	943	909
Net investment income	6,206	6,209	6,111
Other revenues	784	751	721
Total operating revenues	29,480	28,764	27,984
Operating expenses
Policyholder benefits and claims and policyholder dividends	21,558	20,837	20,110
Interest credited to policyholder account balances	1,302	1,216	1,168
Capitalization of DAC	(471)	(493)	(488)
Amortization of DAC and VOBA	471	471	458
Interest expense on debt	9	4	12
Other operating expenses	3,706	3,685	3,550
Total operating expenses	26,575	25,720	24,810
Provision for income tax expense (benefit)	988	1,040	1,073
Operating earnings	$1,917	$2,004	$2,101
Year Ended December 31, 2016 Compared with the Year Ended December 31, 2015
Unless otherwise stated, all amounts discussed below are net of income tax.
Business Growth. The impact of deposits, funding agreement issuances and increased premiums in 2016 resulted in higher average invested assets, improving net investment income. However, consistent with the growth in average invested assets from increased premiums, interest credited on long-duration contracts increased. An increase in average premium per policy in both our auto and homeowners businesses improved operating earnings. In addition, an increase in other operating expenses, mainly the result of growth across the segment, was more than offset by the remaining increase in premiums, fees and other revenues. The combined impact of the items discussed above increased operating earnings by $175 million.

Market Factors. Market factors, including low interest rates, volatile equity markets, and foreign currency exchange rate fluctuations, continued to impact our investment yields; however, certain impacts were mitigated by derivatives used to hedge these risks. Investment yields decreased as a result of the impact of the low interest rate environment on fixed maturity securities and mortgage loans, as proceeds from maturing investments and the growth in the investment portfolio were invested at lower yields than the portfolio average. In addition, lower returns on alternative investments, other limited partnership interests and lower prepayment fees reduced yields. Lower investment earnings on our securities lending program resulted primarily from lower margins due to the impact of a flatter yield curve. These unfavorable changes were partially offset by higher income on derivatives and real estate. Certain of our funding agreements and guaranteed interest contract liabilities have interest credited rates that are contractually tied to current market rates, specifically the 3-month LIBOR and, as a result, a higher average interest credited rate drove an increase in interest credited expense. However, consistent with the decrease in yields on average invested assets, interest credited on certain long-duration insurance contracts decreased. The changes in market factors discussed above resulted in a $147 million decrease in operating earnings.
Underwriting and Other Insurance Adjustments. Favorable claims experience in our individual disability and voluntary businesses were partially offset by unfavorable claims experience in our group disability and dental businesses and resulted in a $12 million increase in operating earnings. Favorable mortality in 2016, mainly due to favorable claims experience in our life business, resulted in a $26 million increase in operating earnings. Less favorable mortality from our pension risk transfer business and specialized life insurance products resulted in a $10 million decrease in operating earnings. In our Property & Casualty business, non-catastrophe claim costs increased by $85 million, resulting from higher frequencies and severities in both our auto and homeowners businesses, as well as an increase in claims adjustment expenses. In addition, less favorable development of prior year non-catastrophe losses reduced operating earnings by $43 million. These increases were partially offset by a decrease in catastrophe losses, which improved operating earnings by $3 million. Refinements to certain insurance and other liabilities, which were recorded in both 2016 and 2015, resulted in a $25 million decrease in operating earnings.
Year Ended December 31, 2015 Compared with the Year Ended December 31, 2014
Unless otherwise stated, all amounts discussed below are net of income tax.
Business Growth. An increase in average premium per policy in both our auto and homeowners businesses improved operating earnings. Growth in premiums, deposits and funding agreement issuances in 2015, as well as an increase in allocated equity resulted in higher average invested assets, improving net investment income. However, consistent with the growth in average invested assets from increased premiums, deposits and funding agreement issuances, interest credited on long-duration contracts increased. An increase in the annual assessment of the PPACA fee increased other expenses in 2015; however, the impact of the assessment was significantly offset by a related increase in premiums from our dental business. In addition, an increase in other operating expenses, mainly the result of growth across the segment, was more than offset by the remaining increase in premiums, fees and other revenues. The combined impact of the items discussed above increased operating earnings by $120 million.
Market Factors. Market factors, including sustained low interest rates and volatile equity markets, continued to impact our investment yields. The sustained low interest rate environment drove lower investment yields on our fixed maturity securities and mortgage loans. Yields were also negatively impacted by a reduction in the size of our securities lending program. In addition, weaker equity markets in 2015 resulted in lower returns on other limited partnership interests, which were partially offset by higher returns on alternative investments and interest rate derivatives. Many of our funding agreements and guaranteed interest contract liabilities have interest credited rates that are contractually tied to external indices and, as a result, we set lower interest credited rates on new business, as well as on existing business with terms that can fluctuate. The combined impact of lower investment returns partially offset by lower interest credited expense, resulted in a decrease in operating earnings of $95 million.

Underwriting and Other Insurance Adjustments. In our Property & Casualty business, non-catastrophe claim costs increased $63 million, the result of higher severities in both our auto and homeowners businesses, as well as an increase in frequencies in our auto business, partially offset by lower frequencies in our homeowners businesses. In addition, catastrophe-related losses increased by $48 million, mainly due to severe winter weather in 2015. Further, less favorable development of prior year non-catastrophe losses resulted in a slight decrease to operating earnings. Less favorable reserve development in our dental business was partially offset by favorable morbidity experience in our individual and group disability businesses, resulting in a $31 million decrease in operating earnings. Less favorable mortality in our structured settlement and income annuity businesses was partially offset by more favorable mortality from our pension risk transfer and specialized life insurance products, and resulted in a $10 million decrease in operating earnings. Our life and AD&D businesses experienced favorable mortality in 2015, mainly due to favorable claims experience, which resulted in a $48 million increase in operating earnings. Refinements to certain insurance and other liabilities, which were recorded in both 2015 and 2014, resulted in an $8 million decrease in operating earnings.
Asia
Business Overview. Sales decreased compared to 2015 primarily due to management actions taken to improve product value in the region. In Japan, we have seen a successful shift in sales to foreign currency denominated life products from yen denominated life products, although sales of accident and health products packaged with yen denominated life products declined. Sales increased in emerging markets, including China and Bangladesh, mainly due to business growth.

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Operating revenues
Premiums	$6,902	$6,937	$7,566
Universal life and investment-type product policy fees	1,487	1,542	1,693
Net investment income	2,707	2,675	2,886
Other revenues	61	105	106
Total operating revenues	11,157	11,259	12,251
Operating expenses
Policyholder benefits and claims and policyholder dividends	5,191	5,275	5,724
Interest credited to policyholder account balances	1,298	1,309	1,544
Capitalization of DAC	(1,668)	(1,720)	(1,914)
Amortization of DAC and VOBA	1,224	1,256	1,397
Amortization of negative VOBA	(208)	(309)	(364)
Other operating expenses	3,586	3,611	3,975
Total operating expenses	9,423	9,422	10,362
Provision for income tax expense (benefit)	492	457	582
Operating earnings	$1,242	$1,380	$1,307
Year Ended December 31, 2016 Compared with the Year Ended December 31, 2015
Unless otherwise stated, all amounts discussed below are net of income tax.
Following a change in the foreign investment law in India, the Company no longer consolidates its India operating joint venture, effective January 1, 2016. While this change in accounting does affect the comparability of the financial statement line items, it did not have a significant impact on operating earnings and, therefore, is not discussed below.
Foreign Currency. The impact of changes in foreign currency exchange rates increased operating earnings by $46 million for 2016 compared to 2015 primarily due to the strengthening of the Japanese yen against the U.S. dollar. Unless otherwise stated, all amounts discussed below are net of foreign currency fluctuations. Foreign currency fluctuations can result in significant variances in the financial statement line items.

Business Growth. Positive net flows in Japan and Korea resulted in higher average invested assets and an increase in net investment income. Asia’s premiums and fees decreased from 2015 mainly driven by lower fixed annuity surrenders and the shift from premium-based to fee-based products in 2016. The discontinuation of single premium products in our accident & health business in Japan in the third quarter of 2015 also contributed to the decline in premiums. Changes in premiums for these businesses were partially offset by related changes in policyholder benefits. The combined impact of the items discussed above improved operating earnings by $64 million.
Market Factors. Market factors, including low interest rates, volatile equity markets, and foreign currency exchange rate fluctuations, continued to impact our investment yields; however, certain impacts were mitigated by derivatives used to hedge these risks. Investment returns were unfavorably impacted by lower interest rates on fixed maturity securities, and the impact of incremental income recognized in 2015 from the recovery of a previously impaired mortgage loan, both in Japan. The decreases in investment returns were partially offset by the favorable impact of increased sales of foreign currency-denominated fixed annuities in Japan, primarily in its Australian currency-denominated portfolio, which drove an increase in higher yielding foreign currency-denominated fixed maturity securities, as well as higher returns on other limited partnership interests. Lower investment yields, partially offset by the impact of credit and foreign currency hedges, decreased operating earnings by $113 million.
Underwriting, Actuarial Assumption Review and Other Insurance Adjustments. Our results for 2016 include a $44 million charge related to an adjustment to reinsurance receivables in Australia. Excluding this charge, lower fixed annuity surrender gains and higher lapses in Japan, partially offset by favorable claims experience in Australia and Korea, decreased operating earnings by $15 million. The impact of our annual actuarial assumption review, which occurred in both 2016 and 2015, resulted in a net decrease of $35 million in operating earnings. Refinements to certain insurance and other liabilities, which were recorded in 2016, resulted in a $36 million increase in operating earnings.
Expenses and Taxes. An increase in expenses, primarily driven by costs associated with growth of our agency channel in Hong Kong, information technology, and marketing, partially offset by lower consumption tax in Japan and a decline in corporate overhead, reduced operating earnings by $13 million. Results for 2016 include a $25 million tax benefit related to a change in the corporate tax rate in Japan (which includes a benefit of $20 million that pertains to prior periods). Results for 2015 include tax benefits of $61 million related to a change in tax rates, $12 million for the settlement of an audit and $15 million related to the U.S. taxation of dividends, each related to Japan, as well as a $6 million tax refund in Korea in 2015 related to unclaimed surrender value.
Year Ended December 31, 2015 Compared with the Year Ended December 31, 2014
Unless otherwise stated, all amounts discussed below are net of income tax.
Foreign Currency. The impact of changes in foreign currency exchange rates reduced operating earnings by $126 million for 2015 compared to 2014 as a result of the weakening of the yen against the U.S. dollar.
This resulted in significant variances on the financial statement line items.
Business Growth. Asia’s premiums, fees and other revenues increased over the prior year driven by broad based in-force growth across the region, including growth in our ordinary life and accident & health businesses in Japan and Korea, as well as our group insurance business in Australia. Changes in premiums for these businesses were partially offset by related changes in policyholder benefits. During the period, surrenders of foreign currency-denominated fixed annuity products in Japan also contributed to higher fee income. The impact of these surrenders, partially offset by positive net flows in Korea, Bangladesh and India, resulted in lower average invested assets and a decrease in net investment income. In addition, a decrease in interest credited expenses was partially offset by increases in amortization of DAC and VOBA, commissions and variable expenses (net of DAC capitalization), primarily related to the establishment of an agency channel in Hong Kong. The combined impact of the items discussed above improved operating earnings by $61 million.
Market Factors. Investment returns were positively impacted by higher net investment income resulting from the recovery of a previously impaired mortgage loan in Japan, improved operating results from our China joint venture and higher interest rates on fixed maturity securities in Bangladesh. These improved investment returns were partially offset by the impact of lower interest rates on fixed maturity securities in Korea and the impact in Japan of continued growth of lower yielding Japanese government securities. The decrease in returns from Japanese government securities was offset by the favorable impact of increased foreign currency-denominated fixed annuities in Japan driving an increase in higher yielding foreign currency-denominated fixed maturity securities. Higher investment yields, combined with the impact of foreign currency hedges, increased operating earnings by $38 million.

Underwriting and Actuarial Assumption Review. Favorable claims experience, primarily in Japan resulted in a $15 million increase in operating earnings. In addition, on an annual basis, we review and update our long-term assumptions used in our calculations of certain insurance-related liabilities and DAC. This annual update resulted in a net operating earnings increase of $22 million.
Expenses and Taxes. Higher expenses, primarily driven by costs associated with corporate initiatives and projects, reduced operating earnings by $32 million. Our 2015 results include tax benefits of $61 million related to a change in tax rates, $12 million for the settlement of an audit and $15 million related to the U.S. taxation of dividends, each related to Japan. In addition, in 2015, Korea received a tax refund of $6 million related to unclaimed surrender value. Our 2014 results include tax benefits of $9 million related to the U.S. taxation of dividends and $4 million resulting from a tax rate change, each related to Japan.
Latin America
Business Overview. Total sales for Latin America increased over 2015. The region experienced higher medical, accident & health and property & casualty sales, partially offset by lower sales of pension and life products.

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Operating revenues
Premiums	$2,529	$2,581	$2,796
Universal life and investment-type product policy fees	1,025	1,117	1,239
Net investment income	1,084	1,038	1,219
Other revenues	34	41	33
Total operating revenues	4,672	4,777	5,287
Operating expenses
Policyholder benefits and claims and policyholder dividends	2,443	2,408	2,615
Interest credited to policyholder account balances	328	349	394
Capitalization of DAC	(321)	(341)	(377)
Amortization of DAC and VOBA	184	271	313
Amortization of negative VOBA	(1)	(1)	(1)
Interest expense on debt	2	—	—
Other operating expenses	1,336	1,429	1,588
Total operating expenses	3,971	4,115	4,532
Provision for income tax expense (benefit)	158	37	129
Operating earnings	$543	$625	$626
Year Ended December 31, 2016 Compared with the Year Ended December 31, 2015
Unless otherwise stated, all amounts discussed below are net of income tax.
Foreign Currency. The impact of changes in foreign currency exchange rates decreased operating earnings by $81 million for 2016 as compared to 2015 mainly due to the weakening of the Mexican and Argentinean pesos against the U.S. dollar. Unless otherwise stated, all amounts discussed below are net of foreign currency fluctuations. Foreign currency fluctuations can result in significant variances in the financial statement line items.
Business Growth. Latin America experienced business growth across several lines of business within Mexico, Chile and Argentina. This business growth resulted in increased premiums and policy fee income which was partially offset by the related changes in policyholder benefits. Positive net flows, primarily from Chile, Mexico and Argentina, resulted in an increase in average invested assets and generated higher net investment income. This was partially offset by an increase in interest credited expense on certain insurance liabilities. Business growth also drove an increase in operating expenses, commissions and DAC amortization, which were partially offset by higher DAC capitalization. The items discussed above resulted in a $59 million increase in operating earnings.

Market Factors. Changes in market factors resulted in a $17 million increase to operating earnings as higher investment yields were partially offset by higher interest credited expense. An increase in investment yields was primarily driven by a 2016 change in the crediting rate on allocated equity in Mexico, Chile and Argentina, as well as higher yields from fixed maturity securities in Mexico. These increases were partially offset by lower returns on fixed maturity securities, alternative investments and mortgage loans in Chile.
Underwriting, Actuarial Assumption Review and Other Insurance Adjustments. Favorable underwriting resulted in a $38 million increase in operating earnings driven by lower claims experience in Mexico and Chile. The impact of the annual actuarial assumption review, which occurred in both 2016 and 2015, resulted in a net operating earnings increase of $16 million. Refinements to certain insurance liabilities and other adjustments in both 2016 and 2015 resulted in a $26 million decrease to operating earnings.
Taxes. Effective September 1, 2015, AFP ProVida was merged into MetLife Chile Acquisition Company resulting in an income tax benefit of $60 million in 2015. In the first quarter of 2016, our Chilean businesses, including ProVida, incurred a tax charge of $12 million as a result of tax reform legislation in Chile (including a charge of $10 million that pertains to prior periods). In addition, other tax-related adjustments in both 2016 and 2015 resulted in a net decrease in operating earnings of $20 million. These adjustments were mainly driven by tax charges related to the filing of local tax returns in Mexico and Chile in 2016 and a tax benefit in 2015 due to the devaluation of the peso in Argentina, partially offset by a 2016 tax benefit due to inflation in Argentina.
Year Ended December 31, 2015 Compared with the Year Ended December 31, 2014
Unless otherwise stated, all amounts discussed below are net of income tax.
Foreign Currency. The impact of changes in foreign currency exchange rates decreased operating earnings by $111 million for 2015 compared to 2014 mainly due to the weakening of the peso against the U.S. dollar, which included the impact of changes in foreign currency exchange rates related to the tax charge resulting from tax reform in Chile, as discussed further below.
Business Growth. Total sales for the region decreased primarily due to the impact of a large contract in Mexico in 2014. Excluding this large contract, sales increased due to organic growth in several countries but the resulting increase in premiums was partially offset by related changes in policyholder benefits. An increase in average invested assets, primarily in Chile and Mexico, generated higher net investment income. Growth in our businesses resulted in higher policy fee income, as well as increased marketing costs and commissions, which were partially offset by increased DAC capitalization. The items discussed above were the primary drivers of a $135 million increase in operating earnings.
Market Factors. The net impact of changes in market factors resulted in an $83 million decrease in operating earnings, driven by lower investment yields and higher interest credited expense. Investment yields decreased on fixed income securities in Chile and Mexico and we experienced lower investment returns on alternative investments in Chile.
Underwriting and Other Insurance Adjustments. Unfavorable claims experience in several countries decreased operating earnings by $9 million. Refinements to DAC and other adjustments recorded in both 2015 and 2014 resulted in a $10 million increase in operating earnings.
Expenses and Taxes. Effective September 1, 2015, ProVida was merged into MetLife Chile Acquisition Company resulting in an income tax benefit of $60 million in 2015. In the third quarter of 2014, our Chilean businesses, including ProVida, incurred a tax charge of $41 million ($33 million after adjusting for foreign currency fluctuations) as a result of tax reform in Chile. Other tax-related adjustments in both 2015 and 2014 decreased operating earnings by $18 million. These tax-related adjustments include tax charges related to inflation in Chile and Mexico, as well as a 2014 refund claim in Argentina, partially offset by a benefit resulting from the devaluation of the peso in Argentina in both 2015 and 2014. In addition, employee-related costs, which include inflation, were higher across several countries, resulting in an $18 million decrease in operating earnings.

EMEA
Business Overview. Sales increased in 2016 due to growth in the Middle East and the U.K., partially offset by strong 2015 sales in Poland.

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Operating revenues
Premiums	$2,027	$2,036	$2,309
Universal life and investment-type product policy fees	391	424	466
Net investment income	318	326	428
Other revenues	73	61	60
Total operating revenues	2,809	2,847	3,263
Operating expenses
Policyholder benefits and claims and policyholder dividends	1,067	988	1,053
Interest credited to policyholder account balances	112	120	148
Capitalization of DAC	(403)	(472)	(680)
Amortization of DAC and VOBA	408	497	613
Amortization of negative VOBA	(13)	(16)	(31)
Other operating expenses	1,323	1,469	1,846
Total operating expenses	2,494	2,586	2,949
Provision for income tax expense (benefit)	42	21	29
Operating earnings	$273	$240	$285
Year Ended December 31, 2016 Compared with the Year Ended December 31, 2015
Unless otherwise stated, all amounts discussed below are net of income tax.
Foreign Currency. The impact of changes in foreign currency exchange rates reduced operating earnings by $16 million for 2016 as compared to 2015, primarily driven by the strengthening of the U.S. dollar against the British pound, Turkish lira, Egyptian pound and Polish zloty. Unless otherwise stated, all amounts discussed below are net of foreign currency fluctuations. Foreign currency fluctuations can result in significant variances in the financial statement line items.
Business Growth. Operating earnings increased by $35 million as a result of business growth mainly in the employee benefits business in the Middle East and the U.K.
Underwriting, Actuarial Assumption Review and Other Insurance Adjustments. Favorable underwriting, primarily in our accident & health business in Greece, was largely offset by unfavorable underwriting, primarily in our employee benefits business and resulted in an operating earnings increase of $2 million. The impact of the annual actuarial assumption review, which occurred in both 2016 and 2015, resulted in a net operating earnings decrease of $22 million. Refinements to certain insurance liabilities and other adjustments in 2016 resulted in a $4 million increase to operating earnings.
Expenses. Operating earnings increased by $43 million primarily due to expense discipline across the region and lower allocated corporate overhead expenses.
Taxes and Other. The Company received tax benefits in both 2016 and 2015; however, since the 2015 benefit exceeded the 2016 benefit, operating earnings decreased by $19 million. Operating earnings for 2015 were positively impacted by the conversion to calendar year reporting for certain of our subsidiaries; however, this was offset by certain one-time items, including re-branding and legal expenses. Our 2016 operating earnings benefited from the cancellation of a distribution agreement with one of our bancassurance partners, which improved operating earnings by $3 million.
Year Ended December 31, 2015 Compared with the Year Ended December 31, 2014
Unless otherwise stated, all amounts discussed below are net of income tax.

Foreign Currency. The impact of changes in foreign currency exchange rates reduced operating earnings by $66 million for 2015 as compared to 2014, primarily driven by the strengthening of the U.S. dollar against the euro, Russian ruble and Polish zloty.
Business Growth. Operating earnings benefited from growth in the Middle East, primarily in the Gulf and Turkey, as well as growth in the U.K., increasing operating earnings by $30 million.
Actuarial Assumption Review. On an annual basis, we review and update our long-term assumptions used in our calculations of certain insurance-related liabilities and DAC. These annual updates, which occurred in both 2015 and 2014, resulted in a net operating earnings decrease of $4 million. In addition, operating earnings increased by $5 million due to a 2014 refinement of DAC in the U.K.
Taxes and Other. The Company had a number of one-time items in both 2015 and 2014, including tax benefits, the conversion of certain of our subsidiaries to calendar year reporting, as well as re-branding and legal expenses. The combined impact of these items decreased operating earnings by $3 million. In addition, our 2014 results included a $7 million benefit related to pension reform in Poland.
MetLife Holdings
Business Overview. In connection with the Separation and the U.S. Retail Advisor Force Divestiture, we have discontinued the marketing of life and annuity products in this segment, which has led to lower sales. This will result in a declining DAC asset over time and we anticipate an average decline in premiums, fees and other revenues of approximately 5% per year from expected business run-off. A significant portion of our operating earnings is driven by separate account balances. Most directly, these balances determine asset-based fee income but they also impact DAC amortization and asset-based commissions. Separate account balances are driven by sales, movements in the market, surrenders, withdrawals, benefit payments, transfers and policy charges. Separate account balances increased due to equity market performance, partially offset by the impact of negative net flows, as benefits, surrenders and withdrawals exceeded sales. While net flows are still negative, we are seeing stability in surrenders and withdrawals. Although we have discontinued selling our long-term care product, we continue to collect premiums and administer the existing block of business, which contributed to asset growth in the segment, and we expect the related reserves to grow as this block matures.

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Operating revenues
Premiums	$4,506	$4,545	$4,545
Universal life and investment-type product policy fees	1,436	1,482	1,374
Net investment income	5,944	6,201	6,409
Other revenues	581	930	1,062
Total operating revenues	12,467	13,158	13,390
Operating expenses
Policyholder benefits and claims and policyholder dividends	7,534	7,357	7,217
Interest credited to policyholder account balances	1,042	1,062	1,098
Capitalization of DAC	(281)	(410)	(326)
Amortization of DAC and VOBA	736	577	444
Interest expense on debt	57	55	58
Other operating expenses	2,392	2,694	2,670
Total operating expenses	11,480	11,335	11,161
Provision for income tax expense (benefit)	288	581	714
Operating earnings	$699	$1,242	$1,515
Year Ended December 31, 2016 Compared with the Year Ended December 31, 2015
Unless otherwise stated, all amounts discussed below are net of income tax.

Business Growth. Net investment income increased slightly resulting from a larger invested asset base. Net asset growth in our life, annuities and long-term care businesses was largely offset by negative net flows as a result of the recapture of two assumed single-premium deferred annuity reinsurance agreements with Brighthouse, which decreased our invested asset base. Consistent with the aforementioned asset growth, interest credited on insurance liabilities also increased. Lower universal life sales resulted in lower fee income. Additionally, operating earnings increased since the operating loss from broker-dealer operations was included in the U.S. Retail Advisor Force Divestiture; this also resulted in declines in both revenues and expenses. The combined impact of the items discussed above resulted in a $6 million decrease in operating earnings.
Market Factors. Market factors, including low interest rates, volatile equity markets, and foreign currency exchange rate fluctuations, continued to impact our investment yields; however, certain impacts were mitigated by derivatives used to hedge these risks. Investment yields decreased on our fixed maturity securities as proceeds from maturing investments and the growth in the investment portfolio were invested at lower yields than the portfolio average. We also had lower income on derivatives and alternative investments. These decreases in net investment income were partially offset by higher returns on private equities. In our deferred annuity business, lower equity returns in 2015 drove a decline in average separate account balances which resulted in a decrease in asset-based fee income in 2016 relative to 2015. This decrease was partially offset by lower average interest crediting rates and declines in DAC amortization. The changes in market factors discussed above resulted in a $189 million decrease in operating earnings.
Underwriting, Actuarial Assumption Review and Other Insurance Adjustments. Unfavorable mortality, primarily in our universal life business, and unfavorable claim experience in our long-term care business resulted in a $58 million decrease in operating earnings. The impact of our annual actuarial assumption review, which occurred in both 2016 and 2015, resulted in a net operating earnings decrease of $34 million and was primarily related to unfavorable DAC unlockings. Refinements to DAC and certain insurance-related liabilities that were recorded in both 2016 and 2015, including a 2016 reserve adjustment resulting from modeling improvements in the reserving process in our universal life business, resulted in a $165 million decrease in operating earnings.
Expenses. Operating earnings increased by $78 million as a result of lower expenses, primarily due to lower costs as a result of the U.S. Retail Advisor Force Divestiture.
Other. Annuities reinsurance activity with Brighthouse decreased operating earnings by $160 million. This was primarily due to the aforementioned recapture of certain single-premium deferred annuity reinsurance agreements that resulted in unfavorable recapture settlements and an increase in the related DAC amortization, partially offset by lower interest credited on the related reinsurance payables. The impact of the lower interest credited was largely offset by the lower net investment income earned on the assets transferred in connection with the recapture. Unfavorable results from our reinsurance agreement with our former operating joint venture in Japan resulted in a $14 million decrease in operating earnings.
Year Ended December 31, 2015 Compared with the Year Ended December 31, 2014
Unless otherwise stated, all amounts discussed below are net of income tax.
Business Growth. A larger invested asset base, driven by positive net flows in our life business and an increase in allocated equity, generated higher net investment income. This was partially offset by higher interest credited on long-duration contracts consistent with the growth in average invested assets in our long-term care product. Declines in broker-dealer revenue also decreased operating earnings. The combined impact of the items discussed above increased operating earnings by $45 million.
Market Factors. Market factors, including sustained low interest rates and volatile equity markets, continued to impact our investment yields. The sustained low interest rate environment resulted in a decline in net investment income on our fixed maturity securities as proceeds from maturing investments were reinvested at lower yields. This reduction in 2015 income from lower yields was partially offset by lower interest credited expense in our deferred annuities business as a result of declines in average interest credited rates. The decline in yields was also partially offset by higher returns on real estate, real estate joint ventures and alternative investments. The changes in market factors discussed above resulted in a $182 million decrease in operating earnings.

Underwriting, Actuarial Assumption Review and Other Insurance Adjustments. Less favorable mortality in both our universal life and traditional life businesses resulted in a net decrease of $40 million in operating earnings. Favorable claims experience in our long-term care business, due to higher net closures and the impact of lapses on certain insurance-related liabilities, increased operating earnings by $16 million. On an annual basis, we review and update our long-term assumptions used in our calculations of certain insurance-related liabilities and DAC. These annual updates, which occurred in both 2015 and 2014, resulted in a net operating earnings decrease of $77 million and were primarily related to unfavorable DAC unlockings in the life businesses. Refinements to DAC and certain insurance-related liabilities that were recorded in both 2015 and 2014 resulted in a decrease in operating earnings of $14 million, primarily driven by certain 2014 adjustments in both our life and annuity businesses. The 2014 refinements include favorable reserve adjustments related to disability premium waivers and a charge related to delayed settlement interest on unclaimed funds held by state governments.
Expenses. A $23 million increase in expenses was primarily related to higher employee-related and project-related costs.
Other. Favorable results from our reinsurance agreement with our former operating joint venture in Japan contributed $38 million to operating earnings. Annuities reinsurance activity with Brighthouse had a net unfavorable impact to operating earnings of $18 million.
Corporate & Other

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Operating revenues
Premiums	$40	$(92)	$89
Universal life and investment-type product policy fees	2	(4)	—
Net investment income	178	260	489
Other revenues	110	69	55
Total operating revenues	330	233	633
Operating expenses
Policyholder benefits and claims and policyholder dividends	41	(114)	49
Interest credited to policyholder account balances	6	23	33
Capitalization of DAC	(7)	(3)	(1)
Amortization of DAC and VOBA	8	(1)	(8)
Interest expense on debt	1,139	1,169	1,162
Other operating expenses	595	929	821
Total operating expenses	1,782	2,003	2,056
Provision for income tax expense (benefit)	(947)	(364)	(719)
Operating earnings	(505)	(1,406)	(704)
Less: Preferred stock dividends	103	116	122
Operating earnings available to common shareholders	$(608)	$(1,522)	$(826)

The table below presents operating earnings available to common shareholders by source net of income tax:

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Other business activities	$(5)	$(41)	$(12)
Other net investment income	220	291	406
Interest expense on debt	(814)	(843)	(839)
Preferred stock dividends	(103)	(116)	(122)
Acquisition costs	—	—	—
Corporate initiatives and projects	(129)	(169)	(163)
Incremental tax benefit (expense)	438	(256)	221
Other	(215)	(388)	(317)
Operating earnings available to common shareholders	$(608)	$(1,522)	$(826)
Year Ended December 31, 2016 Compared with the Year Ended December 31, 2015
Unless otherwise stated, all amounts discussed below are net of income tax.
Other Business Activities. Operating earnings from other business activities increased $36 million. This was primarily related to improved results from our start-up operations.
Other Net Investment Income. A $71 million decrease in other net investment income was primarily driven by lower returns on fixed maturity securities as a result of the low interest rate environment and a decrease in average total portfolio holdings, primarily driven by a capital contribution to Brighthouse Life Insurance Company (formerly MetLife Insurance Company USA) (“Brighthouse Insurance”). Additionally, lower returns on real estate, real estate joint ventures and private equities decreased other net investment income.
Interest Expense on Debt. The maturity of $1.0 billion of senior notes in June 2015 and $1.3 billion of senior notes in June 2016 and the maturity of other long-term debt in 2015 and 2016, partially offset by the issuance of $1.5 billion of senior notes in March 2015 and $1.3 billion of senior notes in November 2015 and higher interest on floating rate debt resulted in a net decrease to interest expense on debt of $29 million.
Preferred Stock Dividends. Preferred stock dividends decreased by $13 million. In June 2015, MetLife, Inc. repurchased its 6.50% Non-Cumulative Preferred Stock, Series B (the “Series B preferred stock”) on which dividends had been paid quarterly. Also in June 2015, MetLife, Inc. issued 1,500,000 shares of its 5.25% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series C (the “Series C preferred stock”) on which dividends are payable semi-annually until June 15, 2020, and are payable quarterly thereafter.
Corporate Initiatives and Projects. Expenses associated with corporate initiatives and projects decreased by $40 million, primarily due to lower costs associated with enterprise-wide initiatives taken by the Company.
Incremental Tax Benefit. Corporate & Other benefits from the impact of certain permanent tax preferenced items, including non-taxable investment income and tax credits for investments in low income housing. As a result, our effective tax rate differs from the U.S. statutory rate of 35%. In 2016, we had higher utilization of tax preferenced investments, which increased our operating earnings by $69 million over 2015. In addition, our results for 2016 include a tax benefit of $46 million for tax audit settlements and $22 million related to an investment tax credit. Our 2015 results included the aforementioned tax charge of $557 million, which was recorded under accounting guidance for the recognition of tax uncertainties.
Other. Our 2015 results include the aforementioned $235 million charge for interest on uncertain tax positions. In 2016, operating earnings decreased by $35 million as a result of net adjustments to certain reinsurance assets and liabilities. In addition, operating earnings decreased $27 million due to higher employee-related costs, including those related to the Separation. An impairment charge on a real estate property in 2015, partially offset by higher real estate costs in 2016, increased operating earnings by $10 million.
Year Ended December 31, 2015 Compared with the Year Ended December 31, 2014
Unless otherwise stated, all amounts discussed below are net of income tax.

Other Business Activities. Operating earnings from other business activities decreased $29 million primarily due to lower operating earnings from start-up operations.
Other Net Investment Income. A $115 million decrease in other net investment income was driven by an increase in the amount credited to the segments due to growth in the economic capital managed by Corporate & Other on their behalf. This decrease was also impacted by the sustained low interest rate environment, which drove lower investment yields on fixed maturity securities and lower returns on alternative investments. This was partially offset by increased income from higher average invested assets and improved returns on real estate investments.
Interest Expense on Debt. Interest expense on debt increased by $4 million, mainly due to the issuance of $1.5 billion of senior notes in March 2015 and $1.3 billion of senior notes in November 2015, largely offset by the maturity of $1.0 billion of senior notes in June 2015 and the maturity of other long-term debt in 2014 and 2015.
Incremental Tax Benefit (Expense). Corporate & Other benefits from the impact of certain permanent tax differences, including non-taxable investment income and tax credits for investments in low income housing. As a result, our effective tax rate differs from the U.S. statutory rate of 35%. Our 2015 results include the aforementioned tax charge of $557 million, which was recorded under accounting guidance for the recognition of tax uncertainties. Our 2014 results include an $18 million tax charge related to a portion of the settlement of a licensing matter that was not deductible for income tax purposes. In addition, in 2015, we had higher utilization of tax preferenced investments, a benefit related to the timing of certain tax credits and other tax benefits, which increased our operating earnings by $62 million over 2014.
Other. Our 2015 results include the aforementioned charge of $235 million for interest on uncertain tax positions, a $20 million impairment charge associated with company use real estate and an $11 million increase in other corporate real estate charges. These increases in expenses were partially offset by a $21 million tax refund received for a favorable outcome on prior year tax audits and a decrease in employee-related costs of $28 million. Our results for 2014 include a $117 million accrual to increase the litigation reserve related to asbestos and charges totaling $57 million related to the settlement of a licensing matter with the NYDFS and the District Attorney, New York County. This was partially offset by an $18 million decrease in operating earnings resulting from net adjustments to certain reinsurance assets and liabilities in 2014.
Effects of Inflation
Management believes that inflation has not had a material effect on the Company’s consolidated results of operations, except insofar as inflation may affect interest rates.
An increase in inflation could affect our business in several ways. During inflationary periods, the value of fixed income investments falls which could increase realized and unrealized losses. Inflation also increases expenses for labor and other materials, potentially putting pressure on profitability if such costs cannot be passed through in our product prices. Inflation could also lead to increased costs for losses and loss adjustment expenses in certain of our businesses, which could require us to adjust our pricing to reflect our expectations for future inflation. Prolonged and elevated inflation could adversely affect the financial markets and the economy generally, and dispelling it may require governments to pursue a restrictive fiscal and monetary policy, which could constrain overall economic activity, inhibit revenue growth and reduce the number of attractive investment opportunities.

Investments
Investment Risks
Our primary investment objective is to optimize, net of income tax, risk-adjusted investment income and risk-adjusted total return while ensuring that assets and liabilities are managed on a cash flow and duration basis. The Investments Department, led by the Chief Investment Officer, manages investment risks using a risk control framework comprised of policies, procedures and limits, as discussed further below. The Investments Risk Committee, chaired by GRM, reviews and monitors investment risk limits and tolerances. We are exposed to the following primary sources of investment risks:

•	credit risk, relating to the uncertainty associated with the continued ability of a given obligor to make timely payments of principal and interest;

•
interest rate risk, relating to the market price and cash flow variability associated with changes in market interest rates. Changes in market interest rates will impact the net unrealized gain or loss position of our fixed income investment portfolio and the rates of return we receive on both new funds invested and reinvestment of existing funds;

•	liquidity risk, relating to the diminished ability to sell certain investments, in times of strained market conditions;

•
market valuation risk, relating to the variability in the estimated fair value of investments associated with changes in market factors such as credit spreads and equity market levels. A widening of credit spreads will adversely impact the net unrealized gain (loss) position of the fixed income investment portfolio, will increase losses associated with credit-based non-qualifying derivatives where we assume credit exposure, and, if credit spreads widen significantly or for an extended period of time, will likely result in higher OTTI. Credit spread tightening will reduce net investment income associated with purchases of fixed maturity securities and will favorably impact the net unrealized gain (loss) position of the fixed income investment portfolio;

•
currency risk, relating to the variability in currency exchange rates for foreign denominated investments. This risk relates to potential decreases in estimated fair value and net investment income resulting from changes in currency exchange rates versus the U.S. dollar. In general, the weakening of foreign currencies versus the U.S. dollar will adversely affect the estimated fair value of our foreign denominated investments; and

•
real estate risk, relating to commercial, agricultural and residential real estate, and stemming from factors, which include, but are not limited to, market conditions, including the demand and supply of leasable commercial space, creditworthiness of borrowers and their tenants and joint venture partners, capital markets volatility and inherent interest rate movements.

We manage investment risk through in-house fundamental credit analysis of the underlying obligors, issuers, transaction structures and real estate properties. We also manage credit risk, market valuation risk and liquidity risk through industry and issuer diversification and asset allocation. Risk limits to promote diversification by asset sector, avoid concentrations in any single issuer and limit overall aggregate credit and equity risk exposure, as measured by our economic capital framework, are approved annually by a committee of directors that oversees our investment portfolio. For real estate assets, we manage credit risk and market valuation risk through geographic, property type and product type diversification and asset allocation. We manage interest rate risk as part of our ALM strategies. These strategies include maintaining an investment portfolio with diversified maturities that has a weighted average duration that reflects the duration of our estimated liability cash flow profile, and utilizing product design, such as the use of market value adjustment features and surrender charges, to manage interest rate risk. We also manage interest rate risk through proactive monitoring and management of certain non-guaranteed elements of our products, such as the resetting of credited interest and dividend rates for policies that permit such adjustments. In addition to hedging with foreign currency derivatives, we manage currency risk by matching much of our foreign currency liabilities in our foreign subsidiaries with their respective foreign currency assets, thereby reducing our risk to foreign currency exchange rate fluctuation. We also use certain derivatives in the management of credit, interest rate, and market valuation risk.
We use purchased credit default swaps to mitigate credit risk in our investment portfolio. Generally, we purchase credit protection by entering into credit default swaps referencing the issuers of specific assets we own. In certain cases, basis risk exists between these credit default swaps and the specific assets we own. For example, we may purchase credit protection on a macro basis to reduce exposure to specific industries or other portfolio concentrations. In such instances, the referenced entities and obligations under the credit default swaps may not be identical to the individual obligors or securities in our investment portfolio. In addition, our purchased credit default swaps may have shorter tenors than the underlying investments they are hedging. However, we dynamically hedge this risk through the rebalancing and rollover of our credit default swaps at their most liquid tenors. We believe that our purchased credit default swaps serve as effective economic hedges of our credit exposure.

We enter into market standard purchased and written credit default swap contracts. Payout under such contracts is triggered by certain credit events experienced by the referenced entities. For credit default swaps covering North American corporate issuers, credit events typically include bankruptcy and failure to pay on borrowed money. For European corporate issuers, credit events typically also include involuntary restructuring. With respect to credit default contracts on Western European sovereign debt, credit events typically include failure to pay debt obligations, repudiation, moratorium, or involuntary restructuring. In each case, payout on a credit default swap is triggered only after the Credit Derivatives Determinations Committee of the International Swaps and Derivatives Association determines that a credit event has occurred.
Current Environment
The global economy and markets continue to be affected by stress and volatility, which has adversely affected the financial services sector, in particular, and global capital markets. Recently, political and/or economic instability in the U.K., Mexico, Italy, Turkey and Puerto Rico have contributed to global market volatility. Events following the U.K.’s referendum on June 23, 2016 and the uncertainties associated with its pending withdrawal from the EU have contributed to market volatility. See “— Industry Trends — Financial and Economic Environment.”
As a global insurance company, we are affected by the monetary policy of central banks around the world. See “— Industry Trends — Financial and Economic Environment” for further information on such measures, as well as for information regarding actions taken by Japan’s central government and the Bank of Japan to boost inflation expectations and achieve sustainable economic growth in Japan. See also “— Industry Trends — Impact of a Sustained Low Interest Rate Environment” for information regarding the December 2015 and December 2016 actions taken by the FOMC to raise the federal funds rate. The Federal Reserve may take further actions to influence interest rates in the future, which may have an impact on the pricing levels of risk-bearing investments and may adversely impact the level of product sales. See “Risk Factors — Economic Environment and Capital Markets-Related Risks — We Are Exposed to Significant Global Financial and Capital Markets Risks Which May Adversely Affect Our Results of Operations, Financial Condition and Liquidity, and May Cause Our Net Investment Income to Vary from Period to Period.”
European Investments
We maintain general account investments in Europe to support our insurance operations and related policyholder liabilities in these countries and certain of our non-European operations invest in Europe for diversification. In Europe, we have proactively mitigated risk in both direct and indirect exposures by investing in a diversified portfolio of high quality investments with a focus on the higher-rated countries, including the U.K., Germany, France, the Netherlands, Poland, Norway and Sweden. The sovereign debt of these countries continues to maintain investment grade credit ratings from all major rating agencies. European sovereign fixed maturity securities, at estimated fair value, were $8.1 billion at December 31, 2016. Our European corporate securities (fixed maturity and perpetual hybrid securities classified as non-redeemable preferred stock) are invested in a diversified portfolio of primarily non-financial services securities, which comprised $17.3 billion, or 66%, of European total corporate securities, at estimated fair value, at December 31, 2016. Of these European fixed maturity securities, 94% were investment grade and, for the 6% that were below investment grade, the majority were non-financial services corporate securities at December 31, 2016. European financial services corporate securities, at estimated fair value, were $8.7 billion (including $6.0 billion within the banking sector) with 99% investment grade, at December 31, 2016. Total European fixed maturity securities, at estimated fair value, were $34.8 billion at December 31, 2016, including $711 million of structured securities.
Selected Country Investments
Recent country specific volatility due to local economic and/or political concerns has affected the performance of certain of our investments. See “— Industry Trends — Financial and Economic Environment.”
We have exposure to such volatility, as we maintain general account investments in the selected countries as summarized below to support our insurance operations and related policyholder liabilities in these countries and we also have exposure through our global portfolio diversification.

The following table presents a summary of fixed maturity securities in these countries. The information below is presented on a country of risk basis (e.g. the country where the issuer primarily conducts business).

	Selected Country Fixed Maturity Securities at December 31, 2016
	Sovereign	Financial Services	Non-Financial Services	Structured	Total (1)
	(Dollars in millions)
United Kingdom	$95	$2,388	$7,093	$375	$9,951
Mexico	3,876	494	1,783	67	6,220
Italy	48	81	450	104	683
Turkey	249	43	171	—	463
Puerto Rico (2)	4	—	107	—	111
Total	$4,272	$3,006	$9,604	$546	$17,428
Investment grade %	94%	96%	92%	99%	93%
__________________

(1)	The par value and amortized cost were $16.7 billion and $17.7 billion, respectively, at December 31, 2016.

(2)	Our exposure to Puerto Rico sovereigns is in the form of political subdivision fixed maturity securities and is composed completely of revenue bonds. We have no Puerto Rico general obligation bonds.
We manage direct and indirect investment exposure in the selected countries through fundamental credit analysis and we continually monitor and adjust our level of investment exposure. We do not expect that our general account investments in these countries will have a material adverse effect on our results of operations or financial condition.
Current Environment Summary
All of these factors have had and could continue to have an adverse effect on the financial results of companies in the financial services industry, including MetLife. Such global economic conditions, as well as the global financial markets, continue to impact our net investment income, net investment gains (losses), net derivative gains (losses), level of unrealized gains (losses) within the various asset classes in our investment portfolio, and our level of investment in lower yielding cash equivalents, short-term investments and government securities. See “— Industry Trends” and “Risk Factors — Economic Environment and Capital Markets-Related Risks — We Are Exposed to Significant Global Financial and Capital Markets Risks Which May Adversely Affect Our Results of Operations, Financial Condition and Liquidity, and May Cause Our Net Investment Income to Vary from Period to Period.”

Investment Portfolio Results
The following yield table presents the yield and net investment income for our investment portfolio for the periods indicated. Yields are calculated using reported net investment income which is not adjusted for the impact of changes in foreign currency exchange rates. As described below, this table reflects certain differences from the presentation of net investment income presented in the GAAP consolidated statements of operations. This yield table presentation is consistent with how we measure our investment performance for management purposes, and we believe it enhances understanding of our investment portfolio results.

	For the Years Ended December 31,
	2016		2015		2014
	Yield% (1)	Amount	Yield% (1)	Amount	Yield% (1)	Amount
	(Dollars in millions)
Fixed maturity securities (2) (3)	4.38%	$11,665	4.62%	$11,788	4.88%	$12,673
Mortgage loans (3)	4.61%	2,858	4.89%	2,772	5.01%	2,596
Real estate and real estate joint ventures	3.73%	322	4.28%	395	3.28%	322
Policy loans	5.29%	511	5.30%	525	5.44%	547
Equity securities	4.82%	120	4.79%	124	4.53%	116
Other limited partnership interests	9.23%	478	9.32%	535	13.81%	766
Cash and short-term investments	1.17%	111	1.17%	125	1.40%	158
Other invested assets		856		805		724
Investment income	4.58%	16,921	4.80%	17,069	4.95%	17,902
Investment fees and expenses	(0.14)	(507)	(0.15)	(548)	(0.13)	(482)
Net investment income including divested businesses and lag elimination (4), (5), (6)	4.44%	16,414	4.65%	16,521	4.82%	17,420
Less: net investment income from divested businesses and lag elimination (4), (5), (6)		(23)		(188)		(122)
Net investment income (6)		$16,437		$16,709		$17,542
__________________

(1)
Yields are calculated as investment income as a percent of average quarterly asset carrying values. Investment income excludes recognized gains and losses and reflects GAAP adjustments presented in footnote (6) below. Asset carrying values exclude unrealized gains (losses), collateral received in connection with our securities lending program, freestanding derivative assets, collateral received from derivative counterparties, the effects of consolidating certain variable interest entities (“VIEs”) under GAAP that are treated as consolidated securitization entities (“CSEs”) and contractholder-directed unit-linked investments. A yield is not presented for other invested assets as it is not considered a meaningful measure of performance for this asset class.

(2)	Investment income includes amounts from FVO and trading securities of $37 million, $21 million and $103 million for the years ended December 31, 2016, 2015 and 2014, respectively.

(3)	Investment income from fixed maturity securities and mortgage loans includes prepayment fees.

(4)	Yield calculations include the net investment income and ending carrying values of the divested businesses, as well as lag elimination.

(5)
Net investment income included in yield calculations include earned income on derivatives and amortization of premium on derivatives that are hedges of investments or that are used to replicate certain investments, but do not qualify for hedge accounting treatment (“investment hedge adjustments”).

(6)
Net investment income presented in the yield table varies from the most directly comparable GAAP measure due to certain reclassifications and adjustments and excludes the effects of consolidating certain VIEs under GAAP that are treated as CSEs and contractholder-directed unit-linked investments. Such reclassifications and adjustments are presented in the table below.

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Net investment income — in the above yield table	$16,437	$16,709	$17,542
Real estate discontinued operations	—	—	(1)
Investment hedge adjustments	(580)	(538)	(526)
Operating joint ventures adjustment	6	(4)	(1)
Contractholder-directed unit-linked investments	950	264	1,266
Divested businesses and lag elimination (1)	(23)	(188)	(122)
Net investment income — GAAP consolidated statements of operations	$16,790	$16,243	$18,158
__________________

(1)	See Note 2 of the Notes to the Consolidated Financial Statements and “— Non-GAAP and Other Financial Disclosures” for discussion of divested businesses and lag elimination.
See “— Results of Operations — Consolidated Results — Year Ended December 31, 2016 Compared with the Year Ended December 31, 2015” and “— Results of Operations — Consolidated Results —Year Ended December 31, 2015 Compared with the Year Ended December 31, 2014,” for an analysis of the year over year changes in net investment income.
Fixed Maturity and Equity Securities AFS
The following table presents fixed maturity and equity securities AFS by type (public or private) and information about perpetual and redeemable securities held at:

	December 31, 2016		December 31, 2015
	Estimated Fair Value	% of Total	Estimated Fair Value	% of Total
	(Dollars in millions)
Fixed maturity securities
Publicly-traded	$247,229	85.4%	$247,407	86.0%
Privately-placed	42,334	14.6	40,376	14.0
Total fixed maturity securities	$289,563	100.0%	$287,783	100.0%
Percentage of cash and invested assets	66.8%		67.8%
Equity securities
Publicly-traded	$1,854	64.1%	$1,934	67.5%
Privately-held	1,040	35.9	930	32.5
Total equity securities	$2,894	100.0%	$2,864	100.0%
Percentage of cash and invested assets	0.7%		0.7%
Perpetual securities included within fixed maturity and equity securities AFS	$527		$660
Redeemable preferred stock with a stated maturity included within fixed maturity securities AFS	$758		$874
Perpetual securities are included within fixed maturity and equity securities. Upon acquisition, we classify perpetual securities that have attributes of both debt and equity as fixed maturity securities if the securities have an interest rate step-up feature which, when combined with other qualitative factors, indicates that the securities have more debt-like characteristics; while those with more equity-like characteristics are classified as equity securities. Many of such securities, commonly referred to as “perpetual hybrid securities,” have been issued by non-U.S. financial institutions that are accorded the highest two capital treatment categories by their respective regulatory bodies (i.e. core capital, or “Tier 1 capital” and perpetual deferrable securities, or “Upper Tier 2 capital”).

Redeemable preferred stock with a stated maturity is included within fixed maturity securities. These securities, which are commonly referred to as “capital securities,” primarily have cumulative interest deferral features and are primarily issued by U.S. financial institutions.
In connection with our investment management business, we manage privately-placed and infrastructure fixed maturity securities on behalf of institutional clients, which are unaffiliated investors. These privately-placed and infrastructure fixed maturity securities had an estimated fair value of $8.0 billion and $6.1 billion at December 31, 2016 and 2015, respectively. As these assets are managed on behalf of, and owned by, our institutional clients, they are not included in our consolidated financial statements.
During 2016, we commenced management of below investment grade fixed maturity securities on behalf of institutional clients, which are unaffiliated investors. These fixed maturity securities had an estimated fair value of $316 million at December 31, 2016. As these assets are managed on behalf of, and owned by, our institutional clients, they are not included in our consolidated financial statements.
Also in connection with our investment management business, we manage index investment portfolios that track the return of industry fixed income and equity market indices such as the Barclay’s U.S. Aggregate Bond Index and S&P 500® Index. These assets had an estimated fair value of $14.9 billion and $14.5 billion at December 31, 2016 and 2015, respectively, and are included within separate account assets in our consolidated financial statements. Also, $12.3 billion and $11.5 billion of these assets, at estimated fair value, at December 31, 2016 and 2015, respectively, are included within assets of disposed subsidiary in our consolidated financial statements.
Valuation of Securities. We are responsible for the determination of the estimated fair value of our investments. We determine the estimated fair value of publicly-traded securities after considering one of three primary sources of information: quoted market prices in active markets, independent pricing services, or independent broker quotations. We determine the estimated fair value of privately-placed securities after considering one of three primary sources of information: market standard internal matrix pricing, market standard internal discounted cash flow techniques, or independent pricing services (after we determine the independent pricing services’ use of available observable market data). For publicly-traded securities, the number of quotations obtained varies by instrument and depends on the liquidity of the particular instrument. Generally, we obtain prices from multiple pricing services to cover all asset classes and obtain multiple prices for certain securities, but ultimately utilize the price with the highest placement in the fair value hierarchy. Independent pricing services that value these instruments use market standard valuation methodologies based on data about market transactions and inputs from multiple pricing sources that are market observable or can be derived principally from or corroborated by observable market data. See Note 10 of the Notes to the Consolidated Financial Statements for a discussion of the types of market standard valuation methodologies utilized and key assumptions and observable inputs used in applying these standard valuation methodologies. When a price is not available in the active market or through an independent pricing service, management values the security primarily using market standard internal matrix pricing or discounted cash flow techniques, and non-binding quotations from independent brokers who are knowledgeable about these securities. Independent non-binding broker quotations utilize inputs that may be difficult to corroborate with observable market data. As shown in the following section, less than 1% of our fixed maturity securities were valued using non-binding quotations from independent brokers at December 31, 2016.
Senior management, independent of the trading and investing functions, is responsible for the oversight of control systems and valuation policies, including reviewing and approving new transaction types and markets, for ensuring that observable market prices and market-based parameters are used for valuation, wherever possible, and for determining that valuation adjustments, when applied, are based upon established policies and are applied consistently over time. See Note 10 of the Notes to the Consolidated Financial Statements for further information on our valuation controls and procedures including our formal process to challenge any prices received from independent pricing services that are not considered representative of estimated fair value.
We have reviewed the significance and observability of inputs used in the valuation methodologies to determine the appropriate fair value hierarchy level for each of our securities. Based on the results of this review and investment class analysis, each instrument is categorized as Level 1, 2 or 3 based on the lowest level significant input to its valuation. See Note 10 of the Notes to the Consolidated Financial Statements for information regarding the valuation techniques and inputs by level within the three level fair value hierarchy by major classes of invested assets.

Fair Value of Fixed Maturity and Equity Securities – AFS
Fixed maturity and equity securities AFS measured at estimated fair value on a recurring basis and their corresponding fair value pricing sources are as follows:

	December 31, 2016
	Fixed Maturity Securities		Equity Securities
	(Dollars in millions)
Level 1
Quoted prices in active markets for identical assets	$24,943	8.6%	$1,334	46.1%
Level 2
Independent pricing sources	245,786	84.9	997	34.4
Internal matrix pricing or discounted cash flow techniques	1,783	0.6	95	3.3
Significant other observable inputs	247,569	85.5	1,092	37.7
Level 3
Independent pricing sources	12,708	4.4	345	11.9
Internal matrix pricing or discounted cash flow techniques	3,298	1.1	115	4.0
Independent broker quotations	1,045	0.4	8	0.3
Significant unobservable inputs	17,051	5.9	468	16.2
Total estimated fair value	$289,563	100.0%	$2,894	100.0%
See Note 10 of the Notes to the Consolidated Financial Statements for the fixed maturity securities and equity securities AFS fair value hierarchy.
The composition of fair value pricing sources for and significant changes in Level 3 securities at December 31, 2016 are as follows:

•
The majority of the Level 3 fixed maturity and equity securities AFS were concentrated in three sectors: United States and foreign corporate securities and residential mortgage-backed securities (“RMBS”).

•
Level 3 fixed maturity securities are priced principally through market standard valuation methodologies, independent pricing services and, to a much lesser extent, independent non-binding broker quotations using inputs that are not market observable or cannot be derived principally from or corroborated by observable market data. Level 3 fixed maturity securities consist of less liquid securities with very limited trading activity or where less price transparency exists around the inputs to the valuation methodologies. Level 3 fixed maturity securities include: sub-prime RMBS; certain below investment grade private securities and less liquid investment grade corporate securities (included in United States and foreign corporate securities) and less liquid asset-backed securities (“ABS”) and foreign government securities.

•
During the year ended December 31, 2016, Level 3 fixed maturity securities increased by $756 million, or 5%. The increase was driven by purchases in excess of sales and an increase in estimated fair value recognized in OCI.

See Note 10 of the Notes to the Consolidated Financial Statements for a rollforward of the fair value measurements for fixed maturity securities and equity securities AFS measured at estimated fair value on a recurring basis using significant unobservable (Level 3) inputs; transfers into and/or out of Level 3; and further information about the valuation techniques and inputs by level by major classes of invested assets that affect the amounts reported above.
Fixed Maturity Securities AFS
See Notes 1 and 8 of the Notes to the Consolidated Financial Statements for information about fixed maturity securities AFS by sector, contractual maturities and continuous gross unrealized losses.

Fixed Maturity Securities Credit Quality — Ratings
The Securities Valuation Office of the NAIC evaluates the fixed maturity security investments of insurers for regulatory reporting and capital assessment purposes and assigns securities to one of six credit quality categories called “NAIC designations.” If no designation is available from the NAIC, then, as permitted by the NAIC, an internally developed designation is used. The NAIC designations are generally similar to the credit quality ratings of the NRSRO for fixed maturity securities, except for certain structured securities as described below. Rating agency ratings are based on availability of applicable ratings from rating agencies on the NAIC credit rating provider list, including Moody’s, S&P, Fitch, Dominion Bond Rating Service, A.M. Best, Kroll Bond Rating Agency, Egan Jones Ratings Company and Morningstar, Inc. (“Morningstar”). If no rating is available from a rating agency, then an internally developed rating is used.
The NAIC has adopted revised methodologies for certain structured securities comprised of non-agency RMBS, commercial mortgage-backed securities (“CMBS”) and ABS. The NAIC’s objective with the revised methodologies for these structured securities was to increase the accuracy in assessing expected losses, and to use the improved assessment to determine a more appropriate capital requirement for such structured securities. The revised methodologies reduce regulatory reliance on rating agencies and allow for greater regulatory input into the assumptions used to estimate expected losses from structured securities. We apply the revised NAIC methodologies to structured securities held by MetLife, Inc.’s insurance subsidiaries that maintain the NAIC statutory basis of accounting. The NAIC’s present methodology is to evaluate structured securities held by insurers using the revised NAIC methodologies on an annual basis. If MetLife, Inc.’s insurance subsidiaries acquire structured securities that have not been previously evaluated by the NAIC, but are expected to be evaluated by the NAIC in the upcoming annual review, an internally developed designation is used until a final designation becomes available. These revised NAIC designations may not correspond to NRSRO ratings.
The following table presents total fixed maturity securities by NRSRO rating and the applicable NAIC designation from the NAIC published comparison of NRSRO ratings to NAIC designations, except for certain structured securities, which are presented using the revised NAIC methodologies as described above, as well as the percentage, based on estimated fair value that each NAIC designation is comprised of at:

		December 31,
		2016				2015
NAIC Designation	NRSRO Rating	Amortized Cost	Unrealized Gain (Loss)	Estimated Fair Value	% of Total	Amortized Cost	Unrealized Gain (Loss)	Estimated Fair Value	% of Total
		(Dollars in millions)
1	Aaa/Aa/A	$191,867	$14,078	$205,945	71.1%	$190,054	$14,349	$204,403	71.0%
2	Baa	62,551	3,269	65,820	22.7	63,096	2,045	65,141	22.6
	Subtotal investment grade	254,418	17,347	271,765	93.8	253,150	16,394	269,544	93.6
3	Ba	11,729	427	12,156	4.2	13,191	(85)	13,106	4.6
4	B	4,710	78	4,788	1.7	4,378	(211)	4,167	1.5
5	Caa and lower	840	13	853	0.3	902	21	923	0.3
6	In or near default	4	(3)	1	—	32	11	43	—
	Subtotal below investment grade	17,283	515	17,798	6.2	18,503	(264)	18,239	6.4
	Total fixed maturity securities	$271,701	$17,862	$289,563	100.0%	$271,653	$16,130	$287,783	100.0%

The following tables present total fixed maturity securities, based on estimated fair value, by sector classification and by NRSRO rating and the applicable NAIC designations from the NAIC published comparison of NRSRO ratings to NAIC designations, except for certain structured securities, which are presented using the NAIC methodologies as described above:

	Fixed Maturity Securities — by Sector & Credit Quality Rating
NAIC Designation:	1	2	3	4	5	6	Total Estimated Fair Value
NRSRO Rating:	Aaa/Aa/A	Baa	Ba	B	Caa and Lower	In or Near Default
	(Dollars in millions)
December 31, 2016
U.S. corporate	$34,753	$32,823	$6,949	$3,289	$729	$—	$78,543
Foreign government	48,371	4,578	2,144	830	53	—	55,976
Foreign corporate	21,033	26,292	2,638	638	62	—	50,663
U.S. government and agency	44,118	315	—	—	—	—	44,433
RMBS	28,252	504	244	30	2	—	29,032
State and political subdivision	11,670	470	87	—	4	—	12,231
ABS	10,433	693	94	1	3	1	11,225
CMBS	7,315	145	—	—	—	—	7,460
Total fixed maturity securities	$205,945	$65,820	$12,156	$4,788	$853	$1	$289,563
Percentage of total	71.1%	22.7%	4.2%	1.7%	0.3%	—%	100.0%
December 31, 2015
U.S. corporate	$34,076	$34,202	$7,821	$3,025	$449	$—	$79,573
Foreign government	43,561	3,735	1,680	377	326	39	49,718
Foreign corporate	21,716	25,758	3,159	667	110	1	51,411
U.S. government and agency	47,122	—	—	—	—	—	47,122
RMBS	27,950	421	398	95	23	2	28,889
State and political subdivision	11,218	571	10	—	11	—	11,810
ABS	9,606	414	24	3	3	1	10,051
CMBS	9,154	40	14	—	1	—	9,209
Total fixed maturity securities	$204,403	$65,141	$13,106	$4,167	$923	$43	$287,783
Percentage of total	71.0%	22.6%	4.6%	1.5%	0.3%	—%	100.0%
U.S. and Foreign Corporate Fixed Maturity Securities
We maintain a diversified portfolio of corporate fixed maturity securities across industries and issuers. This portfolio does not have any exposure to any single issuer in excess of 1% of total investments and the top ten holdings comprised 2% of total investments at both December 31, 2016 and 2015. The tables below present our U.S. and foreign corporate securities holdings by industry at:

	December 31,
	2016		2015
	Estimated Fair Value	% of Total	Estimated Fair Value	% of Total
	(Dollars in millions)
Industrial	$39,320	30.4%	$37,413	28.6%
Consumer	29,783	23.1	30,411	23.2
Finance	27,787	21.5	27,761	21.2
Utility	19,931	15.4	23,055	17.6
Communications	10,635	8.2	9,817	7.5
Other	1,750	1.4	2,527	1.9
Total	$129,206	100.0%	$130,984	100.0%

Structured Securities
We held $47.7 billion and $48.1 billion of structured securities, at estimated fair value, at December 31, 2016 and 2015, respectively, as presented in the RMBS, ABS and CMBS sections below.
RMBS
The table below presents our RMBS holdings at:

	December 31,
	2016			2015
	Estimated Fair Value	% of Total	Net Unrealized Gains (Losses)	Estimated Fair Value	% of Total	Net Unrealized Gains (Losses)
	(Dollars in millions)
By security type:
Collateralized mortgage obligations	$16,842	58.0%	$575	$15,787	54.6%	$550
Pass-through securities	12,190	42.0	64	13,102	45.4	260
Total RMBS	$29,032	100.0%	$639	$28,889	100.0%	$810
By risk profile:
Agency	$18,808	64.8%	$268	$19,261	66.7%	$653
Prime	1,398	4.8	65	1,552	5.4	36
Alt-A	4,964	17.1	160	4,654	16.1	20
Sub-prime	3,862	13.3	146	3,422	11.8	101
Total RMBS	$29,032	100.0%	$639	$28,889	100.0%	$810
Ratings profile:
Rated Aaa/AAA	$19,207	66.2%		$19,729	68.3%
Designated NAIC 1	$28,252	97.3%		$27,950	96.7%
Collateralized mortgage obligations are structured by dividing the cash flows of mortgages into separate pools or tranches of risk that create multiple classes of bonds with varying maturities and priority of payments. Pass-through mortgage-backed securities are secured by a mortgage or collection of mortgages. The monthly mortgage payments from homeowners pass from the originating bank through an intermediary, such as a government agency or investment bank, which collects the payments and, for a fee, remits or passes these payments through to the holders of the pass-through securities.
The majority of our RMBS holdings were rated Aaa/AAA by Moody’s, S&P or Fitch; and were designated NAIC 1 by the NAIC at December 31, 2016 and 2015. Agency RMBS were guaranteed or otherwise supported by Federal National Mortgage Association, Federal Home Loan Mortgage Corporation or Government National Mortgage Association. Non-agency RMBS include prime, alternative residential mortgage loans (“Alt-A”) and sub-prime RMBS. Prime residential mortgage lending includes the origination of residential mortgage loans to the most creditworthy borrowers with high quality credit profiles. Alt-A is a classification of mortgage loans where the risk profile of the borrower is between prime and sub-prime. Sub-prime mortgage lending is the origination of residential mortgage loans to borrowers with weak credit profiles.
Included within prime and Alt-A RMBS are re-securitization of real estate mortgage investment conduit (“Re-REMIC”) securities. Re-REMIC RMBS involve the pooling of previous issues of prime and Alt-A RMBS and restructuring the combined pools to create new senior and subordinated securities. The credit enhancement on the senior tranches is improved through the re-securitization.
Historically, we have managed our exposure to sub-prime RMBS holdings by focusing primarily on senior tranche securities, stress testing the portfolio with severe loss assumptions and closely monitoring the performance of the portfolio. Our sub-prime RMBS portfolio consists predominantly of securities that were purchased after 2012 at significant discounts to par value and discounts to the expected principal recovery value of these securities. The vast majority of these securities are investment grade under the NAIC designations (e.g., NAIC 1 and NAIC 2). The estimated fair value of our sub-prime RMBS holdings purchased since 2012 was $3.5 billion and $3.0 billion at December 31, 2016 and 2015, respectively, with unrealized gains (losses) of $123 million and $78 million at December 31, 2016 and 2015, respectively.

ABS
Our ABS holdings are diversified both by collateral type and by issuer. The following table presents our ABS holdings at:

	December 31,
	2016			2015
	Estimated Fair Value	% of Total	Net Unrealized Gains (Losses)	Estimated Fair Value	% of Total	Net Unrealized Gains (Losses)
	(Dollars in millions)
By collateral type:
Collateralized obligations	$5,711	50.9%	$(42)	$5,521	54.9%	$(103)
Foreign residential loans	1,171	10.4	8	1,152	11.5	28
Automobile loans	1,121	10.0	1	668	6.6	—
Student loans	984	8.7	(25)	823	8.2	(20)
Credit card loans	871	7.8	10	674	6.7	20
Other loans	1,367	12.2	7	1,213	12.1	11
Total	$11,225	100.0%	$(41)	$10,051	100.0%	$(64)
Ratings profile:
Rated Aaa/AAA	$5,704	50.8%		$5,575	55.5%
Designated NAIC 1	$10,433	92.9%		$9,606	95.6%
CMBS
Our CMBS holdings are diversified by vintage year. The following tables present our CMBS holdings by NRSRO rating and by vintage year at:

	December 31, 2016
	Aaa		Aa		A		Baa		Below Investment Grade		Total
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(Dollars in millions)
2003 - 2005	$91	$99	$17	$16	$26	$27	$21	$22	$—	$—	$155	$164
2006	33	36	—	—	8	8	—	—	3	3	44	47
2007	119	120	29	30	68	69	3	2	23	25	242	246
2008 - 2010	3	3	—	—	—	—	—	—	—	—	3	3
2011	185	207	41	43	—	—	—	—	—	—	226	250
2012	292	308	262	271	228	236	6	6	—	—	788	821
2013	844	899	699	743	339	327	—	—	—	—	1,882	1,969
2014	655	667	617	626	212	204	—	—	—	—	1,484	1,497
2015	1,322	1,326	222	214	165	164	8	9	—	—	1,717	1,713
2016	516	514	77	75	30	31	130	130	—	—	753	750
Total	$4,060	$4,179	$1,964	$2,018	$1,076	$1,066	$168	$169	$26	$28	$7,294	$7,460
Ratings Distribution		56.0%		27.1%		14.3%		2.2%		0.4%		100.0%

	December 31, 2015
	Aaa		Aa		A		Baa		Below Investment Grade		Total
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(Dollars in millions)
2003 - 2005	$160	$168	$90	$95	$32	$34	$43	$45	$6	$5	$331	$347
2006	803	811	56	56	69	70	40	45	—	—	968	982
2007	355	365	111	112	79	81	—	—	98	100	643	658
2008 - 2010	3	3	—	—	—	—	—	—	—	—	3	3
2011	262	287	3	5	30	32	—	—	—	—	295	324
2012	400	428	258	264	396	408	7	8	1	1	1,062	1,109
2013	777	821	547	586	788	822	12	10	—	—	2,124	2,239
2014	542	548	619	618	373	380	1	1	—	—	1,535	1,547
2015	1,468	1,448	253	247	269	273	32	32	—	—	2,022	2,000
Total	$4,770	$4,879	$1,937	$1,983	$2,036	$2,100	$135	$141	$105	$106	$8,983	$9,209
Ratings Distribution		53.0%		21.5%		22.8%		1.5%		1.2%		100.0%
The tables above reflect NRSRO ratings including Moody’s, S&P, Fitch and Morningstar. CMBS designated NAIC 1 were 98.1% and 99.4% of total CMBS at December 31, 2016 and 2015, respectively.
Evaluation of AFS Securities for OTTI and Evaluating Temporarily Impaired AFS Securities
See Notes 1 and 8 of the Notes to the Consolidated Financial Statements for information about the evaluation of fixed maturity securities and equity securities AFS for OTTI and evaluation of temporarily impaired AFS securities.
OTTI Losses on Fixed Maturity and Equity Securities AFS Recognized in Earnings
See Note 8 of the Notes to the Consolidated Financial Statements for information about OTTI losses and gross gains and gross losses on AFS securities sold.
Overview of Fixed Maturity and Equity Security OTTI Losses Recognized in Earnings
Impairments of fixed maturity and equity securities were $182 million, $96 million and $66 million for the years ended December 31, 2016, 2015 and 2014, respectively. Impairments of fixed maturity securities were $107 million, $59 million and $45 million for the years ended December 31, 2016, 2015 and 2014, respectively. Impairments of equity securities were $75 million, $37 million and $21 million for the years ended December 31, 2016, 2015 and 2014, respectively.
Credit-related impairments of fixed maturity securities were $97 million, $59 million and $45 million for the years ended December 31, 2016, 2015 and 2014, respectively.
Explanations of changes in fixed maturity and equity securities impairments are as follows:
Year Ended December 31, 2016 Compared with the Year Ended December 31, 2015
Overall OTTI losses recognized in earnings on fixed maturity and equity securities were $182 million for the year ended December 31, 2016, as compared to $96 million for the year ended December 31, 2015. The most significant increase in OTTI losses were in U.S. and foreign corporate securities and common stock, which comprised $162 million for the year ended December 31, 2016, as compared to $73 million for the year ended December 31, 2015. An increase of $89 million in OTTI losses on U.S. and foreign corporate securities and common stock was concentrated in industrial securities and was the result of lower oil prices impacting the energy sector.
Year Ended December 31, 2015 Compared with the Year Ended December 31, 2014
Overall OTTI losses recognized in earnings on fixed maturity and equity securities were $96 million for the year ended December 31, 2015 as compared to $66 million for the year ended December 31, 2014. The most significant increase in OTTI losses were in U.S. and foreign corporate securities , which comprised $37 million for the year ended December 31, 2015, as compared to $5 million for the year ended December 31, 2014. An increase of $32 million in OTTI losses on U.S. and foreign corporate securities reflected the impact of weakening foreign currencies on non-functional currency denominated fixed maturity securities and lower oil prices impacting the energy sector. The $32 million increase in OTTI losses on U.S. and foreign corporate securities was concentrated in the utility and consumer services industries.

Future Impairments
Future OTTI will depend primarily on economic fundamentals, issuer performance (including changes in the present value of future cash flows expected to be collected), and changes in credit ratings, collateral valuation, interest rates and credit spreads. If economic fundamentals deteriorate or if there are adverse changes in the above factors, OTTI may be incurred in upcoming periods.
FVO and Trading Securities
FVO and trading securities are primarily comprised of securities for which the FVO has been elected (“FVO Securities”). FVO Securities include contractholder-directed investments supporting unit-linked variable annuity type liabilities which do not qualify for presentation as separate account summary total assets and liabilities, certain fixed maturity and equity securities held-for-investment by the general account to support ALM strategies for certain insurance products and investments in certain separate accounts; securities held by CSEs; and trading securities, as further described in Note 1 of the Notes to the Consolidated Financial Statements. In 2016, the Company reinvested its trading securities portfolio into other asset classes and, at December 31, 2016, the Company no longer held any actively traded securities. FVO and trading securities were $13.9 billion and $15.0 billion at estimated fair value, or 3.2% and 3.5% of total cash and invested assets, at December 31, 2016 and 2015, respectively. See Note 10 of the Notes to the Consolidated Financial Statements for the FVO and trading securities fair value hierarchy and a rollforward of the fair value measurements for FVO and trading securities measured at estimated fair value on a recurring basis using significant unobservable (Level 3) inputs.
Securities Lending
We participate in a securities lending program whereby securities are loaned to third parties, primarily brokerage firms and commercial banks. We obtain collateral, usually cash, in an amount generally equal to 102% of the estimated fair value of the securities loaned, which is obtained at the inception of a loan and maintained at a level greater than or equal to 100% for the duration of the loan. We monitor the estimated fair value of the securities loaned on a daily basis with additional collateral obtained as necessary throughout the duration of the loan. Securities loaned under such transactions may be sold or re-pledged by the transferee. We are liable to return to our counterparties the cash collateral under our control. Security collateral on deposit from counterparties may not be sold or re-pledged, unless the counterparty is in default, and is not reflected on the consolidated financial statements. These transactions are treated as financing arrangements and the associated cash collateral liability is recorded at the amount of the cash received.
See “— Liquidity and Capital Resources — The Company — Liquidity and Capital Uses — Securities Lending” and Note 8 of the Notes to the Consolidated Financial Statements for information regarding our securities lending program.
Repurchase Agreement Transactions
The Company participates in short-term repurchase agreements with unaffiliated financial institutions. Under these agreements, the Company lends fixed maturity securities and receives cash as collateral in an amount generally equal to 85% to 100% of the estimated fair value of the securities loaned at the inception of the transaction. The associated liability is recorded at the amount of cash received. The Company monitors the estimated fair value of the collateral and the securities loaned throughout the duration of the transaction and additional collateral is obtained as necessary. Securities loaned under such transactions may be sold or re-pledged by the transferee.
See Note 8 of the Notes to the Consolidated Financial Statements for information regarding our repurchase agreement transactions.

Mortgage Loans
Our mortgage loans are principally collateralized by commercial, agricultural and residential properties. Mortgage loans and the related valuation allowances are summarized as follows at:

	December 31,
	2016				2015
	Recorded Investment	% of Total	Valuation Allowance	% of Recorded Investment	Recorded Investment	% of Total	Valuation Allowance	% of Recorded Investment
	(Dollars in millions)
Commercial	$41,512	64.0%	$202	0.5%	$38,497	64.6%	$188	0.5%
Agricultural	12,564	19.4	39	0.3%	11,649	19.6	37	0.3%
Residential	10,829	16.6	63	0.6%	9,399	15.8	56	0.6%
Total	$64,905	100.0%	$304	0.5%	$59,545	100.0%	$281	0.5%
The information presented in the tables herein exclude mortgage loans where we elected the FVO. Such amounts are presented in Note 8 of the Notes to the Consolidated Financial Statements.
We diversify our mortgage loan portfolio by both geographic region and property type to reduce the risk of concentration. Of our commercial and agricultural mortgage loan portfolios, 84% are collateralized by properties located in the United States, with the remaining 16% collateralized by properties located outside the United States, which includes 6% of properties located in the U.K., at December 31, 2016. The carrying value of our commercial and agricultural mortgage loans located in California, New York and Texas were 19%, 11% and 8%, respectively, of total commercial and agricultural mortgage loans at December 31, 2016. Additionally, we manage risk when originating commercial and agricultural mortgage loans by generally lending up to 75% of the estimated fair value of the underlying real estate collateral.
We manage our residential mortgage loan portfolio in a similar manner to reduce risk of concentration, with 91% collateralized by properties located in the United States, and the remaining 9% collateralized by properties located outside the United States, at December 31, 2016. The carrying value of our residential mortgage loans located in California, Florida, and New York were 33%, 8%, and 6%, respectively, of total residential mortgage loans at December 31, 2016.
In connection with our investment management business, we manage commercial mortgage loans on behalf of institutional clients, which are unaffiliated investors. These commercial mortgage loans had an estimated fair value of $3.0 billion and $2.0 billion at December 31, 2016 and 2015, respectively. As these assets are managed on behalf of, and owned by, our institutional clients, they are not included in our consolidated financial statements.

Commercial Mortgage Loans by Geographic Region and Property Type. Commercial mortgage loans are the largest component of the mortgage loan invested asset class. The tables below present the diversification across geographic regions and property types of commercial mortgage loans at:

	December 31,
	2016		2015
	Amount	% of Total	Amount	% of Total
	(Dollars in millions)
Region
Pacific	$9,506	22.9%	$8,046	20.9%
International	7,772	18.7	7,678	19.9
Middle Atlantic	7,263	17.5	6,873	17.9
South Atlantic	5,192	12.5	5,292	13.7
West South Central	3,585	8.6	3,648	9.5
East North Central	2,037	4.9	1,965	5.1
Mountain	1,202	2.9	942	2.5
New England	1,199	2.9	1,163	3.0
West North Central	497	1.2	466	1.2
East South Central	410	1.0	477	1.2
Multi-Region and Other	2,849	6.9	1,947	5.1
Total recorded investment	41,512	100.0%	38,497	100.0%
Less: valuation allowances	202		188
Carrying value, net of valuation allowances	$41,310		$38,309
Property Type
Office	$20,868	50.3%	$18,894	49.1%
Retail	8,708	21.0	8,656	22.5
Apartment	5,240	12.6	4,714	12.2
Hotel	3,747	9.0	3,879	10.1
Industrial	2,659	6.4	2,234	5.8
Other	290	0.7	120	0.3
Total recorded investment	41,512	100.0%	38,497	100.0%
Less: valuation allowances	202		188
Carrying value, net of valuation allowances	$41,310		$38,309
__________________
Mortgage Loan Credit Quality — Monitoring Process. We monitor our mortgage loan investments on an ongoing basis, including a review of loans that are current, past due, restructured and under foreclosure. See Note 8 of the Notes to the Consolidated Financial Statements for tables that present mortgage loans by credit quality indicator, past due and nonaccrual mortgage loans, as well as impaired mortgage loans. See “— Real Estate and Real Estate Joint Ventures” for real estate acquired through foreclosure.
We review our commercial mortgage loans on an ongoing basis. These reviews may include an analysis of the property financial statements and rent roll, lease rollover analysis, property inspections, market analysis, estimated valuations of the underlying collateral, loan-to-value ratios, debt service coverage ratios and tenant creditworthiness. The monitoring process focuses on higher risk loans, which include those that are classified as restructured, delinquent or in foreclosure, as well as loans with higher loan-to-value ratios and lower debt service coverage ratios. The monitoring process for agricultural mortgage loans is generally similar, with a focus on higher risk loans, such as loans with higher loan-to-value ratios, including reviews on a geographic and sector basis. We review our residential mortgage loans on an ongoing basis. See Note 8 of the Notes to the Consolidated Financial Statements for information on our evaluation of residential mortgage loans and related valuation allowance methodology.

Loan-to-value ratios and debt service coverage ratios are common measures in the assessment of the quality of commercial mortgage loans. Loan-to-value ratios are a common measure in the assessment of the quality of agricultural mortgage loans. Loan-to-value ratios compare the amount of the loan to the estimated fair value of the underlying collateral. A loan-to-value ratio greater than 100% indicates that the loan amount is greater than the collateral value. A loan-to-value ratio of less than 100% indicates an excess of collateral value over the loan amount. Generally, the higher the loan-to-value ratio, the higher the risk of experiencing a credit loss. The debt service coverage ratio compares a property’s net operating income to amounts needed to service the principal and interest due under the loan. Generally, the lower the debt service coverage ratio, the higher the risk of experiencing a credit loss. For our commercial mortgage loans, our average loan-to-value ratio was 53% and 52% at December 31, 2016 and 2015, respectively and our average debt service coverage ratio was 2.7x at both December 31, 2016 and 2015. The debt service coverage ratio, as well as the values utilized in calculating the ratio, is updated annually on a rolling basis, with a portion of the portfolio updated each quarter. In addition, the loan-to-value ratio is routinely updated for all but the lowest risk loans as part of our ongoing review of our commercial mortgage loan portfolio. For our agricultural mortgage loans, our average loan-to-value ratio was 43% and 44% at December 31, 2016 and 2015, respectively. The values utilized in calculating the agricultural mortgage loan loan-to-value ratio are developed in connection with the ongoing review of the agricultural loan portfolio and are routinely updated.
Mortgage Loan Valuation Allowances. Our valuation allowances are established both on a loan specific basis for those loans considered impaired where a property specific or market specific risk has been identified that could likely result in a future loss, as well as for pools of loans with similar risk characteristics where a property specific or market specific risk has not been identified, but for which we expect to incur a loss. Accordingly, a valuation allowance is provided to absorb these estimated probable credit losses.
The determination of the amount of valuation allowances is based upon our periodic evaluation and assessment of known and inherent risks associated with our loan portfolios. Such evaluations and assessments are based upon several factors, including our experience for loan losses, defaults and loss severity, and loss expectations for loans with similar risk characteristics. These evaluations and assessments are revised as conditions change and new information becomes available, which can cause the valuation allowances to increase or decrease over time as such evaluations are revised. Negative credit migration, including an actual or expected increase in the level of problem loans, will result in an increase in the valuation allowance. Positive credit migration, including an actual or expected decrease in the level of problem loans, will result in a decrease in the valuation allowance.
See Notes 1, 8 and 10 of the Notes to the Consolidated Financial Statements for information about how valuation allowances are established and monitored, activity in and balances of the valuation allowance, and the estimated fair value of impaired mortgage loans and related impairments included within net investment gains (losses) as of and for the years ended December 31, 2016, 2015 and 2014.
Real Estate and Real Estate Joint Ventures
We diversify our real estate investments by both geographic region and property type to reduce risk of concentration. Of our real estate investments, excluding funds, 72% were located in the United States, with the remaining 28% located outside the United States, at December 31, 2016. The carrying value of our real estate investments, excluding funds, located in Japan, California and District of Columbia were 24%, 16% and 9%, respectively, of total real estate investments, excluding funds, at December 31, 2016. Real estate funds, including those classified within traditional, were 11% of our real estate investments, at December 31, 2016. The majority of these funds hold underlying real estate investments that are well diversified across the United States.

Real estate investments by type consisted of the following at:

	December 31,
	2016		2015
	Carrying Value	% of Total	Carrying Value	% of Total
	(Dollars in millions)
Traditional	$8,634	97.1%	$7,409	94.5%
Real estate joint ventures and funds	198	2.2	343	4.4
Subtotal	8,832	99.3	7,752	98.9
Foreclosed (commercial, agricultural and residential)	59	0.7	45	0.6
Real estate held-for-investment	8,891	100.0	7,797	99.5
Real estate held-for-sale	—	—	42	0.5
Total real estate and real estate joint ventures	$8,891	100.0%	$7,839	100.0%
We classify within traditional, in the above table, income-producing real estate, which is comprised of wholly-owned real estate and joint ventures with interests in single property income-producing real estate. The estimated fair value of the traditional and held-for-sale real estate investment portfolios was $13.7 billion and $11.7 billion at December 31, 2016 and 2015, respectively. The total gross market value of such real estate investments was $18.7 billion and $19.4 billion at December 31, 2016 and 2015, respectively. Gross market value is the total fair value of these investments regardless of encumbering debt.
We classify within real estate joint ventures and funds, in the above table, our investment in joint ventures with interests in multi-property projects with varying strategies ranging from the development of properties to the operation of income-producing properties, as well as a runoff portfolio of real estate private equity funds. From time to time, if we intend to retain an interest in the property, we transfer investments from these development joint ventures to traditional real estate after the completed property commences operations.
Impairments recognized on real estate and real estate joint ventures were less than $1 million, $92 million and $10 million for the years ended December 31, 2016, 2015 and 2014, respectively. Depreciation expense on real estate investments was $92 million, $157 million and $188 million for the years ended December 31, 2016, 2015 and 2014, respectively. Real estate investments were net of accumulated depreciation of $789 million and $728 million at December 31, 2016 and 2015, respectively.
In connection with our investment management business, we manage real estate investments on behalf of institutional clients, which are unaffiliated investors. These real estate investments had an estimated fair value of $4.3 billion and $3.8 billion at December 31, 2016 and 2015, respectively. The total gross market value of commercial real estate investments under management for unaffiliated investors was $6.4 billion and $5.8 billion at December 31, 2016 and 2015, respectively. Gross market value is the total fair value of these investments regardless of encumbering debt. As these assets are managed on behalf of, and owned by our institutional clients, they are not included in our consolidated financial statements.

We diversify our real estate investments by both geographic region and property type to reduce risk of concentration.
Real estate and real estate joint venture investments by property type are categorized by sector as follows at:

	December 31,
	2016		2015
	Carrying Value	% of Total	Carrying Value	% of Total
	(Dollars in millions)
Office	$3,478	39.1%	$2,990	38.2%
Apartment	1,534	17.3	1,623	20.7
Retail	1,040	11.7	995	12.7
Real estate funds	908	10.2	570	7.3
Land	558	6.3	348	4.4
Hotel	505	5.7	489	6.2
Industrial	461	5.2	455	5.8
Agriculture	40	0.4	15	0.2
Other	367	4.1	354	4.5
Total real estate and real estate joint ventures	$8,891	100.0%	$7,839	100.0%
Other Limited Partnership Interests
Other limited partnership interests are comprised of private equity funds and hedge funds. The carrying value of other limited partnership interests was $5.1 billion and $5.2 billion at December 31, 2016 and 2015, respectively, which included $834 million and $1.4 billion of hedge funds, at December 31, 2016 and 2015, respectively. Cash distributions on these investments are generated from investment gains, operating income from the underlying investments of the funds and liquidation of the underlying investments of the funds. We estimate that the underlying investments of the funds will be liquidated over the next two to 10 years.

Other Invested Assets
The following table presents the carrying value of our other invested assets by type at:

	December 31,
	2016		2015
	Carrying Value	% of Total	Carrying Value	% of Total

	(Dollars in millions)
Freestanding derivatives with positive estimated fair values	$12,139	62.8%	$10,489	59.6%
Tax credit and renewable energy partnerships	3,118	16.1	3,029	17.2
Leveraged leases, net of non-recourse debt	1,521	7.9	1,641	9.3
Direct financing leases	1,115	5.8	1,076	6.1
Operating joint ventures	576	3.0	498	2.8
Funds withheld	110	0.6	68	0.4
Other	724	3.8	806	4.6
Total	$19,303	100.0%	$17,607	100.0%
Leveraged lease impairments were $77 million, $41 million and $80 million for the years ended December 31, 2016, 2015 and 2014, respectively.
See Notes 1, 8 and 9 of the Notes to the Consolidated Financial Statements for information regarding freestanding derivatives with positive estimated fair values, tax credit and renewable energy partnerships, leveraged and direct financing leases, operating joint ventures and funds withheld.
Our private placement unit originated $10.2 billion and $9.2 billion of private investments, comprised primarily of certain privately placed fixed maturity securities, during the years ended December 31, 2016 and 2015, respectively. The carrying value of such private investments included within our consolidated balance sheets was $50.6 billion and $46.6 billion at December 31, 2016 and 2015.
In addition, we originated $339 million and $480 million of tax credit and renewable energy partnerships during the years ended December 31, 2016 and 2015, respectively. The carrying value of such tax credit and renewable energy partnerships included on our consolidated balance sheets was $3.2 billion and $3.1 billion at December 31, 2016 and 2015, respectively.
Derivatives
Derivative Risks
We are exposed to various risks relating to our ongoing business operations, including interest rate, foreign currency exchange rate, credit and equity market. We use a variety of strategies to manage these risks, including the use of derivatives. See Note 9 of the Notes to the Consolidated Financial Statements for:

•	A comprehensive description of the nature of our derivatives, including the strategies for which derivatives are used in managing various risks.

•
Information about the gross notional amount, estimated fair value, and primary underlying risk exposure of our derivatives by type of hedge designation, excluding embedded derivatives held at December 31, 2016 and 2015.

•
The statement of operations effects of derivatives in net investments in foreign operations, cash flow, fair value, or nonqualifying hedge relationships for the years ended December 31, 2016, 2015 and 2014.

See “Quantitative and Qualitative Disclosures About Market Risk — Management of Market Risk Exposures — Hedging Activities” for more information about our use of derivatives by major hedge program.
Fair Value Hierarchy
See Note 10 of the Notes to the Consolidated Financial Statements for derivatives measured at estimated fair value on a recurring basis and their corresponding fair value hierarchy.

The valuation of Level 3 derivatives involves the use of significant unobservable inputs and generally requires a higher degree of management judgment or estimation than the valuations of Level 1 and Level 2 derivatives. Although Level 3 inputs are unobservable, management believes they are consistent with what other market participants would use when pricing such instruments and are considered appropriate given the circumstances. The use of different inputs or methodologies could have a material effect on the estimated fair value of Level 3 derivatives and could materially affect net income.
Derivatives categorized as Level 3 at December 31, 2016 include: interest rate forwards with maturities which extend beyond the observable portion of the yield curve; interest rate total return swaps with unobservable repurchase rates; foreign currency swaps and forwards with certain unobservable inputs, including the unobservable portion of the yield curve; credit default swaps priced using unobservable credit spreads, or that are priced through independent broker quotations; equity variance swaps with unobservable volatility inputs; and equity index options with unobservable correlation inputs. At December 31, 2016, less than 1% of the estimated fair value of our derivatives was priced through independent broker quotations.
See Note 10 of the Notes to the Consolidated Financial Statements for a rollforward of the fair value measurements for derivatives measured at estimated fair value on a recurring basis using significant unobservable (Level 3) inputs.
The gain (loss) on Level 3 derivatives primarily relates to interest rate total return swaps with unobservable repurchase rates; certain purchased equity index options that are valued using models dependent on an unobservable market correlation input, equity variance swaps that are valued using observable equity volatility data plus an unobservable equity variance spread and foreign currency swaps and forwards that are valued using an unobservable portion of the swap yield curves. Other significant inputs, which are observable, include equity index levels, equity volatility and the swap yield curves. We validate the reasonableness of these inputs by valuing the positions using internal models and comparing the results to broker quotations.
The gain (loss) on Level 3 derivatives, percentage of gain (loss) attributable to observable and unobservable inputs, and the primary drivers of observable gain (loss) are summarized as follows:

Year Ended December 31, 2016
Gain (loss) recognized in net income (loss)	($31) million
Percentage of gain (loss) attributable to observable inputs	52%
Primary drivers of observable gain (loss)
Increases in interest rates on interest rate total return swaps; decreases in certain equity volatility levels; and increases in certain equity index levels; partially offset by weakening of the U.S. dollar versus foreign currencies on receive inflation-linked foreign currency, pay U.S. dollar forwards and swaps.

Percentage of gain (loss) attributable to unobservable inputs	48%
See “— Summary of Critical Accounting Estimates — Derivatives” for further information on the estimates and assumptions that affect derivatives.
Credit Risk
See Note 9 of the Notes to the Consolidated Financial Statements for information about how we manage credit risk related to derivatives and for the estimated fair value of our net derivative assets and net derivative liabilities after the application of master netting agreements and collateral.
Our policy is not to offset the fair value amounts recognized for derivatives executed with the same counterparty under the same master netting agreement. This policy applies to the recognition of derivatives on the consolidated balance sheets, and does not affect our legal right of offset.

Credit Derivatives
The following table presents the gross notional amount and estimated fair value of credit default swaps at:

	December 31,
	2016		2015
Credit Default Swaps	Gross Notional Amount	Estimated Fair Value	Gross Notional Amount	Estimated Fair Value
	(In millions)
Purchased (1)	$2,001	$(26)	$1,846	$(6)
Written (2)	10,732	152	8,185	53
Total	$12,733	$126	$10,031	$47
__________________

(1)
At December 31, 2016, the Company no longer maintained a trading portfolio for derivatives. At December 31, 2015, the gross notional amount and estimated fair value for purchased credit default swaps in the trading portfolio were $175 million and ($2) million, respectively.

(2)
At December 31, 2016, the Company no longer maintained a trading portfolio for derivatives. At December 31, 2015, the gross notional amount and estimated fair value for written credit default swaps in the trading portfolio were $20 million and ($2) million, respectively.

The following table presents the gross gains, gross losses and net gain (losses) recognized in income for credit default swaps as follows:

	Years Ended December 31,
	2016			2015
Credit Default Swaps	Gross Gains (1)	Gross Losses (1)	Net Gains (Losses)	Gross Gains (1)	Gross Losses (1)	Net Gains (Losses)
	(In millions)
Purchased (2), (4)	$7	$(47)	$(40)	$32	$(28)	$4
Written (3), (4)	95	(24)	71	25	(94)	(69)
Total	$102	$(71)	$31	$57	$(122)	$(65)
__________________

(1)	Gains (losses) are reported in net derivative gains (losses), except for gains (losses) on the trading portfolio, which are reported in net investment income.

(2)
The gross gains and gross (losses) for purchased credit default swaps in the trading portfolio were $4 million and ($4) million, respectively, for the year ended December 31, 2016, and $8 million and ($11) million, respectively, for the year ended December 31, 2015.

(3)
The gross gains and gross (losses) for written credit default swaps in the trading portfolio were $3 million and ($3) million, respectively, for both of the years ended December 31, 2016 and December 31, 2015.

(4)	Gains (losses) do not include earned income (expense) on credit default swaps.
The unfavorable change in net gains (losses) on purchased credit default swaps of ($44) million was due to certain credit spreads on credit default swaps hedging certain bonds, narrowing in the current period as compared to the prior period. The favorable change in net gains (losses) on written credit default swaps of $140 million was due to certain credit spreads on certain credit default swaps used as replications narrowing in the current period as compared to the prior period.

The maximum amount at risk related to our written credit default swaps is equal to the corresponding gross notional amount. In a replication transaction, we pair an asset on our balance sheet with a written credit default swap to synthetically replicate a corporate bond, a core asset holding of life insurance companies. Replications are entered into in accordance with the guidelines approved by state insurance regulators and the NAIC and are an important tool in managing the overall corporate credit risk within the Company. In order to match our long-dated insurance liabilities, we seek to buy long-dated corporate bonds. In some instances, these may not be readily available in the market, or they may be issued by corporations to which we already have significant corporate credit exposure. For example, by purchasing Treasury bonds (or other high-quality assets) and associating them with written credit default swaps on the desired corporate credit name, we can replicate the desired bond exposures and meet our ALM needs. In addition, given the shorter tenor of the credit default swaps (generally five-year tenors) versus a long-dated corporate bond, we have more flexibility in managing our credit exposures.
Embedded Derivatives
See Note 10 of the Notes to the Consolidated Financial Statements for information about embedded derivatives measured at estimated fair value on a recurring basis and their corresponding fair value hierarchy.
See Note 10 of the Notes to the Consolidated Financial Statements for a rollforward of the fair value measurements for embedded derivatives measured at estimated fair value on a recurring basis using significant unobservable (Level 3) inputs.
See Note 9 of the Notes to the Consolidated Financial Statements for information about the nonperformance risk adjustment included in the valuation of guaranteed minimum benefits accounted for as embedded derivatives.
See “— Summary of Critical Accounting Estimates — Derivatives” for further information on the estimates and assumptions that affect embedded derivatives.

Off-Balance Sheet Arrangements
Credit and Committed Facilities
We maintain an unsecured revolving credit facility, as well as committed facilities, with various financial institutions. See “— Liquidity and Capital Resources — The Company — Liquidity and Capital Sources — Global Funding Sources — Credit and Committed Facilities” for further descriptions of such arrangements. For the classification of expenses on such credit and committed facilities and the nature of the associated liability for letters of credit issued and drawdowns on these credit and committed facilities, see Note 12 of the Notes to the Consolidated Financial Statements.
Collateral for Securities Lending, Third-Party Custodian Administered Repurchase Programs and Derivatives
We participate in a securities lending program in the normal course of business for the purpose of enhancing the total return on our investment portfolio. Periodically we receive non-cash collateral for securities lending from counterparties on deposit from customers, which cannot be sold or re-pledged, and which has not been recorded on our consolidated balance sheets. The amount of this collateral was $20 million and $27 million at estimated fair value at December 31, 2016 and 2015, respectively. See Notes 1 and 8 of the Notes to the Consolidated Financial Statements, as well as “— Investments — Securities Lending” for discussion of our securities lending program, the classification of revenues and expenses, and the nature of the secured financing arrangement and associated liability.
We also participate in third-party custodian administered repurchase programs for the purpose of enhancing the total return on our investment portfolio. We loan certain of our fixed maturity securities to financial institutions and, in exchange, non-cash collateral is put on deposit by the financial institutions on our behalf with third-party custodians. The estimated fair value of securities loaned in connection with these transactions was $382 million and $738 million at December 31, 2016 and December 31, 2015, respectively. Non-cash collateral on deposit with third-party custodians on our behalf was $401 million and $781 million at December 31, 2016 and December 31, 2015, respectively, which cannot be sold or re-pledged, and which has not been recorded on our consolidated balance sheets.
We enter into derivatives to manage various risks relating to our ongoing business operations. We have non-cash collateral from counterparties for derivatives, which can be sold or re-pledged subject to certain constraints, and which has not been recorded on our consolidated balance sheets. The amount of this non-cash collateral was $1.7 billion and $1.6 billion at December 31, 2016 and 2015, respectively. See “— Liquidity and Capital Resources — The Company — Liquidity and Capital Uses — Pledged Collateral” and “Derivatives” in Note 9 of the Notes to the Consolidated Financial Statements for information regarding the earned income on and the gross notional amount, estimated fair value of assets and liabilities and primary underlying risk exposure of our derivatives.
Lease Commitments
As lessee, we have entered into various lease and sublease agreements for office space, information technology and other equipment. Our commitments under such lease agreements are included within the contractual obligations table. See “— Liquidity and Capital Resources — The Company — Contractual Obligations” and Note 21 of the Notes to the Consolidated Financial Statements.
Guarantees
See “Guarantees” in Note 21 of the Notes to the Consolidated Financial Statements.
Other
We enter into the following additional commitments in the normal course of business for the purpose of enhancing the total return on our investment portfolio: mortgage loan commitments and commitments to fund partnerships, bank credit facilities, bridge loans and private corporate bond investments. See “Net Investment Income” and “Net Investment Gains (Losses)” in Note 8 of the Notes to the Consolidated Financial Statements for information on the investment income, investment expense, and gains and losses from such investments. See also “— Investments — Fixed Maturity and Equity Securities AFS” and “— Investments — Mortgage Loans” for information on our investments in fixed maturity securities and mortgage loans. See “— Investments — Real Estate and Real Estate Joint Ventures” and “— Investments — Other Limited Partnership Interests” for information on our partnership investments.
Other than the commitments disclosed in Note 21 of the Notes to the Consolidated Financial Statements, there are no other material obligations or liabilities arising from the commitments to fund mortgage loans, partnerships, bank credit facilities, bridge loans, and private corporate bond investments. For further information on commitments to fund partnership investments, mortgage loans, bank credit facilities, bridge loans and private corporate bond investments, see “— Liquidity and Capital Resources — The Company — Contractual Obligations.”

Insolvency Assessments
See Note 21 of the Notes to the Consolidated Financial Statements.
Policyholder Liabilities
We establish, and carry as liabilities, actuarially determined amounts that are calculated to meet policy obligations or to provide for future annuity payments. Amounts for actuarial liabilities are computed and reported on the consolidated financial statements in conformity with GAAP. For more details on Policyholder Liabilities, see “— Summary of Critical Accounting Estimates.”
Due to the nature of the underlying risks and the uncertainty associated with the determination of actuarial liabilities, we cannot precisely determine the amounts that will ultimately be paid with respect to these actuarial liabilities, and the ultimate amounts may vary from the estimated amounts, particularly when payments may not occur until well into the future.
We periodically review our estimates of actuarial liabilities for future benefits and compare them with our actual experience. We revise estimates, to the extent permitted or required under GAAP, if we determine that future expected experience differs from assumptions used in the development of actuarial liabilities. We charge or credit changes in our liabilities to expenses in the period the liabilities are established or re-estimated. If the liabilities originally established for future benefit payments prove inadequate, we must increase them. Such an increase could adversely affect our earnings and have a material adverse effect on our business, results of operations and financial condition.
We have experienced, and will likely in the future experience, catastrophe losses and possibly acts of terrorism, as well as turbulent financial markets that may have an adverse impact on our business, results of operations and financial condition. Due to their nature, we cannot predict the incidence, timing, severity or amount of losses from catastrophes and acts of terrorism, but we make broad use of catastrophic and non-catastrophic reinsurance to manage risk from these perils. We also use hedging, reinsurance and other risk management activities to mitigate financial market volatility.
Insurance regulators in many of the non-U.S. countries in which we operate require certain MetLife entities to prepare a sufficiency analysis of the reserves presented in the locally required regulatory financial statements, and to submit that analysis to the regulatory authorities.
See “Business — Regulation — U.S. Regulation — Insurance Regulation — Policy and Contract Reserve Adequacy Analysis” and “Business — Regulation — International Regulation” for further information.
Future Policy Benefits
We establish liabilities for amounts payable under insurance policies. See Notes 1 and 4 of the Notes to the Consolidated Financial Statements, “— Industry Trends — Impact of a Sustained Low Interest Rate Environment — Low Interest Rate Scenario” and “— Variable Annuity Guarantees.” A discussion of future policy benefits by segment (as well as Corporate & Other) follows.
U.S.
Amounts payable under insurance policies for this segment are comprised of group insurance and annuities, as well as property & casualty policies. For group insurance, future policyholder benefits are comprised mainly of liabilities for disabled lives under disability waiver of premium policy provisions, liabilities for survivor income benefit insurance, active life policies and premium stabilization and other contingency liabilities held under life insurance contracts. For group annuity contracts, future policyholder benefits are primarily related to payout annuities, including pension risk transfers, structured settlement annuities and institutional income annuities. There is no interest rate crediting flexibility on these liabilities. As a result, a sustained low interest rate environment could negatively impact earnings; however, we mitigate our risks by applying various ALM strategies, including the use of various interest rate derivative positions. The components of future policy benefits related to our property & casualty policies are liabilities for unpaid claims, estimated based upon assumptions such as rates of claim frequencies, levels of severities, inflation, judicial trends, legislative changes or regulatory decisions. Assumptions are based upon our historical experience and analysis of historical development patterns of the relationship of loss adjustment expenses to losses for each line of business, and we consider the effects of current developments, anticipated trends and risk management programs, reduced for anticipated salvage and subrogation.

Asia
Future policy benefits for this segment are held primarily for traditional life, endowment, annuity and accident & health contracts. They are also held for total return pass-through provisions included in certain universal life and savings products. They include certain liabilities for variable annuity and variable life guarantees of minimum death benefits, and longevity guarantees. Factors impacting these liabilities include sustained periods of lower yields than rates established at policy issuance, lower than expected asset reinvestment rates, market volatility, actual lapses resulting in lower than expected income, and actual mortality or morbidity resulting in higher than expected benefit payments. We mitigate our risks by applying various ALM strategies.
Latin America
Future policy benefits for this segment are held primarily for immediate annuities in Chile, Argentina and Mexico and traditional life contracts mainly in Mexico, Brazil and Colombia. There are also liabilities held for total return pass-through provisions included in certain universal life and savings products in Mexico. Factors impacting these liabilities include sustained periods of lower yields than rates established at policy issuance, lower than expected asset reinvestment rates, and mortality and lapses different than expected. We mitigate our risks by applying various ALM strategies.
EMEA
Future policy benefits for this segment include unearned premium reserves for group life and credit insurance contracts. Future policy benefits are also held for traditional life, endowment and annuity contracts with significant mortality risk and accident & health contracts. Factors impacting these liabilities include lower than expected asset reinvestment rates, market volatility, actual lapses resulting in lower than expected income, and actual mortality or morbidity resulting in higher than expected benefit payments. We mitigate our risks by having premiums which are adjustable or cancellable in some cases, and by applying various ALM strategies.
MetLife Holdings
Future policy benefits for the life business are comprised mainly of liabilities for traditional life and for universal and variable life insurance contracts. In order to manage risk, we have often reinsured a portion of the mortality risk on life insurance policies. The reinsurance programs are routinely evaluated and this may result in increases or decreases to existing coverage. We have entered into various interest rate derivative positions to mitigate the risk that investment of premiums received and reinvestment of maturing assets over the life of the policy will be at rates below those assumed in the original pricing of these contracts. For the annuities business, future policy benefits are comprised mainly of liabilities for life-contingent income annuities, and liabilities for the variable annuity guaranteed minimum benefits which are accounted for as insurance. Other future policyholder benefits are comprised mainly of liabilities for disabled lives under disability waiver of premium policy provisions, and active life policies. In addition, for our other products, future policyholder benefits related to the reinsurance of our former Japan joint venture are comprised of liabilities for the variable annuity guaranteed minimum benefits which are accounted for as insurance.
Corporate & Other
Future policy benefits primarily include liabilities for the global employee benefits reinsurance business. Additionally, future policy benefits include liabilities for the U.S. direct business sold directly to consumers.
Policyholder Account Balances
Policyholder account balances are generally equal to the account value, which includes accrued interest credited, but excludes the impact of any applicable charge that may be incurred upon surrender. See “— Industry Trends — Impact of a Sustained Low Interest Rate Environment — Low Interest Rate Scenario” and “— Variable Annuity Guarantees.” See also Notes 1 and 4 of the Notes to the Consolidated Financial Statements for additional information. A discussion of policyholder account balances by segment (as well as Corporate & Other) follows.
U.S.
Policyholder account balances in this segment are comprised of funding agreements, retained asset accounts, universal life policies, the fixed account of variable life insurance policies and specialized life insurance products for benefit programs.

Group Benefits
Policyholder account balances in this business are held for retained asset accounts, universal life policies, the fixed account of variable life insurance policies and specialized life insurance products for benefit programs. Policyholder account balances are credited interest at a rate we determine, which is influenced by current market rates. A sustained low interest rate environment could negatively impact earnings as a result of the minimum credited rate guarantees present in most of these policyholder account balances. We have various interest rate derivative positions to partially mitigate the risks associated with such a scenario.
The table below presents the breakdown of account value subject to minimum guaranteed crediting rates for Group Benefits:

	December 31, 2016
Guaranteed Minimum Crediting Rate	Account Value (1)	Account Value at Guarantee (1)
	(In millions)
Greater than 0% but less than 2%	$4,992	$4,866
Equal to 2% but less than 4%	$1,881	$1,881
Equal to or greater than 4%	$712	$685
__________________

(1)	These amounts are not adjusted for policy loans.
Retirement and Income Solutions
Policyholder account balances in this business are comprised of funding agreements. Interest crediting rates vary by type of contract, and can be fixed or variable. Variable interest crediting rates are generally tied to an external index, most commonly (1-month or 3-month) LIBOR. We are exposed to interest rate risks, as well as foreign currency exchange rate risk, when guaranteeing payment of interest and return of principal at the contractual maturity date. We may invest in floating rate assets or enter into receive-floating interest rate swaps, also tied to external indices, as well as caps, to mitigate the impact of changes in market interest rates. We also mitigate our risks by applying various ALM strategies and seek to hedge all foreign currency exchange rate risk through the use of foreign currency hedges, including cross currency swaps.
Asia
Policyholder account balances in this segment are held largely for fixed income retirement and savings plans, fixed deferred annuities, interest sensitive whole life products, universal life and, to a lesser degree, liability amounts for unit-linked-type funds that do not meet the GAAP definition of separate accounts. Also included are certain liabilities for retirement and savings products sold in certain countries in Asia that generally are sold with minimum credited rate guarantees. Liabilities for guarantees on certain variable annuities in Asia are accounted for as embedded derivatives and recorded at estimated fair value and are also included within policyholder account balances. These liabilities are generally impacted by sustained periods of low interest rates, where there are interest rate guarantees. We mitigate our risks by applying various ALM strategies and with reinsurance. Liabilities for unit-linked-type funds are impacted by changes in the fair value of the associated underlying investments, as the return on assets is generally passed directly to the policyholder.

The table below presents the breakdown of account value subject to minimum guaranteed crediting rates for Asia:

	December 31, 2016
Guaranteed Minimum Crediting Rate (1)	Account Value (2)	Account Value at Guarantee (2)
	(In millions)
Annuities
Greater than 0% but less than 2%	$19,771	$2,930
Equal to 2% but less than 4%	$1,076	$408
Equal to or greater than 4%	$1	$1
Life & Other
Greater than 0% but less than 2%	$7,772	$7,454
Equal to 2% but less than 4%	$19,700	$8,568
Equal to or greater than 4%	$273	$273
__________________

(1)
Excludes negative VOBA liabilities of $935 million at December 31, 2016, primarily held in Japan. These liabilities were established in instances where the estimated fair value of contract obligations exceeded the book value of assumed insurance policy liabilities associated with the acquisition of ALICO. These negative liabilities were established primarily for decreased market interest rates subsequent to the issuance of the policy contracts.

(2)	These amounts are not adjusted for policy loans.
Latin America
Policyholder account balances in this segment are held largely for investment-type products and universal life products in Mexico and Chile, and deferred annuities in Brazil. Some of the deferred annuities in Brazil are unit-linked-type funds that do not meet the GAAP definition of separate accounts. The rest of the deferred annuities have minimum credited rate guarantees, and these liabilities and the universal life liabilities are generally impacted by sustained periods of low interest rates. Liabilities for unit-linked-type funds are impacted by changes in the fair value of the associated investments, as the return on assets is generally passed directly to the policyholder.
EMEA
Policyholder account balances in this segment are held mostly for universal life, deferred annuity, pension products, and unit-linked-type funds that do not meet the GAAP definition of separate accounts. They are also held for endowment products without significant mortality risk. Where there are interest rate guarantees, these liabilities are generally impacted by sustained periods of low interest rates. We mitigate our risks by applying various ALM strategies. Liabilities for unit-linked-type funds are impacted by changes in the fair value of the associated investments, as the return on assets is generally passed directly to the policyholder.
MetLife Holdings
Life policyholder account balances are held for retained asset accounts, universal life policies, the fixed account of variable life insurance policies, embedded derivatives related to the reinsurance of our former Japan joint venture, and funding agreements. For annuities, policyholder account balances are held for fixed deferred annuities, the fixed account portion of variable annuities, and non-life contingent income annuities. Interest is credited to the policyholder’s account at interest rates we determine which are influenced by current market rates, subject to specified minimums. A sustained low interest rate environment could negatively impact earnings as a result of the minimum credited rate guarantees present in most of these policyholder account balances. We have various interest rate derivative positions to partially mitigate the risks associated with such a scenario. Additionally, for our other products, policyholder account balances are held for variable annuity guaranteed minimum living benefits that are accounted for as embedded derivatives.

The table below presents the breakdown of account value subject to minimum guaranteed crediting rates for the MetLife Holdings segment:

	December 31, 2016
Guaranteed Minimum Crediting Rate	Account Value (1)	Account Value at Guarantee (1)
	(In millions)
Greater than 0% but less than 2%	$1,936	$1,832
Equal to 2% but less than 4%	$20,261	$17,116
Equal to or greater than 4%	$9,367	$6,327
__________________

(1)	These amounts are not adjusted for policy loans.
Variable Annuity Guarantees
We issue, directly and through assumed business, certain variable annuity products with guaranteed minimum benefits that provide the policyholder a minimum return based on their initial deposit (i.e., the benefit base) less withdrawals. In some cases, the benefit base may be increased by additional deposits, bonus amounts, accruals or optional market value resets. See Notes 1 and 4 of the Notes to the Consolidated Financial Statements for additional information.
Certain guarantees, including portions thereof, have insurance liabilities established that are included in future policy benefits. Guarantees accounted for in this manner include GMDBs, the life-contingent portion of certain GMWBs, and the non-life contingent portions of both GMWBs and GMIBs that require annuitization. These liabilities are accrued over the life of the contract in proportion to actual and future expected policy assessments based on the level of guaranteed minimum benefits generated using multiple scenarios of separate account returns. The scenarios are based on best estimate assumptions consistent with those used to amortize DAC. When current estimates of future benefits exceed those previously projected or when current estimates of future assessments are lower than those previously projected, liabilities will increase, resulting in a current period charge to net income. The opposite result occurs when the current estimates of future benefits are lower than those previously projected or when current estimates of future assessments exceed those previously projected. At each reporting period, we update the actual amount of business remaining in-force, which impacts expected future assessments and the projection of estimated future benefits resulting in a current period charge or increase to earnings.
Certain guarantees, including portions thereof, accounted for as embedded derivatives, are recorded at estimated fair value and included in policyholder account balances. Guarantees accounted for as embedded derivatives include GMABs, and the non-life contingent portions of both GMWBs and GMIBs that do not require annuitization. The estimated fair values of guarantees accounted for as embedded derivatives are determined based on the present value of projected future benefits minus the present value of projected future fees. The projections of future benefits and future fees require capital market and actuarial assumptions including expectations concerning policyholder behavior. A risk neutral valuation methodology is used to project the cash flows from the guarantees under multiple capital market scenarios to determine an economic liability. The reported estimated fair value is then determined by taking the present value of these risk-free generated cash flows using a discount rate that incorporates a spread over the risk-free rate to reflect our nonperformance risk and adding a risk margin. For more information on the determination of estimated fair value, see Note 10 of the Notes to the Consolidated Financial Statements.

The table below contains the carrying value for guarantees at:

	Future Policy Benefits		Policyholder Account Balances
	December 31,		December 31,
	2016	2015	2016	2015
	(In millions)
Asia
GMDB	$29	$25	$—	$—
GMAB	—	—	36	37
GMWB	98	89	189	151
EMEA
GMDB	1	2	—	—
GMAB	—	—	17	16
GMWB	30	8	(50)	(63)
MetLife Holdings
GMDB	257	209	—	—
GMIB	471	406	93	(354)
GMAB	—	—	13	13
GMWB	161	127	1,268	1,009
Total	$1,047	$866	$1,566	$809
The carrying amounts for guarantees included in policyholder account balances above include nonperformance risk adjustments of $655 million and $359 million at December 31, 2016 and 2015, respectively. These nonperformance risk adjustments represent the impact of including a credit spread when discounting the underlying risk neutral cash flows to determine the estimated fair values. The nonperformance risk adjustment does not have an economic impact on us as it cannot be monetized given the nature of these policyholder liabilities. The change in valuation arising from the nonperformance risk adjustment is not hedged.
The carrying values of these guarantees can change significantly during periods of sizable and sustained shifts in equity market performance, equity volatility, interest rates or foreign currency exchange rates. Carrying values are also impacted by our assumptions around mortality, separate account returns and policyholder behavior, including lapse rates.
As discussed below, we use a combination of product design, hedging strategies, reinsurance, and other risk management actions to mitigate the risks related to these benefits. Within each type of guarantee, there is a range of product offerings reflecting the changing nature of these products over time. Changes in product features and terms are in part driven by customer demand but, more importantly, reflect our risk management practices of continuously evaluating the guaranteed benefits and their associated asset-liability matching. Recently, we have been diversifying the concentration of income benefits in the portfolio of the Company’s annuities business by focusing on withdrawal benefits, variable annuities without living benefits and index-linked annuities. To this end, the GMIBs were no longer available for new purchases after February 19, 2016.
The sections below provide further detail by total account value for certain of our most popular guarantees. Total account values include amounts not reported on the consolidated balance sheets from assumed business, contractholder-directed investments which do not qualify for presentation as separate account assets, and amounts included in our general account. The total account values and the net amounts at risk include direct and assumed business, but exclude offsets from hedging or ceded reinsurance, if any.

GMDBs
We offer a range of GMDBs to our contractholders. The table below presents GMDBs, by benefit type, at December 31, 2016:

	Total Account Value (1)
	Asia & EMEA	MetLife Holdings
	(In millions)
Return of premium or five to seven year step-up	$8,243	$54,165
Annual step-up	—	3,667
Roll-up and step-up combination	—	6,412
Total	$8,243	$64,244
__________________

(1)
Total account value excludes $335 million for contracts with no GMDBs. Further, many of our annuity contracts offer more than one type of guarantee such that GMDB amounts listed above are not mutually exclusive to the amounts in the living benefit guarantees table below.

Based on total account value, less than 19% of our GMDBs included enhanced death benefits such as the annual step-up or roll-up and step-up combination products. We expect the above GMDB risk profile to be relatively consistent for the foreseeable future.
Living Benefit Guarantees
The table below presents our living benefit guarantees based on total account values at December 31, 2016:

	Total Account Value (1)
	Asia & EMEA	MetLife Holdings
	(In millions)
GMIB	$—	$24,310
GMWB - non-life contingent (2)	2,361	3,621
GMWB - life-contingent	3,784	11,177
GMAB	1,212	814
	$7,357	$39,922
__________________

(1)
Total account value excludes $24.7 billion for contracts with no living benefit guarantees. Further, many of our annuity contracts offer more than one type of guarantee such that living benefit guarantee amounts listed above are not mutually exclusive of the amounts in the GMDBs table above.

(2)	The Asia and EMEA segments include the non-life contingent portion of the GMWB total account value of $1,024 million with a guarantee at annuitization.
In terms of total account value, GMIBs are our most significant living benefit guarantee. Our primary risk management strategy for our GMIB products is our derivatives hedging program as discussed below. Additionally, we have engaged in certain reinsurance agreements covering some of our GMIB business. As part of our overall risk management approach for living benefit guarantees, we continually monitor the reinsurance markets for the right opportunity to purchase additional coverage for our GMIB business.

The table below presents our GMIB associated total account values, by their guaranteed payout basis, at December 31, 2016:

Total Account Value
(In millions)
7-year setback, 2.5% interest rate	$6,223
7-year setback, 1.5% interest rate	1,022
10-year setback, 1.5% interest rate	5,598
10-year mortality projection, 10-year setback, 1.0% interest rate	9,757
10-year mortality projection, 10-year setback, 0.5% interest rate	1,710
$24,310
The annuitization interest rates on GMIBs have been decreased from 2.5% to 0.5% over time, partially in response to the low interest rate environment, accompanied by an increase in the setback period from seven years to 10 years and the introduction of a 10-year mortality projection.
Additionally, 39% of the $24.3 billion of GMIB total account value has been invested in managed volatility funds as of December 31, 2016. These funds seek to manage volatility by adjusting the fund holdings within certain guidelines based on capital market movements. Such activity reduces the overall risk of the underlying funds while maintaining their growth opportunities. These risk mitigation techniques translate to a reduction or elimination of the need for us to manage the funds’ volatility through hedging or reinsurance.
Our GMIB products typically have a waiting period of 10 years to be eligible for annuitization. As of December 31, 2016, only 11% of our contracts with GMIBs were eligible for annuitization. The remaining contracts are not eligible for annuitization for an average of six years.
Once eligible for annuitization, contractholders would only be expected to annuitize if their contracts were in-the-money. We calculate in-the-moneyness with respect to GMIBs consistent with net amount at risk as discussed in Note 4 of the Notes to the Consolidated Financial Statements, by comparing the contractholders’ income benefits based on total account values and current annuity rates versus the guaranteed income benefits. The net amount at risk was $521 million at December 31, 2016, of which $328 million was related to GMIB guarantees. For those contracts with GMIB, the table below presents details of contracts that are in-the-money and out-of-the money at December 31, 2016:

	In-the-Moneyness	Total Account Value	% of Total
		(In millions)
In-the-money	30% +	$284	1%
	20% to 30%	282	1%
	10% to 20%	544	2%
	0% to 10%	1,061	4%
		2,171
Out-of-the-money	-10% to 0%	2,783	11%
	-20% to 10%	2,518	10%
	-20% +	16,838	69%
		22,139
Total GMIBs		$24,310

Derivatives Hedging Variable Annuity Guarantees
Our risk mitigating hedging strategy uses various OTC and exchange traded derivatives. The table below presents the gross notional amount, estimated fair value and primary underlying risk exposure of the derivatives hedging our variable annuity guarantees:

		December 31,
		2016			2015
Primary Underlying Risk Exposure		Gross Notional	Estimated Fair Value		Gross Notional	Estimated Fair Value
	Instrument Type	Amount	Assets	Liabilities	Amount	Assets	Liabilities
		(In millions)
Interest rate	Interest rate swaps	$19,715	$1,590	$924	$12,969	$1,110	$579
	Interest rate futures	2,671	2	11	3,285	2	5
	Interest rate options	3,423	449	1	6,303	522	1
Foreign currency exchange rate	Foreign currency forwards	3,086	10	222	2,305	29	7
	Currency futures	85	—	—	135	—	—
Equity market	Equity futures	4,283	29	3	3,435	24	18
	Equity index options	13,975	403	524	10,399	510	415
	Equity variance swaps	8,263	83	239	8,571	75	202
	Equity total return swaps	1,046	1	43	989	16	9
	Total	$56,547	$2,567	$1,967	$48,391	$2,288	$1,236
The change in estimated fair values of our derivatives is recorded in policyholder benefits and claims if such derivatives are hedging guarantees included in future policy benefits, and in net derivative gains (losses) if such derivatives are hedging guarantees included in policyholder account balances.
Our hedging strategy involves the significant use of static longer-term derivative instruments to avoid the need to execute transactions during periods of market disruption or higher volatility. We continually monitor the capital markets for opportunities to adjust our liability coverage, as appropriate. Futures are also used to dynamically adjust the daily coverage levels as markets and liability exposures fluctuate.
We remain liable for the guaranteed benefits in the event that reinsurers or derivative counterparties are unable or unwilling to pay. Certain of our reinsurance agreements and most derivative positions are collateralized and derivatives positions are subject to master netting agreements, both of which significantly reduce the exposure to counterparty risk. In addition, we are subject to the risk that hedging and other risk management actions prove ineffective or that unanticipated policyholder behavior or mortality, combined with adverse market events, produces economic losses beyond the scope of the risk management techniques employed.
Liquidity and Capital Resources
Overview
Our business and results of operations are materially affected by conditions in the global capital markets and the economy generally. Stressed conditions, volatility and disruptions in global capital markets, particular markets, or financial asset classes can have an adverse effect on us, in part because we have a large investment portfolio and our insurance liabilities and derivatives are sensitive to changing market factors. The global markets and economy continue to experience volatility that may affect our financing costs and market interest for our debt or equity securities. For further information regarding market factors that could affect our ability to meet liquidity and capital needs, see “— Industry Trends” and “— Investments — Current Environment.”
Liquidity Management
Based upon the strength of our franchise, diversification of our businesses, strong financial fundamentals and the substantial funding sources available to us as described herein, we continue to believe we have access to ample liquidity to meet business requirements under current market conditions and reasonably possible stress scenarios. We continuously monitor and adjust our liquidity and capital plans for MetLife, Inc. and its subsidiaries in light of market conditions, as well as changing needs and opportunities.

Short-term Liquidity
We maintain a substantial short-term liquidity position, which was $9.1 billion and $9.4 billion at December 31, 2016 and 2015, respectively. Short-term liquidity includes cash and cash equivalents and short-term investments, excluding assets that are pledged or otherwise committed, including amounts received in connection with securities lending, repurchase agreements, derivatives, and secured borrowings, as well as amounts held in the closed block.
Liquid Assets
An integral part of our liquidity management includes managing our level of liquid assets, which was $199.1 billion and $199.0 billion at December 31, 2016 and 2015, respectively. Liquid assets include cash and cash equivalents, short-term investments and publicly-traded securities, excluding assets that are pledged or otherwise committed. Assets pledged or otherwise committed include amounts received in connection with securities lending, repurchase agreements, derivatives, regulatory deposits, the collateral financing arrangement, funding agreements and secured borrowings, as well as amounts held in the closed block.
Capital Management
We have established several senior management committees as part of our capital management process. These committees, including the Capital Management Committee and the Enterprise Risk Committee (“ERC”), regularly review actual and projected capital levels (under a variety of scenarios including stress scenarios) and our annual capital plan in accordance with our capital policy. The Capital Management Committee is comprised of members of senior management, including MetLife, Inc.’s Chief Financial Officer (“CFO”), Treasurer and Chief Risk Officer (“CRO”). The ERC is also comprised of members of senior management, including MetLife, Inc.’s CFO, CRO and Chief Investment Officer.
Our Board of Directors and senior management are directly involved in the development and maintenance of our capital policy. The capital policy sets forth, among other things, minimum and target capital levels and the governance of the capital management process. All capital actions, including proposed changes to the annual capital plan, capital targets or capital policy, are reviewed by the Finance and Risk Committee of the Board prior to obtaining full Board approval. The Board approves the capital policy and the annual capital plan and authorizes capital actions, as required.
See “Risk Factors — Capital-Related Risks — Legal and Regulatory Restrictions and Uncertainty and Restrictions Under the Terms of Certain of Our Securities May Prevent Us from Repurchasing Our Stock and Paying Dividends at the Level We Wish” and Note 16 of the Notes to the Consolidated Financial Statements for information regarding restrictions on payment of dividends and stock repurchases. See also “— The Company — Liquidity and Capital Uses — Common Stock Repurchases” for information regarding MetLife, Inc.’s common stock repurchase authorizations.
The Company
Liquidity
Liquidity refers to the ability to generate adequate amounts of cash to meet our needs. We determine our liquidity needs based on a rolling 12-month forecast by portfolio of invested assets which we monitor daily. We adjust the asset mix and asset maturities based on this rolling 12-month forecast. To support this forecast, we conduct cash flow and stress testing, which include various scenarios of the potential risk of early contractholder and policyholder withdrawal. We include provisions limiting withdrawal rights on many of our products, including general account pension products sold to employee benefit plan sponsors. Certain of these provisions prevent the customer from making withdrawals prior to the maturity date of the product. In the event of significant cash requirements beyond anticipated liquidity needs, we have various alternatives available depending on market conditions and the amount and timing of the liquidity need. These available alternatives include cash flows from operations, sales of liquid assets, global funding sources including commercial paper and various credit and committed facilities.
Under certain stressful market and economic conditions, our access to liquidity may deteriorate, or the cost to access liquidity may increase. If we require significant amounts of cash on short notice in excess of anticipated cash requirements or if we are required to post or return cash collateral in connection with derivatives or our securities lending program, we may have difficulty selling investments in a timely manner, be forced to sell them for less than we otherwise would have been able to realize, or both. In addition, in the event of such forced sale, for securities in an unrealized loss position, realized losses would be incurred on securities sold and impairments would be incurred, if there is a need to sell securities prior to recovery, which may negatively impact our financial condition. See “Risk Factors — Investment-Related Risks — Should the Need Arise, We May Have Difficulty Selling Certain Holdings in Our Investment Portfolio or in Our Securities Lending Program in a Timely Manner and Realizing Full Value Given Their Illiquid Nature.”

In extreme circumstances, all general account assets within a particular legal entity — other than those which may have been pledged to a specific purpose — are available to fund obligations of the general account of that legal entity.
Capital
We manage our capital position to maintain our financial strength and credit ratings. Our capital position is supported by our ability to generate strong cash flows within our operating companies and borrow funds at competitive rates, as well as by our demonstrated ability to raise additional capital to meet operating and growth needs despite adverse market and economic conditions.
Rating Agencies
Rating agencies assign insurer financial strength ratings to MetLife, Inc.’s domestic life insurance subsidiaries and credit ratings to MetLife, Inc. and certain of its subsidiaries. Financial strength ratings represent the opinion of rating agencies regarding the ability of an insurance company to pay obligations under insurance policies and contracts in accordance with their terms. Credit ratings indicate the rating agency’s opinion regarding a debt issuer’s ability to meet the terms of debt obligations in a timely manner. They are important factors in our overall funding profile and ability to access certain types of liquidity. The level and composition of regulatory capital at the subsidiary level and our equity capital are among the many factors considered in determining our insurer financial strength ratings and credit ratings. Each agency has its own capital adequacy evaluation methodology, and assessments are generally based on a combination of factors. In addition to heightening the level of scrutiny that they apply to insurance companies, rating agencies have increased and may continue to increase the frequency and scope of their credit reviews, may request additional information from the companies that they rate and may adjust upward the capital and other requirements employed in the rating agency models for maintenance of certain ratings levels.
Downgrades in our insurer financial strength ratings could have a material adverse effect on our financial condition and results of operations in many ways. See “Risk Factors — Risk Related to Business — A Downgrade or a Potential Downgrade in Our Financial Strength or Credit Ratings Could Result in a Loss of Business and Materially Adversely Affect Our Financial Condition and Results of Operations.”
A downgrade in the credit ratings or insurer financial strength ratings of MetLife, Inc. or its subsidiaries would likely impact us in the following ways, including:

•	impact our ability to generate cash flows from the sale of funding agreements and other capital market products offered by our Retirement and Income Solutions business;

•	impact the cost and availability of financing for MetLife, Inc. and its subsidiaries; and

•
result in additional collateral requirements or other required payments under certain agreements, which are eligible to be satisfied in cash or by posting investments held by the subsidiaries subject to the agreements. See “— Liquidity and Capital Uses — Pledged Collateral.”

Statutory Capital and Dividends
Our U.S. insurance subsidiaries have statutory surplus well above levels to meet current regulatory requirements.
RBC requirements are used as minimum capital requirements by the NAIC and the state insurance departments to identify companies that merit regulatory action. RBC is based on a formula calculated by applying factors to various asset, premium, claim, expense and statutory reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk, market risk and business risk and is calculated on an annual basis. The formula is used as an early warning regulatory tool to identify possible inadequately capitalized insurers for purposes of initiating regulatory action, and not as a means to rank insurers generally. These rules apply to most of our U.S. insurance subsidiaries. State insurance laws provide insurance regulators the authority to require various actions by, or take various actions against, insurers whose total adjusted capital does not meet or exceed certain RBC levels. At the date of the most recent annual statutory financial statements filed with insurance regulators, the total adjusted capital of each of these subsidiaries subject to these requirements was in excess of each of those RBC levels.
As a Delaware corporation, American Life is subject to Delaware law; however, because it does not conduct insurance business in Delaware or any other domestic state, it is exempt from RBC requirements under Delaware law. American Life’s operations are also regulated by applicable authorities of the countries in which it operates and is subject to capital and solvency requirements in those countries.

The amount of dividends that our insurance subsidiaries can pay to MetLife, Inc. or to other parent entities is constrained by the amount of surplus we hold to maintain our ratings and provides an additional margin for risk protection and investment in our businesses. We proactively take actions to maintain capital consistent with these ratings objectives, which may include adjusting dividend amounts and deploying financial resources from internal or external sources of capital. Certain of these activities may require regulatory approval. Furthermore, the payment of dividends and other distributions to MetLife, Inc. and other parent entities by their respective insurance subsidiaries is governed by insurance laws and regulations. See “Business — Regulation — U.S. Regulation — Insurance Regulation,” “Business — Regulation — International Regulation,” “— MetLife, Inc. — Liquidity and Capital Sources — Dividends from Subsidiaries” and Note 16 of the Notes to the Consolidated Financial Statements.
Affiliated Captive Reinsurance Transactions
Various subsidiaries of MetLife, Inc. cede specific policy classes, including term and universal life insurance, participating whole life insurance, long-term disability insurance, group life insurance and other business to various wholly-owned captive reinsurers. The reinsurance activities among these affiliated companies are eliminated within our consolidated results of operations. The statutory reserves of such affiliated captive reinsurers are supported by a combination of funds withheld assets, investment assets and letters of credit issued by unaffiliated financial institutions. MetLife, Inc. has committed to maintain the surplus of several of the domestic affiliated captive reinsurers, as well as provided guarantees of the reinsurers’ and other affiliated international insurance entities’ repayment obligations on the letters of credit. MetLife, Inc. has also provided guarantees of these reinsurers’ repayment obligations on derivative and certain reinsurance agreements entered into by these reinsurers. See “— MetLife, Inc. — Liquidity and Capital Uses — Support Agreements” for further details on certain of these guarantees. Various subsidiaries of MetLife, Inc. enter into reinsurance agreements with affiliated captive reinsurers for risk and capital management purposes, as well as to manage statutory reserve requirements related to universal life and term life insurance policies and other business.
The NAIC continues to review insurance companies’ use of affiliated captive reinsurers and off-shore entities. The NYDFS continues to have a moratorium on new reserve financing transactions involving captive insurers. We are not aware of any states other than New York and California implementing such a moratorium. While such a moratorium would not impact our existing reinsurance agreements with captive reinsurers, a moratorium placed on the use of captives for new reserve financing transactions could impact our ability to write certain products and/or impact our RBC ratios and ability to deploy excess capital in the future. This could result in our need to increase prices, modify product features or limit the availability of those products to our customers. While this affects insurers across the industry, it could adversely impact our competitive position and our results of operations in the future. We continue to evaluate product modifications, pricing structure and alternative means of managing risks, capital and statutory reserves and we expect the discontinued use of captive reinsurance on new reserve financing transactions would not have a material impact on our future consolidated financial results. See Note 6 of the Notes to the Consolidated Financial Statements for further information on our reinsurance activities.

Summary of the Company’s Primary Sources and Uses of Liquidity and Capital
Our primary sources and uses of liquidity and capital are summarized as follows:

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Sources:
Operating activities, net	$14,827	$14,129	$16,376
Changes in policyholder account balances, net	4,925	—	1,483
Changes in payables for collateral under securities loaned and other transactions, net	—	1,544	5,031
Short-term debt issuances, net	38	—	—
Long-term debt issued	—	3,893	1,000
Financing element on certain derivative instruments	—	181	—
Common stock issued, net of issuance costs	—	—	1,000
Preferred stock issued, net of issuance costs	—	1,483	—
Other, net	48	17	47
Total sources	19,838	21,247	24,937
Uses:
Investing activities, net	5,850	10,398	15,055
Changes in policyholder account balances, net	—	1,717	—
Changes in payables for collateral under securities loaned and other transactions, net	3,636	—	—
Short-term debt repayments, net	—	—	75
Long-term debt repaid	1,279	1,438	2,862
Collateral financing arrangement repaid	68	57	—
Financing element on certain derivative instruments	1,367	—	747
Treasury stock acquired in connection with share repurchases	372	1,930	1,000
Repurchase of preferred stock	—	1,460	—
Preferred stock repurchase premium	—	42	—
Dividends on preferred stock	103	116	122
Dividends on common stock	1,736	1,653	1,499
Effect of change in foreign currency exchange rates on cash and cash equivalents	302	492	354
Total uses	14,713	19,303	21,714
Net increase (decrease) in cash and cash equivalents	$5,125	$1,944	$3,223
Cash Flows from Operations
The principal cash inflows from our insurance activities come from insurance premiums, net investment income, annuity considerations and deposit funds. The principal cash outflows are the result of various life insurance, property & casualty, annuity and pension products, operating expenses and income tax, as well as interest expense. A primary liquidity concern with respect to these cash flows is the risk of early contractholder and policyholder withdrawal. The cash flows from discontinued operations are not separately classified, but generally arise from the same activities described above.

Cash Flows from Investments
The principal cash inflows from our investment activities come from repayments of principal, proceeds from maturities and sales of investments and settlements of freestanding derivatives. The principal cash outflows relate to purchases of investments, issuances of policy loans and settlements of freestanding derivatives. Additional cash outflows relate to purchases of businesses. We typically have a net cash outflow from investing activities because cash inflows from insurance operations are reinvested in accordance with our ALM discipline to fund insurance liabilities. We closely monitor and manage these risks through our comprehensive investment risk management process. The primary liquidity concerns with respect to these cash flows are the risk of default by debtors and market disruption. The cash flows from discontinued operations are not separately classified, but generally arise from the same activities described above.
Cash Flows from Financing
The principal cash inflows from our financing activities come from issuances of debt and other securities, deposits of funds associated with policyholder account balances and lending of securities. The principal cash outflows come from repayments of debt, payments of dividends on and repurchases of MetLife, Inc.’s securities, withdrawals associated with policyholder account balances and the return of securities on loan. The primary liquidity concerns with respect to these cash flows are market disruption and the risk of early contractholder and policyholder withdrawal. The cash flows from discontinued operations are not separately classified, but generally arise from the same activities described above.
Liquidity and Capital Sources
In addition to the general description of liquidity and capital sources in “— Summary of the Company’s Primary Sources and Uses of Liquidity and Capital,” the following additional information is provided regarding our primary sources of liquidity and capital:
Global Funding Sources
Liquidity is provided by a variety of global funding sources, including funding agreements, credit facilities and commercial paper. Capital is provided by a variety of global funding sources, including short-term and long-term debt, the collateral financing arrangement, junior subordinated debt securities, preferred securities, equity securities and equity-linked securities. The diversity of our global funding sources enhances our funding flexibility, limits dependence on any one market or source of funds and generally lowers the cost of funds. Our primary global funding sources include:
Preferred Stock
In June 2015, MetLife, Inc. issued 1,500,000 shares of Series C preferred stock, with a $0.01 par value per share and a liquidation preference of $1,000 per share, for aggregate proceeds of $1.5 billion. See Note 16 of the Notes to the Consolidated Financial Statements.
Common Stock
In October 2014, MetLife, Inc. issued 22,907,960 new shares of its common stock for $1.0 billion in connection with the remarketing of senior debt securities and settlement of stock purchase contracts. See “— Remarketing of Senior Debt Securities and Settlement of Stock Purchase Contracts.”
Commercial Paper, Reported in Short-term Debt
MetLife, Inc. and MetLife Funding each have a commercial paper program that is supported by our general corporate credit facility (see “— Credit and Committed Facilities”). MetLife Funding raises cash from its commercial paper program and uses the proceeds to extend loans through MetLife Credit Corp., another subsidiary of MLIC, to affiliates in order to enhance the financial flexibility and liquidity of these companies.
Federal Home Loan Bank Funding Agreements, Reported in Policyholder Account Balances
Certain of our domestic insurance subsidiaries are members of a regional FHLB. During the years ended December 31, 2016, 2015 and 2014, we issued $17.0 billion, $17.5 billion and $10.1 billion, respectively, and repaid $15.2 billion, $17.8 billion and $10.2 billion, respectively, under funding agreements with certain regional FHLBs. At December 31, 2016 and 2015, total obligations outstanding under these funding agreements were $15.3 billion and $13.6 billion, respectively. See Note 4 of the Notes to the Consolidated Financial Statements.

Special Purpose Entity Funding Agreements, Reported in Policyholder Account Balances
We issue fixed and floating rate funding agreements which are denominated in either U.S. dollars or foreign currencies, to certain SPEs that have issued either debt securities or commercial paper for which payment of interest and principal is secured by such funding agreements. During the years ended December 31, 2016, 2015 and 2014, we issued $39.7 billion, $35.1 billion and $36.7 billion, respectively, and repaid $38.5 billion, $35.5 billion and $31.7 billion, respectively, under such funding agreements. At December 31, 2016 and 2015, total obligations outstanding under these funding agreements were $30.8 billion and $29.5 billion, respectively. See Note 4 of the Notes to the Consolidated Financial Statements.
Federal Agricultural Mortgage Corporation Funding Agreements, Reported in Policyholder Account Balances
We have issued funding agreements to a subsidiary of Farmer Mac, as well as to certain SPEs that have issued debt securities for which payment of interest and principal is secured by such funding agreements, and such debt securities are also guaranteed as to payment of interest and principal by Farmer Mac. The obligations under all such funding agreements are secured by a pledge of certain eligible agricultural mortgage loans. During the years ended December 31, 2016, 2015 and 2014, we issued $1.2 billion, $50 million and $200 million, respectively, and repaid $1.2 billion, $50 million and $200 million, respectively, under such funding agreements. At both December 31, 2016 and 2015, total obligations outstanding under these funding agreements were $2.6 billion. See Note 4 of the Notes to the Consolidated Financial Statements.
Senior Notes Issuances and Other Borrowings
Senior Notes
In November 2015, March 2015, and April 2014, MetLife, Inc. issued $1.3 billion, $1.5 billion and $1.0 billion of senior notes, respectively. Net proceeds from these issuances were used for general corporate purposes, which included the early redemption or repayment upon maturity of certain senior notes.
Other Borrowings
In December 2015, MetLife Private Equity Holdings, LLC, a wholly-owned indirect investment subsidiary of MLIC, borrowed $350 million under term loans that mature in December 2020. See Note 12 of the Notes to the Consolidated Financial Statements.
Remarketing of Senior Debt Securities and Settlement of Stock Purchase Contracts
In October 2014, MetLife, Inc. closed the successful remarketing of $1.0 billion of senior debt securities underlying common equity units issued in November 2010 in connection with the acquisition of ALICO. MetLife, Inc. did not receive any proceeds from the remarketing. Most common equity unit holders used the remarketing proceeds to settle their payment obligations under the applicable stock purchase contracts. The subsequent settlement of the stock purchase contracts provided proceeds to MetLife, Inc. of $1.0 billion in October 2014 in exchange for newly issued shares of MetLife, Inc.’s common stock, as described in “— Common Stock” above. See Note 15 of the Notes to the Consolidated Financial Statements.
Credit and Committed Facilities
At December 31, 2016, we maintained a $4.0 billion unsecured revolving credit facility and certain committed facilities aggregating $11.5 billion. When drawn upon, these facilities bear interest at varying rates in accordance with the respective agreements.
The unsecured revolving credit facility is used for general corporate purposes, to support the borrowers’ commercial paper programs and for the issuance of letters of credit. At December 31, 2016, we had outstanding $730 million in letters of credit and no drawdowns against this facility. Remaining availability was $3.3 billion at December 31, 2016.
The committed facilities are used for collateral for certain of our affiliated reinsurance liabilities. At December 31, 2016, $6.0 billion in letters of credit and $2.8 billion in aggregate drawdowns under collateral financing arrangements were outstanding. Remaining availability was $2.6 billion at December 31, 2016.

In December 2016, MetLife, Inc. and MetLife Funding entered into an agreement to amend their existing $4.0 billion unsecured revolving credit facility, which provides, among other things, that the facility will be amended and restated upon the completion of the proposed Separation and the satisfaction of certain other conditions. As amended and restated, the unsecured revolving credit facility will provide for borrowings and the issuance of letters of credit in an aggregate amount of up to $3.0 billion. All borrowings under this amended revolving credit facility must be repaid by December 20, 2021, except that letters of credit outstanding upon termination may remain outstanding until December 20, 2022.
We have no reason to believe that our lending counterparties will be unable to fulfill their respective contractual obligations under these facilities. As commitments associated with letters of credit and financing arrangements may expire unused, these amounts do not necessarily reflect our actual future cash funding requirements.
Outstanding Debt Under Global Funding Sources
The following table summarizes our outstanding debt at:

	December 31,
	2016	2015 (1)
	(In millions)
Short-term debt	$242	$100
Long-term debt (2), (3)	$16,429	$17,851
Collateral financing arrangement (4)	$1,274	$1,342
Junior subordinated debt securities (4)	$3,169	$3,168
__________________

(1)	Net of $100 million of unamortized issuance costs, which were reported in other assets at December 31, 2015.

(2)
Excludes $12 million and $11 million at December 31, 2016 and 2015, respectively, of long-term debt relating to CSEs — FVO (see Note 10 of the Notes to the Consolidated Financial Statements). For more information regarding long-term debt, see Note 12 of the Notes to the Consolidated Financial Statements.

(3)
Includes $366 million and $370 million of non-recourse debt at December 31, 2016 and 2015, respectively, for which creditors have no access, subject to customary exceptions, to the general assets of the Company other than recourse to certain investment subsidiaries.

(4)
For information regarding the collateral financing arrangement and junior subordinated debt securities, see Notes 13 and 14 of the Notes to the Consolidated Financial Statements, respectively. Also see Note 6 in Schedule II of the Notes to the MetLife, Inc. (Parent Company Only) Condensed Financial Statements.

Debt and Facility Covenants
Certain of our debt instruments and committed facilities, as well as our unsecured credit facility, contain various administrative, reporting, legal and financial covenants. We believe we were in compliance with all applicable covenants at December 31, 2016.
Dispositions
Cash proceeds from dispositions during the years ended December 31, 2016, 2015 and 2014 were $291 million, $0, and $759 million, respectively. See Note 3 of the Notes to the Consolidated Financial Statements.
Liquidity and Capital Uses
In addition to the general description of liquidity and capital uses in “— Summary of the Company’s Primary Sources and Uses of Liquidity and Capital” and “— Contractual Obligations,” the following additional information is provided regarding our primary uses of liquidity and capital:
Preferred Stock Repurchase
In June 2015, MetLife, Inc. repurchased and canceled all of its Series B preferred stock for $1.5 billion in a series of related transactions as described in Note 16 of the Notes to the Consolidated Financial Statements.

Common Stock Repurchases
As described in Note 16 of the Notes to the Consolidated Financial Statements, the Board of Directors has authorized the repurchase of MetLife, Inc. common stock. Pursuant to such repurchase authorizations, during the years ended December 31, 2016, 2015, and 2014, MetLife, Inc. repurchased 6,948,739 shares, 39,491,991 shares and 18,876,363 shares of common stock in the open market for $372 million, $1.9 billion and $1.0 billion, respectively.
At December 31, 2016, MetLife, Inc. had $2.7 billion remaining under the November 2016 common stock repurchase authorization. Under these authorizations, MetLife, Inc. may purchase its common stock from the MetLife Policyholder Trust, in the open market (including pursuant to the terms of a pre-set trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act) and in privately negotiated transactions. In 2017, through February 23, 2017, MetLife, Inc. repurchased 8,718,054 shares of its common stock in the open market for $468 million.
Common stock repurchases are dependent upon several factors, including our capital position, liquidity, financial strength and credit ratings, general market conditions, the market price of MetLife, Inc.’s common stock compared to management’s assessment of the stock’s underlying value and applicable regulatory approvals, as well as other legal and accounting factors. See “Business — Regulation — U.S. Regulation — Potential Regulation as a Non-Bank SIFI,” “Business — Regulation — International Regulation — Global Systemically Important Insurers,” “Risk Factors — Capital-Related Risks — Legal and Regulatory Restrictions and Uncertainty and Restrictions Under the Terms of Certain of Our Securities May Prevent Us from Repurchasing Our Stock and Paying Dividends at the Level We Wish.” and Note 16 of the Notes to the Consolidated Financial Statements.
Dividends
During the years ended December 31, 2016, 2015 and 2014, MetLife, Inc. paid dividends on its common stock of $1.7 billion, $1.7 billion and $1.5 billion, respectively. During the years ended December 31, 2016, 2015 and 2014, MetLife, Inc. paid dividends on its preferred stock of $103 million, $116 million, and $122 million, respectively. See Note 16 of the Notes to the Consolidated Financial Statements for information regarding the calculation and timing of these dividend payments.
The declaration and payment of common stock dividends is subject to the discretion of our Board of Directors, and will depend on MetLife, Inc.’s financial condition, results of operations, cash requirements, future prospects, regulatory restrictions on the payment of dividends by MetLife, Inc.’s insurance subsidiaries and other factors deemed relevant by the Board. See Note 23 of the Notes to the Consolidated Financial Statements for information regarding a common stock dividend declared subsequent to December 31, 2016.
Preferred stock dividends are paid quarterly in accordance with the terms of MetLife, Inc.’s Floating Rate Non-Cumulative Preferred Stock, Series A. MetLife, Inc. paid dividends on its Series B preferred stock through the June 15, 2015 payment date. Dividends are paid semi-annually on MetLife, Inc.’s Series C preferred stock commencing December 15, 2015 and ending on June 15, 2020, and thereafter will be paid quarterly.
The payment of dividends and other distributions by MetLife, Inc. to its security holders may be subject to regulation by the Federal Reserve as a result of MetLife, Inc.’s designation as a non-bank SIFI. See “Business — Regulation — U.S. Regulation — Potential Regulation as a Non-Bank SIFI.” In addition, if additional capital requirements are imposed on MetLife, Inc. as a G-SII, its ability to pay dividends could be reduced by any such additional capital requirements that might be imposed. See “Business — Regulation — International Regulation — Global Systemically Important Insurers.” The payment of dividends is also subject to restrictions under the terms of our preferred stock and junior subordinated debentures in situations where we may be experiencing financial stress. See “Risk Factors — Capital-Related Risks — Legal and Regulatory Restrictions and Uncertainty and Restrictions Under the Terms of Certain of Our Securities May Prevent Us from Repurchasing Our Stock and Paying Dividends at the Level We Wish” and Note 16 of the Notes to the Consolidated Financial Statements.

Debt Repayments
See Notes 12 and 13 of the Notes to the Consolidated Financial Statements for further information on long-term and short-term debt and the collateral financing arrangement, respectively, including:

•	In June 2016, MetLife, Inc. repaid at maturity its $1.3 billion 6.750% senior notes;

•
During 2016, following regulatory approval, MetLife Reinsurance Company of Charleston (“MRC”), a wholly-owned subsidiary of MetLife, Inc., repurchased and canceled $68 million in aggregate principal amount of its surplus notes, which were reported in collateral financing arrangement on the consolidated balance sheet;

•	In June 2015, MetLife, Inc. repaid at maturity its $1.0 billion 5.0% senior notes;

•	During 2015, following regulatory approval, MRC, repurchased and canceled $57 million in aggregate principal amount of its surplus notes; and

•	In June and February 2014, MetLife, Inc. repaid at maturity its $350 million and $1.0 billion senior notes, respectively; and

•	In May 2014, MetLife, Inc. redeemed $200 million aggregate principal amount of its 5.875% senior notes due in November 2033 at par.
Debt Repurchases
We may from time to time seek to retire or purchase our outstanding debt through cash purchases and/or exchanges for other securities, in open market purchases, privately negotiated transactions or otherwise. Any such repurchases or exchanges will be dependent upon several factors, including our liquidity requirements, contractual restrictions, general market conditions, and applicable regulatory, legal and accounting factors. Whether or not to repurchase any debt and the size and timing of any such repurchases will be determined at our discretion.
Support Agreements
MetLife, Inc. and several of its subsidiaries (each, an “Obligor”) are parties to various capital support commitments and guarantees with subsidiaries. Under these arrangements, each Obligor, with respect to the applicable entity, has agreed to cause such entity to meet specified capital and surplus levels or has guaranteed certain contractual obligations. We anticipate that in the event that these arrangements place demands upon us, there will be sufficient liquidity and capital to enable us to meet anticipated demands. See “— MetLife, Inc. — Liquidity and Capital Uses — Support Agreements.”
Insurance Liabilities
Liabilities arising from our insurance activities primarily relate to benefit payments under various life insurance, property & casualty, annuity and group pension products, as well as payments for policy surrenders, withdrawals and loans. For annuity or deposit type products, surrender or lapse behavior differs somewhat by segment. In the MetLife Holdings segment, which includes individual annuities, lapses and surrenders tend to occur in the normal course of business. During the years ended December 31, 2016 and 2015, general account surrenders and withdrawals from annuity products were $1.5 billion and $1.6 billion, respectively. In the Retirement and Income Solutions business within the U.S. segment, which includes pension risk transfers, bank-owned life insurance and other fixed annuity contracts, as well as funding agreements and other capital market products, most of the products offered have fixed maturities or fairly predictable surrenders or withdrawals. With regard to the Retirement and Income Solutions business products that provide customers with limited rights to accelerate payments, as of December 31, 2016, there were no funding agreements or other capital market products that could be put back to the Company.

Pledged Collateral
We pledge collateral to, and have collateral pledged to us by, counterparties in connection with our derivatives. At December 31, 2016 and 2015, we had received pledged cash collateral of $5.7 billion and $5.0 billion, respectively. At December 31, 2016 and 2015, we had pledged cash collateral of $788 million and $171 million, respectively. With respect to OTC-bilateral derivatives in a net liability position that have credit contingent provisions, a one-notch downgrade in the Company’s credit or financial strength rating, as applicable, would have required $6 million of additional collateral be provided to our counterparties as of December 31, 2016. See Note 9 of the Notes to the Consolidated Financial Statements for additional information about collateral pledged to us, collateral we pledge and derivatives subject to credit contingent provisions.
We pledge collateral and have had collateral pledged to us, and may be required from time to time to pledge additional collateral or be entitled to have additional collateral pledged to us, in connection with the collateral financing arrangement related to the reinsurance of closed block and ULSG liabilities. See Note 13 of the Notes to the Consolidated Financial Statements.
We pledge collateral from time to time in connection with funding agreements. See Note 4 of the Notes to the Consolidated Financial Statements.
Securities Lending
We participate in a securities lending program whereby securities are loaned to third parties, primarily brokerage firms and commercial banks. We obtain collateral, usually cash, from the borrower, which must be returned to the borrower when the loaned securities are returned to us. Under our securities lending program, we were liable for cash collateral under our control of $20.1 billion and $21.2 billion at December 31, 2016 and 2015, respectively. Of these amounts, $4.5 billion and $7.5 billion at December 31, 2016 and 2015, respectively, were on open, meaning that the related loaned security could be returned to us on the next business day requiring the immediate return of cash collateral we hold. The estimated fair value of the securities on loan related to the cash collateral on open at December 31, 2016 was $4.4 billion, over 99% of which were U.S. government and agency securities which, if put to us, could be immediately sold to satisfy the cash requirements to immediately return the cash collateral. See Note 8 of the Notes to the Consolidated Financial Statements.
Litigation
Putative or certified class action litigation and other litigation, and claims and assessments against us, in addition to those discussed elsewhere herein and those otherwise provided for on the consolidated financial statements, have arisen in the course of our business, including, but not limited to, in connection with our activities as an insurer, employer, investor, investment advisor, taxpayer and, formerly, a mortgage lending bank. Further, state insurance regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning our compliance with applicable insurance and other laws and regulations. See Note 21 of the Notes to the Consolidated Financial Statements.
We establish liabilities for litigation and regulatory loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. For material matters where a loss is believed to be reasonably possible but not probable, no accrual is made but we disclose the nature of the contingency and an aggregate estimate of the reasonably possible range of loss in excess of amounts accrued, when such an estimate can be made. It is not possible to predict or determine the ultimate outcome of all pending investigations and legal proceedings. In some of the matters referred to herein, very large and/or indeterminate amounts, including punitive and treble damages, are sought. Although in light of these considerations, it is possible that an adverse outcome in certain cases could have a material adverse effect upon our financial position, based on information currently known by us, in our opinion, the outcome of such pending investigations and legal proceedings are not likely to have such an effect. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our consolidated net income or cash flows in particular quarterly or annual periods.
Acquisitions
Cash outflows for acquisitions and investments in strategic partnerships during the years ended December 31, 2016, 2015 and 2014 were $0, $0 and $277 million, respectively.

Contractual Obligations
The following table summarizes our major contractual obligations at December 31, 2016:

	Total	One Year or Less	More than One Year to Three Years	More than Three Years to Five Years	More than Five Years
	(In millions)
Insurance liabilities	$304,723	$19,292	$16,164	$15,312	$253,955
Policyholder account balances	236,874	27,075	30,446	17,208	162,145
Payables for collateral under securities loaned and other transactions	25,873	25,873	—	—	—
Debt	37,628	2,416	4,171	3,706	27,335
Investment commitments	10,865	10,627	148	88	2
Operating leases	2,160	289	475	400	996
Other	18,888	18,514	22	—	352
Total	$637,011	$104,086	$51,426	$36,714	$444,785
Insurance Liabilities
Insurance liabilities include future policy benefits, other policy-related balances, policyholder dividends payable and the policyholder dividend obligation, which are all reported on the consolidated balance sheet and are more fully described in Notes 1 and 4 of the Notes to the Consolidated Financial Statements. The amounts presented reflect future estimated cash payments and (i) are based on mortality, morbidity, lapse and other assumptions comparable with our experience and expectations of future payment patterns; and (ii) consider future premium receipts on current policies in-force. All estimated cash payments presented are undiscounted as to interest, net of estimated future premiums on in-force policies and gross of any reinsurance recoverable. Payment of amounts related to policyholder dividends left on deposit are projected based on assumptions of policyholder withdrawal activity. Because the exact timing and amount of the ultimate policyholder dividend obligation is subject to significant uncertainty and the amount of the policyholder dividend obligation is based upon a long-term projection of the performance of the closed block, we have reflected the obligation at the amount of the liability, if any, presented on the consolidated balance sheet in the more than five years category. Additionally, the more than five years category includes estimated payments due for periods extending for more than 100 years.
The sum of the estimated cash flows of $304.7 billion exceeds the liability amounts of $182.4 billion included on the consolidated balance sheet principally due to (i) the time value of money, which accounts for a substantial portion of the difference; and (ii) differences in assumptions, most significantly mortality, between the date the liabilities were initially established and the current date; and (iii) liabilities related to accounting conventions, or which are not contractually due, which are excluded.
Actual cash payments may differ significantly from the liabilities as presented on the consolidated balance sheets and the estimated cash payments as presented due to differences between actual experience and the assumptions used in the establishment of these liabilities and the estimation of these cash payments.
For the majority of our insurance operations, estimated contractual obligations for future policy benefits and policyholder account balances, as presented, are derived from the annual asset adequacy analysis used to develop actuarial opinions of statutory reserve adequacy for state regulatory purposes. These cash flows are materially representative of the cash flows under GAAP. See “— Policyholder Account Balances.”
Policyholder Account Balances
See Notes 1 and 4 of the Notes to the Consolidated Financial Statements for a description of the components of policyholder account balances. See “— Insurance Liabilities” regarding the source and uncertainties associated with the estimation of the contractual obligations related to future policy benefits and policyholder account balances.
Amounts presented represent the estimated cash payments undiscounted as to interest and including assumptions related to the receipt of future premiums and deposits; withdrawals, including unscheduled or partial withdrawals; policy lapses; surrender charges; annuitization; mortality; future interest credited; policy loans and other contingent events as appropriate for the respective product type. Such estimated cash payments are also presented net of estimated future premiums on policies currently in-force and gross of any reinsurance recoverable. For obligations denominated in foreign currencies, cash payments have been estimated using current spot foreign currency rates.

The sum of the estimated cash flows of $236.9 billion exceeds the liability amount of $173.2 billion included on the consolidated balance sheets principally due to (i) the time value of money, which accounts for a substantial portion of the difference; (ii) differences in assumptions, between the date the liabilities were initially established and the current date; and (iii) liabilities related to accounting conventions, or which are not contractually due, which are excluded.
Payables for Collateral Under Securities Loaned and Other Transactions
We have accepted cash collateral in connection with securities lending and derivatives. As the securities lending transactions expire within the next year and the timing of the return of the derivatives collateral is uncertain, the return of the collateral has been included in the one year or less category in the table. We also held non-cash collateral, which is not reflected as a liability on the consolidated balance sheet of $1.7 billion at December 31, 2016.
Debt
Amounts presented for debt include short-term debt, long-term debt, the collateral financing arrangement and junior subordinated debt securities, the total of which differs from the total of the corresponding amounts presented on the consolidated balance sheet as the amounts presented herein (i) do not include premiums or discounts upon issuance or purchase accounting fair value adjustments; (ii) include future interest on such obligations for the period from January 1, 2017 through maturity; and (iii) do not include $12 million at December 31, 2016 of long-term debt relating to CSEs — FVO as such debt does not represent our contractual obligation. Future interest on variable rate debt was computed using prevailing rates at December 31, 2016 and, as such, does not consider the impact of future rate movements. Future interest on fixed rate debt was computed using the stated rate on the obligations for the period from January 1, 2017 through maturity, except with respect to junior subordinated debt which was computed using the stated rates through the scheduled redemption dates as it is our expectation that such obligations will be redeemed as scheduled. Inclusion of interest payments on junior subordinated debt securities through the final maturity dates would increase the contractual obligation by $7.7 billion. Pursuant to the collateral financing arrangement, MetLife, Inc. may be required to deliver cash or pledge collateral to the unaffiliated financial institution. See Note 13 of the Notes to the Consolidated Financial Statements.
Investment Commitments
To enhance the return on our investment portfolio, we commit to lend funds under mortgage loans, bank credit facilities, bridge loans and private corporate bond investments and we commit to fund partnership investments. In the table, the timing of the funding of mortgage loans and private corporate bond investments is based on the expiration dates of the corresponding commitments. As it relates to commitments to fund partnerships and bank credit facilities, we anticipate that these amounts could be invested any time over the next five years; however, as the timing of the fulfillment of the obligation cannot be predicted, such obligations are generally presented in the one year or less category. Commitments to fund bridge loans are short-term obligations and, as a result, are presented in the one year or less category. See Note 21 of the Notes to the Consolidated Financial Statements and “— Off-Balance Sheet Arrangements.”
Operating Leases
As a lessee, we have various operating leases, primarily for office space. Contractual provisions exist that could increase or accelerate those lease obligations presented, including various leases with early buyouts and/or escalation clauses. However, the impact of any such transactions would not be material to our financial position or results of operations. See Note 21 of the Notes to the Consolidated Financial Statements.
Other
Other obligations presented are principally comprised of amounts due under reinsurance agreements, payables related to securities purchased but not yet settled, securities sold short, accrued interest on debt obligations, estimated fair value of derivative obligations, deferred compensation arrangements, guaranty liabilities, and accruals and accounts payable due under contractual obligations, which are all reported in other liabilities on the consolidated balance sheets. If the timing of any of these other obligations is sufficiently uncertain, the amounts are included within the one year or less category. Items reported in other liabilities on the consolidated balance sheets that were excluded from the table represent accounting conventions or are not liabilities due under contractual obligations. Unrecognized tax benefits and related accrued interest totaling $1.8 billion was excluded as the timing of payment cannot be reliably determined.
Separate account liabilities are excluded as they are fully funded by cash flows from the corresponding separate account assets and are set equal to the estimated fair value of separate account assets.
We also enter into agreements to purchase goods and services in the normal course of business; however, such amounts are excluded as these purchase obligations were not material to our consolidated results of operations or financial position at December 31, 2016.

Additionally, we have agreements in place for services we conduct, generally at cost, between subsidiaries relating to insurance, reinsurance, loans and capitalization. Intercompany transactions have been eliminated in consolidation. Intercompany transactions among insurance subsidiaries and affiliates have been approved by the appropriate insurance regulators as required.
MetLife, Inc.
Liquidity and Capital Management
Liquidity and capital are managed to preserve stable, reliable and cost-effective sources of cash to meet all current and future financial obligations and are provided by a variety of sources, including a portfolio of liquid assets, a diversified mix of short- and long-term funding sources from the wholesale financial markets and the ability to borrow through credit and committed facilities. Liquidity is monitored through the use of internal liquidity risk metrics, including the composition and level of the liquid asset portfolio, timing differences in short-term cash flow obligations, access to the financial markets for capital and debt transactions and exposure to contingent draws on MetLife, Inc.’s liquidity. MetLife, Inc. is an active participant in the global financial markets through which it obtains a significant amount of funding. These markets, which serve as cost-effective sources of funds, are critical components of MetLife, Inc.’s liquidity and capital management. Decisions to access these markets are based upon relative costs, prospective views of balance sheet growth and a targeted liquidity profile and capital structure. A disruption in the financial markets could limit MetLife, Inc.’s access to liquidity.
MetLife, Inc.’s ability to maintain regular access to competitively priced wholesale funds is fostered by its current credit ratings from the major credit rating agencies. We view our capital ratios, credit quality, stable and diverse earnings streams, diversity of liquidity sources and our liquidity monitoring procedures as critical to retaining such credit ratings. See “— The Company — Capital — Rating Agencies.”
Liquidity
For a summary of MetLife, Inc.’s liquidity, see “— The Company — Liquidity.”
Capital
For a summary of MetLife, Inc.’s capital, see “— The Company — Capital.” For further information regarding potential capital restrictions and limitations on MetLife, Inc. as a non-bank SIFI and G-SII, see “Business — Regulation — U.S. Regulation — Potential Regulation as a Non-Bank SIFI” and “Business — Regulation — International Regulation — Global Systemically Important Insurers.” See also “— The Company — Liquidity and Capital Uses — Common Stock Repurchases” and “— The Company — Liquidity and Capital Uses — Preferred Stock Repurchase” for information regarding MetLife, Inc.’s common and preferred stock repurchases, respectively.
Liquid Assets
At December 31, 2016 and 2015, MetLife, Inc. and other MetLife holding companies had $5.8 billion and $6.4 billion, respectively, in liquid assets. Of these amounts, $3.7 billion and $5.3 billion were held by MetLife, Inc. and $2.1 billion and $1.1 billion were held by other MetLife holding companies at December 31, 2016 and 2015, respectively. Liquid assets include cash and cash equivalents, short-term investments and publicly-traded securities excluding, assets that are pledged or otherwise committed. Assets pledged or otherwise committed include amounts received in connection with derivatives and the collateral financing arrangement.
Liquid assets held in non-U.S. holding companies are generated in part through dividends from non-U.S. insurance operations. Such dividends are subject to local insurance regulatory requirements, as discussed in “— Liquidity and Capital Sources — Dividends from Subsidiaries.” The cumulative earnings of certain active non-U.S. operations have been reinvested indefinitely in such non-U.S. operations, as described in Note 19 of the Notes to the Consolidated Financial Statements. Under current tax laws, should we repatriate such earnings, we may be subject to additional U.S. income taxes and foreign withholding taxes.
We expect to have cash commitments of between $1.0 billion and $2.0 billion over the two-year period of 2017 and 2018 relating to liability management transactions, including the repayment of certain debt maturities. Following the Separation, we plan to maintain a liquidity buffer of $3.0 to $4.0 billion of liquid assets at the holding companies. See “— Executive Summary — Consolidated Company Outlook,” “— Acquisitions and Dispositions — 2017 Disposition — Separation of Brighthouse” and Note 3 and Note 16 of the Notes to the Consolidated Financial Statements and Note 6 in Schedule II of the Notes to the MetLife, Inc. (Parent Company Only) Condensed Financial Statements.

MetLife, Inc. and Other MetLife Holding Companies Sources and Uses of Liquid Assets and Sources and Uses of Liquid Assets included in Free Cash Flow
MetLife, Inc.’s sources and uses of liquid assets, as well as sources and uses of liquid assets included in free cash flow are summarized as follows.

	Year Ended December 31, 2016		Year Ended December 31, 2015		Year Ended December 31, 2014
	Sources and Uses of Liquid Assets	Sources and Uses of Liquid Assets Included in Free Cash Flow	Sources and Uses of Liquid Assets	Sources and Uses of Liquid Assets Included in Free Cash Flow	Sources and Uses of Liquid Assets	Sources and Uses of Liquid Assets Included in Free Cash Flow
	(In millions)
MetLife, Inc. (Parent Company Only)
Sources:
Dividends and returns of capital from subsidiaries (1)	$4,550	$4,550	$2,340	$2,340	$2,388	$2,388
Long-term debt issued (2)	—	—	2,739	1,750	1,000	445
Common stock issued, net of issuance costs	—	—	—	—	1,000	—
Repayments on and (issuances of) loans to subsidiaries and related interest, net (3)	—	—	383	383	597	597
Other, net (4)	120	(210)	755	795	1,333	1,333
Total sources	4,670	4,340	6,217	5,268	6,318	4,763
Uses:
Capital contributions to subsidiaries (5)	1,733	1,733	667	667	1,262	1,011
Long-term debt repaid — unaffiliated	1,250	—	1,000	—	1,550	—
Interest paid on debt and financing arrangements — unaffiliated	983	983	965	965	968	968
Dividends on common stock	1,736	—	1,653	—	1,499	—
Treasury stock acquired in connection with share repurchases	372	—	1,930	—	1,000	—
Dividends on preferred stock	103	103	116	116	122	122
Issuances of and (repayments on) loans to subsidiaries and related interest, net (3) (5)	99	99	—	—	—	—
Total uses	6,276	2,918	6,331	1,748	6,401	2,101
Net increase (decrease) in liquid assets, MetLife, Inc. (Parent Company Only)	(1,606)		(114)		(83)
Liquid assets, beginning of year	5,289		5,403		5,486
Liquid assets, end of year	$3,683		$5,289		$5,403
Free Cash Flow, MetLife, Inc. (Parent Company Only)		1,422		3,520		2,662
Net cash provided by operating activities, MetLife, Inc. (Parent Company Only)	$3,747		$1,606		$2,615

Other MetLife Holding Companies
Sources:
Dividends and returns of capital from subsidiaries	$1,485	$1,485	$1,354	$1,354	$1,339	$1,339
Capital contributions from MetLife, Inc.	—	—	150	150	—	—
Total sources	1,485	1,485	1,504	1,504	1,339	1,339
Uses:
Capital contributions to subsidiaries	53	53	27	27	48	48
Repayments on and (issuance of) loans to subsidiaries and affiliates and related interest, net	307	307	510	510	458	458
Other, net	123	123	506	506	605	605
Total uses	483	483	1,043	1,043	1,111	1,111
Net increase (decrease) in liquid assets, Other MetLife Holding Companies	1,002		461		228
Liquid assets, beginning of year	1,142		681		453
Liquid assets, end of year	$2,144		$1,142		$681
Free Cash Flow, Other MetLife Holding Companies		1,002		461		228
Net increase (decrease) in liquid assets, All Holding Companies	$(604)		$347		$145
Free Cash Flow, All Holding Companies (6) (7)		$2,424		$3,981		$2,890
__________________

(1)
All dividends and returns of capital to MetLife, Inc. were from operating subsidiaries and none were from other MetLife holding companies during the years ended December 31, 2016, 2015 and 2014. Dividends from Brighthouse subsidiaries, which increased MetLife, Inc. liquid assets and free cash flow, were $556 million, $500 million and $1,160 million, and there were no returns of capital from Brighthouse subsidiaries, during the years ended December 31, 2016, 2015 and 2014, respectively.

(2)	Included in free cash flow is the portion of long-term debt issued that represents incremental debt to be at or below target leverage ratios.

(3)
See MetLife, Inc. (Parent Company Only) Condensed Statements of Cash Flows included in Schedule II of the Financial Statement Schedules for the source of liquid assets from receipts on loans to subsidiaries (excluding interest) and for the use of liquid assets for the issuances of loans to subsidiaries (excluding interest).

(4)
Other, net includes $433 million, $171 million and $862 million of net receipts by MetLife, Inc. to and from subsidiaries under a tax sharing agreement and tax payments to tax agencies during the years ended December 31, 2016, 2015 and 2014, respectively.

(5)	Amounts to fund business acquisitions were $0, $0 and $251 million (included in capital contributions to subsidiaries) during the years ended December 31, 2016, 2015 and 2014, respectively.

(6)
In 2016, we incurred $2,256 million of Separation-related items (comprised of certain Separation-related outflows, net of inflows related to dividends from Brighthouse subsidiaries) which reduced liquid assets and free cash flow. Excluding these Separation-related items, adjusted free cash flow would be $4,680 million for the year ended December 31, 2016.

(7)	See “— Non-GAAP and Other Financial Disclosures” for the reconciliation of net cash provided by operating activities of MetLife, Inc. to free cash flow of all holding companies.
The primary sources of MetLife, Inc.’s liquid assets are dividends and returns of capital from subsidiaries, long-term debt issued, common stock issued, and net receipts from subsidiaries under a tax sharing agreement. MetLife, Inc.’s insurance subsidiaries are subject to regulatory restrictions on the payment of dividends imposed by the regulators of their respective domiciles. See “— Liquidity and Capital Sources — Dividends from Subsidiaries.”
The primary uses of MetLife, Inc.’s liquid assets are principal and interest payments on long-term debt, dividends on or repurchases of common and preferred stock, capital contributions to subsidiaries, funding of business acquisitions, income taxes and operating expenses. MetLife, Inc. is party to various capital support commitments and guarantees with certain of its subsidiaries. See “— Liquidity and Capital Uses — Support Agreements.”
In addition, MetLife, Inc. issues loans to subsidiaries or subsidiaries issue loans to MetLife, Inc. Accordingly, changes in MetLife, Inc. liquid assets include issuances of loans to subsidiaries, proceeds of loans from subsidiaries and the related repayment of principal and payment of interest on such loans. See “— Liquidity and Capital Sources — Senior Notes Issuances and Other Borrowings — Maturities and Issuances of Affiliated Long-term Debt” and “— Liquidity and Capital Uses — Affiliated Capital and Debt Transactions.”
Sources and Uses of Liquid Assets of Other MetLife Holding Companies
The primary sources of liquid assets of other MetLife holding companies are dividends, returns of capital and remittances from their subsidiaries and branches, principally non-U.S. insurance companies; capital contributions received; receipts of principal and interest on loans to subsidiaries and affiliates and borrowings from subsidiaries and affiliates. MetLife, Inc.’s non-U.S. operations are subject to regulatory restrictions on the payment of dividends imposed by local regulators. See “— Liquidity and Capital Sources — Dividends from Subsidiaries.”
The primary uses of liquid assets of other MetLife holding companies are capital contributions paid to their subsidiaries and branches, principally non-U.S. insurance companies; loans to subsidiaries and affiliates; principal and interest paid on loans from subsidiaries and affiliates; and the following items, which are reported within other, net: dividends and returns of capital; business acquisitions; and operating expenses. There were no uses of liquid assets of other MetLife holding companies to fund business acquisitions during the years ended December 31, 2016, 2015, and 2014.
Liquidity and Capital Sources
In addition to the description of liquidity and capital sources in “— The Company — Summary of the Company’s Primary Sources and Uses of Liquidity and Capital” and “— The Company — Liquidity and Capital Sources,” the following additional information is provided regarding MetLife, Inc.’s primary sources of liquidity and capital.

Dividends from Subsidiaries
MetLife, Inc. relies, in part, on dividends from its subsidiaries to meet its cash requirements. MetLife, Inc.’s insurance subsidiaries are subject to regulatory restrictions on the payment of dividends imposed by the regulators of their respective domiciles. The dividend limitation for U.S. insurance subsidiaries is generally based on the surplus to policyholders at the end of the immediately preceding calendar year and statutory net gain from operations for the immediately preceding calendar year. Statutory accounting practices, as prescribed by insurance regulators of various states in which we conduct business, differ in certain respects from accounting principles used in financial statements prepared in conformity with GAAP. The significant differences relate to the treatment of DAC, certain deferred income tax, required investment liabilities, statutory reserve calculation assumptions, goodwill and surplus notes.
The table below sets forth the dividends permitted to be paid by MetLife, Inc.’s primary insurance subsidiaries prior to the Separation without insurance regulatory approval and the respective dividends paid:

	2017		2016			2015			2014
Company	Permitted Without Approval (1)		Paid (2)		Permitted Without Approval (3)	Paid (2)		Permitted Without Approval (3)	Paid (2)		Permitted Without Approval (3)
	(In millions)
Metropolitan Life Insurance Company (4)	$2,723		$5,740	(7)	$3,753	$1,489		$1,200	$821	(7)	$1,163
American Life Insurance Company	$—		$—		$—	$—		$—	$—		$—
Brighthouse Life Insurance Company	$473	(6)	$261		$586	$500		$3,056	$155	(5)	$1,013
Metropolitan Property and Casualty Insurance Company	$98		$228		$130	$235		$239	$200		$218
Metropolitan Tower Life Insurance Company	$66		$60		$70	$102		$102	$73		$73
MetLife Investors Insurance Company (5)	N/A		N/A		N/A	N/A		N/A	N/A		$120
New England Life Insurance Company	$106	(6)	$295	(8)	$156	$199	(8)	$199	$227	(9)	$102
General American Life Insurance Company	$91		$—		$136	$—		$88	$—		$81
__________________

(1)
Reflects dividend amounts that may be paid during 2017 without prior regulatory approval. However, because dividend tests may be based on dividends previously paid over rolling 12-month periods, if paid before a specified date during 2017, some or all of such dividends may require regulatory approval. See also note (6) below regarding the impact of the Separation on the dividends permitted to be paid by Brighthouse Insurance and NELICO.

(2)	Reflects all amounts paid, including those requiring regulatory approval.

(3)	Reflects dividend amounts that could have been paid during the relevant year without prior regulatory approval.

(4)
The New York Insurance Law was amended, permitting MLIC to pay dividends without prior regulatory approval under one of two alternative formulations beginning in 2016. See Note 16 of the Notes to the Consolidated Financial Statements. The dividend amounts that MLIC was permitted to pay during 2016 and will be permitted to pay during 2017 were calculated using the new formulation.

(5)
Prior to the mergers into Brighthouse Insurance of certain of its affiliates and a subsidiary, Exeter Reinsurance Company, Ltd. paid dividends of $155 million on its preferred stock. In August 2014, MetLife Insurance Company of Connecticut (“MICC”), a Brighthouse Insurance predecessor, redeemed for $1.4 billion and retired 4,595,317 shares of its common stock owned by MetLife Investors Group, LLC (“MLIG”). Following the redemption, in August 2014, MLIG paid a dividend of $1.4 billion to MetLife, Inc. Brighthouse Insurance did not pay dividends in 2014.

(6)
Effective April 28, 2017 in connection with the Separation, MetLife, Inc. contributed all of the issued and outstanding shares of common stock of each of Brighthouse Insurance and NELICO to Brighthouse Holdings, LLC. As a result of the Separation, Brighthouse Insurance and NELICO ceased to be subsidiaries of MetLife, Inc. Accordingly, any dividends paid by Brighthouse Insurance and NELICO following the Separation will be paid to Brighthouse Financial, Inc. or its subsidiaries. MetLife will not receive the proceeds of any such dividends after the Separation.

(7)
In 2016, MLIC paid an ordinary cash dividend to MetLife, Inc. in the amount of $3.6 billion. In addition, in December 2016, MLIC distributed all of the issued and outstanding shares of common stock of each of NELICO and GALIC to MetLife, Inc. in the form of a non-cash extraordinary dividend in the amount of $981 million and $1.2 billion, respectively, as calculated on a statutory basis. During December 2014, MLIC distributed shares of New England Securities Corporation (“NES”) to MetLife, Inc. as an in-kind dividend of $113 million.

(8)	Dividends paid by NELICO in 2015 were paid to its former parent, MLIC. Dividends paid by NELICO in 2016, including a $295 million extraordinary cash dividend, were paid to MetLife, Inc.

(9)
In December 2014, NELICO distributed shares of NES to MLIC as an extraordinary in-kind dividend of $113 million, as calculated on a statutory basis. Also, in December 2014, NELICO paid an extraordinary cash dividend to MLIC in the amount of $114 million.

In addition to the amounts presented in the table above, for the years ended December 31, 2016, 2015 and 2014, cash dividends in the aggregate amount of $26 million, $9 million and $17 million, respectively, were paid to MetLife, Inc. by certain of its other subsidiaries. Additionally, for the years ended December 31, 2016, 2015 and 2014, MetLife, Inc. received cash of $80 million, $5 million and $0, respectively, representing returns of capital from certain subsidiaries. See Note 6 in Schedule II of the Notes to the MetLife, Inc. (Parent Company Only) Condensed Financial Statements for additional cash dividends paid to MetLife, Inc. in connection with the Separation.
The dividend capacity of our non-U.S. operations is subject to similar restrictions established by the local regulators. The non-U.S. regulatory regimes also commonly limit the dividend payments to the parent to a portion of the prior year’s statutory income, as determined by the local accounting principles. The regulators of our non-U.S. operations, including the FSA, may also limit or not permit profit repatriations or other transfers of funds to the U.S. if such transfers are deemed to be detrimental to the solvency or financial strength of the non-U.S. operations, or for other reasons. Most of the non-U.S. subsidiaries are second tier subsidiaries which are owned by various non-U.S. holding companies. The capital and rating considerations applicable to the first tier subsidiaries may also impact the dividend flow into MetLife, Inc.
We actively manage target and excess capital levels and dividend flows on a proactive basis and forecast local capital positions as part of the financial planning cycle. The dividend capacity of certain U.S. and non-U.S. subsidiaries is also subject to business targets in excess of the minimum capital necessary to maintain the desired rating or level of financial strength in the relevant market. See “Risk Factors — Capital-Related Risks — As a Holding Company, MetLife, Inc. Depends on the Ability of Its Subsidiaries to Pay Dividends, a Major Component of Holding Company Free Cash Flow” and Note 16 of the Notes to the Consolidated Financial Statements.
Short-term Debt
MetLife, Inc. maintains a commercial paper program, the proceeds of which can be used to finance the general liquidity needs of MetLife, Inc. and its subsidiaries. MetLife, Inc. had no short-term debt outstanding at either December 31, 2016 or 2015.
Preferred Stock
For information on MetLife, Inc.’s preferred stock, see “— The Company — Liquidity and Capital Sources — Global Funding Sources — Preferred Stock.”
Senior Notes Issuances and Other Borrowings
For information on MetLife, Inc.’s unaffiliated senior notes issuances and other borrowings, see “— The Company — Liquidity and Capital Sources — Global Funding Sources — Senior Notes Issuances and Other Borrowings.”
Maturities and Issuances of Affiliated Long-term Debt
In September 2016, a $250 million senior note issued to MLIC matured and, subsequently, in September 2016 MetLife, Inc. issued a new $250 million senior note to MLIC. The note matures in September 2020 and bears interest at a rate per annum of 3.03%, payable semi-annually.
In June 2014, a $500 million senior note payable to MLIC matured and, subsequently, MetLife, Inc. issued a new $500 million senior note to MLIC. The note matures in June 2019 and bears interest at a fixed rate of 3.54%, payable semi-annually.

Collateral Financing Arrangement and Junior Subordinated Debt Securities
For information on MetLife, Inc.’s collateral financing arrangement and junior subordinated debt securities, see Note 6 in Schedule II of the Notes to the MetLife, Inc. (Parent Company Only) Condensed Financial Statements. Also see Notes 13 and 14 of the Notes to the Consolidated Financial Statements, respectively.
Credit and Committed Facilities
In June 2016, MetLife, Inc. entered into a five-year agreement with an indirect wholly-owned subsidiary, MetLife Ireland Treasury d.a.c. (formerly known as MetLife Ireland Treasury Limited) (“MIT”), to borrow up to $1.3 billion on a revolving basis, at interest rates based on the United States Internal Revenue Service’s safe harbor interest rate in effect at the time of the borrowing. MetLife, Inc. may borrow funds under the agreement at MIT’s discretion and subject to the availability of funds. There were no outstanding borrowings at December 31, 2016.
See “— The Company — Liquidity and Capital Sources — Global Funding Sources — Credit and Committed Facilities” for information about MetLife, Inc.’s unsecured credit facility.
MetLife, Inc. maintains a committed facility with a capacity of $425 million. At December 31, 2016, MetLife, Inc. had outstanding $425 million in letters of credit, no drawdowns outstanding and no remaining availability against this facility. In addition, MetLife, Inc. is a party and/or guarantor to committed facilities of certain of its subsidiaries, which aggregated $11.1 billion at December 31, 2016. The committed facilities are used as collateral for certain of the Company’s affiliated reinsurance liabilities.
See “— The Company — Liquidity and Capital Sources — Global Funding Sources — Credit and Committed Facilities,” as well as Note 12 of the Notes to the Consolidated Financial Statements, for further information regarding these facilities.
Long-term Debt Outstanding
The following table summarizes the outstanding long-term debt of MetLife, Inc. at:

	December 31,
	2016	2015 (1)
	(In millions)
Long-term debt — unaffiliated	$15,505	$16,927
Long-term debt — affiliated	$3,100	$3,314
Collateral financing arrangement (2)	$2,797	$2,797
Junior subordinated debt securities	$1,734	$1,733
__________________

(1)	Net of $82 million of unamortized issuance costs, which were reported in other assets at December 31, 2015.

(2)	See Note 3 of the Notes to the Consolidated Financial Statements.
See Note 6 in Schedule II of the Notes to the MetLife, Inc. (Parent Company Only) Condensed Financial Statements for information regarding the Junior Subordinated Debt Securities exchange transaction in February 2017.
Debt and Facility Covenants
Certain of MetLife, Inc.’s debt instruments and committed facilities, as well as its credit facility, contain various administrative, reporting, legal and financial covenants. MetLife, Inc. believes it was in compliance with all applicable covenants at December 31, 2016.
Dispositions
Cash proceeds from dispositions during the years ended December 31, 2016, 2015 and 2014 were $291 million, $0, and $7 million, respectively. See Note 3 of the Notes to the Consolidated Financial Statements.

Liquidity and Capital Uses
The primary uses of liquidity of MetLife, Inc. include debt service, cash dividends on common and preferred stock, capital contributions to subsidiaries, common and preferred stock repurchases, payment of general operating expenses and acquisitions. Based on our analysis and comparison of our current and future cash inflows from the dividends we receive from subsidiaries that are permitted to be paid without prior insurance regulatory approval, our investment portfolio and other cash flows and anticipated access to the capital markets, we believe there will be sufficient liquidity and capital to enable MetLife, Inc. to make payments on debt, pay cash dividends on its common and preferred stock, contribute capital to its subsidiaries, repurchase its common and preferred stock, pay all general operating expenses and meet its cash needs.
In addition to the description of liquidity and capital uses in “— The Company — Liquidity and Capital Uses” and “— The Company — Contractual Obligations,” the following additional information is provided regarding MetLife, Inc.’s primary uses of liquidity and capital:
Affiliated Capital and Debt Transactions
During the years ended December 31, 2016, 2015 and 2014, MetLife, Inc. invested a net amount of $1.5 billion, $88 million and $1.8 billion, respectively, in various subsidiaries. The investment in 2016 included a cash capital contribution of $1.5 billion to Brighthouse Insurance in connection with the Separation.
MetLife, Inc. lends funds, as necessary, to its subsidiaries and affiliates, some of which are regulated, to meet their capital requirements. MetLife, Inc. had loans to subsidiaries outstanding of $1.2 billion at both December 31, 2016 and 2015.
In April 2016, American Life issued a $140 million short-term note to MetLife, Inc. which was repaid in June 2016. The short-term note bore interest at six-month LIBOR plus 1.00%.
In May 2015, American Life issued a $150 million short-term note to MetLife, Inc. which was repaid in June 2015. The short-term note bore interest at six-month LIBOR plus 1.00%.
In April 2015, American Life issued a $150 million short-term note to MetLife, Inc. which was repaid in May 2015. The short-term note bore interest at six-month LIBOR plus 0.875%.
In December 2014, MetLife, Inc. entered into a five-year agreement with MetLife Reinsurance Company of Bermuda, Ltd. (“MrB”), a Bermuda insurance affiliate and an indirect, wholly-owned subsidiary of MetLife, Inc., to lend up to $500 million to MrB on a revolving basis. There were no loans outstanding at December 31, 2016 and 2015.
In December 2014, American Life issued a $100 million surplus note to MetLife, Inc. The surplus note bears interest at a fixed rate of 3.17%, payable semi-annually, and matures in June 2020.
In August 2014, MICC paid to MLIG $1.4 billion to redeem and retire its common stock owned by MLIG; as a result, all of the outstanding shares of common stock of MICC were directly held by MetLife, Inc. Following the redemption, in August 2014, MLIG paid a dividend of $1.4 billion to MetLife, Inc., and MetLife, Inc. made a capital contribution to MICC of $231 million.
In August 2014, American Life issued a $120 million short-term note to MetLife, Inc. which was repaid in December 2014. In February 2014, American Life issued a $150 million short-term note to MetLife, Inc. which was repaid in June 2014. Both short-term notes bore interest at six-month LIBOR plus 0.875%.
In July 2013, MIT borrowed the Chilean peso equivalent of $1.5 billion from MetLife, Inc., which was due July 2023. The loan bore interest at a fixed rate of 8.5%, payable annually. In December, September and June 2015, MIT made loan payments of the Chilean peso equivalent of $77 million, $153 million and $231 million, respectively. In December 2014 and June 2014, MIT made loan payments of the Chilean peso equivalent of $493 million and $69 million, respectively. At December 31, 2015, the loan was fully paid.
Debt Repayments
For information on MetLife, Inc.’s debt repayments, see “— The Company — Liquidity and Capital Uses — Debt Repayments.” MetLife, Inc. intends to repay or refinance, in whole or in part, all the debt that is due in 2017.
Repayments of Affiliated Long-term Debt
In June 2016, March 2016 and December 2015, MetLife, Inc. repaid $204 million, $10 million and $286 million, respectively, of affiliated long-term debt to MetLife Exchange Trust I, at maturity, in exchange for returns of capital. The long-term notes bore interest at three-month LIBOR plus 0.70%.

Maturities of Senior Notes
The following table summarizes MetLife, Inc.’s outstanding senior notes by year of maturity through 2021 and 2022 to 2046, excluding any premium or discount and unamortized issuance costs, at December 31, 2016:

Year of Maturity	Principal	Interest Rate
	(In millions)
2017	$500	1.76%
2017	$500	1.90%
2018	$1,035	6.82%
2019	$1,035	7.72%
2019	$500	3.54%
2019	$250	3.57%
2020	$494	5.25%
2020	$250	3.03%
2021	$1,000	4.75%
2021	$500	5.64%
2021	$500	5.86%
2022 - 2046	$12,133	Ranging from 3.00% - 6.50%
Support Agreements
MetLife, Inc. is party to various capital support commitments and guarantees with certain of its subsidiaries. Under these arrangements, MetLife, Inc. has agreed to cause each such entity to meet specified capital and surplus levels or has guaranteed certain contractual obligations. See “— The Company — Liquidity and Capital Uses — Support Agreements.”
MetLife, Inc. guarantees the obligations of its subsidiary, DelAm, under a stop loss reinsurance agreement with RGA Reinsurance (Barbados) Inc. (“RGARe”), pursuant to which RGARe retrocedes to DelAm a portion of the whole life medical insurance business that RGARe assumed from American Life on behalf of its Japan operations. Also, MetLife, Inc. guarantees the obligations of its subsidiary, Missouri Reinsurance, Inc. (“MoRe”), under a retrocession agreement with RGARe, pursuant to which MoRe retrocedes certain group term life insurance liabilities (which retrocession was terminated effective as of January, 2016) and a portion of the closed block liabilities associated with industrial life and ordinary life insurance policies that it assumed from MLIC.
MetLife, Inc. guarantees the obligations of MrB, a Bermuda insurance affiliate and an indirect, wholly-owned subsidiary of MetLife, Inc. under a reinsurance agreement with Mitsui Sumitomo Primary Life Insurance Co., Ltd. (“Mitsui”), a former affiliate that is now an unaffiliated third party, under which MrB reinsures certain variable annuity business written by Mitsui.
MetLife, Inc. guarantees the obligations of MrB in an aggregate amount up to $1.0 billion, under a reinsurance agreement with MetLife Europe d.a.c. (“MEL”) (formerly known as MetLife Europe Limited), under which MrB reinsured the guaranteed living benefits and guaranteed death benefits associated with certain unit-linked annuity contracts issued by MEL.
MetLife, Inc., in connection with MRV’s reinsurance of certain universal life and term life insurance risks, committed to the Vermont Department of Banking, Insurance, Securities and Health Care Administration to take necessary action to cause the three protected cells of MRV to maintain total adjusted capital in an amount that is equal to or greater than 200% of each such protected cell’s authorized control level RBC, as defined in Vermont state insurance statutes. See Note 12 of the Notes to the Consolidated Financial Statements. In April 2017, in connection with the Separation, the portion of this support agreement applicable to a designated protected cell of MRV was terminated. See Note 5 in Schedule II of the Notes to the MetLife, Inc. (Parent Company Only) Condensed Financial Statements for information on this and other support agreements that were terminated in connection with the Separation.

MetLife, Inc., in connection with the collateral financing arrangement associated with MRC’s reinsurance of a portion of the liabilities associated with the closed block, committed to the South Carolina Department of Insurance to make capital contributions, if necessary, to MRC so that MRC may at all times maintain its total adjusted capital in an amount that is equal to or greater than 200% of the company action level RBC, as defined in South Carolina state insurance statutes as in effect on the date of determination or December 31, 2007, whichever calculation produces the greater capital requirement, or as otherwise required by the South Carolina Department of Insurance. See Note 13 of the Notes to the Consolidated Financial Statements.
MetLife, Inc. guarantees obligations arising from derivatives of the following subsidiaries: MrB, MetLife International Holdings, LLC and MetLife Worldwide Holdings, LLC. These subsidiaries are exposed to various risks relating to their ongoing business operations, including interest rate, foreign currency exchange rate, credit and equity market. These subsidiaries use a variety of strategies to manage these risks, including the use of derivatives. Further, all of the subsidiaries’ derivatives are subject to industry standard netting agreements and collateral agreements that limit the unsecured portion of any open derivative position. On a net counterparty basis at December 31, 2016 and 2015, derivative transactions with positive mark-to-market values (in-the-money) were $495 million and $583 million, respectively, and derivative transactions with negative mark-to-market values (out-of-the-money) were $237 million and $32 million, respectively. To secure the obligations represented by the out of-the-money transactions, the subsidiaries had provided collateral to their counterparties with an estimated fair value of $233 million and $32 million at December 31, 2016 and 2015, respectively. Accordingly, unsecured derivative liabilities guaranteed by MetLife, Inc. were $4 million and $0 at December 31, 2016 and 2015, respectively.
MetLife, Inc. also guarantees the obligations of certain of its subsidiaries under committed facilities with third-party banks. See Note 12 of the Notes to the Consolidated Financial Statements.
Acquisitions
During the years ended December 31, 2016, 2015 and 2014, there were no cash outflows from MetLife, Inc. for acquisitions.
Adoption of New Accounting Pronouncements
See Note 1 of the Notes to the Consolidated Financial Statements.
Future Adoption of New Accounting Pronouncements
See Note 1 of the Notes to the Consolidated Financial Statements.
Non-GAAP and Other Financial Disclosures
In this report, the Company presents certain measures of its performance that are not calculated in accordance with GAAP. We believe that these non-GAAP financial measures enhance the understanding of our performance by highlighting the results of operations and the underlying profitability drivers of our business.
The following non-GAAP financial measures should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP:

Non-GAAP financial measures:		Comparable GAAP financial measures:
(i)	operating revenues	(i)	revenues
(ii)	operating expenses	(ii)	expenses
(iii)	operating earnings	(iii)	income (loss) from continuing operations, net of income tax
(iv)	operating earnings available to common shareholders	(iv)	net income (loss) available to MetLife, Inc.’s common shareholders
(v)	free cash flow of all holding companies	(v)	MetLife, Inc.’s net cash provided by operating activities

Reconciliations of these non-GAAP measures to the most directly comparable historical GAAP measures are included in this section and the results of operations, see “— Results of Operations.” Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures is not accessible on a forward-looking basis because we believe it is not possible without unreasonable efforts to provide other than a range of net investment gains and losses and net derivative gains and losses, which can fluctuate significantly within or outside the range and from period to period and may have a material impact on net income.
Our definitions of the various non-GAAP and other financial measures discussed in this report may differ from those used by other companies:
Operating earnings and related measures:

•	operating earnings; and

•	operating earnings available to common shareholders.
These measures are used by management to evaluate performance and allocate resources. Consistent with GAAP guidance for segment reporting, operating earnings is also our GAAP measure of segment performance. Operating earnings and other financial measures based on operating earnings are also the measures by which senior management’s and many other employees’ performance is evaluated for the purposes of determining their compensation under applicable compensation plans. Operating earnings and other financial measures based on operating earnings allow analysis of our performance relative to our business plan and facilitate comparisons to industry results.
Operating earnings is defined as operating revenues less operating expenses, both net of income tax. Operating earnings available to common shareholders is defined as operating earnings less preferred stock dividends.
Operating revenues and operating expenses
These financial measures focus on our primary businesses principally by excluding the impact of market volatility, which could distort trends, and revenues and costs related to non-core products and certain entities required to be consolidated under GAAP. Also, these measures exclude results of discontinued operations under GAAP and other businesses that have been or will be sold or exited by MetLife but do not meet the discontinued operations criteria under GAAP and are referred to as divested businesses. Divested businesses also includes the net impact of transactions with exited businesses that have been eliminated in consolidation under GAAP and costs relating to businesses that have been or will be sold or exited by MetLife that do not meet the criteria to be included in results of discontinued operations under GAAP. In addition, for the year ended December 31, 2016, operating revenues and operating expenses exclude the financial impact of converting the Company’s Japan operations to calendar year-end reporting without retrospective application of this change to prior periods and is referred to as lag elimination. Operating revenues also excludes net investment gains (losses) and net derivative gains (losses). Operating expenses also excludes goodwill impairments.
The following additional adjustments are made to revenues, in the line items indicated, in calculating operating revenues:

•
Universal life and investment-type product policy fees excludes the amortization of unearned revenue related to net investment gains (losses) and net derivative gains (losses) and certain variable annuity GMIB fees (“GMIB Fees”);

•
Net investment income: (i) includes investment hedge adjustments, (ii) includes income from discontinued real estate operations, (iii) excludes post-tax operating earnings adjustments relating to insurance joint ventures accounted for under the equity method, (iv) excludes certain amounts related to contractholder-directed unit-linked investments, and (v) excludes certain amounts related to securitization entities that are VIEs consolidated under GAAP; and

•	Other revenues are adjusted for settlements of foreign currency earnings hedges.

The following additional adjustments are made to expenses, in the line items indicated, in calculating operating expenses:

•
Policyholder benefits and claims and policyholder dividends excludes: (i) changes in the policyholder dividend obligation related to net investment gains (losses) and net derivative gains (losses), (ii) inflation-indexed benefit adjustments associated with contracts backed by inflation-indexed investments and amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets and other pass through adjustments, (iii) benefits and hedging costs related to GMIBs (“GMIB Costs”), and (iv) market value adjustments associated with surrenders or terminations of contracts (“Market Value Adjustments”);

•
Interest credited to policyholder account balances includes adjustments for earned income on derivatives and amortization of premium on derivatives that are hedges of policyholder account balances but do not qualify for hedge accounting treatment and excludes amounts related to net investment income earned on contractholder-directed unit-linked investments;

•	Amortization of DAC and VOBA excludes amounts related to: (i) net investment gains (losses) and net derivative gains (losses), (ii) GMIB Fees and GMIB Costs, and (iii) Market Value Adjustments;

•	Amortization of negative VOBA excludes amounts related to Market Value Adjustments;

•	Interest expense on debt excludes certain amounts related to securitization entities that are VIEs consolidated under GAAP; and

•	Other expenses excludes costs related to: (i) noncontrolling interests, (ii) implementation of new insurance regulatory requirements, and (iii) acquisition, integration and other costs.
Operating earnings also excludes the recognition of certain contingent assets and liabilities that could not be recognized at acquisition or adjusted for during the measurement period under GAAP business combination accounting guidance.
The tax impact of the adjustments mentioned above are calculated net of the U.S. or foreign statutory tax rate, which could differ from the Company’s effective tax rate. Additionally, the provision for income tax (expense) benefit also includes the impact related to the timing of certain tax credits, as well as certain tax reforms.
Return on equity, allocated equity and related measures:

•
MetLife, Inc.’s common stockholders’ equity, excluding AOCI other than FCTA, is defined as MetLife, Inc.’s common stockholders’ equity, excluding the net unrealized investment gains (losses) and defined benefit plans adjustment components of AOCI, net of income tax.

•	Operating ROE is defined as operating earnings available to common shareholders, divided by average GAAP common stockholders’ equity.

•	Operating ROE, excluding AOCI other than FCTA, is defined as operating earnings available to common shareholders divided by average GAAP common stockholders’ equity, excluding AOCI other than FCTA.

•
Allocated equity is the portion of MetLife, Inc.’s common stockholders’ equity that management allocates to each of its segments and sub-segments based on local capital requirements and economic capital. See “— Economic Capital.” Allocated equity excludes the impact of AOCI other than FCTA.

The above measures represent a level of equity consistent with the view that, in the ordinary course of business, we do not plan to sell most investments for the sole purpose of realizing gains or losses. Also refer to the utilization of operating earnings and other financial measures based on operating earnings mentioned above.

The following additional information is relevant to an understanding of our performance results:

•
The impact of changes in our foreign currency exchange rates is calculated using the average foreign currency exchange rates for the current period and is applied to each of the comparable periods (“Constant Currency Basis”).

•
We sometimes refer to sales activity for various products. These sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity. Further, sales statistics for our Latin America, Asia and EMEA segments are on a Constant Currency Basis.

•
Asymmetrical and non-economic accounting refers to: (i) the portion of net derivative gains (losses) on embedded derivatives attributable to the inclusion of our credit spreads in the liability valuations, (ii) hedging activity that generates net derivative gains (losses) and creates fluctuations in net income because hedge accounting cannot be achieved and the item being hedged does not a have an offsetting gain or loss recognized in earnings, (iii) inflation-indexed benefit adjustments associated with contracts backed by inflation-indexed investments and amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets and other pass through adjustments, and (iv) impact of changes in foreign currency exchange rates on the re-measurement of foreign denominated unhedged funding agreements and financing transactions to the U.S. dollar and the re-measurement of certain liabilities from non-functional currencies to functional currencies.

•
The Company uses a measure of free cash flow to facilitate an understanding of its ability to generate cash for reinvestment into its businesses or use in non-mandatory capital actions. The Company defines free cash flow as the sum of cash available at MetLife’s holding companies from dividends from operating subsidiaries, expenses and other net flows of the holding companies (including capital contributions to subsidiaries), and net contributions from debt to be at or below target leverage ratios. This measure of free cash flow is prior to capital actions, such as common stock dividends and repurchases, debt reduction and mergers and acquisitions. Free cash flow should not be viewed as a substitute for net cash provided by (used in) operating activities calculated in accordance with GAAP. The free cash flow ratio is typically expressed as a percentage of annual operating earnings available to common shareholders. A reconciliation of net cash provided by operating activities of MetLife, Inc. to free cash flow of all holding companies for the years ended December 31, 2016, 2015 and 2014 is provided below.

Reconciliation of Net Cash Provided by Operating Activities of MetLife, Inc. to Free Cash Flow of All Holding Companies	Years Ended December 31,
	2016	2015	2014
	(In millions)
MetLife, Inc. (parent company only) net cash provided by operating activities	$3,747	$1,606	$2,615
Adjustments from net cash provided by operating activities to free cash flow:
Add: Incremental debt to be at or below target leverage ratios	—	1,750	445
Add: Capital contributions to subsidiaries	(1,733)	(667)	(1,011)
Add: Returns of capital from subsidiaries	80	5	—
Add: Repayments on and (issuances of) loans to subsidiaries, net	—	461	462
Add: Investment portfolio and derivatives changes and other, net	(672)	365	151
MetLife, Inc. (parent company only) free cash flow	1,422	3,520	2,662
Other MetLife, Inc. holding companies:
Add: Dividends and returns of capital from subsidiaries	1,485	1,354	1,339
Add: Capital contributions from MetLife, Inc.	—	150	—
Add: Capital contributions to subsidiaries	(53)	(27)	(48)
Add: Repayments on and (issuances of) loans to subsidiaries, net	(307)	(510)	(458)
Add: Other expenses	(671)	(729)	(637)
Add: Investment portfolio and derivative changes and other, net	548	223	32
Total other MetLife, Inc. holding companies free cash flow	1,002	461	228
Free cash flow of all holding companies (1)	$2,424	$3,981	$2,890

Ratio of net cash provided by operating activities to consolidated net income (loss) available to MetLife, Inc.'s common shareholders:
MetLife, Inc. (parent company only) net cash provided by operating activities	$3,747	$1,606	$2,615
Consolidated net income (loss) available to MetLife, Inc.’s common shareholders (1)	$697	$5,152	$6,187
Ratio of net cash provided by operating activities (parent company only) to consolidated net income (loss) available to MetLife, Inc.'s common shareholders (1) (2)	538%	31%	42%
Ratio of free cash flow to operating earnings available to common shareholders:
Free cash flow of all holding companies (3)	$2,424	$3,981	$2,890
Consolidated operating earnings available to common shareholders (3)	$4,066	$3,969	$5,008
Ratio of free cash flow of all holding companies to consolidated operating earnings available to common shareholders (3)	60%	100%	58%
__________________

(1)
Consolidated net income (loss) available to MetLife, Inc.'s common shareholders for 2016 includes Separation-related costs of $73 million, net of income tax. Excluding this amount from the denominator of the ratio, this ratio, as adjusted, would be 487%. Consolidated net income (loss) available to MetLife, Inc.'s common shareholders for 2015 includes a non-cash charge of $792 million, net of income tax, related to an uncertain tax position. Excluding this charge from the denominator of the ratio, this ratio, as adjusted, would be 27%. See “— Liquidity and Capital Resources — MetLife, Inc. — Liquid Assets — MetLife, Inc. and Other MetLife Holding Companies Sources and Uses of Liquid Assets and Sources and Uses of Liquid Assets included in Free Cash Flow.”

(2)
Including the free cash flow of other MetLife, Inc. holding companies of $1.0 billion, $461 million and $228 million for the years ended December 31, 2016, 2015 and 2014, respectively, in the numerator of the ratio, this ratio, as adjusted, would be 681%, 40% and 46%, respectively. Including the free cash flow of other MetLife, Inc. holding companies in the numerator of the ratio and excluding the Separation-related costs and uncertain tax position non-cash charge from the denominator of the ratio, this ratio, as adjusted, would be 617% and 35% for the years ended December 31, 2016 and 2015, respectively.

(3)
i) In 2016, we incurred $2.3 billion of Separation-related items (comprised of certain Separation-related outflows, net of inflows related to dividends from Brighthouse subsidiaries) which reduced our holding companies’ liquid assets, as well as our free cash flow. Excluding these Separation-related items, adjusted free cash flow would be $4.7 billion for the year ended December 31, 2016. Consolidated operating earnings available to common shareholders for 2016 was negatively impacted by notable items, primarily related to the actuarial assumption review and other insurance adjustments, of $674 million, net of income tax, and Separation-related costs of $15 million, net of income tax. Excluding the Separation-related items, which reduced free cash flow, from the numerator of the ratio and excluding such notable items and Separation-related costs negatively impacting consolidated operating earnings available to common shareholders from the denominator of the ratio, the adjusted free cash flow ratio for 2016 would be 98%.

ii) In 2015, dividends from Brighthouse subsidiaries of $500 million were included in and increased our holding companies’ liquid assets, as well as our free cash flow. Excluding these inflows related to dividends from Brighthouse subsidiaries, adjusted free cash flow would be $3.5 billion for the year ended December 31, 2015. Consolidated operating earnings available to common shareholders for 2015 includes a non-cash charge of $792 million, net of income tax, related to an uncertain tax position. Excluding these Brighthouse inflows, which increased free cash flow, from the numerator of the ratio and excluding such non-cash charge negatively impacting consolidated operating earnings available to common shareholders from the denominator of the ratio, the adjusted free cash flow ratio for 2015 would be 73%.
iii) In 2014, dividends from Brighthouse subsidiaries of $1.2 billion were included in and increased our holding companies’ liquid assets, as well as our free cash flow. Excluding these inflows related to dividends from Brighthouse subsidiaries, adjusted free cash flow would be $1.7 billion for the year ended December 31, 2014. Consolidated operating earnings available to common shareholders for 2014 was positively impacted by notable items of $21 million, net of income tax. Excluding these Brighthouse inflows, which increased free cash flow, from the numerator of the ratio and excluding such notable items positively impacting consolidated operating earnings available to common shareholders, from the denominator of the ratio, the adjusted free cash flow ratio for 2014 would be 35%.
Subsequent Events
See Note 23 of the Notes to the Consolidated Financial Statements.
Item 7A. Quantitative and Qualitative Disclosures About Market Risk
Risk Management
We have developed an integrated process for managing risk, which we conduct through multiple Board and senior management committees (financial and non-financial) within the GRM, ALM Unit, Treasury Department and Investments Department. The risk committee structure is designed to provide a consolidated enterprise-wide assessment and management of risk. The ERC is responsible for reviewing all material risks to the enterprise and deciding on actions, if necessary, in the event risks exceed desired tolerances, taking into consideration industry best practices and the current environment to resolve or mitigate those risks. Additional committees at the MetLife, Inc. and subsidiary insurance company level manage capital and risk positions, approve ALM strategies and establish corporate business standards.
Global Risk Management
Independent from the lines of business, the centralized GRM, led by the CRO, collaborates and coordinates across all committees to ensure that all material risks are properly identified, measured, aggregated, managed and reported across the Company. The CRO reports to the CEO and is primarily responsible for maintaining and communicating the Company’s enterprise risk policies and for monitoring and analyzing all material risks.

GRM considers and monitors a full range of risks against the Company’s solvency, liquidity, earnings, business operations and reputation. GRM’s primary responsibilities consist of:

•	implementing a corporate risk framework, which outlines our enterprise approach for managing risk;

•	developing policies and procedures for managing, measuring, monitoring and controlling those risks identified in the corporate risk framework;

•	coordinating Own Risk and Solvency Assessments for the Board, senior management and regulator use;

•	establishing appropriate corporate risk tolerance levels;

•	recommending risk appetite statements and investment general authorizations to the Board;

•	managing capital on an economic basis;

•	recommending capital allocations on an economic capital basis; and

•
reporting to (i) the Finance and Risk Committee of MetLife, Inc.’s Board of Directors; (ii) the Investment Committee of MetLife, Inc.’s Board of Directors (iii) the Compensation Committee of MetLife, Inc.’s Board of Directors; and (iv) the financial and non-financial senior management committees on various aspects of risk.

Asset/Liability Management
We actively manage our assets using an approach that balances quality, diversification, asset/liability matching, liquidity, concentration and investment return. The goals of the investment process are to optimize, net of income tax, risk-adjusted investment income and risk-adjusted total return while ensuring that the assets and liabilities are reasonably managed on a cash flow and duration basis. The ALM process is the shared responsibility of the ALM Unit, GRM, the Portfolio Management Unit, and the senior members of the business segments and is governed by the ALM Committees. The ALM Committees’ duties include reviewing and approving target portfolios, establishing investment guidelines and limits and providing oversight of the ALM process on a periodic basis. The directives of the ALM Committees are carried out and monitored through ALM Working Groups which are set up by product type. Generally, our ALM Steering Committee oversees the activities of the underlying ALM Committees. The ALM Steering Committee reports to the ERC.
We establish target asset portfolios for each major insurance product or product group, which represent the investment strategies used to profitably fund our liabilities within acceptable levels of risk. The ALM Working Groups monitor these strategies through regular review of portfolio metrics, such as effective duration, yield curve sensitivity, convexity, liquidity, asset sector concentration and credit quality.
Market Risk Exposures
We regularly analyze our exposure to interest rate, foreign currency exchange rate and equity market price risk. As a result of that analysis, we have determined that the estimated fair values of certain assets and liabilities are materially exposed to changes in interest rates, foreign currency exchange rates and equity markets. We have exposure to market risk through our insurance operations and investment activities. For purposes of this disclosure, “market risk” is defined as the risk of loss resulting from changes in interest rates, foreign currency exchange rates and equity markets.
Interest Rates
Our exposure to interest rate changes results most significantly from our holdings of fixed maturity securities, as well as our interest rate sensitive liabilities. The fixed maturity securities include U.S. and foreign government bonds, securities issued by government agencies, corporate bonds, mortgage-backed securities and ABS, all of which are mainly exposed to changes in medium- and long-term interest rates. The interest rate sensitive liabilities for purposes of this disclosure include debt, policyholder account balances related to certain investment type contracts, and embedded derivatives on variable annuities with guaranteed minimum benefits which have the same type of interest rate exposure (medium- and long-term interest rates) as fixed maturity securities. See “Risk Factors — Economic Environment and Capital Markets-Related Risks — We Are Exposed to Significant Global Financial and Capital Markets Risks Which May Adversely Affect Our Results of Operations, Financial Condition and Liquidity, and May Cause Our Net Investment Income to Vary from Period to Period.”

Foreign Currency Exchange Rates
Our exposure to fluctuations in foreign currency exchange rates against the U.S. dollar results from our holdings in non-U.S. dollar denominated fixed maturity and equity securities, mortgage loans, and certain liabilities, as well as through our investments in foreign subsidiaries. The principal currencies that create foreign currency exchange rate risk in our investment portfolios and liabilities are the Euro, the Japanese yen and the British pound. Selectively, we use U.S. dollar assets to support certain long-duration foreign currency liabilities. Through our investments in foreign subsidiaries and joint ventures, we are primarily exposed to the Japanese yen, the Euro, the Polish zloty, the British pound, the Mexican peso, the Chilean peso and the Korean won. In addition to hedging with foreign currency swaps, forwards and options, local surplus in some countries is held entirely or in part in U.S. dollar assets which further minimizes exposure to foreign currency exchange rate fluctuation risk. We have matched much of our foreign currency liabilities in our foreign subsidiaries with their respective foreign currency assets, thereby reducing our risk to foreign currency exchange rate fluctuation. See “Risk Factors — Risks Related to Our Business — Fluctuations in Foreign Currency Exchange Rates Could Negatively Affect Our Profitability.”
Equity Market
Along with investments in equity securities, we have exposure to equity market risk through certain liabilities that involve long-term guarantees on equity performance such as embedded derivatives on variable annuities with guaranteed minimum benefits and certain policyholder account balances. Equity exposures associated with other limited partnership interests are excluded from this discussion as they are not considered financial instruments under GAAP.
Management of Market Risk Exposures
We use a variety of strategies to manage interest rate, foreign currency exchange rate and equity market risk, including the use of derivatives.
Interest Rate Risk Management
To manage interest rate risk, we analyze interest rate risk using various models, including multi-scenario cash flow projection models that forecast cash flows of the liabilities and their supporting investments, including derivatives. These projections involve evaluating the potential gain or loss on most of our in-force business under various increasing and decreasing interest rate environments. The NYDFS regulations require that we perform some of these analyses annually as part of our review of the sufficiency of our regulatory reserves. For several of our legal entities, we maintain segmented operating and surplus asset portfolios for the purpose of ALM and the allocation of investment income to product lines. For each segment, invested assets greater than or equal to the GAAP liabilities and any non-invested assets allocated to the segment are maintained, with any excess allocated to Corporate & Other. The business segments may reflect differences in legal entity, statutory line of business and any product market characteristic which may drive a distinct investment strategy with respect to duration, liquidity or credit quality of the invested assets. Certain smaller entities make use of unsegmented general accounts for which the investment strategy reflects the aggregate characteristics of liabilities in those entities. We measure relative sensitivities of the value of our assets and liabilities to changes in key assumptions utilizing internal models. These models reflect specific product characteristics and include assumptions based on current and anticipated experience regarding lapse, mortality and interest crediting rates. In addition, these models include asset cash flow projections reflecting interest payments, sinking fund payments, principal payments, bond calls, mortgage loan prepayments and defaults.
We employ product design, pricing and ALM strategies to reduce the potential effects of interest rate movements. Product design and pricing strategies include the use of surrender charges or restrictions on withdrawals in some products and the ability to reset crediting rates for certain products. ALM strategies include the use of derivatives and duration mismatch limits. We also use reinsurance to mitigate interest rate risk.
Common industry metrics, such as duration and convexity, are also used to measure the relative sensitivity of assets and liability values to changes in interest rates. In computing the duration of liabilities, consideration is given to all policyholder guarantees and to how we intend to set indeterminate policy elements such as interest credits or dividends. Each asset portfolio has a duration target based on the liability duration and the investment objectives of that portfolio. Where a liability cash flow may exceed the maturity of available assets, we may support such liabilities with equity investments, derivatives or interest rate curve mismatch strategies.

Foreign Currency Exchange Rate Risk Management
MetLife, Inc. has a well-established Enterprise FX (Foreign Exchange) Risk Policy to ensure MetLife manages foreign currency exchange rate exposures within the Company’s risk tolerance. In general, investments backing specific liabilities are currency matched. This is achieved through direct investments in matching currency or through the use of FX derivatives. Management of each of the Company’s segments, with oversight from the Company’s FX Risk Committee, is responsible for establishing limits and managing any foreign currency exchange rate exposure.
We use foreign currency swaps, forwards and options to mitigate the liability exposure, risk of loss and financial statement volatility associated with our investments in foreign subsidiaries, foreign currency denominated fixed income investments and the sale of certain insurance products.
Equity Market Risk Management
We manage equity market risk on an integrated basis with other risks through our ALM strategies, including the dynamic hedging of certain variable annuity guarantee benefits, as well as reinsurance, in order to limit losses, minimize exposure to large risks, and provide additional capacity for future growth. We also manage equity market risk exposure in our investment portfolio through the use of derivatives. These derivatives include exchange-traded equity futures, equity index options contracts, total rate of return swaps and equity variance swaps. This risk is managed by our ALM Unit in partnership with the Investments Department.
Hedging Activities
We use derivative contracts primarily to hedge a wide range of risks including interest rate risk, foreign currency exchange rate risk, and equity market risk. Derivative hedges are designed to reduce risk on an economic basis while considering their impact on financial results under different accounting regimes, including U.S. GAAP and local statutory accounting. Our derivative hedge programs vary depending on the type of risk being hedged. Some hedge programs are asset or liability specific while others are portfolio hedges that reduce risk related to a group of liabilities or assets. Our use of derivatives by major hedge programs is as follows:

•
Risks Related to Guarantee Benefits — We use a wide range of derivative contracts to mitigate the risk associated with variable annuity living guarantee benefits. These derivatives include equity and interest rate futures, interest rate swaps, currency futures/forwards, equity indexed options, total rate of return swaps, interest rate option contracts and equity variance swaps.

•
Minimum Interest Rate Guarantees — For certain liability contracts, we provide the contractholder a guaranteed minimum interest rate. These contracts include certain fixed annuities and other insurance liabilities. We purchase interest rate floors to reduce risk associated with these liability guarantees.

•
Reinvestment Risk in Long-Duration Liability Contracts — Derivatives are used to hedge interest rate risk related to certain long-duration liability contracts. Hedges include interest rate swaps and swaptions.

•
Foreign Currency Exchange Rate Risk — We use currency swaps, forwards and options to hedge foreign currency exchange rate risk. These hedges are generally used to swap foreign currency denominated bonds, investments in foreign subsidiaries or equity market exposures to U.S. dollars. Our foreign subsidiaries also use these hedges to swap non-local currency assets to local currency, to match liabilities.

•
General ALM Hedging Strategies — In the ordinary course of managing our asset/liability risks, we use interest rate futures, interest rate swaps, interest rate caps, interest rate floors and inflation swaps. These hedges are designed to reduce interest rate risk or inflation risk related to the existing assets or liabilities or related to expected future cash flows.

Risk Measurement: Sensitivity Analysis
We measure market risk related to our market sensitive assets and liabilities based on changes in interest rates, foreign currency exchange rates and equity market prices utilizing a sensitivity analysis. This analysis estimates the potential changes in estimated fair value based on a hypothetical 10% change (increase or decrease) in interest rates, foreign currency exchange rates and equity market prices. We believe that a 10% change (increase or decrease) in these market rates and prices is reasonably possible in the near term. In performing the analysis summarized below, we used market rates at December 31, 2016. The sensitivity analysis separately calculates each of our market risk exposures (interest rate, foreign currency exchange rate and equity market) relating to our trading and non-trading assets and liabilities. We modeled the impact of changes in market rates and prices on the estimated fair values of our market sensitive assets and liabilities as follows:

•	the net present values of our interest rate sensitive exposures resulting from a 10% change (increase or decrease) in interest rates;

•
the U.S. dollar equivalent estimated fair values of our foreign currency exposures due to a 10% change (increase in the value of the U.S. dollar compared to all foreign currencies or decrease in the value of the U.S. dollar compared to all foreign currencies) in foreign currency exchange rates; and

•	the estimated fair value of our equity positions due to a 10% change (increase or decrease) in equity market prices.
The sensitivity analysis is an estimate and should not be viewed as predictive of our future financial performance. We cannot ensure that our actual losses in any particular period will not exceed the amounts indicated in the table below. Limitations related to this sensitivity analysis include:

•
interest sensitive liabilities do not include $180 billion of insurance contracts, which are accounted for on a book value basis. Management believes that the changes in the economic value of those contracts under changing interest rates would offset a significant portion of the fair value changes of interest sensitive assets.

•	the market risk information is limited by the assumptions and parameters established in creating the related sensitivity analysis, including the impact of prepayment rates on mortgage loans;

•	foreign currency risk is not isolated for certain embedded derivatives within host asset and liability contracts, as the risk on these instruments is reflected as equity;

•	for the derivatives that qualify as hedges, the impact on reported earnings may be materially different from the change in market values;

•	the analysis excludes liabilities pursuant to insurance contracts and real estate holdings; and

•	the model assumes that the composition of assets and liabilities remains unchanged throughout the period.
Accordingly, we use such models as tools and not as substitutes for the experience and judgment of our management. Based on our analysis of the impact of a 10% change (increase or decrease) in market rates and prices, we have determined that such a change could have a material adverse effect on the estimated fair value of certain assets and liabilities from interest rate, foreign currency exchange rate and equity market exposures.
The table below illustrates the potential loss in estimated fair value for each market risk exposure of our market sensitive assets and liabilities at:

December 31, 2016 (1)
(In millions)
Interest rate risk (2)	$5,764
Foreign currency exchange rate risk (2)	$6,872
Equity market risk (2)	$53
__________________

(1)
In 2016, the Company reinvested its trading securities portfolio into other asset classes and, at December 31, 2016, the Company no longer held any actively traded securities. The potential losses in estimated fair value presented are for non-trading securities.

(2)	The risk sensitivities derived used a 10% increase to interest rates, a 10% strengthening of the U.S. dollar against foreign currencies, and a 10% decrease in equity prices.

The table below provides additional detail regarding the potential loss in estimated fair value of our interest sensitive financial instruments due to a 10% increase in yield curve by type of asset or liability at:

	December 31, 2016
	Notional Amount	Estimated Fair Value (1)	Assuming a 10% Increase in the Yield Curve
	(In millions)
Assets
Fixed maturity securities		$289,563	$(4,868)
Equity securities		$2,894	(1)
FVO general account securities		$611	(2)
Mortgage loans		$65,742	(576)
Policy loans		$11,256	(105)
Short-term investments		$6,523	(3)
Other invested assets		$654	—
Cash and cash equivalents		$12,651	—
Accrued investment income		$3,308	—
Premiums, reinsurance and other receivables		$4,279	(239)
Other assets		$269	(5)
Embedded derivatives within asset host contracts (2)		$143	—
Total assets			$(5,799)
Liabilities (3)
Policyholder account balances		$105,434	$455
Payables for collateral under securities loaned and other transactions		$25,873	—
Short-term debt		$242	—
Long-term debt		$17,972	382
Collateral financing arrangement		$978	—
Junior subordinated debt securities		$3,982	105
Other liabilities		$1,768	(52)
Embedded derivatives within liability host contracts (2)		$1,554	159
Total liabilities			$1,049
Derivative Instruments
Interest rate and interest rate total return swaps	$61,959	$4,829	$(750)
Interest rate floors	$12,101	$174	(20)
Interest rate caps	$78,358	$110	38
Interest rate futures	$4,793	$(9)	4
Interest rate options	$5,334	$627	(70)
Interest rate forwards	$4,645	$(395)	(137)
Synthetic GICs	$5,566	$—	—
Foreign currency swaps	$39,552	$616	(59)
Foreign currency forwards	$17,901	$(872)	(4)
Currency futures	$915	$—	—
Currency options	$12,493	$281	(12)
Credit default swaps	$12,733	$126	1
Equity futures	$4,457	$27	(1)
Equity index options	$16,527	$(97)	(4)
Equity variance swaps	$8,263	$(157)	—
Equity total return swaps	$1,046	$(42)	—
Total derivative instruments			$(1,014)
Net Change			$(5,764)
__________________

(1)
Separate account assets and liabilities and contractholder-directed unit-linked investments and associated policyholder account balances, which are interest rate sensitive, are not included herein as any interest rate risk is borne by the contractholder. FVO general account securities and long-term debt exclude $8 million and $12 million, respectively, related to CSEs. See Note 8 of the Notes to the Consolidated Financial Statements for information regarding CSEs.

(2)	Embedded derivatives are recognized on the consolidated balance sheet in the same caption as the host contract.

(3)
Excludes $179.7 billion of liabilities, at carrying value, pursuant to insurance contracts reported within future policy benefits and other policy-related balances. These liabilities would economically offset a significant portion of the net change in fair value of our financial instruments resulting from a 10% increase in the yield curve.

Sensitivity to rising interest rates increased by $1.2 billion, or 26%, to $5.8 billion at December 31, 2016 from $4.6 billion at December 31, 2015. The change was primarily the result of increased rates, since the sensitivity is calculated based on a 10% increase in the yield curve, and lengthening of asset durations. Sensitivity also increased from the use of derivatives, used by the Company as hedges against low rates.
The table below provides additional detail regarding the potential loss in estimated fair value of our portfolio due to a 10% increase in the U.S. dollar compared to all foreign currencies at:

	December 31, 2016
	Notional Amount	Estimated Fair Value (1)	Assuming a 10% Increase in the Foreign Exchange Rate
	(In millions)
Assets
Fixed maturity securities		$289,563	$(8,652)
Equity securities		$2,894	(76)
FVO general account securities		$611	(6)
Mortgage loans		$65,742	(722)
Policy loans		$11,256	(147)
Short-term investments		$6,523	(257)
Other invested assets		$654	(157)
Cash and cash equivalents		$12,651	(393)
Accrued investment income		$3,308	(75)
Premiums, reinsurance and other receivables		$4,279	(110)
Other assets		$269	(6)
Embedded derivatives within asset host contracts (2)		$143	(14)
Total assets			$(10,615)
Liabilities (3)
Policyholder account balances		$105,434	$3,265
Payables for collateral under securities loaned and other transactions		$25,873	101
Long-term debt		$17,972	110
Other liabilities		$1,768	4
Embedded derivatives within liability host contracts (2)		$1,554	140
Total liabilities			$3,620
Derivative Instruments
Interest rate and interest rate total return swaps	$61,959	$4,829	$(67)
Interest rate floors	$12,101	$174	—
Interest rate caps	$78,358	$110	—
Interest rate futures	$4,793	$(9)	1
Interest rate options	$5,334	$627	(46)
Interest rate forwards	$4,645	$(395)	—
Synthetic GICs	$5,566	$—	—
Foreign currency swaps	$39,552	$616	422
Foreign currency forwards	$17,901	$(872)	(569)
Currency futures	$915	$—	(90)
Currency options	$12,493	$281	472
Credit default swaps	$12,733	$126	(5)
Equity futures	$4,457	$27	4
Equity index options	$16,527	$(97)	—
Equity variance swaps	$8,263	$(157)	—
Equity total return swaps	$1,046	$(42)	1
Total derivative instruments			$123
Net Change			$(6,872)
__________________

(1)
Does not necessarily represent those financial instruments solely subject to foreign currency exchange rate risk. Separate account assets and liabilities and contractholder-directed unit-linked investments and associated policyholder account balances, which are foreign currency exchange rate sensitive, are not included herein as any foreign currency exchange rate risk is borne by the contractholder. FVO general securities and long-term debt exclude $8 million and $12 million, respectively, related to CSEs. See Note 8 of the Notes to Consolidated Financial Statements for information regarding CSEs.

(2)	Embedded derivatives are recognized on the consolidated balance sheet in the same caption as the host contract.

(3)
Excludes $179.7 billion of liabilities, at carrying value, pursuant to insurance contracts reported within future policy benefits and other policy-related balances. These liabilities would economically offset a significant portion of the net change in fair value of our financial instruments resulting from a 10% increase in foreign currency exchange rates.

Sensitivity to foreign currency exchange rates increased by $1.1 billion, or 20%, to $6.9 billion at December 31, 2016 from $5.7 billion at December 31, 2015. This change was primarily due to an increase in the fair value of foreign currency assets which may be backing foreign currency liabilities that are not included in this analysis.
The table below provides additional detail regarding the potential loss in estimated fair value of our portfolio due to a 10% decrease in equity prices by type of asset or liability at:

	December 31, 2016
	Notional Amount	Estimated Fair Value (1)	Assuming a 10% Decrease in Equity Prices
	(In millions)
Assets
Equity securities		$2,894	$(289)
Embedded derivatives within asset host contracts (2)		$143	—
Total assets			$(289)
Liabilities
Policyholder account balances		$105,434	$—
Embedded derivatives within liability host contracts (2)		$1,554	(398)
Total liabilities			$(398)
Derivative Instruments
Interest rate and interest rate total return swaps	$61,959	$4,829	$—
Interest rate floors	$12,101	$174	—
Interest rate caps	$78,358	$110	—
Interest rate futures	$4,793	$(9)	—
Interest rate options	$5,334	$627	—
Interest rate forwards	$4,645	$(395)	—
Synthetic GICs	$5,566	$—	—
Foreign currency swaps	$39,552	$616	—
Foreign currency forwards	$17,901	$(872)	—
Currency futures	$915	$—	—
Currency options	$12,493	$281	—
Credit default swaps	$12,733	$126	—
Equity futures	$4,457	$27	402
Equity index options	$16,527	$(97)	112
Equity variance swaps	$8,263	$(157)	6
Equity total return swaps	$1,046	$(42)	114
Total derivative instruments			$634
Net Change			$(53)
__________________

(1)
Does not necessarily represent those financial instruments solely subject to equity price risk. Additionally, separate account assets and liabilities and contractholder-directed unit-linked investments and associated policyholder account balances, which are equity market sensitive, are not included herein as any equity market risk is borne by the contractholder.

(2)	Embedded derivatives are recognized on the consolidated balance sheet in the same caption as the host contract.

Sensitivity to declining equity prices increased by $3 million to $53 million at December 31, 2016, from $50 million at December 31, 2015. This increase was primarily due to net embedded derivatives partially offset by derivative holdings used by the Company to hedge against equity declines.

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
MetLife, Inc.
New York, New York
We have audited the accompanying consolidated balance sheets of MetLife, Inc. and subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedules listed in the Index to Consolidated Financial Statements, Notes and Schedules. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements and financial statement schedules based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of MetLife, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2016, based on the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 28, 2017 (not presented herein), expressed an unqualified opinion on the Company’s internal control over financial reporting.
/s/ DELOITTE & TOUCHE LLP
New York, New York
February 28, 2017

(except with respect to the effects of presenting Brighthouse Financial, Inc. and subsidiaries as discontinued operations as described in Notes 1 and 3, as to which the date is November 20, 2017)

MetLife, Inc.
Consolidated Balance Sheets
December 31, 2016 and 2015
(In millions, except share and per share data)

	2016	2015
Assets
Investments:
Fixed maturity securities available-for-sale, at estimated fair value (amortized cost: $271,701 and $271,653, respectively; includes $0 and $917, respectively, relating to variable interest entities)	$289,563	$287,783
Equity securities available-for-sale, at estimated fair value (cost: $2,464 and $2,565, respectively)	2,894	2,864
Fair value option and trading securities, at estimated fair value (includes $0 and $404, respectively, of actively traded securities; and $8 and $13, respectively, relating to variable interest entities)	13,923	15,024
Mortgage loans (net of valuation allowances of $304 and $281, respectively; includes $566 and $314, respectively, under the fair value option)	65,167	59,578
Policy loans (includes $0 and $4, respectively, relating to variable interest entities)	9,511	9,566
Real estate and real estate joint ventures (includes $59 and $42, respectively, of real estate held-for-sale)	8,891	7,839
Other limited partnership interests (includes $14 and $27, respectively, relating to variable interest entities)	5,136	5,246
Short-term investments, principally at estimated fair value (includes $0 and $26, respectively, relating to variable interest entities)	6,523	7,467
Other invested assets (includes $31 and $43, respectively, relating to variable interest entities)	19,303	17,607
Total investments	420,911	412,974
Cash and cash equivalents, principally at estimated fair value (includes $1 and $71, respectively, relating to variable interest entities)	12,651	11,182
Accrued investment income (includes $0 and $22, respectively, relating to variable interest entities)	3,308	3,390
Premiums, reinsurance and other receivables (includes $2 and $21, respectively, relating to variable interest entities)	15,445	13,226
Deferred policy acquisition costs and value of business acquired (includes $0 and $240, respectively, relating to variable interest entities)	17,590	17,418
Current income tax recoverable	20	161
Goodwill	9,220	9,217
Assets of disposed subsidiary	216,983	216,437
Other assets (includes $3 and $148, respectively, relating to variable interest entities)	7,058	6,776
Separate account assets (includes $0 and $1,022, respectively, relating to variable interest entities)	195,578	187,152
Total assets	$898,764	$877,933
Liabilities and Equity
Liabilities
Future policy benefits (includes $0 and $716, respectively, relating to variable interest entities)	$166,701	$161,266
Policyholder account balances (includes $0 and $21, respectively, relating to variable interest entities)	173,168	165,628
Other policy-related balances (includes $0 and $238, respectively, relating to variable interest entities)	13,030	12,893
Policyholder dividends payable	696	709
Policyholder dividend obligation	1,931	1,783
Payables for collateral under securities loaned and other transactions	25,873	26,234
Short-term debt	242	100
Long-term debt (includes $12 and $15, respectively, at estimated fair value, relating to variable interest entities)	16,441	17,936
Collateral financing arrangement	1,274	1,342
Junior subordinated debt securities	3,169	3,194
Liabilities of disposed subsidiary	202,707	204,374
Deferred income tax liability	6,774	6,534
Other liabilities (includes $0 and $80, respectively, relating to variable interest entities)	23,700	20,292
Separate account liabilities (includes $0 and $1,022, respectively, relating to variable interest entities)	195,578	187,152
Total liabilities	831,284	809,437
Contingencies, Commitments and Guarantees (Note 21)
Redeemable noncontrolling interests in partially-owned consolidated subsidiaries	—	77
Equity
MetLife, Inc.’s stockholders’ equity:
Preferred stock, par value $0.01 per share; $2,100 aggregate liquidation preference	—	—
Common stock, par value $0.01 per share; 3,000,000,000 shares authorized; 1,164,029,985 and 1,159,590,766 shares issued, respectively; 1,095,519,005 and 1,098,028,525 shares outstanding, respectively	12	12
Additional paid-in capital	30,944	30,749
Retained earnings	34,480	35,519
Treasury stock, at cost; 68,510,980 and 61,562,241 shares, respectively	(3,474)	(3,102)
Accumulated other comprehensive income (loss)	5,347	4,771
Total MetLife, Inc.’s stockholders’ equity	67,309	67,949
Noncontrolling interests	171	470
Total equity	67,480	68,419
Total liabilities and equity	$898,764	$877,933
See accompanying notes to the consolidated financial statements.

MetLife, Inc.
Consolidated Statements of Operations
For the Years Ended December 31, 2016, 2015 and 2014
(In millions, except per share data)

	2016	2015	2014
Revenues
Premiums	$37,202	$36,403	$36,970
Universal life and investment-type product policy fees	5,482	5,570	5,824
Net investment income	16,790	16,243	18,158
Other revenues	1,685	1,927	1,962
Net investment gains (losses):
Other-than-temporary impairments on fixed maturity securities	(96)	(61)	(36)
Other-than-temporary impairments on fixed maturity securities transferred to other comprehensive income (loss)	(11)	2	(9)
Other net investment gains (losses)	412	705	383
Total net investment gains (losses)	305	646	338
Net derivative gains (losses)	(874)	545	722
Total revenues	60,590	61,334	63,974
Expenses
Policyholder benefits and claims	36,316	35,102	35,393
Interest credited to policyholder account balances	5,176	4,415	5,726
Policyholder dividends	1,223	1,356	1,353
Other expenses	13,735	14,753	14,619
Total expenses	56,450	55,626	57,091
Income (loss) from continuing operations before provision for income tax	4,140	5,708	6,883
Provision for income tax expense (benefit)	666	1,700	1,936
Income (loss) from continuing operations, net of income tax	3,474	4,008	4,947
Income (loss) from discontinued operations, net of income tax	(2,670)	1,314	1,389
Net income (loss)	804	5,322	6,336
Less: Net income (loss) attributable to noncontrolling interests	4	12	27
Net income (loss) attributable to MetLife, Inc.	800	5,310	6,309
Less: Preferred stock dividends	103	116	122
Preferred stock repurchase premium	—	42	—
Net income (loss) available to MetLife, Inc.’s common shareholders	$697	$5,152	$6,187

Income (loss) from continuing operations, net of income tax, available to MetLife, Inc.’s common shareholders per common share:
Basic	$3.06	$3.43	$4.25
Diluted	$3.04	$3.40	$4.20
Net income (loss) available to MetLife, Inc.’s common shareholders per common share:
Basic	$0.63	$4.61	$5.48
Diluted	$0.63	$4.57	$5.42
Cash dividends declared per common share	$1.575	$1.475	$1.325
See accompanying notes to the consolidated financial statements.

MetLife, Inc.
Consolidated Statements of Comprehensive Income (Loss)
For the Years Ended December 31, 2016, 2015 and 2014
(In millions)

	2016	2015	2014
Net income (loss) (1)	$804	$5,322	$6,336
Other comprehensive income (loss):
Unrealized investment gains (losses), net of related offsets	760	(7,443)	10,103
Unrealized gains (losses) on derivatives	573	589	1,386
Foreign currency translation adjustments	(363)	(1,624)	(1,444)
Defined benefit plans adjustment	131	354	(970)
Other comprehensive income (loss), before income tax	1,101	(8,124)	9,075
Income tax (expense) benefit related to items of other comprehensive income (loss)	(437)	2,266	(3,528)
Other comprehensive income (loss), net of income tax	664	(5,858)	5,547
Comprehensive income (loss)	1,468	(536)	11,883
Less: Comprehensive income (loss) attributable to noncontrolling interest, net of income tax	92	32	29
Comprehensive income (loss) attributable to MetLife, Inc.	$1,376	$(568)	$11,854
__________________

(1)
Net income (loss) attributable to noncontrolling interests did not exclude any gains (losses) of redeemable noncontrolling interests in partially-owned consolidated subsidiaries for the year ended December 31, 2016. Net income (loss) attributable to noncontrolling interests excludes losses of redeemable noncontrolling interests in partially-owned consolidated subsidiaries of less than $1 million for the year ended December 31, 2015. Net income (loss) attributable to noncontrolling interests excludes gains of redeemable noncontrolling interests in partially-owned consolidated subsidiaries of less than $1 million for the year ended December 31, 2014.

See accompanying notes to the consolidated financial statements.

MetLife, Inc.
Consolidated Statements of Equity
For the Years Ended December 31, 2016, 2015 and 2014
(In millions)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock at Cost	Accumulated Other Comprehensive Income (Loss)	Total MetLife, Inc.’s Stockholders’ Equity	Noncontrolling Interests (1)	Total Equity
Balance at December 31, 2013	$1	$11	$29,277	$27,332	$(172)	$5,104	$61,553	$543	$62,096
Treasury stock acquired in connection with share repurchases					(1,000)		(1,000)		(1,000)
Common stock issuance		1	999				1,000		1,000
Stock-based compensation			267				267		267
Dividends on preferred stock				(122)			(122)		(122)
Dividends on common stock				(1,499)			(1,499)		(1,499)
Change in equity of noncontrolling interests							—	(65)	(65)
Net income (loss)				6,309			6,309	27	6,336
Other comprehensive income (loss), net of income tax						5,545	5,545	2	5,547
Balance at December 31, 2014	1	12	30,543	32,020	(1,172)	10,649	72,053	507	72,560
Repurchase of preferred stock	(1)		(1,459)				(1,460)		(1,460)
Preferred stock repurchase premium				(42)			(42)		(42)
Preferred stock issuance			1,483				1,483		1,483
Treasury stock acquired in connection with share repurchases					(1,930)		(1,930)		(1,930)
Stock-based compensation			182				182		182
Dividends on preferred stock				(116)			(116)		(116)
Dividends on common stock				(1,653)			(1,653)		(1,653)
Change in equity of noncontrolling interests							—	(69)	(69)
Net income (loss)				5,310			5,310	12	5,322
Other comprehensive income (loss), net of income tax						(5,878)	(5,878)	20	(5,858)
Balance at December 31, 2015	—	12	30,749	35,519	(3,102)	4,771	67,949	470	68,419
Treasury stock acquired in connection with share repurchases					(372)		(372)		(372)
Stock-based compensation			195				195		195
Dividends on preferred stock				(103)			(103)		(103)
Dividends on common stock				(1,736)			(1,736)		(1,736)
Change in equity of noncontrolling interests							—	(391)	(391)
Net income (loss)				800			800	4	804
Other comprehensive income (loss), net of income tax						576	576	88	664
Balance at December 31, 2016	$—	$12	$30,944	$34,480	$(3,474)	$5,347	$67,309	$171	$67,480
__________________

(1)
Net income (loss) attributable to noncontrolling interests did not exclude any gains (losses) of redeemable noncontrolling interests in partially-owned consolidated subsidiaries for the year ended December 31, 2016. Net income (loss) attributable to noncontrolling interests excludes losses of redeemable noncontrolling interests in partially-owned consolidated subsidiaries of less than $1 million for the year ended December 31, 2015. Net income (loss) attributable to noncontrolling interests excludes gains of redeemable noncontrolling interests in partially-owned consolidated subsidiaries of less than $1 million for the year ended December 31, 2014.

See accompanying notes to the consolidated financial statements.

MetLife, Inc.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2016, 2015 and 2014
(In millions)

	2016	2015	2014
Cash flows from operating activities
Net income (loss)	$804	$5,322	$6,336
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expenses	652	693	713
Amortization of premiums and accretion of discounts associated with investments, net	(1,110)	(1,141)	(611)
(Gains) losses on investments and from sales of businesses, net	(171)	(597)	202
(Gains) losses on derivatives, net	8,963	1,451	(21)
(Income) loss from equity method investments, net of dividends or distributions	475	481	327
Interest credited to policyholder account balances	6,282	5,610	6,943
Universal life and investment-type product policy fees	(9,206)	(9,507)	(9,946)
Goodwill impairment	260	—	—
Change in fair value option and trading securities	111	784	(739)
Change in accrued investment income	(31)	138	207
Change in premiums, reinsurance and other receivables	(2,125)	(837)	(650)
Change in deferred policy acquisition costs and value of business acquired, net	(949)	491	1,134
Change in income tax	(1,557)	825	2,075
Change in other assets	3,248	2,752	2,573
Change in insurance-related liabilities and policy-related balances	6,279	6,366	5,847
Change in other liabilities	2,766	1,134	1,885
Other, net	136	164	101
Net cash provided by (used in) operating activities	14,827	14,129	16,376
Cash flows from investing activities
Sales, maturities and repayments of:
Fixed maturity securities	150,658	146,732	118,526
Equity securities	1,241	1,117	490
Mortgage loans	12,977	12,647	14,128
Real estate and real estate joint ventures	826	3,256	1,012
Other limited partnership interests	1,542	1,827	823
Purchases of:
Fixed maturity securities	(146,397)	(148,799)	(130,197)
Equity securities	(1,006)	(996)	(530)
Mortgage loans	(21,017)	(20,449)	(17,464)
Real estate and real estate joint ventures	(1,515)	(1,298)	(2,282)
Other limited partnership interests	(1,313)	(1,429)	(1,764)
Cash received in connection with freestanding derivatives	4,259	2,690	1,760
Cash paid in connection with freestanding derivatives	(6,963)	(4,211)	(4,003)
Cash received under repurchase agreements	—	199	—
Cash paid under repurchase agreements	—	(199)	—
Cash received under reverse repurchase agreements	—	199	—
Cash paid under reverse repurchase agreements	—	(199)	—
Sales of businesses, net of cash and cash equivalents disposed of $135, $0 and $323, respectively	156	—	436
Purchases of investments in operating joint ventures	(39)	—	(277)
Net change in policy loans	195	287	(27)
Net change in short-term investments	1,270	(777)	5,167
Net change in other invested assets	(267)	(936)	(512)
Other, net	(457)	(59)	(341)
Net cash provided by (used in) investing activities	$(5,850)	$(10,398)	$(15,055)
See accompanying notes to the consolidated financial statements.

MetLife, Inc.
Consolidated Statements of Cash Flows — (continued)
For the Years Ended December 31, 2016, 2015 and 2014
(In millions)

	2016	2015	2014
Cash flows from financing activities
Policyholder account balances:
Deposits	$88,188	$92,904	$89,520
Withdrawals	(83,263)	(94,621)	(88,037)
Net change in payables for collateral under securities loaned and other transactions	(3,636)	1,544	5,031
Net change in short-term debt	38	—	(75)
Long-term debt issued	—	3,893	1,000
Long-term debt repaid	(1,279)	(1,438)	(2,862)
Collateral financing arrangements repaid	(68)	(57)	—
Financing element on certain derivative instruments, net	(1,367)	181	(747)
Common stock issued, net of issuance costs	—	—	1,000
Treasury stock acquired in connection with share repurchases	(372)	(1,930)	(1,000)
Preferred stock issued, net of issuance costs	—	1,483	—
Repurchase of preferred stock	—	(1,460)	—
Preferred stock repurchase premium	—	(42)	—
Dividends on preferred stock	(103)	(116)	(122)
Dividends on common stock	(1,736)	(1,653)	(1,499)
Other, net	48	17	47
Net cash provided by (used in) financing activities	(3,550)	(1,295)	2,256
Effect of change in foreign currency exchange rates on cash and cash equivalents balances	(302)	(492)	(354)
Change in cash and cash equivalents	5,125	1,944	3,223
Cash and cash equivalents, beginning of year	12,752	10,808	7,585
Cash and cash equivalents, end of year	$17,877	$12,752	$10,808
Cash and cash equivalents, of disposed subsidiary, beginning of year	$1,570	$1,603	$1,097
Cash and cash equivalents, of disposed subsidiary, end of year	$5,226	$1,570	$1,603
Cash and cash equivalents, from continuing operations, beginning of year	$11,182	$9,205	$6,488
Cash and cash equivalents, from continuing operations, end of year	$12,651	$11,182	$9,205
Supplemental disclosures of cash flow information:
Net cash paid (received) for:
Interest	$1,202	$1,178	$1,213
Income tax	$672	$1,127	$748
Non-cash transactions
Fixed maturity securities received in connection with pension risk transfer transactions	$985	$903	$—
Reduction of fixed maturity securities in connection with a reinsurance transaction	$224	$—	$—
Reduction of other invested assets in connection with a reinsurance transaction	$676	$—	$—
Deconsolidation of operating joint venture (Note 8):
Reduction of fixed maturity securities	$917	$—	$—
Reduction of noncontrolling interests	$373	$—	$—
Deconsolidation of real estate investment vehicles:
Reduction of redeemable noncontrolling interests	$—	$—	$774
Reduction of long-term debt	$—	$571	$413
Reduction of real estate and real estate joint ventures	$—	$688	$1,132
See accompanying notes to the consolidated financial statements.

MetLife, Inc.
Notes to the Consolidated Financial Statements

1. Business, Basis of Presentation and Summary of Significant Accounting Policies
Business
“MetLife” and the “Company” refer to MetLife, Inc., a Delaware corporation incorporated in 1999, its subsidiaries and affiliates. MetLife is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management. MetLife is organized into five segments: U.S.; Asia; Latin America; Europe, the Middle East and Africa (“EMEA”); and MetLife Holdings.
On August 4, 2017, MetLife, Inc. completed the separation of Brighthouse Financial, Inc. and its subsidiaries (“Brighthouse”) through a distribution of 96,776,670 shares of Brighthouse Financial, Inc. common stock to the MetLife, Inc. common shareholders (the “Separation”). See Note 3 for additional information on the Separation.
Basis of Presentation
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to adopt accounting policies and make estimates and assumptions that affect amounts reported on the consolidated financial statements. In applying these policies and estimates, management makes subjective and complex judgments that frequently require assumptions about matters that are inherently uncertain. Many of these policies, estimates and related judgments are common in the insurance and financial services industries; others are specific to the Company’s business and operations. Actual results could differ from these estimates.
Consolidation
The accompanying consolidated financial statements include the accounts of MetLife, Inc. and its subsidiaries, as well as partnerships and joint ventures in which the Company has control, and variable interest entities (“VIEs”) for which the Company is the primary beneficiary. Intercompany accounts and transactions have been eliminated.
Prior to January 1, 2016, certain international subsidiaries had a fiscal year cutoff of November 30th. Accordingly, the Company’s consolidated financial statements reflect the assets and liabilities of such subsidiaries as of November 30, 2015 and the operating results of such subsidiaries for the years ended November 30, 2015 and 2014. Effective January 1, 2016, the Company converted its Japan operations to calendar year-end reporting. The elimination of a one-month reporting lag of a subsidiary is considered a change in accounting principle and requires retrospective application. While the Company believes that eliminating the lag in the reporting of its Japan operations was preferable in order to consistently reflect events, economic conditions and global trends on the financial statements, the Company determined that it was impracticable to apply the effects of the lag elimination to financial reporting periods prior to January 1, 2015. The effect of not retroactively applying this change in accounting, however, was not material to the 2015 or 2016 consolidated financial statements. Therefore, the Company reported the cumulative effect of the change in accounting principle in net income for the year ended December 31, 2016 and did not retrospectively apply the effects of this change to prior periods.
Discontinued Operations
The results of operations of a component of the Company that has either been disposed of or is classified as held-for-sale are reported in discontinued operations if certain criteria are met. Effective January 1, 2014, the Company adopted new guidance regarding reporting of discontinued operations for disposals or classifications as held-for-sale that have not been previously reported on the consolidated financial statements. A disposal of a component is reported in discontinued operations if the disposal represents a strategic shift that has or will have a major effect on the Company’s operations and financial results. See “— Adoption of New Accounting Pronouncements.”
The results of Brighthouse are reflected in MetLife, Inc.'s consolidated financial statements as discontinued operations and, therefore, are presented as assets and liabilities of disposed subsidiary on the consolidated balance sheets and income (loss) from discontinued operations on the consolidated statements of operations. Prior period results have been revised to reflect discontinued operations, which are reported in Corporate & Other. Intercompany transactions between the Company and Brighthouse prior to the Separation have been eliminated. See Note 3 for information on discontinued operations and transactions with Brighthouse.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Separate Accounts
Separate accounts are established in conformity with insurance laws. Generally, the assets of the separate accounts cannot be used to settle the liabilities that arise from any other business of the Company. Separate account assets are subject to general account claims only to the extent the value of such assets exceeds the separate account liabilities. The Company reports separately, as assets and liabilities, investments held in separate accounts and liabilities of the separate accounts if:

•	such separate accounts are legally recognized;

•	assets supporting the contract liabilities are legally insulated from the Company’s general account liabilities;

•	investments are directed by the contractholder; and

•	all investment performance, net of contract fees and assessments, is passed through to the contractholder.
The Company reports separate account assets at their fair value which is based on the estimated fair values of the underlying assets comprising the individual separate account portfolios. Investment performance (including investment income, net investment gains (losses) and changes in unrealized gains (losses)) and the corresponding amounts credited to contractholders of such separate accounts are offset within the same line on the statements of operations. Separate accounts credited with a contractual investment return are combined on a line-by-line basis with the Company’s general account assets, liabilities, revenues and expenses and the accounting for these investments is consistent with the methodologies described herein for similar financial instruments held within the general account. Unit-linked separate account investments that are directed by contractholders but do not meet one or more of the other above criteria are included in fair value option (“FVO”) and trading securities.
The Company’s revenues reflect fees charged to the separate accounts, including mortality charges, risk charges, policy administration fees, investment management fees and surrender charges. Such fees are included in universal life and investment-type product policy fees on the statements of operations.
Reclassifications
Certain amounts in the prior years’ consolidated financial statements and related footnotes thereto have been reclassified to conform with the current year presentation as discussed throughout the Notes to the Consolidated Financial Statements.
Summary of Significant Accounting Policies
The following are the Company’s significant accounting policies with references to notes providing additional information on such policies and critical accounting estimates relating to such policies.

Accounting Policy	Note
Insurance	4
Deferred Policy Acquisition Costs, Value of Business Acquired and Other Intangibles	5
Reinsurance	6
Investments	8
Derivatives	9
Fair Value	10
Goodwill	11
Employee Benefit Plans	18
Income Tax	19
Litigation Contingencies	21

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Insurance
Future Policy Benefit Liabilities and Policyholder Account Balances
The Company establishes liabilities for amounts payable under insurance policies. Generally, amounts are payable over an extended period of time and related liabilities are calculated as the present value of future expected benefits to be paid, reduced by the present value of future expected premiums. Such liabilities are established based on methods and underlying assumptions in accordance with GAAP and applicable actuarial standards. Principal assumptions used in the establishment of liabilities for future policy benefits are mortality, morbidity, policy lapse, renewal, retirement, disability incidence, disability terminations, investment returns, inflation, expenses and other contingent events as appropriate to the respective product type and geographical area. These assumptions are established at the time the policy is issued and are intended to estimate the experience for the period the policy benefits are payable. Utilizing these assumptions, liabilities are established on a block of business basis. For long duration insurance contracts, assumptions such as mortality, morbidity and interest rates are “locked in” upon the issuance of new business. However, significant adverse changes in experience on such contracts may require the establishment of premium deficiency reserves. Such reserves are determined based on the then current assumptions and do not include a provision for adverse deviation.
Premium deficiency reserves may also be established for short-duration contracts to provide for expected future losses. These reserves are based on actuarial estimates of the amount of loss inherent in that period, including losses incurred for which claims have not been reported. The provisions for unreported claims are calculated using studies that measure the historical length of time between the incurred date of a claim and its eventual reporting to the Company. Anticipated investment income is considered in the calculation of premium deficiency losses for short-duration contracts.
Liabilities for universal and variable life policies with secondary guarantees (“ULSG”) and paid-up guarantees are determined by estimating the expected value of death benefits payable when the account balance is projected to be zero and recognizing those benefits ratably over the accumulation period based on total expected assessments. The assumptions used in estimating the secondary and paid-up guarantee liabilities are consistent with those used for amortizing deferred policy acquisition costs (“DAC”), and are thus subject to the same variability and risk as further discussed herein. The assumptions of investment performance and volatility for variable products are consistent with historical experience of appropriate underlying equity indices, such as the Standard & Poor’s Global Ratings (“S&P”) 500 Index. The benefits used in calculating the liabilities are based on the average benefits payable over a range of scenarios.
The Company regularly reviews its estimates of liabilities for future policy benefits and compares them with its actual experience. Differences result in changes to the liability balances with related charges or credits to benefit expenses in the period in which the changes occur.
Policyholder account balances relate to contracts or contract features where the Company has no significant insurance risk.
The Company issues directly and assumes through reinsurance certain variable annuity products with guaranteed minimum benefits that provide the policyholder a minimum return based on their initial deposit (i.e., the benefit base) less withdrawals. These guarantees are accounted for as insurance liabilities or as embedded derivatives depending on how and when the benefit is paid. Specifically, a guarantee is accounted for as an embedded derivative if a guarantee is paid without requiring (i) the occurrence of specific insurable event, or (ii) the policyholder to annuitize. Alternatively, a guarantee is accounted for as an insurance liability if the guarantee is paid only upon either (i) the occurrence of a specific insurable event, or (ii) annuitization. In certain cases, a guarantee may have elements of both an insurance liability and an embedded derivative and in such cases the guarantee is split and accounted for under both models.
Guarantees accounted for as insurance liabilities in future policy benefits include guaranteed minimum death benefits (“GMDBs”), the portion of guaranteed minimum income benefits (“GMIBs”) that require annuitization, and the life-contingent portion of guaranteed minimum withdrawal benefits (“GMWBs”).
Guarantees accounted for as embedded derivatives in policyholder account balances include the non life-contingent portion of GMWBs, guaranteed minimum accumulation benefits (“GMABs”) and the portion of GMIBs that do not require annuitization. At inception, the Company attributes to the embedded derivative a portion of the projected future guarantee fees to be collected from the policyholder equal to the present value of projected future guaranteed benefits. Any additional fees represent “excess” fees and are reported in universal life and investment-type product policy fees.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Other Policy-Related Balances
Other policy-related balances include policy and contract claims, unearned revenue liabilities, premiums received in advance, policyholder dividends due and unpaid, policyholder dividends left on deposit and negative value of business acquired.
The liability for policy and contract claims generally relates to incurred but not reported (“IBNR”) death, disability, long-term care and dental claims, as well as claims which have been reported but not yet settled. The liability for these claims is based on the Company’s estimated ultimate cost of settling all claims. The Company derives estimates for the development of IBNR claims principally from analyses of historical patterns of claims by business line. The methods used to determine these estimates are continually reviewed. Adjustments resulting from this continuous review process and differences between estimates and payments for claims are recognized in policyholder benefits and claims expense in the period in which the estimates are changed or payments are made.
The unearned revenue liability relates to universal life-type and investment-type products and represents policy charges for services to be provided in future periods. The charges are deferred as unearned revenue and amortized using the product’s estimated gross profits and margins, similar to DAC as discussed further herein. Such amortization is recorded in universal life and investment-type product policy fees.
The Company accounts for the prepayment of premiums on its individual life, group life and health contracts as premiums received in advance and applies the cash received to premiums when due.
See “— Deferred Policy Acquisition Costs, Value of Business Acquired and Other Intangibles” for a discussion of negative value of business acquired.
Recognition of Insurance Revenues and Deposits
Premiums related to traditional life, annuity contracts with life contingencies, long-duration accident & health, and credit insurance policies are recognized as revenues when due from policyholders. Policyholder benefits and expenses are provided to recognize profits over the estimated lives of the insurance policies. When premiums are due over a significantly shorter period than the period over which benefits are provided, any excess profit is deferred and recognized into earnings in a constant relationship to insurance in-force or, for annuities, the amount of expected future policy benefit payments.
Premiums related to short-duration non-medical health and disability, accident & health, and certain credit insurance contracts are recognized on a pro rata basis over the applicable contract term.
Deposits related to universal life-type and investment-type products are credited to policyholder account balances. Revenues from such contracts consist of fees for mortality, policy administration and surrender charges and are recorded in universal life and investment-type product policy fees in the period in which services are provided. Amounts that are charged to earnings include interest credited and benefit claims incurred in excess of related policyholder account balances.
Premiums related to property & casualty contracts are recognized as revenue on a pro rata basis over the applicable contract term. Unearned premiums, representing the portion of premium written related to the unexpired coverage, are also included in future policy benefits.
All revenues and expenses are presented net of reinsurance as applicable.
Deferred Policy Acquisition Costs, Value of Business Acquired and Other Intangibles
The Company incurs significant costs in connection with acquiring new and renewal insurance business. Costs that are related directly to the successful acquisition or renewal of insurance contracts are capitalized as DAC. Such costs include:

•	incremental direct costs of contract acquisition, such as commissions;

•
the portion of an employee’s total compensation and benefits related to time spent selling, underwriting or processing the issuance of new and renewal insurance business only with respect to actual policies acquired or renewed;

•	other essential direct costs that would not have been incurred had a policy not been acquired or renewed; and

•
the costs of direct-response advertising, the primary purpose of which is to elicit sales to customers who could be shown to have responded specifically to the advertising and that results in probable future benefits.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

All other acquisition-related costs, including those related to general advertising and solicitation, market research, agent training, product development, unsuccessful sales and underwriting efforts, as well as all indirect costs, are expensed as incurred.
Value of business acquired (“VOBA”) is an intangible asset resulting from a business combination that represents the excess of book value over the estimated fair value of acquired insurance, annuity, and investment-type contracts in-force at the acquisition date. The estimated fair value of the acquired liabilities is based on projections, by each block of business, of future policy and contract charges, premiums, mortality and morbidity, separate account performance, surrenders, operating expenses, investment returns, nonperformance risk adjustment and other factors. Actual experience on the purchased business may vary from these projections.
DAC and VOBA are amortized as follows:

Products:		In proportion to the following over estimated lives of the contracts:
•	Nonparticipating and non-dividend-paying traditional contracts:	Actual and expected future gross premiums.
• Term insurance
• Nonparticipating whole life insurance
• Traditional group life insurance
• Non-medical health insurance
• Accident & health insurance
•	Participating, dividend-paying traditional contracts	Actual and expected future gross margins.
•	Fixed and variable universal life contracts	Actual and expected future gross profits.
•	Fixed and variable deferred annuity contracts
•	Credit insurance contracts	Actual and future earned premiums.
•	Property & casualty insurance contracts
•	Other short-duration contracts
See Note 5 for additional information on DAC and VOBA amortization. Amortization of DAC and VOBA is included in other expenses.
The recovery of DAC and VOBA is dependent upon the future profitability of the related business. DAC and VOBA are aggregated on the financial statements for reporting purposes.
The Company generally has two different types of sales inducements which are included in other assets: (i) the policyholder receives a bonus whereby the policyholder’s initial account balance is increased by an amount equal to a specified percentage of the customer’s deposit; and (ii) the policyholder receives a higher interest rate using a dollar cost averaging method than would have been received based on the normal general account interest rate credited. The Company defers sales inducements and amortizes them over the life of the policy using the same methodology and assumptions used to amortize DAC. The amortization of sales inducements is included in policyholder benefits and claims. Each year, or more frequently if circumstances indicate a potential recoverability issue exists, the Company reviews deferred sales inducements (“DSI”) to determine the recoverability of the asset.
Value of distribution agreements acquired (“VODA”) is reported in other assets and represents the present value of expected future profits associated with the expected future business derived from the distribution agreements acquired as part of a business combination. Value of customer relationships acquired (“VOCRA”) is also reported in other assets and represents the present value of the expected future profits associated with the expected future business acquired through existing customers of the acquired company or business. The VODA and VOCRA associated with past business combinations are amortized over useful lives ranging from 10 to 40 years and such amortization is included in other expenses. Each year, or more frequently if circumstances indicate a possible impairment exists, the Company reviews VODA and VOCRA to determine whether the asset is impaired.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

For certain acquired blocks of business, the estimated fair value of the in-force contract obligations exceeded the book value of assumed in-force insurance policy liabilities, resulting in negative VOBA, which is presented separately from VOBA as an additional insurance liability. The fair value of the in-force contract obligations is based on projections by each block of business. Negative VOBA is amortized over the policy period in proportion to the approximate consumption of losses included in the liability usually expressed in terms of insurance in-force or account value. Such amortization is recorded as a contra-expense in other expenses.
Reinsurance
For each of its reinsurance agreements, the Company determines whether the agreement provides indemnification against loss or liability relating to insurance risk in accordance with applicable accounting standards. Cessions under reinsurance agreements do not discharge the Company’s obligations as the primary insurer. The Company reviews all contractual features, including those that may limit the amount of insurance risk to which the reinsurer is subject or features that delay the timely reimbursement of claims.
For reinsurance of existing in-force blocks of long-duration contracts that transfer significant insurance risk, the difference, if any, between the amounts paid (received), and the liabilities ceded (assumed) related to the underlying contracts is considered the net cost of reinsurance at the inception of the reinsurance agreement. The net cost of reinsurance is recorded as an adjustment to DAC and recognized as a component of other expenses on a basis consistent with the way the acquisition costs on the underlying reinsured contracts would be recognized. Subsequent amounts paid (received) on the reinsurance of in-force blocks, as well as amounts paid (received) related to new business, are recorded as ceded (assumed) premiums; and ceded (assumed) premiums, reinsurance and other receivables (future policy benefits) are established.
For prospective reinsurance of short-duration contracts that meet the criteria for reinsurance accounting, amounts paid (received) are recorded as ceded (assumed) premiums and ceded (assumed) unearned premiums. Unearned premiums are reflected as a component of premiums, reinsurance and other receivables (future policy benefits). Such amounts are amortized through earned premiums over the remaining contract period in proportion to the amount of insurance protection provided. For retroactive reinsurance of short-duration contracts that meet the criteria of reinsurance accounting, amounts paid (received) in excess of the related insurance liabilities ceded (assumed) are recognized immediately as a loss and are reported in the appropriate line item within the statement of operations. Any gain on such retroactive agreement is deferred and is amortized as part of DAC, primarily using the recovery method.
Amounts currently recoverable under reinsurance agreements are included in premiums, reinsurance and other receivables and amounts currently payable are included in other liabilities. Assets and liabilities relating to reinsurance agreements with the same reinsurer may be recorded net on the balance sheet, if a right of offset exists within the reinsurance agreement. In the event that reinsurers do not meet their obligations to the Company under the terms of the reinsurance agreements, reinsurance recoverable balances could become uncollectible. In such instances, reinsurance recoverable balances are stated net of allowances for uncollectible reinsurance.
Premiums, fees and policyholder benefits and claims include amounts assumed under reinsurance agreements and are net of reinsurance ceded. Amounts received from reinsurers for policy administration are reported in other revenues. With respect to GMIBs, a portion of the directly written GMIBs are accounted for as insurance liabilities, but the associated reinsurance agreements contain embedded derivatives. These embedded derivatives are included in premiums, reinsurance and other receivables with changes in estimated fair value reported in policyholder benefits and claims.
If the Company determines that a reinsurance agreement does not expose the reinsurer to a reasonable possibility of a significant loss from insurance risk, the Company records the agreement using the deposit method of accounting. Deposits received are included in other liabilities and deposits made are included within premiums, reinsurance and other receivables. As amounts are paid or received, consistent with the underlying contracts, the deposit assets or liabilities are adjusted. Interest on such deposits is recorded as other revenues or other expenses, as appropriate. Periodically, the Company evaluates the adequacy of the expected payments or recoveries and adjusts the deposit asset or liability through other revenues or other expenses, as appropriate.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Investments
Net Investment Income and Net Investment Gains (Losses)
Income from investments is reported within net investment income, unless otherwise stated herein. Gains and losses on sales of investments, impairment losses and changes in valuation allowances are reported within net investment gains (losses), unless otherwise stated herein.
Fixed Maturity and Equity Securities
The majority of the Company’s fixed maturity and equity securities are classified as available-for-sale (“AFS”) and are reported at their estimated fair value. Unrealized investment gains and losses on these securities are recorded as a separate component of other comprehensive income (loss) (“OCI”), net of policy-related amounts and deferred income taxes. All security transactions are recorded on a trade date basis. Investment gains and losses on sales are determined on a specific identification basis.
Interest income and prepayment fees are recognized when earned. Interest income is recognized using an effective yield method giving effect to amortization of premiums and accretion of discounts, and is based on the estimated economic life of the securities, which for mortgage-backed and asset-backed securities considers the estimated timing and amount of prepayments of the underlying loans. See Note 8 “— Investments — Fixed Maturity and Equity Securities AFS — Methodology for Amortization of Premium and Accretion of Discount on Structured Securities.” The amortization of premium and accretion of discount of fixed maturity securities also takes into consideration call and maturity dates. Dividends on equity securities are recognized when declared.
The Company periodically evaluates fixed maturity and equity securities for impairment. The assessment of whether impairments have occurred is based on management’s case-by-case evaluation of the underlying reasons for the decline in estimated fair value, as well as an analysis of the gross unrealized losses by severity and/or age as described in Note 8 “— Evaluation of AFS Securities for OTTI and Evaluating Temporarily Impaired AFS Securities.”
For fixed maturity securities in an unrealized loss position, an other-than-temporary impairment (“OTTI”) is recognized in earnings when it is anticipated that the amortized cost will not be recovered. When either: (i) the Company has the intent to sell the security; or (ii) it is more likely than not that the Company will be required to sell the security before recovery, the OTTI recognized in earnings is the entire difference between the security’s amortized cost and estimated fair value. If neither of these conditions exists, the difference between the amortized cost of the security and the present value of projected future cash flows expected to be collected is recognized as an OTTI in earnings (“credit loss”). If the estimated fair value is less than the present value of projected future cash flows expected to be collected, this portion of OTTI related to other-than-credit factors (“noncredit loss”) is recorded in OCI.
With respect to equity securities, the Company considers in its OTTI analysis its intent and ability to hold a particular equity security for a period of time sufficient to allow for the recovery of its estimated fair value to an amount equal to or greater than cost. If a sale decision is made for an equity security and recovery to an amount at least equal to cost prior to the sale is not expected, the security will be deemed to be other-than-temporarily impaired in the period that the sale decision was made and an OTTI loss will be recorded in earnings. The OTTI loss recognized is the entire difference between the security’s cost and its estimated fair value.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

FVO and Trading Securities
FVO and trading securities are stated at estimated fair value and include investments for which the FVO has been elected (“FVO Securities”) and investments that are actively purchased and sold (“Actively traded securities”). FVO Securities include:

•
fixed maturity and equity securities held-for-investment by the general account to support asset and liability management strategies for certain insurance products and investments in certain separate accounts (“FVO general account securities”); and

•
contractholder-directed investments supporting unit-linked variable annuity type liabilities which do not qualify for presentation and reporting as separate account summary total assets and liabilities. These investments are primarily mutual funds and, to a lesser extent, fixed maturity and equity securities, short-term investments and cash and cash equivalents. The investment returns on these investments inure to contractholders and are offset by a corresponding change in Policyholder account balances through interest credited to policyholder account balances (“FVO contractholder-directed unit-linked investments”).

Actively traded securities principally include fixed maturity securities and short sale agreement liabilities, which are included in other liabilities.
Changes in estimated fair value of these securities are included in net investment income, except for certain securities included in FVO Securities, where changes are included in net investment gains (losses).
Mortgage Loans
The Company disaggregates its mortgage loan investments into three portfolio segments: commercial, agricultural and residential. The accounting policies that are applicable to all portfolio segments are presented below and the accounting policies related to each of the portfolio segments are included in Note 8.
Mortgage loans are stated at unpaid principal balance, adjusted for any unamortized premium or discount, deferred fees or expenses, and are net of valuation allowances. Interest income and prepayment fees are recognized when earned. Interest income is recognized using an effective yield method giving effect to amortization of premiums and accretion of discounts.
Also included in mortgage loans are residential mortgage loans for which the FVO was elected, and which are stated at estimated fair value. Changes in estimated fair value are recognized in net investment income.
Policy Loans
Policy loans are stated at unpaid principal balances. Interest income is recorded as earned using the contractual interest rate. Generally, accrued interest is capitalized on the policy’s anniversary date. Valuation allowances are not established for policy loans, as they are fully collateralized by the cash surrender value of the underlying insurance policies. Any unpaid principal and accrued interest is deducted from the cash surrender value or the death benefit prior to settlement of the insurance policy.
Real Estate
Real estate held-for-investment is stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful life of the asset (typically 20 to 55 years). Rental income is recognized on a straight-line basis over the term of the respective leases. The Company periodically reviews its real estate held-for-investment for impairment and tests for recoverability whenever events or changes in circumstances indicate the carrying value may not be recoverable and exceeds its estimated fair value. Properties whose carrying values are greater than their undiscounted cash flows are written down to their estimated fair value, which is generally computed using the present value of expected future cash flows discounted at a rate commensurate with the underlying risks.
Real estate for which the Company commits to a plan to sell within one year and actively markets in its current condition for a reasonable price in comparison to its estimated fair value is classified as held-for-sale. Real estate held-for-sale is stated at the lower of depreciated cost or estimated fair value less expected disposition costs and is not depreciated.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Real Estate Joint Ventures and Other Limited Partnership Interests
The Company uses the equity method of accounting for equity securities when it has significant influence or at least 20% interest and for real estate joint ventures and other limited partnership interests (“investees”) when it has more than a minor ownership interest or more than a minor influence over the investee’s operations. The Company generally recognizes its share of the investee’s earnings on a three-month lag in instances where the investee’s financial information is not sufficiently timely or when the investee’s reporting period differs from the Company’s reporting period.
The Company uses the cost method of accounting for investments in which it has virtually no influence over the investee’s operations. The Company recognizes distributions on cost method investments when such distributions become payable or received. Because of the nature and structure of these cost method investments, they do not meet the characteristics of an equity security in accordance with applicable accounting standards.
The Company routinely evaluates its equity method and cost method investments for impairment. For equity method investees, the Company considers financial and other information provided by the investee, other known information and inherent risks in the underlying investments, as well as future capital commitments, in determining whether an impairment has occurred. The Company considers its cost method investments for impairment when the carrying value of such investments exceeds the net asset value (“NAV”). The Company takes into consideration the severity and duration of this excess when determining whether the cost method investment is impaired.
Short-term Investments
Short-term investments include securities and other investments with remaining maturities of one year or less, but greater than three months, at the time of purchase and are stated at estimated fair value or amortized cost, which approximates estimated fair value.
Other Invested Assets
Other invested assets consist principally of the following:

•	Freestanding derivatives with positive estimated fair values which are described in “— Derivatives” below.

•
Tax credit and renewable energy partnerships which derive a significant source of investment return in the form of income tax credits or other tax incentives. Where tax credits are guaranteed by a creditworthy third party, the investment is accounted for under the effective yield method. Otherwise, the investment is accounted for under the equity method.

•
Leveraged leases which are recorded net of non-recourse debt. Income is recognized by applying the leveraged lease’s estimated rate of return to the net investment in the lease. The Company regularly reviews residual values for impairment.

•
Direct financing leases gross investment is equal to the minimum lease payments plus the unguaranteed residual value. Income is recorded by applying the pre-tax internal rate of return to the investment balance. The Company regularly reviews lease receivables for impairment. Certain direct financing leases are linked to inflation.

•
Funds withheld represent a receivable for amounts contractually withheld by ceding companies in accordance with reinsurance agreements. The Company recognizes interest on funds withheld at rates defined by the terms of the agreement which may be contractually specified or directly related to the underlying investments.

•	Investments in operating joint ventures that engage in insurance underwriting activities are accounted for under the equity method.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Securities Lending Program
Securities lending transactions, whereby blocks of securities are loaned to third parties, primarily brokerage firms and commercial banks, are treated as financing arrangements and the associated liability is recorded at the amount of cash received. The Company obtains collateral at the inception of the loan, usually cash, in an amount generally equal to 102% of the estimated fair value of the securities loaned, and maintains it at a level greater than or equal to 100% for the duration of the loan. Securities loaned under such transactions may be sold or re-pledged by the transferee. The Company is liable to return to the counterparties the cash collateral received. Security collateral on deposit from counterparties in connection with securities lending transactions may not be sold or re-pledged, unless the counterparty is in default, and is not reflected on the Company’s financial statements. The Company monitors the estimated fair value of the securities loaned on a daily basis and additional collateral is obtained as necessary throughout the duration of the loan. Income and expenses associated with securities lending transactions are reported as investment income and investment expense, respectively, within net investment income.
Repurchase Agreement Transactions
The Company participates in short-term repurchase agreements with unaffiliated financial institutions. Under these agreements, the Company lends fixed maturity securities and receives cash as collateral in an amount generally equal to 85% to 100% of the estimated fair value of the securities loaned at the inception of the transaction. The associated liability is recorded at the amount of cash received. The Company monitors the estimated fair value of the collateral and the securities loaned throughout the duration of the transaction and additional collateral is obtained as necessary. Securities loaned under such transactions may be sold or re-pledged by the transferee.
Derivatives
Freestanding Derivatives
Freestanding derivatives are carried on the Company’s balance sheet either as assets within other invested assets or as liabilities within other liabilities at estimated fair value. The Company does not offset the estimated fair value amounts recognized for derivatives executed with the same counterparty under the same master netting agreement.
Accruals on derivatives are generally recorded in accrued investment income or within other liabilities. However, accruals that are not scheduled to settle within one year are included with the derivatives carrying value in other invested assets or other liabilities.
If a derivative is not designated as an accounting hedge or its use in managing risk does not qualify for hedge accounting, changes in the estimated fair value of the derivative are reported in net derivative gains (losses) except as follows:

Statement of Operations Presentation:	Derivative:
Policyholder benefits and claims	•	Economic hedges of variable annuity guarantees included in future policy benefits
Net investment income	•	Economic hedges of equity method investments in joint ventures
	•	All derivatives held in relation to trading portfolios
	•	Derivatives held within contractholder-directed unit-linked investments

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Hedge Accounting
To qualify for hedge accounting, at the inception of the hedging relationship, the Company formally documents its risk management objective and strategy for undertaking the hedging transaction, as well as its designation of the hedge. Hedge designation and financial statement presentation of changes in estimated fair value of the hedging derivatives are as follows:

•
Fair value hedge (a hedge of the estimated fair value of a recognized asset or liability) - in net derivative gains (losses), consistent with the change in estimated fair value of the hedged item attributable to the designated risk being hedged.

•
Cash flow hedge (a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability) - effectiveness in OCI (deferred gains or losses on the derivative are reclassified into the statement of operations when the Company’s earnings are affected by the variability in cash flows of the hedged item); ineffectiveness in net derivative gains (losses).

•
Net investment in a foreign operation hedge - effectiveness in OCI, consistent with the translation adjustment for the hedged net investment in the foreign operation; ineffectiveness in net derivative gains (losses).

The changes in estimated fair values of the hedging derivatives are exclusive of any accruals that are separately reported on the statement of operations within interest income or interest expense to match the location of the hedged item. Accruals on derivatives in net investment hedges are recognized in OCI.
In its hedge documentation, the Company sets forth how the hedging instrument is expected to hedge the designated risks related to the hedged item and sets forth the method that will be used to retrospectively and prospectively assess the hedging instrument’s effectiveness and the method that will be used to measure ineffectiveness. A derivative designated as a hedging instrument must be assessed as being highly effective in offsetting the designated risk of the hedged item. Hedge effectiveness is formally assessed at inception and at least quarterly throughout the life of the designated hedging relationship. Assessments of hedge effectiveness and measurements of ineffectiveness are also subject to interpretation and estimation and different interpretations or estimates may have a material effect on the amount reported in net income.
The Company discontinues hedge accounting prospectively when: (i) it is determined that the derivative is no longer highly effective in offsetting changes in the estimated fair value or cash flows of a hedged item; (ii) the derivative expires, is sold, terminated, or exercised; (iii) it is no longer probable that the hedged forecasted transaction will occur; or (iv) the derivative is de-designated as a hedging instrument.
When hedge accounting is discontinued because it is determined that the derivative is not highly effective in offsetting changes in the estimated fair value or cash flows of a hedged item, the derivative continues to be carried on the balance sheet at its estimated fair value, with changes in estimated fair value recognized in net derivative gains (losses). The carrying value of the hedged recognized asset or liability under a fair value hedge is no longer adjusted for changes in its estimated fair value due to the hedged risk, and the cumulative adjustment to its carrying value is amortized into income over the remaining life of the hedged item. Provided the hedged forecasted transaction is still probable of occurrence, the changes in estimated fair value of derivatives recorded in OCI related to discontinued cash flow hedges are released into the statement of operations when the Company’s earnings are affected by the variability in cash flows of the hedged item.
When hedge accounting is discontinued because it is no longer probable that the forecasted transactions will occur on the anticipated date or within two months of that date, the derivative continues to be carried on the balance sheet at its estimated fair value, with changes in estimated fair value recognized currently in net derivative gains (losses). Deferred gains and losses of a derivative recorded in OCI pursuant to the discontinued cash flow hedge of a forecasted transaction that is no longer probable are recognized immediately in net derivative gains (losses).
In all other situations in which hedge accounting is discontinued, the derivative is carried at its estimated fair value on the balance sheet, with changes in its estimated fair value recognized in the current period as net derivative gains (losses).

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Embedded Derivatives
The Company sells variable annuities and issues certain insurance products and investment contracts and is a party to certain reinsurance agreements that have embedded derivatives. The Company assesses each identified embedded derivative to determine whether it is required to be bifurcated. The embedded derivative is bifurcated from the host contract and accounted for as a freestanding derivative if:

•	the combined instrument is not accounted for in its entirety at estimated fair value with changes in estimated fair value recorded in earnings;

•	the terms of the embedded derivative are not clearly and closely related to the economic characteristics of the host contract; and

•	a separate instrument with the same terms as the embedded derivative would qualify as a derivative instrument.
Such embedded derivatives are carried on the balance sheet at estimated fair value with the host contract and changes in their estimated fair value are generally reported in net derivative gains (losses), except for those in policyholder benefits and claims related to ceded reinsurance of GMIB. If the Company is unable to properly identify and measure an embedded derivative for separation from its host contract, the entire contract is carried on the balance sheet at estimated fair value, with changes in estimated fair value recognized in the current period in net investment gains (losses) or net investment income. Additionally, the Company may elect to carry an entire contract on the balance sheet at estimated fair value, with changes in estimated fair value recognized in the current period in net investment gains (losses) or net investment income if that contract contains an embedded derivative that requires bifurcation. At inception, the Company attributes to the embedded derivative a portion of the projected future guarantee fees to be collected from the policyholder equal to the present value of projected future guaranteed benefits. Any additional fees represent “excess” fees and are reported in universal life and investment-type product policy fees.
Fair Value
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In most cases, the exit price and the transaction (or entry) price will be the same at initial recognition.
Subsequent to initial recognition, fair values are based on unadjusted quoted prices for identical assets or liabilities in active markets that are readily and regularly obtainable. When such quoted prices are not available, fair values are based on quoted prices in markets that are not active, quoted prices for similar but not identical assets or liabilities, or other observable inputs. If these inputs are not available, or observable inputs are not determinable, unobservable inputs and/or adjustments to observable inputs requiring management judgment are used to determine the estimated fair value of assets and liabilities.
Goodwill
Goodwill represents the future economic benefits arising from net assets acquired in a business combination that are not individually identified and recognized. Goodwill is calculated as the excess of cost over the estimated fair value of such net assets acquired, is not amortized, and is tested for impairment based on a fair value approach at least annually or more frequently if events or circumstances indicate that there may be justification for conducting an interim test. The Company performs its annual goodwill impairment testing during the third quarter of each year based upon data as of the close of the second quarter. Goodwill associated with a business acquisition is not tested for impairment during the year the business is acquired unless there is a significant identified impairment event.
The impairment test is performed at the reporting unit level, which is the operating segment or a business one level below the operating segment, if discrete financial information is prepared and regularly reviewed by management at that level. For purposes of goodwill impairment testing, if the carrying value of a reporting unit exceeds its estimated fair value, there may be an indication of impairment. In such instances, the implied fair value of the goodwill is determined in the same manner as the amount of goodwill that would be determined in a business combination. The excess of the carrying value of goodwill over the implied fair value of goodwill would be recognized as an impairment and recorded as a charge against net income.
On an ongoing basis, the Company evaluates potential triggering events that may affect the estimated fair value of the Company’s reporting units to assess whether any goodwill impairment exists. Deteriorating or adverse market conditions for certain reporting units may have a significant impact on the estimated fair value of these reporting units and could result in future impairments of goodwill.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Employee Benefit Plans
Certain subsidiaries of MetLife, Inc. sponsor and/or administer various plans that provide defined benefit pension and other postretirement benefits covering eligible employees and sales representatives. Measurement dates used for all of the subsidiaries’ defined benefit pension and other postretirement benefit plans correspond with the fiscal year ends of sponsoring subsidiaries, which is December 31 for U.S. and non-U.S. subsidiaries.
The Company recognizes the funded status of each of its defined pension and postretirement benefit plans, measured as the difference between the fair value of plan assets and the benefit obligation, which is the projected benefit obligation (“PBO”) for pension benefits and the accumulated postretirement benefit obligation (“APBO”) for other postretirement benefits in other assets or other liabilities.
Actuarial gains and losses result from differences between the actual experience and the assumed experience on plan assets or PBO during a particular period and are recorded in accumulated OCI (“AOCI”). To the extent such gains and losses exceed 10% of the greater of the PBO or the estimated fair value of plan assets, the excess is amortized into net periodic benefit costs, generally over the average projected future service years of the active employees. In addition, prior service costs (credit) are recognized in AOCI at the time of the amendment and then amortized to net periodic benefit costs over the average projected future service years of the active employees.
Net periodic benefit costs are determined using management estimates and actuarial assumptions and are comprised of service cost, interest cost, settlement and curtailment costs, expected return on plan assets, amortization of net actuarial (gains) losses, and amortization of prior service costs (credit). Fair value is used to determine the expected return on plan assets.
The subsidiaries also sponsor defined contribution plans for substantially all U.S. employees under which a portion of employee contributions is matched. Applicable matching contributions are made each payroll period. Accordingly, the Company recognizes compensation cost for current matching contributions. As all contributions are transferred currently as earned to the defined contribution plans, no liability for matching contributions is recognized on the balance sheets.
Income Tax
MetLife, Inc. and its includable life insurance and non-life insurance subsidiaries file a consolidated U.S. federal income tax return in accordance with the provisions of the Internal Revenue Code of 1986, as amended. Non-includable subsidiaries file either separate individual corporate tax returns or separate consolidated tax returns.
The Company’s accounting for income taxes represents management’s best estimate of various events and transactions.
Deferred tax assets and liabilities resulting from temporary differences between the financial reporting and tax bases of assets and liabilities are measured at the balance sheet date using enacted tax rates expected to apply to taxable income in the years the temporary differences are expected to reverse.
The realization of deferred tax assets depends upon the existence of sufficient taxable income within the carryback or carryforward periods under the tax law in the applicable tax jurisdiction. Valuation allowances are established against deferred tax assets when management determines, based on available information, that it is more likely than not that deferred income tax assets will not be realized. Significant judgment is required in determining whether valuation allowances should be established, as well as the amount of such allowances. When making such determination the Company considers many factors, including:

•	the nature, frequency, and amount of cumulative financial reporting income and losses in recent years;

•	the jurisdiction in which the deferred tax asset was generated;

•	the length of time that carryforward can be utilized in the various taxing jurisdiction;

•	future taxable income exclusive of reversing temporary differences and carryforwards;

•	future reversals of existing taxable temporary differences;

•	taxable income in prior carryback years; and

•	tax planning strategies.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

The Company may be required to change its provision for income taxes when estimates used in determining valuation allowances on deferred tax assets significantly change or when receipt of new information indicates the need for adjustment in valuation allowances. Additionally, the effect of changes in tax laws, tax regulations, or interpretations of such laws or regulations, is recognized in net income tax expense (benefit) in the period of change.
The Company determines whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded on the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. Unrecognized tax benefits due to tax uncertainties that do not meet the threshold are included within other liabilities and are charged to earnings in the period that such determination is made.
The Company classifies interest recognized as interest expense and penalties recognized as a component of income tax expense.
Litigation Contingencies
The Company is a party to a number of legal actions and is involved in a number of regulatory investigations. Given the inherent unpredictability of these matters, it is difficult to estimate the impact on the Company’s financial position. Liabilities are established when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. Except as otherwise disclosed in Note 21, legal costs are recognized as incurred. On a quarterly and annual basis, the Company reviews relevant information with respect to liabilities for litigation, regulatory investigations and litigation-related contingencies to be reflected on the Company’s financial statements.
Other Accounting Policies
Stock-Based Compensation
The Company grants certain employees and directors stock-based compensation awards under various plans that are subject to specific vesting conditions. With the exception of performance shares granted in 2013 and after which are re-measured quarterly, the cost of all stock-based transactions is measured at fair value at grant date and recognized over the period during which a grantee is required to provide services in exchange for the award. Although the terms of the Company’s stock-based plans do not accelerate vesting upon the attainment of the applicable criteria for post-employment award continuation, the requisite service period subsequent to attaining such criteria is considered non-substantive. Accordingly, the Company recognizes compensation expense related to stock-based awards over the shorter of the requisite service period or the period to attainment of such criteria. An estimation of future forfeitures of stock-based awards is incorporated into the determination of compensation expense when recognizing expense over the requisite service period.
Cash and Cash Equivalents
The Company considers all highly liquid securities and other investments purchased with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents are stated at amortized cost, which approximates estimated fair value.
Property, Equipment, Leasehold Improvements and Computer Software
Property, equipment and leasehold improvements, which are included in other assets, are stated at cost, less accumulated depreciation and amortization. Depreciation is determined using the straight-line method over the estimated useful lives of the assets, as appropriate. The estimated life is generally 40 years for company occupied real estate property, from one to 25 years for leasehold improvements, and from three to seven years for all other property and equipment. The cost basis of the property, equipment and leasehold improvements was $2.4 billion and $2.0 billion at December 31, 2016 and 2015, respectively. Accumulated depreciation and amortization of property, equipment and leasehold improvements was $1.1 billion at both December 31, 2016 and 2015. Related depreciation and amortization expense was $206 million, $215 million and $181 million for the years ended December 31, 2016, 2015 and 2014, respectively.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Computer software, which is included in other assets, is stated at cost, less accumulated amortization. Purchased software costs, as well as certain internal and external costs incurred to develop internal-use computer software during the application development stage, are capitalized. Such costs are amortized generally over a four-year period using the straight-line method. The cost basis of computer software was $2.2 billion and $2.0 billion at December 31, 2016 and 2015, respectively. Accumulated amortization of capitalized software was $1.5 billion and $1.3 billion at December 31, 2016 and 2015, respectively. Related amortization expense was $208 million, $212 million and $209 million for the years ended December 31, 2016, 2015 and 2014, respectively.
Other Revenues
Other revenues include, in addition to items described elsewhere herein, advisory fees, broker-dealer commissions and fees, administrative service fees, and changes in account value relating to corporate-owned life insurance (“COLI”). Such fees and commissions are recognized in the period in which services are performed. Under certain COLI contracts, if the Company reports certain unlikely adverse results in its financial statements, withdrawals would not be immediately available and would be subject to market value adjustment, which could result in a reduction of the account value.
Policyholder Dividends
Policyholder dividends are approved annually by the insurance subsidiaries’ boards of directors. The aggregate amount of policyholder dividends is related to actual interest, mortality, morbidity and expense experience for the year, as well as management’s judgment as to the appropriate level of statutory surplus to be retained by the insurance subsidiaries.
Foreign Currency
Assets, liabilities and operations of foreign affiliates and subsidiaries are recorded based on the functional currency of each entity. The determination of the functional currency is made based on the appropriate economic and management indicators. For most of the Company’s foreign operations, the local currency is the functional currency. For certain other foreign operations, such as Japan, the local currency and one or more other currencies qualify as functional currencies. Assets and liabilities of foreign affiliates and subsidiaries are translated from the functional currency to U.S. dollars at the exchange rates in effect at each year-end and revenues and expenses are translated at the average exchange rates during the year. The resulting translation adjustments are charged or credited directly to OCI, net of applicable taxes. Gains and losses from foreign currency transactions, including the effect of re-measurement of monetary assets and liabilities to the appropriate functional currency, are reported as part of net investment gains (losses) in the period in which they occur.
Earnings Per Common Share
Basic earnings per common share are computed based on the weighted average number of common shares, or their equivalent, outstanding during the period. Diluted earnings per common share include the dilutive effect of the assumed: (i) exercise or issuance of stock-based awards using the treasury stock method; and (ii) settlement of stock purchase contracts underlying common equity units using the treasury stock method. Under the treasury stock method, exercise or issuance of stock-based awards and settlement of stock purchase contracts underlying common equity units is assumed to occur with the proceeds used to purchase common stock at the average market price for the period. The difference between the number of shares assumed issued and number of shares assumed purchased represents the dilutive shares.
Adoption of New Accounting Pronouncements
Effective January 1, 2016, the Company retrospectively adopted guidance relating to short-duration contracts. The new guidance requires insurance entities to provide users of financial statements with more transparent information about initial claim estimates and subsequent adjustments to these estimates, including information on: (i) reconciling from the claim development table to the balance sheet liability, (ii) methodologies and judgments in estimating claims, and (iii) the timing, and frequency of claims. The adoption did not have an impact on the Company’s consolidated financial statements other than expanded disclosures in Note 4.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Effective January 1, 2016, the Company retrospectively adopted new guidance relating to the consolidation of certain entities. The objective of the new standard is to improve targeted areas of the consolidation guidance and to reduce the number of consolidation models. The new consolidation standard provides guidance on how a reporting entity (i) evaluates whether the entity should consolidate limited partnerships and similar entities, (ii) assesses whether the fees paid to a decisionmaker or service provider are variable interests in a VIE, and (iii) assesses the variable interests in a VIE held by related parties of the reporting entity. The new guidance also eliminates the VIE consolidation model based on majority exposure to variability that applied to certain investment companies and similar entities. The adoption of the new guidance did not impact which entities are consolidated by the Company. The consolidated VIE assets and liabilities and unconsolidated VIE carrying amounts and maximum exposure to loss as of December 31, 2016, disclosed in Note 8, reflect the application of the new guidance.
Effective November 18, 2014, the Company adopted new guidance on when, if ever, the cost of acquiring an entity should be used to establish a new accounting basis (“pushdown”) in the acquired entity’s separate financial statements. The guidance provides an acquired entity and its subsidiaries with an irrevocable option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. If a reporting entity elects to apply pushdown accounting, its stand-alone financial statements would reflect the acquirer’s new basis in the acquired entity’s assets and liabilities. The election to apply pushdown accounting should be determined by an acquired entity for each individual change-in-control event in which an acquirer obtains control of the acquired entity; however, an entity that does not elect to apply pushdown accounting in the period of a change-in-control can later elect to retrospectively apply pushdown accounting to the most recent change-in-control transaction as a change in accounting principle. The new guidance did not have a material impact on the consolidated financial statements upon adoption.
Effective January 1, 2014, the Company adopted new guidance regarding reporting of discontinued operations and disclosures of disposals of components of an entity. The guidance increases the threshold for a disposal to qualify as a discontinued operation, expands the disclosures for discontinued operations and requires new disclosures for certain disposals that do not meet the definition of a discontinued operation. Disposals must now represent a strategic shift that has or will have a major effect on the entity’s operations and financial results to qualify as discontinued operations.
Effective January 1, 2014, the Company adopted new guidance regarding the presentation of an unrecognized tax benefit. The new guidance requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, be presented on the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. However, when the carryforwards are not available at the reporting date to settle any additional income taxes that would result from the disallowance of a tax position or the applicable tax law does not require, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit will be presented on the financial statements as a liability and will not be combined with the related deferred tax asset. The adoption was prospectively applied and resulted in a reduction to other liabilities and a corresponding increase to deferred income tax liability in the amount of $286 million.
Effective January 1, 2014, the Company adopted new guidance on other expenses. The objective of this standard is to address how health insurers should recognize and classify in their income statements fees mandated by the Patient Protection and Health Care and Education Reconciliation Act of 2010, signed into law on March 30, 2010, as amended by the Health Care and Education Reconciliation Act. The amendments in this standard specify that the liability for the fee should be estimated and recorded in full once the entity provides qualifying health insurance in the applicable calendar year in which the fee is payable with a corresponding deferred cost that is amortized to expense using the straight-line method of allocation unless another method better allocates the fee over the calendar year that it is payable. In accordance with the adoption of the new accounting pronouncement on January 1, 2014, the Company recorded $57 million in other liabilities, and a corresponding deferred cost, in other assets.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

Future Adoption of New Accounting Pronouncements
In February 2017, the Financial Accounting Standards Board (“FASB”) issued new guidance on derecognition of nonfinancial assets (Accounting Standards Update (“ASU”) 2017- 05, Other Income-Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets). The new guidance is effective for fiscal years beginning after December 15, 2017 and interim periods within those years. Early adoption is permitted for interim or annual reporting periods beginning after December 15, 2016. The guidance may be applied retrospectively for all periods presented or retrospectively with a cumulative-effect adjustment at the date of adoption. The new guidance clarifies the scope and accounting of a financial asset that meets the definition of an “in-substance nonfinancial asset” and defines the term, “in-substance nonfinancial asset.” The ASU also adds guidance for partial sales of nonfinancial assets. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.
In January 2017, the FASB issued new guidance on goodwill impairment (ASU 2017- 04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment). The new guidance is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years, and should be applied on a prospective basis. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The new guidance simplifies the current two-step goodwill impairment test by eliminating Step 2 of the test. The new guidance requires a one-step impairment test in which an entity compares the fair value of a reporting unit with its carrying amount and recognizes an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, if any. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.
In January 2017, the FASB issued new guidance on business combinations (ASU 2017- 01, Business Combinations (Topic 805): Clarifying the Definition of a Business). The new guidance is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years, and should be applied on a prospective basis. Early adoption is permitted as specified in the guidance. The new guidance clarifies the definition of a business and requires that an entity apply certain criteria in order to determine when a set of assets and activities qualifies as a business. The adoption of this standard will result in fewer acquisitions qualifying as businesses and, accordingly, acquisition costs for those acquisitions that do not qualify as businesses will be capitalized rather than expensed. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.
In November 2016, the FASB issued new guidance on restricted cash (ASU 2016-18, Statement of Cash Flows (Topic 230): a consensus of the FASB Emerging Issues Task Force). The new guidance is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years, and should be applied on a retrospective basis. Early adoption is permitted. The new guidance requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. As a result, the new guidance requires that amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The new guidance does not provide a definition of restricted cash or restricted cash equivalents. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.
In October 2016, the FASB issued new guidance on consolidation evaluation for entities under common control (ASU 2016-17, Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control). The new guidance is effective for fiscal years beginning after December 15, 2016 and interim periods within those fiscal years, and should be applied on a retrospective basis. Early adoption is permitted. The new guidance does not change the characteristics of a primary beneficiary under current GAAP. It changes how a reporting entity evaluates whether it is the primary beneficiary of a VIE by changing how a reporting entity that is a single decisionmaker of a VIE handles indirect interests in the entity held through related parties that are under common control with the reporting entity. The adoption of this new guidance will not have a material impact on the Company’s consolidated financial statements.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

In October 2016, the FASB issued new guidance on tax accounting for intra-entity transfers of assets (ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory). The new guidance is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years, and should be applied on a modified retrospective basis. Early adoption is permitted in the first interim or annual reporting period. Current guidance prohibits the recognition of current and deferred income taxes for an intra-entity asset transfer until the asset has been sold to an outside party. The new guidance requires an entity to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. Also, the guidance eliminates the exception for an intra-entity transfer of an asset other than inventory. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.
In August 2016, the FASB issued new guidance on cash flow statement presentation (ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments). The new guidance is effective for fiscal years beginning after December 15, 2017 and interim periods within those fiscal years, and should be applied retrospectively to all periods presented. Early adoption is permitted in any interim or annual period. This ASU addresses diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.
In June 2016, the FASB issued new guidance on measurement of credit losses on financial instruments (ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments). The new guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. This ASU replaces the incurred loss impairment methodology with one that reflects expected credit losses. The measurement of expected credit losses should be based on historical loss information, current conditions, and reasonable and supportable forecasts. The new guidance requires that an OTTI on a debt security will be recognized as an allowance going forward, such that improvements in expected future cash flows after an impairment will no longer be reflected as a prospective yield adjustment through net investment income, but rather a reversal of the previous impairment and recognized through realized investment gains and losses. The guidance also requires enhanced disclosures. The Company has assessed the asset classes impacted by the new guidance and is currently assessing the accounting and reporting system changes that will be required to comply with the new guidance. The Company believes that the most significant impact upon adoption will be to its mortgage loan investments. The Company is continuing to evaluate the overall impact of the new guidance on its consolidated financial statements.
In March 2016, the FASB issued new guidance on stock compensation (ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-based Payment Accounting. The new guidance is effective for the fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, and requires either a modified retrospective, a retrospective or a prospective transition approach depending upon the type of change. Early adoption is permitted in any interim or annual period. The new guidance changes several aspects of the accounting for share-based payment award transactions, including: (i) income tax consequences when awards vest or are settled; (ii) classification of awards as either equity or liabilities due to statutory tax withholding requirements; and (iii) classification on the statement of cash flows. The adoption of this new guidance will not have a material impact on the Company’s consolidated financial statements.
In February 2016, the FASB issued new guidance on leasing transactions (ASU 2016-02, Leases - Topic 842). The new guidance is effective for the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, and requires a modified retrospective transition approach. Early adoption is permitted. The new guidance requires a lessee to recognize assets and liabilities for leases with lease terms of more than 12 months. Leases would be classified as finance or operating leases and both types of leases will be recognized on the balance sheet. Lessor accounting will remain largely unchanged from current guidance except for certain targeted changes. The new guidance will also require new qualitative and quantitative disclosures. The Company’s implementation efforts are primarily focused on the review of its existing lease contracts, as well as identification of other contracts that may fall under the scope of the new guidance. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
1. Business, Basis of Presentation and Summary of Significant Accounting Policies (continued)

In January 2016, the FASB issued new guidance (ASU 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities) on the recognition and measurement of financial instruments. The new guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted for the instrument-specific credit risk provision. The new guidance changes the current accounting guidance related to (i) the classification and measurement of certain equity investments, (ii) the presentation of changes in the fair value of financial liabilities measured under the FVO that are due to instrument-specific credit risk, and (iii) certain disclosures associated with the fair value of financial instruments. Additionally, there will no longer be a requirement to assess equity securities for impairment since such securities will be measured at fair value through net income. The Company has assessed the population of financial instruments that are subject to the new guidance and has determined that the most significant impact will be the requirement to report changes in fair value in net income each reporting period for all equity securities currently classified as available-for-sale and to a lesser extent, other limited partnership interests and real estate joint ventures that are currently accounted for under the cost method. The population of these investments accounted for under the cost method is not material. The Company is continuing to evaluate the overall impact of this guidance on its consolidated financial statements.
In May 2014, the FASB issued a comprehensive new revenue recognition standard (ASU 2014‑09, Revenue from Contracts with Customers (Topic 606)), effective for fiscal years beginning after December 15, 2017 and interim periods within those years. The guidance may be applied retrospectively for all periods presented or retrospectively with a cumulative-effect adjustment at the date of adoption. The new guidance will supersede nearly all existing revenue recognition guidance under U.S. GAAP; however, it will not impact the accounting for insurance and investment contracts within the scope of Financial Services insurance (Topic 944), leases, financial instruments and guarantees. For those contracts that are impacted, the guidance will require an entity to recognize revenue upon the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled, in exchange for those goods or services. Given the scope of the new revenue recognition guidance, the Company does not expect the adoption to have a material impact on its consolidated revenues or statements of operations, with the Company’s implementation efforts primarily focused on other revenues on the consolidated statements of operations, which represents less than 3% of consolidated total revenues in 2016.
Other
Effective January 3, 2017, the Chicago Mercantile Exchange (“CME”) amended its rulebook, resulting in the characterization of variation margin transfers as settlement payments, as opposed to adjustments to collateral. These amendments will impact the accounting treatment of the Company’s centrally cleared derivatives, for which the CME serves as the central clearing party. The application of the amended rulebook is expected to reduce the gross derivative assets and liabilities, as well as the related collateral, recorded on the consolidated balance sheet for trades cleared through the CME. The Company is currently evaluating the impact of these amendments on its consolidated financial statements. This change is not expected to impact the tax treatment of such derivatives, although the Internal Revenue Service (“IRS”) is being asked to issue definitive guidance.
2. Segment Information
Following the Separation and the elimination of the Brighthouse Financial segment, as described in Note 3, MetLife is organized into five segments: U.S.; Asia; Latin America; EMEA; and MetLife Holdings. In addition, the Company reports certain of its results of operations in Corporate & Other.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
2. Segment Information (continued)

U.S.
The U.S. segment offers a broad range of protection products and services aimed at serving the financial needs of customers throughout their lives. These products are sold to corporations and their respective employees, other institutions and their respective members, as well as individuals. The U.S. segment is organized into three businesses: Group Benefits, Retirement and Income Solutions and Property & Casualty.

•
The Group Benefits business offers insurance products and services which include life, dental, group short- and long-term disability, individual disability, accidental death and dismemberment, critical illness, vision and accident & health coverages, as well as prepaid legal plans. This business also sells administrative services-only arrangements to some employers.

•
The Retirement and Income Solutions business offers a broad range of annuity and investment products, including guaranteed interest contracts and other stable value products, institutional income annuities and separate account contracts for the investment management of defined benefit and defined contribution plan assets. This business also includes structured settlements and certain products to fund postretirement benefits and company-, bank- or trust-owned life insurance used to finance nonqualified benefit programs for executives.

•
The Property & Casualty business offers personal and commercial lines of property and casualty insurance, including private passenger automobile, homeowners’ and personal excess liability insurance. In addition, Property & Casualty offers small business owners property, liability and business interruption insurance.

Asia
The Asia segment offers a broad range of products to both individuals and corporations, as well as other institutions and their respective employees, which include whole life, term life, variable life, universal life, accident & health insurance, fixed and variable annuities, credit insurance and endowment products.
Latin America
The Latin America segment offers a broad range of products to both individuals and corporations, as well as other institutions and their respective employees, which include life insurance, accident & health insurance, group medical, dental, credit insurance, endowment and retirement and savings products.
EMEA
The EMEA segment offers a broad range of products to both individuals and corporations, as well as other institutions and their respective employees, which include life insurance, accident & health insurance, credit insurance, annuities, endowment and retirement and savings products.
MetLife Holdings
The MetLife Holdings segment consists of operations relating to products and businesses no longer actively marketed by the Company in the United States. These products and businesses include variable, universal, term and whole life, as well as variable, fixed and index-linked annuities. The MetLife Holdings segment also includes the Company’s discontinued long-term care business and the assumed reinsurance of certain variable annuity products from the Company’s former operating joint venture in Japan.
Corporate & Other
Corporate & Other contains the excess capital, as well as certain charges and activities, not allocated to the segments, including external integration and disposition costs, internal resource costs for associates committed to acquisitions and dispositions, enterprise-wide strategic initiative restructuring charges and various start-up businesses (including expatriate benefits insurance and the investment management business through which the Company offers fee-based investment management services to institutional clients, as well as the direct to consumer portion of the U.S. Direct business). Corporate & Other also includes interest expense related to the majority of the Company’s outstanding debt, as well as expenses associated with certain legal proceedings and income tax audit issues. In addition, Corporate & Other includes the elimination of intersegment amounts, which generally relate to affiliated reinsurance and intersegment loans, which bear interest rates commensurate with related borrowings. As a result of the Separation, Corporate & Other includes corporate overhead costs previously allocated to the former Brighthouse Financial segment.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
2. Segment Information (continued)

Financial Measures and Segment Accounting Policies
Operating earnings is used by management to evaluate performance and allocate resources. Consistent with GAAP guidance for segment reporting, operating earnings is also the Company’s GAAP measure of segment performance and is reported below. Operating earnings should not be viewed as a substitute for income (loss) from continuing operations, net of income tax. The Company believes the presentation of operating earnings as the Company measures it for management purposes enhances the understanding of its performance by highlighting the results of operations and the underlying profitability drivers of the business. Operating earnings allows analysis of the Company’s performance relative to the Company’s business plan and facilitates comparisons to industry results.
Operating earnings is defined as operating revenues less operating expenses, both net of income tax.
The financial measures of operating revenues and operating expenses focus on the Company’s primary businesses principally by excluding the impact of market volatility, which could distort trends, and revenues and costs related to non-core products and certain entities required to be consolidated under GAAP. Also, these measures exclude results of discontinued operations under GAAP and other businesses that have been or will be sold or exited by MetLife but do not meet the discontinued operations criteria under GAAP and are referred to as divested businesses. Divested businesses also includes the net impact of transactions with exited businesses that have been eliminated in consolidation under GAAP and costs relating to businesses that have been or will be sold or exited by MetLife that do not meet the criteria to be included in results of discontinued operations under GAAP. In addition, for the year ended December 31, 2016, operating revenues and operating expenses exclude the financial impact of converting the Company’s Japan operations to calendar year-end reporting without retrospective application of this change to prior periods and is referred to as lag elimination. Operating revenues also excludes net investment gains (losses) and net derivative gains (losses). Operating expenses also excludes goodwill impairments.
The following additional adjustments are made to revenues, in the line items indicated, in calculating operating revenues:

•
Universal life and investment-type product policy fees excludes the amortization of unearned revenue related to net investment gains (losses) and net derivative gains (losses) and certain variable annuity GMIB fees (“GMIB Fees”);

•
Net investment income: (i) includes earned income on derivatives and amortization of premium on derivatives that are hedges of investments or that are used to replicate certain investments, but do not qualify for hedge accounting treatment, (ii) includes income from discontinued real estate operations, (iii) excludes post-tax operating earnings adjustments relating to insurance joint ventures accounted for under the equity method, (iv) excludes certain amounts related to contractholder-directed unit-linked investments and (v) excludes certain amounts related to securitization entities that are VIEs consolidated under GAAP; and

•	Other revenues are adjusted for settlements of foreign currency earnings hedges.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
2. Segment Information (continued)

The following additional adjustments are made to expenses, in the line items indicated, in calculating operating expenses:

•
Policyholder benefits and claims and policyholder dividends excludes: (i) changes in the policyholder dividend obligation related to net investment gains (losses) and net derivative gains (losses), (ii) inflation-indexed benefit adjustments associated with contracts backed by inflation-indexed investments and amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets and other pass through adjustments, (iii) benefits and hedging costs related to GMIBs (“GMIB Costs”) and (iv) market value adjustments associated with surrenders or terminations of contracts (“Market Value Adjustments”);

•
Interest credited to policyholder account balances includes adjustments for earned income on derivatives and amortization of premium on derivatives that are hedges of policyholder account balances but do not qualify for hedge accounting treatment and excludes amounts related to net investment income earned on contractholder-directed unit-linked investments;

•	Amortization of DAC and VOBA excludes amounts related to: (i) net investment gains (losses) and net derivative gains (losses), (ii) GMIB Fees and GMIB Costs and (iii) Market Value Adjustments;

•	Amortization of negative VOBA excludes amounts related to Market Value Adjustments;

•	Interest expense on debt excludes certain amounts related to securitization entities that are VIEs consolidated under GAAP; and

•	Other expenses excludes costs related to: (i) noncontrolling interests, (ii) implementation of new insurance regulatory requirements, and (iii) acquisition, integration and other costs.
Operating earnings also excludes the recognition of certain contingent assets and liabilities that could not be recognized at acquisition or adjusted for during the measurement period under GAAP business combination accounting guidance.
The tax impact of the adjustments mentioned above are calculated net of the U.S. or foreign statutory tax rate, which could differ from the Company’s effective tax rate. Additionally, the provision for income tax (expense) benefit also includes the impact related to the timing of certain tax credits, as well as certain tax reforms.
Set forth in the tables below is certain financial information with respect to the Company’s segments, as well as Corporate & Other, for the years ended December 31, 2016, 2015 and 2014 and at December 31, 2016 and 2015. The segment accounting policies are the same as those used to prepare the Company’s consolidated financial statements, except for operating earnings adjustments as defined above. In addition, segment accounting policies include the method of capital allocation described below.
Economic capital is an internally developed risk capital model, the purpose of which is to measure the risk in the business and to provide a basis upon which capital is deployed. The economic capital model accounts for the unique and specific nature of the risks inherent in the Company’s business.
The Company’s economic capital model, coupled with considerations of local capital requirements, aligns segment allocated equity with emerging standards and consistent risk principles. The model applies statistics-based risk evaluation principles to the material risks to which the Company is exposed. These consistent risk principles include calibrating required economic capital shock factors to a specific confidence level and time horizon while applying an industry standard method for the inclusion of diversification benefits among risk types. The Company’s management is responsible for the ongoing production and enhancement of the economic capital model and reviews its approach periodically to ensure that it remains consistent with emerging industry practice standards.
Segment net investment income is credited or charged based on the level of allocated equity; however, changes in allocated equity do not impact the Company’s consolidated net investment income, income (loss) from continuing operations, net of income tax or operating earnings.
Net investment income is based upon the actual results of each segment’s specifically identifiable investment portfolios adjusted for allocated equity. Other costs are allocated to each of the segments based upon: (i) a review of the nature of such costs; (ii) time studies analyzing the amount of employee compensation costs incurred by each segment; and (iii) cost estimates included in the Company’s product pricing.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
2. Segment Information (continued)

	Operating Results
Year Ended December 31, 2016	U.S.	Asia	Latin America	EMEA	MetLife Holdings	Corporate & Other	Total	Adjustments	Total Consolidated
	(In millions)
Revenues
Premiums	$21,501	$6,902	$2,529	$2,027	$4,506	$40	$37,505	$(303)	$37,202
Universal life and investment-type product policy fees	989	1,487	1,025	391	1,436	2	5,330	152	5,482
Net investment income	6,206	2,707	1,084	318	5,944	178	16,437	353	16,790
Other revenues	784	61	34	73	581	110	1,643	42	1,685
Net investment gains (losses)	—	—	—	—	—	—	—	305	305
Net derivative gains (losses)	—	—	—	—	—	—	—	(874)	(874)
Total revenues	29,480	11,157	4,672	2,809	12,467	330	60,915	(325)	60,590
Expenses
Policyholder benefits and claims and policyholder dividends	21,558	5,191	2,443	1,067	7,534	41	37,834	(295)	37,539
Interest credited to policyholder account balances	1,302	1,298	328	112	1,042	6	4,088	1,088	5,176
Capitalization of DAC	(471)	(1,668)	(321)	(403)	(281)	(7)	(3,151)	(1)	(3,152)
Amortization of DAC and VOBA	471	1,224	184	408	736	8	3,031	(325)	2,706
Amortization of negative VOBA	—	(208)	(1)	(13)	—	—	(222)	(47)	(269)
Interest expense on debt	9	—	2	—	57	1,139	1,207	(50)	1,157
Other expenses	3,706	3,586	1,336	1,323	2,392	595	12,938	355	13,293
Total expenses	26,575	9,423	3,971	2,494	11,480	1,782	55,725	725	56,450
Provision for income tax expense (benefit)	988	492	158	42	288	(947)	1,021	(355)	666
Operating earnings	$1,917	$1,242	$543	$273	$699	$(505)	4,169
Adjustments to:
Total revenues							(325)
Total expenses							(725)
Provision for income tax (expense) benefit							355
Income (loss) from continuing operations, net of income tax							$3,474		$3,474

At December 31, 2016	U.S.	Asia (1)	Latin America	EMEA	MetLife Holdings	Corporate & Other (2)	Total
	(In millions)
Total assets	$253,683	$120,656	$67,233	$25,596	$184,276	$247,320	$898,764
Separate account assets	$85,950	$8,020	$48,455	$4,329	$48,823	$1	$195,578
Separate account liabilities	$85,950	$8,020	$48,455	$4,329	$48,823	$1	$195,578
__________________

(1)	Total assets includes $98.0 billion of assets from the Japan operations which represents 11% of total consolidated assets.

(2)	Includes assets of disposed subsidiary of $216,983 million at December 31, 2016.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
2. Segment Information (continued)

	Operating Results
Year Ended December 31, 2015	U.S.	Asia	Latin America	EMEA	MetLife Holdings	Corporate & Other	Total	Adjustments	Total Consolidated
	(In millions)
Revenues
Premiums	$20,861	$6,937	$2,581	$2,036	$4,545	$(92)	$36,868	$(465)	$36,403
Universal life and investment-type product policy fees	943	1,542	1,117	424	1,482	(4)	5,504	66	5,570
Net investment income	6,209	2,675	1,038	326	6,201	260	16,709	(466)	16,243
Other revenues	751	105	41	61	930	69	1,957	(30)	1,927
Net investment gains (losses)	—	—	—	—	—	—	—	646	646
Net derivative gains (losses)	—	—	—	—	—	—	—	545	545
Total revenues	28,764	11,259	4,777	2,847	13,158	233	61,038	296	61,334
Expenses
Policyholder benefits and claims and policyholder dividends	20,837	5,275	2,408	988	7,357	(114)	36,751	(293)	36,458
Interest credited to policyholder account balances	1,216	1,309	349	120	1,062	23	4,079	336	4,415
Capitalization of DAC	(493)	(1,720)	(341)	(472)	(410)	(3)	(3,439)	120	(3,319)
Amortization of DAC and VOBA	471	1,256	271	497	577	(1)	3,071	95	3,166
Amortization of negative VOBA	—	(309)	(1)	(16)	—	—	(326)	(35)	(361)
Interest expense on debt	4	—	—	—	55	1,169	1,228	(60)	1,168
Other expenses	3,685	3,611	1,429	1,469	2,694	929	13,817	282	14,099
Total expenses	25,720	9,422	4,115	2,586	11,335	2,003	55,181	445	55,626
Provision for income tax expense (benefit)	1,040	457	37	21	581	(364)	1,772	(72)	1,700
Operating earnings	$2,004	$1,380	$625	$240	$1,242	$(1,406)	4,085
Adjustments to:
Total revenues							296
Total expenses							(445)
Provision for income tax (expense) benefit							72
Income (loss) from continuing operations, net of income tax							$4,008		$4,008

At December 31, 2015	U.S.	Asia (1)	Latin America	EMEA	MetLife Holdings	Corporate & Other (2)	Total
	(In millions)
Total assets	$237,858	$113,895	$64,808	$26,767	$187,677	$246,928	$877,933
Separate account assets	$79,540	$8,964	$46,061	$3,996	$48,590	$1	$187,152
Separate account liabilities	$79,540	$8,964	$46,061	$3,996	$48,590	$1	$187,152
__________________

(1)	Total assets includes $90.0 billion of assets from the Japan operations which represents 10% of total consolidated assets.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
2. Segment Information (continued)

(2)	Includes assets of disposed subsidiary of $216,437 million at December 31, 2015.

	Operating Results
Year Ended December 31, 2014	U.S.	Asia	Latin America	EMEA	MetLife Holdings	Corporate & Other	Total	Adjustments	Total Consolidated
	(In millions)
Revenues
Premiums	$20,243	$7,566	$2,796	$2,309	$4,545	$89	$37,548	$(578)	$36,970
Universal life and investment-type product policy fees	909	1,693	1,239	466	1,374	—	5,681	143	5,824
Net investment income	6,111	2,886	1,219	428	6,409	489	17,542	616	18,158
Other revenues	721	106	33	60	1,062	55	2,037	(75)	1,962
Net investment gains (losses)	—	—	—	—	—	—	—	338	338
Net derivative gains (losses)	—	—	—	—	—	—	—	722	722
Total revenues	27,984	12,251	5,287	3,263	13,390	633	62,808	1,166	63,974
Expenses
Policyholder benefits and claims and policyholder dividends	20,110	5,724	2,615	1,053	7,217	49	36,768	(22)	36,746
Interest credited to policyholder account balances	1,168	1,544	394	148	1,098	33	4,385	1,341	5,726
Capitalization of DAC	(488)	(1,914)	(377)	(680)	(326)	(1)	(3,786)	114	(3,672)
Amortization of DAC and VOBA	458	1,397	313	613	444	(8)	3,217	(188)	3,029
Amortization of negative VOBA	—	(364)	(1)	(31)	—	—	(396)	(46)	(442)
Interest expense on debt	12	—	—	—	58	1,162	1,232	(82)	1,150
Other expenses	3,550	3,975	1,588	1,846	2,670	821	14,450	104	14,554
Total expenses	24,810	10,362	4,532	2,949	11,161	2,056	55,870	1,221	57,091
Provision for income tax expense (benefit)	1,073	582	129	29	714	(719)	1,808	128	1,936
Operating earnings	$2,101	$1,307	$626	$285	$1,515	$(704)	5,130
Adjustments to:
Total revenues							1,166
Total expenses							(1,221)
Provision for income tax (expense) benefit							(128)
Income (loss) from continuing operations, net of income tax							$4,947		$4,947

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
2. Segment Information (continued)

The following table presents total premiums, universal life and investment-type product policy fees and other revenues by major product groups of the Company’s segments, as well as Corporate & Other:

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Life insurance	$20,436	$20,847	$21,409
Accident & health insurance	14,127	13,109	13,427
Annuities	5,552	5,730	5,756
Property & casualty insurance	3,560	3,504	3,524
Non-insurance	694	710	640
Total	$44,369	$43,900	$44,756
The following table presents total premiums, universal life and investment-type product policy fees and other revenues associated with the Company’s U.S. and foreign operations:

	Years Ended December 31,
	2016	2015	2014
	(In millions)
U.S.	$29,166	$29,094	$28,249
Foreign:
Japan	7,088	6,264	6,917
Other	8,115	8,542	9,590
Total	$44,369	$43,900	$44,756
Revenues derived from any customer did not exceed 10% of consolidated premiums, universal life and investment-type product policy fees and other revenues for the years ended December 31, 2016, 2015 and 2014.
3. Dispositions
2017 Disposition
Separation of Brighthouse
In January 2016, MetLife, Inc. announced its plan to separate a substantial portion of its former Retail segment, as well as certain portions of its former Corporate Benefit Funding segment and Corporate & Other. MetLife, Inc. subsequently re-segmented the business to be separated and rebranded it as “Brighthouse Financial.” On July 6, 2017, MetLife, Inc. announced that the U.S. Securities and Exchange Commission (“SEC”) declared Brighthouse Financial, Inc.’s registration statement on Form 10 effective. Additionally, all required state regulatory approvals were granted.
On August 4, 2017, MetLife, Inc. completed the separation of Brighthouse. MetLife, Inc. common shareholders received a distribution of one share of Brighthouse Financial, Inc. common stock for every 11 shares of MetLife, Inc. common stock they owned as of 5:00 p.m., New York City time, on the July 19, 2017 record date. Shareholders of MetLife, Inc. who owned less than 11 shares of common stock, or others who would have otherwise received fractional shares, received cash. MetLife, Inc. distributed 96,776,670 of the 119,773,106 shares of Brighthouse Financial, Inc. common stock outstanding, representing approximately 80.8% of those shares. Certain MetLife affiliates hold MetLife, Inc. common stock and, as a result, participated in the distribution.
For the nine months ended September 30, 2017, the loss recognized in connection with the Separation was $1,347 million, net of income tax, which primarily includes a $1,061 million loss on MetLife's retained investment in Brighthouse Financial, Inc.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
3. Dispositions (continued)

MetLife, Inc. retained the remaining ownership interest of 22,996,436 shares, or 19.2%, of Brighthouse Financial, Inc. common stock and recognized its investment in Brighthouse Financial, Inc. common stock based on the NASDAQ reported market price. The Company elected to record the investment under the FVO as an observable measure of estimated fair value that is aligned with the Company’s intent to divest of the retained shares as soon as practicable. The estimated fair value of the Brighthouse Financial, Inc. common stock held by the Company as of September 30, 2017 was $1.4 billion. In the third quarter of 2017, the Company recorded a $1,016 million mark-to-market loss on its retained investment in Brighthouse Financial, Inc. at Separation and an additional $45 million loss for the change in Brighthouse Financial, Inc.’s common stock share price from the Separation date to September 30, 2017.
In the third quarter of 2016, the Company recorded a non-cash charge of $260 million ($223 million, net of income tax) for the impairment of Brighthouse goodwill included in discontinued operations. As of the Separation date, the Company evaluated the assets of Brighthouse for potential impairment, and determined that no impairment charge was required.
The Company incurred pre-tax Separation-related transaction costs of $212 million for the year ended December 31, 2016, primarily related to professional services and reported in continuing operations.
Agreements
In connection with the Separation, MetLife and Brighthouse entered into various agreements. The significant agreements were as follows:
Master Separation Agreement
MetLife entered into a master separation agreement with Brighthouse prior to the completion of the distribution. The master separation agreement sets forth agreements with Brighthouse relating to the ownership of certain assets and the allocation of certain liabilities in connection with the separation of Brighthouse from MetLife. It also sets forth other agreements governing the relationship with Brighthouse after the distribution, including certain payment obligations between the parties.
Tax Agreements
Immediately prior to the Separation, MetLife entered into a tax separation agreement with Brighthouse. Among other things, the tax separation agreement governs the allocation between MetLife and Brighthouse of the responsibility for the taxes of the MetLife group. The tax separation agreement also allocates rights, obligations and responsibilities in connection with certain administrative matters relating to the preparation of tax returns and control of tax audits and other proceedings relating to taxes. For the taxable periods prior to Separation, MetLife and Brighthouse have joint and several liability for the MetLife consolidated U.S. federal income tax returns’ current taxes (and the benefits of tax attributes such as losses) allocated to Brighthouse. The tax separation agreement provides that the Brighthouse allocation of taxes could vary depending upon the outcome of IRS examinations.
As part of the tax separation agreement, MetLife is liable for the U.S. federal income tax cost of a discrete Separation‑related tax charge incurred by Brighthouse. The income tax charge arises from the recapture of certain tax benefits incurred prior to Separation, and is caused by the deconsolidation of Brighthouse from the MetLife tax group at Separation.
Additionally, MetLife has the right to receive future payments from Brighthouse for a tax asset that Brighthouse received as a result of restructuring prior to the Separation.
Transactions Prior to the Separation
Prior to the Separation, the Company completed the following transactions in 2017.
Termination of Financing Arrangements
In April 2017, MetLife, Inc. and MetLife Reinsurance Company of South Carolina (“MRSC”) terminated the MRSC collateral financing arrangement associated with secondary guarantees. As a result, the $2.8 billion collateral financing arrangement liability outstanding was extinguished utilizing $2.8 billion of assets held in trust with the remaining $590 million of assets held in trust returned to MetLife, Inc. as a cash return of capital from a subsidiary.
In April 2017, MetLife, Inc. and MetLife Reinsurance Company of Vermont (“MRV”) terminated the $4.3 billion committed facility, and MetLife, Inc. and MRSC terminated the $3.5 billion committed facility.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
3. Dispositions (continued)

See Note 23 for discussion of impacts to the junior subordinated debentures as a result of the Separation.
Ongoing Transactions with Brighthouse
The Company considered all of its continuing involvement with Brighthouse in determining to deconsolidate and present Brighthouse results as discontinued operations, including the agreements described above and the ongoing transactions described below.
The Company entered into reinsurance, committed facility, structured settlement, and contract administrative services transactions with Brighthouse in the normal course of business and such transactions will continue based upon business needs. In addition, prior to and in connection with the Separation, the Company entered into various other agreements with Brighthouse for services necessary for both the Company and Brighthouse to conduct their activities.
Investment Management
In connection with the Separation, the Company entered into investment management services agreements with Brighthouse. Each agreement has an initial term of 18 months after the date of Separation, after which period either party to the agreement is permitted to terminate upon notice to the other party.
Transition Services
In connection with the Separation, the Company entered into a transition services agreement with Brighthouse for services necessary for Brighthouse to conduct their activities. The services are expected to continue up to 36 months, with certain services potentially to be made available for several years thereafter.
Other
In connection with the Separation, the Company entered into an employee matters agreement with Brighthouse to allocate obligations and responsibilities relating to employee compensation and benefit plans and other related matters. The employee matters agreement provides that MetLife will reimburse Brighthouse for certain pension benefit payments, retiree health and life benefit payments and deferred compensation payments.
Discontinued Operations
The following table presents the amounts related to the operations of Brighthouse that have been reflected in discontinued operations:

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
3. Dispositions (continued)

	For the Years Ended December 31,
	2016	2015	2014
	(In millions)
Revenues
Premiums	$1,951	$2,142	$2,098
Universal life and investment-type product policy fees	3,724	3,936	4,122
Net investment income	3,157	3,038	2,996
Other revenues	74	58	68
Total net investment gains (losses)	(134)	(49)	(535)
Net derivative gains (losses)	(5,886)	(507)	594
Total revenues	2,886	8,618	9,343
Expenses
Policyholder benefits and claims	4,487	3,612	3,709
Interest credited to policyholder account balances	1,107	1,195	1,217
Policyholder dividends	34	32	23
Goodwill impairment	260	—	—
Other expenses	1,333	2,016	2,474
Total expenses	7,221	6,855	7,423
Income (loss) from discontinued operations before provision for income tax	(4,335)	1,763	1,920
Provision for income tax expense (benefit)	(1,665)	449	528
Income (loss) from discontinued operations, net of income tax	$(2,670)	$1,314	$1,392

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
3. Dispositions (continued)

The following table presents the amounts related to the financial position of Brighthouse that have been reflected in the assets and liabilities of disposed subsidiary:

	December 31, 2016	December 31, 2015
	(In millions)
Assets
Investments:
Fixed maturity securities available-for-sale	$61,326	$63,619
Equity securities available-for-sale	300	457
Mortgage loans	9,378	7,524
Policy loans	1,517	1,692
Real estate and real estate joint ventures	150	595
Other limited partnership interests	1,642	1,850
Short-term investments	1,288	1,832
Other invested assets	3,881	4,917
Total investments	79,482	82,486
Cash and cash equivalents	5,226	1,570
Accrued investment income	680	598
Premiums, reinsurance and other receivables	10,636	9,476
Deferred policy acquisition costs and value of business acquired	7,207	6,711
Goodwill	—	260
Other assets	709	889
Separate account assets	113,043	114,447
Total assets of disposed subsidiary	$216,983	$216,437
Liabilities
Future policy benefits	33,270	$30,612
Policyholder account balances	37,066	37,093
Other policy-related balances	1,356	1,362
Policyholder dividends payable	12	11
Payables for collateral under securities loaned and other transactions	7,390	10,637
Long-term debt	60	87
Collateral financing arrangements	2,797	2,797
Deferred income tax liability	2,594	4,058
Other liabilities	5,119	3,270
Separate account liabilities	113,043	114,447
Total liabilities of disposed subsidiary	$202,707	$204,374

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
3. Dispositions (continued)

In the consolidated statements of cash flows, the cash flows from discontinued operations are not separately classified. As such, the following table presents selected financial information regarding cash flows of the discontinued operations.

	For the Years Ended December 31,
	2016	2015	2014
	(In millions)
Net cash provided by (used in):
Operating activities	$3,697	$4,559	$5,534
Investing activities	$4,674	$(7,042)	$(708)
2016 Disposition
In July 2016, MetLife, Inc. completed the sale to Massachusetts Mutual Life Insurance Company (“MassMutual”) of its U.S. retail advisor force and certain assets associated with the MetLife Premier Client Group, including all of the issued and outstanding shares of MetLife’s affiliated broker-dealer, MetLife Securities, Inc. (“MSI”), a wholly-owned subsidiary of MetLife, Inc. (collectively, the “U.S. Retail Advisor Force Divestiture”) for $291 million. MassMutual assumed all of the liabilities related to such assets that arise or occur after the closing of the sale. The Company recorded a gain of $103 million ($58 million, net of income tax), in net investment gains (losses) for the year ended December 31, 2016. See Notes 10 and 18 for discussion of certain charges related to the sale.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
3. Dispositions (continued)

2014 Disposition
In May 2014, the Company completed the sale of its wholly-owned subsidiary, MetLife Assurance Limited (“MAL”), for $702 million (£418 million) in net cash consideration. As a result of the sale, a loss of $633 million ($442 million, net of income tax), was recorded for the year ended December 31, 2014, which includes a reduction to goodwill of $60 million ($51 million, net of income tax), as well as $77 million ($50 million, net of income tax) related to net investments in foreign operation hedges. Compared to the expected loss at the time of the sales agreement, the actual loss on the sale was increased by net income from MAL of $77 million for the year ended December 31, 2014. Of the $633 million loss, $77 million was reflected in net investment gains (losses) within continuing operations. MAL’s results of operations are included in discontinued operations.
4. Insurance
Insurance Liabilities
Insurance liabilities are comprised of future policy benefits, policyholder account balances and other policy-related balances. Information regarding insurance liabilities by segment, as well as Corporate & Other, was as follows at:

	December 31,
	2016	2015
	(In millions)
U.S.	$128,745	$123,060
Asia	89,422	83,510
Latin America	14,760	14,022
EMEA	18,075	19,009
MetLife Holdings	105,017	102,853
Corporate & Other	(3,120)	(2,667)
Total	$352,899	$339,787
Future policy benefits are measured as follows:

Product Type:	Measurement Assumptions:
Participating life
Aggregate of (i) net level premium reserves for death and endowment policy benefits (calculated based upon the non-forfeiture interest rate, ranging from 3% to 7% for domestic business and less than 1% to 11% for international business and mortality rates guaranteed in calculating the cash surrender values described in such contracts); and (ii) the liability for terminal dividends for domestic business.

Nonparticipating life
Aggregate of the present value of expected future benefit payments and related expenses less the present value of expected future net premiums. Assumptions as to mortality and persistency are based upon the Company’s experience when the basis of the liability is established. Interest rate assumptions for the aggregate future policy benefit liabilities range from 2% to 11% for domestic business and less than 1% to 13% for international business.

Individual and group traditional fixed annuities after annuitization
Present value of expected future payments. Interest rate assumptions used in establishing such liabilities range from 2% to 11% for domestic business and less than 1% to 12% for international business.

Non-medical health insurance
The net level premium method and assumptions as to future morbidity, withdrawals and interest, which provide a margin for adverse deviation. Interest rate assumptions used in establishing such liabilities range from 4% to 7% (primarily related to domestic business).

Disabled lives
Present value of benefits method and experience assumptions as to claim terminations, expenses and interest. Interest rate assumptions used in establishing such liabilities range from 2% to 8% for domestic business and less than 1% to 9% for international business.

Property & casualty insurance
The amount estimated for claims that have been reported but not settled and claims incurred but not reported are based upon the Company’s historical experience and other actuarial assumptions that consider the effects of current developments, anticipated trends and risk management programs, reduced for anticipated salvage and subrogation.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
4. Insurance (continued)

Participating business represented 4% of the Company’s life insurance in-force at both December 31, 2016 and 2015. Participating policies represented 16%, 17% and 17% of gross traditional life insurance premiums for the years ended December 31, 2016, 2015 and 2014, respectively.
Policyholder account balances are equal to: (i) policy account values, which consist of an accumulation of gross premium payments and investment performance; (ii) credited interest, ranging from less than 1% to 13% for domestic business and less than 1% to 15% for international business, less expenses, mortality charges and withdrawals; and (iii) fair value adjustments relating to business combinations.
Guarantees
The Company issues directly and assumes through reinsurance variable annuity products with guaranteed minimum benefits. GMABs and the portions of both non-life-contingent GMWBs and GMIBs that do not require annuitization are accounted for as embedded derivatives in policyholder account balances and are further discussed in Note 9. Guarantees accounted for as insurance liabilities include:

Guarantee:			Measurement Assumptions:
GMDBs	•	A return of purchase payment upon death even if the account value is reduced to zero.	•
Present value of expected death benefits in excess of the projected account balance recognizing the excess ratably over the accumulation period based on the present value of total expected assessments.

	•	An enhanced death benefit may be available for an additional fee.	•	Assumptions are consistent with those used for amortizing DAC, and are thus subject to the same variability and risk.
			•	Investment performance and volatility assumptions are consistent with the historical experience of the appropriate underlying equity index, such as the S&P 500 Index.
			•	Benefit assumptions are based on the average benefits payable over a range of scenarios.
GMIBs	•
After a specified period of time determined at the time of issuance of the variable annuity contract, a minimum accumulation of purchase payments, even if the account value is reduced to zero, that can be annuitized to receive a monthly income stream that is not less than a specified amount.
•
Present value of expected income benefits in excess of the projected account balance at any future date of annuitization and recognizing the excess ratably over the accumulation period based on present value of total expected assessments.

	•	Certain contracts also provide for a guaranteed lump sum return of purchase premium in lieu of the annuitization benefit.	•	Assumptions are consistent with those used for estimating GMDB liabilities.
			•	Calculation incorporates an assumption for the percentage of the potential annuitizations that may be elected by the contractholder.
GMWBs	•	A return of purchase payment via partial withdrawals, even if the account value is reduced to zero, provided that cumulative withdrawals in a contract year do not exceed a certain limit.	•	Expected value of the life contingent payments and expected assessments using assumptions consistent with those used for estimating the GMDB liabilities.
	•	Certain contracts include guaranteed withdrawals that are life contingent.
The Company also issues other annuity contracts that apply a lower rate on funds deposited if the contractholder elects to surrender the contract for cash and a higher rate if the contractholder elects to annuitize. These guarantees include benefits that are payable in the event of death, maturity or at annuitization. Certain other annuity contracts contain guaranteed annuitization benefits that may be above what would be provided by the current account value of the contract. Additionally, the Company issues universal and variable life contracts where the Company contractually guarantees to the contractholder a secondary guarantee or a guaranteed paid-up benefit.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
4. Insurance (continued)

Information regarding the liabilities for guarantees (excluding base policy liabilities and embedded derivatives) relating to annuity and universal and variable life contracts was as follows:

	Annuity Contracts		Universal and Variable Life Contracts
	GMDBs	GMIBs	Secondary Guarantees	Paid-Up Guarantees	Total
	(In millions)
Direct and Assumed:
Balance at January 1, 2014	$268	$521	$2,912	$266	$3,967
Incurred guaranteed benefits (1)	74	(58)	(184)	22	(146)
Paid guaranteed benefits	(35)	—	(17)	—	(52)
Balance at December 31, 2014	307	463	2,711	288	3,769
Incurred guaranteed benefits (1)	68	62	43	18	191
Paid guaranteed benefits	(11)	(1)	(28)	—	(40)
Balance at December 31, 2015	364	524	2,726	306	3,920
Incurred guaranteed benefits (1)	102	78	291	25	496
Paid guaranteed benefits	(15)	(1)	(28)	—	(44)
Balance at December 31, 2016	$451	$601	$2,989	$331	$4,372
Ceded:
Balance at January 1, 2014	$26	$7	$168	$186	$387
Incurred guaranteed benefits	—	(1)	19	15	33
Paid guaranteed benefits	(3)	—	—	—	(3)
Balance at December 31, 2014	23	6	187	201	417
Incurred guaranteed benefits	(1)	—	31	13	43
Paid guaranteed benefits	(3)	—	—	—	(3)
Balance at December 31, 2015	19	6	218	214	457
Incurred guaranteed benefits	—	(1)	(27)	17	(11)
Paid guaranteed benefits	5	—	—	—	5
Balance at December 31, 2016	$24	$5	$191	$231	$451
Net:
Balance at January 1, 2014	$242	$514	$2,744	$80	$3,580
Incurred guaranteed benefits	74	(57)	(203)	7	(179)
Paid guaranteed benefits	(32)	—	(17)	—	(49)
Balance at December 31, 2014	284	457	2,524	87	3,352
Incurred guaranteed benefits	69	62	12	5	148
Paid guaranteed benefits	(8)	(1)	(28)	—	(37)
Balance at December 31, 2015	345	518	2,508	92	3,463
Incurred guaranteed benefits	102	79	318	8	507
Paid guaranteed benefits	(20)	(1)	(28)	—	(49)
Balance at December 31, 2016	$427	$596	$2,798	$100	$3,921
__________________

(1)	Secondary guarantees include the effects of foreign currency translation of $119 million, ($80) million and ($343) million at December 31, 2016, 2015 and 2014, respectively.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
4. Insurance (continued)

Information regarding the Company’s guarantee exposure, which includes direct and assumed business, but excludes offsets from hedging or reinsurance, if any, was as follows at:

	December 31,
	2016				2015
	In the Event of Death		At Annuitization		In the Event of Death		At Annuitization
	(Dollars in millions)
Annuity Contracts (1):
Variable Annuity Guarantees:
Total account value (2), (3)	$66,176		$25,335		$67,425		$25,365
Separate account value	$43,359		$23,330		$43,209		$23,446
Net amount at risk (2)	$1,842	(4)	$521	(5)	$1,932	(4)	$384	(5)
Average attained age of contractholders	64 years		65 years		64 years		64 years
Other Annuity Guarantees:
Total account value (3)	N/A		$1,393		N/A		$1,560
Net amount at risk	N/A		$490	(6)	N/A		$422	(6)
Average attained age of contractholders	N/A		50 years		N/A		51 years

	December 31,
	2016		2015
	Secondary Guarantees	Paid-Up Guarantees	Secondary Guarantees	Paid-Up Guarantees
	(Dollars in millions)
Universal and Variable Life Contracts (1):
Total account value (3)	$8,363	$3,337	$8,097	$3,461
Net amount at risk (7)	$70,225	$17,785	$72,310	$19,047
Average attained age of policyholders	55 years	62 years	54 years	62 years
__________________

(1)	The Company’s annuity and life contracts with guarantees may offer more than one type of guarantee in each contract. Therefore, the amounts listed above may not be mutually exclusive.

(2)	Includes amounts, which are not reported on the consolidated balance sheets, from assumed reinsurance of certain variable annuity products from the Company’s former operating joint venture in Japan.

(3)	Includes the contractholder’s investments in the general account and separate account, if applicable.

(4)
Defined as the death benefit less the total account value, as of the balance sheet date. It represents the amount of the claim that the Company would incur if death claims were filed on all contracts on the balance sheet date and includes any additional contractual claims associated with riders purchased to assist with covering income taxes payable upon death.

(5)
Defined as the amount (if any) that would be required to be added to the total account value to purchase a lifetime income stream, based on current annuity rates, equal to the minimum amount provided under the guaranteed benefit. This amount represents the Company’s potential economic exposure to such guarantees in the event all contractholders were to annuitize on the balance sheet date, even though the contracts contain terms that allow annuitization of the guaranteed amount only after the 10th anniversary of the contract, which not all contractholders have achieved.

(6)
Defined as either the excess of the upper tier, adjusted for a profit margin, less the lower tier, as of the balance sheet date or the amount (if any) that would be required to be added to the total account value to purchase a lifetime income stream, based on current annuity rates, equal to the minimum amount provided under the guaranteed benefit. These amounts represent the Company’s potential economic exposure to such guarantees in the event all contractholders were to annuitize on the balance sheet date.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
4. Insurance (continued)

(7)
Defined as the guarantee amount less the account value, as of the balance sheet date. It represents the amount of the claim that the Company would incur if death claims were filed on all contracts on the balance sheet date.

Account balances of contracts with guarantees were invested in separate account asset classes as follows at:

	December 31,
	2016	2015
	(In millions)
Fund Groupings:
Equity	$23,649	$23,563
Balanced	23,620	24,338
Bond	6,169	6,033
Money Market	528	349
Total	$53,966	$54,283
Obligations Under Funding Agreements
The Company issues fixed and floating rate funding agreements, which are denominated in either U.S. dollars or foreign currencies, to certain unconsolidated special purpose entities (“SPEs”) that have issued either debt securities or commercial paper for which payment of interest and principal is secured by such funding agreements. During the years ended December 31, 2016, 2015 and 2014, the Company issued $39.7 billion, $35.1 billion and $36.7 billion, respectively, and repaid $38.5 billion, $35.5 billion and $31.7 billion, respectively, of such funding agreements. At December 31, 2016 and 2015, liabilities for funding agreements outstanding, which are included in policyholder account balances, were $30.8 billion and $29.5 billion, respectively.
Certain of the Company’s subsidiaries are members of regional banks in the Federal Home Loan Bank (“FHLB”) system (“FHLBanks”). Holdings of common stock of FHLBanks, included in equity securities, were as follows at:

	December 31,
	2016	2015
	(In millions)
FHLB of New York	$748	$666
FHLB of Des Moines	$35	$40
FHLB of Pittsburgh	$11	$11

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
4. Insurance (continued)

Such subsidiaries have also entered into funding agreements with FHLBanks and the Federal Agricultural Mortgage Corporation, a federally chartered instrumentality of the U.S. (“Farmer Mac”). The liability for such funding agreements is included in policyholder account balances. Information related to such funding agreements was as follows at:

	Liability		Collateral
	December 31,
	2016	2015	2016		2015
	(In millions)
FHLB of New York (1)	$14,445	$12,570	$16,828	(2)	$14,085	(2)
Farmer Mac (3)	$2,550	$2,550	$2,645		$2,643
FHLB of Des Moines (1)	$625	$750	$811	(2)	$851	(2)
FHLB of Pittsburgh (1)	$250	$250	$383	(2)	$322	(2)
__________________

(1)
Represents funding agreements issued to the applicable FHLBank in exchange for cash and for which such FHLBank has been granted a lien on certain assets, some of which are in the custody of such FHLBank, including residential mortgage-backed securities (“RMBS”), to collateralize obligations under advances evidenced by funding agreements. The Company is permitted to withdraw any portion of the collateral in the custody of such FHLBank as long as there is no event of default and the remaining qualified collateral is sufficient to satisfy the collateral maintenance level. Upon any event of default by the Company, such FHLBank’s recovery on the collateral is limited to the amount of the Company’s liability to such FHLBank.

(2)	Advances are collateralized by mortgage-backed securities. The amount of collateral presented is at estimated fair value.

(3)
Represents funding agreements issued to a subsidiary of Farmer Mac, as well as certain SPEs that have issued debt securities for which payment of interest and principal is secured by such funding agreements, and such debt securities are also guaranteed as to payment of interest and principal by Farmer Mac. The obligations under these funding agreements are secured by a pledge of certain eligible agricultural mortgage loans and may, under certain circumstances, be secured by other qualified collateral. The amount of collateral presented is at carrying value.

Liabilities for Unpaid Claims and Claim Expenses
The following is information about incurred and paid claims development by segment as of December 31, 2016. Such amounts are presented net of reinsurance, and are not discounted. The tables present claims development and cumulative claim payments by incurral year. The development tables are only presented for significant short-duration product liabilities within each segment. Where practical, up to 10 years of history has been provided. In order to eliminate potential fluctuations related to foreign exchange rates, liabilities and payments denominated in a foreign currency have been translated using the 2016 year end spot rates for all periods presented. The information about incurred and paid claims development prior to 2016 is presented as supplementary information, as described in Note 1.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
4. Insurance (continued)

U.S.
Group Life - Term

	Incurred Claims and Allocated Claim Adjustment Expense, Net of Reinsurance						At December 31, 2016
	For the Years Ended December 31,						Total IBNR Liabilities Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims
	(Unaudited)
Incurral Year	2011	2012	2013	2014	2015	2016
	(Dollars in millions)
2011	$6,318	$6,290	$6,293	$6,269	$6,287	$6,295	$3	207,139
2012		6,503	6,579	6,569	6,546	6,568	3	208,441
2013			6,637	6,713	6,719	6,720	8	210,597
2014				6,986	6,919	6,913	13	210,347
2015					7,040	7,015	27	210,838
2016						7,125	825	184,085
Total						40,636
Cumulative paid claims and paid allocated claim adjustment expenses, net of reinsurance						(38,879)
All outstanding liabilities for incurral years prior to 2011, net of reinsurance						12
Total unpaid claims and claim adjustment expenses, net of reinsurance						$1,769

	Cumulative Paid Claims and Paid Allocated Claim Adjustment Expenses, Net of Reinsurance
	For the Years Ended December 31,
	(Unaudited)
Incurral Year	2011	2012	2013	2014	2015	2016
	(In millions)
2011	$4,982	$6,194	$6,239	$6,256	$6,281	$6,290
2012		5,132	6,472	6,518	6,532	6,558
2013			5,216	6,614	6,664	6,678
2014				5,428	6,809	6,858
2015					5,524	6,913
2016						5,582
Total cumulative paid claims and paid allocated claim adjustment expenses, net of reinsurance						$38,879
Average Annual Percentage Payout
The following is supplementary information about average historical claims duration as of December 31, 2016:

	Average Annual Percentage Payout of Incurred Claims by Age, Net of Reinsurance
Years	1	2	3	4	5	6
Group Life - Term	78.4%	20.0%	0.7%	0.2%	0.4%	0.2%

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
4. Insurance (continued)

Group Long-Term Disability

	Incurred Claims and Allocated Claim Adjustment Expense, Net of Reinsurance						At December 31, 2016
	For the Years Ended December 31,						Total IBNR Liabilities Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims
	(Unaudited)
Incurral Year	2011	2012	2013	2014	2015	2016
	(Dollars in millions)
2011	$955	$916	$894	$914	$924	$923	$—	21,187
2012		966	979	980	1,014	1,034	—	19,502
2013			1,008	1,027	1,032	1,049	—	20,547
2014				1,076	1,077	1,079	6	22,233
2015					1,082	1,105	29	18,172
2016						1,131	534	8,960
Total						6,321
Cumulative paid claims and paid allocated claim adjustment expenses, net of reinsurance						(2,277)
All outstanding liabilities for incurral years prior to 2011, net of reinsurance						2,933
Total unpaid claims and claim adjustment expenses, net of reinsurance						$6,977

	Cumulative Paid Claims and Paid Allocated Claim Adjustment Expenses, Net of Reinsurance
	For the Years Ended December 31,
	(Unaudited)
Incurral Year	2011	2012	2013	2014	2015	2016
	(In millions)
2011	$44	$217	$337	$411	$478	$537
2012		43	229	365	453	524
2013			43	234	382	475
2014				51	266	428
2015					50	264
2016						49
Total cumulative paid claims and paid allocated claim adjustment expenses, net of reinsurance						$2,277
Average Annual Percentage Payout
The following is supplementary information about average historical claims duration as of December 31, 2016:

	Average Annual Percentage Payout of Incurred Claims by Age, Net of Reinsurance
Years	1	2	3	4	5	6
Group Long-Term Disability	4.4%	18.9%	13.8%	8.4%	7.1%	6.3%
Significant Methodologies and Assumptions
Group Life - Term and Group Long-Term Disability incurred but not paid (“IBNP”) liabilities are developed using a combination of loss ratio and development methods. Claims in the course of settlement are then subtracted from the IBNP liabilities resulting in the IBNR liabilities. The loss ratio method is used in the period in which the claims are neither sufficient nor credible. In developing the loss ratios, any material rate increases that could change the underlying premium without affecting the estimated incurred losses are taken into account. For periods where sufficient and credible claim data exists, the development method is used based on the claim triangles which categorize claims according to both the period in which they were incurred and the period in which they were paid, adjudicated or reported. The end result is a triangle of known data that is used to develop known completion ratios and factors. Claims paid are then subtracted from the estimated ultimate incurred claims to calculate the IBNP liability.
An expense liability is held for the future expenses associated with the payment of incurred but not yet paid claims (IBNR and pending). This is expressed as a percentage of the underlying claims liability and is based on past experience and the anticipated future expense structure.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
4. Insurance (continued)

For Group Life - Term and Group Long-Term Disability, first year incurred claims and allocated loss adjustment expenses increased in 2016 compared to the 2015 incurral year due to the growth in the size of the business.
There were no significant changes in methodologies during 2016. The assumptions used in calculating the unpaid claims and claim adjustment expenses for Group Life - Term and Group Long-Term Disability are updated annually to reflect emerging trends in claim experience.
No additional premiums or return premiums have been accrued as a result of the prior year development.
Liabilities for Group Life - Term unpaid claims and claim adjustment expenses are not discounted.
The liabilities for Group Long-Term Disability unpaid claims and claim adjustment expenses were $5.8 billion and $5.5 billion at December 31, 2016 and 2015, respectively. These amounts were discounted using interest rates ranging from 3% to 8%, based on the incurral year. The total discount applied to these liabilities was $1.3 billion at both December 31, 2016 and 2015. The amount of interest accretion recognized was $565 million, $517 million and $481 million for the years ended December 31, 2016, 2015 and 2014, respectively. These amounts were reflected in policyholder benefits and claims.
For Group Life - Term, claims were based upon individual death claims. For Group Long-Term Disability, claim frequency was determined by the number of reported claims as identified by a unique claim number assigned to individual claimants. Claim counts initially include claims that do not ultimately result in a liability. These claims are omitted from the claim counts once it is determined that there is no liability.
The Group Long-Term Disability IBNR included in the development tables above, was developed using discounted cash flows, and is presented on a discounted basis.
Property & Casualty - Auto Liability

	Incurred Claims and Allocated Claim Adjustment Expense, Net of Reinsurance										At December 31, 2016
	For the Years Ended December 31,										Total IBNR Liabilities Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims
	(Unaudited)
Incurral Year	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016
	(Dollars in millions)
2007	$861	$840	$825	$804	$786	$784	$781	$780	$780	$780	$—	207,285
2008		818	839	828	805	799	794	793	791	790	—	200,514
2009			862	877	853	826	823	817	815	815	1	201,577
2010				863	873	853	847	833	826	825	3	202,094
2011					863	876	869	855	846	843	3	202,494
2012						882	881	869	851	846	6	196,900
2013							911	900	882	878	10	201,192
2014								897	910	913	25	203,233
2015									975	984	66	206,368
2016										1,012	160	192,197
Total										8,686
Cumulative paid claims and paid allocated claim adjustment expenses, net of reinsurance										(7,509)
All outstanding liabilities for incurral years prior to 2007, net of reinsurance										28
Total unpaid claims and claim adjustment expenses, net of reinsurance										$1,205

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
4. Insurance (continued)

	Cumulative Paid Claims and Paid Allocated Claim Adjustment Expenses, Net of Reinsurance
	For the Years Ended December 31,
	(Unaudited)
Incurral Year	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016
	(In millions)
2007	$299	$535	$649	$715	$751	$765	$773	$777	$778	$779
2008		304	553	657	725	764	778	785	787	788
2009			321	563	681	755	789	803	810	813
2010				319	572	695	762	796	810	816
2011					324	590	711	777	810	825
2012						333	600	715	783	815
2013							346	618	743	809
2014								352	648	777
2015									384	691
2016										396
Total cumulative paid claims and paid allocated claim adjustment expenses, net of reinsurance										$7,509
Average Annual Percentage Payout
The following is supplementary information about average historical claims duration as of December 31, 2016:

	Average Annual Percentage Payout of Incurred Claims by Age, Net of Reinsurance
Years	1	2	3	4	5	6	7	8	9	10
Auto Liability	38.9%	31.1%	14.2%	8.2%	4.2%	1.7%	0.9%	0.4%	0.2%	0.1%
Property & Casualty - Home

	Incurred Claims and Allocated Claim Adjustment Expense, Net of Reinsurance										At December 31, 2016
	For the Years Ended December 31,										Total IBNR Liabilities Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims
	(Unaudited)
Incurral Year	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016
	(Dollars in millions)
2007	$445	$436	$423	$421	$415	$414	$414	$414	$412	$412	$—	86,408
2008		644	636	599	590	588	589	588	586	585	—	127,474
2009			506	523	510	507	503	501	498	497	—	106,614
2010				573	589	587	584	582	581	580	2	115,495
2011					891	868	843	840	835	835	2	166,443
2012						714	713	703	698	696	4	146,512
2013							654	652	635	635	5	107,469
2014								707	702	704	8	113,448
2015									759	753	18	106,650
2016										740	60	98,986
Total										6,437
Cumulative paid claims and paid allocated claim adjustment expenses, net of reinsurance										(6,210)
All outstanding liabilities for incurral years prior to 2007, net of reinsurance										2
Total unpaid claims and claim adjustment expenses, net of reinsurance										$229

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
4. Insurance (continued)

	Cumulative Paid Claims and Paid Allocated Claim Adjustment Expenses, Net of Reinsurance
	For the Years Ended December 31,
	(Unaudited)
Incurral Year	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016
	(In millions)
2007	$303	$385	$399	$405	$408	$409	$411	$412	$412	$412
2008		446	558	574	579	582	583	584	584	584
2009			385	476	486	492	495	495	496	496
2010				436	546	562	571	574	577	578
2011					690	804	819	825	827	830
2012						559	668	681	687	689
2013							505	604	618	626
2014								574	670	685
2015									603	717
2016										593
Total cumulative paid claims and paid allocated claim adjustment expenses, net of reinsurance										$6,210
Average Annual Percentage Payout
The following is supplementary information about average historical claims duration as of December 31, 2016:

	Average Annual Percentage Payout of Incurred Claims by Age, Net of Reinsurance
Years	1	2	3	4	5	$6	7	8	9	10
Home	78.7%	16.6%	2.4%	1.1%	0.5%	0.3%	0.2%	0.2%	—%	—%
Significant Methodologies and Assumptions
The liability for unpaid claim and claim adjustment expenses for the Property & Casualty business is determined by examining the historical claims and allocated claim adjustment expenses data. This data, which is gross of salvage and subrogation, is classified by incurral year and coverage and includes paid claims data and reported liabilities. For homeowners and auto liability injury claims, the reported liabilities are set by the Company’s claims adjusters based on the individual case, and a supplemental liability is added based on the historical development of reported claims. These supplemental liabilities are estimated by coverage based on adjusted report year data triangles developed to ultimate claim liability. Adjustments are made for settlement rates and average case liabilities. For auto non-injury claims, the Company holds an average statistical liability for every reported claim. This statistical liability is based on an estimated average payment that varies by coverage, report year and state. These average estimated payments are updated monthly.
For all property and casualty coverages, many actuarial methods such as adjusted loss development (adjusted for settlement rates and average case liabilities) and loss ratio methods are employed to develop a best estimate of the IBNR for each coverage type. Similar actuarial methods are used to determine the best estimate of the expected salvage and subrogation; methods that look at recoveries by age and ratios of recoveries to paid loss are compared for each coverage. A liability for unpaid allocated claim adjustment expenses is held for the future claim adjustment costs associated with the payment of incurred but not yet paid claims. This liability is calculated as a percentage of the underlying unpaid claims liability. The percentage is based on historical ratios of essential claim department expenses compared with paid losses.
There were no significant changes in methodologies or assumptions during 2016.
No additional premiums or return premiums have been accrued as a result of the prior year development.
Liabilities for unpaid claims and claim adjustment expenses were not discounted.
The cumulative number of reported claims for auto liability coverages are counted by individual coverages (i.e. bodily injury and property damage) and, if multiple occupants are injured, then each injury is counted as a separate claim. For home coverages, each exposure is counted separately, so a house fire would, for example, have separate claim counts for the building, the contents, and additional living expenses. Claim counts include claims that do not ultimately result in a liability. Any liability established upon receipt of these claims would subsequently be reversed.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
4. Insurance (continued)

Asia
Group Disability & Group Life

	Incurred Claims and Allocated Claim Adjustment Expense, Net of Reinsurance							At December 31, 2016
	For the Years Ended December 31,							Total IBNR Liabilities Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims
	(Unaudited)
Incurral Year	2010	2011	2012	2013	2014	2015	2016
	(Dollars in millions)
2010	$76	$72	$77	$99	$99	$96	$125	$20	2,717
2011		72	62	82	82	87	115	21	1,863
2012			91	96	95	109	110	11	2,014
2013				137	139	161	156	30	2,379
2014					274	259	240	70	3,173
2015						258	248	102	2,667
2016							213	151	1,441
Total							1,207
Cumulative paid claims and paid allocated claim adjustment expenses, net of reinsurance							(795)
All outstanding liabilities for incurral years prior to 2010, net of reinsurance							41
Total unpaid claims and claim adjustment expenses, net of reinsurance							$453

	Cumulative Paid Claims and Paid Allocated Claim Adjustment Expenses, Net of Reinsurance
	For the Years Ended December 31,
	(Unaudited)
Incurral Year	2010	2011	2012	2013	2014	2015	2016
	(In millions)
2010	$19	$37	$49	$60	$73	$82	$106
2011		12	37	50	62	75	94
2012			28	60	79	91	99
2013				41	92	112	126
2014					64	133	167
2015						75	142
2016							61
Total cumulative paid claims and paid allocated claim adjustment expenses, net of reinsurance							$795
Average Annual Percentage Payout
The following is supplementary information about average historical claims duration as of December 31, 2016:

	Average Annual Percentage Payout of Incurred Claims by Age, Net of Reinsurance
Years	1	2	3	4	5	6	7
Group Disability & Group Life	23.2%	25.7%	13.2%	9.7%	9.5%	11.8%	18.8%
Significant Methodologies and Assumptions
This business line consists of employer sponsored and industry sponsored Group Life and Group Disability risks.
For Group Life, the IBNR liability is determined by using the Bornhuetter-Ferguson Method, with factors derived by examining the experience of historical claims. A pending liability is also calculated for claims that have been reported but have not been paid. A claim eligibility ratio based on past experience is applied to the face amount of individual claims.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
4. Insurance (continued)

For Group Disability, the IBNR liability is calculated as a percentage of premiums in-force based on the expected delay as evidenced by the experience in the portfolio. This is then allocated back into different incurral years based on an assumed run-off. A claims in course of payment liability is also calculated for claims that have been admitted and are in the course of payment. The assumptions employed are based on the economic conditions, industry experience and adjusted for the Company’s own experience.
An expense liability is held for the future expenses associated with the payment of incurred but not yet paid claims. This is expressed as a percentage of the underlying claims liability and is based on past experience and the future expense structure.
The prior year estimates of ultimate losses were significantly higher in 2016 as a result of losing a litigation case relating to a reinsurance contract. In light of the court ruling, the Company reconsidered the carrying value of the reinsurance receivable in relation to the disputed amounts and any future reinsurance recovery and concluded that it is no longer appropriate to assume 50% recovery from the reinsurer in relation to current or future disputed claims. For other contracts, estimates of ultimate losses for recent years were lower due to improving claims experience.
There were no significant changes in methodologies or assumptions during 2016.
No additional premiums or return premiums have been accrued as a result of the prior year development.
The liabilities for unpaid claims and claim adjustment expenses were $627 million and $619 million at December 31, 2016 and 2015, respectively. These amounts were discounted using interest rates ranging from 3% to 7%, based on the incurral year. The total discount applied to these liabilities was $42 million and $41 million at December 31, 2016 and 2015, respectively. The amount of interest accretion recognized was $22 million, $20 million and $16 million for the years ended December 31, 2016, 2015 and 2014, respectively. These amounts were reflected in policyholder benefits and claims.
The Company tracks claim frequency by the number of reported claims as identified by a unique claim number assigned to individual claimants. Claim counts include claims that do not ultimately result in a liability. A liability is only established for those claims that are expected to result in a liability, based on historical factors.
Latin America
Protection Life

	Incurred Claims and Allocated Claim Adjustment Expense, Net of Reinsurance									At December 31, 2016
	For the Years Ended December 31,									Total IBNR Liabilities Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims
	(Unaudited)
Incurral Year	2008	2009	2010	2011	2012	2013	2014	2015	2016
	(Dollars in millions)
2008	$201	$267	$271	$273	$273	$273	$273	$274	$274	$—	32,175
2009		228	308	312	314	314	314	314	314	—	32,470
2010			250	322	329	330	330	330	330	—	33,001
2011				323	224	230	231	232	232	—	27,667
2012					155	210	215	217	218	—	28,088
2013						172	240	247	248	1	32,048
2014							245	369	380	3	40,661
2015								320	456	15	45,852
2016									350	163	28,762
Total									2,802
Cumulative paid claims and paid allocated claim adjustment expenses, net of reinsurance									(2,500)
All outstanding liabilities for incurral years prior to 2008, net of reinsurance									39
Total unpaid claims and claim adjustment expenses, net of reinsurance									$341

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
4. Insurance (continued)

	Cumulative Paid Claims and Paid Allocated Claim Adjustment Expenses, Net of Reinsurance
	For the Years Ended December 31,
	(Unaudited)
Incurral Year	2008	2009	2010	2011	2012	2013	2014	2015	2016
	(In millions)
2008	$198	$262	$266	$267	$268	$268	$268	$268	$268
2009		226	300	305	306	306	306	306	306
2010			230	301	307	308	308	309	309
2011				144	219	225	226	226	227
2012					153	207	212	213	214
2013						168	233	238	239
2014							220	326	331
2015								263	368
2016									238
Total cumulative paid claims and paid allocated claim adjustment expenses, net of reinsurance									$2,500
Average Annual Percentage Payout
The following is supplementary information about average historical claims duration as of December 31, 2016:

	Average Annual Percentage Payout of Incurred Claims by Age, Net of Reinsurance
Years	1	2	3	4	5	6	7	8	9
Protection Life	66.4%	25.4%	1.9%	0.4%	0.2%	0.1%	—%	—%	—%
Protection Health

	Incurred Claims and Allocated Claim Adjustment Expense, Net of Reinsurance									At December 31, 2016
	For the Years Ended December 31,									Total IBNR Liabilities Plus Expected Development on Reported Claims	Cumulative Number of Reported Claims
	(Unaudited)
Incurral Year	2008	2009	2010	2011	2012	2013	2014	2015	2016
	(Dollars in millions)
2008	$127	$142	$144	$144	$144	$145	$145	$145	$145	$—	91,276
2009		146	163	165	165	166	166	166	166	4	92,466
2010			172	192	193	194	194	194	194	—	96,316
2011				192	229	231	232	232	232	—	105,917
2012					199	224	226	226	227	3	99,446
2013						216	244	245	246	30	103,077
2014							224	249	251	24	96,075
2015								192	219	71	84,206
2016									253	825	89,884
Total									1,933
Cumulative paid claims and paid allocated claim adjustment expenses, net of reinsurance									(1,915)
All outstanding liabilities for incurral years prior to 2008, net of reinsurance									51
Total unpaid claims and claim adjustment expenses, net of reinsurance									$69

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
4. Insurance (continued)

	Cumulative Paid Claims and Paid Allocated Claim Adjustment Expenses, Net of Reinsurance
	For the Years Ended December 31,
	(Unaudited)
Incurral Year	2008	2009	2010	2011	2012	2013	2014	2015	2016
	(In millions)
2008	$127	$142	$144	$144	$144	$145	$145	$145	$145
2009		146	163	165	165	166	166	166	166
2010			172	192	193	194	194	194	194
2011				206	229	231	232	232	232
2012					199	224	226	226	227
2013						216	244	245	246
2014							222	247	249
2015								192	219
2016									237
Total cumulative paid claims and paid allocated claim adjustment expenses, net of reinsurance									$1,915
Average Annual Percentage Payout
The following is supplementary information about average historical claims duration as of December 31, 2016:

	Average Annual Percentage Payout of Incurred Claims by Age, Net of Reinsurance
Years	1	2	3	4	5	6	7	8	9
Protection Health	88.8%	10.7%	0.7%	0.3%	0.2%	0.1%	0.1%	—%	0.1%
Significant Methodologies and Assumptions
The Latin America segment establishes liabilities for unpaid losses, which are equal to the accumulation of unpaid reported claims, plus an estimate for claims incurred but not reported.
In general terms, for both the Protection Life and Protection Health products, the methodology for IBNR is a weighted loss ratio combined with the Bornhuetter-Ferguson Method. The factors are derived by examining the experience of historical claims. In the initial months, the credibility is higher on premiums and lower on claims. As the premiums are earned, the credibility grows for the factors. For one major medical Protection Health product, a different methodology is employed, which estimates the IBNR based on a percentage of policy cancellations and the accrued premium.
For Protection Health products, claim duration can be very long due to the multiple incidences over time that may occur for a single claim. The number of claims reported per year is based on the original claim occurrence date for each individual claim. Any subsequent claims that are considered part of the original claim occurrence are not counted as a new claim. For Protection Life products, claims were based upon individual death claims.
During 2016, there was an increase in first year incurred claims and allocated loss adjustment expenses as compared to 2015 due to an increase in claims duration experience for one product and due to an overall increase in sales of certain plan sponsored and individual protection health products.
There were no significant changes in methodologies or assumptions during 2016.
No additional premiums or return premiums have been accrued as a result of the prior year development.
Liabilities for unpaid claims and claim adjustment expenses were not discounted.
For Protection Life and Protection Health products, claim counts initially include claims that do not ultimately result in a liability. These claims are omitted from the claim counts once it is determined that there is no liability.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
4. Insurance (continued)

Reconciliation of the Disclosure of Incurred and Paid Claims Development to the Liability for Unpaid Claims and Claim Adjustment Expenses
The reconciliation of the net incurred and paid claims development tables to the liability for unpaid claims and claims adjustment expenses on the consolidated balance sheet were as follows at:

	December 31, 2016
	(In millions)
Short-Duration:
Unpaid claims and allocated claims adjustment expenses, net of reinsurance:
U.S.:
Group Life - Term	$1,769
Group Long-Term Disability	6,977
Property & Casualty - Auto	1,205
Property & Casualty - Home	229
Total		$10,180
Asia - Group Disability & Group Life		453
Latin America:
Protection Life	341
Protection Health	69
Total		410
Other insurance lines - all segments combined		888
Total unpaid claims and allocated claims adjustment expenses, net of reinsurance		11,931

Reinsurance recoverables on unpaid claims:
U.S.:
Group Life - Term	21
Group Long-Term Disability	74
Property & Casualty - Auto	80
Property & Casualty - Home	4
Total		179
Asia - Group Disability & Group Life		216
Latin America:
Protection Life	1
Protection Health	2
Total		3
Other insurance lines - all segments combined		193
Total reinsurance recoverable on unpaid claims		591
Total unpaid claims and allocated claims adjustment expense		12,522
Unallocated claims adjustment expenses		103
Discounting		(1,319)
Liability for unpaid claims and claim adjustment liabilities - short-duration		11,306
Liability for unpaid claims and claim adjustment liabilities - all long-duration lines		4,845
Total liability for unpaid claims and claim adjustment expense (included in future policy benefits and other policy-related balances)		$16,151

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
4. Insurance (continued)

Rollforward of Claims and Claim Adjustment Expenses
Information regarding the liabilities for unpaid claims and claim adjustment expenses was as follows:

	Years Ended December 31,
	2016	2015 (1)	2014 (1)
	(In millions)
Balance at December 31,	$9,669	$9,525	$9,280
Less: Reinsurance recoverables	476	454	406
Net balance at December 31,	9,193	9,071	8,874
Cumulative adjustment (2)	4,897	—	—
Net balance at January 1,	14,090	9,071	8,874
Incurred related to:
Current year	24,360	9,533	9,355
Prior years (3)	384	(78)	(73)
Total incurred	24,744	9,455	9,282
Paid related to:
Current year	(16,658)	(6,759)	(6,714)
Prior years	(7,251)	(2,574)	(2,371)
Total paid	(23,909)	(9,333)	(9,085)
Net balance at December 31,	14,925	9,193	9,071
Add: Reinsurance recoverables	1,226	476	454
Balance at December 31,	$16,151	$9,669	$9,525
__________________

(1)	Limited to property & casualty, group accident and non-medical health policies and contracts.

(2)
Reflects the accumulated adjustment, net of reinsurance, upon implementation of the new short-duration contracts guidance which clarified the requirement to include claim information for long-duration contracts. The accumulated adjustment primarily reflects unpaid claim liabilities, net of reinsurance, for long-duration contracts as of the beginning of the period presented. Prior periods have not been restated. See Note 1.

(3)
During 2016, as a result of changes in estimates of insured events in the respective prior year, claims and claim adjustment expenses associated with prior years increased due to the implementation of new guidance related to short-duration contracts. During 2015 and 2014, as a result of changes in estimates of insured events in the respective prior year, claims and claim adjustment expenses associated with prior years decreased due to a reduction in prior year automobile bodily injury and homeowners’ severity.

Separate Accounts
Separate account assets and liabilities include two categories of account types: pass-through separate accounts totaling $134.5 billion and $130.4 billion at December 31, 2016 and 2015, respectively, for which the policyholder assumes all investment risk, and separate accounts for which the Company contractually guarantees either a minimum return or account value to the policyholder which totaled $61.1 billion and $56.8 billion at December 31, 2016 and 2015, respectively. The latter category consisted primarily of guaranteed interest contracts. The average interest rate credited on these contracts was 2.35% and 2.37% at December 31, 2016 and 2015, respectively.
For the years ended December 31, 2016, 2015 and 2014, there were no investment gains (losses) on transfers of assets from the general account to the separate accounts.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)

5. Deferred Policy Acquisition Costs, Value of Business Acquired and Other Intangibles
See Note 1 for a description of capitalized acquisition costs.
Nonparticipating and Non-Dividend-Paying Traditional Contracts
The Company amortizes DAC and VOBA related to these contracts (term insurance, nonparticipating whole life insurance, traditional group life insurance, non-medical health insurance, and accident & health insurance) over the appropriate premium paying period in proportion to the actual and expected future gross premiums that were set at contract issue. The expected premiums are based upon the premium requirement of each policy and assumptions for mortality, morbidity, persistency and investment returns at policy issuance, or policy acquisition (as it relates to VOBA), include provisions for adverse deviation, and are consistent with the assumptions used to calculate future policyholder benefit liabilities. These assumptions are not revised after policy issuance or acquisition unless the DAC or VOBA balance is deemed to be unrecoverable from future expected profits. Absent a premium deficiency, variability in amortization after policy issuance or acquisition is caused only by variability in premium volumes.
Participating, Dividend-Paying Traditional Contracts
The Company amortizes DAC and VOBA related to these contracts over the estimated lives of the contracts in proportion to actual and expected future gross margins. The amortization includes interest based on rates in effect at inception or acquisition of the contracts. The future gross margins are dependent principally on investment returns, policyholder dividend scales, mortality, persistency, expenses to administer the business, creditworthiness of reinsurance counterparties and certain economic variables, such as inflation. For participating contracts within the closed block (dividend-paying traditional contracts) future gross margins are also dependent upon changes in the policyholder dividend obligation. See Note 7. Of these factors, the Company anticipates that investment returns, expenses, persistency and other factor changes, as well as policyholder dividend scales, are reasonably likely to impact significantly the rate of DAC and VOBA amortization. Each reporting period, the Company updates the estimated gross margins with the actual gross margins for that period. When the actual gross margins change from previously estimated gross margins, the cumulative DAC and VOBA amortization is re-estimated and adjusted by a cumulative charge or credit to current operations. When actual gross margins exceed those previously estimated, the DAC and VOBA amortization will increase, resulting in a current period charge to earnings. The opposite result occurs when the actual gross margins are below the previously estimated gross margins. Each reporting period, the Company also updates the actual amount of business in-force, which impacts expected future gross margins. When expected future gross margins are below those previously estimated, the DAC and VOBA amortization will increase, resulting in a current period charge to earnings. The opposite result occurs when the expected future gross margins are above the previously estimated expected future gross margins. Each period, the Company also reviews the estimated gross margins for each block of business to determine the recoverability of DAC and VOBA balances.
Fixed and Variable Universal Life Contracts and Fixed and Variable Deferred Annuity Contracts
The Company amortizes DAC and VOBA related to these contracts over the estimated lives of the contracts in proportion to actual and expected future gross profits. The amortization includes interest based on rates in effect at inception or acquisition of the contracts. The amount of future gross profits is dependent principally upon returns in excess of the amounts credited to policyholders, mortality, persistency, interest crediting rates, expenses to administer the business, creditworthiness of reinsurance counterparties, the effect of any hedges used and certain economic variables, such as inflation. Of these factors, the Company anticipates that investment returns, expenses and persistency are reasonably likely to significantly impact the rate of DAC and VOBA amortization. Each reporting period, the Company updates the estimated gross profits with the actual gross profits for that period. When the actual gross profits change from previously estimated gross profits, the cumulative DAC and VOBA amortization is re-estimated and adjusted by a cumulative charge or credit to current operations. When actual gross profits exceed those previously estimated, the DAC and VOBA amortization will increase, resulting in a current period charge to earnings. The opposite result occurs when the actual gross profits are below the previously estimated gross profits. Each reporting period, the Company also updates the actual amount of business remaining in-force, which impacts expected future gross profits. When expected future gross profits are below those previously estimated, the DAC and VOBA amortization will increase, resulting in a current period charge to earnings. The opposite result occurs when the expected future gross profits are above the previously estimated expected future gross profits. Each period, the Company also reviews the estimated gross profits for each block of business to determine the recoverability of DAC and VOBA balances.
Credit Insurance, Property & Casualty Insurance and Other Short-Duration Contracts
The Company amortizes DAC for these contracts, which is primarily composed of commissions and certain underwriting expenses, in proportion to actual and future earned premium over the applicable contract term.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
5. Deferred Policy Acquisition Costs, Value of Business Acquired and Other Intangibles (continued)

Factors Impacting Amortization
Separate account rates of return on variable universal life contracts and variable deferred annuity contracts affect in-force account balances on such contracts each reporting period, which can result in significant fluctuations in amortization of DAC and VOBA. Returns that are higher than the Company’s long-term expectation produce higher account balances, which increases the Company’s future fee expectations and decreases future benefit payment expectations on minimum death and living benefit guarantees, resulting in higher expected future gross profits. The opposite result occurs when returns are lower than the Company’s long-term expectation. The Company’s practice to determine the impact of gross profits resulting from returns on separate accounts assumes that long-term appreciation in equity markets is not changed by short-term market fluctuations, but is only changed when sustained interim deviations are expected. The Company monitors these events and only changes the assumption when its long-term expectation changes.
The Company also periodically reviews other long-term assumptions underlying the projections of estimated gross margins and profits. These assumptions primarily relate to investment returns, policyholder dividend scales, interest crediting rates, mortality, persistency, policyholder behavior and expenses to administer business. Management annually updates assumptions used in the calculation of estimated gross margins and profits which may have significantly changed. If the update of assumptions causes expected future gross margins and profits to increase, DAC and VOBA amortization will decrease, resulting in a current period increase to earnings. The opposite result occurs when the assumption update causes expected future gross margins and profits to decrease.
Periodically, the Company modifies product benefits, features, rights or coverages that occur by the exchange of a contract for a new contract, or by amendment, endorsement, or rider to a contract, or by election or coverage within a contract. If such modification, referred to as an internal replacement, substantially changes the contract, the associated DAC or VOBA is written off immediately through income and any new deferrable costs associated with the replacement contract are deferred. If the modification does not substantially change the contract, the DAC or VOBA amortization on the original contract will continue and any acquisition costs associated with the related modification are expensed.
Amortization of DAC and VOBA is attributed to net investment gains (losses) and net derivative gains (losses), and to other expenses for the amount of gross margins or profits originating from transactions other than investment gains and losses. Unrealized investment gains and losses represent the amount of DAC and VOBA that would have been amortized if such gains and losses had been recognized.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
5. Deferred Policy Acquisition Costs, Value of Business Acquired and Other Intangibles (continued)

Information regarding DAC and VOBA was as follows:

	Years Ended December 31,
	2016	2015	2014
	(In millions)
DAC:
Balance at January 1,	$13,464	$13,003	$13,218
Capitalizations	3,152	3,319	3,672
Amortization related to:
Net investment gains (losses) and net derivative gains (losses)	229	(129)	156
Other expenses	(2,555)	(2,590)	(2,605)
Total amortization	(2,326)	(2,719)	(2,449)
Unrealized investment gains (losses)	(171)	443	(609)
Effect of foreign currency translation and other	(289)	(582)	(829)
Balance at December 31,	13,830	13,464	13,003
VOBA:
Balance at January 1,	3,954	4,696	6,000
Amortization related to:
Net investment gains (losses) and net derivative gains (losses)	(3)	(1)	—
Other expenses	(377)	(446)	(580)
Total amortization	(380)	(447)	(580)
Unrealized investment gains (losses)	8	5	3
Effect of foreign currency translation and other	178	(300)	(727)
Balance at December 31,	3,760	3,954	4,696
Total DAC and VOBA:
Balance at December 31,	$17,590	$17,418	$17,699
Information regarding total DAC and VOBA by segment, as well as Corporate & Other, was as follows at:

	December 31,
	2016	2015
	(In millions)
U.S.	$616	$615
Asia	8,707	8,374
Latin America	1,808	1,753
EMEA	1,472	1,532
MetLife Holdings	5,246	5,436
Corporate & Other	(259)	(292)
Total	$17,590	$17,418

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
5. Deferred Policy Acquisition Costs, Value of Business Acquired and Other Intangibles (continued)

Information regarding other intangibles was as follows:

	Years Ended December 31,
	2016	2015	2014
	(In millions)
DSI:
Balance at January 1,	$242	$224	$257
Capitalization	22	28	51
Amortization	(23)	(30)	(46)
Unrealized investment gains (losses)	—	20	(36)
Effect of foreign currency translation	—	—	(2)
Balance at December 31,	$241	$242	$224
VODA and VOCRA:
Balance at January 1,	$583	$692	$801
Amortization	(57)	(56)	(63)
Effect of foreign currency translation	(17)	(53)	(46)
Balance at December 31,	$509	$583	$692
Accumulated amortization	$294	$237	$181
Negative VOBA:
Balance at January 1,	$1,193	$1,596	$2,162
Amortization	(269)	(361)	(442)
Effect of foreign currency translation and other	11	(42)	(124)
Balance at December 31,	$935	$1,193	$1,596
Accumulated amortization	$3,034	$2,765	$2,404
The estimated future amortization expense (credit) to be reported in other expenses for the next five years is as follows:

	VOBA	VODA and VOCRA	Negative VOBA
	(In millions)
2017	$325	$50	$(131)
2018	$294	$47	$(55)
2019	$270	$43	$(38)
2020	$243	$39	$(39)
2021	$216	$36	$(38)
6. Reinsurance
The Company enters into reinsurance agreements primarily as a purchaser of reinsurance for its various insurance products and also as a provider of reinsurance for some insurance products issued by third parties. The Company participates in reinsurance activities in order to limit losses, minimize exposure to significant risks and provide additional capacity for future growth.
Accounting for reinsurance requires extensive use of assumptions and estimates, particularly related to the future performance of the underlying business and the potential impact of counterparty credit risks. The Company periodically reviews actual and anticipated experience compared to the aforementioned assumptions used to establish assets and liabilities relating to ceded and assumed reinsurance and evaluates the financial strength of counterparties to its reinsurance agreements using criteria similar to that evaluated in the security impairment process discussed in Note 8.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
6. Reinsurance (continued)

U.S.
For its Group Benefits business, the Company generally retains most of the risk and only cedes particular risk on certain client arrangements. The majority of the Company’s reinsurance activity within this business relates to client agreements for employer sponsored captive programs, risk-sharing agreements and multinational pooling.
The Company, through its Property & Casualty business, purchases reinsurance to manage its exposure to large losses (primarily catastrophe losses) and to protect statutory surplus. The Company cedes losses and premiums based upon the exposure of the policies subject to reinsurance. To manage exposure to large property & casualty losses, the Company purchases property catastrophe, casualty and property per risk excess of loss reinsurance protection.
The Company’s Retirement and Income Solutions business has periodically engaged in reinsurance activities, on an opportunistic basis. There were no such transactions during the periods presented.
Asia, Latin America and EMEA
For certain life insurance products, the Company currently reinsures risks in excess of $5 million to external reinsurers on a yearly renewable term basis. The Company may also reinsure certain risks with external reinsurers depending upon the nature of the risk and local regulatory requirements. For selected large corporate clients, the Company reinsures group employee benefits or credit insurance business with various client-affiliated reinsurance companies, covering policies issued to the employees or customers of the clients. Additionally, the Company cedes and assumes risk with other insurance companies when either company requires a business partner with the appropriate local licensing to issue certain types of policies in certain countries. In these cases, the assuming company typically underwrites the risks, develops the products and assumes most or all of the risk. The Company also has reinsurance agreements in-force that reinsure a portion of the living and death benefit guarantees issued in connection with variable annuity products. Under these agreements, the Company pays reinsurance fees associated with the guarantees collected from policyholders, and receives reimbursement for benefits paid or accrued in excess of account values, subject to certain limitations.
MetLife Holdings
For its life products, the Company has historically reinsured the mortality risk primarily on an excess of retention basis or on a quota share basis. The Company currently reinsures 90% of the mortality risk in excess of $2 million for most products. In addition to reinsuring mortality risk as described above, the Company reinsures other risks, as well as specific coverages. Placement of reinsurance is done primarily on an automatic basis and also on a facultative basis for risks with specified characteristics. On a case by case basis, the Company may retain up to $20 million per life and reinsure 100% of amounts in excess of the amount the Company retains. The Company also assumes portions of the risk associated with certain whole life policies issued by an affiliate and reinsures certain term life policies and universal life policies with secondary death benefit guarantees to an affiliate. The Company evaluates its reinsurance programs routinely and may increase or decrease its retention at any time.
For annuities, the Company reinsures 100% of the living and death benefit guarantees issued in connection with certain variable annuities issued since 2004 to a former affiliate and portions of the living and death benefit guarantees issued in connection with its variable annuities issued prior to 2004 to former affiliated and unaffiliated reinsurers. Under these reinsurance agreements, the Company pays a reinsurance premium generally based on fees associated with the guarantees collected from policyholders, and receives reimbursement for benefits paid or accrued in excess of account values, subject to certain limitations. The value of embedded derivatives on the ceded risk is determined using a methodology consistent with the guarantees directly written by the Company with the exception of the input for nonperformance risk that reflects the credit of the reinsurer. The Company also assumes 100% of certain variable annuity risks issued by certain former affiliates.
In addition, the Company has a reinsurance agreement in-force to reinsure the living and death benefit guarantees issued in connection with certain variable annuity products. Under this agreement, the Company receives reinsurance fees associated with the guarantees collected from policyholders, and provides reimbursement for benefits paid or accrued in excess of account values, subject to certain limitations.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
6. Reinsurance (continued)

Catastrophe Coverage
The Company has exposure to catastrophes which could contribute to significant fluctuations in the Company’s results of operations. Currently, for Asia, Latin America and EMEA, the Company purchases catastrophe coverage to insure risks within certain countries deemed by management to be exposed to the greatest catastrophic risks. For all other segments, the Company uses excess of retention and quota share reinsurance agreements to provide greater diversification of risk and minimize exposure to larger risks.
Reinsurance Recoverables
The Company reinsures its business through a diversified group of well-capitalized reinsurers. The Company analyzes recent trends in arbitration and litigation outcomes in disputes, if any, with its reinsurers. The Company monitors ratings and evaluates the financial strength of its reinsurers by analyzing their financial statements. In addition, the reinsurance recoverable balance due from each reinsurer is evaluated as part of the overall monitoring process. Recoverability of reinsurance recoverable balances is evaluated based on these analyses. The Company generally secures large reinsurance recoverable balances with various forms of collateral, including secured trusts, funds withheld accounts and irrevocable letters of credit. These reinsurance recoverable balances are stated net of allowances for uncollectible reinsurance, which at December 31, 2016 and 2015, were not significant.
The Company has secured certain reinsurance recoverable balances with various forms of collateral, including secured trusts, funds withheld accounts and irrevocable letters of credit. The Company had $3.4 billion and $3.5 billion of unsecured reinsurance recoverable balances at December 31, 2016 and 2015, respectively.
At December 31, 2016, the Company had $5.3 billion of net ceded reinsurance recoverables. Of this total, $3.0 billion, or 57%, were with the Company’s five largest ceded reinsurers, including $1.8 billion of net ceded reinsurance recoverables which were unsecured. At December 31, 2015, the Company had $6.6 billion of net ceded reinsurance recoverables. Of this total, $4.3 billion, or 65%, were with the Company’s five largest ceded reinsurers, including $1.8 billion of net ceded reinsurance recoverables which were unsecured.
The Company has reinsured with an unaffiliated third-party reinsurer, 59.25% of the closed block through a modified coinsurance agreement. The Company accounts for this agreement under the deposit method of accounting. The Company, having the right of offset, has offset the modified coinsurance deposit with the deposit recoverable.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
6. Reinsurance (continued)

The amounts on the consolidated statements of operations include the impact of reinsurance. Information regarding the significant effects of reinsurance was as follows:

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Premiums
Direct premiums	$37,975	$37,044	$37,614
Reinsurance assumed	1,363	1,382	1,433
Reinsurance ceded	(2,136)	(2,023)	(2,077)
Net premiums	$37,202	$36,403	$36,970
Universal life and investment-type product policy fees
Direct universal life and investment-type product policy fees	$5,883	$5,952	$6,271
Reinsurance assumed	96	105	19
Reinsurance ceded	(497)	(487)	(466)
Net universal life and investment-type product policy fees	$5,482	$5,570	$5,824
Policyholder benefits and claims
Direct policyholder benefits and claims	$37,144	$36,101	$36,492
Reinsurance assumed	1,085	984	939
Reinsurance ceded	(1,913)	(1,983)	(2,038)
Net policyholder benefits and claims	$36,316	$35,102	$35,393
Other expenses
Direct other expenses	$13,911	$14,916	$14,847
Reinsurance assumed	202	140	151
Reinsurance ceded	(378)	(303)	(379)
Net other expenses	$13,735	$14,753	$14,619
The amounts on the consolidated balance sheets include the impact of reinsurance. Information regarding the significant effects of reinsurance was as follows at:

	December 31,
	2016				2015
	Direct	Assumed	Ceded	Total Balance Sheet	Direct	Assumed	Ceded	Total Balance Sheet
	(In millions)
Assets
Premiums, reinsurance and other receivables	$5,927	$543	$8,975	$15,445	$5,490	$523	$7,213	$13,226
Deferred policy acquisition costs and value of business acquired	17,878	16	(304)	17,590	17,860	22	(464)	17,418
Total assets	$23,805	$559	$8,671	$33,035	$23,350	$545	$6,749	$30,644
Liabilities
Future policy benefits	$165,186	$1,515	$—	$166,701	$159,868	$1,398	$—	$161,266
Policyholder account balances	171,961	1,209	(2)	173,168	164,655	975	(2)	165,628
Other policy-related balances	12,699	324	7	13,030	12,597	290	6	12,893
Other liabilities	18,780	405	4,515	23,700	16,985	414	2,893	20,292
Total liabilities	$368,626	$3,453	$4,520	$376,599	$354,105	$3,077	$2,897	$360,079

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
6. Reinsurance (continued)

Reinsurance agreements that do not expose the Company to a reasonable possibility of a significant loss from insurance risk are recorded using the deposit method of accounting. The deposit assets on reinsurance were $2.9 billion and $2.1 billion at December 31, 2016 and 2015, respectively. The deposit liabilities on reinsurance were $31 million and $32 million at December 31, 2016 and 2015, respectively.
7. Closed Block
On April 7, 2000 (the “Demutualization Date”), Metropolitan Life Insurance Company (“MLIC”) converted from a mutual life insurance company to a stock life insurance company and became a wholly-owned subsidiary of MetLife, Inc. The conversion was pursuant to an order by the New York Superintendent of Insurance approving MLIC’s plan of reorganization, as amended (the “Plan of Reorganization”). On the Demutualization Date, MLIC established a closed block for the benefit of holders of certain individual life insurance policies of MLIC. Assets have been allocated to the closed block in an amount that has been determined to produce cash flows which, together with anticipated revenues from the policies included in the closed block, are reasonably expected to be sufficient to support obligations and liabilities relating to these policies, including, but not limited to, provisions for the payment of claims and certain expenses and taxes, and to provide for the continuation of policyholder dividend scales in effect for 1999, if the experience underlying such dividend scales continues, and for appropriate adjustments in such scales if the experience changes. At least annually, the Company compares actual and projected experience against the experience assumed in the then-current dividend scales. Dividend scales are adjusted periodically to give effect to changes in experience.
The closed block assets, the cash flows generated by the closed block assets and the anticipated revenues from the policies in the closed block will benefit only the holders of the policies in the closed block. To the extent that, over time, cash flows from the assets allocated to the closed block and claims and other experience related to the closed block are, in the aggregate, more or less favorable than what was assumed when the closed block was established, total dividends paid to closed block policyholders in the future may be greater than or less than the total dividends that would have been paid to these policyholders if the policyholder dividend scales in effect for 1999 had been continued. Any cash flows in excess of amounts assumed will be available for distribution over time to closed block policyholders and will not be available to stockholders. If the closed block has insufficient funds to make guaranteed policy benefit payments, such payments will be made from assets outside of the closed block. The closed block will continue in effect as long as any policy in the closed block remains in-force. The expected life of the closed block is over 100 years.
The Company uses the same accounting principles to account for the participating policies included in the closed block as it used prior to the Demutualization Date. However, the Company establishes a policyholder dividend obligation for earnings that will be paid to policyholders as additional dividends as described below. The excess of closed block liabilities over closed block assets at the Demutualization Date (adjusted to eliminate the impact of related amounts in AOCI) represents the estimated maximum future earnings from the closed block expected to result from operations attributed to the closed block after income taxes. Earnings of the closed block are recognized in income over the period the policies and contracts in the closed block remain in-force. Management believes that over time the actual cumulative earnings of the closed block will approximately equal the expected cumulative earnings due to the effect of dividend changes. If, over the period the closed block remains in existence, the actual cumulative earnings of the closed block are greater than the expected cumulative earnings of the closed block, the Company will pay the excess of the actual cumulative earnings of the closed block over the expected cumulative earnings to closed block policyholders as additional policyholder dividends unless offset by future unfavorable experience of the closed block and, accordingly, will recognize only the expected cumulative earnings in income with the excess recorded as a policyholder dividend obligation. If over such period, the actual cumulative earnings of the closed block are less than the expected cumulative earnings of the closed block, the Company will recognize only the actual earnings in income. However, the Company may change policyholder dividend scales in the future, which would be intended to increase future actual earnings until the actual cumulative earnings equal the expected cumulative earnings.
Experience within the closed block, in particular mortality and investment yields, as well as realized and unrealized gains and losses, directly impact the policyholder dividend obligation. Amortization of the closed block DAC, which resides outside of the closed block, is based upon cumulative actual and expected earnings within the closed block. Accordingly, the Company’s net income continues to be sensitive to the actual performance of the closed block.
Closed block assets, liabilities, revenues and expenses are combined on a line-by-line basis with the assets, liabilities, revenues and expenses outside the closed block based on the nature of the particular item.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
7. Closed Block (continued)

Information regarding the closed block liabilities and assets designated to the closed block was as follows at:

	December 31,
	2016	2015
	(In millions)
Closed Block Liabilities
Future policy benefits	$40,834	$41,278
Other policy-related balances	257	249
Policyholder dividends payable	443	468
Policyholder dividend obligation	1,931	1,783
Current income tax payable	4	—
Other liabilities	196	380
Total closed block liabilities	43,665	44,158
Assets Designated to the Closed Block
Investments:
Fixed maturity securities available-for-sale, at estimated fair value	27,220	27,556
Equity securities available-for-sale, at estimated fair value	100	111
Mortgage loans	5,935	6,022
Policy loans	4,553	4,642
Real estate and real estate joint ventures	655	462
Other invested assets	1,246	1,066
Total investments	39,709	39,859
Cash and cash equivalents	18	236
Accrued investment income	467	474
Premiums, reinsurance and other receivables	68	56
Current income tax recoverable	—	11
Deferred income tax assets	177	234
Total assets designated to the closed block	40,439	40,870
Excess of closed block liabilities over assets designated to the closed block	3,226	3,288
Amounts included in AOCI:
Unrealized investment gains (losses), net of income tax	1,517	1,382
Unrealized gains (losses) on derivatives, net of income tax	95	76
Allocated to policyholder dividend obligation, net of income tax	(1,255)	(1,159)
Total amounts included in AOCI	357	299
Maximum future earnings to be recognized from closed block assets and liabilities	$3,583	$3,587
Information regarding the closed block policyholder dividend obligation was as follows:

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Balance at January 1,	$1,783	$3,155	$1,771
Change in unrealized investment and derivative gains (losses)	148	(1,372)	1,384
Balance at December 31,	$1,931	$1,783	$3,155

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
7. Closed Block (continued)

Information regarding the closed block revenues and expenses was as follows:

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Revenues
Premiums	$1,804	$1,850	$1,918
Net investment income	1,902	1,982	2,093
Net investment gains (losses)	(10)	(23)	7
Net derivative gains (losses)	25	27	20
Total revenues	3,721	3,836	4,038
Expenses
Policyholder benefits and claims	2,563	2,564	2,598
Policyholder dividends	953	1,015	988
Other expenses	133	143	155
Total expenses	3,649	3,722	3,741
Revenues, net of expenses before provision for income tax expense (benefit)	72	114	297
Provision for income tax expense (benefit)	24	41	104
Revenues, net of expenses and provision for income tax expense (benefit)	$48	$73	$193
MLIC charges the closed block with federal income taxes, state and local premium taxes and other state or local taxes, as well as investment management expenses relating to the closed block as provided in the Plan of Reorganization. MLIC also charges the closed block for expenses of maintaining the policies included in the closed block.
8. Investments
See Note 10 for information about the fair value hierarchy for investments and the related valuation methodologies.
Investment Risks and Uncertainties
Investments are exposed to the following primary sources of risk: credit, interest rate, liquidity, market valuation, currency and real estate risk. The financial statement risks, stemming from such investment risks, are those associated with the determination of estimated fair values, the diminished ability to sell certain investments in times of strained market conditions, the recognition of impairments, the recognition of income on certain investments and the potential consolidation of VIEs. The use of different methodologies, assumptions and inputs relating to these financial statement risks may have a material effect on the amounts presented within the consolidated financial statements.
The determination of valuation allowances and impairments is highly subjective and is based upon periodic evaluations and assessments of known and inherent risks associated with the respective asset class. Such evaluations and assessments are revised as conditions change and new information becomes available.
The recognition of income on certain investments (e.g. structured securities, including mortgage-backed securities, asset-backed securities (“ABS”), certain structured investment transactions and FVO and trading securities) is dependent upon certain factors such as prepayments and defaults, and changes in such factors could result in changes in amounts to be earned.
Fixed Maturity and Equity Securities AFS
Fixed Maturity and Equity Securities AFS by Sector
The following table presents the fixed maturity and equity securities AFS by sector. Redeemable preferred stock is reported within U.S. corporate and foreign corporate fixed maturity securities and non-redeemable preferred stock is reported within equity securities. Included within fixed maturity securities are structured securities including RMBS, ABS and commercial mortgage-backed securities (“CMBS”) (collectively, “Structured Securities”).

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

	December 31, 2016					December 31, 2015
	Cost or Amortized Cost	Gross Unrealized			Estimated Fair Value	Cost or Amortized Cost	Gross Unrealized			Estimated Fair Value
		Gains	Temporary Losses	OTTI Losses			Gains	Temporary Losses	OTTI Losses
	(In millions)
Fixed maturity securities:
U.S. corporate	$73,280	$6,027	$764	$—	$78,543	$75,804	$5,471	$1,702	$—	$79,573
Foreign government	49,864	6,485	373	—	55,976	44,764	5,163	209	—	49,718
Foreign corporate (1)	49,333	2,901	1,572	(1)	50,663	50,155	2,845	1,588	1	51,411
U.S. government and agency	41,294	3,682	543	—	44,433	43,283	3,999	160	—	47,122
RMBS (1)	28,393	1,039	410	(10)	29,032	28,079	1,144	297	37	28,889
State and political subdivision	10,977	1,340	85	1	12,231	10,470	1,392	44	8	11,810
ABS	11,266	90	128	3	11,225	10,115	112	170	6	10,051
CMBS	7,294	237	71	—	7,460	8,983	316	90	—	9,209
Total fixed maturity securities	$271,701	$21,801	$3,946	$(7)	$289,563	$271,653	$20,442	$4,260	$52	$287,783
Equity securities:
Common stock	$1,827	$464	$13	$—	$2,278	$1,795	$374	$103	$—	$2,066
Non-redeemable preferred stock	637	19	40	—	616	770	70	42	—	798
Total equity securities	$2,464	$483	$53	$—	$2,894	$2,565	$444	$145	$—	$2,864
__________________

(1)
The noncredit loss component of OTTI losses for foreign corporate and RMBS was in an unrealized gain position of $1 million and $10 million, respectively, at December 31, 2016, due to increases in estimated fair value subsequent to initial recognition of noncredit losses on such securities. See also “— Net Unrealized Investment Gains (Losses).”

The Company held non-income producing fixed maturity securities with an estimated fair value of $1 million and $43 million with unrealized gains (losses) of ($3) million and $11 million at December 31, 2016 and 2015, respectively.
Methodology for Amortization of Premium and Accretion of Discount on Structured Securities
Amortization of premium and accretion of discount on Structured Securities considers the estimated timing and amount of prepayments of the underlying loans. Actual prepayment experience is periodically reviewed and effective yields are recalculated when differences arise between the originally anticipated and the actual prepayments received and currently anticipated. Prepayment assumptions for Structured Securities are estimated using inputs obtained from third-party specialists and based on management’s knowledge of the current market. For credit-sensitive Structured Securities and certain prepayment-sensitive securities, the effective yield is recalculated on a prospective basis. For all other Structured Securities, the effective yield is recalculated on a retrospective basis.
Maturities of Fixed Maturity Securities
The amortized cost and estimated fair value of fixed maturity securities, by contractual maturity date, were as follows at December 31, 2016:

	Due in One Year or Less	Due After One Year Through Five Years	Due After Five Years Through Ten Years	Due After Ten Years	Structured Securities	Total Fixed Maturity Securities
	(In millions)
Amortized cost	$13,559	$59,370	$57,321	$94,498	$46,953	$271,701
Estimated fair value	$13,647	$62,214	$59,959	$106,026	$47,717	$289,563
Actual maturities may differ from contractual maturities due to the exercise of call or prepayment options. Fixed maturity securities not due at a single maturity date have been presented in the year of final contractual maturity. Structured Securities are shown separately, as they are not due at a single maturity.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

Continuous Gross Unrealized Losses for Fixed Maturity and Equity Securities AFS by Sector
The following table presents the estimated fair value and gross unrealized losses of fixed maturity and equity securities AFS in an unrealized loss position, aggregated by sector and by length of time that the securities have been in a continuous unrealized loss position at:

	December 31, 2016				December 31, 2015
	Less than 12 Months		Equal to or Greater than 12 Months		Less than 12 Months		Equal to or Greater than 12 Months
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
	(Dollars in millions)
Fixed maturity securities:
U.S. corporate	$11,471	$466	$2,938	$298	$20,928	$1,231	$2,890	$471
Foreign government	5,955	260	918	113	3,388	155	423	54
Foreign corporate	10,147	573	5,493	998	12,478	799	4,516	790
U.S. government and agency	9,104	523	141	20	15,361	156	298	4
RMBS	9,449	291	1,800	109	8,283	182	1,904	152
State and political subdivision	1,747	80	56	6	994	33	125	19
ABS	2,224	28	2,328	103	4,646	83	2,272	93
CMBS	998	22	564	49	2,959	49	532	41
Total fixed maturity securities	$51,095	$2,243	$14,238	$1,696	$69,037	$2,688	$12,960	$1,624
Equity securities:
Common stock	$105	$13	$11	$—	$197	$100	$19	$3
Non-redeemable preferred stock	139	7	125	33	54	2	160	40
Total equity securities	$244	$20	$136	$33	$251	$102	$179	$43
Total number of securities in an unrealized loss position	3,580		1,307		4,093		1,023
Evaluation of AFS Securities for OTTI and Evaluating Temporarily Impaired AFS Securities
Evaluation and Measurement Methodologies
Management considers a wide range of factors about the security issuer and uses its best judgment in evaluating the cause of the decline in the estimated fair value of the security and in assessing the prospects for near-term recovery. Inherent in management’s evaluation of the security are assumptions and estimates about the operations of the issuer and its future earnings potential. Considerations used in the impairment evaluation process include, but are not limited to: (i) the length of time and the extent to which the estimated fair value has been below cost or amortized cost; (ii) the potential for impairments when the issuer is experiencing significant financial difficulties; (iii) the potential for impairments in an entire industry sector or sub-sector; (iv) the potential for impairments in certain economically depressed geographic locations; (v) the potential for impairments where the issuer, series of issuers or industry has suffered a catastrophic loss or has exhausted natural resources; (vi) with respect to fixed maturity securities, whether the Company has the intent to sell or will more likely than not be required to sell a particular security before the decline in estimated fair value below amortized cost recovers; (vii) with respect to Structured Securities, changes in forecasted cash flows after considering the quality of underlying collateral, expected prepayment speeds, current and forecasted loss severity, consideration of the payment terms of the underlying assets backing a particular security, and the payment priority within the tranche structure of the security; (viii) the potential for impairments due to weakening of foreign currencies on non-functional currency denominated fixed maturity securities that are near maturity; and (ix) other subjective factors, including concentrations and information obtained from regulators and rating agencies.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

The methodology and significant inputs used to determine the amount of credit loss on fixed maturity securities are as follows:

•
The Company calculates the recovery value by performing a discounted cash flow analysis based on the present value of future cash flows. The discount rate is generally the effective interest rate of the security prior to impairment.

•
When determining collectability and the period over which value is expected to recover, the Company applies considerations utilized in its overall impairment evaluation process which incorporates information regarding the specific security, fundamentals of the industry and geographic area in which the security issuer operates, and overall macroeconomic conditions. Projected future cash flows are estimated using assumptions derived from management’s best estimates of likely scenario-based outcomes after giving consideration to a variety of variables that include, but are not limited to: payment terms of the security; the likelihood that the issuer can service the interest and principal payments; the quality and amount of any credit enhancements; the security’s position within the capital structure of the issuer; possible corporate restructurings or asset sales by the issuer; and changes to the rating of the security or the issuer by rating agencies.

•
Additional considerations are made when assessing the unique features that apply to certain Structured Securities including, but not limited to: the quality of underlying collateral, expected prepayment speeds, current and forecasted loss severity, consideration of the payment terms of the underlying loans or assets backing a particular security, and the payment priority within the tranche structure of the security.

•
When determining the amount of the credit loss for U.S. and foreign corporate securities, foreign government securities and state and political subdivision securities, the estimated fair value is considered the recovery value when available information does not indicate that another value is more appropriate. When information is identified that indicates a recovery value other than estimated fair value, management considers in the determination of recovery value the same considerations utilized in its overall impairment evaluation process as described above, as well as any private and public sector programs to restructure such securities.

With respect to securities that have attributes of debt and equity (“perpetual hybrid securities”), consideration is given in the OTTI analysis as to whether there has been any deterioration in the credit of the issuer and the likelihood of recovery in value of the securities that are in a severe and extended unrealized loss position. Consideration is also given as to whether any perpetual hybrid securities, with an unrealized loss, regardless of credit rating, have deferred any dividend payments. When an OTTI loss has occurred, the OTTI loss is the entire difference between the perpetual hybrid security’s cost and its estimated fair value with a corresponding charge to earnings.
The cost or amortized cost of fixed maturity and equity securities is adjusted for OTTI in the period in which the determination is made. The Company does not change the revised cost basis for subsequent recoveries in value.
In periods subsequent to the recognition of OTTI on a fixed maturity security, the Company accounts for the impaired security as if it had been purchased on the measurement date of the impairment. Accordingly, the discount (or reduced premium) based on the new cost basis is accreted over the remaining term of the fixed maturity security in a prospective manner based on the amount and timing of estimated future cash flows.
Current Period Evaluation
Based on the Company’s current evaluation of its AFS securities in an unrealized loss position in accordance with its impairment policy, and the Company’s current intentions and assessments (as applicable to the type of security) about holding, selling and any requirements to sell these securities, the Company concluded that these securities were not other-than-temporarily impaired at December 31, 2016. Future OTTI will depend primarily on economic fundamentals, issuer performance (including changes in the present value of future cash flows expected to be collected), changes in credit ratings, collateral valuation, interest rates and credit spreads. If economic fundamentals deteriorate or if there are adverse changes in the above factors, OTTI may be incurred in upcoming periods.
Gross unrealized losses on fixed maturity securities decreased $373 million during the year ended December 31, 2016 to $3.9 billion. The decrease in gross unrealized losses for the year ended December 31, 2016, was primarily attributable to narrowing credit spreads, partially offset by an increase in interest rates and, to a lesser extent, the impact of weakening foreign currencies on non-functional currency denominated fixed maturity securities.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

At December 31, 2016, $224 million of the total $3.9 billion of gross unrealized losses were from 119 fixed maturity securities with an unrealized loss position of 20% or more of amortized cost for six months or greater.
Gross unrealized losses on equity securities decreased $92 million during the year ended December 31, 2016 to $53 million.
Investment Grade Fixed Maturity Securities
Of the $224 million of gross unrealized losses on fixed maturity securities with an unrealized loss of 20% or more of amortized cost for six months or greater, $171 million, or 76%, were related to gross unrealized losses on 78 investment grade fixed maturity securities. Unrealized losses on investment grade fixed maturity securities are principally related to widening credit spreads since purchase and, with respect to fixed-rate fixed maturity securities, rising interest rates since purchase.
Below Investment Grade Fixed Maturity Securities
Of the $224 million of gross unrealized losses on fixed maturity securities with an unrealized loss of 20% or more of amortized cost for six months or greater, $53 million, or 24%, were related to gross unrealized losses on 41 below investment grade fixed maturity securities. Unrealized losses on below investment grade fixed maturity securities are principally related to U.S. and foreign corporate securities (primarily industrial and utility securities) and non-agency RMBS (primarily alternative residential mortgage loans) and are the result of significantly wider credit spreads resulting from higher risk premiums since purchase, largely due to economic and market uncertainty including concerns over lower oil prices in the energy sector and valuations of residential real estate supporting non-agency RMBS. Management evaluates U.S. and foreign corporate securities based on factors such as expected cash flows and the financial condition and near-term and long-term prospects of the issuers and evaluates non-agency RMBS based on actual and projected cash flows after considering the quality of underlying collateral, expected prepayment speeds, current and forecasted loss severity, consideration of the payment terms of the underlying assets backing a particular security and the payment priority within the tranche structure of the security.
Mortgage Loans
Mortgage Loans by Portfolio Segment
Mortgage loans are summarized as follows at:

	December 31,
	2016		2015
	Carrying Value	% of Total	Carrying Value	% of Total
	(Dollars in millions)
Mortgage loans:
Commercial	$41,512	63.7%	$38,497	64.6%
Agricultural	12,564	19.3	11,649	19.6
Residential	10,829	16.6	9,399	15.8
Subtotal (1)	64,905	99.6	59,545	100.0
Valuation allowances	(304)	(0.5)	(281)	(0.5)
Subtotal mortgage loans, net	64,601	99.1	59,264	99.5
Residential — FVO	566	0.9	314	0.5
Total mortgage loans, net	$65,167	100.0%	$59,578	100.0%
__________________

(1)	Purchases of mortgage loans were $2.9 billion and $3.9 billion for the years ended December 31, 2016 and 2015, respectively, and were primarily comprised of residential mortgage loans.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

Information on commercial, agricultural and residential mortgage loans is presented in the tables below. Information on residential — FVO is presented in Note 10. The Company elects the FVO for certain residential mortgage loans that are managed on a total return basis.
Mortgage Loans, Valuation Allowance and Impaired Loans by Portfolio Segment
Mortgage loans by portfolio segment, by method of evaluation of credit loss, impaired mortgage loans including those modified in a troubled debt restructuring, and the related valuation allowances, were as follows at and for the years ended:

	Evaluated Individually for Credit Losses					Evaluated Collectively for Credit Losses		Impaired Loans
	Impaired Loans with a Valuation Allowance			Impaired Loans without a Valuation Allowance
	Unpaid Principal Balance	Recorded Investment	Valuation Allowances	Unpaid Principal Balance	Recorded Investment	Recorded Investment	Valuation Allowances	Carrying Value	Average Recorded Investment
	(In millions)
December 31, 2016
Commercial	$—	$—	$—	$12	$12	$41,500	$202	$12	$90
Agricultural	11	10	1	27	27	12,527	38	36	49
Residential	—	—	—	265	241	10,588	63	241	188
Total	$11	$10	$1	$304	$280	$64,615	$303	$289	$327
December 31, 2015
Commercial	$—	$—	$—	$57	$57	$38,440	$188	$57	$127
Agricultural	45	44	3	22	21	11,584	34	62	60
Residential	—	—	—	141	131	9,268	56	131	84
Total	$45	$44	$3	$220	$209	$59,292	$278	$250	$271
The average recorded investment for impaired commercial, agricultural and residential mortgage loans was $316 million, $77 million and $19 million, respectively, for the year ended December 31, 2014.
Valuation Allowance Rollforward by Portfolio Segment
The changes in the valuation allowance, by portfolio segment, were as follows:

	Commercial	Agricultural	Residential	Total
	(In millions)
Balance at January 1, 2014	$226	$40	$20	$286
Provision (release)	(1)	(4)	27	22
Charge-offs, net of recoveries	(23)	(1)	(5)	(29)
Balance at December 31, 2014	202	35	42	279
Provision (release)	5	2	30	37
Charge-offs, net of recoveries	(19)	—	(16)	(35)
Balance at December 31, 2015	188	37	56	281
Provision (release) (1)	157	3	23	183
Charge-offs, net of recoveries (1)	(143)	(1)	(16)	(160)
Balance at December 31, 2016	$202	$39	$63	$304
__________________

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

(1)
In connection with an acquisition in 2010, certain impaired commercial mortgage loans were acquired and accordingly, were not originated by the Company. Such commercial mortgage loans have been accounted for as purchased credit impaired (“PCI”) commercial mortgage loans. Decreases in cash flows expected to be collected on PCI commercial mortgage loans can result in provisions for losses on mortgage loans. For the year ended December 31, 2016, in connection with the maturity of an acquired PCI commercial mortgage loan, an increase to the commercial mortgage loan valuation allowance of $143 million was recorded and charged-off upon maturity. The Company will recover a substantial portion of the loss on the loan incurred through an indemnification agreement entered into in connection with the acquisition in 2010.

Valuation Allowance Methodology
Mortgage loans are considered to be impaired when it is probable that, based upon current information and events, the Company will be unable to collect all amounts due under the loan agreement. Specific valuation allowances are established using the same methodology for all three portfolio segments as the excess carrying value of a loan over either (i) the present value of expected future cash flows discounted at the loan’s original effective interest rate, (ii) the estimated fair value of the loan’s underlying collateral if the loan is in the process of foreclosure or otherwise collateral dependent, or (iii) the loan’s observable market price. A common evaluation framework is used for establishing non-specific valuation allowances for all loan portfolio segments; however, a separate non-specific valuation allowance is calculated and maintained for each loan portfolio segment that is based on inputs unique to each loan portfolio segment. Non-specific valuation allowances are established for pools of loans with similar risk characteristics where a property-specific or market-specific risk has not been identified, but for which the Company expects to incur a credit loss. These evaluations are based upon several loan portfolio segment-specific factors, including the Company’s experience for loan losses, defaults and loss severity, and loss expectations for loans with similar risk characteristics. These evaluations are revised as conditions change and new information becomes available.
Commercial and Agricultural Mortgage Loan Portfolio Segments
The Company typically uses several years of historical experience in establishing non-specific valuation allowances which captures multiple economic cycles. For evaluations of commercial mortgage loans, in addition to historical experience, management considers factors that include the impact of a rapid change to the economy, which may not be reflected in the loan portfolio, and recent loss and recovery trend experience as compared to historical loss and recovery experience. For evaluations of agricultural mortgage loans, in addition to historical experience, management considers factors that include increased stress in certain sectors, which may be evidenced by higher delinquency rates, or a change in the number of higher risk loans. On a quarterly basis, management incorporates the impact of these current market events and conditions on historical experience in determining the non-specific valuation allowance established for commercial and agricultural mortgage loans.
All commercial mortgage loans are reviewed on an ongoing basis which may include an analysis of the property financial statements and rent roll, lease rollover analysis, property inspections, market analysis, estimated valuations of the underlying collateral, loan-to-value ratios, debt service coverage ratios, and tenant creditworthiness. The monitoring process focuses on higher risk loans, which include those that are classified as restructured, delinquent or in foreclosure, as well as loans with higher loan-to-value ratios and lower debt service coverage ratios. All agricultural mortgage loans are monitored on an ongoing basis. The monitoring process for agricultural mortgage loans is generally similar to the commercial mortgage loan monitoring process, with a focus on higher risk loans, including reviews on a geographic and property-type basis. Higher risk loans are reviewed individually on an ongoing basis for potential credit loss and specific valuation allowances are established using the methodology described above. Quarterly, the remaining loans are reviewed on a pool basis by aggregating groups of loans that have similar risk characteristics for potential credit loss, and non-specific valuation allowances are established as described above using inputs that are unique to each segment of the loan portfolio.
For commercial mortgage loans, the primary credit quality indicator is the debt service coverage ratio, which compares a property’s net operating income to amounts needed to service the principal and interest due under the loan. Generally, the lower the debt service coverage ratio, the higher the risk of experiencing a credit loss. The Company also reviews the loan-to-value ratio of its commercial mortgage loan portfolio. Loan-to-value ratios compare the unpaid principal balance of the loan to the estimated fair value of the underlying collateral. Generally, the higher the loan-to-value ratio, the higher the risk of experiencing a credit loss. The debt service coverage ratio and the values utilized in calculating the ratio are updated annually on a rolling basis, with a portion of the portfolio updated each quarter. In addition, the loan-to-value ratio is routinely updated for all but the lowest risk loans as part of the Company’s ongoing review of its commercial mortgage loan portfolio.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

For agricultural mortgage loans, the Company’s primary credit quality indicator is the loan-to-value ratio. The values utilized in calculating this ratio are developed in connection with the ongoing review of the agricultural mortgage loan portfolio and are routinely updated.
Residential Mortgage Loan Portfolio Segment
The Company’s residential mortgage loan portfolio is comprised primarily of closed end, amortizing residential mortgage loans. For evaluations of residential mortgage loans, the key inputs of expected frequency and expected loss reflect current market conditions, with expected frequency adjusted, when appropriate, for differences from market conditions and the Company’s historical experience. In contrast to the commercial and agricultural mortgage loan portfolios, residential mortgage loans are smaller-balance homogeneous loans that are collectively evaluated for impairment. Non-specific valuation allowances are established using the evaluation framework described above for pools of loans with similar risk characteristics from inputs that are unique to the residential segment of the loan portfolio. Loan specific valuation allowances are only established on residential mortgage loans when they have been restructured and are established using the methodology described above for all loan portfolio segments.
For residential mortgage loans, the Company’s primary credit quality indicator is whether the loan is performing or nonperforming. The Company generally defines nonperforming residential mortgage loans as those that are 60 or more days past due and/or in nonaccrual status which is assessed monthly. Generally, nonperforming residential mortgage loans have a higher risk of experiencing a credit loss.
Credit Quality of Commercial Mortgage Loans
The credit quality of commercial mortgage loans was as follows at:

	Recorded Investment					Estimated Fair Value	% of Total
	Debt Service Coverage Ratios			Total	% of Total
	> 1.20x	1.00x - 1.20x	< 1.00x
	(Dollars in millions)
December 31, 2016
Loan-to-value ratios:
Less than 65%	$36,067	$1,077	$707	$37,851	91.2%	$38,237	91.5%
65% to 75%	3,044	—	202	3,246	7.8	3,185	7.6
76% to 80%	195	—	—	195	0.5	182	0.4
Greater than 80%	118	27	75	220	0.5	213	0.5
Total	$39,424	$1,104	$984	$41,512	100.0%	$41,817	100.0%
December 31, 2015
Loan-to-value ratios:
Less than 65%	$33,330	$910	$438	$34,678	90.1%	$35,606	90.4%
65% to 75%	2,940	138	66	3,144	8.2	3,119	7.9
76% to 80%	—	—	—	—	—	—	—
Greater than 80%	337	115	223	675	1.7	652	1.7
Total	$36,607	$1,163	$727	$38,497	100.0%	$39,377	100.0%

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

Credit Quality of Agricultural Mortgage Loans
The credit quality of agricultural mortgage loans was as follows at:

	December 31,
	2016		2015
	Recorded Investment	% of Total	Recorded Investment	% of Total
	(Dollars in millions)
Loan-to-value ratios:
Less than 65%	$12,023	95.7%	$10,955	94.0%
65% to 75%	436	3.5	615	5.3
76% to 80%	17	0.1	21	0.2
Greater than 80%	88	0.7	58	0.5
Total	$12,564	100.0%	$11,649	100.0%
The estimated fair value of agricultural mortgage loans was $12.7 billion and $11.9 billion at December 31, 2016 and 2015, respectively.
Credit Quality of Residential Mortgage Loans
The credit quality of residential mortgage loans was as follows at:

	December 31,
	2016		2015
	Recorded Investment	% of Total	Recorded Investment	% of Total
	(Dollars in millions)
Performance indicators:
Performing	$10,448	96.5%	$9,077	96.6%
Nonperforming	381	3.5	322	3.4
Total	$10,829	100.0%	$9,399	100.0%
The estimated fair value of residential mortgage loans was $11.2 billion and $9.6 billion at December 31, 2016 and 2015, respectively.
Past Due and Nonaccrual Mortgage Loans
The Company has a high quality, well performing mortgage loan portfolio, with 99% of all mortgage loans classified as performing at both December 31, 2016 and 2015. The Company defines delinquency consistent with industry practice, when mortgage loans are past due as follows: commercial and residential mortgage loans — 60 days and agricultural mortgage loans — 90 days. The past due and nonaccrual mortgage loans at recorded investment, prior to valuation allowances, by portfolio segment, were as follows at:

	Past Due		Greater than 90 Days Past Due and Still Accruing Interest		Nonaccrual
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	(In millions)
Commercial	$3	$2	$3	$—	$—	$—
Agricultural	127	103	104	73	23	46
Residential	381	322	37	—	344	314
Total	$511	$427	$144	$73	$367	$360

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

Mortgage Loans Modified in a Troubled Debt Restructuring
The Company may grant concessions related to borrowers experiencing financial difficulties, which are classified as troubled debt restructurings. Generally, the types of concessions include: reduction of the contractual interest rate, extension of the maturity date at an interest rate lower than current market interest rates, and/or a reduction of accrued interest. The amount, timing and extent of the concessions granted are considered in determining any impairment or changes in the specific valuation allowance recorded with the restructuring. Through the continuous monitoring process, a specific valuation allowance may have been recorded prior to the quarter when the mortgage loan is modified in a troubled debt restructuring.
During the year ended December 31, 2016, the Company had 557 residential mortgage loans modified in a troubled debt restructuring with carrying value after specific valuation allowance of $136 million and $122 million pre-modification and post-modification, respectively. During the year ended December 31, 2015, the Company had 460 residential mortgage loans modified in a troubled debt restructuring with carrying value after specific valuation allowance of $108 million and $96 million pre-modification and post-modification, respectively. There were no commercial or agricultural mortgage loans modified in a troubled debt restructuring for both the years ended December 31, 2016 and 2015.
During the years ended December 31, 2016 and 2015, the Company did not have a significant amount of mortgage loans modified in a troubled debt restructuring with subsequent payment default.
Other Invested Assets
Other invested assets is comprised primarily of freestanding derivatives with positive estimated fair values (see Note 9), tax credit and renewable energy partnerships and leveraged and direct financing leases.
Tax Credit Partnerships
The carrying value of tax credit partnerships was $1.7 billion and $1.6 billion at December 31, 2016 and 2015, respectively. Losses from tax credit partnerships included within net investment income were $167 million, $163 million, and $153 million for the years ended December 31, 2016, 2015 and 2014, respectively.
Leveraged and Direct Financing Leases
Investment in leveraged and direct financing leases consisted of the following at:

	December 31,
	2016		2015
	Leveraged Leases	Direct Financing Leases	Leveraged Leases	Direct Financing Leases
	(In millions)
Rental receivables, net	$1,172	$1,683	$1,240	$1,508
Estimated residual values	952	71	1,062	80
Subtotal	2,124	1,754	2,302	1,588
Unearned income	(603)	(639)	(661)	(512)
Investment in leases, net of non-recourse debt	$1,521	$1,115	$1,641	$1,076
Rental receivables are generally due in periodic installments. The payment periods for leveraged leases generally range from one to 15 years but in certain circumstances can be over 25 years, while the payment periods for direct financing leases range from one to 20 years. For rental receivables, the primary credit quality indicator is whether the rental receivable is performing or nonperforming, which is assessed monthly. The Company generally defines nonperforming rental receivables as those that are 90 days or more past due. At December 31, 2016 and 2015, all leveraged lease receivables were performing and over 99% of direct financing rental receivables were performing.
The deferred income tax liability related to leveraged leases was $1.4 billion at both December 31, 2016 and 2015.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

Cash Equivalents
The carrying value of cash equivalents, which includes securities and other investments with an original or remaining maturity of three months or less at the time of purchase, was $7.4 billion and $6.3 billion at December 31, 2016 and 2015, respectively.
Net Unrealized Investment Gains (Losses)
Unrealized investment gains (losses) on fixed maturity and equity securities AFS and the effect on DAC, VOBA, DSI, future policy benefits and the policyholder dividend obligation, that would result from the realization of the unrealized gains (losses), are included in net unrealized investment gains (losses) in AOCI.
The components of net unrealized investment gains (losses), included in AOCI, were as follows:

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Fixed maturity securities	$20,300	$18,164	$30,367
Fixed maturity securities with noncredit OTTI losses included in AOCI	8	(76)	(112)
Total fixed maturity securities	20,308	18,088	30,255
Equity securities	485	422	608
Derivatives	2,923	2,350	1,761
Other	23	287	149
Subtotal	23,739	21,147	32,773
Amounts allocated from:
Future policy benefits	(1,114)	(163)	(2,886)
DAC and VOBA related to noncredit OTTI losses recognized in AOCI	(3)	—	(4)
DAC, VOBA and DSI	(1,430)	(1,273)	(1,946)
Policyholder dividend obligation	(1,931)	(1,783)	(3,155)
Subtotal	(4,478)	(3,219)	(7,991)
Deferred income tax benefit (expense) related to noncredit OTTI losses recognized in AOCI	(1)	27	42
Deferred income tax benefit (expense)	(6,623)	(6,151)	(8,556)
Net unrealized investment gains (losses)	12,637	11,804	16,268
Net unrealized investment gains (losses) attributable to noncontrolling interests	(6)	(31)	(33)
Net unrealized investment gains (losses) attributable to MetLife, Inc.	$12,631	$11,773	$16,235
Net unrealized investment gains (losses) attributable to MetLife, Inc. in the above table include, on a net of income tax basis, $1,250 million, $1,554 million and $2,682 million for the years ended December 31, 2016, 2015 and 2014, respectively, related to assets and liabilities of a disposed subsidiary.
The changes in fixed maturity securities with noncredit OTTI losses included in AOCI were as follows:

	Years Ended December 31,
	2016	2015
	(In millions)
Balance at January 1,	$(76)	$(112)
Noncredit OTTI losses and subsequent changes recognized	14	6
Securities sold with previous noncredit OTTI loss	64	125
Subsequent changes in estimated fair value	6	(95)
Balance at December 31,	$8	$(76)

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

Changes in fixed maturity securities with noncredit OTTI losses included in AOCI in the above table, attributable to fixed maturity securities of a disposed subsidiary were $24 million and $15 million for the years ended December 31, 2016 and 2015, respectively.
The changes in net unrealized investment gains (losses) were as follows:

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Balance at January 1,	$11,773	$16,235	$8,414
Fixed maturity securities on which noncredit OTTI losses have been recognized	84	36	106
Unrealized investment gains (losses) during the year	2,508	(11,662)	15,521
Unrealized investment gains (losses) relating to:
Future policy benefits	(951)	2,723	(1,988)
DAC and VOBA related to noncredit OTTI losses recognized in AOCI	(3)	4	(10)
DAC, VOBA and DSI	(157)	673	(756)
Policyholder dividend obligation	(148)	1,372	(1,384)
Deferred income tax benefit (expense) related to noncredit OTTI losses recognized in AOCI	(28)	(15)	(31)
Deferred income tax benefit (expense)	(472)	2,405	(3,600)
Net unrealized investment gains (losses)	12,606	11,771	16,272
Net unrealized investment gains (losses) attributable to noncontrolling interests	25	2	(37)
Balance at December 31,	$12,631	$11,773	$16,235
Change in net unrealized investment gains (losses)	$833	$(4,464)	$7,858
Change in net unrealized investment gains (losses) attributable to noncontrolling interests	25	2	(37)
Change in net unrealized investment gains (losses) attributable to MetLife, Inc.	$858	$(4,462)	$7,821
Net unrealized investment gains (losses) attributable to MetLife, Inc. in the above table include, on a net of income tax basis, ($304) million, ($1,128) million and $1,669 million for the years ended December 31, 2016, 2015 and 2014, respectively, related to assets and liabilities of a disposed subsidiary.
Concentrations of Credit Risk
Investments in any counterparty that were greater than 10% of the Company’s equity, other than the U.S. government and its agencies, were in fixed income securities of the Japanese government and its agencies with an estimated fair value of $24.7 billion and $20.9 billion at December 31, 2016 and 2015, respectively.
Securities Lending
Elements of the securities lending program are presented below at:

	December 31,
	2016	2015
	(In millions)
Securities on loan: (1)
Amortized cost	$18,798	$19,176
Estimated fair value	$19,753	$20,816
Cash collateral on deposit from counterparties (2)	$20,114	$21,216
Security collateral on deposit from counterparties (3)	$20	$27
Reinvestment portfolio — estimated fair value	$20,133	$21,320
__________________

(1)	Included within fixed maturity securities and short-term investments.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

(2)	Included within payables for collateral under securities loaned and other transactions.

(3)	Security collateral on deposit from counterparties may not be sold or re-pledged, unless the counterparty is in default, and is not reflected on the consolidated financial statements.
The cash collateral liability by loaned security type and remaining tenor of the agreements were as follows at:

	December 31, 2016				December 31, 2015
	Remaining Tenor of Securities Lending Agreements				Remaining Tenor of Securities Lending Agreements
	Open (1)	1 Month or Less	1 to 6 Months	Total	Open (1)	1 Month or Less	1 to 6 Months	Total
	(In millions)
Cash collateral liability by loaned security type:
U.S. government and agency	$4,480	$6,496	$8,383	$19,359	$7,484	$8,017	$4,648	$20,149
Foreign government	—	569	143	712	—	469	486	955
U.S. corporate	—	43	—	43	1	78	—	79
Agency RMBS	—	—	—	—	—	12	21	33
Total	$4,480	$7,108	$8,526	$20,114	$7,485	$8,576	$5,155	$21,216
__________________

(1)	The related loaned security could be returned to the Company on the next business day which would require the Company to immediately return the cash collateral.
If the Company is required to return significant amounts of cash collateral on short notice and is forced to sell securities to meet the return obligation, it may have difficulty selling such collateral that is invested in securities in a timely manner, be forced to sell securities in a volatile or illiquid market for less than what otherwise would have been realized under normal market conditions, or both. The estimated fair value of the securities on loan related to the cash collateral on open at December 31, 2016 was $4.4 billion, over 99% of which were U.S. government and agency securities which, if put back to the Company, could be immediately sold to satisfy the cash requirement.
The reinvestment portfolio acquired with the cash collateral consisted principally of fixed maturity securities (including agency RMBS, cash equivalents, short-term investments, U.S. government and agency securities and ABS) with 63% invested in agency RMBS, cash equivalents, short-term investments, U.S. government and agency securities or held in cash. If the securities on loan or the reinvestment portfolio become less liquid, the Company has the liquidity resources of most of its general account available to meet any potential cash demands when securities on loan are put back to the Company.
Repurchase Agreement Transactions
Elements of the short-term repurchase agreements are presented below at:

	December 31, 2016	December 31, 2015
	(In millions)
Securities on loan included within fixed maturity securities:
Amortized cost	$98	$51
Estimated fair value	$113	$56
Cash collateral received included within other liabilities	$102	$50
Reinvestment portfolio — estimated fair value	$100	$50

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

The cash collateral liability by loaned security type and remaining tenor of the agreements were as follows at:

	December 31, 2016			December 31, 2015
	Remaining Tenor of Repurchase Agreements			Remaining Tenor of Repurchase Agreements
	1 Month or Less	1 to 6 Months	Total	1 Month or Less	1 to 6 Months	Total
	(In millions)
Cash collateral liability by loaned security type:
Foreign corporate	$12	$10	$22	$—	$25	$25
All other corporate and government	39	41	80	—	25	25
Total	$51	$51	$102	$—	$50	$50
Invested Assets on Deposit, Held in Trust and Pledged as Collateral
Invested assets on deposit, held in trust and pledged as collateral are presented below at estimated fair value for all asset classes, except mortgage loans, which are presented at carrying value at:

	December 31,
	2016	2015
	(In millions)
Invested assets on deposit (regulatory deposits)	$1,925	$1,838
Invested assets held in trust (collateral financing arrangement and reinsurance agreements)	2,057	2,359
Invested assets pledged as collateral (1)	23,882	20,345
Total invested assets on deposit, held in trust and pledged as collateral	$27,864	$24,542
__________________

(1)
The Company has pledged invested assets in connection with various agreements and transactions, including funding agreements (see Notes 4), collateral financing arrangement (see Note 13) and derivative transactions (see Note 9).

See “— Securities Lending” and “Repurchase Agreement Transactions” for information regarding securities on loan and Note 7 for information regarding investments designated to the closed block.
Purchased Credit Impaired Investments
Investments acquired with evidence of credit quality deterioration since origination and for which it is probable at the acquisition date that the Company will be unable to collect all contractually required payments are classified as PCI investments. For each investment, the excess of the cash flows expected to be collected as of the acquisition date over its acquisition date fair value is referred to as the accretable yield and is recognized as net investment income on an effective yield basis. If, subsequently, based on current information and events, it is probable that there is a significant increase in cash flows previously expected to be collected or if actual cash flows are significantly greater than cash flows previously expected to be collected, the accretable yield is adjusted prospectively. The excess of the contractually required payments (including interest) as of the acquisition date over the cash flows expected to be collected as of the acquisition date is referred to as the nonaccretable difference, and this amount is not expected to be realized as net investment income. Decreases in cash flows expected to be collected can result in OTTI or the recognition of mortgage loan valuation allowances.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

The Company’s PCI investments, by invested asset class, were as follows at:

	December 31,
	2016	2015	2016	2015
	Fixed Maturity Securities		Mortgage Loans
	(In millions)
Outstanding principal and interest balance (1)	$5,624	$5,129	$—	$148
Carrying value (2)	$4,427	$3,931	$—	$129
__________________

(1)	Represents the contractually required payments, which is the sum of contractual principal, whether or not currently due, and accrued interest.

(2)	Estimated fair value plus accrued interest for fixed maturity securities and amortized cost, plus accrued interest, less any valuation allowances, for mortgage loans.
The following table presents information about PCI investments acquired during the periods indicated:

	Years Ended December 31,
	2016	2015	2016	2015
	Fixed Maturity Securities		Mortgage Loans
	(In millions)
Contractually required payments (including interest)	$1,464	$1,423	$—	$—
Cash flows expected to be collected (1)	$1,338	$1,243	$—	$—
Fair value of investments acquired	$984	$920	$—	$—
__________________

(1)	Represents undiscounted principal and interest cash flow expectations, at the date of acquisition.
The following table presents activity for the accretable yield on PCI investments:

	Years Ended December 31,
	2016	2015	2016	2015
	Fixed Maturity Securities		Mortgage Loans
	(In millions)
Accretable yield, January 1,	$1,780	$1,874	$21	$48
Investments purchased	354	323	—	—
Accretion recognized in earnings	(269)	(274)	(9)	(56)
Disposals	(2)	(48)	—	—
Reclassification (to) from nonaccretable difference	(130)	(95)	(12)	29
Accretable yield, December 31,	$1,733	$1,780	$—	$21
Collectively Significant Equity Method Investments
The Company holds investments in real estate joint ventures, real estate funds and other limited partnership interests consisting of leveraged buy-out funds, hedge funds, private equity funds, joint ventures and other funds. The portion of these investments accounted for under the equity method had a carrying value of $14.3 billion at December 31, 2016, including $1.9 billion classified as assets of a disposed subsidiary. The Company’s maximum exposure to loss related to these equity method investments is limited to the carrying value of these investments plus unfunded commitments of $6.0 billion at December 31, 2016. Except for certain real estate joint ventures, the Company’s investments in real estate funds and other limited partnership interests are generally of a passive nature in that the Company does not participate in the management of the entities.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

As described in Note 1, the Company generally records its share of earnings in its equity method investments using a three-month lag methodology and within net investment income. Aggregate net investment income from these equity method investments exceeded 10% of the Company’s consolidated pre-tax income (loss) from continuing operations for one of the three most recent annual periods: 2016. The Company is providing the following aggregated summarized financial data for such equity method investments, for the most recent annual periods, in order to provide comparative information. This aggregated summarized financial data does not represent the Company’s proportionate share of the assets, liabilities, or earnings of such entities.
The aggregated summarized financial data presented below reflects the latest available financial information and is as of, and for, the years ended December 31, 2016, 2015 and 2014. Aggregate total assets of these entities totaled $436.9 billion and $447.5 billion at December 31, 2016 and 2015, respectively. Aggregate total liabilities of these entities totaled $56.4 billion and $72.0 billion at December 31, 2016 and 2015, respectively. Aggregate net income (loss) of these entities totaled $26.8 billion, $25.8 billion and $34.9 billion for the years ended December 31, 2016, 2015 and 2014, respectively. Aggregate net income (loss) from the underlying entities in which the Company invests is primarily comprised of investment income, including recurring investment income and realized and unrealized investment gains (losses).
Variable Interest Entities
The Company has invested in legal entities that are VIEs. In certain instances, the Company holds both the power to direct the most significant activities of the entity, as well as an economic interest in the entity and, as such, is deemed to be the primary beneficiary or consolidator of the entity. The determination of the VIE’s primary beneficiary requires an evaluation of the contractual and implied rights and obligations associated with each party’s relationship with or involvement in the entity, an estimate of the entity’s expected losses and expected residual returns and the allocation of such estimates to each party involved in the entity.
Consolidated VIEs
Creditors or beneficial interest holders of VIEs where the Company is the primary beneficiary have no recourse to the general credit of the Company, as the Company’s obligation to the VIEs is limited to the amount of its committed investment.
The following table presents the total assets and total liabilities relating to VIEs for which the Company has concluded that it is the primary beneficiary and which are consolidated at December 31, 2016 and 2015.

	December 31,
	2016		2015
	Total Assets	Total Liabilities	Total Assets	Total Liabilities
	(In millions)
Operating joint venture (1)	$—	$—	$2,465	$2,079
CSEs (assets (primarily securities) and liabilities (primarily debt)) (2)	9	12	13	13
Other investments (3)	50	—	76	—
Total	$59	$12	$2,554	$2,092
__________________

(1)
Following a change in the foreign investment law in India, the Company no longer consolidated its India operating joint venture, effective January 1, 2016. Assets of the operating joint venture are primarily fixed maturity securities and separate account assets. Liabilities of the operating joint venture are primarily future policy benefits, other policy-related balances and separate account liabilities.

(2)
The Company consolidates entities that are structured as collateralized debt obligations. The assets of these entities can only be used to settle their respective liabilities, and under no circumstances is the Company liable for any principal or interest shortfalls should any arise.

(3)	Other investments is comprised of other invested assets and other limited partnership interests.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

Unconsolidated VIEs
The carrying amount and maximum exposure to loss relating to VIEs in which the Company holds a significant variable interest but is not the primary beneficiary and which have not been consolidated were as follows at:

	December 31,
	2016		2015
	Carrying Amount	Maximum Exposure to Loss (1)	Carrying Amount	Maximum Exposure to Loss (1)
	(In millions)
Fixed maturity securities AFS:
Structured Securities (2)	$46,773	$46,773	$48,149	$48,149
U.S. and foreign corporate	1,940	1,940	2,332	2,332
Other limited partnership interests	4,714	8,990	3,815	5,422
Other invested assets	2,206	2,777	1,565	2,117
Other (3)	199	215	650	663
Total	$55,832	$60,695	$56,511	$58,683
__________________

(1)
The maximum exposure to loss relating to fixed maturity securities AFS, FVO and trading securities and equity securities AFS is equal to their carrying amounts or the carrying amounts of retained interests. The maximum exposure to loss relating to other limited partnership interests, mortgage loans and real estate joint ventures is equal to the carrying amounts plus any unfunded commitments. For certain of its investments in other invested assets, the Company’s return is in the form of income tax credits which are guaranteed by creditworthy third parties. For such investments, the maximum exposure to loss is equal to the carrying amounts plus any unfunded commitments, reduced by income tax credits guaranteed by third parties of $150 million and $179 million at December 31, 2016 and 2015, respectively. Such a maximum loss would be expected to occur only upon bankruptcy of the issuer or investee.

(2)	For these variable interests, the Company’s involvement is limited to that of a passive investor in mortgage-backed or asset-backed securities issued by trusts that do not have substantial equity.

(3)	Other is comprised of mortgage loans, common stock, real estate joint ventures and FVO and trading securities.
As described in Note 21, the Company makes commitments to fund partnership investments in the normal course of business. Excluding these commitments, the Company did not provide financial or other support to investees designated as VIEs during the years ended December 31, 2016, 2015 and 2014.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

Net Investment Income
The components of net investment income were as follows:

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Investment income:
Fixed maturity securities	$11,721	$11,809	$12,600
Equity securities	121	124	116
FVO and trading securities — FVO general account and Actively traded securities (1)	37	21	103
Mortgage loans	2,858	2,772	2,597
Policy loans	511	525	547
Real estate and real estate joint ventures	652	872	870
Other limited partnership interests	478	535	766
Cash, cash equivalents and short-term investments	153	140	163
Operating joint ventures	33	25	10
Other	248	238	186
Subtotal	16,812	17,061	17,958
Less: Investment expenses	972	1,082	1,067
Subtotal, net	15,840	15,979	16,891
FVO and trading securities — FVO contractholder-directed unit-linked investments (1)	950	264	1,266
FVO CSEs — interest income — securities	—	—	1
Subtotal	950	264	1,267
Net investment income	$16,790	$16,243	$18,158
__________________

(1)
Changes in estimated fair value subsequent to purchase for securities still held as of the end of the respective periods included in net investment income were principally from FVO contractholder-directed unit-linked investments and, to a much lesser extent, actively traded and FVO general account securities, and were $427 million, ($456) million and $642 million for the years ended December 31, 2016, 2015, and 2014, respectively.

See “— Variable Interest Entities” for discussion of consolidated securitization entities (“CSEs”).

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

Net Investment Gains (Losses)
Components of Net Investment Gains (Losses)
The components of net investment gains (losses) were as follows:

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Total gains (losses) on fixed maturity securities:
Total OTTI losses recognized — by sector and industry:
U.S. and foreign corporate securities — by industry:
Industrial	$(63)	$(2)	$—
Utility	(21)	(15)	—
Communications	(3)	—	—
Consumer	—	(20)	(5)
Total U.S. and foreign corporate securities	(87)	(37)	(5)
RMBS	(18)	(16)	(20)
ABS	(2)	—	(7)
CMBS	—	—	(13)
State and political subdivision	—	(6)	—
OTTI losses on fixed maturity securities recognized in earnings	(107)	(59)	(45)
Fixed maturity securities — net gains (losses) on sales and disposals	251	318	651
Total gains (losses) on fixed maturity securities	144	259	606
Total gains (losses) on equity securities:
Total OTTI losses recognized — by sector:
Common stock	(75)	(36)	(6)
Non-redeemable preferred stock	—	(1)	(15)
OTTI losses on equity securities recognized in earnings	(75)	(37)	(21)
Equity securities — net gains (losses) on sales and disposals	19	43	87
Total gains (losses) on equity securities	(56)	6	66
FVO and trading securities — FVO general account securities	—	—	9
Mortgage loans	(231)	(93)	(53)
Real estate and real estate joint ventures	182	433	226
Other limited partnership interests	(64)	(66)	(69)
Other	(100)	(4)	(155)
Subtotal	(125)	535	630
FVO CSEs:
Securities	1	—	—
Long-term debt — related to securities	—	—	(1)
Non-investment portfolio gains (losses) (1)	429	111	(291)
Subtotal	430	111	(292)
Total net investment gains (losses)	$305	$646	$338
__________________

(1)
Non-investment portfolio gains (losses) for the year ended December 31, 2016 includes a gain from the U.S. Retail Advisor Force Divestiture of $102 million as more fully described in Note 3. Non-investment portfolio gains (losses) for the year ended December 31, 2014 includes a loss of $77 million related to the disposition of MAL as more fully described in Note 3.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
8. Investments (continued)

See “— Variable Interest Entities” for discussion of CSEs.
Gains (losses) from foreign currency transactions included within net investment gains (losses) were $255 million, $52 million and ($265) million for the years ended December 31, 2016, 2015 and 2014, respectively.
Sales or Disposals and Impairments of Fixed Maturity and Equity Securities
Investment gains and losses on sales of securities are determined on a specific identification basis. Proceeds from sales or disposals of fixed maturity and equity securities and the components of fixed maturity and equity securities net investment gains (losses) were as shown in the table below.

	Years Ended December 31,
	2016	2015	2014	2016	2015	2014
	Fixed Maturity Securities			Equity Securities
	(In millions)
Proceeds	$86,179	$82,871	$64,743	$278	$278	$487
Gross investment gains	$1,048	$1,144	$1,144	$36	$73	$97
Gross investment losses	(797)	(826)	(493)	(17)	(30)	(10)
OTTI losses	(107)	(59)	(45)	(75)	(37)	(21)
Net investment gains (losses)	$144	$259	$606	$(56)	$6	$66
Credit Loss Rollforward
The table below presents a rollforward of the cumulative credit loss component of OTTI loss recognized in earnings on fixed maturity securities still held for which a portion of the OTTI loss was recognized in OCI:

	Years Ended December 31,
	2016	2015
	(In millions)
Balance at January 1,	$211	$290
Additions:
Initial impairments — credit loss OTTI on securities not previously impaired	1	14
Additional impairments — credit loss OTTI on securities previously impaired	18	15
Reductions:
Sales (maturities, pay downs or prepayments) of securities previously impaired as credit loss OTTI	(43)	(108)
Securities impaired to net present value of expected future cash flows	(1)	—
Increase in cash flows — accretion of previous credit loss OTTI	1	—
Balance at December 31,	$187	$211
9. Derivatives
Accounting for Derivatives
See Note 1 for a description of the Company’s accounting policies for derivatives and Note 10 for information about the fair value hierarchy for derivatives.
Derivative Strategies
The Company is exposed to various risks relating to its ongoing business operations, including interest rate, foreign currency exchange rate, credit and equity market. The Company uses a variety of strategies to manage these risks, including the use of derivatives.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
9. Derivatives (continued)

Derivatives are financial instruments with values derived from interest rates, foreign currency exchange rates, credit spreads and/or other financial indices. Derivatives may be exchange-traded or contracted in the over-the-counter (“OTC”) market. Certain of the Company’s OTC derivatives are cleared and settled through central clearing counterparties (“OTC-cleared”), while others are bilateral contracts between two counterparties (“OTC-bilateral”). The types of derivatives the Company uses include swaps, forwards, futures and option contracts. To a lesser extent, the Company uses credit default swaps and structured interest rate swaps to synthetically replicate investment risks and returns which are not readily available in the cash markets.
Interest Rate Derivatives
The Company uses a variety of interest rate derivatives to reduce its exposure to changes in interest rates, including interest rate swaps, interest rate total return swaps, caps, floors, swaptions, futures and forwards.
Interest rate swaps are used by the Company primarily to reduce market risks from changes in interest rates and to alter interest rate exposure arising from mismatches between assets and liabilities (duration mismatches). In an interest rate swap, the Company agrees with another party to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts as calculated by reference to an agreed notional amount. The Company utilizes interest rate swaps in fair value, cash flow and nonqualifying hedging relationships.
The Company uses structured interest rate swaps to synthetically create investments that are either more expensive to acquire or otherwise unavailable in the cash markets. These transactions are a combination of a derivative and a cash instrument such as a U.S. government and agency, or other fixed maturity security. Structured interest rate swaps are included in interest rate swaps and are not designated as hedging instruments.
Interest rate total return swaps are swaps whereby the Company agrees with another party to exchange, at specified intervals, the difference between the economic risk and reward of an asset or a market index and the London Interbank Offered Rate (“LIBOR”), calculated by reference to an agreed notional amount. No cash is exchanged at the outset of the contract. Cash is paid and received over the life of the contract based on the terms of the swap. These transactions are entered into pursuant to master agreements that provide for a single net payment to be made by the counterparty at each due date. Interest rate total return swaps are used by the Company to reduce market risks from changes in interest rates and to alter interest rate exposure arising from mismatches between assets and liabilities (duration mismatches). The Company utilizes interest rate total return swaps in nonqualifying hedging relationships.
The Company purchases interest rate caps and floors primarily to protect its floating rate liabilities against rises in interest rates above a specified level, and against interest rate exposure arising from mismatches between assets and liabilities, as well as to protect its minimum rate guarantee liabilities against declines in interest rates below a specified level, respectively. In certain instances, the Company locks in the economic impact of existing purchased caps and floors by entering into offsetting written caps and floors. The Company utilizes interest rate caps and floors in nonqualifying hedging relationships.
In exchange-traded interest rate (Treasury and swap) futures transactions, the Company agrees to purchase or sell a specified number of contracts, the value of which is determined by the different classes of interest rate securities, and to post variation margin on a daily basis in an amount equal to the difference in the daily market values of those contracts. The Company enters into exchange-traded futures with regulated futures commission merchants that are members of the exchange. Exchange-traded interest rate (Treasury and swap) futures are used primarily to hedge mismatches between the duration of assets in a portfolio and the duration of liabilities supported by those assets, to hedge against changes in value of securities the Company owns or anticipates acquiring, to hedge against changes in interest rates on anticipated liability issuances by replicating Treasury or swap curve performance, and to hedge minimum guarantees embedded in certain variable annuity products offered by the Company. The Company utilizes exchange-traded interest rate futures in nonqualifying hedging relationships.
Swaptions are used by the Company to hedge interest rate risk associated with the Company’s long-term liabilities and invested assets. A swaption is an option to enter into a swap with a forward starting effective date. In certain instances, the Company locks in the economic impact of existing purchased swaptions by entering into offsetting written swaptions. The Company pays a premium for purchased swaptions and receives a premium for written swaptions. The Company utilizes swaptions in nonqualifying hedging relationships. Swaptions are included in interest rate options.
The Company enters into interest rate forwards to buy and sell securities. The price is agreed upon at the time of the contract and payment for such a contract is made at a specified future date. The Company utilizes interest rate forwards in cash flow and nonqualifying hedging relationships.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
9. Derivatives (continued)

Foreign Currency Exchange Rate Derivatives
The Company uses foreign currency exchange rate derivatives, including foreign currency swaps, foreign currency forwards, currency options and exchange-traded currency futures, to reduce the risk from fluctuations in foreign currency exchange rates associated with its assets and liabilities denominated in foreign currencies. The Company also uses foreign currency derivatives to hedge the foreign currency exchange rate risk associated with certain of its net investments in foreign operations.
In a foreign currency swap transaction, the Company agrees with another party to exchange, at specified intervals, the difference between one currency and another at a fixed exchange rate, generally set at inception, calculated by reference to an agreed upon notional amount. The notional amount of each currency is exchanged at the inception and termination of the currency swap by each party. The Company utilizes foreign currency swaps in fair value, cash flow and nonqualifying hedging relationships.
In a foreign currency forward transaction, the Company agrees with another party to deliver a specified amount of an identified currency at a specified future date. The price is agreed upon at the time of the contract and payment for such a contract is made at the specified future date. The Company utilizes foreign currency forwards in fair value, net investment in foreign operations and nonqualifying hedging relationships.
The Company enters into currency options that give it the right, but not the obligation, to sell the foreign currency amount in exchange for a functional currency amount within a limited time at a contracted price. The contracts may also be net settled in cash, based on differentials in the foreign currency exchange rate and the strike price. The Company uses currency options to hedge against the foreign currency exposure inherent in certain of its variable annuity products. The Company also uses currency options as an economic hedge of foreign currency exposure related to the Company’s international subsidiaries. The Company utilizes currency options in net investment in foreign operations and nonqualifying hedging relationships.
To a lesser extent, the Company uses exchange-traded currency futures to hedge currency mismatches between assets and liabilities, and to hedge minimum guarantees embedded in certain variable annuity products offered by the Company. The Company utilizes exchange-traded currency futures in nonqualifying hedging relationships.
Credit Derivatives
The Company enters into purchased credit default swaps to hedge against credit-related changes in the value of its investments. In a credit default swap transaction, the Company agrees with another party to pay, at specified intervals, a premium to hedge credit risk. If a credit event occurs, as defined by the contract, the contract may be cash settled or it may be settled gross by the delivery of par quantities of the referenced investment equal to the specified swap notional amount in exchange for the payment of cash amounts by the counterparty equal to the par value of the investment surrendered. Credit events vary by type of issuer but typically include bankruptcy, failure to pay debt obligations, repudiation, moratorium, involuntary restructuring or governmental intervention. In each case, payout on a credit default swap is triggered only after the Credit Derivatives Determinations Committee of the International Swaps and Derivatives Association, Inc. (“ISDA”) deems that a credit event has occurred. The Company utilizes credit default swaps in nonqualifying hedging relationships.
The Company enters into written credit default swaps to synthetically create credit investments that are either more expensive to acquire or otherwise unavailable in the cash markets. These transactions are a combination of a derivative and one or more cash instruments, such as U.S. government and agency securities, or other fixed maturity securities. These credit default swaps are not designated as hedging instruments.
The Company also enters into certain purchased and written credit default swaps held in relation to trading portfolios for the purpose of generating profits on short-term differences in price. These credit default swaps are not designated as hedging instruments. At December 31, 2016, the Company no longer maintained a trading portfolio for derivatives.
The Company enters into forwards to lock in the price to be paid for forward purchases of certain securities. The price is agreed upon at the time of the contract and payment for the contract is made at a specified future date. When the primary purpose of entering into these transactions is to hedge against the risk of changes in purchase price due to changes in credit spreads, the Company designates these transactions as credit forwards. The Company utilizes credit forwards in cash flow hedging relationships.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
9. Derivatives (continued)

Equity Derivatives
The Company uses a variety of equity derivatives to reduce its exposure to equity market risk, including equity index options, equity variance swaps, exchange-traded equity futures and equity total return swaps.
Equity index options are used by the Company primarily to hedge minimum guarantees embedded in certain variable annuity products offered by the Company. To hedge against adverse changes in equity indices, the Company enters into contracts to sell the equity index within a limited time at a contracted price. The contracts will be net settled in cash based on differentials in the indices at the time of exercise and the strike price. Certain of these contracts may also contain settlement provisions linked to interest rates. In certain instances, the Company may enter into a combination of transactions to hedge adverse changes in equity indices within a pre-determined range through the purchase and sale of options. The Company utilizes equity index options in nonqualifying hedging relationships.
Equity variance swaps are used by the Company primarily to hedge minimum guarantees embedded in certain variable annuity products offered by the Company. In an equity variance swap, the Company agrees with another party to exchange amounts in the future, based on changes in equity volatility over a defined period. The Company utilizes equity variance swaps in nonqualifying hedging relationships.
In exchange-traded equity futures transactions, the Company agrees to purchase or sell a specified number of contracts, the value of which is determined by the different classes of equity securities, and to post variation margin on a daily basis in an amount equal to the difference in the daily market values of those contracts. The Company enters into exchange-traded futures with regulated futures commission merchants that are members of the exchange. Exchange-traded equity futures are used primarily to hedge minimum guarantees embedded in certain variable annuity products offered by the Company. The Company utilizes exchange-traded equity futures in nonqualifying hedging relationships.
In an equity total return swap, the Company agrees with another party to exchange, at specified intervals, the difference between the economic risk and reward of an asset or a market index and LIBOR, calculated by reference to an agreed notional amount. No cash is exchanged at the outset of the contract. Cash is paid and received over the life of the contract based on the terms of the swap. The Company uses equity total return swaps to hedge its equity market guarantees in certain of its insurance products. Equity total return swaps can be used as hedges or to synthetically create investments. The Company utilizes equity total return swaps in nonqualifying hedging relationships.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
9. Derivatives (continued)

Primary Risks Managed by Derivatives
The following table presents the gross notional amount, estimated fair value and primary underlying risk exposure of the Company’s derivatives, excluding embedded derivatives, held at:

	Primary Underlying Risk Exposure	December 31,
		2016			2015
			Estimated Fair Value			Estimated Fair Value
		Gross Notional Amount	Assets	Liabilities	Gross Notional Amount	Assets	Liabilities
		(In millions)
Derivatives Designated as Hedging Instruments:
Fair value hedges:
Interest rate swaps	Interest rate	$5,021	$2,221	$6	$5,108	$2,177	$11
Foreign currency swaps	Foreign currency exchange rate	1,221	34	224	2,154	62	159
Foreign currency forwards	Foreign currency exchange rate	1,085	—	54	1,685	—	52
Subtotal		7,327	2,255	284	8,947	2,239	222
Cash flow hedges:
Interest rate swaps	Interest rate	2,040	325	34	1,960	427	—
Interest rate forwards	Interest rate	4,032	—	370	70	15	—
Foreign currency swaps	Foreign currency exchange rate	26,680	1,877	2,054	22,607	1,157	1,800
Subtotal		32,752	2,202	2,458	24,637	1,599	1,800
Foreign operations hedges:
Foreign currency forwards	Foreign currency exchange rate	1,394	47	5	3,916	63	12
Currency options	Foreign currency exchange rate	8,878	148	45	7,569	205	36
Subtotal		10,272	195	50	11,485	268	48
Total qualifying hedges		50,351	4,652	2,792	45,069	4,106	2,070
Derivatives Not Designated or Not Qualifying as Hedging Instruments:
Interest rate swaps	Interest rate	53,349	4,089	1,641	66,202	3,307	1,609
Interest rate floors	Interest rate	12,101	181	7	16,801	278	24
Interest rate caps	Interest rate	78,358	112	2	55,136	67	3
Interest rate futures	Interest rate	4,793	3	12	5,178	2	7
Interest rate options	Interest rate	5,334	628	1	11,614	705	25
Interest rate forwards	Interest rate	613	—	25	43	1	—
Interest rate total return swaps	Interest rate	1,549	2	127	—	—	—
Synthetic GICs	Interest rate	5,566	—	—	4,216	—	—
Foreign currency swaps	Foreign currency exchange rate	11,651	1,445	462	10,399	687	431
Foreign currency forwards	Foreign currency exchange rate	15,422	117	977	11,539	150	219
Currency futures	Foreign currency exchange rate	915	—	—	930	—	—
Currency options	Foreign currency exchange rate	3,615	195	17	9,590	466	189
Credit default swaps — purchased	Credit	2,001	14	40	1,846	28	34
Credit default swaps — written	Credit	10,732	161	9	8,185	65	12
Equity futures	Equity market	4,457	30	3	3,537	26	18
Equity index options	Equity market	16,527	426	523	11,647	510	415
Equity variance swaps	Equity market	8,263	83	240	8,571	75	202
Equity total return swaps	Equity market	1,046	1	43	989	16	9
Total non-designated or nonqualifying derivatives		236,292	7,487	4,129	226,423	6,383	3,197
Total		$286,643	$12,139	$6,921	$271,492	$10,489	$5,267

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
9. Derivatives (continued)

Based on gross notional amounts, a substantial portion of the Company’s derivatives was not designated or did not qualify as part of a hedging relationship at both December 31, 2016 and 2015. The Company’s use of derivatives includes (i) derivatives that serve as macro hedges of the Company’s exposure to various risks and that generally do not qualify for hedge accounting due to the criteria required under the portfolio hedging rules; (ii) derivatives that economically hedge insurance liabilities that contain mortality or morbidity risk and that generally do not qualify for hedge accounting because the lack of these risks in the derivatives cannot support an expectation of a highly effective hedging relationship; (iii) derivatives that economically hedge embedded derivatives that do not qualify for hedge accounting because the changes in estimated fair value of the embedded derivatives are already recorded in net income; and (iv) written credit default swaps that are used to synthetically create credit investments and that do not qualify for hedge accounting because they do not involve a hedging relationship. For these nonqualified derivatives, changes in market factors can lead to the recognition of fair value changes on the statement of operations without an offsetting gain or loss recognized in earnings for the item being hedged.
Net Derivative Gains (Losses)
The components of net derivative gains (losses) were as follows:

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Freestanding derivatives and hedging gains (losses) (1)	$(509)	$429	$800
Embedded derivatives gains (losses)	(365)	116	(78)
Total net derivative gains (losses)	$(874)	$545	$722
__________________

(1)	Includes foreign currency transaction gains (losses) on hedged items in cash flow and nonqualifying hedging relationships, which are not presented elsewhere in this note.
The following table presents earned income on derivatives:

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Qualifying hedges:
Net investment income	$267	$206	$152
Interest credited to policyholder account balances	(1)	27	103
Other expenses	(12)	(6)	(3)
Nonqualifying hedges:
Net investment income	(1)	(6)	(4)
Net derivative gains (losses)	705	663	556
Policyholder benefits and claims	7	2	7
Total	$965	$886	$811

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
9. Derivatives (continued)

Nonqualifying Derivatives and Derivatives for Purposes Other Than Hedging
The following table presents the amount and location of gains (losses) recognized in income for derivatives that were not designated or not qualifying as hedging instruments:

	Net Derivative Gains (Losses)	Net Investment Income (1)	Policyholder Benefits and Claims (2)
	(In millions)
Year Ended December 31, 2016
Interest rate derivatives	$(990)	$—	$46
Foreign currency exchange rate derivatives	882	—	(18)
Credit derivatives — purchased	(40)	—	—
Credit derivatives — written	71	—	—
Equity derivatives	(681)	(16)	(138)
Total	$(758)	$(16)	$(110)
Year Ended December 31, 2015
Interest rate derivatives	$(354)	$—	$—
Foreign currency exchange rate derivatives	502	—	—
Credit derivatives — purchased	7	(3)	—
Credit derivatives — written	(69)	—	—
Equity derivatives	(340)	(10)	—
Total	$(254)	$(13)	$—
Year Ended December 31, 2014
Interest rate derivatives	$425	$—	$—
Foreign currency exchange rate derivatives	(349)	—	—
Credit derivatives — purchased	10	—	—
Credit derivatives — written	3	—	—
Equity derivatives	(68)	(10)	(10)
Total	$21	$(10)	$(10)
__________________

(1)
Changes in estimated fair value related to economic hedges of equity method investments in joint ventures, derivatives held in relation to trading portfolios and derivatives held within contractholder-directed unit-linked investments.

(2)	Changes in estimated fair value related to economic hedges of variable annuity guarantees included in future policy benefits.
Fair Value Hedges
The Company designates and accounts for the following as fair value hedges when they have met the requirements of fair value hedging: (i) interest rate swaps to convert fixed rate assets and liabilities to floating rate assets and liabilities; (ii) foreign currency swaps to hedge the foreign currency fair value exposure of foreign currency denominated assets and liabilities; and (iii) foreign currency forwards to hedge the foreign currency fair value exposure of foreign currency denominated investments.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
9. Derivatives (continued)

The Company recognizes gains and losses on derivatives and the related hedged items in fair value hedges within net derivative gains (losses). The following table presents the amount of such net derivative gains (losses):

Derivatives in Fair Value Hedging Relationships	Hedged Items in Fair Value Hedging Relationships	Net Derivative Gains (Losses) Recognized for Derivatives	Net Derivative Gains (Losses) Recognized for Hedged Items	Ineffectiveness Recognized in Net Derivative Gains (Losses)
		(In millions)
Year Ended December 31, 2016
Interest rate swaps:	Fixed maturity securities	$7	$(9)	$(2)
	Policyholder liabilities (1)	(108)	90	(18)
Foreign currency swaps:	Foreign-denominated fixed maturity securities	13	(12)	1
	Foreign-denominated policyholder account balances (2)	(95)	92	(3)
Foreign currency forwards:	Foreign-denominated fixed maturity securities	127	(119)	8
Total		$(56)	$42	$(14)
Year Ended December 31, 2015
Interest rate swaps:	Fixed maturity securities	$4	$(1)	$3
	Policyholder liabilities (1)	(4)	(6)	(10)
Foreign currency swaps:	Foreign-denominated fixed maturity securities	15	(7)	8
	Foreign-denominated policyholder account balances (2)	(240)	232	(8)
Foreign currency forwards:	Foreign-denominated fixed maturity securities	(75)	68	(7)
Total		$(300)	$286	$(14)
Year Ended December 31, 2014
Interest rate swaps:	Fixed maturity securities	$4	$—	$4
	Policyholder liabilities (1)	649	(636)	13
Foreign currency swaps:	Foreign-denominated fixed maturity securities	13	(11)	2
	Foreign-denominated policyholder account balances (2)	(283)	270	(13)
Foreign currency forwards:	Foreign-denominated fixed maturity securities	(359)	330	(29)
Total		$24	$(47)	$(23)
__________________

(1)	Fixed rate liabilities reported in policyholder account balances or future policy benefits.

(2)	Fixed rate or floating rate liabilities.
For the Company’s foreign currency forwards, the change in the estimated fair value of the derivative related to the changes in the difference between the spot price and the forward price is excluded from the assessment of hedge effectiveness. For all other derivatives, all components of each derivative’s gain or loss were included in the assessment of hedge effectiveness. For the years ended December 31, 2016, 2015 and 2014, the component of the change in estimated fair value of derivatives that was excluded from the assessment of hedge effectiveness was ($23) million, ($11) million and $3 million, respectively.
Cash Flow Hedges
The Company designates and accounts for the following as cash flow hedges when they have met the requirements of cash flow hedging: (i) interest rate swaps to convert floating rate assets and liabilities to fixed rate assets and liabilities; (ii) foreign currency swaps to hedge the foreign currency cash flow exposure of foreign currency denominated assets and liabilities; (iii) interest rate forwards and credit forwards to lock in the price to be paid for forward purchases of investments; (iv) interest rate swaps and interest rate forwards to hedge the forecasted purchases of fixed-rate investments; and (v) interest rate swaps and interest rate forwards to hedge forecasted fixed-rate borrowings.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
9. Derivatives (continued)

In certain instances, the Company discontinued cash flow hedge accounting because the forecasted transactions were no longer probable of occurring. Because certain of the forecasted transactions also were not probable of occurring within two months of the anticipated date, the Company reclassified amounts from AOCI into net derivative gains (losses). These amounts were $12 million, $8 million and ($15) million for the years ended December 31, 2016, 2015 and 2014, respectively.
At both December 31, 2016 and 2015, the maximum length of time over which the Company was hedging its exposure to variability in future cash flows for forecasted transactions did not exceed five years.
At December 31, 2016 and 2015, the balance in AOCI associated with cash flow hedges was $2.9 billion and $2.4 billion, respectively. For the years ended December 31, 2016, 2015, and 2014, the amounts of deferred gains (losses) in AOCI from Brighthouse were $71 million, $102 million, and $252 million, respectively. For the years ended December 31, 2016, 2015, and 2014, the amounts of income reclassified from AOCI into income (loss) from discontinued operations were $45 million, $7 million and ($2) million, respectively.
The following table presents the effects of derivatives in cash flow hedging relationships on the consolidated statements of operations and the consolidated statements of equity. The table excludes the effects of Brighthouse derivatives prior to the Separation.

Derivatives in Cash Flow Hedging Relationships	Amount of Gains (Losses)Deferred in AOCI on Derivatives	Amount and Location of Gains (Losses) Reclassified from AOCI into Income (Loss)			Amount and Location of Gains (Losses) Recognized in Income (Loss) on Derivatives
	(Effective Portion)	(Effective Portion)			(Ineffective Portion)
		Net Derivative Gains (Losses)	Net Investment Income	Other Expenses	Net Derivative Gains (Losses)
	(In millions)
Year Ended December 31, 2016
Interest rate swaps	$50	$56	$12	$—	$(1)
Interest rate forwards	(366)	(1)	4	1	—
Foreign currency swaps	589	(350)	(2)	2	1
Credit forwards	—	3	1	—	—
Total	$273	$(292)	$15	$3	$—
Year Ended December 31, 2015
Interest rate swaps	$76	$84	$11	$—	$2
Interest rate forwards	(3)	4	3	2	—
Foreign currency swaps	(194)	(720)	(1)	1	9
Credit forwards	—	1	—	—	—
Total	$(121)	$(631)	$13	$3	$11
Year Ended December 31, 2014
Interest rate swaps	$591	$41	$8	$—	$3
Interest rate forwards	31	(8)	3	2	—
Foreign currency swaps	(205)	(762)	(2)	2	1
Credit forwards	—	—	1	—	—
Total	$417	$(729)	$10	$4	$4
All components of each derivative’s gain or loss were included in the assessment of hedge effectiveness.
At December 31, 2016, the Company expected to reclassify ($219) million of deferred net gains (losses) on derivatives in AOCI, included in the table above, to earnings within the next 12 months.
Hedges of Net Investments in Foreign Operations
The Company uses foreign currency exchange rate derivatives, which may include foreign currency forwards and currency options, to hedge portions of its net investments in foreign operations against adverse movements in exchange rates. The Company measures ineffectiveness on these derivatives based upon the change in forward rates.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
9. Derivatives (continued)

When net investments in foreign operations are sold or substantially liquidated, the amounts in AOCI are reclassified to the statement of operations.
The following table presents the effects of derivatives in net investment hedging relationships on the consolidated statements of operations and the consolidated statements of equity:

Derivatives in Net Investment Hedging Relationships (1), (2)	Amount of Gains (Losses) Deferred in AOCI (Effective Portion)
	Years Ended December 31,
	2016	2015	2014
	(In millions)
Foreign currency forwards	$(267)	$255	$407
Currency options	(35)	(138)	222
Total	$(302)	$117	$629
__________________

(1)
During the years ended December 31, 2016 and 2015, there were no sales or substantial liquidations of net investments in foreign operations that would have required the reclassification of gains or losses from AOCI into earnings. In May 2014, the Company sold its interest in MAL, which was a hedged item in a net investment hedging relationship. As a result, during the year ended December 31, 2014, the Company released losses of $77 million from AOCI into earnings upon the sale. See Note 3.

(2)
There was no ineffectiveness recognized for the Company’s hedges of net investments in foreign operations. All components of each derivative’s gain or loss were included in the assessment of hedge effectiveness.

At December 31, 2016 and 2015, the cumulative foreign currency translation gain (loss) recorded in AOCI related to hedges of net investments in foreign operations was $754 million and $1.1 billion, respectively.
Credit Derivatives
In connection with synthetically created credit investment transactions and credit default swaps held in relation to the trading portfolio, the Company writes credit default swaps for which it receives a premium to insure credit risk. Such credit derivatives are included within the nonqualifying derivatives and derivatives for purposes other than hedging table. If a credit event occurs, as defined by the contract, the contract may be cash settled or it may be settled gross by the Company paying the counterparty the specified swap notional amount in exchange for the delivery of par quantities of the referenced credit obligation. The Company’s maximum amount at risk, assuming the value of all referenced credit obligations is zero, was $10.7 billion and $8.2 billion at December 31, 2016 and 2015, respectively. The Company can terminate these contracts at any time through cash settlement with the counterparty at an amount equal to the then current estimated fair value of the credit default swaps. At December 31, 2016 and 2015, the Company would have received $152 million and $53 million, respectively, to terminate all of these contracts.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
9. Derivatives (continued)

The following table presents the estimated fair value, maximum amount of future payments and weighted average years to maturity of written credit default swaps at:

	December 31,
	2016			2015
Rating Agency Designation of Referenced Credit Obligations (1)	Estimated Fair Value of Credit Default Swaps	Maximum Amount of Future Payments under Credit Default Swaps	Weighted Average Years to Maturity (2)	Estimated Fair Value of Credit Default Swaps	Maximum Amount of Future Payments under Credit Default Swaps	Weighted Average Years to Maturity (2)
	(Dollars in millions)
Aaa/Aa/A
Single name credit default swaps (3)	$6	$449	3.1	$5	$454	3.0
Credit default swaps referencing indices	34	2,335	3.6	5	1,416	3.4
Subtotal	40	2,784	3.5	10	1,870	3.3
Baa
Single name credit default swaps (3)	5	751	2.5	6	940	2.9
Credit default swaps referencing indices	88	6,711	5.0	29	4,619	4.8
Subtotal	93	7,462	4.8	35	5,559	4.5
Ba
Single name credit default swaps (3)	(2)	135	4.1	(2)	64	2.3
Credit default swaps referencing indices	—	—	—	(1)	100	1.0
Subtotal	(2)	135	4.1	(3)	164	1.5
B
Single name credit default swaps (3)	1	70	1.8	—	—	—
Credit default swaps referencing indices	20	281	5.0	11	592	4.9
Subtotal	21	351	4.3	11	592	4.9
Total	$152	$10,732	4.4	$53	$8,185	4.2
__________________

(1)
The rating agency designations are based on availability and the midpoint of the applicable ratings among Moody’s Investors Service (“Moody’s”), S&P and Fitch Ratings. If no rating is available from a rating agency, then an internally developed rating is used.

(2)	The weighted average years to maturity of the credit default swaps is calculated based on weighted average gross notional amounts.

(3)	Single name credit default swaps may be referenced to the credit of corporations, foreign governments, or state and political subdivisions.
The Company has also entered into credit default swaps to purchase credit protection on certain of the referenced credit obligations in the table above. As a result, the maximum amounts of potential future recoveries available to offset the $10.7 billion and $8.2 billion from the table above were $30 million and $75 million at December 31, 2016 and 2015, respectively.
At December 31, 2016, the Company no longer maintained a trading portfolio for derivatives. At December 31, 2015, written credit default swaps held in relation to the trading portfolio amounted to $20 million in gross notional amount and ($2) million in estimated fair value.
Credit Risk on Freestanding Derivatives
The Company may be exposed to credit-related losses in the event of nonperformance by its counterparties to derivatives. Generally, the current credit exposure of the Company’s derivatives is limited to the net positive estimated fair value of derivatives at the reporting date after taking into consideration the existence of master netting or similar agreements and any collateral received pursuant to such agreements.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
9. Derivatives (continued)

The Company manages its credit risk related to derivatives by entering into transactions with creditworthy counterparties and establishing and monitoring exposure limits. The Company’s OTC-bilateral derivative transactions are generally governed by ISDA Master Agreements which provide for legally enforceable set-off and close-out netting of exposures to specific counterparties in the event of early termination of a transaction, which includes, but is not limited to, events of default and bankruptcy. In the event of an early termination, the Company is permitted to set off receivables from the counterparty against payables to the same counterparty arising out of all included transactions. Substantially all of the Company’s ISDA Master Agreements also include Credit Support Annex provisions which require both the pledging and accepting of collateral in connection with its OTC-bilateral derivatives.
The Company’s OTC-cleared derivatives are effected through central clearing counterparties and its exchange-traded derivatives are effected through regulated exchanges. Such positions are marked to market and margined on a daily basis (both initial margin and variation margin), and the Company has minimal exposure to credit-related losses in the event of nonperformance by counterparties to such derivatives.
See Note 10 for a description of the impact of credit risk on the valuation of derivatives.
The estimated fair values of the Company’s net derivative assets and net derivative liabilities after the application of master netting agreements and collateral were as follows at:

	December 31,
	2016		2015
Derivatives Subject to a Master Netting Arrangement or a Similar Arrangement	Assets	Liabilities	Assets	Liabilities
	(In millions)
Gross estimated fair value of derivatives:
OTC-bilateral (1)	$9,976	$5,721	$9,123	$4,123
OTC-cleared (1)	2,275	1,142	1,522	1,139
Exchange-traded	33	15	28	25
Total gross estimated fair value of derivatives (1)	12,284	6,878	10,673	5,287
Amounts offset on the consolidated balance sheets	—	—	—	—
Estimated fair value of derivatives presented on the consolidated balance sheets (1)	12,284	6,878	10,673	5,287
Gross amounts not offset on the consolidated balance sheets:
Gross estimated fair value of derivatives: (2)
OTC-bilateral	(3,787)	(3,787)	(2,791)	(2,791)
OTC-cleared	(903)	(903)	(1,130)	(1,130)
Exchange-traded	(5)	(5)	(1)	(1)
Cash collateral: (3), (4)
OTC-bilateral	(4,244)	(84)	(4,516)	(7)
OTC-cleared	(1,335)	(234)	(370)	(2)
Exchange-traded	—	(9)	—	(20)
Securities collateral: (5)
OTC-bilateral	(1,640)	(1,818)	(1,524)	(1,247)
OTC-cleared	—	—	—	—
Exchange-traded	—	—	—	(3)
Net amount after application of master netting agreements and collateral	$370	$38	$341	$86
__________________

(1)
At December 31, 2016 and 2015, derivative assets included income or (expense) accruals reported in accrued investment income or in other liabilities of $145 million and $184 million, respectively, and derivative liabilities included (income) or expense accruals reported in accrued investment income or in other liabilities of ($43) million and $20 million, respectively.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
9. Derivatives (continued)

(2)	Estimated fair value of derivatives is limited to the amount that is subject to set-off and includes income or expense accruals.

(3)
Cash collateral received by the Company for OTC-bilateral and OTC-cleared derivatives is included in cash and cash equivalents, short-term investments or in fixed maturity securities, and the obligation to return it is included in payables for collateral under securities loaned and other transactions on the balance sheet.

(4)
The receivable for the return of cash collateral provided by the Company is inclusive of initial margin on exchange-traded and OTC-cleared derivatives and is included in premiums, reinsurance and other receivables on the balance sheet. The amount of cash collateral offset in the table above is limited to the net estimated fair value of derivatives after application of netting agreements. At December 31, 2016 and 2015, the Company received excess cash collateral of $164 million and $88 million, respectively, and provided excess cash collateral of $461 million and $142 million, respectively, which is not included in the table above due to the foregoing limitation.

(5)
Securities collateral received by the Company is held in separate custodial accounts and is not recorded on the balance sheet. Subject to certain constraints, the Company is permitted by contract to sell or re-pledge this collateral, but at December 31, 2016, none of the collateral had been sold or re-pledged. Securities collateral pledged by the Company is reported in fixed maturity securities on the balance sheet. Subject to certain constraints, the counterparties are permitted by contract to sell or re-pledge this collateral. The amount of securities collateral offset in the table above is limited to the net estimated fair value of derivatives after application of netting agreements and cash collateral. At December 31, 2016 and 2015, the Company received excess securities collateral with an estimated fair value of $82 million and $100 million, respectively, for its OTC-bilateral derivatives, which are not included in the table above due to the foregoing limitation. At December 31, 2016 and 2015, the Company provided excess securities collateral with an estimated fair value of $189 million and $114 million, respectively, for its OTC-bilateral derivatives, $544 million and $280 million, respectively, for its OTC-cleared derivatives, and $116 million and $68 million, respectively, for its exchange-traded derivatives, which are not included in the table above due to the foregoing limitation.

The Company’s collateral arrangements for its OTC-bilateral derivatives generally require the counterparty in a net liability position, after considering the effect of netting agreements, to pledge collateral when the collateral amount owed by that counterparty reaches a minimum transfer amount. A small number of these arrangements also include credit-contingent provisions that include a threshold above which collateral must be posted. Such agreements provide for a reduction of these thresholds (on a sliding scale that converges toward zero) in the event of downgrades in the credit ratings of MetLife, Inc. and/or the counterparty. In addition, substantially all of the Company’s netting agreements for derivatives contain provisions that require both the Company and the counterparty to maintain a specific investment grade credit rating from each of Moody’s and S&P. If a party’s credit or financial strength rating, as applicable, were to fall below that specific investment grade credit rating, that party would be in violation of these provisions, and the other party to the derivatives could terminate the transactions and demand immediate settlement and payment based on such party’s reasonable valuation of the derivatives.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
9. Derivatives (continued)

The following table presents the estimated fair value of the Company’s OTC-bilateral derivatives that are in a net liability position after considering the effect of netting agreements, together with the estimated fair value and balance sheet location of the collateral pledged. The table also presents the incremental collateral that MetLife, Inc. would be required to provide if there was a one-notch downgrade in MetLife, Inc.’s senior unsecured debt rating at the reporting date or if the Company’s credit or financial strength rating, as applicable, sustained a downgrade to a level that triggered full overnight collateralization or termination of the derivative position at the reporting date. OTC-bilateral derivatives that are not subject to collateral agreements are excluded from this table.

	December 31,
	2016			2015
	Derivatives Subject to Credit-Contingent Provisions	Derivatives Not Subject to Credit-Contingent Provisions	Total	Derivatives Subject to Credit-Contingent Provisions	Derivatives Not Subject to Credit-Contingent Provisions	Total
	(In millions)
Estimated Fair Value of Derivatives in a Net Liability Position (1)	$1,909	$25	$1,934	$1,122	$207	$1,329
Estimated Fair Value of Collateral Provided:
Fixed maturity securities	$1,965	$31	$1,996	$1,186	$174	$1,360
Cash	$91	$—	$91	$4	$4	$8
Estimated Fair Value of Incremental Collateral Provided Upon:
One-notch downgrade in the Company’s credit or financial strength rating, as applicable	$6	$—	$6	$1	$—	$1
Downgrade in the Company’s credit or financial strength rating, as applicable, to a level that triggers full overnight collateralization or termination of the derivative position	$9	$—	$9	$1	$—	$1
__________________

(1)	After taking into consideration the existence of netting agreements.
Embedded Derivatives
The Company issues certain products or purchases certain investments that contain embedded derivatives that are required to be separated from their host contracts and accounted for as freestanding derivatives. These host contracts principally include: variable annuities with guaranteed minimum benefits, including GMWBs, GMABs and certain GMIBs; ceded reinsurance of guaranteed minimum benefits related to certain GMIBs; assumed reinsurance of guaranteed minimum benefits related to GMWBs and GMABs; funding agreements with equity or bond indexed crediting rates; funds withheld on ceded reinsurance; fixed annuities with equity-indexed returns; and certain debt and equity securities.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
9. Derivatives (continued)

The following table presents the estimated fair value and balance sheet location of the Company’s embedded derivatives that have been separated from their host contracts at:

		December 31,
	Balance Sheet Location	2016	2015
		(In millions)
Embedded derivatives within asset host contracts:
Ceded guaranteed minimum benefits	Premiums, reinsurance and other receivables	$143	$118
Options embedded in debt or equity securities	Investments	(88)	(157)
Embedded derivatives within asset host contracts		$55	$(39)
Embedded derivatives within liability host contracts:
Direct guaranteed minimum benefits	Policyholder account balances and Future policy benefits	$361	$(155)
Assumed guaranteed minimum benefits	Policyholder account balances	1,205	965
Funds withheld on ceded reinsurance	Other liabilities	(30)	(14)
Fixed annuities with equity indexed returns	Policyholder account balances	18	(3)
Embedded derivatives within liability host contracts		$1,554	$793
The following table presents changes in estimated fair value related to embedded derivatives:

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Net derivative gains (losses) (1)	$(365)	$116	$(78)
__________________

(1)
The valuation of guaranteed minimum benefits includes a nonperformance risk adjustment. The amounts included in net derivative gains (losses) in connection with this adjustment were $293 million, $139 million and ($46) million for the years ended December 31, 2016, 2015 and 2014, respectively.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)

10. Fair Value
When developing estimated fair values, the Company considers three broad valuation techniques: (i) the market approach, (ii) the income approach, and (iii) the cost approach. The Company determines the most appropriate valuation technique to use, given what is being measured and the availability of sufficient inputs, giving priority to observable inputs. The Company categorizes its assets and liabilities measured at estimated fair value into a three-level hierarchy, based on the significant input with the lowest level in its valuation. The input levels are as follows:

Level 1
Unadjusted quoted prices in active markets for identical assets or liabilities. The Company defines active markets based on average trading volume for equity securities. The size of the bid/ask spread is used as an indicator of market activity for fixed maturity securities.

Level 2
Quoted prices in markets that are not active or inputs that are observable either directly or indirectly. These inputs can include quoted prices for similar assets or liabilities other than quoted prices in Level 1, quoted prices in markets that are not active, or other significant inputs that are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3
Unobservable inputs that are supported by little or no market activity and are significant to the determination of estimated fair value of the assets or liabilities. Unobservable inputs reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

Financial markets are susceptible to severe events evidenced by rapid depreciation in asset values accompanied by a reduction in asset liquidity. The Company’s ability to sell securities, or the price ultimately realized for these securities, depends upon the demand and liquidity in the market and increases the use of judgment in determining the estimated fair value of certain securities.
Considerable judgment is often required in interpreting market data to develop estimates of fair value, and the use of different assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.
Recurring Fair Value Measurements
The assets and liabilities measured at estimated fair value on a recurring basis and their corresponding placement in the fair value hierarchy, including those items for which the Company has elected the FVO, are presented below at:

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

	December 31, 2016
	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total Estimated Fair Value
	(In millions)
Assets
Fixed maturity securities:
U.S. corporate	$—	$72,811	$5,732	$78,543
Foreign government	—	55,687	289	55,976
Foreign corporate	—	44,858	5,805	50,663
U.S. government and agency	24,943	19,490	—	44,433
RMBS	—	25,194	3,838	29,032
State and political subdivision	—	12,221	10	12,231
ABS	—	10,196	1,029	11,225
CMBS	—	7,112	348	7,460
Total fixed maturity securities	24,943	247,569	17,051	289,563
Equity securities	1,334	1,092	468	2,894
FVO and trading securities (1)	11,123	2,513	287	13,923
Short-term investments (2)	4,091	1,868	46	6,005
Residential mortgage loans — FVO	—	—	566	566
Other investments	86	71	—	157
Derivative assets: (3)
Interest rate	3	7,556	2	7,561
Foreign currency exchange rate	—	3,783	80	3,863
Credit	—	145	30	175
Equity market	30	390	120	540
Total derivative assets	33	11,874	232	12,139
Embedded derivatives within asset host contracts (4)	—	—	143	143
Separate account assets (5)	82,818	111,612	1,148	195,578
Total assets	$124,428	$376,599	$19,941	$520,968
Liabilities
Derivative liabilities: (3)
Interest rate	$12	$1,713	$500	$2,225
Foreign currency exchange rate	—	3,784	54	3,838
Credit	—	49	—	49
Equity market	3	566	240	809
Total derivative liabilities	15	6,112	794	6,921
Embedded derivatives within liability host contracts (4)	—	—	1,554	1,554
Trading liabilities (6)	—	—	—	—
Separate account liabilities (5)	—	16	7	23
Total liabilities	$15	$6,128	$2,355	$8,498

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

	December 31, 2015
	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total Estimated Fair Value
	(In millions)
Assets
Fixed maturity securities:
U.S. corporate	$—	$74,245	$5,328	$79,573
Foreign government	—	48,889	829	49,718
Foreign corporate	—	46,428	4,983	51,411
U.S. government and agency	29,487	17,635	—	47,122
RMBS	—	25,508	3,381	28,889
State and political subdivision	—	11,776	34	11,810
ABS	—	8,840	1,211	10,051
CMBS	—	8,680	529	9,209
Total fixed maturity securities	29,487	242,001	16,295	287,783
Equity securities	1,230	1,300	334	2,864
FVO and trading securities (1)	11,335	3,419	270	15,024
Short-term investments (2)	2,469	4,282	244	6,995
Residential mortgage loans — FVO	—	—	314	314
Other investments	109	53	—	162
Derivative assets: (3)
Interest rate	2	6,960	17	6,979
Foreign currency exchange rate	—	2,774	16	2,790
Credit	—	87	6	93
Equity market	26	467	134	627
Total derivative assets	28	10,288	173	10,489
Embedded derivatives within asset host contracts (4)	—	—	118	118
Separate account assets (5)	76,456	109,138	1,558	187,152
Total assets	$121,114	$370,481	$19,306	$510,901
Liabilities
Derivative liabilities: (3)
Interest rate	$7	$1,672	$—	$1,679
Foreign currency exchange rate	—	2,750	148	2,898
Credit	—	44	2	46
Equity market	18	424	202	644
Total derivative liabilities	25	4,890	352	5,267
Embedded derivatives within liability host contracts (4)	—	—	793	793
Trading liabilities (6)	103	50	—	153
Separate account liabilities (5)	—	—	—	—
Total liabilities	$128	$4,940	$1,145	$6,213
__________________

(1)
In 2016, the Company reinvested its trading securities portfolio into other asset classes and, at December 31, 2016, the Company no longer held any actively traded securities. FVO and trading securities at both December 31, 2016 and 2015 was comprised of over 90% FVO contractholder-directed unit-linked investments, with the remainder comprised of FVO general account securities and FVO securities held by CSEs at December 31, 2015 including actively traded securities.

(2)
Short-term investments as presented in the tables above differ from the amounts presented on the consolidated balance sheets because certain short-term investments are not measured at estimated fair value on a recurring basis.

(3)
Derivative assets are presented within other invested assets on the consolidated balance sheets and derivative liabilities are presented within other liabilities on the consolidated balance sheets. The amounts are presented gross in the tables above to reflect the presentation on the consolidated balance sheets, but are presented net for purposes of the rollforward in the Fair Value Measurements Using Significant Unobservable Inputs (Level 3) tables.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

(4)
Embedded derivatives within asset host contracts are presented within premiums, reinsurance and other receivables and other invested assets on the consolidated balance sheets. Embedded derivatives within liability host contracts are presented within policyholder account balances, future policy benefits and other liabilities on the consolidated balance sheets. At December 31, 2016 and 2015, debt and equity securities also included embedded derivatives of ($88) million and ($157) million, respectively.

(5)
Investment performance related to separate account assets is fully offset by corresponding amounts credited to contractholders whose liability is reflected within separate account liabilities. Separate account liabilities are set equal to the estimated fair value of separate account assets. Separate account liabilities presented in the tables above represent derivative liabilities.

(6)	Trading liabilities are presented within other liabilities on the consolidated balance sheets.
The following describes the valuation methodologies used to measure assets and liabilities at fair value. The description includes the valuation techniques and key inputs for each category of assets or liabilities that are classified within Level 2 and Level 3 of the fair value hierarchy.
Investments
Valuation Controls and Procedures
On behalf of the Company’s Chief Investment Officer and Chief Financial Officer, a pricing and valuation committee that is independent of the trading and investing functions and comprised of senior management, provides oversight of control systems and valuation policies for securities, mortgage loans and derivatives. On a quarterly basis, this committee reviews and approves new transaction types and markets, ensures that observable market prices and market-based parameters are used for valuation, wherever possible, and determines that judgmental valuation adjustments, when applied, are based upon established policies and are applied consistently over time. This committee also provides oversight of the selection of independent third party pricing providers and the controls and procedures to evaluate third party pricing. Periodically, the Chief Accounting Officer reports to the Audit Committee of MetLife, Inc.’s Board of Directors regarding compliance with fair value accounting standards.
The Company reviews its valuation methodologies on an ongoing basis and revises those methodologies when necessary based on changing market conditions. Assurance is gained on the overall reasonableness and consistent application of input assumptions, valuation methodologies and compliance with fair value accounting standards through controls designed to ensure valuations represent an exit price. Several controls are utilized, including certain monthly controls, which include, but are not limited to, analysis of portfolio returns to corresponding benchmark returns, comparing a sample of executed prices of securities sold to the fair value estimates, comparing fair value estimates to management’s knowledge of the current market, reviewing the bid/ask spreads to assess activity, comparing prices from multiple independent pricing services and ongoing due diligence to confirm that independent pricing services use market-based parameters. The process includes a determination of the observability of inputs used in estimated fair values received from independent pricing services or brokers by assessing whether these inputs can be corroborated by observable market data. The Company ensures that prices received from independent brokers, also referred to herein as “consensus pricing,” represent a reasonable estimate of fair value by considering such pricing relative to the Company’s knowledge of the current market dynamics and current pricing for similar financial instruments. While independent non-binding broker quotations are utilized, they are not used for a significant portion of the portfolio. For example, fixed maturity securities priced using independent non-binding broker quotations represent less than 1% of the total estimated fair value of fixed maturity securities and 6% of the total estimated fair value of Level 3 fixed maturity securities at December 31, 2016.
The Company also applies a formal process to challenge any prices received from independent pricing services that are not considered representative of estimated fair value. If prices received from independent pricing services are not considered reflective of market activity or representative of estimated fair value, independent non-binding broker quotations are obtained, or an internally developed valuation is prepared. Internally developed valuations of current estimated fair value, which reflect internal estimates of liquidity and nonperformance risks, compared with pricing received from the independent pricing services, did not produce material differences in the estimated fair values for the majority of the portfolio; accordingly, overrides were not material. This is, in part, because internal estimates of liquidity and nonperformance risks are generally based on available market evidence and estimates used by other market participants. In the absence of such market-based evidence, management’s best estimate is used.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

Securities, Short-term Investments, Other Investments and Trading Liabilities
When available, the estimated fair value of these financial instruments is based on quoted prices in active markets that are readily and regularly obtainable. Generally, these are the most liquid of the Company’s securities holdings and valuation of these securities does not involve management’s judgment.
When quoted prices in active markets are not available, the determination of estimated fair value is based on market standard valuation methodologies, giving priority to observable inputs. The significant inputs to the market standard valuation methodologies for certain types of securities with reasonable levels of price transparency are inputs that are observable in the market or can be derived principally from, or corroborated by, observable market data. When observable inputs are not available, the market standard valuation methodologies rely on inputs that are significant to the estimated fair value that are not observable in the market or cannot be derived principally from, or corroborated by, observable market data. These unobservable inputs can be based in large part on management’s judgment or estimation and cannot be supported by reference to market activity. Even though these inputs are unobservable, management believes they are consistent with what other market participants would use when pricing such securities and are considered appropriate given the circumstances.
The estimated fair value of investments in certain separate accounts included in FVO contractholder-directed unit-linked investments, FVO securities held by CSEs, other investments and trading liabilities is determined on a basis consistent with the methodologies described herein for securities.
The valuation of most instruments listed below is determined using independent pricing sources, matrix pricing, discounted cash flow methodologies or other similar techniques that use either observable market inputs or unobservable inputs.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

Instrument		Level 2 Observable Inputs	Level 3 Unobservable Inputs
Fixed Maturity Securities
U.S. corporate and Foreign corporate securities
	Valuation Techniques: Principally the market and income approaches.		Valuation Techniques: Principally the market approach.
	Key Inputs:		Key Inputs:
	•	quoted prices in markets that are not active	•	illiquidity premium
	•	benchmark yields; spreads off benchmark yields; new issuances; issuer rating	•	delta spread adjustments to reflect specific credit-related issues
	•	trades of identical or comparable securities; duration	•	credit spreads
	•	Privately-placed securities are valued using the additional key inputs:	•	quoted prices in markets that are not active for identical or similar securities that are less liquid and based on lower levels of trading activity than securities classified in Level 2
• market yield curve; call provisions
		• observable prices and spreads for similar public or private securities that incorporate the credit quality and industry sector of the issuer	•	independent non-binding broker quotations
• delta spread adjustments to reflect specific credit-related issues
Foreign government, U.S. government and agency and State and political subdivision securities
	Valuation Techniques: Principally the market approach.		Valuation Techniques: Principally the market approach.
	Key Inputs:		Key Inputs:
	•	quoted prices in markets that are not active	•	independent non-binding broker quotations
	•	benchmark U.S. Treasury yield or other yields	•	quoted prices in markets that are not active for identical or similar securities that are less liquid and based on lower levels of trading activity than securities classified in Level 2
	•	the spread off the U.S. Treasury yield curve for the identical security
	•	issuer ratings and issuer spreads; broker-dealer quotes	•	credit spreads
	•	comparable securities that are actively traded
Structured Securities
	Valuation Techniques: Principally the market and income approaches.		Valuation Techniques: Principally the market and income approaches.
	Key Inputs:		Key Inputs:
	•	quoted prices in markets that are not active	•	credit spreads
	•	spreads for actively traded securities; spreads off benchmark yields	•	quoted prices in markets that are not active for identical or similar securities that are less liquid and based on lower levels of trading activity than securities classified in Level 2
	•	expected prepayment speeds and volumes
	•	current and forecasted loss severity; ratings; geographic region	•	independent non-binding broker quotations
	•	weighted average coupon and weighted average maturity
	•	average delinquency rates; debt-service coverage ratios
	•	issuance-specific information, including, but not limited to:
• collateral type; structure of the security; vintage of the loans
• payment terms of the underlying assets
• payment priority within the tranche; deal performance

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

Instrument	Level 2 Observable Inputs		Level 3 Unobservable Inputs
Equity Securities
	Valuation Techniques: Principally the market approach.		Valuation Techniques: Principally the market and income approaches.
	Key Input:		Key Inputs:
	•	quoted prices in markets that are not considered active	• credit ratings; issuance structures
• quoted prices in markets that are not active for identical or similar securities that are less liquid and based on lower levels of trading activity than securities classified in Level 2
• independent non-binding broker quotations
FVO and trading securities, Short-term investments, and Other investments
•
Contractholder-directed unit-linked investments include mutual fund interests without readily determinable fair values given prices are not published publicly. Valuation of these mutual funds is based upon quoted prices or reported net NAV provided by the fund managers, which were based on observable inputs.
•
FVO and trading securities and short-term investments are of a similar nature and class to the fixed maturity and equity securities described above; accordingly, the valuation techniques and unobservable inputs used in their valuation are also similar to those described above.

•
All other investments are of a similar nature and class to the fixed maturity and equity securities described above; accordingly, the valuation techniques and observable inputs used in their valuation are also similar to those described above.

Residential mortgage loans — FVO
	•	N/A	Valuation Techniques: Principally the market approach, including matrix pricing or other similar techniques.
Key Inputs: Inputs that are unobservable or cannot be derived principally from, or corroborated by, observable market data.
Separate Account Assets and Separate Account Liabilities (1)
Mutual funds and hedge funds without readily determinable fair values as prices are not published publicly
	Key Input:		• N/A
	•	quoted prices or reported NAV provided by the fund managers
Other limited partnership interests
	•	N/A	Valuation Techniques: Valued giving consideration to the underlying holdings of the partnerships and by applying a premium or discount, if appropriate.
Key Inputs:
• liquidity; bid/ask spreads; performance record of the fund manager
• other relevant variables that may impact the exit value of the particular partnership interest
__________________

(1)
Estimated fair value equals carrying value, based on the value of the underlying assets, including: mutual fund interests, fixed maturity securities, equity securities, derivatives, hedge funds, other limited partnership interests, short-term investments and cash and cash equivalents. Fixed maturity securities, equity securities, derivatives, short-term investments and cash and cash equivalents are similar in nature to the instruments described under “— Securities, Short-term Investments, Other Investments and Trading Liabilities” and “— Derivatives — Freestanding Derivatives”

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

Derivatives
The estimated fair value of derivatives is determined through the use of quoted market prices for exchange-traded derivatives, or through the use of pricing models for OTC-bilateral and OTC-cleared derivatives. The determination of estimated fair value, when quoted market values are not available, is based on market standard valuation methodologies and inputs that management believes are consistent with what other market participants would use when pricing such instruments. Derivative valuations can be affected by changes in interest rates, foreign currency exchange rates, financial indices, credit spreads, default risk, nonperformance risk, volatility, liquidity and changes in estimates and assumptions used in the pricing models. The valuation controls and procedures for derivatives are described in “— Investments.”
The significant inputs to the pricing models for most OTC-bilateral and OTC-cleared derivatives are inputs that are observable in the market or can be derived principally from, or corroborated by, observable market data. Certain OTC-bilateral and OTC-cleared derivatives may rely on inputs that are significant to the estimated fair value that are not observable in the market or cannot be derived principally from, or corroborated by, observable market data. These unobservable inputs may involve significant management judgment or estimation. Even though unobservable, these inputs are based on assumptions deemed appropriate given the circumstances and management believes they are consistent with what other market participants would use when pricing such instruments.
Most inputs for OTC-bilateral and OTC-cleared derivatives are mid-market inputs but, in certain cases, liquidity adjustments are made when they are deemed more representative of exit value. Market liquidity, as well as the use of different methodologies, assumptions and inputs, may have a material effect on the estimated fair values of the Company’s derivatives and could materially affect net income.
The credit risk of both the counterparty and the Company are considered in determining the estimated fair value for all OTC-bilateral and OTC-cleared derivatives, and any potential credit adjustment is based on the net exposure by counterparty after taking into account the effects of netting agreements and collateral arrangements. The Company values its OTC-bilateral and OTC-cleared derivatives using standard swap curves which may include a spread to the risk-free rate, depending upon specific collateral arrangements. This credit spread is appropriate for those parties that execute trades at pricing levels consistent with similar collateral arrangements. As the Company and its significant derivative counterparties generally execute trades at such pricing levels and hold sufficient collateral, additional credit risk adjustments are not currently required in the valuation process. The Company’s ability to consistently execute at such pricing levels is in part due to the netting agreements and collateral arrangements that are in place with all of its significant derivative counterparties. An evaluation of the requirement to make additional credit risk adjustments is performed by the Company each reporting period.
Freestanding Derivatives
Level 2 Valuation Techniques and Key Inputs:
This level includes all types of derivatives utilized by the Company with the exception of exchange-traded derivatives included within Level 1 and those derivatives with unobservable inputs as described in Level 3.
Level 3 Valuation Techniques and Key Inputs:
These valuation methodologies generally use the same inputs as described in the corresponding sections for Level 2 measurements of derivatives. However, these derivatives result in Level 3 classification because one or more of the significant inputs are not observable in the market or cannot be derived principally from, or corroborated by, observable market data.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

Freestanding derivatives are principally valued using the income approach. Valuations of non-option-based derivatives utilize present value techniques, whereas valuations of option-based derivatives utilize option pricing models. Key inputs are as follows:

Instrument		Interest Rate		Foreign Currency Exchange Rate		Credit		Equity Market
Inputs common to Level 2 and Level 3 by instrument type	•	swap yield curves	•	swap yield curves	•	swap yield curves	•	swap yield curves
	•	basis curves	•	basis curves	•	credit curves	•	spot equity index levels
	•	interest rate volatility (1)	•	currency spot rates	•	recovery rates	•	dividend yield curves
			•	cross currency basis curves			•	equity volatility (1)
			•	currency volatility (1)
Level 3	•	swap yield curves (2)	•	swap yield curves (2)	•	swap yield curves (2)	•	dividend yield curves (2)
	•	basis curves (2)	•	basis curves (2)	•	credit curves (2)	•	equity volatility (1), (2)
	•	repurchase rates	•	cross currency basis curves (2)	•	credit spreads	•	correlation between model inputs (1)
			•	currency correlation	•	repurchase rates
			•	currency volatility (1)	•	independent non-binding broker quotations
__________________

(1)	Option-based only.

(2)	Extrapolation beyond the observable limits of the curve(s).
Embedded Derivatives
Embedded derivatives principally include certain direct, assumed and ceded variable annuity guarantees, equity or bond indexed crediting rates within certain funding agreements and annuity contracts, and those related to funds withheld on ceded reinsurance agreements. Embedded derivatives are recorded at estimated fair value with changes in estimated fair value reported in net income.
The Company issues certain variable annuity products with guaranteed minimum benefits. GMWBs, GMABs and certain GMIBs contain embedded derivatives, which are measured at estimated fair value separately from the host variable annuity contract, with changes in estimated fair value reported in net derivative gains (losses). These embedded derivatives are classified within policyholder account balances and future policy benefits on the consolidated balance sheets.
The Company’s actuarial department calculates the fair value of these embedded derivatives, which are estimated as the present value of projected future benefits minus the present value of projected future fees using actuarial and capital market assumptions including expectations concerning policyholder behavior. The calculation is based on in-force business, and is performed using standard actuarial valuation software which projects future cash flows from the embedded derivative over multiple risk neutral stochastic scenarios using observable risk-free rates.
Capital market assumptions, such as risk-free rates and implied volatilities, are based on market prices for publicly traded instruments to the extent that prices for such instruments are observable. Implied volatilities beyond the observable period are extrapolated based on observable implied volatilities and historical volatilities. Actuarial assumptions, including mortality, lapse, withdrawal and utilization, are unobservable and are reviewed at least annually based on actuarial studies of historical experience.
The valuation of these guarantee liabilities includes nonperformance risk adjustments and adjustments for a risk margin related to non-capital market inputs. The nonperformance adjustment is determined by taking into consideration publicly available information relating to spreads in the secondary market for MetLife, Inc.’s debt, including related credit default swaps. These observable spreads are then adjusted, as necessary, to reflect the priority of these liabilities and the claims paying ability of the issuing insurance subsidiaries as compared to MetLife, Inc.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

Risk margins are established to capture the non-capital market risks of the instrument which represent the additional compensation a market participant would require to assume the risks related to the uncertainties of such actuarial assumptions as annuitization, premium persistency, partial withdrawal and surrenders. The establishment of risk margins requires the use of significant management judgment, including assumptions of the amount and cost of capital needed to cover the guarantees. These guarantees may be more costly than expected in volatile or declining equity markets. Market conditions including, but not limited to, changes in interest rates, equity indices, market volatility and foreign currency exchange rates; changes in nonperformance risk; and variations in actuarial assumptions regarding policyholder behavior, mortality and risk margins related to non-capital market inputs, may result in significant fluctuations in the estimated fair value of the guarantees that could materially affect net income.
The Company ceded the risk associated with certain of the GMIBs previously described. These reinsurance agreements contain embedded derivatives which are included within premiums, reinsurance and other receivables on the consolidated balance sheets with changes in estimated fair value reported in net derivative gains (losses) or policyholder benefits and claims depending on the statement of operations classification of the direct risk. The value of the embedded derivatives on the ceded risk is determined using a methodology consistent with that described previously for the guarantees directly written by the Company with the exception of the input for nonperformance risk that reflects the credit of the reinsurer.
The estimated fair value of the embedded derivatives within funds withheld related to certain ceded reinsurance is determined based on the change in estimated fair value of the underlying assets held by the Company in a reference portfolio backing the funds withheld liability. The estimated fair value of the underlying assets is determined as previously described in “— Investments — Securities, Short-term Investments, Other Investments and Trading Liabilities.” The estimated fair value of these embedded derivatives is included, along with their funds withheld hosts, in other liabilities on the consolidated balance sheets with changes in estimated fair value recorded in net derivative gains (losses). Changes in the credit spreads on the underlying assets, interest rates and market volatility may result in significant fluctuations in the estimated fair value of these embedded derivatives that could materially affect net income.
The estimated fair value of the embedded equity and bond indexed derivatives contained in certain funding agreements is determined using market standard swap valuation models and observable market inputs, including a nonperformance risk adjustment. The estimated fair value of these embedded derivatives are included, along with their funding agreements host, within policyholder account balances with changes in estimated fair value recorded in net derivative gains (losses). Changes in equity and bond indices, interest rates and the Company’s credit standing may result in significant fluctuations in the estimated fair value of these embedded derivatives that could materially affect net income.
The Company issues certain annuity contracts which allow the policyholder to participate in returns from equity indices. These equity indexed features are embedded derivatives which are measured at estimated fair value separately from the host fixed annuity contract, with changes in estimated fair value reported in net derivative gains (losses). These embedded derivatives are classified within policyholder account balances on the consolidated balance sheets.
The estimated fair value of the embedded equity indexed derivatives, based on the present value of future equity returns to the policyholder using actuarial and present value assumptions including expectations concerning policyholder behavior, is calculated by the Company’s actuarial department. The calculation is based on in-force business and uses standard capital market techniques, such as Black-Scholes, to calculate the value of the portion of the embedded derivative for which the terms are set. The portion of the embedded derivative covering the period beyond where terms are set is calculated as the present value of amounts expected to be spent to provide equity indexed returns in those periods. The valuation of these embedded derivatives also includes the establishment of a risk margin, as well as changes in nonperformance risk.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

Embedded Derivatives Within Asset and Liability Host Contracts
Level 3 Valuation Techniques and Key Inputs:
Direct and assumed guaranteed minimum benefits
These embedded derivatives are principally valued using the income approach. Valuations are based on option pricing techniques, which utilize significant inputs that may include swap yield curves, currency exchange rates and implied volatilities. These embedded derivatives result in Level 3 classification because one or more of the significant inputs are not observable in the market or cannot be derived principally from, or corroborated by, observable market data. Significant unobservable inputs generally include: the extrapolation beyond observable limits of the swap yield curves and implied volatilities, actuarial assumptions for policyholder behavior and mortality and the potential variability in policyholder behavior and mortality, nonperformance risk and cost of capital for purposes of calculating the risk margin.
Reinsurance ceded on certain guaranteed minimum benefits
These embedded derivatives are principally valued using the income approach. The valuation techniques and significant market standard unobservable inputs used in their valuation are similar to those described above in “— Direct and assumed guaranteed minimum benefits” and also include counterparty credit spreads.
Transfers between Levels
Overall, transfers between levels occur when there are changes in the observability of inputs and market activity. Transfers into or out of any level are assumed to occur at the beginning of the period.
Transfers between Levels 1 and 2:
For assets and liabilities measured at estimated fair value and still held at December 31, 2016, transfers between Levels 1 and 2 were not significant. For assets and liabilities measured at estimated fair value and still held at December 31, 2015, transfers between Levels 1 and 2 were $199 million.
Transfers into or out of Level 3:
Assets and liabilities are transferred into Level 3 when a significant input cannot be corroborated with market observable data. This occurs when market activity decreases significantly and underlying inputs cannot be observed, current prices are not available, and/or when there are significant variances in quoted prices, thereby affecting transparency. Assets and liabilities are transferred out of Level 3 when circumstances change such that a significant input can be corroborated with market observable data. This may be due to a significant increase in market activity, a specific event, or one or more significant input(s) becoming observable.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

Assets and Liabilities Measured at Fair Value Using Significant Unobservable Inputs (Level 3)
The following table presents certain quantitative information about the significant unobservable inputs used in the fair value measurement, and the sensitivity of the estimated fair value to changes in those inputs, for the more significant asset and liability classes measured at fair value on a recurring basis using significant unobservable inputs (Level 3) at:

					December 31, 2016				December 31, 2015				Impact of Increase in Input on Estimated Fair Value (2)
	Valuation Techniques		Significant Unobservable Inputs		Range			Weighted Average (1)	Range			Weighted Average (1)
Fixed maturity securities (3)
U.S. corporate and foreign corporate	•	Matrix pricing	•	Offered quotes (4)	18	-	138	106	39	-	111	95	Increase
			•	Delta spread adjustments (5)					(65)	-	240	37	Decrease
	•	Market pricing	•	Quoted prices (4)	6	-	700	116	—	-	385	121	Increase
	•	Consensus pricing	•	Offered quotes (4)	37	-	120	102	99	-	121	102	Increase
Foreign government	•	Market pricing	•	Quoted prices (4)	98	-	124	104	96	-	135	113	Increase
RMBS	•	Market pricing	•	Quoted prices (4)	19	-	137	91	19	-	121	92	Increase (6)
ABS	•	Market pricing	•	Quoted prices (4)	5	-	106	99	16	-	109	101	Increase (6)
	•	Consensus pricing	•	Offered quotes (4)	96	-	102	100	97	-	105	99	Increase (6)
Derivatives
Interest rate	•	Present value techniques	•	Swap yield (7)	200	-	300		307	-	307		Increase (8)
			•	Repurchase rates (9)	(44)	-	18						Decrease (8)
Foreign currency exchange rate	•	Present value techniques	•	Swap yield (7)	50	-	328		28	-	381		Increase (8)
Credit	•	Present value techniques	•	Credit spreads (10)	97	-	98		98	-	100		Decrease (8)
	•	Consensus pricing	•	Offered quotes (11)
Equity market	•	Present value techniques or option pricing models	•	Volatility (12)	12%	-	32%		15%	-	36%		Increase (8)
			•	Correlation (13)	40%	-	40%		70%	-	70%
Embedded derivatives
Direct, assumed and ceded guaranteed minimum benefits	•	Option pricing techniques	•	Mortality rates:
				Ages 0 - 40	0%	-	0.21%		0%	-	0.21%		Decrease (14)
				Ages 41 - 60	0.01%	-	0.78%		0.01%	-	0.78%		Decrease (14)
				Ages 61 - 115	0.04%	-	100%		0.04%	-	100%		Decrease (14)
			•	Lapse rates:
				Durations 1 - 10	0.25%	-	100%		0.25%	-	100%		Decrease (15)
				Durations 11 - 20	2%	-	100%		2%	-	100%		Decrease (15)
				Durations 21 - 116	1.25%	-	100%		1%	-	100%		Decrease (15)
			•	Utilization rates	0%	-	25%		0%	-	25%		Increase (16)
			•	Withdrawal rates	0%	-	20%		0%	-	20%		(17)
			•	Long-term equity volatilities	9.95%	-	33%		8.79%	-	33%		Increase (18)
			•	Nonperformance risk spread	0.04%	-	1.70%		(0.47)%	-	1.31%		Decrease (19)
__________________

(1)	The weighted average for fixed maturity securities is determined based on the estimated fair value of the securities.

(2)
The impact of a decrease in input would have the opposite impact on estimated fair value. For embedded derivatives, changes to direct and assumed guaranteed minimum benefits are based on liability positions; changes to ceded guaranteed minimum benefits are based on asset positions.

(3)	Significant increases (decreases) in expected default rates in isolation would result in substantially lower (higher) valuations.

(4)	Range and weighted average are presented in accordance with the market convention for fixed maturity securities of dollars per hundred dollars of par.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

(5)	Range and weighted average are presented in basis points.

(6)
Changes in the assumptions used for the probability of default is accompanied by a directionally similar change in the assumption used for the loss severity and a directionally opposite change in the assumptions used for prepayment rates.

(7)
Ranges represent the rates across different yield curves and are presented in basis points. The swap yield curves are utilized among different types of derivatives to project cash flows, as well as to discount future cash flows to present value. Since this valuation methodology uses a range of inputs across a yield curve to value the derivative, presenting a range is more representative of the unobservable input used in the valuation.

(8)	Changes in estimated fair value are based on long U.S. dollar net asset positions and will be inversely impacted for short U.S. dollar net asset positions.

(9)	Ranges represent different repurchase rates utilized as components within the valuation methodology and are presented in basis points.

(10)
Represents the risk quoted in basis points of a credit default event on the underlying instrument. Credit derivatives with significant unobservable inputs are primarily comprised of written credit default swaps.

(11)	At both December 31, 2016 and 2015, independent non-binding broker quotations were used in the determination of less than 1% of the total net derivative estimated fair value.

(12)
Ranges represent the underlying equity volatility quoted in percentage points. Since this valuation methodology uses a range of inputs across multiple volatility surfaces to value the derivative, presenting a range is more representative of the unobservable input used in the valuation.

(13)
Ranges represent the different correlation factors utilized as components within the valuation methodology. Presenting a range of correlation factors is more representative of the unobservable input used in the valuation. Increases (decreases) in correlation in isolation will increase (decrease) the significance of the change in valuations.

(14)
Mortality rates vary by age and by demographic characteristics such as gender. Mortality rate assumptions are based on company experience. A mortality improvement assumption is also applied. For any given contract, mortality rates vary throughout the period over which cash flows are projected for purposes of valuing the embedded derivative.

(15)
Base lapse rates are adjusted at the contract level based on a comparison of the actuarially calculated guaranteed values and the current policyholder account value, as well as other factors, such as the applicability of any surrender charges. A dynamic lapse function reduces the base lapse rate when the guaranteed amount is greater than the account value as in the money contracts are less likely to lapse. Lapse rates are also generally assumed to be lower in periods when a surrender charge applies. For any given contract, lapse rates vary throughout the period over which cash flows are projected for purposes of valuing the embedded derivative.

(16)
The utilization rate assumption estimates the percentage of contract holders with a GMIB or lifetime withdrawal benefit who will elect to utilize the benefit upon becoming eligible. The rates may vary by the type of guarantee, the amount by which the guaranteed amount is greater than the account value, the contract’s withdrawal history and by the age of the policyholder. For any given contract, utilization rates vary throughout the period over which cash flows are projected for purposes of valuing the embedded derivative.

(17)
The withdrawal rate represents the percentage of account balance that any given policyholder will elect to withdraw from the contract each year. The withdrawal rate assumption varies by age and duration of the contract, and also by other factors such as benefit type. For any given contract, withdrawal rates vary throughout the period over which cash flows are projected for purposes of valuing the embedded derivative. For GMWBs, any increase (decrease) in withdrawal rates results in an increase (decrease) in the estimated fair value of the guarantees. For GMABs and GMIBs, any increase (decrease) in withdrawal rates results in a decrease (increase) in the estimated fair value.

(18)
Long-term equity volatilities represent equity volatility beyond the period for which observable equity volatilities are available. For any given contract, long-term equity volatility rates vary throughout the period over which cash flows are projected for purposes of valuing the embedded derivative.

(19)
Nonperformance risk spread varies by duration and by currency. For any given contract, multiple nonperformance risk spreads will apply, depending on the duration of the cash flow being discounted for purposes of valuing the embedded derivative.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

The following is a summary of the valuation techniques and significant unobservable inputs used in the fair value measurement of assets and liabilities classified within Level 3 that are not included in the preceding table. Generally, all other classes of securities classified within Level 3, including those within separate account assets, and embedded derivatives within funds withheld related to certain ceded reinsurance, use the same valuation techniques and significant unobservable inputs as previously described for Level 3 securities. This includes matrix pricing and discounted cash flow methodologies, inputs such as quoted prices for identical or similar securities that are less liquid and based on lower levels of trading activity than securities classified in Level 2, as well as independent non-binding broker quotations. The residential mortgage loans — FVO are valued using independent non-binding broker quotations and internal models including matrix pricing and discounted cash flow methodologies using current interest rates. The sensitivity of the estimated fair value to changes in the significant unobservable inputs for these other assets and liabilities is similar in nature to that described in the preceding table. The valuation techniques and significant unobservable inputs used in the fair value measurement for the more significant assets measured at estimated fair value on a nonrecurring basis and determined using significant unobservable inputs (Level 3) are summarized in “— Nonrecurring Fair Value Measurements.”

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

The following tables summarize the change of all assets and (liabilities) measured at estimated fair value on a recurring basis using significant unobservable inputs (Level 3):

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Fixed Maturity Securities
	Corporate (1)	Foreign Government	Structured Securities	State and Political Subdivision	Equity Securities	FVO and Trading Securities (2)
	(In millions)
Balance, January 1, 2015	$10,952	$1,311	$6,187	$—	$245	$567
Total realized/unrealized gains (losses) included in net income (loss) (3) (4)	53	13	103	—	11	(30)
Total realized/unrealized gains (losses) included in AOCI	(637)	(23)	(77)	1	(54)	—
Purchases (5)	2,150	184	1,851	33	128	51
Sales (5)	(1,231)	(45)	(1,256)	—	(81)	(127)
Issuances (5)	—	—	—	—	—	—
Settlements (5)	—	—	—	—	—	—
Transfers into Level 3 (6)	821	6	36	—	88	56
Transfers out of Level 3 (6)	(1,797)	(617)	(1,723)	—	(3)	(247)
Balance, December 31, 2015	10,311	829	5,121	34	334	270
Total realized/unrealized gains (losses) included in net income (loss) (3) (4)	5	12	103	1	(24)	2
Total realized/unrealized gains (losses) included in AOCI	59	(42)	56	2	19	—
Purchases (5)	2,754	44	2,221	—	23	99
Sales (5)	(996)	(45)	(1,483)	—	(15)	(35)
Issuances (5)	—	—	—	—	—	—
Settlements (5)	—	—	—	—	—	—
Transfers into Level 3 (6)	969	3	25	7	327	18
Transfers out of Level 3 (6)	(1,565)	(512)	(828)	(34)	(196)	(67)
Balance, December 31, 2016	$11,537	$289	$5,215	$10	$468	$287
Changes in unrealized gains (losses) included in net income (loss) for the instruments still held at December 31, 2014: (7)	$11	$12	$33	$—	$(5)	$(7)
Changes in unrealized gains (losses) included in net income (loss) for the instruments still held at December 31, 2015: (7)	$13	$12	$103	$—	$—	$(27)
Changes in unrealized gains (losses) included in net income (loss) for the instruments still held at December 31, 2016: (7)	$6	$12	$103	$1	$(29)	$3
Gains (Losses) Data for the year ended December 31, 2014:
Total realized/unrealized gains (losses) included in net income (loss) (3) (4)	$13	$60	$5	$—	$20	$8
Total realized/unrealized gains (losses) included in AOCI	$282	$(110)	$56	$—	$(88)	$—

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Short-term Investments	Residential Mortgage Loans - FVO	Net Derivatives (8)	Net Embedded Derivatives (9)	Separate Accounts (10)
	(In millions)
Balance, January 1, 2015	$265	$308	$(104)	$(519)	$1,764
Total realized/unrealized gains (losses) included in net income (loss) (3) (4)	1	20	(149)	155	14
Total realized/unrealized gains (losses) included in AOCI	(1)	—	(2)	1	—
Purchases (5)	245	136	2	—	569
Sales (5)	(27)	(121)	—	—	(522)
Issuances (5)	—	—	—	—	98
Settlements (5)	—	(29)	74	(312)	(60)
Transfers into Level 3 (6)	—	—	—	—	1
Transfers out of Level 3 (6)	(239)	—	—	—	(306)
Balance, December 31, 2015	244	314	(179)	(675)	1,558
Total realized/unrealized gains (losses) included in net income (loss) (3) (4)	1	8	(31)	(399)	(2)
Total realized/unrealized gains (losses) included in AOCI	4	—	(367)	(20)	—
Purchases (5)	50	297	28	—	375
Sales (5)	(50)	(11)	—	—	(512)
Issuances (5)	—	—	—	—	62
Settlements (5)	—	(42)	(13)	(317)	(51)
Transfers into Level 3 (6)	—	—	—	—	19
Transfers out of Level 3 (6)	(203)	—	—	—	(308)
Balance, December 31, 2016	$46	$566	$(562)	$(1,411)	$1,141
Changes in unrealized gains (losses) included in net income (loss) for the instruments still held at December 31, 2014: (7)	$1	$20	$(60)	$(35)	$—
Changes in unrealized gains (losses) included in net income (loss) for the instruments still held at December 31, 2015: (7)	$—	$20	$(170)	$133	$—
Changes in unrealized gains (losses) included in net income (loss) for the instruments still held at December 31, 2016: (7)	$1	$8	$(56)	$(426)	$—
Gains (Losses) Data for the year ended December 31, 2014:
Total realized/unrealized gains (losses) included in net income (loss) (3) (4)	$1	$20	$(79)	$(19)	$104
Total realized/unrealized gains (losses) included in AOCI	$—	$—	$44	$1,286	$—
__________________

(1)	Comprised of U.S. and foreign corporate securities.

(2)	Comprised of FVO contractholder-directed unit-linked investments, FVO general account securities, FVO general account securities held by CSEs and actively traded securities.

(3)
Amortization of premium/accretion of discount is included within net investment income. Impairments charged to net income (loss) on securities are included in net investment gains (losses), while changes in estimated fair value of residential mortgage loans — FVO are included in net investment income. Lapses associated with net embedded derivatives are included in net derivative gains (losses). Substantially all realized/unrealized gains (losses) included in net income (loss) for net derivatives and net embedded derivatives are reported in net derivatives gains (losses).

(4)	Interest and dividend accruals, as well as cash interest coupons and dividends received, are excluded from the rollforward.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

(5)	Items purchased/issued and then sold/settled in the same period are excluded from the rollforward. Fees attributed to embedded derivatives are included in settlements.

(6)
Gains and losses, in net income (loss) and OCI, are calculated assuming transfers into and/or out of Level 3 occurred at the beginning of the period. Items transferred into and then out of Level 3 in the same period are excluded from the rollforward.

(7)
Changes in unrealized gains (losses) included in net income (loss) relate to assets and liabilities still held at the end of the respective periods. Substantially all changes in unrealized gains (losses) included in net income (loss) for net derivatives and net embedded derivatives are reported in net derivative gains (losses).

(8)	Freestanding derivative assets and liabilities are presented net for purposes of the rollforward.

(9)	Embedded derivative assets and liabilities are presented net for purposes of the rollforward.

(10)
Investment performance related to separate account assets is fully offset by corresponding amounts credited to contractholders within separate account liabilities. Therefore, such changes in estimated fair value are not recorded in net income (loss). For the purpose of this disclosure, these changes are presented within net investment gains (losses). Separate account assets and liabilities are presented net for the purposes of the rollforward.

Fair Value Option
The following table presents information for residential mortgage loans, which are accounted for under the FVO, and were initially measured at fair value.

	December 31,
	2016	2015
	(In millions)
Unpaid principal balance	$794	$436
Difference between estimated fair value and unpaid principal balance	(228)	(122)
Carrying value at estimated fair value	$566	$314
Loans in nonaccrual status	$214	$122
Loans more than 90 days past due	$137	$72
Loans in nonaccrual status or more than 90 days past due, or both — difference between aggregate estimated fair value and unpaid principal balance	$(150)	$(52)
The following table presents information for long-term debt of CSEs, which is accounted for under the FVO, and was initially measured at fair value.

	December 31,
	2016	2015
	(In millions)
Contractual principal balance	$25	$24
Difference between estimated fair value and contractual principal balance	(13)	(13)
Carrying value at estimated fair value (1)	$12	$11
__________________

(1)	Changes in estimated fair value are recognized in net investment gains (losses). Interest expense is recognized in other expenses.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

Nonrecurring Fair Value Measurements
The following table presents information for assets measured at estimated fair value on a nonrecurring basis during the periods and still held at the reporting dates (for example, when there is evidence of impairment). The estimated fair values for these assets were determined using significant unobservable inputs (Level 3).

	At December 31,			Years Ended December 31,
	2016	2015	2014	2016	2015	2014
	Carrying Value After Measurement			Gains (Losses)
	(In millions)
Mortgage loans (1)	$9	$41	$94	$—	$(1)	$2
Other limited partnership interests (2)	$96	$57	$109	$(64)	$(31)	$(70)
Other assets (3)	$—	$—	$—	$(30)	$—	$—
__________________

(1)
Estimated fair values for impaired mortgage loans are based on independent broker quotations or valuation models using unobservable inputs or, if the loans are in foreclosure or are otherwise determined to be collateral dependent, are based on the estimated fair value of the underlying collateral or the present value of the expected future cash flows.

(2)
For these cost method investments, estimated fair value is determined from information provided on the financial statements of the underlying entities including NAV data. These investments include private equity and debt funds that typically invest primarily in various strategies including domestic and international leveraged buyout funds; power, energy, timber and infrastructure development funds; venture capital funds; and below investment grade debt and mezzanine debt funds. Distributions will be generated from investment gains, from operating income from the underlying investments of the funds and from liquidation of the underlying assets of the funds. It is estimated that the underlying assets of the funds will be liquidated over the next two to 10 years. Unfunded commitments for these investments at both December 31, 2016 and 2015 were not significant.

(3)	As discussed in Note 3, during the year ended December 31, 2016, the Company recognized an impairment of computer software in connection with the U.S. Retail Advisor Force Divestiture.
Fair Value of Financial Instruments Carried at Other Than Fair Value
The following tables provide fair value information for financial instruments that are carried on the balance sheet at amounts other than fair value. These tables exclude the following financial instruments: cash and cash equivalents, accrued investment income, payables for collateral under securities loaned and other transactions, short-term debt and those short-term investments that are not securities, such as time deposits, and therefore are not included in the three level hierarchy table disclosed in the “— Recurring Fair Value Measurements” section. The estimated fair value of the excluded financial instruments, which are primarily classified in Level 2, approximates carrying value as they are short-term in nature such that the Company believes there is minimal risk of material changes in interest rates or credit quality. All remaining balance sheet amounts excluded from the tables below are not considered financial instruments subject to this disclosure.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

The carrying values and estimated fair values for such financial instruments, and their corresponding placement in the fair value hierarchy, are summarized as follows at:

	December 31, 2016
		Fair Value Hierarchy
	Carrying Value	Level 1	Level 2	Level 3	Total Estimated Fair Value
	(In millions)
Assets
Mortgage loans	$64,601	$—	$—	$65,742	$65,742
Policy loans	$9,511	$—	$335	$10,921	$11,256
Real estate joint ventures	$4	$—	$—	$26	$26
Other limited partnership interests	$340	$—	$—	$371	$371
Other invested assets	$497	$145	$—	$352	$497
Premiums, reinsurance and other receivables	$4,088	$—	$1,152	$3,127	$4,279
Other assets	$237	$—	$198	$71	$269
Liabilities
Policyholder account balances	$108,255	$—	$—	$110,359	$110,359
Long-term debt	$16,422	$—	$17,972	$—	$17,972
Collateral financing arrangement	$1,274	$—	$—	$978	$978
Junior subordinated debt securities	$3,169	$—	$3,982	$—	$3,982
Other liabilities	$1,767	$—	$1,493	$275	$1,768
Separate account liabilities	$118,385	$—	$118,385	$—	$118,385

	December 31, 2015
		Fair Value Hierarchy
	Carrying Value	Level 1	Level 2	Level 3	Total Estimated Fair Value
	(In millions)
Assets
Mortgage loans	$59,264	$—	$—	$60,878	$60,878
Policy loans	$9,566	$—	$329	$11,087	$11,416
Real estate joint ventures	$12	$—	$—	$39	$39
Other limited partnership interests	$472	$—	$—	$558	$558
Other invested assets	$537	$155	$—	$382	$537
Premiums, reinsurance and other receivables	$2,517	$—	$409	$2,327	$2,736
Other assets	$235	$—	$207	$60	$267
Liabilities
Policyholder account balances	$104,626	$—	$—	$107,804	$107,804
Long-term debt	$17,916	$—	$19,315	$—	$19,315
Collateral financing arrangement	$1,342	$—	$—	$1,102	$1,102
Junior subordinated debt securities	$3,194	$—	$4,029	$—	$4,029
Other liabilities	$2,001	$—	$838	$1,164	$2,002
Separate account liabilities	$110,836	$—	$110,836	$—	$110,836

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

The methods, assumptions and significant valuation techniques and inputs used to estimate the fair value of financial instruments are summarized as follows:
Mortgage Loans
The estimated fair value of mortgage loans is primarily determined by estimating expected future cash flows and discounting them using current interest rates for similar mortgage loans with similar credit risk, or is determined from pricing for similar loans.
Policy Loans
Policy loans with fixed interest rates are classified within Level 3. The estimated fair values for these loans are determined using a discounted cash flow model applied to groups of similar policy loans determined by the nature of the underlying insurance liabilities. Cash flow estimates are developed by applying a weighted-average interest rate to the outstanding principal balance of the respective group of policy loans and an estimated average maturity determined through experience studies of the past performance of policyholder repayment behavior for similar loans. These cash flows are discounted using current risk-free interest rates with no adjustment for borrower credit risk, as these loans are fully collateralized by the cash surrender value of the underlying insurance policy. Policy loans with variable interest rates are classified within Level 2 and the estimated fair value approximates carrying value due to the absence of borrower credit risk and the short time period between interest rate resets, which presents minimal risk of a material change in estimated fair value due to changes in market interest rates.
Real Estate Joint Ventures and Other Limited Partnership Interests
The estimated fair values of these cost method investments are generally based on the Company’s share of the NAV as provided on the financial statements of the investees. In certain circumstances, management may adjust the NAV by a premium or discount when it has sufficient evidence to support applying such adjustments.
Other Invested Assets
These other invested assets are principally comprised of various interest-bearing assets held in foreign subsidiaries and certain amounts due under contractual indemnifications. For the various interest-bearing assets held in foreign subsidiaries, the Company evaluates the specific facts and circumstances of each instrument to determine the appropriate estimated fair values. These estimated fair values were not materially different from the recognized carrying values.
Premiums, Reinsurance and Other Receivables
Premiums, reinsurance and other receivables are principally comprised of certain amounts recoverable under reinsurance agreements, amounts on deposit with financial institutions to facilitate daily settlements related to certain derivatives and amounts receivable for securities sold but not yet settled.
Amounts recoverable under ceded reinsurance agreements, which the Company has determined do not transfer significant risk such that they are accounted for using the deposit method of accounting, have been classified as Level 3. The valuation is based on discounted cash flow methodologies using significant unobservable inputs. The estimated fair value is determined using interest rates determined to reflect the appropriate credit standing of the assuming counterparty.
The amounts on deposit for derivative settlements, classified within Level 2, essentially represent the equivalent of demand deposit balances and amounts due for securities sold are generally received over short periods such that the estimated fair value approximates carrying value.
Other Assets
These other assets are principally comprised of a receivable for cash paid to an unaffiliated financial institution under the MetLife Reinsurance Company of Charleston (“MRC”) collateral financing arrangement described in Note 13. The estimated fair value of the receivable for the cash paid to the unaffiliated financial institution under the MRC collateral financing arrangement is determined by discounting the expected future cash flows using a discount rate that reflects the credit rating of the unaffiliated financial institution.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
10. Fair Value (continued)

Policyholder Account Balances
These policyholder account balances include investment contracts which primarily include certain funding agreements, fixed deferred annuities, modified guaranteed annuities, fixed term payout annuities and total control accounts (“TCA”). The valuation of these investment contracts is based on discounted cash flow methodologies using significant unobservable inputs. The estimated fair value is determined using current market risk-free interest rates adding a spread to reflect the nonperformance risk in the liability.
Long-term Debt, Collateral Financing Arrangement and Junior Subordinated Debt Securities
The estimated fair values of long-term debt, a collateral financing arrangement and junior subordinated debt securities are principally determined using market standard valuation methodologies.
Valuations of instruments classified as Level 2 are based primarily on quoted prices in markets that are not active or using matrix pricing that use standard market observable inputs such as quoted prices in markets that are not active and observable yields and spreads in the market. Instruments valued using discounted cash flow methodologies use standard market observable inputs including market yield curve, duration, call provisions, observable prices and spreads for similar publicly traded or privately traded issues.
Valuations of instruments classified as Level 3 are based primarily on discounted cash flow methodologies that utilize unobservable discount rates that can vary significantly based upon the specific terms of each individual arrangement. The determination of the estimated fair value of the collateral financing arrangement incorporates valuations obtained from the counterparties to the arrangement, as part of the collateral management process.
Other Liabilities
Other liabilities consist primarily of interest payable, amounts due for securities purchased but not yet settled, and funds withheld amounts payable, which are contractually withheld by the Company in accordance with the terms of the reinsurance agreements. The Company evaluates the specific terms, facts and circumstances of each instrument to determine the appropriate estimated fair values, which are not materially different from the carrying values, with the exception of certain deposit type reinsurance payables. For such payables, the estimated fair value is determined as the present value of expected future cash flows, which are discounted using an interest rate determined to reflect the appropriate credit standing of the assuming counterparty.
Separate Account Liabilities
Separate account liabilities represent those balances due to policyholders under contracts that are classified as investment contracts.
Separate account liabilities classified as investment contracts primarily represent variable annuities with no significant mortality risk to the Company such that the death benefit is equal to the account balance, funding agreements related to group life contracts and certain contracts that provide for benefit funding.
Since separate account liabilities are fully funded by cash flows from the separate account assets which are recognized at estimated fair value as described in the section “— Recurring Fair Value Measurements,” the value of those assets approximates the estimated fair value of the related separate account liabilities. The valuation techniques and inputs for separate account liabilities are similar to those described for separate account assets.
11. Goodwill
Goodwill is the excess of cost over the estimated fair value of net assets acquired. Goodwill is not amortized but is tested for impairment at least annually or more frequently if events or circumstances, such as adverse changes in the business climate, indicate that there may be justification for conducting an interim test. The goodwill impairment process requires a comparison of the estimated fair value of a reporting unit to its carrying value. The Company tests goodwill for impairment by either performing a qualitative assessment or a two-step quantitative test. The qualitative assessment is an assessment of historical information and relevant events and circumstances to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. The Company may elect not to perform the qualitative assessment for some or all of its reporting units and perform a two-step quantitative impairment test. In performing the two-step quantitative impairment test, the Company may determine the fair values of its reporting units by applying a market multiple, discounted cash flow, and/or an actuarial based valuation approach.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
11. Goodwill (continued)

The market multiple valuation approach utilizes market multiples of companies with similar businesses and the projected operating earnings of the reporting unit. The discounted cash flow valuation approach requires judgments about revenues, operating earnings projections, capital market assumptions and discount rates. The actuarial based approaches such as embedded value or cash flow testing estimate the net worth of the reporting unit and the value of existing and new business. The actuarial based approaches require judgments and assumptions about level of economic capital required to support the mix of business, long-term growth rates, the account value of in-force business, projections of new and renewal business, as well as margins on such business, the level of interest rates, credit spreads, equity market levels, and the discount rate that the Company believes is appropriate for the respective reporting unit.
When testing goodwill for impairment, the Company also considers its market capitalization in relation to the aggregate estimated fair value of its reporting units. The Company applies significant judgment when determining the estimated fair value of the Company’s reporting units and when assessing the relationship of market capitalization to the aggregate estimated fair value of its reporting units.
The valuation methodologies utilized are subject to key judgments and assumptions that are sensitive to change. Estimates of fair value are inherently uncertain and represent only management’s reasonable expectation regarding future developments. These estimates and the judgments and assumptions upon which the estimates are based will, in all likelihood, differ in some respects from actual future results. Declines in the estimated fair value of the Company’s reporting units could result in goodwill impairments in future periods which could materially adversely affect the Company’s results of operations or financial position.
The Company performed its annual goodwill impairment tests of its reporting units using a qualitative assessment and/or quantitative assessments under the market multiple, discounted cash flow and/or actuarial based valuation approaches and concluded that the estimated fair values of all such reporting units were in excess of their carrying values and, therefore, goodwill was not impaired.
Information regarding goodwill by segment, as well as Corporate & Other, was as follows:

	U.S.	Asia (1)	Latin America	EMEA	MetLife Holdings	Corporate & Other	Total
	(In millions)
Balance at January 1, 2014
Goodwill	$1,451	$4,898	$1,588	$1,356	$1,567	$42	$10,902
Accumulated impairment (2)	—	—	—	—	(680)	—	(680)
Total goodwill, net	1,451	4,898	1,588	1,356	887	42	10,222
Dispositions	—	(3)	—	(7)	—	—	(10)
Effect of foreign currency translation and other	—	(280)	(203)	(117)	—	—	(600)
Balance at December 31, 2014
Goodwill	1,451	4,615	1,385	1,232	1,567	42	10,292
Accumulated impairment	—	—	—	—	(680)	—	(680)
Total goodwill, net	1,451	4,615	1,385	1,232	887	42	9,612
Effect of foreign currency translation and other	—	(107)	(199)	(89)	—	—	(395)
Balance at December 31, 2015
Goodwill	1,451	4,508	1,186	1,143	1,567	42	9,897
Accumulated impairment	—	—	—	—	(680)	—	(680)
Total goodwill, net	1,451	4,508	1,186	1,143	887	42	9,217
Dispositions (3)	—	—	—	—	—	(42)	(42)
Effect of foreign currency translation and other	—	88	40	(83)	—	—	45
Balance at December 31, 2016
Goodwill	1,451	4,596	1,226	1,060	1,567	—	9,900
Accumulated impairment	—	—	—	—	(680)	—	(680)
Total goodwill, net	$1,451	$4,596	$1,226	$1,060	$887	$—	$9,220
__________________

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
11. Goodwill (continued)

(1)	Includes goodwill of $4.4 billion, $4.3 billion and $4.4 billion from the Japan operations at December 31, 2016, 2015 and 2014, respectively.

(2)
The $680 million accumulated impairment in the MetLife Holdings segment relates to the retail annuities business impaired in 2012 that was not part of the separation of Brighthouse (see Note 3) and includes allocated goodwill from Corporate & Other. This accumulated impairment balance was based on estimated fair value.

(3)	In connection with the U.S. Retail Advisor Force Divestiture, goodwill in Corporate & Other was reduced by $42 million for the year ended December 31, 2016. See Note 3.
12. Long-term and Short-term Debt
Long-term and short-term debt outstanding was as follows:

								December 31,
	Interest Rates (1)							2016				2015
	Range			Weighted Average	Maturity			Face Value	Unamortized Discount	Unamortized Issuance Costs	Carrying Value	Face Value	Unamortized Discount	Unamortized Issuance Costs	Carrying Value (2)
								(In millions)
Senior notes	1.76%	-	7.72%	4.94%	2017	-	2046	$15,597	$(30)	$(62)	$15,505	$17,025	$(31)	$(67)	$16,927
Surplus notes	7.63%	-	7.88%	7.79%	2024	-	2025	507	(4)	(2)	501	507	(5)	(2)	500
Other notes	1.62%	-	6.49%	4.23%	2017	-	2027	420	—	(5)	415	420	—	(5)	415
Capital lease obligations								8	—	—	8	9	—	—	9
Total long-term debt (3)								16,532	(34)	(69)	16,429	17,961	(36)	(74)	17,851
Total short-term debt								242	—	—	242	100	—	—	100
Total								$16,774	$(34)	$(69)	$16,671	$18,061	$(36)	$(74)	$17,951
__________________

(1)	Range of interest rates and weighted average interest rates are for the year ended December 31, 2016.

(2)	Net of $74 million of unamortized issuance costs, which were reported in other assets at December 31, 2015.

(3)	Excludes $12 million and $11 million of long-term debt relating to CSEs — FVO at December 31, 2016 and 2015, respectively. See Note 10.
The aggregate maturities of long-term debt at December 31, 2016 for the next five years and thereafter are $1.0 billion in 2017, $1.0 billion in 2018, $1.0 billion in 2019, $838 million in 2020, $998 million in 2021 and $11.5 billion thereafter.
Capital lease obligations are collateralized and rank highest in priority, followed by unsecured senior notes and other notes, followed by subordinated debt which consists of junior subordinated debt securities (see Note 14). Payments of interest and principal on the Company’s surplus notes, which are subordinate to all other obligations at the operating company level and are senior to obligations at MetLife, Inc., may be made only with the prior approval of the insurance department of the state of domicile. The Company’s collateral financing arrangement (see Note 13) is supported by surplus notes of a subsidiary and, accordingly, has priority consistent with other such obligations.
Certain of the Company’s debt instruments and committed facilities, as well as its credit facility, contain various administrative, reporting, legal and financial covenants. The Company believes it was in compliance with all applicable covenants at December 31, 2016.
Senior Notes — Senior Debt Securities Underlying Common Equity Units
In November 2010, in connection with the financing of the acquisition of American Life Insurance Company (“American Life”) and Delaware American Life Insurance Company (“DelAm”), (collectively “ALICO”), MetLife, Inc. issued to ALICO Holdings LLC (now AM Holdings LLC (“AM Holdings”)) $3.0 billion (estimated fair value of $3.0 billion) of three series of debt securities (the “Series C Debt Securities,” the “Series D Debt Securities,” and the “Series E Debt Securities,” collectively, the “Debt Securities”), which constituted a part of the common equity units more fully described in Note 15.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
12. Long-term and Short-term Debt (continued)

In October 2014, MetLife, Inc. closed the successful remarketing of senior debt securities underlying the common equity units. The Series E Debt Securities were remarketed in September and October 2014 as 1.903% Series E senior debt securities Tranche 1 due December 2017 and 4.721% Series E senior debt securities Tranche 2 due December 2044. The Series D Debt Securities and the Series C Debt Securities were previously remarketed in 2013 and 2012, respectively. MetLife, Inc. did not receive any proceeds from the remarketings.
Senior Notes — Other Issuances and Repayment
In November 2015, MetLife, Inc. issued $500 million of senior notes due in November 2025 which bear interest at a fixed rate of 3.60%, payable semi-annually. Also in November 2015, MetLife, Inc. issued $750 million of senior notes due in May 2046 which bear interest at a fixed rate of 4.60%, payable semi-annually. In connection with the issuances, MetLife, Inc. incurred $10 million of related costs which have been capitalized and are being amortized over the terms of the senior notes.
In March 2015, MetLife, Inc. issued $500 million of senior notes due in March 2025 which bear interest at a fixed rate of 3.00%, payable semi-annually. Also in March 2015, MetLife, Inc. issued $1.0 billion of senior notes due in March 2045 which bear interest at a fixed rate of 4.05%, payable semi-annually. In connection with the issuances, MetLife, Inc. incurred $12 million of related costs which have been capitalized and are being amortized over the terms of the senior notes.
In May 2014, MetLife, Inc. redeemed $200 million aggregate principal amount of its 5.875% senior notes due November 2033 at par.
In April 2014, MetLife, Inc. issued $1.0 billion of senior notes due April 2024 which bear interest at a fixed rate of 3.60%, payable semi-annually. In connection with the issuance, MetLife, Inc. incurred $5 million of related costs which have been capitalized and are being amortized over the term of the senior notes.
Other Notes
In December 2015, MetLife Private Equity Holdings, LLC (“MPEH”), a wholly-owned indirect investment subsidiary of MLIC, entered into a five-year credit agreement (the “MPEH Credit Agreement”) and borrowed $350 million under term loans that mature in December 2020. The loans bear interest at a variable rate of three-month LIBOR plus 3.70%, payable quarterly. In connection with the borrowing, $6 million of costs were incurred which have been capitalized and are being amortized over the term of the loans. Additionally, the MPEH Credit Agreement provides for MPEH to borrow up to $100 million on a revolving basis at a variable rate of three-month LIBOR plus 3.70%, payable quarterly. There were no revolving loans outstanding under the MPEH Credit Agreement at both December 31, 2015 and 2016. Term loans and revolving loans borrowed under the MPEH Credit Agreement are non-recourse to MLIC and MetLife, Inc.
Short-term Debt
Short-term debt with maturities of one year or less was as follows:

	December 31,
	2016	2015
	(Dollars in millions)
Commercial paper	$100	$100
Short-term borrowings	142	—
Total short-term debt	$242	$100
Average daily balance	$135	$100
Average days outstanding	21 days	68 days
During the years ended December 31, 2016, 2015 and 2014, the weighted average interest rate on short-term debt was 1.32%, 0.15% and 0.10%, respectively.
Interest Expense
Interest expense included in other expenses was $874 million, $890 million and $871 million for the years ended December 31, 2016, 2015 and 2014, respectively. Such amounts do not include interest expense on long-term debt related to CSEs — FVO, the collateral financing arrangement, or junior subordinated debt securities. See Notes 13 and 14.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
12. Long-term and Short-term Debt (continued)

Credit and Committed Facilities
At December 31, 2016, the Company maintained a $4.0 billion unsecured revolving credit facility and certain committed facilities aggregating $11.5 billion. When drawn upon, these facilities bear interest at varying rates in accordance with the respective agreements.
Credit Facilities
The Company’s unsecured revolving credit facility is used for general corporate purposes, to support the borrowers’ commercial paper programs and for the issuance of letters of credit. Total fees associated with this unsecured credit facility were $15 million, $13 million and $12 million for the years ended December 31, 2016, 2015 and 2014, respectively, and were included in other expenses. Information on the unsecured credit facility at December 31, 2016 was as follows:

Borrower(s)	Expiration	Maximum Capacity		Letters of Credit Issued	Drawdowns	Unused Commitments
		(In millions)
MetLife, Inc. and MetLife Funding, Inc.	May 2019 (1), (2)	$4,000	(1) (2)	$730	$—	$3,270
__________________

(1)	All borrowings under this unsecured revolving credit facility must be repaid by May 30, 2019, except that letters of credit outstanding upon termination may remain outstanding until May 30, 2020.

(2)
In December 2016, MetLife, Inc. and MetLife Funding, Inc. entered into an agreement to amend their existing $4.0 billion unsecured revolving credit facility, which provides, among other things, that the facility will be amended and restated upon the completion of the Separation and the satisfaction of certain other conditions. As amended and restated, the unsecured revolving credit facility will provide for borrowings and the issuance of letters of credit in an aggregate amount of up to $3.0 billion. All borrowings under this amended unsecured revolving credit facility must be repaid by December 20, 2021, except that letters of credit outstanding upon termination may remain outstanding until December 20, 2022.

Committed Facilities
The committed facilities are used for collateral for certain of the Company’s affiliated reinsurance liabilities. Total fees associated with these committed facilities, included in other expenses, were $27 million, $29 million and $24 million for the years ended December 31, 2016, 2015 and 2014, respectively. Total fees associated with these committed facilities, included in income (loss) from discontinued operations, net of income tax, were $69 million, $61 million and $71 million for the years ended December 31, 2016, 2015 and 2014, respectively. Information on these committed facilities at December 31, 2016 was as follows:

Account Party/Borrower(s)	Expiration	Maximum Capacity	Letters of Credit Issued	Drawdowns	Unused Commitments
		(In millions)
MetLife, Inc.	June 2018 (1)	$425	$425	$—	$—
MetLife Reinsurance Company of Vermont and MetLife, Inc.	December 2024 (2), (3)	400	355	—	45
MetLife Reinsurance Company of South Carolina and MetLife, Inc.	June 2037 (4)	3,500	—	2,797	703
MetLife Reinsurance Company of Vermont and MetLife, Inc.	December 2037 (2), (5)	2,896	2,261	—	635
MetLife Reinsurance Company of Vermont and MetLife, Inc.	September 2038 (4)	4,250	3,000	—	1,250
Total		$11,471	$6,041	$2,797	$2,633
__________________

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
12. Long-term and Short-term Debt (continued)

(1)	Capacity at December 31, 2016 of $425 million decreases in June 2017, March 2018 and June 2018 to $395 million, $200 million and $0, respectively.

(2)	MetLife, Inc. is a guarantor under the applicable facility.

(3)
Capacity at December 31, 2016 of $400 million decreases in June 2022, December 2022, June 2023, December 2023 and December 2024 to $380 million, $360 million, $310 million, $260 million and $0, respectively.

(4)	These facilities were terminated in connection with the Separation. See Note 3.

(5)
Capacity at December 31, 2016 of $2.4 billion increases periodically to a maximum of $2.9 billion in 2024, decreases periodically commencing in 2025 to $2.0 billion in 2037, and decreases to $0 after maturity in December 2037. Unused commitment of $635 million is based on maximum capacity.

In addition to the above committed facilities, see also “— Other Notes” for information about the undrawn line of credit facility in the amount of $100 million.
13. Collateral Financing Arrangement
Information related to the collateral financing arrangement associated with the closed block was as follows at:

	December 31,
	2016	2015
	(In millions)
Surplus notes outstanding (1)	$1,274	$1,342
Receivable from unaffiliated financial institution (1)	$166	$174
Pledged collateral (2)	$160	$67
Assets held in trust (2)	$1,211	$1,181
__________________

(1)	Carrying value.

(2)	Estimated fair value.
Interest expense on the collateral financing arrangement associated with the closed block was $24 million, $20 million and $19 million for the years ended December 31, 2016, 2015 and 2014, respectively, which is included in other expenses.
In December 2007, MLIC reinsured a portion of its closed block liabilities to MRC, a wholly-owned subsidiary of MetLife, Inc. In connection with this transaction, MRC issued, to investors placed by an unaffiliated financial institution, $2.5 billion in aggregate principal amount of 35-year surplus notes to provide statutory reserve support for the assumed closed block liabilities. Interest on the surplus notes accrues at an annual rate of three-month LIBOR plus 0.55%, payable quarterly. The ability of MRC to make interest and principal payments on the surplus notes is contingent upon South Carolina regulatory approval.
Simultaneously with the issuance of the surplus notes, MetLife, Inc. entered into an agreement with the unaffiliated financial institution, under which MetLife, Inc. is entitled to the interest paid by MRC on the surplus notes of three-month LIBOR plus 0.55% in exchange for the payment of three-month LIBOR plus 1.12%, payable quarterly on such amount as adjusted, as described below. MetLife, Inc. may also be required to pledge collateral or make payments to the unaffiliated financial institution related to any decline in the estimated fair value of the surplus notes. Any such payments are accounted for as a receivable and included in other assets on the Company’s consolidated balance sheets and do not reduce the principal amount outstanding of the surplus notes. Such payments, however, reduce the amount of interest payments due from MetLife, Inc. under the agreement. Any payment received from the unaffiliated financial institution reduces the receivable by an amount equal to such payment and also increases the amount of interest payments due from MetLife, Inc. under the agreement. In addition, the unaffiliated financial institution may be required to pledge collateral to MetLife, Inc. related to any increase in the estimated fair value of the surplus notes. MetLife, Inc. may also be required to make a payment to the unaffiliated financial institution in connection with any early termination of this agreement.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
13. Collateral Financing Arrangements (continued)

During 2016 and 2015, following regulatory approval, MRC repurchased $68 million and $57 million, respectively, in aggregate principal amount of the surplus notes. Cumulatively, since December 2007, MRC repurchased $1.2 billion in aggregate principal amount of the surplus notes as of December 31, 2016. Payments made by the Company in 2016 and 2015 associated with the repurchases were exclusive of accrued interest on the surplus notes. In connection with the repurchases during 2016 and 2015, the Company received payments in the aggregate amount of $8 million each year from the unaffiliated financial institution, which reduced the amount receivable from the unaffiliated financial institution by $8 million each year. No other payments related to an increase or decrease in the estimated fair value of the surplus notes were made by MetLife, Inc. or received from the unaffiliated financial institution during 2016, 2015 or 2014.
A majority of the proceeds from the offering of the surplus notes was placed in a trust, which is consolidated by the Company, to support MRC’s statutory obligations associated with the assumed closed block liabilities. During the years ended December 31, 2016, 2015 and 2014, MRC transferred $1 million, $30 million and $467 million, respectively, out of the trust to its general account. The assets are principally invested in fixed maturity securities and are presented as such within the Company’s consolidated balance sheets, with the related income included within net investment income on the Company’s consolidated statements of operations.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)

14. Junior Subordinated Debt Securities
Outstanding Junior Subordinated Debt Securities
Outstanding junior subordinated debt securities and exchangeable surplus trust securities which are exchangeable for junior subordinated debt securities prior to redemption or repayment, were as follows:

						December 31,
						2016				2015
Issuer	Issue Date	Interest Rate (1)	Scheduled Redemption Date	Interest Rate Subsequent to Scheduled Redemption Date (2)	Final Maturity	Face Value	Unamortized Discount	Unamortized Issuance Costs	Carrying Value	Face Value	Unamortized Discount	Unamortized Issuance Costs	Carrying Value (3)
						(In millions)
MetLife, Inc.	July 2009	10.750%	August 2039	LIBOR + 7.548%	August 2069	$500	$—	$(4)	$496	$500	$—	$(4)	$496
MetLife Capital Trust X (4), (5)	April 2008	9.250%	April 2038	LIBOR + 5.540%	April 2068	750	—	(6)	744	750	—	(6)	744
MetLife Capital Trust IV (4)	December 2007	7.875%	December 2037	LIBOR + 3.960%	December 2067	700	(4)	(6)	690	700	(4)	(7)	689
MetLife, Inc.	December 2006	6.400%	December 2036	LIBOR + 2.205%	December 2066	1,250	(2)	(9)	1,239	1,250	(2)	(9)	1,239
						$3,200	$(6)	$(25)	$3,169	$3,200	$(6)	$(26)	$3,168
_________________

(1)	Prior to the scheduled redemption date, interest is payable semiannually in arrears.

(2)
In the event the securities are not redeemed on or before the scheduled redemption date, interest will accrue after such date at an annual rate of three-month LIBOR plus the indicated margin, payable quarterly in arrears.

(3)	Net of $26 million of unamortized issuance costs, which were reported in other assets at December 31, 2015.

(4)
MetLife Capital Trust X and MetLife Capital Trust IV are VIEs which are consolidated on the financial statements of the Company. The securities issued by these entities are exchangeable surplus trust securities, which are exchangeable for a like amount of MetLife, Inc.’s junior subordinated debt securities on the scheduled redemption date; mandatorily under certain circumstances, and at any time upon MetLife, Inc. exercising its option to redeem the securities.

(5)	See Note 23 for the information regarding the Junior Subordinated Debt Securities exchange transaction in February 2017.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
14. Junior Subordinated Debt Securities (continued)

In connection with each of the securities described above, MetLife, Inc. may redeem or may cause the redemption of the securities (i) in whole or in part, at any time on or after the date five years prior to the scheduled redemption date at their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption, or (ii) in certain circumstances, in whole or in part, prior to the date five years prior to the scheduled redemption date at their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption or, if greater, a make-whole price. MetLife, Inc. also has the right to, and in certain circumstances the requirement to, defer interest payments on the securities for a period up to 10 years. Interest compounds during such periods of deferral. If interest is deferred for more than five consecutive years, MetLife, Inc. is required to use proceeds from the sale of its common stock or warrants on common stock to satisfy this interest payment obligation. In connection with each of the securities described above, MetLife, Inc. entered into a separate replacement capital covenant (“RCC”). As part of each RCC, MetLife, Inc. agreed that it will not repay, redeem, or purchase the securities on or before a date 10 years prior to the final maturity date of each issuance, unless, subject to certain limitations, it has received cash proceeds during a specified period from the sale of specified replacement securities. Each RCC will terminate upon the occurrence of certain events, including an acceleration of the applicable securities due to the occurrence of an event of default. The RCCs are not intended for the benefit of holders of the securities and may not be enforced by them. Rather, each RCC is for the benefit of the holders of a designated series of MetLife, Inc.’s other indebtedness (the “Covered Debt”). Initially, the Covered Debt for each of the securities described above was MetLife, Inc.’s 5.700% senior notes due 2035 (the “5.700% Senior Notes”). As a result of the issuance of MetLife, Inc.’s 10.750% Fixed-to-Floating Rate Junior Subordinated Debentures due 2069 (the “10.750% JSDs”), the 10.750% JSDs became the Covered Debt with respect to, and in accordance with, the terms of the RCC relating to MetLife, Inc.’s 6.40% Fixed-to-Floating Rate Junior Subordinated Debentures due 2066. The 5.700% Senior Notes continue to be the Covered Debt with respect to, and in accordance with, the terms of the RCCs relating to each of MetLife Capital Trust IV’s 7.875% Fixed-to-Floating Rate Exchangeable Surplus Trust Securities, MetLife Capital Trust X’s 9.250% Fixed-to-Floating Rate Exchangeable Surplus Trust Securities and the 10.750% JSDs. MetLife, Inc. also entered into a replacement capital obligation which will commence during the six month period prior to the scheduled redemption date of each of the securities described above and under which MetLife, Inc. must use reasonable commercial efforts to raise replacement capital to permit repayment of the securities through the issuance of certain qualifying capital securities.
Interest expense on outstanding junior subordinated debt securities was $258 million for each of the years ended December 31, 2016, 2015 and 2014, which is included in other expenses.
15. Common Equity Units
In connection with the financing of the acquisition of ALICO in November 2010, MetLife, Inc. issued to AM Holdings 40 million common equity units with an aggregate stated amount at issuance of $3.0 billion and an estimated fair value of $3.2 billion. Each common equity unit had an initial stated amount of $75 per unit and initially consisted of: (i) three purchase contracts (the Series C Purchase Contracts, the Series D Purchase Contracts and the Series E Purchase Contracts and, together, the “Purchase Contracts”), obligating the holder to purchase, on a subsequent settlement date, a variable number of shares of MetLife, Inc. common stock, par value $0.01 per share, for a purchase price of $25 ($75 in the aggregate); and (ii) a 1/40 undivided beneficial ownership interest in each of three series of Debt Securities issued by MetLife, Inc., each series of Debt Securities having an aggregate principal amount of $1.0 billion. On March 8, 2011, AM Holdings sold, in a public offering, all the common equity units it received as consideration from MetLife in connection with the acquisition of ALICO.
As discussed in Note 12, in October 2014, September 2013 and October 2012, MetLife, Inc. closed the successful remarketings of senior debt securities underlying the common equity units. Most holders of the common equity units used the remarketing proceeds to settle their payment obligations under the applicable Purchase Contracts. The subsequent settlement of the Purchase Contracts provided proceeds to MetLife, Inc. of $1.0 billion in each of October 2014, September 2013 and October 2012 in exchange for shares of MetLife, Inc.’s common stock. See Note 16.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)

16. Equity
Preferred Stock
Preferred stock authorized, issued and outstanding was as follows at both December 31, 2016 and 2015:

Series	Shares Authorized	Shares Issued	Shares Outstanding
Floating Rate Non-Cumulative Preferred Stock, Series A	27,600,000	24,000,000	24,000,000
5.25% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series C	1,500,000	1,500,000	1,500,000
Series A Junior Participating Preferred Stock	10,000,000	—	—
Not designated	160,900,000	—	—
Total	200,000,000	25,500,000	25,500,000
As discussed below, MetLife, Inc. repurchased or redeemed and canceled the 6.50% Non-Cumulative Preferred Stock, Series B (the “Series B preferred stock”) in 2015. On November 3, 2015, MetLife, Inc. filed a Certificate of Elimination (the “Certificate of Elimination”) of 6.50% Non-Cumulative Preferred Stock, Series B with the Secretary of State of the State of Delaware to eliminate all references to the Series B preferred stock in MetLife, Inc.’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), including the related Certificate of Designations. As a result of the filing of the Certificate of Elimination, MetLife, Inc.’s Certificate of Incorporation was amended to eliminate all references therein to the Series B preferred stock, and the shares that were designated to such series were returned to the status of authorized but unissued shares of preferred stock, par value $0.01 per share, of MetLife, Inc., without designation as to series.
In June 2015, MetLife, Inc. issued 1,500,000 shares of 5.25% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series C (the "Series C preferred stock"), with a $0.01 par value per share and a liquidation preference of $1,000 per share, for aggregate proceeds of $1.5 billion. In connection with the offering of the Series C preferred stock, MetLife, Inc. incurred $17 million of issuance costs which have been recorded as a reduction of additional paid-in capital.
In June 2015, MetLife, Inc. conducted a tender offer for up to 59,850,000 of its 60,000,000 shares of Series B preferred stock, liquidation preference $25 per share, at a purchase price of $25 per share, plus an amount equal to accrued, unpaid and undeclared dividends from, and including, June 15, 2015 to, but excluding, June 29, 2015, the settlement date of the tender offer. In June 2015, MetLife, Inc. also delivered a notice of redemption to the holders of the Series B preferred stock, pursuant to which it would redeem any shares of Series B preferred stock not purchased by it in the tender offer at a redemption price of $25 per share, without any payment for accrued, unpaid and undeclared dividends on the Series B preferred stock from, and including, June 15, 2015 to, but excluding, July 1, 2015, the redemption date. On June 29, 2015, MetLife, Inc. repurchased and canceled 37,192,413 shares of Series B preferred stock in the tender offer for $932 million in cash. On July 1, 2015, MetLife, Inc. redeemed and canceled the remaining 22,807,587 shares of Series B preferred stock not tendered in the tender offer for an aggregate redemption price of $570 million in cash. In connection with the tender offer and redemption, MetLife, Inc. recognized a preferred stock repurchase premium of $42 million (calculated as the difference between the carrying value of the Series B preferred stock and the total amount paid by MetLife, Inc. to the holders of the Series B preferred stock in connection with the tender offer and redemption), which was reflected as a reduction to retained earnings on the consolidated balance sheet.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

The outstanding preferred stock ranks senior to MetLife, Inc.’s common stock with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up. Holders of the outstanding preferred stock are entitled to receive dividend payments only when, as and if declared by MetLife, Inc.’s Board of Directors or a duly authorized committee of the Board. Dividends on the preferred stock are not cumulative or mandatory. Accordingly, if dividends are not declared on the preferred stock of the applicable series for any dividend period, then any accrued dividends for that dividend period will cease to accrue and be payable. If a dividend is not declared before the dividend payment date for any such dividend period, MetLife, Inc. will have no obligation to pay dividends accrued for such dividend period whether or not dividends are declared for any future period. No dividends may be paid or declared on MetLife, Inc.’s common stock (or any other securities ranking junior to the preferred stock) and MetLife, Inc. may not purchase, redeem, or otherwise acquire its common stock (or other such junior stock) unless the full dividends for the latest completed dividend period on all outstanding shares of preferred stock, and any parity stock, have been declared and paid or provided for. If dividends are declared on MetLife, Inc.’s Floating Rate Non-Cumulative Preferred Stock, Series A (the “Series A preferred stock”), they will be payable quarterly, in arrears, at an annual rate of the greater of: (i) 1.00% above three-month LIBOR on the related LIBOR determination date; or (ii) 4.00%. If dividends are declared on the Series C preferred stock for any dividend period, they are calculated on a non-cumulative basis at a fixed rate per annum of 5.25% from the date of original issue to, but excluding, June 15, 2020, and will be calculated at a floating rate per annum equal to three-month LIBOR plus 3.575% on the related LIBOR determination date from and after June 15, 2020. Dividends on the Series C preferred stock for any dividend period are payable, if declared, semi-annually in arrears on the 15th day of June and December of each year commencing on December 15, 2015 and ending on June 15, 2020, and thereafter quarterly in arrears on the 15th day of September, December, March and June of each year. Information on payments of dividends on the Series B preferred stock is set forth in the table below.
MetLife, Inc. is prohibited from declaring dividends on the outstanding preferred stock if it fails to meet specified capital adequacy, net income and stockholders’ equity levels. Beginning on January 1, 2019, MetLife, Inc. will no longer be subject to such limitations with respect to the Series C preferred stock. See “— Dividend Restrictions — MetLife, Inc.”
Holders of the preferred stock do not have voting rights except in certain circumstances, including where the dividends have not been paid for an equivalent of six or more dividend payment periods whether or not those periods are consecutive. Under such circumstances, the holders of the preferred stock have certain voting rights with respect to members of the Board of Directors of MetLife, Inc.
The preferred stock is not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or similar provisions. The Series A preferred stock is redeemable at MetLife, Inc.’s option in whole or in part, at a redemption price of $25 per share of preferred stock, plus declared and unpaid dividends. MetLife, Inc. may, at its option, redeem the Series C preferred stock, (i) in whole but not in part, at any time prior to June 15, 2020, within 90 days after the occurrence of a “regulatory capital event,” and (ii) in whole or in part, from time to time, on or after June 15, 2020, in each case, at a redemption price equal to $1,000 per Series C preferred share, plus an amount equal to any dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, such redemption date. A “regulatory capital event” could occur as a result of a change or proposed change in capital adequacy rules (or the interpretation or application thereof) that would apply to MetLife, Inc. from rules (or the interpretation or application thereof) in effect with respect to bank holding companies as of June 1, 2015 that would create a more than insubstantial risk, as determined by MetLife, Inc., that the Series C preferred stock would not be treated as “Tier 1 Capital” or as capital with attributes similar to those of Tier 1 Capital.
In December 2008, MetLife, Inc. entered into an RCC related to the Series A and Series B preferred stock and, in June 2015, MetLife, Inc. entered into an RCC related to the Series C preferred stock. As part of each such RCC, MetLife, Inc. agreed that it will not repay, redeem or purchase the preferred stock on or before December 31, 2018, unless, subject to certain limitations, it has received proceeds during a specified period from the sale of specified replacement securities. The repurchase and redemption of Series B preferred stock as described above was in compliance with the terms of the applicable RCC. The RCC is, in each case, for the benefit of the holders of the related Covered Debt, which is currently MetLife, Inc.’s 10.750% JSDs. The RCC will terminate upon the occurrence of certain events, including the date on which MetLife, Inc. has no series of outstanding eligible debt securities.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

Information on the declaration, record and payment dates, as well as per share and aggregate dividend amounts, for the Series A, Series B and Series C preferred stock was as follows:

			Dividend
Declaration Date	Record Date	Payment Date	Series A Per Share	Series A Aggregate	Series B Per Share	Series B Aggregate	Series C Per Share	Series C Aggregate
			(In millions, except per share data)
November 15, 2016	November 30, 2016	December 15, 2016	$0.253	$6	$—	$—	$26.250	$39
August 15, 2016	August 31, 2016	September 15, 2016	$0.256	6	$—	—	$—	—
May 16, 2016	May 31, 2016	June 15, 2016	$0.256	7	$—	—	$26.250	39
March 7, 2016	February 29, 2016	March 15, 2016	$0.253	6	$—	—	$—	—
				$25		$—		$78
November 16, 2015	November 30, 2015	December 15, 2015	$0.253	$6	$—	$—	$28.292	$43
August 17, 2015	August 31, 2015	September 15, 2015	$0.256	6	$—	—	$—	—
May 15, 2015	May 31, 2015	June 15, 2015	$0.256	7	$0.406	24	$—	—
March 5, 2015	February 28, 2015	March 16, 2015	$0.250	6	$0.406	24	$—	—
				$25		$48		$43
November 17, 2014	November 30, 2014	December 15, 2014	$0.253	$7	$0.406	$24	$—	$—
August 15, 2014	August 31, 2014	September 15, 2014	$0.256	6	$0.406	24	$—	—
May 15, 2014	May 31, 2014	June 16, 2014	$0.256	7	$0.406	24	$—	—
March 5, 2014	February 28, 2014	March 17, 2014	$0.250	6	$0.406	24	$—	—
				$26		$96		$—
See Note 23 for information on subsequent preferred stock dividends declared.
Common Stock
Issuances
In October 2014, MetLife, Inc. issued 22,907,960 new shares of its common stock for $1.0 billion. The issuances were made in connection with the settlement of stock purchase contracts. See Note 15.
During the years ended December 31, 2016, 2015 and 2014, 4,439,219 new shares, 5,592,622 new shares and 5,866,160 new shares of common stock were issued for $166 million, $216 million and $220 million, respectively, in connection with stock option exercises and other stock-based awards. There were no shares of common stock issued from treasury stock during any of the years ended December 31, 2016, 2015 and 2014.
Repurchase Authorizations
On December 12, 2014, MetLife, Inc. announced that its Board of Directors authorized $1.0 billion of common stock repurchases in addition to previously authorized repurchases and on September 22, 2015, MetLife, Inc. announced that its Board of Directors authorized additional repurchases of $739 million of its common stock, bringing MetLife, Inc.’s available repurchase authorization under the December 2014 and September 2015 authorizations as of such date to $1.0 billion. On November 10, 2016, MetLife, Inc. announced that its Board of Directors authorized $3.0 billion of common stock repurchases.
During the years ended December 31, 2016, 2015 and 2014, MetLife, Inc. repurchased 6,948,739 shares, 39,491,991 shares and 18,876,363 shares under these repurchase authorizations for $372 million, $1.9 billion, and $1.0 billion, respectively. At December 31, 2016, MetLife, Inc. had $2.7 billion remaining under its common stock repurchase authorizations. See Note 23 for information on subsequent common stock repurchases.
Under these authorizations, MetLife, Inc. may purchase its common stock from the MetLife Policyholder Trust, in the open market (including pursuant to the terms of a pre-set trading plan meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 (“Exchange Act”)), and in privately negotiated transactions. Common stock repurchases are dependent upon several factors, including the Company’s capital position, liquidity, financial strength and credit ratings, general market conditions, the market price of MetLife, Inc.’s common stock compared to management’s assessment of the stock’s underlying value and applicable regulatory approvals, as well as other legal and accounting factors.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

Dividends
The table below presents declaration, record and payment dates, as well as per share and aggregate dividend amounts, for common stock:

			Dividend
Declaration Date	Record Date	Payment Date	Per Share	Aggregate
			(In millions, except per share data)
October 25, 2016	November 7, 2016	December 13, 2016	$0.400	$441
July 7, 2016	August 8, 2016	September 13, 2016	$0.400	441
April 26, 2016	May 9, 2016	June 13, 2016	$0.400	441
January 6, 2016	February 5, 2016	March 14, 2016	$0.375	413
				$1,736
October 27, 2015	November 6, 2015	December 11, 2015	$0.375	$419
July 7, 2015	August 7, 2015	September 11, 2015	$0.375	420
April 28, 2015	May 11, 2015	June 12, 2015	$0.375	420
January 6, 2015	February 6, 2015	March 13, 2015	$0.350	394
				$1,653
October 28, 2014	November 7, 2014	December 12, 2014	$0.350	$398
July 7, 2014	August 8, 2014	September 12, 2014	$0.350	395
April 22, 2014	May 9, 2014	June 13, 2014	$0.350	395
January 6, 2014	February 6, 2014	March 13, 2014	$0.275	311
				$1,499
See Note 23 for information on subsequent common stock dividends declared.
The funding of the cash dividends and operating expenses of MetLife, Inc. is primarily provided by cash dividends from MetLife, Inc.’s insurance subsidiaries. The statutory capital and surplus, or net assets, of MetLife, Inc.’s insurance subsidiaries are subject to regulatory restrictions except to the extent that dividends are allowed to be paid in a given year without prior regulatory approval. Dividends exceeding these limitations can generally be made subject to regulatory approval. The nature and amount of these dividend restrictions, as well as the statutory capital and surplus of MetLife, Inc.’s U.S. insurance subsidiaries, are disclosed in “— Statutory Equity and Income” and “— Dividend Restrictions — Insurance Operations.” MetLife, Inc.’s principal non-U.S. insurance operations are branches or subsidiaries of American Life, a U.S. insurance subsidiary of the Company. In addition, the payment of dividends by MetLife, Inc. to its shareholders is also subject to restrictions. See “— Dividend Restrictions — MetLife, Inc.”
Stock-Based Compensation Plans
Plans for Employees and Agents
Under the MetLife, Inc. 2015 Stock and Incentive Compensation Plan (the “2015 Stock Plan”), MetLife, Inc. may grant awards to employees and agents in the form of Stock Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units, Performance Shares or Performance Share Units, Cash-Based Awards and Stock-Based Awards (each, as applicable, as defined in the 2015 Stock Plan with reference to shares of MetLife, Inc. common stock (“Shares”)). Awards under the 2015 Stock Plan and its predecessor plan, the MetLife, Inc. 2005 Stock and Incentive Compensation Plan (the “2005 Stock Plan”) were outstanding at December 31, 2016. MetLife, Inc. granted all awards to employees and agents in 2016 under the 2015 Stock Plan.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

The aggregate number of Shares authorized for issuance under the 2015 Stock Plan at December 31, 2016 was 30,225,064.
MetLife recognizes compensation expense related to awards under the 2005 Stock Plan or 2015 Stock Plan based on the number of awards it expects to vest, which represents the awards granted less expected forfeitures over the life of the award, as estimated at the date of grant. Unless a material deviation from the assumed forfeiture rate is observed during the term in which the awards are expensed, MetLife recognizes any adjustment necessary to reflect differences in actual experience in the period the award becomes payable or exercisable.
Compensation expense related to awards under the 2005 Stock Plan is principally related to the issuance of Stock Options. Under the 2015 Stock Plan, compensation expense principally relates to Stock Options, Unit Options, Performance Shares, Performance Units, Restricted Stock Units and Restricted Units. MetLife, Inc. granted the majority of each year’s awards under the 2005 Stock Plan and 2015 Stock Plan in the first quarter of the year.
Deferred Shares are Shares that are covered by awards that have become payable under a plan, but the issuance of which has been deferred. Deferred Shares payable to employees or agents related to awards under the 2005 Stock Plan, 2015 Stock Plan, or earlier applicable plans equaled 1,385,725 Shares at December 31, 2016.
Certain stock-based awards provide solely for cash settlement based in whole or in part on the price of Shares or changes in the price of Shares (“Phantom Stock-Based Awards”). MetLife granted such awards under the MetLife, Inc. International Unit Option Incentive Plan, the MetLife International Performance Unit Incentive Plan, and the MetLife International Restricted Unit Incentive Plan prior to 2015, and under the 2015 Stock Plan in 2015 and later.
Plans for Non-Management Directors
Under the MetLife, Inc. 2015 Non-Management Director Stock Compensation Plan (the “2015 Director Stock Plan”), MetLife, Inc. may grant non-management Directors of MetLife, Inc. awards in the form of nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units, or Stock-Based Awards (each, as applicable, as defined in the 2015 Director Stock Plan with reference to Shares). The only awards MetLife, Inc. granted under the 2015 Director Stock Plan and its predecessor plan, the MetLife, Inc. 2005 Non-Management Director Stock Compensation Plan (the “2005 Director Stock Plan”), through December 31, 2016 vested immediately and no awards under the 2005 Director Stock Plan or 2015 Director Stock Plan remained outstanding at December 31, 2016.
The aggregate number of Shares authorized for issuance under the 2015 Director Stock Plan at December 31, 2016 was 1,561,333.
MetLife recognizes compensation expense related to awards under the 2015 Director Stock Plan based on the number of Shares awarded. The only awards made under the 2005 Director Stock Plan and under the 2015 Director Stock Plan through December 31, 2016 were Stock-Based Awards that vested immediately. MetLife, Inc. granted the majority of the awards in 2015 and 2016 under the 2015 Director Stock Plan in the second quarter of each year.
Deferred Shares payable to Directors related to awards under the 2005 Director Stock Plan, 2015 Director Stock Plan, or earlier applicable plans equaled 193,253 Shares at December 31, 2016.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

Compensation Expense Related to Stock-Based Compensation
The components of compensation expense related to stock-based compensation includes compensation expense related to Phantom Stock-Based Awards, and excludes the insignificant compensation expense related to the 2015 Director Stock Plan. Those components were:

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Stock Options and Unit Options	$9	$12	$26
Performance Shares and Performance Units (1)	75	59	103
Restricted Stock Units and Restricted Units	63	66	47
Total compensation expense	$147	$137	$176
Income tax benefit	$51	$48	$62
__________________

(1)
Performance Shares expected to vest and the related compensation expenses may be further adjusted by the performance factor most likely to be achieved, as estimated by management, at the end of the performance period.

The following table presents the total unrecognized compensation expense related to stock-based compensation and the expected weighted average period over which these expenses will be recognized at:

	December 31, 2016
	Expense	Weighted Average Period
	(In millions)	(Years)
Stock Options	$4	1.65
Performance Shares	$33	1.73
Restricted Stock Units	$41	1.80
Equity Awards
Stock Options
Stock Options are the contingent right of award holders to purchase Shares at a stated price for a limited time. All Stock Options have an exercise price equal to the closing price of a Share reported on the New York Stock Exchange on the date of grant, and have a maximum term of 10 years. The vast majority of Stock Options granted has become or will become exercisable at a rate of one-third of each award on each of the first three anniversaries of the grant date. Other Stock Options have become or will become exercisable on the third anniversary of the grant date. Vesting is subject to continued service, except for employees who meet specified age and service criteria and in certain other limited circumstances.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

A summary of the activity related to Stock Options was as follows:

	Shares Under Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (1)
			(Years)	(In millions)
Outstanding at January 1, 2016	23,506,764	$44.50	4.09	$166
Granted	900,764	$38.42
Exercised	(2,432,001)	$34.36
Expired	(2,429,009)	$50.50
Forfeited	(64,130)	$45.90
Outstanding at December 31, 2016	19,482,388	$44.73	3.68	$218
Vested and expected to vest at December 31, 2016	19,314,192	$44.72	3.69	$217
Exercisable at December 31, 2016	17,913,612	$44.79	3.28	$202
__________________

(1)
The intrinsic value of each Stock Option is the closing price on a particular date less the exercise price of the Stock Option, so long as the difference is greater than zero. The aggregate intrinsic value of all outstanding Stock Options is computed using the closing Share price on December 31, 2016 of $53.89 and December 31, 2015 of $48.21, as applicable.

MetLife estimates the fair value of Stock Options on the date of grant using a binomial lattice model. The significant assumptions the Company uses in its binomial lattice model are further described below. The assumptions include: expected volatility of the price of Shares; risk-free rate of return; dividend yield on Shares; exercise multiple; and the post-vesting termination rate.
Expected volatility is based upon an analysis of historical prices of Shares and call options on Shares traded on the open market. The Company uses a weighted-average of the implied volatility for publicly-traded call options with the longest remaining maturity nearest to the money as of each valuation date and the historical volatility, calculated using monthly closing prices of Shares. The Company chose a monthly measurement interval for historical volatility as this interval reflects the Company’s view that employee option exercise decisions are based on longer-term trends in the price of the underlying Shares rather than on daily price movements.
The binomial lattice model used by the Company incorporates different risk-free rates based on the imputed forward rates for U.S. Treasury Strips for each year over the contractual term of the option. The table below presents the full range of rates that were used for options granted during the respective periods.
Dividend yield is determined based on historical dividend distributions compared to the price of the underlying Shares as of the valuation date and held constant over the life of the Stock Option.
The binomial lattice model used by the Company incorporates the term of the Stock Options. The model also factors in expected exercise behavior and a post-vesting termination rate, or the rate at which vested options are exercised or expire prematurely due to termination of employment. From these factors, the model derives an expected life of the Stock Option. The exercise behavior in the model is a multiple that reflects the ratio of stock price at the time of exercise over the exercise price of the Stock Option at the time the model expects holders to exercise. The model derives the exercise multiple from actual exercise activity. The model determines the post-vesting termination rate from actual exercise experience and expiration activity under the Incentive Plans.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

The following table presents the weighted average assumptions, with the exception of risk-free rate, which is expressed as a range, that the model uses to determine the fair value of unexercised Stock Options that MetLife, Inc. has granted:

	Years Ended December 31,
	2016	2015	2014
Dividend yield	3.90%	2.72%	2.18%
Risk-free rate of return	0.62% - 2.85%	0.20% - 3.04%	0.12% - 5.07%
Expected volatility	33.58%	32.56%	33.26%
Exercise multiple	1.43	1.44	1.45
Post-vesting termination rate	2.58%	2.73%	2.93%
Contractual term (years)	10	10	10
Expected life (years)	7	7	6
Weighted average exercise price of stock options granted	$38.42	$51.39	$50.53
Weighted average fair value of stock options granted	$9.26	$13.29	$13.84
The following table presents a summary of Stock Option exercise activity:

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Total intrinsic value of stock options exercised	$42	$44	$67
Cash received from exercise of stock options	$84	$121	$156
Income tax benefit realized from stock options exercised	$15	$15	$24
Performance Shares
Performance Shares are units that, if they vest, are multiplied by a performance factor to produce a number of final Performance Shares which are payable in Shares. MetLife accounts for Performance Shares as equity awards. MetLife, Inc. does not credit Performance Shares with dividend-equivalents for dividends paid on Shares. Performance Share awards normally vest in their entirety at the end of the three-year performance period. Vesting is subject to continued service, except for employees who meet specified age and service criteria, and in certain other limited circumstances.
For awards granted for the 2014 – 2016 and later performance periods in progress through December 31, 2016, the vested Performance Shares will be multiplied by a performance factor of 0% to 175%. Assuming that MetLife, Inc. has met threshold performance goals related to its adjusted income or total shareholder return, the MetLife, Inc. Compensation Committee will determine the performance factor in its discretion. In doing so, the Compensation Committee may consider MetLife, Inc.’s total shareholder return relative to the performance of its competitors and operating return on MetLife, Inc.’s common stockholder’s equity relative to its financial plan. MetLife estimates the fair value of Performance Shares each quarter until they become payable. The performance factor for the 2013 - 2015 performance period was 86.2%.
Restricted Stock Units
Restricted Stock Units are units that, if they vest, are payable in an equal number of Shares. MetLife accounts for Restricted Stock Units as equity awards. MetLife, Inc. does not credit Restricted Stock Units with dividend-equivalents for dividends paid on Shares. Accordingly, the estimated fair value of Restricted Stock Units is based upon the closing price of Shares on the date of grant, reduced by the present value of estimated dividends to be paid on that stock.
The vast majority of Restricted Stock Units normally vest in thirds on or shortly after the first three anniversaries of their grant date. Other Restricted Stock Units normally vest in their entirety on the third or later anniversary of their grant date. Vesting is subject to continued service, except for employees who meet specified age and service criteria and in certain other limited circumstances.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

The following table presents a summary of Performance Share and Restricted Stock Unit activity:

	Performance Shares		Restricted Stock Units
	Shares	Weighted Average Fair Value (2)	Units	Weighted Average Fair Value (2)
Outstanding at January 1, 2016	3,907,174	$44.08	3,078,959	$43.50
Granted	1,661,925	$49.65	2,075,089	$33.67
Forfeited	(159,358)	$49.91	(192,248)	$39.88
Payable (1)	(1,592,641)	$44.57	(1,539,787)	$40.52
Outstanding at December 31, 2016	3,817,100	$49.88	3,422,013	$39.08
Vested and expected to vest at December 31, 2016	3,637,175	$49.89	3,279,076	$39.23
__________________

(1)	Includes both Shares paid and Deferred Shares for later payment.

(2)
Values for shares outstanding at January 1, 2016, represent weighted average number of shares multiplied by the fair value per share at December 31, 2015. Otherwise, all values represent weighted average of number of shares multiplied by the fair value per share at December 31, 2016. Fair value per share of Restricted Stock Units on December 31, 2016 was equal to Grant Date fair value per share.

Performance Share amounts above represent aggregate initial target awards and do not reflect potential increases or decreases resulting from the performance factor determined after the end of the respective performance periods. At December 31, 2016, the performance period for the 2014 — 2016 Performance Share grants was completed, but the performance factor had not yet been calculated. Included in the immediately preceding table are 1,066,076 outstanding Performance Shares to which the 2014 — 2016 performance factor will be applied.
Liability Awards (Phantom Stock-Based Awards)
Certain MetLife subsidiaries have a liability for Phantom Stock-Based Awards in the form of Unit Options, Restricted Units, and/or Performance Units. These Share-based cash settled awards are recorded as liabilities until payout is made. Unlike Share-settled awards, which have a fixed grant-date fair value, the fair value of unsettled or unvested liability awards is remeasured at the end of each reporting period based on the change in fair value of one Share. The liability and corresponding expense are adjusted accordingly until the award is settled.
Unit Options
Each Unit Option is the contingent right of the holder to receive a cash payment equal to the closing price of a Share on the surrender date, less the closing price on the grant date, if the difference is greater than zero. The vast majority of Unit Options has become or will become eligible for surrender at a rate of one-third of each award on each of the first three anniversaries of the grant date. Other Unit Options have become or will become eligible for surrender on the third anniversary of the grant date. Vesting is subject to continued service, except for employees who meet specified age and service criteria and in certain other limited circumstances.
Restricted Units
Restricted Units are units that, if they vest, are payable in cash equal to the closing price of a Share on the last day of the restriction period. The vast majority of Restricted Units normally vest in thirds on or shortly after the first three anniversaries of their grant date. Other Restricted Units normally vest in their entirety on the third or later anniversary of their grant date. Vesting is subject to continued service, except for employees meet specified age and service criteria and in certain other limited circumstances. Restricted Units are accounted for as liability awards. They are not credited with dividend-equivalents for actual dividends paid on Shares during the performance period.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

Performance Units
Performance Units are units that, if they vest, are multiplied by a performance factor to produce a number of final Performance Units which are payable in cash equal to the closing price of a Share on a date following the last day of the three-year performance period. The performance factor for the Performance Units for any given period is determined on the identical basis as the performance factor for Performance Shares for the same performance period. Performance Units are accounted for as liability awards. They are not credited with dividend-equivalents for dividends paid on Shares. Accordingly, the estimated fair value of Performance Units is based upon the closing price of a Share on the date of grant, reduced by the present value of estimated dividends to be paid on that stock during the performance period.
See “— Equity Awards — Performance Shares” for a discussion of the Performance Shares vesting period and award calculation, which is also used for Performance Units.
The following table presents a summary of Liability Awards activity:

	Unit Options	Restricted Units	Performance Units
Outstanding at January 1, 2016	975,529	661,892	611,272
Granted	27,800	485,171	278,833
Exercised	(91,752)	—	—
Forfeited	(55,680)	(76,651)	(39,086)
Paid	—	(306,689)	(235,663)
Outstanding at December 31, 2016	855,897	763,723	615,356
Vested and expected to vest at December 31, 2016	770,307	687,351	553,820
Statutory Equity and Income
The states of domicile of MetLife, Inc.’s U.S. insurance subsidiaries each impose risk-based capital (“RBC”) requirements that were developed by the National Association of Insurance Commissioners (“NAIC”). American Life does not write business in Delaware or any other domestic state and, as such, is exempt from RBC requirements by Delaware law. Regulatory compliance is determined by a ratio of a company’s total adjusted capital, calculated in the manner prescribed by the NAIC (“TAC”) to its authorized control level RBC, calculated in the manner prescribed by the NAIC (“ACL RBC”), based on the statutory-based filed financial statements. Companies below specific trigger levels or ratios are classified by their respective levels, each of which requires specified corrective action. The minimum level of TAC before corrective action commences is twice ACL RBC (“Company Action Level RBC”). While not required by or filed with insurance regulators, the Company also calculates an internally defined combined RBC ratio (“Statement-Based Combined RBC Ratio”), which is determined by dividing the sum of TAC for MetLife, Inc.’s principal U.S. insurance subsidiaries, excluding American Life, by the sum of Company Action Level RBC for such subsidiaries. The Company’s Statement-Based Combined RBC Ratio (both including and excluding Brighthouse insurance subsidiaries) was in excess of 400% at both December 31, 2016 and December 31, 2015. In addition, all non-exempted U.S. insurance subsidiaries individually exceeded Company Action Level RBC for all periods presented.
MetLife, Inc.’s foreign insurance operations are regulated by applicable authorities of the countries in which each entity operates and are subject to minimum capital and solvency requirements in those countries before corrective action commences. At December 31, 2016 and 2015, the adjusted capital of American Life’s insurance subsidiary in Japan, the Company’s largest foreign insurance operation, was in excess of four times the 200% solvency margin ratio that would require corrective action. Excluding Japan, the aggregate required capital and surplus of the Company’s other foreign insurance operations was $3.1 billion and the aggregate actual regulatory capital and surplus of such operations was $10.9 billion as of the date of the most recent required capital adequacy calculation for each jurisdiction. Each of those other foreign insurance operations exceeded minimum capital and solvency requirements of their respective countries for all periods presented.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

MetLife, Inc.’s insurance subsidiaries prepare statutory-basis financial statements in accordance with statutory accounting practices prescribed or permitted by the insurance department of the state of domicile or applicable foreign jurisdiction. The NAIC has adopted the Codification of Statutory Accounting Principles (“Statutory Codification”). Statutory Codification is intended to standardize regulatory accounting and reporting to state insurance departments. However, statutory accounting principles continue to be established by individual state laws and permitted practices. Modifications by the various state insurance departments may impact the effect of Statutory Codification on the statutory capital and surplus of MetLife, Inc.’s U.S. insurance subsidiaries.
Statutory accounting principles differ from GAAP primarily by charging policy acquisition costs to expense as incurred, establishing future policy benefit liabilities using different actuarial assumptions, reporting surplus notes as surplus instead of debt and valuing securities on a different basis.
In addition, certain assets are not admitted under statutory accounting principles and are charged directly to surplus. The most significant assets not admitted by the Company are net deferred income tax assets resulting from temporary differences between statutory accounting principles basis and tax basis not expected to reverse and become recoverable within three years. Further, statutory accounting principles do not give recognition to purchase accounting adjustments. MetLife, Inc.’s U.S. insurance subsidiaries have no material state prescribed accounting practices, except as described below.
New York has adopted certain prescribed accounting practices, primarily consisting of the continuous Commissioners’ Annuity Reserve Valuation Method, which impacts deferred annuities, and the New York Special Consideration Letter, which mandates certain assumptions in asset adequacy testing. The collective impact of these prescribed accounting practices decreased the statutory capital and surplus of MLIC for the years ended December 31, 2016 and 2015 by an amount of $909 million and $1.2 billion, respectively, in excess of the amount of the decrease had capital and surplus been measured under NAIC guidance.
American Life calculates its policyholder reserves on insurance written in each foreign jurisdiction in accordance with the reserve standards required by such jurisdiction. Additionally, American Life’s insurance subsidiaries are valued based on each respective subsidiary’s underlying local statutory equity, adjusted in a manner consistent with the reporting prescribed for its branch operations. The prescribed practice exempts American Life from calculating and disclosing the impact to its statutory capital and surplus. The tables below present amounts from MetLife, Inc.’s U.S. insurance subsidiaries, which are derived from the statutory-basis financial statements as filed with the insurance regulators.
Statutory net income (loss) was as follows:

		Years Ended December 31,
Company	State of Domicile	2016	2015	2014
		(In millions)
Metropolitan Life Insurance Company (1)	New York	$3,444	$3,703	$1,487
American Life Insurance Company	Delaware	$341	$335	$(36)
Brighthouse Life Insurance Company (2)	Delaware	$1,186	$(1,022)	$1,543
Metropolitan Property and Casualty Insurance Company	Rhode Island	$171	$204	$291
Metropolitan Tower Life Insurance Company	Delaware	$8	$(42)	$51
New England Life Insurance Company (2)	Massachusetts	$109	$157	$303
General American Life Insurance Company	Missouri	$(2)	$204	$129
Other	Various	$(70)	$20	$22
__________________

(1)
In December 2016, MLIC transferred all of the issued and outstanding shares of the common stock of each of New England Life Insurance Company (“NELICO”) and General American Life Insurance Company (“GALIC”) to MetLife, Inc., in the form of a non-cash extraordinary dividend.

(2)
Effective April 28, 2017 in connection with the Separation, MetLife, Inc. contributed all of the issued and outstanding shares of common stock of each of Brighthouse Life Insurance Company (formerly, MetLife Insurance Company USA) (“Brighthouse Insurance”) and NELICO to Brighthouse Holdings, LLC. As a result of the Separation, Brighthouse Insurance and NELICO ceased to be subsidiaries of MetLife, Inc.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

Statutory capital and surplus was as follows at:

	December 31,
Company	2016	2015
	(In millions)
Metropolitan Life Insurance Company (1)	$11,195	$14,485	(2)
American Life Insurance Company	$5,235	$6,115
Brighthouse Life Insurance Company (3)	$4,374	$5,942
Metropolitan Property and Casualty Insurance Company	$2,271	$2,335
Metropolitan Tower Life Insurance Company	$669	$710
New England Life Insurance Company (3)	$455	$632	(2)
General American Life Insurance Company	$923	$984	(2)
Other	$303	$417
__________________

(1)	In December 2016, MLIC transferred all of the issued and outstanding shares of the common stock of each of NELICO and GALIC to MetLife, Inc. in the form of a non-cash extraordinary dividend.

(2)	In 2015, NELICO and GALIC’s capital and surplus was included in MLIC’s total as they were subsidiaries of MLIC.

(3)
Effective April 28, 2017 in connection with the Separation, MetLife, Inc. contributed all of the issued and outstanding shares of common stock of each of Brighthouse Insurance and NELICO to Brighthouse Holdings, LLC. As a result of the Separation, Brighthouse Insurance and NELICO ceased to be subsidiaries of MetLife, Inc.

The Company’s domestic captive life reinsurance subsidiaries, which reinsure risks including the closed block, level premium term life and ULSG assumed from other MetLife subsidiaries, have no state prescribed accounting practices, except for MRV and MetLife Reinsurance Company of Delaware (“MRD”). MRD ceased to be a subsidiary of MetLife Inc. upon Separation.
MRV, with the explicit permission of the Commissioner of Insurance of the State of Vermont, has included, as admitted assets, the value of letters of credit serving as collateral for reinsurance credit taken by various affiliated cedants, in connection with reinsurance agreements entered into between MRV and the various affiliated cedants, which resulted in higher statutory capital and surplus of $5.6 billion and $6.0 billion for the years ended December 31, 2016 and 2015, respectively. MRV’s RBC would have triggered a regulatory event without the use of the state prescribed practice. MRD, with the explicit permission of the Commissioner of Insurance of the State of Delaware, has included, as admitted assets, the value of letters of credit issued to MRD, which resulted in higher statutory capital and surplus of $260 million and $200 million for the years ended December 31, 2016 and 2015, respectively. MRD’s RBC would not have triggered a regulatory event without the use of the state prescribed practice. The combined statutory net income (loss) of MetLife, Inc.’s domestic captive life reinsurance subsidiaries was ($344) million, ($336) million and ($320) million for the years ended December 2016, 2015 and 2014, respectively, and the combined statutory capital and surplus, including the aforementioned prescribed practice, was $4.4 billion and $5.0 billion at December 31, 2016 and 2015, respectively. A designated protected cell of MRV (“MRV Cell 2”) is no longer part of MetLife upon Separation.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

Dividend Restrictions
Insurance Operations
The table below sets forth the dividends permitted to be paid by MetLife, Inc.’s primary insurance subsidiaries prior to the Separation without insurance regulatory approval and dividends paid:

	2017		2016		2015
Company	Permitted Without Approval (1)		Paid (2)		Paid (2)
	(In millions)
Metropolitan Life Insurance Company	$2,723		$5,740	(3)	$1,489
American Life Insurance Company	$—		$—		$—
Brighthouse Life Insurance Company	$473	(4)	$261		$500
Metropolitan Property and Casualty Insurance Company	$98		$228		$235
Metropolitan Tower Life Insurance Company	$66		$60		$102
New England Life Insurance Company	$106	(4)	$295	(5)	$199 (5)
General American Life Insurance Company	$91		$—		$—
__________________

(1)
Reflects dividend amounts that may be paid during 2017 without prior regulatory approval. However, because dividend tests may be based on dividends previously paid over rolling 12-month periods, if paid before a specified date during 2017, some or all of such dividends may require regulatory approval. See also note (4) below regarding the impact of the Separation on the dividends permitted to be paid by Brighthouse Insurance and NELICO.

(2)	Reflects all amounts paid, including those requiring regulatory approval.

(3)
In 2016, MLIC paid an ordinary cash dividend to MetLife, Inc. in the amount of $3.6 billion. In addition, in December 2016, MLIC distributed all of the issued and outstanding shares of common stock of each of NELICO and GALIC to MetLife, Inc. in the form of a non-cash extraordinary dividend in the amount of $981 million and $1.2 billion, respectively, as calculated on a statutory basis.

(4)
Effective April 28, 2017 in connection with the Separation, MetLife, Inc. contributed all of the issued and outstanding shares of common stock of each of Brighthouse Insurance and NELICO to Brighthouse Holdings, LLC. As a result of the Separation, Brighthouse Insurance and NELICO ceased to be subsidiaries of MetLife, Inc. Accordingly, any dividends paid by Brighthouse Insurance and NELICO following the Separation will be paid to Brighthouse Financial, Inc. or its subsidiaries. MetLife will not receive the proceeds of any such dividends after the Separation.

(5)	Dividends paid by NELICO in 2015 were paid to its former parent, MLIC. Dividends paid by NELICO in 2016, including a $295 million extraordinary cash dividend, were paid to MetLife, Inc.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

Effective for dividends paid during 2016 and going forward, the New York Insurance Law was amended permitting MLIC, without prior insurance regulatory clearance, to pay stockholder dividends to MetLife, Inc. in any calendar year based on either of two standards. Under one standard, MLIC is permitted, without prior insurance regulatory clearance, to pay dividends out of earned surplus (defined as positive “unassigned funds (surplus)” excluding 85% of the change in net unrealized capital gains or losses (less capital gains tax), for the immediately preceding calendar year), in an amount up to the greater of: (i) 10% of its surplus to policyholders as of the end of the immediately preceding calendar year, or (ii) its statutory net gain from operations for the immediately preceding calendar year (excluding realized capital gains), not to exceed 30% of surplus to policyholders as of the end of the immediately preceding calendar year. In addition, under this standard, MLIC may not, without prior insurance regulatory clearance, pay any dividends in any calendar year immediately following a calendar year for which its net gain from operations, excluding realized capital gains, was negative. Under the second standard, if dividends are paid out of other than earned surplus, MLIC may, without prior insurance regulatory clearance, pay an amount up to the lesser of: (i) 10% of its surplus to policyholders as of the end of the immediately preceding calendar year, or (ii) its statutory net gain from operations for the immediately preceding calendar year (excluding realized capital gains). In addition, MLIC will be permitted to pay a dividend to MetLife, Inc. in excess of the amounts allowed under both standards only if it files notice of its intention to declare such a dividend and the amount thereof with the New York Superintendent of Financial Services (the “Superintendent”) and the Superintendent either approves the distribution of the dividend or does not disapprove the dividend within 30 days of its filing. Under New York Insurance Law, the Superintendent has broad discretion in determining whether the financial condition of a stock life insurance company would support the payment of such dividends to its stockholders.
Under Delaware Insurance Code, each of American Life, Brighthouse Insurance (prior to the distribution of all of the issued and outstanding shares of common stock in April 2017) and Metropolitan Tower Life Insurance Company (“MTL”) is permitted, without prior insurance regulatory clearance, to pay a stockholder dividend to MetLife, Inc. as long as the amount of the dividend, when aggregated with all other dividends in the preceding 12 months, does not exceed the greater of: (i) 10% of its surplus to policyholders as of the end of the immediately preceding calendar year, or (ii) its net statutory gain from operations for the immediately preceding calendar year (excluding realized capital gains), not including pro rata distributions of each insurer's own securities. Each of American Life, Brighthouse Insurance, and MTL will be permitted to pay a dividend to MetLife, Inc. in excess of the greater of such two amounts only if it files notice of the declaration of such a dividend and the amount thereof with the Delaware Commissioner of Insurance (the “Delaware Commissioner”) and the Delaware Commissioner either approves the distribution of the dividend or does not disapprove the distribution within 30 days of its filing. In addition, any dividend that exceeds earned surplus (defined as “unassigned funds (surplus)”) as of the immediately preceding calendar year requires insurance regulatory approval. Under Delaware Insurance Code, the Delaware Commissioner has broad discretion in determining whether the financial condition of a stock life insurance company would support the payment of such dividends to its stockholders.
Under the Rhode Island Insurance Code, Metropolitan Property and Casualty Insurance Company (“MPC”) is permitted, without prior insurance regulatory clearance, to pay a stockholder dividend to MetLife, Inc. as long as the aggregate amount of all such dividends in any 12 month period does not exceed the lesser of: (i) 10% of its surplus to policyholders as of the end of the immediately preceding calendar year, or (ii) net income, not including realized capital gains, for the immediately preceding calendar year, not including pro rata distributions of MPC’s own securities. In determining whether a dividend is extraordinary, MPC may include carry forward net income from the previous two calendar years, excluding realized capital gains less dividends paid in the second and immediately preceding calendar years. MPC will be permitted to pay a dividend to MetLife, Inc. in excess of the lesser of such two amounts only if it files notice of its intention to declare such a dividend and the amount thereof with the Rhode Island Commissioner of Insurance (the “Rhode Island Commissioner”) and the Rhode Island Commissioner either approves the distribution of the dividend or does not disapprove the distribution within 30 days of its filing. Under the Rhode Island Insurance Code, the Rhode Island Commissioner has broad discretion in determining whether the financial condition of a stock property and casualty insurance company would support the payment of such dividends to its stockholders.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

Under Massachusetts State Insurance Law, prior to the distribution of all of the issued and outstanding shares of common stock in April 2017, NELICO was permitted, without prior insurance regulatory clearance, to pay a stockholder dividend to MetLife, Inc. as long as the amount of the dividend, when aggregated with all other dividends paid in the preceding 12 months, does not exceed the greater of: (i) 10% of its surplus to policyholders as of the end of the immediately preceding calendar year; or (ii) its statutory net gain from operations for the immediately preceding calendar year, not including pro rata distributions of NELICO’s own securities. NELICO will be permitted to pay a dividend to MetLife, Inc. in excess of the greater of such two amounts only if it files notice of the declaration of such a dividend and the amount thereof with the Massachusetts Commissioner of Insurance (the “Massachusetts Commissioner”) and the Massachusetts Commissioner either approves the distribution of the dividend or does not disapprove the distribution within 30 days of its filing. In addition, any dividend that exceeds earned surplus (defined as “unassigned funds (surplus)”) as of the last filed annual statutory statement requires insurance regulatory approval. Under Massachusetts State Insurance Law, the Massachusetts Commissioner has broad discretion in determining whether the financial condition of a stock life insurance company would support the payment of such dividends to its stockholders.
Under Missouri State Insurance Law, GALIC is permitted, without prior insurance regulatory clearance, to pay a stockholder dividend to MetLife, Inc. as long as the amount of such dividend when aggregated with all other dividends in the preceding 12 months, does not exceed the greater of: (i) 10% of its surplus to policyholders as of the end of the immediately preceding calendar year; or (ii) its statutory net gain from operations for the immediately preceding calendar year (excluding net realized capital gains), not including pro rata distributions of GALIC’s own securities. GALIC will be permitted to pay a dividend to MetLife, Inc. in excess of the greater of such two amounts only if it files notice of the declaration of such a dividend and the amount thereof with the Missouri Director of Insurance (the “Missouri Director”) and the Missouri Director either approves the distribution of the dividend or does not disapprove the distribution within 30 days of its filing. In addition, any dividend that exceeds earned surplus (defined by us to mean “unassigned funds (surplus)”) as of the last filed annual statutory statement requires insurance regulatory approval. Under Missouri State Insurance Law, the Missouri Director has broad discretion in determining whether the financial condition of a stock life insurance company would support the payment of such dividends to its stockholders.
MetLife, Inc.
In addition to regulatory restrictions on the payment of dividends by its insurance subsidiaries to MetLife, Inc., the payment of dividends by MetLife, Inc. to its stockholders is also subject to other restrictions. The declaration and payment of dividends is subject to the discretion of MetLife, Inc.’s Board of Directors, and will depend on its financial condition, results of operations, cash requirements, future prospects and other factors deemed relevant by the Board. In addition, the payment of dividends on MetLife, Inc.’s common stock, and MetLife, Inc.’s ability to repurchase its common stock, may be subject to restrictions described below arising out of (i) potential regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Federal Reserve Bank of New York (collectively, with the Federal Reserve Board, the “Federal Reserve”) if MetLife, Inc. were re-designated by the Financial Stability Oversight Council (“FSOC”) as a non-bank systemically important financial institution (“non-bank SIFI”), and (ii) restrictions under the terms of MetLife, Inc.’s preferred stock and junior subordinated debentures in situations where MetLife, Inc. may be experiencing financial stress, as described below. For purposes of this discussion, “junior subordinated debentures” are deemed to include MetLife, Inc.’s Fixed-to-Floating Rate Exchangeable Surplus Trust Securities, as discussed in Note 14.
Regulatory Restrictions. On December 18, 2014, the FSOC designated MetLife, Inc. as a non-bank SIFI subject to regulation by the Federal Reserve and the Federal Deposit Insurance Corporation, and to enhanced supervision and prudential standards. On January 13, 2015, MetLife, Inc. filed an action in the U.S. District Court for the District of Columbia (“D.C. District Court”) asking the court to review and rescind the FSOC’s designation of MetLife, Inc. as a non-bank SIFI. On March 30, 2016, the D.C. District Court ordered that the designation of MetLife, Inc. as a non-bank SIFI by the FSOC be rescinded. On April 8, 2016, the FSOC appealed the D.C. District Court’s order to the United States Court of Appeals for the District of Columbia, and oral argument was heard on October 24, 2016.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

If the FSOC prevails on appeal or re-designates MetLife, Inc. as systemically important as part of its ongoing review of non-bank financial companies, MetLife, Inc. could once again be subject to supervision by the Federal Reserve Board and subject to enhanced prudential standards which the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) requires the Federal Reserve Board to adopt. These enhanced prudential standards include RBC requirements and leverage limits, liquidity requirements, overall risk management requirements, resolution plan and credit exposure report requirements, and concentration limits. Dodd-Frank also authorizes the Federal Reserve Board to adopt other standards applicable to non-bank SIFIs, including contingent capital requirements, enhanced public disclosures, short-term debt limits, and other appropriate standards. In addition, non-bank SIFIs are subject to stress testing and must pay a variety of assessments. The Federal Reserve Board has not yet fully implemented most of the standards that will apply to non-bank SIFIs. Accordingly, the manner in which the ultimate standards might apply to MetLife, Inc., were it to be re-designated as a non-bank SIFI, and the full impact of such standards, remains unclear. If MetLife, Inc. were to be re-designated as a non-bank SIFI, however, it is possible that such regulations could constrain MetLife, Inc.’s ability to pay dividends, repurchase common stock or other securities or engage in other transactions that could affect its capital, or cause the Company to raise the price of the products it offers, reduce the amount of risk it takes on, or stop offering certain products altogether. However, following the transition occurring in the United States government and the priorities of the Trump Administration, the Company cannot predict with certainty whether any such regulations will be adopted.
On January 12, 2016, MetLife, Inc. announced its plan to pursue the Separation. See Note 2. There can be no assurance that any actions taken in furtherance of this plan will affect any decision the FSOC may make to re-designate MetLife, Inc. as a non-bank SIFI.
MetLife, Inc. has also been designated as a global systemically important insurer by the Financial Stability Board. As such, it could be subject to enhanced capital standards and supervision and other additional requirements that would not apply to companies that are not so designated. These policy proposals would need to be implemented by legislation or regulation in each applicable jurisdiction, and the impact on MetLife, Inc. is uncertain.
“Dividend Stopper” Provisions in the Preferred Stock and Junior Subordinated Debentures. Certain terms of MetLife, Inc.’s preferred stock and junior subordinated debentures (sometimes referred to as “dividend stoppers”) may prevent it from repurchasing its common or preferred stock or paying dividends on its common or preferred stock in certain circumstances. If MetLife, Inc. has not paid the full dividends on its preferred stock for the latest completed divided period, MetLife, Inc. may not repurchase or pay dividends on its common stock during a dividend period. Under the junior subordinated debentures, if MetLife, Inc. has not paid in full the accrued interest on its junior subordinated debentures through the most recent interest payment date, it may not repurchase or pay dividends on its common stock or other capital stock (including the preferred stock), subject to certain exceptions. The junior subordinated debentures provide that MetLife may, at its option and provided that certain conditions are met, defer payment of interest without giving rise to an event of default for periods of up to 10 years. In that case, after five years MetLife, Inc. would be obligated to use commercially reasonable efforts to sell equity securities to raise proceeds to pay the interest. MetLife, Inc. would not be subject to limitations on the number of deferral periods that MetLife, Inc. could begin, so long as all accrued and unpaid interest is paid with respect to prior deferral periods. If MetLife, Inc. were to defer payments of interest, the “dividend stopper” provisions in the junior subordinated debentures would thus prevent MetLife, Inc. from repurchasing or paying dividends on its common stock or other capital stock (including the preferred stock) during the period of deferral, subject to exceptions.
In addition, the preferred stock and the junior subordinated debentures contain provisions that would automatically suspend the payment of preferred stock dividends and interest on junior subordinated debentures if MetLife, Inc. fails to meet certain risk based capital ratio, net income and stockholders’ equity tests at specified times. In such cases, however, MetLife would be permitted to make the payments to the extent of the net proceeds from the issuance of certain securities during specified periods.
MetLife, Inc. is a party to certain RCCs which limit its ability to eliminate these restrictions through the repayment, redemption or purchase of preferred stock or junior subordinated debentures by requiring MetLife, Inc., with some limitations, to receive cash proceeds during a specified period from the sale of specified replacement securities prior to any repayment, redemption or purchase. See “— Preferred Stock” for a description of such covenants in effect with respect to the preferred stock, and Note 14 for a description of such covenants in effect with respect to junior subordinated debentures.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

Accumulated Other Comprehensive Income (Loss)
Information regarding changes in the balances of each component of AOCI attributable to MetLife, Inc., was as follows:

	Unrealized Investment Gains (Losses), Net of Related Offsets (1)	Unrealized Gains (Losses) on Derivatives	Foreign Currency Translation Adjustments	Defined Benefit Plans Adjustment	Total
	(In millions)
Balance at December 31, 2013	$8,183	$231	$(1,659)	$(1,651)	$5,104
OCI before reclassifications	11,197	669	(1,492)	(1,150)	9,224
Deferred income tax benefit (expense)	(3,419)	(261)	(208)	401	(3,487)
AOCI before reclassifications, net of income tax	15,961	639	(3,359)	(2,400)	10,841
Amounts reclassified from AOCI	(811)	717	77	180	163
Deferred income tax benefit (expense)	249	(280)	(27)	(63)	(121)
Amounts reclassified from AOCI, net of income tax	(562)	437	50	117	42
Sale of subsidiary (2)	(320)	—	6	—	(314)
Deferred income tax benefit (expense)	80	—	—	—	80
Sale of subsidiary, net of income tax	(240)	—	6	—	(234)
Balance at December 31, 2014	15,159	1,076	(3,303)	(2,283)	10,649
OCI before reclassifications	(7,218)	(19)	(1,646)	125	(8,758)
Deferred income tax benefit (expense)	2,519	6	(1)	(43)	2,481
AOCI before reclassifications, net of income tax	10,460	1,063	(4,950)	(2,201)	4,372
Amounts reclassified from AOCI	(223)	608	—	229	614
Deferred income tax benefit (expense)	78	(213)	—	(80)	(215)
Amounts reclassified from AOCI, net of income tax	(145)	395	—	149	399
Balance at December 31, 2015	10,315	1,458	(4,950)	(2,052)	4,771
OCI before reclassifications	764	344	(476)	(62)	570
Deferred income tax benefit (expense)	(325)	(100)	114	24	(287)
AOCI before reclassifications, net of income tax	10,754	1,702	(5,312)	(2,090)	5,054
Amounts reclassified from AOCI	21	229	—	193	443
Deferred income tax benefit (expense)	(9)	(66)	—	(75)	(150)
Amounts reclassified from AOCI, net of income tax	12	163	—	118	293
Balance at December 31, 2016	$10,766	$1,865	$(5,312)	$(1,972)	$5,347
__________________

(1)	See Note 8 for information on offsets to investments related to future policy benefits, DAC, VOBA and DSI, and the policyholder dividend obligation.

(2)	See Note 3.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
16. Equity (continued)

Information regarding amounts reclassified out of each component of AOCI was as follows:

AOCI Components	Amounts Reclassified from AOCI			Consolidated Statement of Operations and Comprehensive Income (Loss) Locations
	Years Ended December 31,
	2016	2015	2014
	(In millions)
Net unrealized investment gains (losses):
Net unrealized investment gains (losses)	$78	$263	$673	Net investment gains (losses)
Net unrealized investment gains (losses)	39	35	53	Net investment income
Net unrealized investment gains (losses)	(37)	56	136	Net derivative gains (losses)
Net unrealized investment gains (losses)	(101)	(131)	(51)	Discontinued operations
Net unrealized investment gains (losses), before income tax	(21)	223	811
Income tax (expense) benefit	9	(78)	(249)
Net unrealized investment gains (losses), net of income tax	(12)	145	562
Unrealized gains (losses) on derivatives - cash flow hedges:
Interest rate swaps	56	84	41	Net derivative gains (losses)
Interest rate swaps	12	11	8	Net investment income
Interest rate swaps	36	2	2	Discontinued operations
Interest rate forwards	(1)	4	(8)	Net derivative gains (losses)
Interest rate forwards	4	3	3	Net investment income
Interest rate forwards	1	2	2	Other expenses
Interest rate forwards	4	4	2	Discontinued operations
Foreign currency swaps	(350)	(720)	(762)	Net derivative gains (losses)
Foreign currency swaps	(2)	(1)	(2)	Net investment income
Foreign currency swaps	2	1	2	Other expenses
Foreign currency swaps	5	—	(6)	Discontinued operations
Credit forwards	3	1	—	Net derivative gains (losses)
Credit forwards	1	—	1	Net investment income
Credit forwards	—	1	—	Discontinued operations
Gains (losses) on cash flow hedges, before income tax	(229)	(608)	(717)
Income tax (expense) benefit	66	213	280
Gains (losses) on cash flow hedges, net of income tax	(163)	(395)	(437)
Foreign currency translation adjustment	—	—	(77)	Net investment gains (losses)
Income tax (expense) benefit	—	—	27
Foreign currency translation adjustment, net of income tax	—	—	(50)
Defined benefit plans adjustment: (1)
Amortization of net actuarial gains (losses)	(199)	(231)	(179)
Amortization of prior service (costs) credit	6	6	4
Discontinued operations	—	(4)	(5)
Amortization of defined benefit plan items, before income tax	(193)	(229)	(180)
Income tax (expense) benefit	75	80	63
Amortization of defined benefit plan items, net of income tax	(118)	(149)	(117)
Total reclassifications, net of income tax	$(293)	$(399)	$(42)
__________________

(1)	These AOCI components are included in the computation of net periodic benefit costs. See Note 18.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)

17. Other Expenses
Information on other expenses was as follows:

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Compensation	$4,742	$4,939	$4,844
Pension, postretirement and postemployment benefit costs	400	367	426
Commissions	3,537	3,673	4,332
Volume-related costs	503	610	423
Capitalization of DAC	(3,152)	(3,319)	(3,672)
Amortization of DAC and VOBA	2,706	3,166	3,029
Amortization of negative VOBA	(269)	(361)	(442)
Interest expense on debt	1,157	1,168	1,150
Premium taxes, licenses and fees	686	687	737
Professional services	1,545	1,510	1,441
Rent and related expenses, net of sublease income	364	328	366
Other (1)	1,516	1,985	1,985
Total other expenses	$13,735	$14,753	$14,619
__________________

(1)	See Note 19 for information on the charge related to income tax for the year ended December 31, 2015.
See Note 3 for further information on Separation-related transaction costs.
Capitalization of DAC and Amortization of DAC and VOBA
See Note 5 for additional information on DAC and VOBA including impacts of capitalization and amortization. See also Note 7 for a description of the DAC amortization impact associated with the closed block.
Interest Expense on Debt
See Notes 12, 13, and 14 for attribution of interest expense by debt issuance. Interest expense on debt includes interest expense related to CSEs. See Note 8.
Restructuring Charges
The Company announced in 2016 a unit cost improvement program related to the Company’s refreshed enterprise strategy. This global strategy focuses on transforming the Company to become more digital, driving efficiencies and innovation to achieve competitive advantage, and simplified, decreasing the costs and risks associated with the Company’s highly complex industry to customers and shareholders. For the year ended December 31, 2016, the Company recorded $35 million, primarily related to severance, in other expenses. As the expenses relate to an enterprise-wide initiative, they are reported in Corporate & Other. Management anticipates further restructuring charges through the year ending December 31, 2019. However, such restructuring plans were not sufficiently developed to enable management to make an estimate of such restructuring charges at December 31, 2016.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
17. Other Expenses (continued)

In 2016, the Company completed a previous enterprise-wide strategic initiative. These restructuring charges are included in other expenses. As the expenses relate to an enterprise-wide initiative, they are reported in Corporate & Other. Information regarding restructuring charges was as follows:

	Years Ended December 31,
	2016			2015			2014
	Severance	Lease and Asset Impairment	Total	Severance	Lease and Asset Impairment	Total	Severance	Lease and Asset Impairment	Total
	(In millions)
Balance at January 1,	$18	$4	$22	$31	$6	$37	$40	$6	$46
Restructuring charges	—	1	1	60	4	64	83	8	91
Cash payments	(17)	(4)	(21)	(73)	(6)	(79)	(92)	(8)	(100)
Balance at December 31,	$1	$1	$2	$18	$4	$22	$31	$6	$37
Total restructuring charges incurred since inception of initiative	$383	$47	$430	$383	$46	$429	$323	$42	$365
18. Employee Benefit Plans
Pension and Other Postretirement Benefit Plans
Certain subsidiaries of MetLife, Inc. sponsor and/or administer various U.S. qualified and nonqualified defined benefit pension plans and other postretirement employee benefit plans covering employees and sales representatives who meet specified eligibility requirements. U.S. pension benefits are provided utilizing either a traditional formula or cash balance formula. The traditional formula provides benefits that are primarily based upon years of credited service and either final average or career average earnings. The cash balance formula utilizes hypothetical or notional accounts which credit participants with benefits equal to a percentage of eligible pay, as well as interest credits, determined annually based upon the annual rate of interest on 30-year U.S. Treasury securities, for each account balance. The U.S. nonqualified pension plans provide supplemental benefits in excess of limits applicable to a qualified plan. The non-U.S. pension plans generally provide benefits based upon either years of credited service and earnings preceding-retirement or points earned on job grades and other factors in years of service.
These subsidiaries also provide certain postemployment benefits and certain postretirement medical and life insurance benefits for U.S. retired employees. Employees of these subsidiaries who were hired prior to 2003 (or, in certain cases, rehired during or after 2003) and meet age and service criteria while working for one of the subsidiaries may become eligible for these other postretirement benefits, at various levels, in accordance with the applicable plans. Virtually all retirees, or their beneficiaries, contribute a portion of the total costs of postretirement medical benefits. Employees hired after 2003 are not eligible for any employer subsidy for postretirement medical benefits.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
18. Employee Benefit Plans (continued)

The benefit obligations, funded status and net periodic benefit costs related to these pension and other postretirement benefits were comprised of the following:

	December 31, 2016						December 31, 2015
	Pension Benefits			Other Postretirement Benefits			Pension Benefits			Other Postretirement Benefits
	U.S. Plans	Non- U.S. Plans	Total	U.S. Plans	Non- U.S. Plans	Total	U.S. Plans	Non- U.S. Plans	Total	U.S. Plans	Non- U.S. Plans	Total
	(In millions)
Benefit obligations	$9,859	$882	$10,741	$1,734	$25	$1,759	$9,546	$747	$10,293	$1,863	$29	$1,892
Estimated fair value of plan assets	8,721	288	9,009	1,379	7	1,386	8,342	261	8,603	1,373	9	1,382
Over (under) funded status	$(1,138)	$(594)	$(1,732)	$(355)	$(18)	$(373)	$(1,204)	$(486)	$(1,690)	$(490)	$(20)	$(510)
Net periodic benefit costs	$278	$81	$359	$37	$2	$39	$269	$73	$342	$60	$6	$66

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
18. Employee Benefit Plans (continued)

Obligations and Funded Status

	December 31,
	2016		2015
	Pension Benefits (1)	Other Postretirement Benefits	Pension Benefits (1)	Other Postretirement Benefits
	(In millions)
Change in benefit obligations:
Benefit obligations at January 1,	$10,293	$1,892	$10,778	$2,116
Service costs	272	9	275	17
Interest costs	423	82	414	89
Plan participants’ contributions	—	30	—	28
Net actuarial (gains) losses	362	(115)	(617)	(238)
Acquisition, divestitures, settlements and curtailments	(37)	18	(4)	(1)
Change in benefits	(11)	(43)	—	(10)
Benefits paid	(582)	(111)	(521)	(104)
Effect of foreign currency translation	21	(3)	(32)	(5)
Benefit obligations at December 31,	10,741	1,759	10,293	1,892
Change in plan assets:
Estimated fair value of plan assets at January 1,	8,603	1,382	8,848	1,436
Actual return on plan assets	618	75	(122)	4
Acquisition, divestitures and settlements	(7)	(1)	(3)	(4)
Plan participants’ contributions	—	30	—	28
Employer contributions	374	13	416	23
Benefits paid	(582)	(111)	(521)	(104)
Effect of foreign currency translation	3	(2)	(15)	(1)
Estimated fair value of plan assets at December 31,	9,009	1,386	8,603	1,382
Over (under) funded status at December 31,	$(1,732)	$(373)	$(1,690)	$(510)
Amounts recognized on the consolidated balance sheets:
Other assets	$3	$1	$5	$1
Other liabilities	(1,735)	(374)	(1,695)	(511)
Net amount recognized	$(1,732)	$(373)	$(1,690)	$(510)
AOCI:
Net actuarial (gains) losses	$2,993	$89	$2,945	$222
Prior service costs (credit)	(11)	(49)	—	(14)
AOCI, before income tax	$2,982	$40	$2,945	$208
Accumulated benefit obligation	$10,340	N/A	$9,870	N/A
__________________

(1)	Includes nonqualified unfunded plans, for which the aggregate PBO was $1.1 billion and $1.0 billion at December 31, 2016 and 2015, respectively.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
18. Employee Benefit Plans (continued)

Information for pension plans with PBOs in excess of plan assets and accumulated benefit obligations (“ABO”) in excess of plan assets was as follows at:

	December 31,
	2016	2015	2016	2015
	PBO Exceeds Estimated Fair Value of Plan Assets		ABO Exceeds Estimated Fair Value of Plan Assets
	(In millions)
Projected benefit obligations	$10,670	$10,224	$1,894	$2,263
Accumulated benefit obligations	$10,318	$9,839	$1,785	$2,127
Estimated fair value of plan assets	$8,979	$8,567	$228	$692
Net Periodic Benefit Costs
The components of net periodic benefit costs and other changes in plan assets and benefit obligations recognized in OCI were as follows:

	Years Ended December 31,
	2016		2015		2014
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
	(In millions)
Net periodic benefit costs:
Service costs	$272	$9	$275	$17	$258	$15
Interest costs	423	82	414	89	447	93
Settlement and curtailment costs (1)	2	19	(1)	3	5	2
Expected return on plan assets	(527)	(75)	(534)	(80)	(474)	(76)
Amortization of net actuarial (gains) losses	189	10	189	42	168	11
Amortization of prior service costs (credit)	—	(6)	(1)	(5)	—	(4)
Total net periodic benefit costs (credit)	359	39	342	66	404	41
Other changes in plan assets and benefit obligations recognized in OCI:
Net actuarial (gains) losses	238	(124)	43	(161)	960	223
Prior service costs (credit)	(11)	(41)	—	(7)	(20)	(13)
Amortization of net actuarial (gains) losses	(189)	(10)	(189)	(42)	(168)	(11)
Amortization of prior service (costs) credit	—	6	1	5	—	4
Discontinued operations	(1)	1	(2)	(2)	(2)	(3)
Total recognized in OCI	37	(168)	(147)	(207)	770	200
Total recognized in net periodic benefit costs and OCI	$396	$(129)	$195	$(141)	$1,174	$241
__________________

(1)	The Company recognized curtailment charges in 2016 on certain postretirement benefit plans in connection with the U.S Retail Advisor Force Divestiture. See Note 3.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
18. Employee Benefit Plans (continued)

The estimated net actuarial (gains) losses and prior service costs (credit) for the defined benefit pension plans and other postretirement benefit plans that will be amortized from AOCI into net periodic benefit costs over the next year are $176 million and ($1) million, and $0 and ($22) million, respectively.
Assumptions
Assumptions used in determining benefit obligations for the U.S. plans were as follows:

	Pension Benefits			Other Postretirement Benefits
December 31, 2016
Weighted average discount rate	4.30%			4.45%
Rate of compensation increase	2.25%	-	8.50%	N/A
December 31, 2015
Weighted average discount rate	4.50%			4.60%
Rate of compensation increase	2.25%	-	8.50%	N/A
Assumptions used in determining net periodic benefit costs for the U.S. Plans were as follows:

	Pension Benefits			Other Postretirement Benefits
Year Ended December 31, 2016
Weighted average discount rate	4.13%			4.37%
Weighted average expected rate of return on plan assets	6.00%			5.53%
Rate of compensation increase	2.25%	-	8.50%	N/A
Year Ended December 31, 2015
Weighted average discount rate	4.10%			4.10%
Weighted average expected rate of return on plan assets	6.25%			5.70%
Rate of compensation increase	2.25%	-	8.50%	N/A
Year Ended December 31, 2014
Weighted average discount rate	5.15%			5.15%
Weighted average expected rate of return on plan assets	6.25%			5.70%
Rate of compensation increase	3.50%	-	7.50%	N/A
The weighted average discount rate for the U.S. plans is determined annually based on the yield, measured on a yield to worst basis, of a hypothetical portfolio constructed of high quality debt instruments available on the valuation date, which would provide the necessary future cash flows to pay the aggregate PBO when due.
The weighted average expected rate of return on plan assets for the U.S. plans is based on anticipated performance of the various asset sectors in which the plans invest, weighted by target allocation percentages. Anticipated future performance is based on long-term historical returns of the plan assets by sector, adjusted for the long-term expectations on the performance of the markets. While the precise expected rate of return derived using this approach will fluctuate from year to year, the policy is to hold this long-term assumption constant as long as it remains within reasonable tolerance from the derived rate.
The weighted average expected rate of return on plan assets for use in that plan’s valuation in 2017 is currently anticipated to be 6.00% for U.S. pension benefits and 5.35% for U.S. other postretirement benefits.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
18. Employee Benefit Plans (continued)

The assumed healthcare costs trend rates used in measuring the APBO and net periodic benefit costs were as follows:

	December 31,
	2016		2015
	Before Age 65	Age 65 and older	Before Age 65	Age 65 and older
Following year	6.8%	13.0%	6.3%	10.3%
Ultimate rate to which cost increase is assumed to decline	4.0%	4.3%	4.2%	4.6%
Year in which the ultimate trend rate is reached	2077	2092	2086	2091
Assumed healthcare costs trend rates may have a significant effect on the amounts reported for healthcare plans. A 1% change in assumed healthcare costs trend rates would have the following effects on the U.S. Plans as of December 31, 2016:

	One Percent Increase	One Percent Decrease
	(In millions)
Effect on total of service and interest costs components	$12	$(10)
Effect of accumulated postretirement benefit obligations	$215	$(177)
Plan Assets
Certain U.S. subsidiaries provide employees with benefits under various Employee Retirement Income Security Act of 1974 (“ERISA”) benefit plans. These include qualified pension plans, postretirement medical plans and certain retiree life insurance coverage. The assets of these U.S. subsidiaries’ qualified pension plans are held in an insurance group annuity contract, and the vast majority of the assets of the postretirement medical plan and backing the retiree life coverage are held in a trust which largely utilizes insurance contracts to hold the assets. All of these contracts are issued by the Company’s insurance affiliates, and the assets under the contracts are held in insurance separate accounts that have been established by the Company. The underlying assets of the separate accounts are principally comprised of cash and cash equivalents, short-term investments, fixed maturity and equity securities, derivatives, real estate, private equity investments and hedge fund investments.
The insurance contract provider engages investment management firms (“Managers”) to serve as sub-advisors for the separate accounts based on the specific investment needs and requests identified by the plan fiduciary. These Managers have portfolio management discretion over the purchasing and selling of securities and other investment assets pursuant to the respective investment management agreements and guidelines established for each insurance separate account. The assets of the qualified pension plans and postretirement medical plans (the “Invested Plans”) are well diversified across multiple asset categories and across a number of different Managers, with the intent of minimizing risk concentrations within any given asset category or with any of the given Managers.
The Invested Plans, other than those held in participant directed investment accounts, are managed in accordance with investment policies consistent with the longer-term nature of related benefit obligations and within prudent risk parameters. Specifically, investment policies are oriented toward (i) maximizing the Invested Plan’s funded status; (ii) minimizing the volatility of the Invested Plan’s funded status; (iii) generating asset returns that exceed liability increases; and (iv) targeting rates of return in excess of a custom benchmark and industry standards over appropriate reference time periods. These goals are expected to be met through identifying appropriate and diversified asset classes and allocations, ensuring adequate liquidity to pay benefits and expenses when due and controlling the costs of administering and managing the Invested Plan’s investments. Independent investment consultants are periodically used to evaluate the investment risk of the Invested Plan’s assets relative to liabilities, analyze the economic and portfolio impact of various asset allocations and management strategies and recommend asset allocations.
Derivative contracts may be used to reduce investment risk, to manage duration and to replicate the risk/return profile of an asset or asset class. Derivatives may not be used to leverage a portfolio in any manner, such as to magnify exposure to an asset, asset class, interest rates or any other financial variable. Derivatives are also prohibited for use in creating exposures to securities, currencies, indices or any other financial variable that is otherwise restricted.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
18. Employee Benefit Plans (continued)

The table below summarizes the actual weighted average allocation of the estimated fair value of total plan assets by asset class at December 31 for the years indicated and the approved target allocation by major asset class at December 31, 2016 for the Invested Plans:

	December 31,
	2016				2015
	U.S. Pension Benefits		U.S. Other Postretirement Benefits (2)		U.S. Pension Benefits	U.S. Other Postretirement Benefits (2)
	Target	Actual Allocation	Target	Actual Allocation	Actual Allocation	Actual Allocation
Asset Class (1)
Fixed maturity securities	82%	81%	76%	76%	75%	75%
Equity securities (3)	10%	11%	24%	24%	15%	25%
Alternative securities (4)	8%	8%	—%	—%	10%	—%
Total assets		100%		100%	100%	100%
__________________

(1)	Certain prior year amounts have been reclassified from alternative securities into fixed maturity securities to conform to the current year presentation.

(2)	U.S. other postretirement benefits do not reflect postretirement life’s plan assets invested in fixed maturity securities.

(3)	Equity securities percentage includes derivative assets.

(4)	Alternative securities primarily include hedges, private equity and real estate funds.
Estimated Fair Value
The pension and other postretirement benefit plan assets are categorized into a three-level fair value hierarchy, as described in Note 10, based upon the significant input with the lowest level in its valuation. The Level 2 asset category includes certain separate accounts that are primarily invested in liquid and readily marketable securities. The estimated fair value of such separate accounts is based upon reported NAV provided by fund managers and this value represents the amount at which transfers into and out of the respective separate account are effected. These separate accounts provide reasonable levels of price transparency and can be corroborated through observable market data. Directly held investments are primarily invested in U.S. and foreign government and corporate securities. The Level 3 asset category includes separate accounts that are invested in assets that provide little or no price transparency due to the infrequency with which the underlying assets trade and generally require additional time to liquidate in an orderly manner. Accordingly, the values for separate accounts invested in these alternative asset classes are based on inputs that cannot be readily derived from or corroborated by observable market data.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
18. Employee Benefit Plans (continued)

The pension and other postretirement plan assets measured at estimated fair value on a recurring basis and their corresponding placement in the fair value hierarchy are summarized as follows:

	December 31, 2016
	Pension Benefits				Other Postretirement Benefits
	Fair Value Hierarchy				Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total Estimated Fair Value	Level 1	Level 2	Level 3	Total Estimated Fair Value
	(In millions)
Assets
Fixed maturity securities:
Corporate	$—	$3,499	$—	$3,499	$20	$306	$—	$326
U.S. government bonds	1,656	4	—	1,660	210	1	—	211
Foreign bonds	—	862	—	862	—	79	—	79
Federal agencies	—	196	—	196	—	27	—	27
Municipals	—	313	—	313	—	23	—	23
Short-term investments	118	217	—	335	13	416	—	429
Other (2)	—	362	9	371	—	55	—	55
Total fixed maturity securities	1,774	5,453	9	7,236	243	907	—	1,150
Equity securities:
Common stock - domestic	474	—	—	474	113	—	—	113
Common stock - foreign	380	69	—	449	122	—	—	122
Total equity securities	854	69	—	923	235	—	—	235
Other investments	30	105	637	772	—	—	—	—
Derivative assets	16	(3)	65	78	1	—	—	1
Total assets	$2,674	$5,624	$711	$9,009	$479	$907	$—	$1,386

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
18. Employee Benefit Plans (continued)

	December 31, 2015
	Pension Benefits				Other Postretirement Benefits
	Fair Value Hierarchy				Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total Estimated Fair Value	Level 1	Level 2	Level 3	Total Estimated Fair Value
	(In millions)
Assets
Fixed maturity securities:
Corporate	$—	$2,931	$77	$3,008	$18	$281	$1	$300
U.S. government bonds	962	487	—	1,449	193	12	—	205
Foreign bonds	—	752	17	769	—	69	—	69
Federal agencies	—	222	—	222	—	34	—	34
Municipals	—	298	—	298	—	56	—	56
Short-term investments (1)	10	307	—	317	1	431	—	432
Other (1), (2)	9	398	7	414	—	47	—	47
Total fixed maturity securities	981	5,395	101	6,477	212	930	1	1,143
Equity securities:
Common stock - domestic	733	24	—	757	126	—	—	126
Common stock - foreign	364	61	—	425	111	—	—	111
Total equity securities	1,097	85	—	1,182	237	—	—	237
Other investments	32	85	723	840	—	—	—	—
Derivative assets	25	3	76	104	2	—	—	2
Total assets	$2,135	$5,568	$900	$8,603	$451	$930	$1	$1,382
__________________

(1)	The prior year amounts have been reclassified into fixed maturity securities to conform to the current year presentation.

(2)	Other primarily includes money market securities, mortgage-backed securities, collateralized mortgage obligations and ABS.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
18. Employee Benefit Plans (continued)

A rollforward of all pension and other postretirement benefit plan assets measured at estimated fair value on a recurring basis using significant unobservable (Level 3) inputs was as follows:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Pension Benefits
	Fixed Maturity Securities:
	Corporate	Foreign Bonds	Other (1)	Other Investments	Derivative Assets
	(In millions)
Balance, January 1, 2015	$79	$17	$8	$745	$73
Realized gains (losses)	1	—	—	—	(11)
Unrealized gains (losses)	(5)	(1)	2	55	(9)
Purchases, sales, issuances and settlements, net	8	2	(1)	(77)	23
Transfers into and/or out of Level 3	(6)	(1)	(2)	—	—
Balance, December 31, 2015	$77	$17	$7	$723	$76
Realized gains (losses)	2	—	—	—	3
Unrealized gains (losses)	3	(3)	—	33	(18)
Purchases, sales, issuances and settlements, net	(20)	(3)	—	(119)	6
Transfers into and/or out of Level 3	(62)	(11)	2	—	(2)
Balance, December 31, 2016	$—	$—	$9	$637	$65
__________________

(1)	Other includes ABS and collateralized mortgage obligations.
Other postretirement benefit plan assets measured at estimated fair value on a recurring basis using significant unobservable (Level 3) inputs were not significant for the years ended December 31, 2016 and 2015.
Expected Future Contributions and Benefit Payments
It is the subsidiaries’ practice to make contributions to the U.S. qualified pension plan to comply with minimum funding requirements of ERISA. In accordance with such practice, no contributions are required for 2017. The subsidiaries expect to make discretionary contributions to the qualified pension plan of $225 million in 2017. For information on employer contributions, see “— Obligations and Funded Status.”
Benefit payments due under the U.S. nonqualified pension plans are primarily funded from the subsidiaries’ general assets as they become due under the provision of the plans, therefore benefit payments equal employer contributions. The U.S. subsidiaries expect to make contributions of $70 million to fund the benefit payments in 2017.
Postretirement benefits are either: (i) not vested under law; (ii) a non-funded obligation of the subsidiaries; or (iii) both. Current regulations do not require funding for these benefits. The subsidiaries use their general assets, net of participant’s contributions, to pay postretirement medical claims as they come due. As permitted under the terms of the governing trust document, the subsidiaries may be reimbursed from plan assets for postretirement medical claims paid from their general assets. The U.S. subsidiaries expect to make contributions of $50 million towards benefit obligations in 2017 to pay postretirement medical claims.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
18. Employee Benefit Plans (continued)

Gross benefit payments for the next 10 years, which reflect expected future service where appropriate, are expected to be as follows:

	Pension Benefits	Other Postretirement Benefits
	(In millions)
2017	$573	$85
2018	$589	$87
2019	$606	$92
2020	$627	$95
2021	$642	$96
2022-2026	$3,498	$500
Additional Information
As previously discussed, most of the assets of the U.S. pension benefit plans are held in a group annuity contract issued by the subsidiaries while some of the assets of the U.S. postretirement benefit plans are held in a trust which largely utilizes life insurance contracts issued by the subsidiaries to hold such assets. Total revenues from these contracts recognized on the consolidated statements of operations were $58 million, $55 million and $50 million for the years ended December 31, 2016, 2015 and 2014, respectively, and included policy charges and net investment income from investments backing the contracts and administrative fees. Total investment income (loss), including realized and unrealized gains (losses), credited to the account balances was $660 million, ($125) million and $1.2 billion for the years ended December 31, 2016, 2015 and 2014, respectively. The terms of these contracts are consistent in all material respects with those the subsidiaries offer to unaffiliated parties that are similarly situated.
Defined Contribution Plans
Certain subsidiaries sponsor defined contribution plans under which a portion of employee contributions are matched. These subsidiaries contributed $81 million, $80 million and $77 million for the years ended December 31, 2016, 2015 and 2014, respectively.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)

19. Income Tax
The provision for income tax from continuing operations was as follows:

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Current:
Federal	$520	$632	$607
State and local	3	10	9
Foreign	628	556	773
Subtotal	1,151	1,198	1,389
Deferred:
Federal	(867)	205	409
State and local	—	—	(1)
Foreign	382	297	139
Subtotal	(485)	502	547
Provision for income tax expense (benefit)	$666	$1,700	$1,936

The Company’s income (loss) from continuing operations before income tax expense (benefit) from domestic and foreign operations were as follows:

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Income (loss) from continuing operations:
Domestic	$239	$1,981	$4,584
Foreign	3,901	3,727	2,299
Total	$4,140	$5,708	$6,883

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
19. Income Tax (continued)

The reconciliation of the income tax provision at the U.S. statutory rate to the provision for income tax as reported for continuing operations was as follows:

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Tax provision at U.S. statutory rate	$1,450	$1,997	$2,409
Tax effect of:
Dividend received deduction	(69)	(71)	(72)
Tax-exempt income	(86)	(70)	(91)
Prior year tax (1)	(13)	559	47
Low income housing tax credits	(270)	(221)	(205)
Other tax credits	(98)	(67)	(66)
Foreign tax rate differential (2), (3), (4)	(315)	(465)	(118)
Change in valuation allowance	(9)	5	(3)
Goodwill impairment	12	—	—
Other, net	64	33	35
Provision for income tax expense (benefit)	$666	$1,700	$1,936
__________________

(1)	As discussed further below, for the year ended December 31, 2015, prior year tax includes a $557 million non-cash charge related to an uncertain tax position.

(2)
For the year ended December 31, 2016, foreign tax rate differential includes a tax benefit of $110 million in Japan related to a change in tax rate offset by a tax charge of $19 million in Chile related to a change in tax rate.

(3)
For the year ended December 31, 2015, foreign tax rate differential includes tax benefits of $174 million related to a Japan tax rate change, $61 million related to restructuring in Chile, $57 million related to the repatriation of earnings from Japan, $41 million related to certain non-portfolio net investment gains that were non-taxable and $31 million related to the devaluation of the peso in Argentina. These benefits were partially offset by charges of $88 million related to the impact of foreign exchange on investment gains in Argentina and $36 million as a result of a deferred tax liability true-up in Japan.

(4)
For the year ended December 31, 2014, foreign tax rate differential includes a tax charge of $54 million related to tax reform in Chile and $45 million related to the repatriation of earnings from Japan, partially offset by a tax benefit of $13 million related to the change in repatriation assumption for foreign earnings of the United Arab Emirates (“UAE”).

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
19. Income Tax (continued)

Deferred income tax represents the tax effect of the differences between the book and tax bases of assets and liabilities. Net deferred income tax assets and liabilities consisted of the following at:

	December 31,
	2016	2015
	(In millions)
Deferred income tax assets:
Policyholder liabilities and receivables	$1,921	$3,148
Net operating loss carryforwards	1,420	1,229
Employee benefits	1,045	1,041
Capital loss carryforwards	9	9
Tax credit carryforwards	1,375	1,081
Litigation-related and government mandated	256	260
Other	743	807
Total gross deferred income tax assets	6,769	7,575
Less: Valuation allowance	161	203
Total net deferred income tax assets	6,608	7,372
Deferred income tax liabilities:
Investments, including derivatives	2,949	4,333
Intangibles	1,213	1,212
Net unrealized investment gains	5,414	4,803
DAC	3,619	3,424
Other	187	134
Total deferred income tax liabilities	13,382	13,906
Net deferred income tax asset (liability)	$(6,774)	$(6,534)
The Company also has recorded a valuation allowance benefit of $9 million related to certain state and foreign net operating loss carryforwards for the year ended December 31, 2016. In addition, a $10 million reduction was related to foreign currency movement and a $23 million reduction was recorded as a balance sheet reclassification with other deferred tax assets for the year ended December 31, 2016. The valuation allowance reflects management’s assessment, based on available information, that it is more likely than not that the deferred income tax asset for certain foreign and state net operating loss carryforwards will not be realized. The tax benefit will be recognized when management believes that it is more likely than not that these deferred income tax assets are realizable.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
19. Income Tax (continued)

The following table sets forth the domestic, state, and foreign net operating loss carryforwards and the domestic capital loss carryforwards for tax purposes at December 31, 2016.

	Net Operating Loss Carryforwards			Capital Loss Carryforwards
	Domestic	State	Foreign	Domestic
	(In millions)
Expiration:
2017-2021	$1	$38	$86	$27
2022-2026	—	59	36	—
2027-2031	76	29	41	—
2032-2036	3,805	2	(6)	—
Indefinite	—	—	354	—
	$3,882	$128	$511	$27
The following table sets forth the general business credits, foreign tax credits, and other credit carryforwards for tax purposes at December 31, 2016.

	Tax Credit Carryforwards
	General Business Credits	Foreign Tax Credits	Other
	(In millions)
Expiration:
2017-2021	$—	$—	$—
2022-2026	—	573	—
2027-2031	181	—	—
2032-2036	662	—	—
Indefinite	—	9	223
	$843	$582	$223
The Company has not provided U.S. deferred taxes on cumulative earnings of certain non-U.S. affiliates that have been reinvested indefinitely. These earnings relate to ongoing operations and have been reinvested in active non-U.S. business operations. The Company does not intend to repatriate these earnings to fund U.S. operations. Deferred taxes are provided for earnings of non-U.S. affiliates when the Company plans to remit those earnings. At December 31, 2016, the Company had not made a provision for U.S. taxes on approximately $5.4 billion of the excess of the amount for financial reporting over the tax bases of investments in foreign subsidiaries that are essentially permanent in duration. It is not practicable to estimate the amount of deferred tax liability related to investments in these foreign subsidiaries.
The Company considers the earnings of Japan and the Middle East (excluding the UAE and Turkey) to be available for repatriation. Earnings from the remaining foreign countries, including the UAE, are considered to be permanently reinvested.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
19. Income Tax (continued)

The Company files income tax returns with the U.S. federal government and various state and local jurisdictions, as well as foreign jurisdictions. The Company is under continuous examination by the IRS and other tax authorities in jurisdictions in which the Company has significant business operations. The income tax years under examination vary by jurisdiction and subsidiary. The Company is no longer subject to U.S. federal, state, or local income tax examinations for years prior to 2007, except for i) 2000 through 2002 where the IRS disallowance relates to certain tax credits claimed - in April 2015, the Company received a Statutory Notice of Deficiency (the “Notice”) and paid the tax thereon in September 2015 (see note (1) below); and ii) 2003 through 2006, where the IRS disallowance relates predominantly to certain tax credits claimed and the Company is engaged with IRS Appeals. Management believes it has established adequate tax liabilities and final resolution for the years 2000 through 2006 is not expected to have a material impact on the Company’s consolidated financial statements. The IRS audit cycle for the years 2007-2009, which began in December of 2015, is scheduled to conclude in 2017. In material foreign jurisdictions, the Company is no longer subject to income tax examinations for years prior to 2009.
The Company’s liability for unrecognized tax benefits may increase or decrease in the next 12 months. A reasonable estimate of the increase or decrease cannot be made at this time. However, the Company continues to believe that the ultimate resolution of the pending issues will not result in a material change to its consolidated financial statements, although the resolution of income tax matters could impact the Company’s effective tax rate for a particular future period.
A reconciliation of the beginning and ending amount of unrecognized tax benefits was as follows:

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Balance at January 1,	$1,259	$719	$724
Additions for tax positions of prior years (1)	24	574	59
Reductions for tax positions of prior years	(112)	(24)	(81)
Additions for tax positions of current year	23	24	21
Reductions for tax positions of current year	—	—	—
Settlements with tax authorities	(48)	(34)	(4)
Balance at December 31,	$1,146	$1,259	$719
Unrecognized tax benefits that, if recognized would impact the effective rate	$1,112	$1,215	$641
__________________

(1)
The significant increase in 2015 is related to a non-cash charge the Company recorded to net income of $792 million, net of tax. The charge was related to an uncertain tax position and was comprised of a $557 million charge included in provision for income tax expense (benefit) and a $362 million ($235 million, net of tax) charge included in other expenses. This charge is the result of the Company’s consideration of recent decisions of the U.S. Court of Appeals for the Second Circuit upholding the disallowance of foreign tax credits claimed by other corporate entities not affiliated with the Company. The Company’s action relates to tax years from 2000 to 2009, during which MLIC held non-U.S. investments in support of its life insurance business through a United Kingdom investment subsidiary that was structured as a joint venture at the time.

The Company classifies interest accrued related to unrecognized tax benefits in interest expense, included within other expenses, while penalties are included in income tax expense.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
19. Income Tax (continued)

Interest was as follows:

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Interest recognized on the consolidated statements of operations (1)	$(41)	$388	$27

		December 31,
		2016	2015
		(In millions)
Interest included in other liabilities on the consolidated balance sheets (1)		$623	$664
__________________

(1)	The significant increase in 2015 is related to the non-cash charge discussed above.
The Company had insignificant penalties for the years ended December 31, 2016, 2015 and 2014.
There has been no change in the Company’s position on the disallowance of its foreign tax credits by the IRS. The Company continues to contest the disallowance of these foreign tax credits by the IRS as management believes the facts strongly support the Company’s position. The Company will defend its position vigorously and does not expect any additional charges related to this matter.
Also related to the aforementioned foreign tax credit matter, on April 9, 2015, the IRS issued the Notice to the Company. The Notice asserted that the Company owes additional taxes and interest for 2000 through 2002 primarily due to the disallowance of foreign tax credits. The transactions that are the subject of the Notice continue through 2009, and it is likely that the IRS will seek to challenge these later periods. On September 18, 2015, the Company paid the assessed tax and interest of $444 million for 2000 through 2002 and will subsequently file a claim for a refund. On November 19, 2015, $9 million of this amount was refunded from the IRS as an overpayment of interest.
The U.S. Treasury Department and the IRS have indicated that they intend to address through regulations the methodology to be followed in determining the dividends received deduction (“DRD”) related to variable life insurance and annuity contracts. The DRD reduces the amount of dividend income subject to tax and is a significant component of the difference between the actual tax expense and expected amount determined using the federal statutory tax rate of 35%. Any regulations that the IRS ultimately proposes for issuance in this area will be subject to public notice and comment, at which time insurance companies and other interested parties will have the opportunity to raise legal and practical questions about the content, scope and application of such regulations. As a result, the ultimate timing and substance of any such regulations are unknown at this time. For the years ended December 31, 2016, 2015, and 2014, the Company recognized an income tax benefit of $63 million, $66 million and $78 million, respectively, related to the separate account DRD. The 2016 benefit included an expense of $1 million related to a true-up of the 2015 tax return. The 2015 and 2014 benefit included a benefit of $1 million and $14 million related to a true-up of the 2014 and 2013 tax returns, respectively.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)

20. Earnings Per Common Share
The following table presents the weighted average shares used in calculating basic earnings per common share and those used in calculating diluted earnings per common share for each income category presented below:

	Years Ended December 31,
	2016	2015	2014
	(In millions, except per share data)
Weighted Average Shares:
Weighted average common stock outstanding for basic earnings per common share	1,100.5	1,117.8	1,128.7
Incremental common shares from assumed:
Stock purchase contracts underlying common equity units (1)	—	—	2.9
Exercise or issuance of stock-based awards	8.0	10.5	10.9
Weighted average common stock outstanding for diluted earnings per common share	1,108.5	1,128.3	1,142.5
Income (Loss) from Continuing Operations:
Income (loss) from continuing operations, net of income tax	$3,474	$4,008	$4,947
Less: Income (loss) from continuing operations, net of income tax, attributable to noncontrolling interests	4	12	27
Less: Preferred stock dividends	103	116	122
Preferred stock repurchase premium	—	42	—
Income (loss) from continuing operations, net of income tax, available to MetLife, Inc.’s common shareholders	$3,367	$3,838	$4,798
Basic	$3.06	$3.43	$4.25
Diluted	$3.04	$3.40	$4.20
Income (Loss) from Discontinued Operations:
Income (loss) from discontinued operations, net of income tax	$(2,670)	$1,314	$1,389
Less: Income (loss) from discontinued operations, net of income tax, attributable to noncontrolling interests	—	—	—
Income (loss) from discontinued operations, net of income tax, available to MetLife, Inc.’s common shareholders	$(2,670)	$1,314	$1,389
Basic	$(2.43)	$1.18	$1.23
Diluted	$(2.41)	$1.17	$1.22
Net Income (Loss):
Net income (loss)	$804	$5,322	$6,336
Less: Net income (loss) attributable to noncontrolling interests	4	12	27
Less: Preferred stock dividends	103	116	122
Preferred stock repurchase premium	—	42	—
Net income (loss) available to MetLife, Inc.’s common shareholders	$697	$5,152	$6,187
Basic	$0.63	$4.61	$5.48
Diluted	$0.63	$4.57	$5.42
__________________

(1)	See Note 15 for a description of the Company’s common equity units.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)

21. Contingencies, Commitments and Guarantees
Contingencies
Litigation
The Company is a defendant in a large number of litigation matters. In some of the matters, very large and/or indeterminate amounts, including punitive and treble damages, are sought. Modern pleading practice in the U.S. permits considerable variation in the assertion of monetary damages or other relief. Jurisdictions may permit claimants not to specify the monetary damages sought or may permit claimants to state only that the amount sought is sufficient to invoke the jurisdiction of the trial court. In addition, jurisdictions may permit plaintiffs to allege monetary damages in amounts well exceeding reasonably possible verdicts in the jurisdiction for similar matters. This variability in pleadings, together with the actual experience of the Company in litigating or resolving through settlement numerous claims over an extended period of time, demonstrates to management that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value.
Due to the vagaries of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time may normally be difficult to ascertain. Uncertainties can include how fact finders will evaluate documentary evidence and the credibility and effectiveness of witness testimony, and how trial and appellate courts will apply the law in the context of the pleadings or evidence presented, whether by motion practice, or at trial or on appeal. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law.
The Company establishes liabilities for litigation and regulatory loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. Liabilities have been established for a number of the matters noted below. It is possible that some of the matters could require the Company to pay damages or make other expenditures or establish accruals in amounts that could not be reasonably estimated at December 31, 2016. While the potential future charges could be material in the particular quarterly or annual periods in which they are recorded, based on information currently known to management, management does not believe any such charges are likely to have a material effect on the Company’s financial position.
Matters as to Which an Estimate Can Be Made
For some of the matters disclosed below, the Company is able to estimate a reasonably possible range of loss. For such matters where a loss is believed to be reasonably possible, but not probable, no accrual has been made. As of December 31, 2016, the Company estimates the aggregate range of reasonably possible losses in excess of amounts accrued for these matters to be $0 to $425 million.
Matters as to Which an Estimate Cannot Be Made
For other matters disclosed below, the Company is not currently able to estimate the reasonably possible loss or range of loss. The Company is often unable to estimate the possible loss or range of loss until developments in such matters have provided sufficient information to support an assessment of the range of possible loss, such as quantification of a damage demand from plaintiffs, discovery from other parties and investigation of factual allegations, rulings by the court on motions or appeals, analysis by experts, and the progress of settlement negotiations. On a quarterly and annual basis, the Company reviews relevant information with respect to litigation contingencies and updates its accruals, disclosures and estimates of reasonably possible losses or ranges of loss based on such reviews.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
21. Contingencies, Commitments and Guarantees (continued)

Asbestos-Related Claims
MLIC is and has been a defendant in a large number of asbestos-related suits filed primarily in state courts. These suits principally allege that the plaintiff or plaintiffs suffered personal injury resulting from exposure to asbestos and seek both actual and punitive damages. MLIC has never engaged in the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products nor has MLIC issued liability or workers’ compensation insurance to companies in the business of manufacturing, producing, distributing or selling asbestos or asbestos-containing products. The lawsuits principally have focused on allegations with respect to certain research, publication and other activities of one or more of MLIC’s employees during the period from the 1920’s through approximately the 1950’s and allege that MLIC learned or should have learned of certain health risks posed by asbestos and, among other things, improperly publicized or failed to disclose those health risks. MLIC believes that it should not have legal liability in these cases. The outcome of most asbestos litigation matters, however, is uncertain and can be impacted by numerous variables, including differences in legal rulings in various jurisdictions, the nature of the alleged injury and factors unrelated to the ultimate legal merit of the claims asserted against MLIC. MLIC employs a number of resolution strategies to manage its asbestos loss exposure, including seeking resolution of pending litigation by judicial rulings and settling individual or groups of claims or lawsuits under appropriate circumstances.
Claims asserted against MLIC have included negligence, intentional tort and conspiracy concerning the health risks associated with asbestos. MLIC’s defenses (beyond denial of certain factual allegations) include that: (i) MLIC owed no duty to the plaintiffs — it had no special relationship with the plaintiffs and did not manufacture, produce, distribute or sell the asbestos products that allegedly injured plaintiffs; (ii) plaintiffs did not rely on any actions of MLIC; (iii) MLIC’s conduct was not the cause of the plaintiffs’ injuries; (iv) plaintiffs’ exposure occurred after the dangers of asbestos were known; and (v) the applicable time with respect to filing suit has expired. During the course of the litigation, certain trial courts have granted motions dismissing claims against MLIC, while other trial courts have denied MLIC’s motions. There can be no assurance that MLIC will receive favorable decisions on motions in the future. While most cases brought to date have settled, MLIC intends to continue to defend aggressively against claims based on asbestos exposure, including defending claims at trials.
The approximate total number of asbestos personal injury claims pending against MLIC as of the dates indicated, the approximate number of new claims during the years ended on those dates and the approximate total settlement payments made to resolve asbestos personal injury claims at or during those years are set forth in the following table:

	December 31,
	2016	2015	2014
	(In millions, except number of claims)
Asbestos personal injury claims at year end	67,223	67,787	68,460
Number of new claims during the year	4,146	3,856	4,636
Settlement payments during the year (1)	$50.2	$56.1	$46.0
__________________

(1)	Settlement payments represent payments made by MLIC during the year in connection with settlements made in that year and in prior years. Amounts do not include MLIC’s attorneys’ fees and expenses.
The number of asbestos cases that may be brought, the aggregate amount of any liability that MLIC may incur, and the total amount paid in settlements in any given year are uncertain and may vary significantly from year to year.
The ability of MLIC to estimate its ultimate asbestos exposure is subject to considerable uncertainty, and the conditions impacting its liability can be dynamic and subject to change. The availability of reliable data is limited and it is difficult to predict the numerous variables that can affect liability estimates, including the number of future claims, the cost to resolve claims, the disease mix and severity of disease in pending and future claims, the impact of the number of new claims filed in a particular jurisdiction and variations in the law in the jurisdictions in which claims are filed, the possible impact of tort reform efforts, the willingness of courts to allow plaintiffs to pursue claims against MLIC when exposure to asbestos took place after the dangers of asbestos exposure were well known, and the impact of any possible future adverse verdicts and their amounts.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
21. Contingencies, Commitments and Guarantees (continued)

The ability to make estimates regarding ultimate asbestos exposure declines significantly as the estimates relate to years further in the future. In the Company’s judgment, there is a future point after which losses cease to be probable and reasonably estimable. It is reasonably possible that the Company’s total exposure to asbestos claims may be materially greater than the asbestos liability currently accrued and that future charges to income may be necessary. While the potential future charges could be material in the particular quarterly or annual periods in which they are recorded, based on information currently known by management, management does not believe any such charges are likely to have a material effect on the Company’s financial position.
The Company believes adequate provision has been made in its consolidated financial statements for all probable and reasonably estimable losses for asbestos-related claims. MLIC’s recorded asbestos liability is based on its estimation of the following elements, as informed by the facts presently known to it, its understanding of current law and its past experiences: (i) the probable and reasonably estimable liability for asbestos claims already asserted against MLIC, including claims settled but not yet paid; (ii) the probable and reasonably estimable liability for asbestos claims not yet asserted against MLIC, but which MLIC believes are reasonably probable of assertion; and (iii) the legal defense costs associated with the foregoing claims. Significant assumptions underlying MLIC’s analysis of the adequacy of its recorded liability with respect to asbestos litigation include: (i) the number of future claims; (ii) the cost to resolve claims; and (iii) the cost to defend claims.
MLIC reevaluates on a quarterly and annual basis its exposure from asbestos litigation, including studying its claims experience, reviewing external literature regarding asbestos claims experience in the U.S., assessing relevant trends impacting asbestos liability and considering numerous variables that can affect its asbestos liability exposure on an overall or per claim basis. These variables include bankruptcies of other companies involved in asbestos litigation, legislative and judicial developments, the number of pending claims involving serious disease, the number of new claims filed against it and other defendants and the jurisdictions in which claims are pending. As previously disclosed, in 2014, MLIC increased its recorded liability for asbestos-related claims to $690 million. Based upon its regular reevaluation of its exposure from asbestos litigation, MLIC has updated its liability analysis for asbestos-related claims through December 31, 2016.
Regulatory Matters
The Company receives and responds to subpoenas or other inquiries seeking a broad range of information from state regulators, including state insurance commissioners; state attorneys general or other state governmental authorities; federal regulators, including the SEC; federal governmental authorities, including congressional committees; and the Financial Industry Regulatory Authority (“FINRA”), as well as from local and national regulators and government authorities in countries outside the United States where MetLife conducts business. The issues involved in information requests and regulatory matters vary widely. The Company cooperates in these inquiries.
In the Matter of Chemform, Inc. Site, Pompano Beach, Broward County, Florida
In July 2010, the Environmental Protection Agency (“EPA”) advised MLIC that it believed payments were due under two settlement agreements, known as “Administrative Orders on Consent,” that New England Mutual Life Insurance Company (“New England Mutual”) signed in 1989 and 1992 with respect to the cleanup of a Superfund site in Florida (the “Chemform Site”). The EPA originally contacted MLIC (as successor to New England Mutual) and a third party in 2001, and advised that they owed additional clean-up costs for the Chemform Site. The matter was not resolved at that time. The EPA is requesting payment of an amount under $1 million from MLIC and such third party for past costs and an additional amount for future environmental testing costs at the Chemform Site. In September 2012, the EPA, MLIC and the third party executed an Administrative Order on Consent under which MLIC and the third party have agreed to be responsible for certain environmental testing at the Chemform Site. The Company estimates that its costs for the environmental testing will not exceed $100,000. The September 2012 Administrative Order on Consent does not resolve the EPA’s claim for past clean-up costs. The EPA may seek additional costs if the environmental testing identifies issues. The Company estimates that the aggregate cost to resolve this matter will not exceed $1 million.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
21. Contingencies, Commitments and Guarantees (continued)

Sales Practices Regulatory Matters
Regulatory authorities in a number of states and FINRA, and occasionally the SEC, have had investigations or inquiries relating to sales of individual life insurance policies or annuities or other products by MLIC, Brighthouse Insurance, NELICO, GALIC, Brighthouse Life Insurance of NY (formerly, First MetLife Investors Insurance Company) (“Brighthouse NY”) and broker-dealer, MSI. These investigations often focus on the conduct of particular financial services representatives and the sale of unregistered or unsuitable products or the misuse of client assets. Over the past several years, these and a number of investigations by other regulatory authorities were resolved for monetary payments and certain other relief, including restitution payments. The Company may continue to resolve investigations in a similar manner. The Company believes adequate provision has been made in its consolidated financial statements for all probable and reasonably estimable losses for these sales practices-related investigations or inquiries.
Unclaimed Property Litigation
West Virginia Lawsuits
On September 20, 2012, the West Virginia Treasurer filed an action against MLIC in West Virginia state court (West Virginia ex rel. John D. Perdue v. Metropolitan Life Insurance Company, Circuit Court of Putnam County, Civil Action No. 12-C-295) alleging that MLIC violated the West Virginia Uniform Unclaimed Property Act (the “Act”), seeking to compel compliance with the Act, and seeking payment of unclaimed property, interest, and penalties. On November 14, 2012, November 21, 2012, December 28, 2012, and January 9, 2013, the Treasurer filed substantially identical suits against MetLife Investors USA, NELICO, MetLife Insurance Company of Connecticut and GALIC, respectively. On January 31, 2017, the parties entered into a settlement agreement resolving these actions.
City of Westland Police and Fire Retirement System v. MetLife, Inc., et. al. (S.D.N.Y., filed January 12, 2012)
Seeking to represent a class of persons who purchased MetLife, Inc. common shares between February 2, 2010, and October 6, 2011, the plaintiff filed a third amended complaint alleging that MetLife, Inc. and several current and former directors and executive officers of MetLife, Inc. violated the Securities Act of 1933 (“Securities Act”), as well as the Exchange Act and Rule 10b-5 promulgated thereunder by issuing, or causing MetLife, Inc. to issue, materially false and misleading statements concerning MetLife, Inc.’s potential liability for millions of dollars in insurance benefits that should have been paid to beneficiaries or escheated to the states. Plaintiff seeks unspecified compensatory damages and other relief. The defendants intend to defend this action vigorously.
City of Birmingham Retirement and Relief System v. MetLife, Inc., et al. (Circuit Court of Jefferson County Alabama, filed July 5, 2012)
Seeking to represent a class of persons who purchased MetLife, Inc. common equity units in or traceable to a public offering in March 2011, the plaintiff filed an action alleging that MetLife, Inc., certain current and former directors and executive officers of MetLife, Inc., and various underwriters violated several provisions of the Securities Act related to the filing of the registration statement by issuing, or causing MetLife, Inc. to issue, materially false and misleading statements and/or omissions concerning MetLife, Inc.’s potential liability for millions of dollars in insurance benefits that should have been paid to beneficiaries or escheated to the states. Plaintiff seeks unspecified compensatory damages and other relief. On December 7, 2016, the court entered an order granting preliminary approval of the proposed settlement, under which MetLife, Inc. agreed to pay $9.75 million, and conditionally certifying a settlement class.
Total Control Accounts Litigation
MLIC is a defendant in a lawsuit related to its use of retained asset accounts, known as TCA, as a settlement option for death benefits.
Owens v. Metropolitan Life Insurance Company (N.D. Ga., filed April 17, 2014)
Plaintiff filed this putative class action lawsuit on behalf of all persons for whom MLIC established a retained asset account, known as a TCA, to pay death benefits under an ERISA plan. The action alleges that MLIC’s use of the TCA as the settlement option for life insurance benefits under some group life insurance policies violates MLIC’s fiduciary duties under ERISA. As damages, plaintiff seeks disgorgement of profits that MLIC realized on accounts owned by members of the putative class. On September 27, 2016, the court denied MLIC’s summary judgment motion in full and granted plaintiff’s partial summary judgment motion. The Company intends to defend this action vigorously.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
21. Contingencies, Commitments and Guarantees (continued)

Reinsurance Litigation
Robainas, et al. v. Metropolitan Life Insurance Company (S.D.N.Y., December 16, 2014)
Plaintiffs filed this putative class action lawsuit on behalf of themselves and all persons and entities who, directly or indirectly, purchased, renewed or paid premiums on life insurance policies issued by MLIC from 2009 through 2014 (the “Policies”). Two similar actions were subsequently filed, Yale v. Metropolitan Life Ins. Co. (S.D.N.Y., January 12, 2015) and International Association of Machinists and Aerospace Workers District Lodge 15 v. Metropolitan Life Ins. Co. (E.D.N.Y., February 2, 2015). Both of these actions were consolidated with the Robainas action. The consolidated complaint alleges that MLIC inadequately disclosed in its statutory annual statements that certain reinsurance transactions with affiliated reinsurance companies were collateralized using “contractual parental guarantees,” and thereby allegedly misrepresented its financial condition and the adequacy of its reserves. The lawsuit sought recovery under Section 4226 of the New York Insurance Law of a statutory penalty in the amount of the premiums paid for the Policies. On October 9, 2015, the court granted MLIC’s motion to dismiss the consolidated complaint, finding that plaintiffs lacked Article III standing because they did not allege any concrete injury as a result of the alleged conduct. On February 23, 2017, the Second Circuit Court of Appeals affirmed this decision.
Intoccia v. Metropolitan Life Insurance Company (S.D.N.Y., April 20, 2015)
Plaintiffs filed this putative class action on behalf of themselves and all persons and entities who, directly or indirectly, purchased, renewed or paid premiums for Guaranteed Benefits Insurance Riders attached to variable annuity contracts with MLIC from 2009 through 2015 (the “Annuities”). The court consolidated Weilert v. Metropolitan Life Ins. Co. (S.D.N.Y., April 30, 2015) with the Intoccia case, and the consolidated, amended complaint alleges that MLIC inadequately disclosed in its statutory annual statements that certain reinsurance transactions with affiliated reinsurance companies were collateralized using “contractual parental guarantees,” and thereby allegedly misrepresented its financial condition and the adequacy of its reserves. The lawsuits seek recovery under Section 4226 of the New York Insurance Law of a statutory penalty in the amount of the premiums paid for Guaranteed Benefits Insurance Riders attached to the Annuities. The Court granted MLIC’s motion to dismiss, adopting the reasoning of the Robainas decision. On February 23, 2017, the Second Circuit Court of Appeals affirmed this decision.
Diversified Lending Group Litigations
Hartshorne v. MetLife, Inc., et al. (Los Angeles County Superior Court, filed March 25, 2015)
Plaintiffs have named MetLife, Inc., MSI and NELICO in 12 related lawsuits in California state court alleging various causes of action including multiple negligence and statutory claims relating to a Ponzi scheme involving the Diversified Lending Group (“DLG”). In August 2016, a trial of claims by one of the plaintiffs, Christine Ramirez, resulted in a verdict against MetLife, Inc., MSI, and NELICO for approximately $200 thousand in compensatory damages and $15 million in punitive damages. On November 30, 2016, Ramirez consented to the court’s reduction of punitive damages to approximately $7 million. These companies have filed a notice appealing this judgment to the Second Appellate District of the State of California.
Other Litigation
Sun Life Assurance Company of Canada Indemnity Claim
In 2006, Sun Life Assurance Company of Canada (“Sun Life”), as successor to the purchaser of MLIC’s Canadian operations, filed a lawsuit in Toronto, seeking a declaration that MLIC remains liable for “market conduct claims” related to certain individual life insurance policies sold by MLIC that were subsequently transferred to Sun Life. In January 2010, the court found that Sun Life had given timely notice of its claim for indemnification but, because it found that Sun Life had not yet incurred an indemnifiable loss, granted MLIC’s motion for summary judgment. Both parties agreed to consider the indemnity claim through arbitration. In September 2010, Sun Life notified MLIC that a purported class action lawsuit was filed against Sun Life in Toronto alleging sales practices claims regarding the policies sold by MLIC and transferred to Sun Life. On August 30, 2011, Sun Life notified MLIC that another purported class action lawsuit was filed against Sun Life in Vancouver, BC alleging sales practices claims regarding certain of the same policies sold by MLIC and transferred to Sun Life. Sun Life contends that MLIC is obligated to indemnify Sun Life for some or all of the claims in these lawsuits. These sales practices cases against Sun Life are ongoing, and the Company is unable to estimate the reasonably possible loss or range of loss arising from this litigation.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
21. Contingencies, Commitments and Guarantees (continued)

Fauley v. Metropolitan Life Insurance Company, et al. (Circuit Court of the 19th Judicial Circuit, Lake County, Ill., July 3, 2014).
On September 28, 2016, the Illinois Supreme Court denied an objector’s petition for leave to appeal from an order approving MLIC’s $23 million settlement of a class action alleging violation of the Telephone Consumer Protection Act. MLIC paid out the settlement funds in January 2017.
MetLife, Inc. v. Financial Stability Oversight Council (D. D.C., January 13, 2015).
MetLife, Inc. filed this action in D.C. District Court seeking to overturn the FSOC’s designation of MetLife, Inc. as a non-bank SIFI. The suit is brought under the section of Dodd-Frank providing that a company designated as a non-bank SIFI may petition the federal courts for review, and seeks an order requiring that the final determination be rescinded. The D.C. District Court issued a decision on March 30, 2016 granting, in part, MetLife, Inc.’s cross motion for summary judgment and rescinding the FSOC’s designation of MetLife, Inc. as a non-bank SIFI. On April 8, 2016, the FSOC appealed the D.C. District Court’s order to the United States Court of Appeals for the District of Columbia.
Voshall v. Metropolitan Life Insurance Company (Superior Court of the State of California, County of Los Angeles, April 8, 2015)
Plaintiff filed this putative class action lawsuit on behalf of himself and all persons covered under a long-term group disability income insurance policy issued by MLIC to public entities in California between April 8, 2011 and April 8, 2015. Plaintiff alleges that MLIC improperly reduced benefits by including cost of living adjustments and employee paid contributions in the employer retirement benefits and other income that reduces the benefit payable under such policies. Plaintiff asserts causes of action for declaratory relief, violation of the California Business & Professions Code, breach of contract and breach of the implied covenant of good faith and fair dealing. The Company intends to defend this action vigorously.
Martin v. Metropolitan Life Insurance Company, (Superior Court of the State of California, County of Contra Costa, filed December 17, 2015)
Plaintiffs filed this putative class action lawsuit on behalf of themselves and all California persons who have been charged compound interest by MLIC in life insurance policy and/or premium loan balances within the last four years. Plaintiffs allege that MLIC has engaged in a pattern and practice of charging compound interest on life insurance policy and premium loans without the borrower authorizing such compounding, and that this constitutes an unlawful business practice under California law. Plaintiff asserts causes of action for declaratory relief, violation of California’s Unfair Competition Law and Usury Law, and unjust enrichment. Plaintiff seeks declaratory and injunctive relief, restitution of interest, and damages in an unspecified amount. On April 12, 2016, the court granted MLIC’s motion to dismiss. Plaintiffs have filed an appeal of this ruling.
Lau v. Metropolitan Life Insurance Company (S.D.N.Y. filed, December 3, 2015)
This putative class action lawsuit was filed by a single defined contribution plan participant on behalf of all ERISA plans whose assets were invested in MetLife’s “Group Annuity Contract Stable Value Funds” within the past six years. The suit alleges breaches of fiduciary duty under ERISA and challenges the “spread” with respect to the stable value fund group annuity products sold to retirement plans. The allegations focus on the methodology MetLife uses to establish and reset the crediting rate, the terms under which plan participants are permitted to transfer funds from a stable value option to another investment option, the procedures followed if an employer terminates a contract, and the level of disclosure provided. Plaintiff seeks declaratory and injunctive relief, as well as damages in an unspecified amount. The Company intends to defend this action vigorously.
Newman v. Metropolitan Life Insurance Company (N.D. Ill., filed March 23, 2016)
Plaintiff filed this putative class action alleging causes of action for breach of contract, fraud, and violations of the Illinois Consumer Fraud and Deceptive Business Practices Act, based on MLIC’s class-wide increase in premiums charged for long-term care insurance policies. Plaintiff alleges a class consisting of herself and all persons over age 65 who selected a Reduced Pay at Age 65 payment feature and whose premium rates were increased after age 65. Plaintiff asserts that premiums could not be increased for these class members and/or that marketing material was misleading as to MLIC’s right to increase premiums. Plaintiff seeks unspecified compensatory, statutory and punitive damages, as well as recessionary and injunctive relief. The Company intends to defend this action vigorously.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
21. Contingencies, Commitments and Guarantees (continued)

Thrivent Financial for Lutherans v. MetLife Insurance Company USA, (E.D. Wis., filed September 12, 2016)
Plaintiff filed a complaint against Brighthouse Insurance contending that its use of the Brighthouse Financial trademark and logo will infringe on its trademarks. Alleging violations of federal and state law, plaintiff seeks preliminary and permanent injunctions, compensatory damages, and other relief. On December 23, 2016, plaintiff filed an amended complaint adding Brighthouse as an additional defendant. The parties have resolved this matter, and the action was voluntarily dismissed on February 15, 2017.
Sales Practices Claims
Over the past several years, the Company has faced numerous claims, including class action lawsuits, alleging improper marketing or sales of individual life insurance policies, annuities, mutual funds, other products or the misuse of client assets. Some of the current cases seek substantial damages, including punitive and treble damages and attorneys’ fees. The Company continues to defend vigorously against the claims in these matters. The Company believes adequate provision has been made in its consolidated financial statements for all probable and reasonably estimable losses for sales practices matters.
Summary
Putative or certified class action litigation and other litigation and claims and assessments against the Company, in addition to those discussed previously and those otherwise provided for in the Company’s consolidated financial statements, have arisen in the course of the Company’s business, including, but not limited to, in connection with its activities as an insurer, mortgage lending bank, employer, investor, investment advisor and taxpayer. Further, state insurance regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning the Company’s compliance with applicable insurance and other laws and regulations.
It is not possible to predict the ultimate outcome of all pending investigations and legal proceedings. In some of the matters referred to previously, very large and/or indeterminate amounts, including punitive and treble damages, are sought. Although in light of these considerations it is possible that an adverse outcome in certain cases could have a material effect upon the Company’s financial position, based on information currently known by the Company’s management, in its opinion, the outcomes of such pending investigations and legal proceedings are not likely to have such an effect. However, given the large and/or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material effect on the Company’s consolidated net income or cash flows in particular quarterly or annual periods.
Insolvency Assessments
Most of the jurisdictions in which the Company is admitted to transact business require insurers doing business within the jurisdiction to participate in guaranty associations, which are organized to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed insurers. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets. In addition, Japan has established the Life Insurance Policyholders Protection Corporation of Japan as a contingency to protect policyholders against the insolvency of life insurance companies in Japan through assessments to companies licensed to provide life insurance.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
21. Contingencies, Commitments and Guarantees (continued)

Assets and liabilities held for insolvency assessments were as follows:

	December 31,
	2016	2015
	(In millions)
Other Assets:
Premium tax offset for future discounted and undiscounted assessments	$30	$31
Premium tax offsets currently available for paid assessments	33	50
Total	$63	$81
Other Liabilities:
Insolvency assessments	$47	$47
Commitments
Leases
The Company, as lessee, has entered into various lease and sublease agreements for office space, information technology, aircrafts, automobiles, and other equipment. Future minimum gross rental payments relating to these lease arrangements are as follows:

Amount
(In millions)
2017	$289
2018	256
2019	219
2020	211
2021	189
Thereafter	996
Total	$2,160
Total minimum rentals to be received in the future under non-cancelable subleases were $376 million as of December 31, 2016. Operating lease expense was $383 million, $364 million and $347 million for the years ended December 31, 2016, 2015 and 2014, respectively.
Mortgage Loan Commitments
The Company commits to lend funds under mortgage loan commitments. The amounts of these mortgage loan commitments were $4.3 billion and $4.4 billion at December 31, 2016 and 2015, respectively.
Commitments to Fund Partnership Investments, Bank Credit Facilities, Bridge Loans and Private Corporate Bond Investments
The Company commits to fund partnership investments and to lend funds under bank credit facilities, bridge loans and private corporate bond investments. The amounts of these unfunded commitments were $8.2 billion and $7.1 billion at December 31, 2016 and 2015, respectively.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)
21. Contingencies, Commitments and Guarantees (continued)

Guarantees
In the normal course of its business, the Company has provided certain indemnities, guarantees and commitments to third parties such that it may be required to make payments now or in the future. In the context of acquisition, disposition, investment and other transactions, the Company has provided indemnities and guarantees, including those related to tax, environmental and other specific liabilities and other indemnities and guarantees that are triggered by, among other things, breaches of representations, warranties or covenants provided by the Company. In addition, in the normal course of business, the Company provides indemnifications to counterparties in contracts with triggers similar to the foregoing, as well as for certain other liabilities, such as third-party lawsuits. These obligations are often subject to time limitations that vary in duration, including contractual limitations and those that arise by operation of law, such as applicable statutes of limitation. In some cases, the maximum potential obligation under the indemnities and guarantees is subject to a contractual limitation ranging from less than $1 million to $329 million, with a cumulative maximum of $1.1 billion, while in other cases such limitations are not specified or applicable. Since certain of these obligations are not subject to limitations, the Company does not believe that it is possible to determine the maximum potential amount that could become due under these guarantees in the future. Management believes that it is unlikely the Company will have to make any material payments under these indemnities, guarantees, or commitments.
In addition, the Company indemnifies its directors and officers as provided in its charters and by-laws. Also, the Company indemnifies its agents for liabilities incurred as a result of their representation of the Company’s interests. Since these indemnities are generally not subject to limitation with respect to duration or amount, the Company does not believe that it is possible to determine the maximum potential amount that could become due under these indemnities in the future.
The Company has also minimum fund yield requirements on certain international pension funds in accordance with local laws. Since these guarantees are not subject to limitation with respect to duration or amount, the Company does not believe that it is possible to determine the maximum potential amount that could become due under these guarantees in the future.
The Company’s recorded liabilities were $10 million and $8 million at December 31, 2016 and 2015, respectively, for indemnities, guarantees and commitments.

MetLife, Inc.
Notes to the Consolidated Financial Statements — (continued)

22. Quarterly Results of Operations (Unaudited)
The unaudited quarterly results of operations for 2016 and 2015 are summarized in the table below:

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	(In millions, except per share data)
2016
Total revenues	$16,097	$16,025	$15,833	$12,635
Total expenses	$13,780	$13,979	$14,674	$14,017
Income (loss) from continuing operations, net of income tax	$1,770	$1,475	$1,024	$(795)
Income (loss) from discontinued operations, net of income tax	$433	$(1,361)	$(451)	$(1,291)
Net income (loss)	$2,203	$114	$573	$(2,086)
Less: Net income (loss) attributable to noncontrolling interests	$2	$4	$(4)	$2
Net income (loss) attributable to MetLife, Inc.	$2,201	$110	$577	$(2,088)
Less: Preferred stock dividends	$6	$46	$6	$45
Preferred stock repurchase premium	$—	$—	$—	$—
Net income (loss) available to MetLife, Inc.’s common shareholders	$2,195	$64	$571	$(2,133)
Basic earnings per common share
Income (loss) from continuing operations, net of income tax, available to MetLife, Inc.’s common shareholders	$1.60	$1.30	$0.93	$(0.77)
Income (loss) from discontinued operations, net of income tax, attributable to MetLife, Inc.	$0.39	$(1.24)	$(0.41)	$(1.17)
Net income (loss) attributable to MetLife, Inc.	$2.00	$0.10	$0.52	$(1.90)
Net income (loss) available to MetLife, Inc.’s common shareholders	$1.99	$0.06	$0.52	$(1.94)
Diluted earnings per common share (1)
Income (loss) from continuing operations, net of income tax, available to MetLife, Inc.’s common shareholders	$1.59	$1.29	$0.92	$(0.77)
Income (loss) from discontinued operations, net of income tax, attributable to MetLife, Inc.	$0.39	$(1.23)	$(0.41)	$(1.17)
Net income (loss) attributable to MetLife, Inc.	$1.99	$0.10	$0.52	$(1.90)
Net income (loss) available to MetLife, Inc.’s common shareholders	$1.98	$0.06	$0.51	$(1.94)
2015
Total revenues	$16,255	$14,225	$15,864	$14,990
Total expenses	$13,875	$13,546	$14,079	$14,126
Income (loss) from continuing operations, net of income tax	$1,685	$801	$897	$625
Income (loss) from discontinued operations, net of income tax	$478	$318	$301	$217
Net income (loss)	$2,163	$1,119	$1,198	$842
Less: Net income (loss) attributable to noncontrolling interests	$5	$4	$(5)	$8
Net income (loss) attributable to MetLife, Inc.	$2,158	$1,115	$1,203	$834
Less: Preferred stock dividends	$30	$31	$6	$49
Preferred stock repurchase premium	$—	$42	$—	$—
Net income (loss) available to MetLife, Inc.’s common shareholders	$2,128	$1,042	$1,197	$785
Basic earnings per common share
Income (loss) from continuing operations, net of income tax, available to MetLife, Inc.’s common shareholders	$1.47	$0.65	$0.80	$0.51
Income (loss) from discontinued operations, net of income tax, attributable to MetLife, Inc.	$0.42	$0.28	$0.27	$0.20
Net income (loss) attributable to MetLife, Inc.	$1.92	$1.00	$1.08	$0.75
Net income (loss) available to MetLife, Inc.’s common shareholders	$1.89	$0.93	$1.07	$0.71
Diluted earnings per common share
Income (loss) from continuing operations, net of income tax, available to MetLife, Inc.’s common shareholders	$1.45	$0.64	$0.79	$0.51
Income (loss) from discontinued operations, net of income tax, attributable to MetLife, Inc.	$0.42	$0.28	$0.27	$0.19
Net income (loss) attributable to MetLife, Inc.	$1.90	$0.99	$1.06	$0.74
Net income (loss) available to MetLife, Inc.’s common shareholders	$1.87	$0.92	$1.06	$0.70
__________________

(1)
For the three months ended December 31, 2016, 9.2 million shares related to the assumed exercise or issuance of stock-based awards have been excluded from the weighted average common shares outstanding - diluted, as to include these assumed shares would be anti-dilutive to net income (loss) available to common shareholders per common share - diluted.

23. Subsequent Events
The Separation
See Note 1 and Note 3 for subsequent events related to the Separation.
Common Stock Repurchases
In 2017, through February 23, 2017, MetLife, Inc. repurchased 8,718,054 shares of its common stock in the open market for $468 million.
Dividends
Preferred Stock
On February 17, 2017, MetLife, Inc. announced a first quarter 2017 dividend of $0.25 per share, for a total of $6 million, on its Series A preferred stock, subject to the final confirmation that it has met the financial tests specified in the certificate of designation for the Series A preferred stock, which the Company anticipates will be made and announced on or about March 6, 2017. The dividend will be payable March 15, 2017 to shareholders of record as of February 28, 2017.
Common Stock
On January 6, 2017, the MetLife, Inc. Board of Directors declared a first quarter 2017 common stock dividend of $0.40 per share payable on March 13, 2017 to shareholders of record as of February 6, 2017. The Company estimates that the aggregate dividend payment will be $438 million.
Junior Subordinated Debt Securities
On February 10, 2017, in connection with the Separation, MetLife, Inc. exchanged $750 million aggregate principal amount of its 9.250% Fixed-to-Floating Rate Junior Subordinated Debentures due 2068 for $750 million aggregate liquidation preference of the 9.250% Fixed-to-Floating Rate Exchangeable Surplus Trust Securities of MetLife Capital Trust X (the “Trust”). As a result of the exchange, MetLife, Inc. became the sole beneficial owner of the Trust, a special purpose entity which issued the exchangeable surplus trust securities to third-party investors. On March 23, 2017, MetLife, Inc. dissolved the Trust.

MetLife, Inc.
Schedule I
Consolidated Summary of Investments —
Other Than Investments in Related Parties
December 31, 2016
(In millions)

Types of Investments	Cost or Amortized Cost (1)	Estimated Fair Value	Amount at Which Shown on Balance Sheet
Fixed maturity securities:
Bonds:
Foreign government securities	$49,864	$55,976	$55,976
U.S. government and agency securities	41,294	44,433	44,433
Public utilities	11,670	12,739	12,739
State and political subdivision securities	10,977	12,231	12,231
All other corporate bonds	109,941	115,418	115,418
Total bonds	223,746	240,797	240,797
Mortgage-backed and asset-backed securities	46,953	47,717	47,717
Redeemable preferred stock	1,002	1,049	1,049
Total fixed maturity securities	271,701	289,563	289,563
FVO and trading securities	12,288	13,923	13,923
Equity securities:
Common stock:
Industrial, miscellaneous and all other	1,632	2,007	2,007
Banks, trust and insurance companies	94	139	139
Public utilities	101	132	132
Non-redeemable preferred stock	637	616	616
Total equity securities	2,464	2,894	2,894
Mortgage loans	65,167		65,167
Policy loans	9,511		9,511
Real estate and real estate joint ventures	8,832		8,832
Real estate acquired in satisfaction of debt	59		59
Other limited partnership interests	5,136		5,136
Short-term investments	6,523		6,523
Other invested assets	19,303		19,303
Total investments	$400,984		$420,911
__________________

(1)
The FVO and trading securities portfolio is mainly comprised of fixed maturity and equity securities, including mutual funds and, to a lesser extent, short-term investments and cash and cash equivalents. Cost or amortized cost for fixed maturity securities and mortgage loans represents original cost reduced by repayments, valuation allowances and impairments from other-than-temporary declines in estimated fair value that are charged to earnings and adjusted for amortization of premiums or accretion of discounts; for equity securities, cost represents original cost reduced by impairments from other-than-temporary declines in estimated fair value; for real estate, cost represents original cost reduced by impairments and depreciation; for investees, cost represents original cost reduced for impairments or original cost adjusted for equity in earnings and distributions.

MetLife, Inc.
Schedule II
Condensed Financial Information
(Parent Company Only)
December 31, 2016 and 2015
(In millions, except share and per share data)

	2016	2015
Condensed Balance Sheets
Assets
Investments:
Fixed maturity securities available-for-sale, at estimated fair value (amortized cost: $3,900 and $5,023, respectively)	$3,894	$5,028
Short-term investments, principally at estimated fair value	148	268
Other invested assets, at estimated fair value	499	830
Total investments	4,541	6,126
Cash and cash equivalents	334	421
Accrued investment income	74	76
Investment in subsidiaries	85,207	85,977
Loans to subsidiaries	1,200	1,200
Other assets	1,529	1,177
Total assets	$92,885	$94,977
Liabilities and Stockholders’ Equity
Liabilities
Payables for collateral under derivatives transactions	$147	$227
Long-term debt — unaffiliated	15,505	16,994
Long-term debt — affiliated	3,100	3,314
Collateral financing arrangement	2,797	2,797
Junior subordinated debt securities	1,734	1,748
Payables to subsidiaries	—	147
Other liabilities	2,294	1,801
Total liabilities	25,577	27,028
Stockholders’ Equity
Preferred stock, par value $0.01 per share; $2,100 aggregate liquidation preference	—	—
Common stock, par value $0.01 per share; 3,000,000,000 shares authorized; 1,164,029,985 and 1,159,590,766 shares issued, respectively; 1,095,519,005 and 1,098,028,525 shares outstanding, respectively	12	12
Additional paid-in capital	30,944	30,749
Retained earnings	34,480	35,519
Treasury stock, at cost; 68,510,980 and 61,562,241 shares, respectively	(3,474)	(3,102)
Accumulated other comprehensive income (loss)	5,347	4,771
Total stockholders’ equity	67,309	67,949
Total liabilities and stockholders’ equity	$92,886	$94,977
See accompanying notes to the condensed financial information.

MetLife, Inc.
Schedule II
Condensed Financial Information — (continued)
(Parent Company Only)
For the Years Ended December 31, 2016, 2015 and 2014
(In millions)

	2016	2015	2014
Condensed Statements of Operations
Revenues
Equity in earnings of subsidiaries	$1,783	$5,985	$6,907
Net investment income	129	170	371
Other revenues	151	124	128
Net investment gains (losses)	86	12	(287)
Net derivative gains (losses)	(68)	(7)	165
Total revenues	2,081	6,284	7,284
Expenses
Interest expense	1,152	1,171	1,151
Goodwill impairment	147	—	—
Other expenses	390	180	197
Total expenses	1,689	1,351	1,348
Income (loss) before provision for income tax	392	4,933	5,936
Provision for income tax expense (benefit)	(408)	(377)	(373)
Net income (loss)	800	5,310	6,309
Less: Preferred stock dividends	103	116	122
Preferred stock repurchase premium	—	42	—
Net income (loss) available to common shareholders	$697	$5,152	$6,187
Comprehensive income (loss)	$1,376	$(568)	$11,854
See accompanying notes to the condensed financial information.

MetLife, Inc.
Schedule II
Condensed Financial Information — (continued)
(Parent Company Only)
For the Years Ended December 31, 2016, 2015 and 2014
(In millions)

	2016	2015	2014
Condensed Statements of Cash Flows
Cash flows from operating activities
Net income (loss)	$800	$5,310	$6,309
Earnings of subsidiaries	(1,783)	(5,985)	(6,907)
Dividends from subsidiaries	4,470	2,335	2,388
Goodwill impairment	147	—	—
Other, net	113	(54)	825
Net cash provided by (used in) operating activities	3,747	1,606	2,615
Cash flows from investing activities
Sales of fixed maturity securities	8,603	7,952	6,611
Purchases of fixed maturity securities	(7,409)	(7,957)	(7,181)
Cash received in connection with freestanding derivatives	311	930	438
Cash paid in connection with freestanding derivatives	(561)	(510)	(281)
Sales of businesses	291	—	7
Expense paid on behalf of subsidiaries	(68)	(40)	(54)
Receipts on loans to subsidiaries	140	761	832
Issuances of loans to subsidiaries	(140)	(300)	(370)
Returns of capital from subsidiaries	80	5	—
Capital contributions to subsidiaries	(1,733)	(667)	(1,262)
Net change in short-term investments	120	110	182
Other, net	(18)	2	101
Net cash provided by (used in) investing activities	(384)	286	(977)
Cash flows from financing activities
Net change in payables for collateral under derivative transactions	(80)	(122)	264
Long-term debt issued	—	2,739	1,000
Long-term debt repaid	(1,250)	(1,000)	(1,550)
Common stock issued, net of issuance costs	—	—	1,000
Treasury stock acquired in connection with share repurchases	(372)	(1,930)	(1,000)
Preferred stock issued, net of issuance costs	—	1,483	—
Repurchase of preferred stock	—	(1,460)	—
Preferred stock repurchase premium	—	(42)	—
Dividends on preferred stock	(103)	(116)	(122)
Dividends on common stock	(1,736)	(1,653)	(1,499)
Other, net	91	187	64
Net cash provided by (used in) financing activities	(3,450)	(1,914)	(1,843)
Change in cash and cash equivalents	(87)	(22)	(205)
Cash and cash equivalents, beginning of year	421	443	648
Cash and cash equivalents, end of year	$334	$421	$443

MetLife, Inc.
Schedule II
Condensed Financial Information — (continued)
(Parent Company Only)
For the Years Ended December 31, 2016, 2015 and 2014
(In millions)

	2016	2015	2014
Supplemental disclosures of cash flow information
Net cash paid (received) for:
Interest	$1,146	$1,133	$1,138
Income tax:
Amounts paid to (received from) subsidiaries, net	$(569)	$(226)	$(1,247)
Income tax paid (received) by MetLife, Inc., net	136	55	385
Total income tax, net	$(433)	$(171)	$(862)
Non-cash transactions:
Dividends from subsidiary	$2,652	$—	$81
Returns of capital from subsidiaries	$372	$4,284	$6,308
Capital contributions to subsidiaries	$157	$4,120	$6,388
Payables to subsidiaries for future capital contributions	$—	$120	$445
Allocation of interest expense to subsidiary	$39	$28	$27
Allocation of interest income to subsidiary	$54	$57	$65

MetLife, Inc.
Schedule II
Notes to the Condensed Financial Information
(Parent Company Only)

1. Basis of Presentation
The condensed financial information of MetLife, Inc. (the “Parent Company”) should be read in conjunction with the consolidated financial statements of MetLife, Inc. and its subsidiaries and the notes thereto (the “Consolidated Financial Statements”). These condensed unconsolidated financial statements reflect the results of operations, financial position and cash flows for MetLife, Inc. Investments in subsidiaries are accounted for using the equity method of accounting.
The preparation of these condensed unconsolidated financial statements in conformity with GAAP requires management to adopt accounting policies and make certain estimates and assumptions. The most important of these estimates and assumptions relate to the fair value measurements, the accounting for goodwill and identifiable intangible assets and the provision for potential losses that may arise from litigation and regulatory proceedings and tax audits, which may affect the amounts reported in the condensed unconsolidated financial statements and accompanying notes. Actual results could differ from these estimates.
2. Investment in Subsidiaries
In December 2016, MLIC transferred the issued and outstanding shares of the common stock of each of NELICO and GALIC to MetLife, Inc. in the form of a non-cash extraordinary dividend of $2.7 billion.
In February 2016, MetLife, Inc., paid in cash, a capital contribution of $1.5 billion to Brighthouse Insurance in connection with the Separation.
In December 2015, MetLife, Inc. accrued $50 million, $45 million and $25 million in capital contributions payable to the following captive reinsurers: MRV, MRD and MRSC, respectively, which were included in payables to subsidiaries at December 31, 2015. The payables were settled for cash in February 2016.
In December 2014, MetLife, Inc. accrued $350 million and $95 million in capital contributions payable to MRV and MRD, respectively, which were included in payables to subsidiaries at December 31, 2014. The payables were settled for cash in February 2015.
In 2014, in connection with the mergers into MetLife USA of certain of its affiliates and a subsidiary, MetLife, Inc. recorded $5.7 billion in non-cash returns of capital from subsidiaries, including $2.0 billion of Exeter Reassurance Company, Ltd.’s (“Exeter”) preferred stock, and correspondingly recorded $5.7 billion of non-cash capital contributions to subsidiaries. In November 2014, upon the consummation of the mergers, the $2.0 billion of outstanding preferred stock of Exeter was canceled. Consequently, MetLife, Inc.’s preferred capital stock investment was added to its common capital stock investment in Brighthouse Insurance.
3. Loans to Subsidiaries
MetLife, Inc. lends funds, as necessary, to its subsidiaries, some of which are regulated, to meet their capital requirements. Payments of interest and principal on surplus notes of regulated subsidiaries, which are subordinate to all other obligations of the issuing company, may be made only with the prior approval of the insurance department of the state of domicile.
In April 2016, American Life issued a $140 million short-term note to MetLife, Inc. which was repaid in July 2016. The short-term note bore interest at six-month LIBOR plus 1.00%.
In May 2015, American Life issued a $150 million short-term note to MetLife, Inc. which was repaid in June 2015. The short-term note bore interest at six-month LIBOR plus 1.00%.
In April 2015, American Life issued a $150 million short-term note to MetLife, Inc. which was repaid in May 2015. The short-term note bore interest at six-month LIBOR plus 0.875%.
In December 2014, American Life issued a $100 million surplus note to MetLife, Inc. The surplus note bears interest at a fixed rate of 3.17%, payable semi-annually and matures in June 2020.

MetLife, Inc.
Schedule II
Notes to the Condensed Financial Information — (continued)
(Parent Company Only)
3. Loans to Subsidiaries (continued)

In August 2014, American Life issued a $120 million short-term note to MetLife, Inc. which was repaid in December 2014. In February 2014, American Life issued a $150 million short-term note to MetLife, Inc. which was repaid in June 2014. Both short-term notes bore interest at six-month LIBOR plus 0.875%.
In July 2013, MetLife Ireland Treasury d.a.c. (formerly known as MetLife Ireland Treasury Limited) (“MIT”) borrowed the Chilean peso equivalent of $1.5 billion from MetLife, Inc., which was due July 2023. The loan bore interest at a fixed rate of 8.5%, payable annually. In December, September and June 2015, MIT made loan payments of the Chilean peso equivalent of $77 million, $153 million and $231 million, respectively. In December 2014 and June 2014, MIT made loan payments of the Chilean peso equivalent of $493 million and $69 million, respectively. At December 31, 2015, the loan was fully paid.
Interest income earned on loans to subsidiaries of $64 million, $91 million and $155 million for the years ended December 31, 2016, 2015 and 2014, respectively, is included in net investment income.
4. Long-term Debt
Long-term debt outstanding was as follows:

	Interest Rates (1)			December 31,
	Range	Weighted Average	Maturity	2016	2015
	(Dollars in millions)
Senior notes — unaffiliated (2)	1.76% - 7.72%	4.94%	2017 - 2046	$15,505	$16,927
Senior notes — affiliated	3.03% - 5.86%	4.86%	2019 - 2033	3,100	3,100
Other affiliated debt	—	1.31%	—	—	214
Total				$18,605	$20,241
__________________

(1)	Range of interest rates and weighted average interest rates are for the year ended December 31, 2016.

(2)
Net of $62 million of unamortized issuance costs and $30 million of unamortized net premiums and discounts at December 31, 2016. Net of $67 million of unamortized issuance costs, which were reported in other assets, and $31 million of unamortized net premiums and discounts at December 31, 2015.

See Note 12 of the Notes to the Consolidated Financial Statements.
The aggregate maturities of long-term debt at December 31, 2016 for the next five years and thereafter are $1.0 billion in 2017, $1.0 billion in 2018, $1.8 billion in 2019, $742 million in 2020, $2.0 billion in 2021 and $12.0 billion thereafter.
Affiliated Credit Facility
In June 2016, MetLife, Inc. entered into a five-year agreement with an indirect wholly-owned subsidiary, MIT, to borrow up to $1.3 billion on a revolving basis, at interest rates based on the IRS safe harbor interest rate in effect at the time of the borrowing. MetLife, Inc. may borrow funds under the agreement at MIT’s discretion and subject to the availability of funds. There were no outstanding borrowings at December 31, 2016.
Other Affiliated Debt
In June 2016, March 2016 and December 2015, MetLife, Inc. repaid $204 million, $10 million and $286 million of affiliated long-term debt to MetLife Exchange Trust I, at maturity, in exchange for a return of capital. The long-term notes bore interest at three-month LIBOR plus 0.7%.

MetLife, Inc.
Schedule II
Notes to the Condensed Financial Information — (continued)
(Parent Company Only)
4. Long-term Debt (continued)

Senior Notes – Affiliated
In September 2016, a $250 million senior note issued to MLIC matured and, subsequently, in September 2016 MetLife, Inc. issued a new $250 million senior note to MLIC. The senior note matures in September 2020 and bears interest at a rate per annum of 3.03%, payable semi-annually.
In June 2014, a $500 million senior note payable to MLIC matured and, subsequently, MetLife, Inc. issued a new $500 million senior note to MLIC. This note matures in June 2019 and bears interest at a fixed rate of 3.54%, payable semi-annually.
Interest Expense
Interest expense was comprised of the following:

	Years Ended December 31,
	2016	2015	2014
	(In millions)
Long-term debt — unaffiliated	$811	$833	$809
Long-term debt — affiliated	160	168	173
Collateral financing arrangements	47	36	35
Junior subordinated debt securities	134	134	134
Total	$1,152	$1,171	$1,151
See Notes 13 and 14 of the Notes to the Consolidated Financial Statements for information about the collateral financing arrangements and junior subordinated debt securities.
5. Support Agreements
MetLife, Inc. is party to various capital support commitments and guarantees with certain of its subsidiaries. Under these arrangements, MetLife, Inc. has agreed to cause each such entity to meet specified capital and surplus levels or has guaranteed certain contractual obligations.
MetLife, Inc., in connection with MRD’s reinsurance of certain universal life and term life risks, entered into capital maintenance agreements pursuant to which MetLife, Inc. agreed, without limitation as to amount, to cause the first and second protected cells of MRD to maintain total adjusted capital equal to or greater than 200% of each such protected cell’s Company Action Level RBC, as defined in state insurance statutes. In addition, MetLife, Inc. entered into an agreement with the Delaware Department of Insurance to increase such capital maintenance threshold to 300% of each such protected cell’s Company Action Level RBC, in the event of specified downgrades in the senior unsecured debt ratings of MetLife, Inc. In connection with the Separation, these support agreements were terminated.
MetLife, Inc. guarantees the obligations of its subsidiary, DelAm, under a stop loss reinsurance agreement with RGA Reinsurance (Barbados) Inc. (“RGARe”), pursuant to which RGARe retrocedes to DelAm a portion of the whole life medical insurance business that RGARe assumed from American Life on behalf of its Japan operations. Also, MetLife, Inc. guarantees the obligations of its subsidiary, Missouri Reinsurance, Inc. (“MoRe”), under a retrocession agreement with RGARe, pursuant to which MoRe retrocedes certain group term life insurance liabilities (which retrocession was terminated effective as of January, 2016) and a portion of the closed block liabilities associated with industrial life and ordinary life insurance policies that it assumed from MLIC.
MetLife, Inc. guarantees the obligations of MetLife Reinsurance Company of Bermuda, Ltd. (“MrB”), a Bermuda insurance affiliate and an indirect, wholly-owned subsidiary of MetLife, Inc. under a reinsurance agreement with Mitsui Sumitomo Primary Life Insurance Co., Ltd. (“Mitsui”), a former affiliate that is now an unaffiliated third party, under which MrB reinsures certain variable annuity business written by Mitsui.

MetLife, Inc.
Schedule II
Notes to the Condensed Financial Information — (continued)
(Parent Company Only)
5. Support Agreements (continued)

MetLife, Inc. guarantees the obligations of MrB in an aggregate amount up to $1.0 billion, under a reinsurance agreement with MetLife Europe d.a.c. (“MEL”) (formerly known as MetLife Europe Limited), under which MrB reinsured the guaranteed living benefits and guaranteed death benefits associated with certain unit-linked annuity contracts issued by MEL.
MetLife, Inc., in connection with MRV’s reinsurance of certain universal life and term life insurance risks, committed to the Vermont Department of Banking, Insurance, Securities and Health Care Administration to take necessary action to cause the three protected cells of MRV to maintain total adjusted capital in an amount that is equal to or greater than 200% of each such protected cell’s authorized control level RBC, as defined in Vermont state insurance statutes. See Note 12 of the Notes to the Consolidated Financial Statements. In connection with the Separation, the portion of this support agreement applicable to MRV Cell 2 was terminated.
MetLife, Inc., in connection with the collateral financing arrangement associated with MRC’s reinsurance of a portion of the liabilities associated with the closed block, committed to the South Carolina Department of Insurance to make capital contributions, if necessary, to MRC so that MRC may at all times maintain its total adjusted capital in an amount that is equal to or greater than 200% of the Company Action Level RBC, as defined in South Carolina state insurance statutes as in effect on the date of determination or December 31, 2007, whichever calculation produces the greater capital requirement, or as otherwise required by the South Carolina Department of Insurance. See Note 13 of the Notes to the Consolidated Financial Statements.
MetLife, Inc., in connection with the collateral financing arrangement associated with MRSC’s reinsurance of ULSG, committed to the South Carolina Department of Insurance to take necessary action to cause MRSC to maintain the greater of capital and surplus of $250,000 or total adjusted capital in an amount that is equal to or greater than 100% of authorized control level RBC, as defined in South Carolina state insurance statutes. See Note 13 of the Notes to the Consolidated Financial Statements. In connection with the Separation, this support agreement was terminated.
MetLife, Inc. has a net worth maintenance agreement with its insurance subsidiary, Brighthouse NY. Under this agreement, as amended, MetLife, Inc. agreed, without limitation as to the amount, to cause Brighthouse NY to have capital and surplus of $10 million, total adjusted capital in an amount that is equal to or greater than 150% of the Company Action Level RBC, as defined by applicable state insurance statutes, and liquidity necessary to enable it to meet its current obligations on a timely basis. In connection with the Separation, this support agreement was terminated.
MetLife, Inc. guarantees obligations arising from derivatives of the following subsidiaries: MrB, MetLife International Holdings, LLC and MetLife Worldwide Holdings, LLC. These subsidiaries are exposed to various risks relating to their ongoing business operations, including interest rate, foreign currency exchange rate, credit and equity market. These subsidiaries use a variety of strategies to manage these risks, including the use of derivatives. Further, all of the subsidiaries’ derivatives are subject to industry standard netting agreements and collateral agreements that limit the unsecured portion of any open derivative position. On a net counterparty basis at December 31, 2016 and 2015, derivative transactions with positive mark-to-market values (in-the-money) were $495 million and $583 million, respectively, and derivative transactions with negative mark-to-market values (out-of-the-money) were $237 million and $32 million, respectively. To secure the obligations represented by the out of-the-money transactions, the subsidiaries had provided collateral to their counterparties with an estimated fair value of $233 million and $32 million at December 31, 2016 and 2015, respectively. Accordingly, unsecured derivative liabilities guaranteed by MetLife, Inc. were $4 million and $0 at December 31, 2016 and 2015, respectively.
MetLife, Inc. also guarantees the obligations of certain of its subsidiaries under committed facilities with third-party banks. See Note 12 of the Notes to the Consolidated Financial Statements.

MetLife, Inc.
Schedule II
Notes to the Condensed Financial Information — (continued)
(Parent Company Only)

6. Subsequent Event
Dividend
On August 3, 2017, Brighthouse Financial, Inc. paid a cash dividend to MetLife, Inc. of $1.8 billion in connection with the Separation.
Junior Subordinated Debt Securities
In February 2017, in connection with the Separation, MetLife, Inc. exchanged $750 million aggregate principal amount of its 9.250% Fixed-to-Floating Rate Junior Subordinated Debentures due 2068 for $750 million aggregate liquidation preference of the 9.250% Fixed-to-Floating Rate Exchangeable Surplus Trust Securities of MetLife Capital Trust X. As a result of the exchange, MetLife, Inc. is the sole beneficial owner of the Trust, a special purpose entity which issued the exchangeable surplus trust securities to investors, and is the beneficiary of $750 million of 8.595% surplus notes held by the Trust that were issued by Brighthouse Insurance. In March 2017, MetLife, Inc. dissolved the Trust. In June 2017, MetLife, Inc. forgave Brighthouse Insurance’s obligation to pay the principal amount of $750 million affiliated surplus notes held by MetLife, Inc.
MRD Notes Exchange
In April 2017, in connection with the Separation, MetLife, Inc. repaid $750 million and $350 million senior notes to MRD due September 2032 and December 2033, respectively. The $750 million senior note bore interest at a fixed rate of 4.21% and the $350 million senior note bore interest at a fixed rate 5.10%. Simultaneously, MRD repaid $750 million and $350 million surplus notes to MetLife, Inc. The $750 million surplus note bore interest at a fixed rate of 5.13% and the $350 million surplus note bore interest at a fixed rate of 6.00%, both payable semi-annually.
Termination of Financing Arrangement
In April 2017, in connection with the Separation, MetLife, Inc. and MRSC terminated the MRSC collateral financing arrangement associated with secondary guarantees. As a result, the $2.8 billion collateral financing arrangement liability outstanding was extinguished utilizing $2.8 billion of assets held in trust with the remaining $590 million of assets held in trust returned to MetLife, Inc. as a cash return of capital from a subsidiary. Total fees associated with the termination were $37 million and were included in other expenses.

MetLife, Inc.
Schedule III
Consolidated Supplementary Insurance Information
December 31, 2016, 2015 and 2014
(In millions)

Segment	DAC and VOBA	Future Policy Benefits, Other Policy-Related Balances and Policyholder Dividend Obligation	Policyholder Account Balances	Policyholder Dividends Payable	Unearned Premiums (1), (2)	Unearned Revenue (1)
2016
U.S.	$616	$61,206	$67,539	$—	$1,843	$30
Asia	8,707	36,308	53,114	95	2,167	912
Latin America	1,808	9,163	5,597	—	448	563
EMEA	1,472	5,439	12,636	6	64	372
MetLife Holdings	5,246	72,284	34,664	604	204	209
Corporate & Other	(259)	(2,738)	(382)	(9)	(2)	(27)
Total	$17,590	$181,662	$173,168	$696	$4,724	$2,059
2015
U.S.	$615	$59,074	$63,986	$—	$1,820	$33
Asia	8,374	34,416	49,094	88	1,859	974
Latin America	1,753	8,142	5,880	—	491	597
EMEA	1,532	5,837	13,172	7	60	336
MetLife Holdings	5,436	70,818	33,818	621	171	218
Corporate & Other	(292)	(2,345)	(322)	(7)	—	(23)
Total	$17,418	$175,942	$165,628	$709	$4,401	$2,135
2014
U.S.	$593	$57,521	$65,615	$—	$1,801	$41
Asia	8,217	33,711	52,772	61	1,711	924
Latin America	1,987	8,914	6,425	—	508	651
EMEA	1,709	6,514	14,006	8	54	313
MetLife Holdings	5,387	71,169	33,738	612	179	229
Corporate & Other	(194)	(975)	(241)	(4)	3	—
Total	$17,699	$176,854	$172,315	$677	$4,256	$2,158
__________________

(1)	Amounts are included within the future policy benefits, other policy-related balances and policyholder dividend obligation column.

(2)	Includes premiums received in advance.

MetLife, Inc.
Schedule III
Consolidated Supplementary Insurance Information — (continued)
December 31, 2016, 2015 and 2014
(In millions)

Segment	Premiums and Universal Life and Investment-Type Product Policy Fees	Net Investment Income	Policyholder Benefits and Claims and Interest Credited to Policyholder Account Balances	Amortization of DAC and VOBA Charged to Other Expenses	Other Operating Expenses (1)
2016
U.S.	$22,490	$5,942	$22,859	$471	$3,244
Asia	8,913	2,807	6,896	1,338	1,795
Latin America	3,554	1,133	2,770	184	1,007
EMEA	2,442	1,229	2,064	408	924
MetLife Holdings	6,034	5,670	7,532	424	3,392
Corporate & Other	(749)	9	(629)	(119)	1,890
Total	$42,684	$16,790	$41,492	$2,706	$12,252
2015
U.S.	$21,804	$6,046	$22,038	$471	$3,197
Asia	8,491	2,859	6,817	1,265	1,619
Latin America	3,702	1,046	2,853	271	1,075
EMEA	2,455	347	1,109	492	998
MetLife Holdings	6,116	5,867	7,226	701	3,597
Corporate & Other	(595)	78	(526)	(34)	2,457
Total	$41,973	$16,243	$39,517	$3,166	$12,943
2014
U.S.	$21,152	$6,001	$21,292	$458	$3,080
Asia	9,270	3,279	7,748	1,394	1,724
Latin America	4,038	1,257	3,310	313	1,192
EMEA	2,832	1,238	1,978	626	1,176
MetLife Holdings	5,964	6,012	7,087	199	3,636
Corporate & Other	(462)	371	(296)	39	2,135
Total	$42,794	$18,158	$41,119	$3,029	$12,943
______________

(1)	Includes other expenses and policyholder dividends, excluding amortization of DAC and VOBA charged to other expenses.

MetLife, Inc.
Schedule IV
Consolidated Reinsurance
December 31, 2016, 2015 and 2014
(Dollars in millions)

	Gross Amount	Ceded	Assumed	Net Amount	% Amount Assumed to Net
2016
Life insurance in-force	$4,098,780	$481,028	$613,693	$4,231,445	14.5%
Insurance premium
Life insurance (1)	$20,857	$1,614	$1,089	$20,332	5.4%
Accident & health insurance	13,551	447	257	13,361	1.9%
Property & casualty insurance	3,567	75	17	3,509	0.5%
Total insurance premium	$37,975	$2,136	$1,363	$37,202	3.7%
2015
Life insurance in-force	$4,080,869	$546,122	$593,722	$4,128,469	14.4%
Insurance premium
Life insurance (1)	$20,854	$1,570	$1,150	$20,434	5.6%
Accident & health insurance	12,677	377	219	12,519	1.7%
Property & casualty insurance	3,513	76	13	3,450	0.4%
Total insurance premium	$37,044	$2,023	$1,382	$36,403	3.8%
2014
Life insurance in-force	$3,977,372	$529,674	$646,539	$4,094,237	15.8%
Insurance premium
Life insurance (1)	$21,157	$1,666	$1,185	$20,676	5.7%
Accident & health insurance	12,998	331	239	12,906	1.9%
Property & casualty insurance	3,459	80	9	3,388	0.3%
Total insurance premium	$37,614	$2,077	$1,433	$36,970	3.9%
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(1)	Includes annuities with life contingencies.